UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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TAYLOR CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Taylor Capital Group, Inc., that will be held on Monday, September 29, 2008, at 9:00 a.m., central time, at the Standard Club, 320 South Plymouth Court, Chicago, Illinois, 60604.

On September 4, 2008, we announced that we entered into a securities purchase agreement to sell 2,400,000 shares of 8.0% non-cumulative convertible perpetual preferred stock, Series A, to certain accredited investors, including certain of our directors, officers and other employees, in a private placement for a total purchase price of $60 million. The investors in the transaction include Harrison I. Steans and Jennifer W. Steans, certain of their family members and affiliates, members of the Taylor family and their affiliates, members of our management and of Cole Taylor Bank’s management, and a number of Chicago-based investment firms and individuals. Holders of the preferred stock will be entitled to non-cumulative dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference of the preferred stock, and the preferred stock will be convertible into an aggregate of 6,000,000 shares of our common stock at a conversion price of $10.00 per share, subject to adjustment as described in the accompanying proxy statement. The preferred stock transaction will be subject to a number of closing conditions, including the approval by our stockholders of the proposals set forth in the accompanying proxy statement and the receipt of any required regulatory and other consents and approvals.

As previously announced, we are also pursuing a private placement to certain accredited investors, including certain of our directors, officers and other employees, of units consisting of 10% subordinated notes issued by our wholly-owned subsidiary bank, Cole Taylor Bank, and warrants to purchase an aggregate of 900,000 shares of our common stock at an exercise price of $10.00 per share (subject to adjustment as described in the accompanying proxy statement). We are seeking to raise $60 million in additional capital in this unit offering, and anticipate that it will be consummated concurrently with the preferred stock transaction. The net proceeds of the preferred stock offering and the subordinated debt and warrant unit offering will be used primarily to strengthen the balance sheet and regulatory capital of our wholly-owned subsidiary bank, Cole Taylor Bank; for debt service and dividends payable by us; and to help fund our strategic growth initiative.

We have agreed to appoint Harrison I. Steans and Jennifer W. Steans to serve as directors effective upon the consummation of the preferred stock transaction, or, if earlier, any closing with respect to the Designated Preferred as described in the accompanying proxy statement. If the proposals set forth in the accompanying proxy statement are approved by stockholders at the Special Meeting, then upon the filing of our Third Amended and Restated Certificate of Incorporation, we will also establish an Executive Committee in accordance with Section 141(a) of the Delaware General Corporation Law. The Executive Committee will serve for a period of up to five years from the consummation of the preferred stock transaction and will be comprised of three members of our Board, who shall consist of (1) Harrison I. Steans, Jennifer W. Steans or a director designated for nomination by Financial Investments Corporation (“FIC”), a corporation controlled by Harrison I. Steans and Jennifer W. Steans, (2) a director designated for nomination by the Taylor family and (3) our most senior executive officer not affiliated with FIC or the Taylor family. It is contemplated that the initial members of the Executive Committee will be myself (i.e., Bruce W. Taylor), Harrison I. Steans, and Mark A. Hoppe. The powers and authority of the Executive Committee will be set forth in a proposed Third Amended and Restated Certificate of Incorporation, which our Board of Directors has approved and recommended for adoption by our stockholders. In connection with the foregoing matters, our Board of Directors also has approved, and recommended that our stockholders approve, certain amendments to our Second Amended and Restated By-laws. The proposed amendments to our Certificate of Incorporation and By-laws are described in the accompanying proxy statement. In connection with the transaction, we will also enter into a Management Services Agreement with FIC pursuant to which FIC will receive a warrant to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $20.00 per share (subject to adjustment) as described in the accompanying proxy statement.

At the Special Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.

To approve the issuance of 2,400,000 shares (subject to adjustment as described in the proxy statement) of our 8.0% non-cumulative convertible perpetual preferred stock, Series A (including the issuance of the preferred stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the preferred stock, and the related issuance to FIC of a warrant to purchase up to 500,000 shares (subject to adjustment as described in the proxy statement) of our common stock and the issuance of those shares upon exercise of that warrant, all as contemplated by the Securities Purchase Agreement described in the accompanying proxy statement.

2.

To approve the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as described in the proxy statement) of our common stock (including the issuance of the warrants to certain of our directors and executive officers) and the issuance of those shares upon exercise of the warrants, all in connection with our subordinated debt and warrant unit offering.

3.	To approve our Third Amended and Restated Certificate of Incorporation which will, among other things:

•	increase the number of authorized shares of our common stock from 18,000,000 to 45,000,000, and the number of authorized shares of our preferred stock from 5,000,000 to 10,000,000;

•	establish the terms of the 8.0% non-cumulative convertible perpetual preferred stock, Series A; and

•	establish the powers and authority of the Executive Committee.

4.

To approve our Third Amended and Restated By-laws, which will amend our by-laws with respect to, among other things, stockholder proposal and director nomination procedures and the Executive Committee structure.

Our Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that stockholders vote “FOR” each of the foregoing proposals.

Each of these matters is more fully described in the attached Notice of Special Meeting of Stockholders and the accompanying proxy statement. Members of the Taylor family, who collectively held approximately 44% of the total voting power of our outstanding shares of common stock as of the Record Date for the Special Meeting, have agreed to vote their shares of common stock in favor of each of the above proposals at the Special Meeting.

Your vote is important. Regardless of your plans for attending in person, it is important that your shares be represented at the Special Meeting. On behalf of our Board of Directors, I urge you to vote your shares by telephone or via the Internet, as explained on the proxy card, or to complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the Special Meeting, but will assure that your vote will be counted if for any reason you are unable to attend.

We look forward to seeing you at the Special Meeting. Thank you for your continued support of the Company.

Sincerely,

Bruce W. Taylor Chairman and Chief Executive Officer

Rosemont, Illinois

September 15, 2008

TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held September 29, 2008

A special meeting of Stockholders of Taylor Capital Group, Inc. will be held at the Standard Club, 320 South Plymouth Court, Chicago, Illinois, 60604, on Monday, September 29, 2008, at 9:00 a.m., central time, for the purpose of considering and voting upon the following proposals:

1.

To approve the issuance of 2,400,000 shares (subject to adjustment as described in the accompanying proxy statement) of our 8.0% non-cumulative convertible perpetual preferred stock, Series A (including the issuance of the preferred stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the preferred stock, and the related issuance to Financial Investments Corporation of a warrant to purchase up to 500,000 shares (subject to adjustment as described in the proxy statement) of our common stock and the issuance of those shares upon exercise of that warrant, all as contemplated by the Securities Purchase Agreement described in the accompanying proxy statement.

2.

To approve the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as described in the proxy statement) of our common stock (including the issuance of the warrants to certain of our directors and executive officers) and the issuance of those shares upon exercise of the warrants, all in connection with our subordinated debt and warrant unit offering.

3.	To approve our Third Amended and Restated Certificate of Incorporation which will, among other things:

•	increase the number of authorized shares of our common stock from 18,000,000 to 45,000,000, and the number of authorized shares of our preferred stock from 5,000,000 to 10,000,000;

•	establish the terms of Preferred Stock; and

•	establish the powers and authority of the Executive Committee.

4.

To approve our Third Amended and Restated By-laws, which will amend our by-laws with respect to, among other things, stockholder proposal and director nomination procedures and the Executive Committee structure.

These matters are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on August 28, 2008 as the Record Date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. Ten days prior to the Special Meeting, a list of all stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at our office in Rosemont, Illinois.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, sign and date the proxy card, and return it promptly in the enclosed stamped envelope. You may also choose to vote your shares by telephone or the Internet, as explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Bruce W. Taylor Chairman and Chief Executive Officer

Rosemont, Illinois

September 15, 2008

Appendix A –	Proposed Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc. (which includes the terms of the 8.0% non-cumulative convertible perpetual preferred stock, Series A, of Taylor Capital Group, Inc.)	A-1

Appendix B –	Proposed Third Amended and Restated By-laws of Taylor Capital Group, Inc.	B-1

Appendix C –	Securities Purchase Agreement, dated as of September 4, 2008, by and among Taylor Capital Group, Inc. and each of the investors listed on the Schedule of Buyers attached thereto	C-1

Appendix D –	Certificate of Designation of Series B Convertible Preferred Stock of Taylor Capital Group, Inc.	D-1

Appendix E –	Form of FIC Warrant	E-1

Appendix F –	Form of Unit Offering Warrant	F-1

Appendix G –	Form of Subscription Agreement	G-1

Appendix H –	Form of Subordinated Note	H-1

Appendix I –	Audited Consolidated Financial Statements (including Notes thereto) for the fiscal years ended, and as of, December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007	I-1

Appendix J –	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007	J-1

Page
Appendix K –	Consolidated Financial Statements (including Notes thereto) for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, and as of December 31, 2007 and June 30, 2008, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008	K-1

Appendix L –	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008	L-1

ii

TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

PROXY STATEMENT

For the Special Meeting of Stockholders

To Be Held On Monday, September 29, 2008

Our Board of Directors is soliciting proxies to be voted at the Special Meeting of Stockholders on September 29, 2008, at 9:00 a.m., central time, and at any adjournments or postponements thereof (the “Special Meeting”), for the purposes set forth in the attached Notice of Special Meeting of Stockholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to stockholders on or about September 15, 2008. As used in this proxy statement, the terms “the Company,” “we,” “us” and “our” refer to Taylor Capital Group, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON SEPTEMBER 29, 2008

The Company’s Proxy Statement for the Special Meeting of

Stockholders to be held on September 29, 2008 is available at:

http://www.taylorcapitalgroup.com

Questions and Answers About These Proxy Materials and the Special Meeting

The following questions and answers briefly discuss some commonly asked questions about these proxy materials and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. You should read carefully this entire proxy statement, including each of the appendices.

Q:	Why am I receiving these materials?

A:

Our Board of Directors is providing these proxy materials to you in connection with a Special Meeting of Stockholders of Taylor Capital Group, Inc., to be held on September 29, 2008. As a stockholder of record of our common stock as of the close of business on August 28, 2008, you are invited to attend the Special Meeting, and are entitled to, and requested to, vote on each of the Proposals described in this proxy statement.

Q:	Who is soliciting my vote pursuant to this proxy statement?

A:	Our Board of Directors is soliciting your vote at the Special Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

Q:	Who is entitled to vote?

A:	Only stockholders of record of our common stock at the close of business on August 28, 2008 (the “Record Date”) will be entitled to vote at the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at 9:00 a.m., central time, on Monday, September 29, 2008, at the Standard Club, 320 South Plymouth Court, Chicago, Illinois, 60604. You may obtain directions to the meeting location so that you may vote in person by calling our principal offices at (847) 653-7978.

Q:	How many shares are eligible to be voted?

A:

As of the Record Date, we had 11,011,184 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Special Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote upon the following proposals (the “Proposals”):

1.

To approve the issuance of 2,400,000 shares (subject to adjustment as described in this proxy statement) of our 8.0% non-cumulative convertible perpetual preferred stock, Series A (the “Preferred Stock”) (including the issuance of the Preferred Stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the Preferred Stock, and the related issuance to Financial Investments Corporation (“FIC”) of a warrant to purchase up to 500,000 shares (subject to adjustment as described in this proxy statement) of our common stock (the “FIC Warrant”) and the issuance of those shares upon exercise of the FIC Warrant, all as contemplated by the Securities Purchase Agreement described in this proxy statement.

2.

To approve the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as described in this proxy statement) of our common stock (including the issuance of the warrants to certain of our directors and executive officers) and the issuance of those shares upon exercise of the warrants, all in connection with our subordinated debt and warrant unit offering.

3.	To approve our Third Amended and Restated Certificate of Incorporation which will, among other things:

•	increase the number of authorized shares of our common stock from 18,000,000 to 45,000,000, and the number of authorized shares of our preferred stock from 5,000,000 to 10,000,000;

•	establish the terms of the Preferred Stock; and

•	establish the powers and authority of the Executive Committee.

4.

To approve our Third Amended and Restated By-laws, which will amend our by-laws with respect to, among other things, stockholder proposal and director nomination procedures and the Executive Committee structure.

Q:	What securities will we issue in the transactions?

A:

On September 4, 2008 (after 4:00 p.m., New York time), we entered into a securities purchase agreement to sell 2,400,000 shares of Preferred Stock to institutional and individual accredited investors, including certain of our directors, officers and other employees, in a private placement for a total purchase price of $60 million (the “Securities Purchase Agreement”). Holders of the Preferred Stock will be entitled to non-cumulative dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference of the Preferred Stock, and the Preferred Stock will be convertible into an aggregate of 6,000,000 shares of our common stock at a conversion price of $10.00 per share (subject to adjustment as described in this proxy statement). Under certain circumstances, prior to the issuance of the Preferred Stock, we may issue shares of our Series B Convertible Preferred Stock (the “Designated Preferred”) pursuant to the Securities Purchase Agreement, which shares of Designated Preferred will be automatically exchanged for shares of Preferred Stock upon the approval of the Proposals at the Special Meeting and the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In connection with the Preferred Stock transaction, we will also enter into a Management Services Agreement with FIC, pursuant to which, upon the consummation of the Preferred Stock transaction (or the Designated Preferred transaction, if applicable), we will issue to FIC the FIC Warrant (i.e., a warrant to purchase 500,000 shares of our common stock at an exercise price of $20.00 per share (subject to adjustment as described in this proxy statement)).

We also are pursuing a private placement to accredited investors, including certain of our directors, officers and other employees, of $60 million in a unit offering, in which each unit consists of (1) a 10% subordinated note in the principal amount of $1,000, issued by our wholly-owned subsidiary bank, Cole Taylor Bank (the “Bank”), and (2) a warrant to purchase 15 shares (subject to adjustment as described herein) of our common stock, which will be exercisable after the Special Meeting whether or not Proposal 2 is approved by the stockholders at the Special Meeting. The exercise price of the warrants will be $10.00 per share of our common stock (subject to adjustment as described in this proxy statement), except that at any time prior to stockholder approval of Proposal 2, the exercise price of such warrants purchased by any of our officers, directors (other than any person who becomes a director at the closing of the transaction), employees or consultants will be equal to the closing bid price of our common stock (as reported by Nasdaq) on September 4, 2008 (the date on which all of the subscription agreements were executed and delivered, which occurred after 4:00 p.m., New York City time).

Q:	Why are we seeking stockholder approval of these items?

A:

Because our common stock is traded on the Nasdaq Global Select Market (which we refer to in this document as “Nasdaq”), we are subject to the Nasdaq’s rules and regulations. Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval prior to any sale, issuance or potential issuance of shares of common stock, or securities convertible into or exercisable for shares of common stock, in any private placement transaction if the number of shares of common stock issued (or issuable upon securities convertible into or exercisable for shares of common stock) is equal to 20% or more of the shares of common stock outstanding before the issuance at a price per share less than the greater of the book value and market value of our common stock, as such values are determined based upon Nasdaq rules and guidance.

The 6,000,000 shares of common stock issuable upon conversion of the Preferred Stock, 500,000 shares of common stock issuable upon the exercise of the FIC Warrant, and 900,000 shares of common stock issuable in the aggregate upon the exercise of all of the unit offering warrants (in each such case subject to adjustment as described in this proxy statement) would in the aggregate represent far in excess of 20% of the 11,011,184 outstanding shares of our common stock on September 4, 2008, the date we entered into the Securities Purchase Agreement for the Preferred Stock offering. The conversion price for the Preferred Stock and the exercise price of the unit offering warrants will in each case be greater than $8.50, the closing bid price of our common stock on the date we entered into the letter of intent with respect to this transaction on Friday, July 25, 2008 (which we publicly announced on July 29, 2008). However, the Preferred Stock conversion price and the unit offering warrant exercise prices will each be less than the closing bid price and the book value per share of our common stock on September 4, 2008, the last completed trading day prior to execution and delivery of the Securities Purchase Agreement. Further, while the exercise price of the FIC Warrant will also be greater than the price of our common stock on the date we entered into the letter of intent with respect to this transaction, and will be greater than the closing bid price of our common stock on September 4, 2008, the last completed trading day prior to execution and delivery of the Securities Purchase Agreement, it will be less than the book value per share of our common stock on September 4, 2008. On the date of our entry into the Securities Purchase Agreement (which occurred after 4:00 p.m., New York City time), the closing bid price per share of our common stock on Nasdaq was $12.75 and the book value of our common stock was $20.19 per share (based on our stockholders’ equity as of June 30, 2008).

Furthermore, certain of our directors, executive officers and employees will be purchasing shares of Preferred Stock and unit offering warrants. Under Nasdaq Marketplace Rule 4350(i)(1)(A), the shares of Preferred Stock and warrants issued to these individuals constitute an equity compensation arrangement subject to stockholder approval because these securities will be issued with a conversion price and exercise price, respectively, below the market value of our common stock (i.e., the closing bid price of our common stock as reported by Nasdaq) on September 4, 2008, the date we entered into the Securities Purchase Agreement (which occurred after 4:00 p.m., New York City time) and the last completed trading day prior to the execution and delivery of the subscription agreements for the unit offering. Please see the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon” for additional information.

In addition, the proposed Third Amended and Restated Certificate of Incorporation and Third Amended and Restated By-laws require the approval of our stockholders under Delaware law and the terms of our Second Amended and Restated Certificate of Incorporation.

Q:	How does our Board of Directors recommend that I vote?

A:

Our Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that you vote “FOR” each of the Proposals. Messrs. Bruce Taylor, Jeffrey Taylor, Hoppe and Hammock did not participate in the Board’s vote to recommend approval of the Proposals because they are purchasing shares of Preferred Stock in the Preferred Stock transaction and purchasing units in the unit offering and therefore have an interest in the transactions. In addition, Messrs. Bruce Taylor, Jeffrey Taylor and Hoppe may have interests different than our stockholders generally with respect to the Executive Committee contemplated by the proposed Third Amended and Restated Certificate of Incorporation. For further information regarding their interests in the transactions, see the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon.”

Q:	What if I vote for some of the Proposals, but not all of the Proposals?

A:

All of the Proposals set forth for consideration in this proxy statement are interrelated. If some but not all of such Proposals are approved, we will not be able to take any action contemplated by any of the Proposals. Please see the section of this proxy statement captioned “Potential Consequences If the Proposals Are Not Approved” for more information.

Q:	Why is our Board of Directors recommending approval of the Proposals?

A:

In this current banking and credit environment, our management and Board of Directors determined that it would be prudent to seek significant additional capital to strengthen our balance sheet and bolster our capital ratios in light of the continuing deterioration in residential real estate market conditions. These difficult market conditions continue to negatively impact our customers and loan portfolio and have caused us to substantially increase our allowance for loan losses. Our Board of Directors also concluded that additional capital would further enable us to execute on our previously announced strategic growth initiative. The Board considered a variety of other factors, including volatility in the capital markets and general economic uncertainties, and determined that any process to raise additional capital should be executed promptly and with a high degree of certainty of completion.

After considering several potential financing and other alternatives, including the possibility of curtailing the Bank’s growth strategy, our Board of Directors determined that the Preferred Stock transaction and the subordinated debt and warrant unit offering were the most effective and efficient means to address our capital needs in a timely manner and were in the best interests of our stockholders. Additionally, our Board of Directors viewed the role that Harrison I. Steans and Jennifer W. Steans are committed to playing in the Company as a significant strategic advantage to us. Accordingly, our Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that stockholders vote “FOR” each of the Proposals contained in this proxy statement.

Q:	What happens if stockholders approve the Proposals?

A:

If all of the Proposals are approved by stockholders at the Special Meeting and all other conditions to closing the Preferred Stock transaction and subordinated note and warrant unit offering are satisfied or properly waived, the Third Amended and Restated By-laws will become effective, and we will file the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, at which time it will become effective. Additionally, we expect to consummate the Preferred Stock transaction and subordinated note and warrant unit offering promptly after that approval (if they have not already been consummated). At closing of the transaction and offering, we will issue the shares of Preferred Stock and the units to investors. In return, we expect to receive $120 million in aggregate proceeds, which we intend to use in the manner described in this proxy statement. We also will enter into the other transaction documents described in this proxy statement upon closing, including the Management Services Agreement with FIC and the FIC Warrant to be issued to FIC under that agreement. Please see the section of this proxy statement captioned “Potential Consequences If the Proposals Are Approved” for more information.

On September 4, 2008, we entered into a voting agreement with certain members of the Taylor family, including Bruce W. Taylor and Jeffrey W. Taylor, and a trust controlled by certain members of the Taylor family. Collectively, such Taylor family members and the trust hold approximately 44% of the total voting power of our outstanding shares of common stock as of the Record Date for the Special Meeting. Pursuant to the voting agreement, such members of the Taylor family and such trust have agreed to vote their shares of common stock in favor of each of the Proposals to be considered at the Special Meeting. The execution of the voting agreement was a condition to the Preferred Stock investors’ execution of the Securities Purchase Agreement.

Q:	What happens if stockholders do not approve the Proposals?

A:

As part of our strategic plan to expand our commercial lending business, since February 2008 we have hired Mark A. Hoppe as our President and the President and Chief Executive Officer of the Bank, have hired approximately 40 additional employees and have significantly expanded our commercial lending operations. While we believe that the expansion of our operations in this manner will enable us to grow and diversify our business and lead to increased stockholder value, we have been required to expend substantial resources in order to implement this growth plan and expect to incur additional costs in connection with the implementation and continuation of the growth plan. If we are unable to successfully consummate the Preferred Stock transaction and unit offering by September 30, 2008, we likely will not meet minimum regulatory capital requirements to be considered well-capitalized at the Company and at the Bank, will significantly reduce our earning asset growth in future periods and will be required to sell assets on terms that would not be favorable to us. In such case, our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel likely would be materially adversely affected. We also would be required to seek additional capital, and we expect that events and circumstances in the capital markets generally that are beyond our control likely would adversely affect our ability to do so on terms acceptable to us, if at all.

In the event the Proposals are not approved by our stockholders at the Special Meeting, a majority in interest of the Preferred Stock investors will have the right to terminate the Securities Purchase Agreement if the transaction has not already been closed. Upon such a termination by the Preferred Stock investors , we will be required under the Securities Purchase Agreement to pay FIC a fee of $1.5 million.

If we close the issuance of the Designated Preferred and (1) the Proposals are not approved by our stockholders, (2) the Third Amended and Restated Certificate of Incorporation including the designation of the Preferred Stock is not filed with the Secretary of State of the State of Delaware, and (3) all Designated Preferred has not been exchanged for Preferred Stock, on or prior to November 15, 2008, then dividends will be deemed to have accrued on the Designated Preferred, on a cumulative basis and compounded quarterly at an annual rate equal to 16.0% on the liquidation preference of $25.00 per share, from the date of issuance, and will continue to accrue at that rate.

If we close the issuance of the Designated Preferred and (1) the Proposals are not approved by our stockholders, (2) the Third Amended and Restated Certificate of Incorporation including the designation of the Preferred Stock is not filed with the Secretary of State of the State of Delaware, and (3) all Designated Preferred has not been exchanged for Preferred Stock, on or before December 31, 2008, then (a) we will be required to pay FIC a fee of $1.5 million, and (b) the holders of at least a majority of the Designated

Preferred then outstanding may require us to register for resale all of the Designated Preferred and we must use our reasonable best efforts to cause the listing of the Designated Preferred on a national securities exchange.

If after the Special Meeting any shares of Designated Preferred remain outstanding, the holders of our Designated Preferred may convert, in the aggregate, up to that number of shares of Designated Preferred that would result in the issuance of a number of shares of our common stock equal to 1,301,135 shares, which represents 19.99% of the 11,011,184 shares of our common stock outstanding immediately prior to the execution of the Securities Purchase Agreement, less the 900,000 shares of our common stock issuable upon exercise of the warrants issued in the unit offering.

Regardless of whether the Proposals are approved at the Special Meeting, the unit offering warrants will be exercisable for 900,000 shares of our common stock (subject to adjustment as described in this proxy statement) after the Special Meeting.

In any event, we will be required under the Management Services Agreement and Securities Purchase Agreement to pay FIC an amount equal to all of the reasonable disbursements and out-of-pocket expenses incurred by or on behalf of FIC and its affiliates in connection with the negotiation and documentation of the transactions or in connection with services performed for us.

Q:	What vote is required to hold the Special Meeting and what are the voting procedures?

A:

Quorum Requirement: Pursuant to Section 2.6 of our Second Amended and Restated By-laws, the presence at the Special Meeting, in person or by proxy, of holders of at least 35% of our issued and outstanding shares of common stock as of the Record Date entitled to vote at the Special Meeting will be considered a quorum for the transaction of business at the Special Meeting. Set forth below is information regarding the required vote to approve each proposal, assuming the presence of a quorum at the Special Meeting.

Required Votes:

Proposal 1: In accordance with Nasdaq Marketplace Rule 4350(i)(6) and our Second Amended and Restated By-laws, Proposal 1 to approve the issuance of 2,400,000 shares (subject to adjustment as described in this proxy statement) of Preferred Stock (including the issuance of the Preferred Stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the Preferred Stock, and the related issuance to FIC of a warrant to purchase up to 500,000 shares (subject to adjustment as described in this proxy statement) of our common stock and the issuance of those shares upon exercise of the warrant, requires the affirmative vote of the holders of a majority of the shares of our voting stock, present in person or represented by proxy, with respect to such proposal at the Special Meeting.

Proposal 2: In accordance with Nasdaq Marketplace Rule 4350(i)(6) and our Second Amended and Restated By-laws, Proposal 2 with respect to the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as described in this proxy statement) of our common stock (including the issuance of the warrants to certain of our directors and executive officers) and the issuance of those shares upon exercise of the warrants, requires the affirmative vote of the holders of a majority of the shares of our voting stock, present in person or represented by proxy, with respect to such proposal at the Special Meeting.

Proposal 3: In accordance with Section 242(b) of Delaware General Corporation Law, Proposal 3 with respect to the adoption of the proposed Third Amended and Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares of common stock entitled to vote thereon.

Proposal 4: In accordance with our Second Amended and Restated By-laws and Second Amended and Restated Certificate of Incorporation, Proposal 4 with respect to the approval of the proposed Third Amended and Restated By-laws requires the affirmative vote of the holders of a majority of our total outstanding voting stock, present in person or represented by proxy, with respect to such proposal at the Special Meeting.

At the date of this proxy meeting, we do not know of any matters to be raised at the Special Meeting other than those referred to in this proxy statement. The Proxies named in the proxy card are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Each outstanding share of our common stock is entitled to one vote on each Proposal at the Special Meeting. Please see the discussion under the caption “General Information” in this proxy statement for additional information about the required votes and voting procedures.

Q:	What are broker non-votes?

A:

Under the rules of the New York Stock Exchange (“NYSE”), member brokers who hold shares in street name for customers have the authority to vote on certain “routine” items in the event that they have not received instructions from the beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to the proposal, the brokerage firm may not vote the shares for the proposal. None of the Proposals to be considered at the Special Meeting is considered a “routine” matter. As a result, member brokers who do not receive instructions from their customers will not be entitled to vote on the non-routine Proposals, and such broker non-votes will have no effect on the voting on such Proposals. Broker non-votes will, however, be included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Are stockholders of the Company entitled to appraisal rights?

Holders of Company common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the transactions described in this proxy statement.

Q:	How may I cast my vote?

A:	If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the enclosed proxy card):

•	in person at the Special Meeting,

•	via the Internet,

•	by telephone, or

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or via the Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. Further information regarding voting by telephone or the via the Internet is below in the response to the question “How may I cast my vote via the Internet or by telephone?”

Whichever method you use, the Proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card (or submit your vote by Internet or telephone) without giving specific voting instructions, the Proxies will vote the shares as recommended by our Board of Directors.

If you hold your shares in “street name” (through a broker, bank or other nominee), that institution will instruct you as to how your shares may be voted by proxy.

Q:	When should I send in my proxy card?

A:	If you vote by completing, dating and returning the your proxy card by mail, you should send in your proxy card as soon as possible so that your shares will be voted at the Special Meeting.

Q:	How may I cast my vote via the Internet or by telephone?

A:

Voting via the Internet: If you are a stockholder of record, you may use the Internet to transmit your vote up until 11:59 p.m., New York City time, on September 28, 2008. Visit the website address provided on the proxy card and have your proxy card available when you access the website, and follow the instructions on the card to obtain your records and to create an electronic voting instruction form.

Voting by telephone: If you are a stockholder of record, you may call the telephone number indicated on the proxy card, and use any touch-tone telephone to transmit your vote up until 11:59 p.m., New York City time, on September 28, 2008. Have your proxy card available when you call and then follow the instructions. If you hold your shares in “street name” (through a broker, bank or other nominee), that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Q:	How do I vote if I am not the stockholder of record?

A:

If you own your shares in “street name” (through a brokerage account or in another nominee form), you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Special Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Special Meeting.

Q:	How may I revoke or change my vote?

A:	If you are the record owner of your shares, you may revoke your proxy before it is voted at the Special Meeting by:

•	voting again by telephone or Internet prior to 11:59 p.m., New York City time, on September 28, 2008,

•	submitting a later-dated properly completed proxy card,

•	delivering written notice to our Office of the Secretary prior to 5:00 p.m., central time, on September 26, 2008, stating that you are revoking your proxy, or

•	attending the Special Meeting and voting your shares in person, but attendance at the Special Meeting will not, by itself, revoke your proxy.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of our common stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Who is paying for the costs of this proxy solicitation?

A:

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. We have engaged MacKenzie Partners, a proxy solicitor, to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. The fee for such services is estimated to be approximately $7,500 plus expenses.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:

Your proxy will still be effective and may be voted at the Special Meeting when it is reconvened. You will still be able to change or revoke your proxy until it is voted at the reconvened Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What should I do if I have questions?

A:

If you have more questions about the Special Meeting, the Proposals or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our Office of the Secretary at (847) 653-7731.

General Information

This proxy statement is furnished beginning on or about September 15, 2008 to stockholders of Taylor Capital Group, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting of Stockholders, and at any adjournments or postponements thereof.

The cost of soliciting proxies will be borne by us. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by us by mail or by personal interview, telephone or facsimile by our directors, officers and other employees, who will receive no additional compensation for their services. The Company has engaged MacKenzie Partners, a proxy solicitor, to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. The fee for such services is estimated to be approximately $7,500 plus expenses.

Any stockholder of record giving a proxy pursuant to this solicitation may revoke it prior to exercise of the proxy by (1) voting again by telephone or Internet prior to 11:59 p.m., New York City time, on September 28, 2008, (2) submitting a later dated properly completed proxy card, (3) delivering written notice of such revocation to the attention of our Office of the Secretary prior to 5:00 p.m., central time, on September 26, 2008, at our executive offices at 9550 West Higgins Road, Rosemont, Illinois 60018, or (4) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

Only stockholders of record as of the close of business on August 28, 2008 will be entitled to vote at the Special Meeting, and each share will have one vote for any matter that may be presented for consideration and action by stockholders at the Special Meeting. At the close of business on August 28, 2008, there were 11,011,184 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Quorum

The presence at the Special Meeting, in person or by proxy, of holders of 35% of our issued and outstanding shares of common stock as of the Record Date entitled to vote there at the Special Meeting will be considered a quorum for the transaction of business at the Special Meeting. If you submit a properly completed proxy or if you appear at the Special Meeting to vote in person, your shares of common stock will be considered part of the quorum. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions and the broker is a member of NYSE, your broker may not vote your shares and your shares will constitute broker non-votes with respect to Proposals that are not “routine” matters. None of the Proposals to be considered at the Special Meeting is considered a “routine” matter. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific Proposals may proceed. In the absence of a quorum, the Special Meeting may be adjourned or postponed by the Chairman of our Board of Directors or our President. Set forth below is information regarding the required vote to approve each Proposal, assuming the presence of a quorum at the Special Meeting.

Required Votes

Proposal 1 – Approval of the Issuance of Preferred Stock, the FIC Warrant and Shares of Common Stock Issuable Upon the Conversion of the Preferred Stock and the Exercise of the FIC Warrant

In accordance with Nasdaq Marketplace Rule 4350(i)(6) and our Second Amended and Restated By-laws, Proposal 1 with respect to the issuance of shares of Preferred Stock (including the issuance of the Preferred Stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the Preferred Stock, and the related issuance to FIC of a warrant and the issuance of shares of our common stock upon exercise of that warrant, requires the affirmative vote of the holders of a majority of the shares of our voting stock, present in person or represented by proxy, with respect to such proposal at the Special Meeting. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Special Meeting, whether those stockholders vote “For,” “Against” or “Abstain,” will be counted for purposes of determining the minimum number of affirmative votes required for approval of this Proposal, and the total number of votes cast “For” this will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting will have the same effect as a vote “Against” this Proposal. Broker non-votes will have no effect on the vote on this Proposal.

Proposal 2 – Approval of the Unit Offering Warrants

In accordance with Nasdaq Marketplace Rule 4350(i)(6) and our Second Amended and Restated By-laws, Proposal 2 with respect to the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as provided in the warrants and including the issuance of the warrants to certain of our directors and executive officers) of our common stock and the issuance of shares of common stock upon exercise of these warrants, requires the affirmative vote of the holders of a majority of the shares of our voting stock, present in person or represented by proxy, with respect to such proposal at the Special Meeting. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Special Meeting, whether those stockholders vote “For,” “Against” or “Abstain,” will be counted for purposes of determining the minimum number of affirmative votes required for approval of this Proposal, and the total number of votes cast “For” this matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting will have the same effect as a vote “Against” this Proposal. Broker non-votes will have no effect on the vote on this Proposal.

Proposal 3 – Approval of the Third Amended and Restated Certificate of Incorporation

In accordance with Section 242(b) of Delaware General Corporation Law, Proposal 3 with respect to the adoption of the proposed Third Amended and Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares of common stock entitled to vote thereon. The aggregate number of shares of common stock outstanding as of the Record Date, whether those shares are voted “For,” “Against” or “Abstain” or are not voted at all, will be counted for purposes of determining the minimum number of affirmative votes required for approval of this Proposal, and the total number of votes cast “For” this matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting will have the same legal effect as a vote “Against” this Proposal. Broker non-votes will also have the same effect as a vote “Against” this Proposal.

Proposal 4 – Approval of the Third Amended and Restated By-laws

In accordance with our Second Amended and Restated By-laws, Proposal 4 with respect to the approval of the proposed Third Amended and Restated By-laws requires the affirmative vote of the holders of a majority of our total outstanding voting stock, present in person or represented by proxy, at the Special Meeting. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Special Meeting, whether those stockholders vote “For,” “Against” or “Abstain,” will be counted for purposes of determining the minimum number of affirmative votes required for approval of this Proposal, and the total number of votes cast “For” this matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting will have the same effect as a vote “Against” this Proposal. Broker non-votes will have no effect on the vote on this Proposal.

Voting Agreement

On September 4, 2008, we entered into a voting agreement with certain members of the Taylor family, including Bruce W. Taylor and Jeffrey W. Taylor, and a trust controlled by certain members of the Taylor family. Collectively, such Taylor family members and the trust held approximately 44% of the total voting power of our outstanding shares of common stock as of the Record Date for the Special Meeting. Pursuant to the voting agreement, they have agreed to vote their shares of common stock in favor of each of the Proposals to be considered at the Special Meeting. The execution of the voting agreement was a condition to the execution of the Securities Purchase Agreement.

Proxy Information

Proxies properly executed and received by us prior to the Special Meeting and not revoked will be voted as directed therein on all matters presented at the meeting, or any adjournments or postponements thereof. In the absence of specific direction from a stockholder, properly executed and delivered proxies will be voted for the approval of each of the Proposals contained in this proxy statement.

If your shares are held in a stock brokerage account or by a bank or other nominee (sometimes referred to as being held in “street name”), you are considered the beneficial owner of those shares. Your broker, bank or other nominee is considered the stockholder of record of those shares and is required to forward these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not directly vote those shares unless you obtain a signed proxy from the record holder giving you the right to do so. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares.

Financial Advisor

Our Board of Directors, on our behalf, engaged Keefe, Bruyette & Woods, Inc., an investment banking firm, to render financial advisory services in connection with the transactions. Keefe, Bruyette & Woods, Inc. assisted us in evaluating our short- and long-term capital planning requirements and analyzed a variety of alternative capital transactions. As financial advisor, Keefe, Bruyette & Woods, Inc. will receive an advisory fee of $2,750,000. An affiliate of Keefe, Bruyette & Woods, Inc. has agreed to purchase 136,000 shares of Preferred Stock on the same terms and conditions as the other investors in the Preferred Stock transaction.

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this proxy statement are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements about the proposed terms, timing, completion and effects of the proposed transactions and the other matters described herein. We may not be able to complete either or both of the Preferred Stock transaction and subordinated debt and warrant unit offering on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure of the parties to receive any required regulatory approvals or the failure to satisfy other closing conditions, even if all of the Proposals are approved by our stockholders at the Special Meeting. Factors that may affect our business or financial results are described in our filings with the Securities and Exchange Commission, including those described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2008. We urge you to consider these risks carefully in evaluating the forward-looking statements made herein and caution you to not place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this proxy statement and, except as required by the federal securities laws, we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or for any other reason.

PROPOSAL 1

Approval of the Issuance of the Preferred Stock and the FIC Warrant

This Proposal 1 contemplates the approval of the issuance of 2,400,000 shares (subject to adjustment as described in this proxy statement) of the Preferred Stock (including the issuance of the Preferred Stock to certain of our directors, officers and employees) and the issuance of shares of our common stock upon conversion of the Preferred Stock, and the related issuance to FIC of a warrant to purchase up to 500,000 shares (subject to adjustment as described in this proxy statement) of our common stock and the issuance of those shares upon exercise of that warrant, all as contemplated by the Securities Purchase Agreement.

As we have previously disclosed, as part of our strategic plan to expand our commercial lending business, in February 2008 we hired Mark A. Hoppe as our President and the President and Chief Executive Officer of the Bank. Since that time, we have hired approximately 40 additional employees and have significantly expanded our commercial lending operations. While we believe that the expansion of our operations in this manner will enable us to grow and diversify our business, which we expect to lead to increased stockholder value, we have been required to expend substantial resources in order to implement this plan. At the same time, the impact of the sustained downturn in the residential real estate market has caused us to incur significantly greater losses in our residential real estate loan portfolio than our historical experience. We expect that the depressed residential real estate market, the lack of liquidity in the real estate market and difficult general economic conditions will continue to impact our business, and accordingly have increased our provision for loan losses, nonperforming loans and other nonperforming asset expenses. As a result of these factors, our Board of Directors undertook a process to re-evaluate our short- and long-term capital requirements. Our Board of Directors, on behalf of the Company, engaged Keefe, Bruyette & Woods, Inc. as financial advisor, to assist us in this process.

From this evaluation, our Board of Directors determined that it would be prudent to seek significant additional capital in the near term to strengthen our balance sheet and to ensure that we and the Bank remain “well-capitalized” under applicable bank regulatory guidance for bank holding companies and banks. Our Board of Directors also concluded that additional capital would further enable us to execute more effectively on our strategic growth initiative. The Board of Directors considered a variety of other factors, including capital markets volatility and general economic uncertainties, and determined that any process to raise additional capital be executed promptly and with a high degree of certainty of completion. Our ability to fulfill our strategic plan and meet minimum regulatory capital requirements to be considered well-capitalized at the Company and at the Bank as of September 30, 2008 will be dependent on us being able to consummate these transactions. If we are unable to successfully consummate these transactions, we expect our earning asset growth to significantly decrease in future periods and we likely will be required to sell assets on terms not favorable to us.

Our Board of Directors directed Keefe, Bruyette & Woods, Inc. and management to analyze a variety of different possible capital transactions, with an objective of assessing fully all reasonably available funding alternatives, including the Preferred Stock transaction. After exploring and considering a broad range of potential financing and other alternatives, our Board of Directors determined that the Preferred Stock transaction and the subordinated debt and warrant unit offering described in this proxy statement were the most effective means to address our capital needs on a timely basis and were in the best interests of our stockholders. Among other things, our Board of Directors considered the terms of the transactions relative to recent transactions undertaken by other bank holding companies, the strong reputation of Harrison I. Steans and Jennifer W. Steans in the banking industry and the potential business synergies that could be achieved through an investment in the Company by them. Further, our Board of Directors believed that these transactions would proceed on an expedited basis. As a result, our Board of Directors directed management to finalize the structure and negotiate the transactions to effect a capital infusion to the Company and the Bank prior to the end of the third quarter of 2008.

The Preferred Stock

In connection with the Preferred Stock transaction, our Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) authorized us to enter into the Securities Purchase Agreement to sell 2,400,000 shares of the Preferred Stock to certain accredited investors, including certain of our directors, officers and other employees, in a private placement for a total purchase price of $60 million. The investors in the Preferred Stock transaction will include Harrison I. Steans and Jennifer W. Steans, certain of their family members and affiliates, certain of our executive officers and directors and other unrelated accredited investors. Holders of the Preferred Stock will be entitled to dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference of the Preferred Stock, and the Preferred Stock will be convertible into a total of 6,000,000 shares of our common stock at a conversion price of $10.00 per share (subject to adjustment as described below).

Because our common stock is traded on the Nasdaq, we are subject to the Nasdaq’s rules and regulations. Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) requires stockholder approval prior to any sale, issuance or potential issuance of shares of common stock, or securities convertible into or exercisable for shares of common stock, in any private placement transaction if the number of shares of common stock (or securities convertible into or exercisable for shares of common stock) is equal to 20% or more of the shares of common stock outstanding before the issuance at a price per share less than the greater of book or market value of our common stock.

The 6,000,000 shares of common stock issuable upon conversion of the Preferred Stock would exceed 20% of the number of shares of our common stock outstanding. The conversion price of $10.00 per share for the Preferred Stock will be greater than $8.50, the closing bid price of our common stock on the date we entered into the letter of intent with respect to this transaction on July 25, 2008. However, the Preferred Stock conversion price will be less than the closing bid price and book value per share of our common stock on September 4, 2008, the last completed trading day prior to the execution and delivery of the Securities Purchase Agreement (which was executed and delivered after 4:00 p.m., New York City time). On the date of our entry into the Securities Purchase Agreement, the closing bid price per share of our common stock on Nasdaq was $12.75, and the book value per share of our common stock was $20.11 per share (based upon our stockholders’ equity as of June 30, 2008). Accordingly, stockholder approval is required in order for the Preferred Stock to be issued and the Preferred Stock transaction to be consummated. Furthermore, as described in the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon,” certain of our directors, officers and other employees will be purchasing shares of Preferred Stock in the transaction. Under Nasdaq Marketplace Rule 4350(i)(1)(A), the shares of Preferred Stock issued to these individuals constitute a compensation arrangement subject to stockholder approval because such shares will be issued at a conversion price below the market value of our common stock (i.e., the closing bid price of our common stock as reported by Nasdaq). Please see the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon,” including the table thereunder entitled “New Plan Benefits,” for additional information regarding the benefits that will be received by certain of our directors, officers and employees as a result of this compensation arrangement.

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Preferred Stock as contained in paragraph C of Article FOURTH of the Third Amended and Restated Certificate of Incorporation. A copy of the Third Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A and is incorporated by reference herein. Stockholders are urged to carefully read the Third Amended and Restated Certificate of Incorporation in its entirety. Although we believe this summary covers the material terms and provisions of the Preferred Stock as contained in Third Amended and Restated Certificate of Incorporation, it may not contain all of the information that is important to you.

Authorized Shares and Liquidation Preference. We will be authorized to designate 10,000,000 shares of preferred stock, of which 2,400,000 shares will be designated as Preferred Stock (i.e., 8.0% non-cumulative convertible perpetual preferred stock, Series A), which Preferred Stock will have a par value of $0.01 per share and a liquidation preference of $25.00 per share. In the event that the Designated Preferred is issued and the Preferred Stock is not exchanged therefor by November 15, 2008, the number of shares of Preferred Stock authorized and issued in exchange for such Designated Preferred will be increased to adjust for the amount of accrued and unpaid dividends with respect to such Designated Preferred.

Ranking. The Preferred Stock will rank senior to our common stock and any other class or series of our stock now existing or hereafter authorized with respect to the payment of dividends and/or the distribution of assets on liquidation, dissolution or winding up of our affairs.

Dividends. Holders of Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, non-cumulative dividends at an annual rate of 8.0% of the $25.00 per share liquidation preference, payable quarterly in arrears. Dividends will cease to be payable on the Preferred Stock upon the earliest to the following:

•

the first date on which the volume weighted average price of our common stock has exceeded 200% of the then-applicable conversion price of the Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days after the second anniversary of the closing of the Preferred Stock transaction;

•

the first date on which the volume weighted average price of our common stock has exceeded 130% of the then applicable conversion price of the Preferred Stock for at least 20 trading days within any period of 30 consecutive trading days after the third anniversary of the closing of the Preferred Stock transaction; or

•

the fifth anniversary of the issuance of the Preferred Stock; provided that, if our Board of Directors shall determine to pay any cash or non-cash dividends on shares of our common stock on or after the earliest of the foregoing dates, the holders of Preferred Stock shall be entitled to receive cash or non-cash dividends in an amount and of kind equal to the dividends or distributions that would have been payable to such holder if such holder had converted into our common stock immediately prior to the record date for such dividend.

Dividends on the Preferred Stock will be non-cumulative. If our Board of Directors does not declare a dividend on the Preferred Stock in respect of any dividend period, the holders of the Preferred Stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.

Subject to limited exceptions, if full quarterly dividends payable on all outstanding shares of the Preferred Stock for any dividend period have not been declared and paid or declared and a sum sufficient for the payment of those dividends has not been set aside for such dividend period, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase, acquire or make a liquidation payment or distributions relating to, any of our common stock or other junior securities during the next succeeding dividend period, or make any related guarantee payment.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Preferred Stock will be entitled, before any distribution or payment out of our assets may be made to or set aside for the holders of any of our junior capital stock and subject to the rights of our creditors, to receive a liquidation distribution in an amount equal to $25.00 per share, plus any accrued but unpaid dividends. A merger, consolidation or sale of all or substantially all of our assets is deemed to be a liquidation for purposes of the preceding sentence.

Optional Conversion. Each holder of Preferred Stock will have the right, at such holder’s option, to convert all or any portion of such holder’s Preferred Stock at any time into 2.5 shares of our common stock, subject to adjustments for stock splits, stock dividends, stock combinations, recapitalizations and distributions of assets. However, other than Steans family members, Taylor family members and their respective affiliates, holders of

Preferred Stock may not convert any of their Preferred Stock if such conversion would cause the holder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 9.99% of our then outstanding common stock (the “Preferred Stock Blocker”), excluding for purposes of such determination shares of our common stock issuable upon conversion of the Preferred Stock which are not being converted by the holder or issuable upon exercise or conversion of unexercised or unconverted securities of us subject to a similar restriction on holding a number of shares of common stock; provided that, such restriction will not apply in certain circumstances after the announcement of possible sale or merger or in connection with the mandatory conversion of the Preferred Stock.

Mandatory Conversion. We have the right, at our option, to cause some or all of the shares of Preferred Stock to be converted into shares of our common stock, upon the earliest to occur of:

•	the fifth anniversary of the issuance of the Preferred Stock; and

•

the first date following the date on which dividends cease to be payable on the Preferred Stock, as set forth above, upon which the outstanding shares of Preferred Stock represent less than 10% of the total combined voting power of all outstanding shares of all classes of our capital stock that are then entitled to vote in matters presented to a vote of our stockholders generally.

Voting Rights. Each share of Preferred Stock will entitle its holder to vote on all matters voted on by holders of the capital stock of the Company into which such share of the Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of stockholders of the Company, including with respect to the election of directors. With respect to any such vote in which the holders of Preferred Stock participate, each share of Preferred Stock will entitle the holder thereof to cast the number of votes equal to the lesser of (A) the number of votes which could be cast in such vote by a holder of the number of shares of capital stock of the Company into which such share of Preferred Stock will be convertible on the record date for such vote (after giving effect to the Preferred Stock Blocker); or (B) 1.961 votes (subject to adjustment for stock splits, combinations or reclassifications).

Consent Rights. The consent of the holders of a majority of the outstanding shares of Preferred Stock will be required to:

•	authorize us to issue any capital stock or securities exchangeable for capital stock that is senior to or in parity with the Preferred Stock as to dividend payments or rights upon liquidation;

•	issue any shares of Preferred Stock;

•	increase the authorized number of shares of Preferred Stock;

•	enter into any agreement that would conflict in any material respect with the rights or preferences of the Preferred Stock;

•	amend our Certificate of Incorporation or By-laws, if such amendment would adversely alter the rights, powers or preferences of the holders of Preferred Stock; or

•	amend or waive any provision of the Preferred Stock as contained in the Third Amended and Restated Certificate of Incorporation.

Preemptive Rights. For so long as either (a) 800,000 shares of Preferred Stock are outstanding (subject to customary anti-dilution adjustments), or (b) the outstanding shares of Preferred Stock represent 10% or more of the total combined voting power of all outstanding shares of our capital stock, each holder of Preferred Stock will have the preemptive right to purchase a pro rata portion of certain new securities issued by us.

The FIC Warrant

In connection with the Securities Purchase Agreement, we will enter into a Management Services Agreement with FIC, pursuant to which we will issue to FIC a warrant to purchase up to 500,000 shares of our common stock at an exercise price of $20.00 per share (subject to adjustment of exercise price and number of shares of common stock purchasable in the event of certain business combinations, share reclassifications and other events, to account for the kind and amount of consideration received by the holders of our common stock in connection with such event). The exercise price of $20.00 per share will be greater than $8.50, the closing bid price of our common stock on the date we entered into the letter of intent with respect to this transaction on July 25, 2008, and will be greater than the closing bid price of our common stock on September 4, 2008, the date on which we entered into the Securities Purchase Agreement (which was executed after 4:00 p.m., New York City time), but will be less than the book value per share of our common stock on that date. The FIC Warrant will be exercisable for a period of 10 years following the closing of the Preferred Stock transaction. The FIC Warrant is not transferable or assignable after its initial issuance. The shares of our common stock issuable upon the exercise of the FIC Warrant may be registered for public resale pursuant to the terms of the Registration Rights Agreement described below.

The foregoing is a summary of the material terms of the FIC Warrant and is qualified in its entirety by reference to that document, a copy which is attached as Appendix E to this proxy statement and is incorporated by reference herein.

The Securities Purchase Agreement

The following is a summary of the material terms of the Securities Purchase Agreement and is qualified in its entirety by reference to that document, a copy of which is attached as Appendix C to this proxy statement and is incorporated by reference herein. You should read the Securities Purchase Agreement (including the exhibits thereto) in its entirety because it, and not this proxy statement, is the legal document that governs the issuance of the Preferred Stock.

Purchase and Sale of Preferred Stock. Under the Securities Purchase Agreement, we agreed to issue and sell to each of the investors listed on the Schedule of Buyers attached to the Securities Purchase Agreement (each, a “Preferred Stock investor”), and each Preferred Stock investor agreed to purchase from us, a specified number of shares of Preferred Stock.

Representations and Warranties. In the Securities Purchase Agreement, we made customary representations and warranties to the Preferred Stock investors relating to us, our business and our capital stock, including with respect to the shares of Preferred Stock to be issued to the Preferred Stock investors in connection with the Securities Purchase Agreement. The representations and warranties in the Securities Purchase Agreement were made for purposes of the Securities Purchase Agreement and are subject to the qualifications and limitations set forth in the Securities Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Securities Purchase Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement.

Covenants. In the Securities Purchase Agreement, we agreed to call and hold a special meeting of our stockholders, as promptly as reasonably practicable after the SEC staff confirms that it has no further comments on this proxy statement or we otherwise determine in good faith that this proxy statement will not be reviewed by the SEC staff. We also agreed that if we do not obtain stockholder approval of the Proposals at the Special Meeting, upon the request of a majority of the Preferred Stock investors, we will seek to obtain such stockholder approval at any subsequent meeting of our stockholders until stockholder approval is obtained. In addition, we agreed to prepare and file this proxy statement with the SEC, as well as any necessary amendments or supplements.

Pursuant to the Securities Purchase Agreement, we also agreed to a number of covenants requiring us to take certain actions related to the conduct of our business and the reservation and continued listing of our common stock on the Nasdaq. In addition, in connection with the consummation of the offering, we have agreed to, among other things:

•	provide authorized representatives of the Preferred Stock investors with access to certain information in order to evaluate the transaction;

•	use reasonable best efforts to satisfy all covenants and closing conditions, including the use of reasonable best efforts with respect to a closing of the Designated Preferred;

•	obtain all material contractual and required regulatory consents to consummate the transaction;

•	take certain actions regarding the use of proceeds from the transaction;

•	enter into the Registration Rights Agreement attached as Exhibit F to the Securities Purchase Agreement (as described below);

•	enter into the Management Services Agreement with FIC and issue the FIC Warrant to FIC;

•	allow certain equity award recommendations;

•	amend and restate our Second Amended and Restated By-laws (as described below); and

•	take all actions necessary to enforce the provisions of the voting agreement (as described above).

Further, we agreed that our Board of Directors shall take all necessary action so that Harrison I. Steans and Jennifer W. Steans will be appointed to our Board of Directors, each with a term commencing immediately following the closing of the Preferred Stock transaction and ending at the next annual meeting of our stockholders, and we agreed to execute and deliver an indemnification agreement with each of them. We also agreed that our Board of Directors shall take all action necessary so that the size of the Board of Directors, after the appointment of Harrison I. Steans and Jennifer W. Steans, shall be 13 directors.

Registration Rights. We agreed to enter into a Registration Rights Agreement with the Preferred Stock investors, members of the Taylor family and FIC. The Registration Rights Agreement will grant certain demand and “piggyback” registration rights with respect to (1) shares of our common stock then owned (a) by such persons if they are our officers, directors or 10% stockholders or (b) by the affiliates or immediate family members of any such person, and (2) shares of our common stock issued or issuable upon the conversion or exercise of shares of Preferred Stock, Designated Preferred or warrants. This Registration Rights Agreement will replace and supersede the registration rights agreement previously entered into between members of the Taylor family and the Company, which also provided members of the Taylor family with demand and “piggyback” registration rights. In addition, if the Designated Preferred is issued and we fail to obtain the requisite stockholder approval for the Third Amended and Restated Certificate of Incorporation or the Third Amended and Restated Certificate of Incorporation otherwise is not filed with the Secretary of State of the State of Delaware prior to January 1, 2009, then the Preferred Stock investors may require us to register for resale all of their Designated Preferred and use our reasonable best efforts to list the Designated Preferred on a national securities exchange.

The foregoing is a summary of the material terms of the Registration Rights Agreement and is qualified in its entirety by reference to that document, a copy of which is attached as Exhibit F to the Securities Purchase Agreement, attached to this proxy statement as Appendix C and is incorporated by reference herein.

Issuance of Designated Preferred Upon a Potential Delay. Under the Securities Purchase Agreement, we agreed to issue 2,400,000 shares of Designated Preferred in advance of the approval by our stockholders of the issuance of the Preferred Stock at a special meeting in certain circumstances if the parties determine that a stockholders meeting called for the purpose of approving the issuance of the Preferred Stock is not reasonably expected to occur on or before September 29, 2008, and the stockholder approval has not been obtained on or before September 30, 2008; provided that all applicable closing conditions (other than the receipt of stockholder approval and the filing of the Third Amended and Restated Certificate of Incorporation) have been satisfied or waived. The purpose of the Designated Preferred issuance is to enable the parties to fund the transaction prior to the end of the third quarter of 2008 even if a special meeting of stockholders cannot be convened within that time period. Our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Bank as of September 30, 2008 is dependent on us being able to consummate these transactions, either through the transaction to be approved by our stockholders at the Special Meeting or through the issuance of the Designated Preferred.

In the event the Designated Preferred is issued under the Securities Purchase Agreement, we will be required to use our reasonable best efforts to convene a stockholders meeting to approve the issuance of the Preferred Stock. Upon such approval, the shares of Designated Preferred will automatically be exchanged for shares of Preferred Stock. If the Designated Preferred is issued and we fail to obtain the requisite stockholder approval for the issuance of the Preferred Stock by December 31, 2008, we will be required to pay FIC the Company Fee (as defined below). In such circumstances we may also be required to register the Designated Preferred and list it on a national securities exchange as described above under “Registration Rights Agreement.” In the event that a closing with respect to the Designated Preferred is consummated prior to obtaining stockholder approval, no party will have the right to terminate the Securities Purchase Agreement. Please see the section of this proxy statement captioned “Description of the Designated Preferred” for additional information.

Closing Conditions. The Company’s and the Preferred Stock investors’ obligations under the Securities Purchase Agreement are subject to the receipt by the Company of the required stockholder, governmental and regulatory approvals, as well as the absence of an injunction or other governmental restraint. The Company’s obligation to consummate the transactions contemplated by the Securities Purchase Agreement is subject to the execution by the Preferred Stock investors of the relevant transaction documents, the payment of the purchase price by each Preferred Stock investor and the satisfaction by each Preferred Stock investor of its covenants, agreements and conditions under the Securities Purchase Agreement. The Preferred Stock investors’ obligations to consummate the transactions and acquire the Preferred Stock (or the Designated Preferred, if applicable) are subject to the following conditions, among others:

•	the execution by the Company of the relevant transaction documents;

•	the delivery by the Company of duly executed stock certificates representing the shares of Preferred Stock (or the Designated Preferred, if applicable);

•

the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the establishment of the Executive Committee (this condition is not required to consummate the acquisition of the Designated Preferred);

•	the performance, satisfaction and compliance in all material respects by the Company of each of its covenants and agreements contained in the Securities Purchase Agreement;

•

certain of the representations and warranties of the Company being true and correct in all material respects as of the closing of the transaction and certain of the representations and warranties of the Company being true and correct in all respects, except where the failure to be true and correct would have no material adverse effect;

•

the appointment of Harrison I. Steans and Jennifer W. Steans to the Board of Directors, with such appointments to be effective immediately following the closing of the transaction, the execution of indemnification agreements with each of them, and the size of the Board of Directors, after the appointment of Harrison I. Steans and Jennifer W. Steans, being not larger than 13 directors;

•	the delivery of the Management Services Agreement (described below) with FIC and granting of the FIC Warrant and cash fee payable thereunder;

•	the delivery of required legal opinions and officer certificates;

•	the delivery of any required contractual and regulatory consents, including consent of our lender under our senior credit facility;

•

the concurrent consummation of the subordinated debt and warrant unit offering, or the receipt by the Company of non-binding commitments or indications of interest with respect to not less than $30 million with respect to such offering;

•	the adoption of the Third Amended and Restated By-laws; and

•	the absence of a Material Adverse Change (as defined in the Securities Purchase Agreement) since the date of the Securities Purchase Agreement.

Regulatory Approval. On August 29, 2008, Harrison I. Steans and Jennifer W. Steans filed an Interagency Notice of Change in Control with the Federal Reserve Bank of Chicago pursuant to the Change in Bank Control Act, as amended. This filing is generally required when a proposed acquisition will result in one or more persons owning or controlling the power to vote 10% or more of any class of voting securities of a bank holding company. Receipt of the approval of the Federal Reserve Bank of Chicago pursuant to such change in control notice is a condition of the closing of the Preferred Stock transaction.

The Management Services Agreement

In connection with the Securities Purchase Agreement, we will enter into a Management Services Agreement with FIC, pursuant to which FIC or its designated affiliates will agree to provide to us certain management, advisory and consulting services. The scope of such services will be subject to our mutual agreement with FIC. In connection with the Management Services Agreement, we will pay to FIC a cash fee of $750,000 and will issue to FIC or its designee the FIC Warrant.

Under the Management Services Agreement, from the closing of the transaction until the first date that both (a) the Third Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware and the Preferred Stock has been issued and (b) so long as (x) 800,000 shares of Preferred Stock are issued and outstanding, and (y) the outstanding shares of Preferred Stock represent less than 10% of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote on matters presented to a vote of the corporation’s stockholders generally, FIC shall be entitled to nominate two candidates for election to our Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing directors (such candidates also constituting the director candidates of FIC pursuant to the Third Amended and Restated By-laws). In addition, we will agree to make our best efforts to cause the two persons designated by FIC to be elected to our Board of Directors. In the event of any vacancy on our Board of Directors as a result of a Board member nominated by FIC no longer serving in such capacity, we will cause the vacancy to be filled by a designee of FIC. The Management Services Agreement further provides that we shall cause such nominees of FIC to be elected to and maintained as members of the board of directors of the Bank. In the event that there is a change in control of the beneficial ownership of FIC (as set forth in the Management Services Agreement), the rights granted to FIC to nominate candidates to our Board of Directors and the board of directors of the Bank will immediately cease. FIC’s rights with respect to our Board of Directors will not limit or preclude our Board of Directors or the board of directors of the Bank from taking or failing to take any action that such board determines in good faith would violate its fiduciary duties under applicable law.

Each non-employee candidate nominated by FIC that is elected to our Board of Directors will receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of the Company. In addition, we have agreed to enter into an indemnification agreement with each candidate nominated by FIC that is elected to our Board of Directors in the form attached as an exhibit to the Securities Purchase Agreement or such other form as such candidate and the Company mutually agree.

Under the Management Services Agreement, we are required to pay FIC for all reasonable out-of-pocket expenses including costs are incurred by FIC or its affiliates in connection with FIC’s performance of the services contemplated under the Management Services Agreement.

The foregoing is a summary of the material terms of the form of Management Services Agreement, and is qualified in its entirety by reference to that agreement, a copy of which is attached as Exhibit G to the Securities Purchase Agreement attached to this proxy statement as Appendix C and is incorporated by reference herein.

Tax Treatment, Accounting Treatment and Regulatory Consequences

Tax Treatment to Company. The Preferred Stock transaction and other related transactions as described in this proxy statement will have certain tax consequences to us. For income tax purposes, dividends payable to holders of Preferred Stock will not be considered a deductible expense. Any issuance costs associated with the Preferred Stock transaction will be considered capital and not deductible for income tax purposes. We also will enter into a Management Services Agreement with FIC in which we will pay FIC a $750,000 fee and issue warrants to purchase shares of our common stock in exchange for advice in connection with the proposed transactions and certain other advisory and consulting services. The portion of the total fee, which includes the $750,000 fee and the warrants, attributed to advice on the capital portions of this transaction, if any, will not be deductible for income tax purposes. The portion of the $750,000 fee attributed to advice on the subordinated debt transaction and on-going advisory and consulting services FIC will be considered a deductible expense for income tax purposes when paid. The Company will receive a deduction for income tax purposes if and when the warrants are exercised in the amount by which the fair value of the common stock exceeds the warrant exercise price for the number of warrants that are attributed to advice on the subordinated debt transition and on-going advisory and consulting services.

Accounting Treatment to Company. The Preferred Stock transaction and other related transactions as described in this proxy statement will have certain accounting consequences to us. For financial reporting purposes, the Preferred Stock will be treated as a separate component of stockholders’ equity in our consolidated balance sheets. Any issuance costs associated with the Preferred Stock will be considered a reduction of additional paid-in-capital. In addition, appropriate disclosures about the Preferred Stock will be made on our consolidated balance sheets and the related notes to the consolidated financial statements. For financial reporting purposes, any dividends paid on the Preferred Stock will not be considered as an expense for the purposes of the determination of net income on our consolidated statements of operations. However, dividends payable to Preferred Stock shareholders will be reported as a deduction from net income in the determination of net income available to holders of our common stock and earnings per share of our common stock.

We will record as an expense in the non-interest expense section of our consolidated statement of operations the total value of the cash and warrants issued to FIC associated with the Management Services Agreement. This expense will be recognized ratably over the term of the agreement. The total expense will equal the $750,000 cash paid plus the fair value of the warrants at the date of grant. In the event the warrants are converted into shares of our common stock, we will report the conversion price received as additional paid-in-capital in stockholders’ equity in our consolidated balance sheets. If the event the warrants expire unused, we will not record a reduction in the expense previously recorded. We will also make appropriate disclosures related to the warrants in the notes to our consolidated financial statements.

Regulatory Treatment of Capital and Other Consequences. The Preferred Stock transaction described in this proxy statement will have the effect of increasing our regulatory capital. The Preferred Stock will qualify as Tier 1 regulatory capital primarily because of its non-cumulative, perpetual terms and its ability to be converted into shares of our common stock. The Preferred Stock issuance will further increase our Tier 1 regulatory capital and preserve our existing “well-capitalized” status under the Tier 1 risk-based capital guidelines.

Regulatory capital guidelines allow preferred stock to be considered a core capital or Tier 1 element of regulatory capital, if it is perpetual and callable only at the option of the issuer and if the issuer has the ability and legal right to defer or eliminate preferred dividends. As more fully described elsewhere in this proxy statement, the Preferred Stock is non-cumulative with respect to dividends and does not have a stated maturity nor can it be redeemed by us. The Preferred Stock will also be convertible into shares of our common stock, which is also a core capital element of Tier I capital.

Under certain circumstances, we may issue Designated Preferred which will be converted to the Preferred Stock upon the occurrence of certain events. The Designated Preferred will qualify as Tier 2 regulatory capital.

The Designated Preferred issuance would further increase our Tier 2 regulatory capital and preserve our existing “well-capitalized” status under the total risk-based capital guidelines. As more fully described elsewhere in this proxy statement, the Designated Preferred is cumulative as to the payment of dividends and therefore, does not qualify for Tier 1 regulatory capital treatment. However, the Designated Preferred qualifies as a supplementary capital element of Tier 2 capital up to certain limits. In accordance with regulatory guidelines, Tier 2 capital cannot be more than 50% of total regulatory capital (Tier 1 and Tier 2 capital). As a result, if the addition of the Designated Preferred to Tier 2 capital causes total Tier 2 capital to exceed total Tier 1 capital, the excess will not be included in Tier 2 capital.

The regulatory capital treatment at the consolidated (and parent company) level is based on the actual form of the preferred stock issued and outstanding. However, one of the intended uses of the proceeds from the preferred stock issuance is to contribute capital to the Bank to support the Bank’s growth plan and preserve the Bank’s well-capitalized status. The contribution of the capital to the Bank will qualify as Tier 1 regulatory capital at the Bank level regardless of the form of preferred stock issued by the Company.

Expenses

Under the Securities Purchase Agreement, we are required to reimburse FIC for all expenses incurred by or on behalf of FIC or its affiliates in connection with the Preferred Stock transaction, the related documents, the review of this proxy statement, and their due diligence investigation of us. In addition, we have agreed to reimburse Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. for the fees and expenses of their regulatory counsel in connection with their participation in the transaction.

Termination and Company Fee

Termination. The Securities Purchase Agreement may be terminated at any time by mutual written consent of the Company and a majority of the Preferred Stock investors as represented by the number of shares of Preferred Stock for which such investors have subscribed. The Securities Purchase Agreement may also be terminated by either the Company or a majority of the Preferred Stock investors if:

•	the stockholder approval is not obtained at the Special Meeting (unless the closing of the Preferred Stock transaction occurs prior to the Special Meeting (as discussed above)); or

•

the closing of the transaction has not occurred by November 15, 2008 (the “Outside Date”), but, if the reason the closing has not occurred by such date is due to the fact that the parties have not received all required bank regulatory approvals or the Company has not received the required stockholder approval for the transaction, then the Outside Date will automatically be extended to December 31, 2008.

In addition, either the Company or the holders of a majority of the shares subscribed for pursuant to the Securities Purchase Agreement may terminate the Securities Purchase Agreement upon written notice to the other in the event of a material breach of a covenant or agreement to be performed or complied with by the other party and such breach is incapable of being cured prior to the Outside Date.

Company Fee. In the event that (a) the Securities Purchase Agreement is terminated because the transactions contemplated thereby have not closed prior to the Outside Date due to (1) the failure of our stockholders to approve the Proposals set forth in this proxy statement, or (2) our failure to obtain the necessary bank regulatory approvals, or (b) shares of Designated Preferred have been issued but the Proposals have not been approved at the Special Meeting, we have not filed the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and all shares of Designated Preferred have not been exchanged on or prior to December 31, 2008, then we would be obligated to pay FIC a cash fee of $1.5 million, plus an amount equal to all of the reasonable documented out-of-pocket expenses (including reasonable fees and disbursements of their counsel) incurred by or on behalf of FIC and its affiliates in connection with the Preferred Stock transaction, the related documents and the issuance (and exchange, if any) of the Designated Preferred and certain other costs contemplated by the Securities Purchase Agreement, and incurred prior to the earlier of (a) the date of termination of the Securities Purchase Agreement and (b) the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (such fee and amount, the “Company Fee”). We would also be required to pay the Company Fee if the transactions contemplated by the Securities Purchase Agreement close but our stockholders fail to approve the Proposals set forth in this proxy statement at the Special Meeting.

Standstill Agreements

In connection with our Preferred Stock offering, in July 2008 we entered into confidentiality and standstill agreements with certain of the Preferred Stock investors, pursuant to which they agreed, among other things, for a period of 18 months not to acquire additional shares of our common stock, not to engage in any solicitation of proxies with respect to the Company, and to keep confidential certain of our proprietary and business information. On September 4, 2008, our confidentiality and standstill agreement with FIC was amended to, among other things, (a) except as contemplated by the Securities Purchase Agreement and the acquisition of up to 500,000 additional shares of our common stock, prohibit FIC and its affiliates from acquiring any of our voting securities if such acquisition would result in the beneficial ownership of FIC when added to the beneficial ownership of each of its affiliates specified therein (in each case without duplication) being in the aggregate 20% or more of our outstanding voting securities, (b) amend the time period for which the restrictions apply to terminate on January 22, 2010, and (c) provide that the restrictions on certain actions would not apply after the occurrence of certain events related to our sale or possible sale, including related announcements. The confidentiality and standstill agreements with the other Preferred Stock investors were amended by the Securities Purchase Agreement entered into between the Company and each Preferred Stock investor to permit each investor to purchase up to that number of shares of our common stock equal to the quotient obtained by dividing (x) the aggregate purchase price paid by such investor for the investor’s Preferred Stock by (y) 20 (e.g., an investor who subscribed for Preferred Stock with an aggregate purchase price of $1,000,000 would have the ability to purchase up to 50,000 shares of our common stock without restriction under the standstill provision of the confidentiality and standstill agreement between the investor and us).

Description of the Designated Preferred

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Designated Preferred as contained in the Certificate of Designation of Series B Convertible Preferred Stock of Taylor Capital Group, Inc. (the “Designated Preferred Certificate”), a copy of which is attached to this proxy statement as Appendix D and is incorporated by reference into this proxy statement. Stockholders are urged to read the Designated Preferred Certificate in its entirety. Although we believe this summary covers the material terms and provisions of the Designated Preferred Certificate, it may not contain all of the information that is important to you.

If issued pursuant to the Securities Purchase Agreement, the Designated Preferred will have substantially similar terms as the Preferred Stock as described above in the section captioned “Description of the Preferred Stock,” with the following exceptions:

No Voting Rights. The holders of shares of Designated Preferred will not be entitled to voting rights, except to the extent required by law.

Conversion. Each holder of shares of Designated Preferred will have the right, at such holder’s option, to convert all or any of such holder’s shares of Designated Preferred into shares of our common stock at any time after the Special Meeting and subject to the limitations set forth in the immediately following paragraph of this proxy statement entitled “Conversion Cap.” The conversion price for each share of Designated Preferred for holders that are not officers, directors (other than any person who becomes a director at the closing of the Preferred Stock transaction), employees or consultants of the Company or any of its subsidiaries (or any affiliated entity of any such person) will be $10.00 per share of our common stock. For officers, directors (other than any person who becomes a director at the closing of the

Preferred Stock transaction), employees and consultants of the Company or any of its subsidiaries (or any affiliated entity of any such person), the conversion price will be equal to $12.75, which represents the closing bid price of our common stock on September 4, 2008, which was the date of the execution of the Securities Purchase Agreement (which was executed after 4:00 p.m., New York City time).

Conversion Cap. The Designated Preferred will not be convertible into shares of our common stock at any time prior to the date of the Special Meeting. At any time after the date of the Special Meeting, so long as shares of Designated Preferred are outstanding, the holders of the Designated Preferred may only convert, in the aggregate, up to that number of shares of Designated Preferred that would result in the issuance of a number of shares of our common stock equal 1,301,135 shares, which represents 19.99% of the 11,011,184 shares of our common stock outstanding immediately prior to the execution of the Securities Purchase Agreement, less the 900,000 shares of our common stock issuable upon exercise of the warrants issued in the unit offering.

Dividend Payments. Dividends on the Designated Preferred will accrue on a cumulative basis and compound quarterly at an annual rate equal to 16.0% of the liquidation preference; provided that no such dividends will be deemed to have accrued if the Third Amended and Restated Certificate of Incorporation is approved by the stockholders and filed with the Secretary of State of Delaware on or prior to November 15, 2008.

Current stockholders will likely experience substantial dilution of their ownership interest in the Company upon the exercise of the FIC Warrant or the conversion of the Preferred Stock or Designated Preferred. Please see the section of this proxy statement captioned “Potential Consequences If the Proposals Are Approved – Dilution” for additional information.

The Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that you vote “FOR” the issuance of the shares of Preferred Stock and the FIC Warrant, and the issuance of shares of common stock upon conversion of the Preferred Stock and exercise of the warrant.

PROPOSAL 2

Approval of the Issuance of the Unit Offering Warrants

This Proposal 2 contemplates the approval of the issuance of warrants to purchase up to 900,000 shares (subject to adjustment as described below) of our common stock (including the issuance of the warrants to certain of our directors and executive officers) and the issuance of those shares upon exercise the warrants, all in connection with our subordinated debt and warrant unit offering.

As described above, contemporaneously with the Preferred Stock offering, we are pursuing a private placement to certain accredited investors, including certain of our directors, officers and other employees, of units consisting of subordinated notes issued by the Bank, our wholly-owned subsidiary bank, and warrants to purchase an aggregate of 900,000 shares of our common stock. The exercise price for such warrants will be $10.00 per share of our common stock (subject to adjustment of exercise price and common stock share total in the event of stock splits, stock dividends, stock combinations, recapitalizations, distributions of assets and certain business combinations, share reclassifications and other events, to account for the kind and amount of consideration received by the holders of our common stock in connection with such event), except that at any time prior to stockholder approval of this Proposal 2, the exercise price of such warrants purchased by any of our officers, directors (other than any person who becomes a director at the closing of the Preferred Stock transaction), employees or consultants will be equal to $12.75 per share, the closing bid price of our common stock (as reported by Nasdaq) on the last completed trading day prior to the execution and delivery of such persons’ respective subscription agreements for the unit offering. We are seeking to raise $60 million in additional capital in this unit offering, and anticipate that it will be consummated concurrently with the Preferred Stock transaction. A condition of the Preferred Stock investors’ obligation to close the Preferred Stock transaction is that we obtain, by the closing date of that transaction, at least $30 million in non-binding commitments or indications of interest with respect to the unit offering. We have satisfied this condition as of the date of this proxy statement.

Our reasons for conducting this unit offering are substantially similar to those set forth in Proposal 1 with respect to the Preferred Stock offering.

We are seeking stockholder approval of the issuance of the unit offering warrants pursuant to Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) and Rule 4350(i)(1)(A) because the warrants will be issued to certain of our directors, officers and other employees and other unaffiliated investors with an exercise price per share below the market value of our common stock (i.e., the closing bid price of our common stock as reported by Nasdaq) on the date we enter into the transaction and, together with the shares of our common stock issuable upon conversion of the preferred stock and exercise of the FIC Warrant, will exceed 20% of the number of shares of our common stock outstanding on September 4, 2008, the date of the Securities Purchase Agreement and the Subscription Agreements. Please see the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon,” including the table thereunder entitled “New Plan Benefits,” for additional information regarding the benefits that will be received by certain of our directors, officers and employees as a result of this compensation arrangement.

Subscription Agreement

The following is a summary of the material terms of the subscription agreements (each, a “Subscription Agreement”) entered into between us, the Bank and each of the investors in the unit offering (each, a “Unit Offering investor”). A copy of the form of Subscription Agreement is attached to this proxy statement as Appendix G and is incorporated by reference herein.

Purchase and Sale of Preferred Stock. Under each Subscription Agreement, we and the Bank agreed to issue and sell to the Unit Offering investors, and each Unit Offering investor agreed to purchase, 10% subordinated notes issued by the Bank in a specified principal amount (as described below under “The Subordinated Notes”), together with a number of warrants to purchase a number of shares of our common stock (as described below under “The Warrants”). For each $1,000 face amount of the subordinated notes purchased, we will issue one detachable warrant to purchase 15 shares of our common stock, as further described below under “The Warrants.”

Representations and Warranties. In the Subscription Agreements, we and the Bank made customary representations and warranties to the Unit Offering investors relating to us, our business and our capital stock. Our and the Bank’s representations and warranties in the Subscription Agreements were substantially similar to our representations in the Securities Purchase Agreement. The representations and warranties in the Subscription Agreements were made for purposes of the respective Subscription Agreements and are subject to the qualifications and limitations set forth in such Subscription Agreements. In addition, certain of our and the Bank’s representations and warranties were made as of a specific date, may be subject to a standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. The representations and warranties and other provisions of the Subscription Agreements should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement.

Covenants. In the Subscription Agreements, we made covenants, including covenants regarding the unit offering transaction, the subordinated notes and warrants (and our common stock which may be purchased upon exercise of the warrants) and the Special Meeting and this proxy statement. The covenants were substantially similar to, but more limited in some respects than, those we made in the Securities Purchase Agreement, and include, among others, covenants with respect to calling and holding a special meeting of our stockholders to consider the Proposals, preparing and filing this proxy statement with the SEC (and any necessary amendments or supplements), seeking to obtain stockholder approval of the Proposals at subsequent meetings of our stockholders if the Proposals are not approved at the Special Meeting, and using the proceeds of the unit offering.

Closing Conditions. Our, the Bank’s and the Unit Offering investors’ obligations under the Subscription Agreements are subject to the receipt by us and Bank of the required stockholder, governmental and regulatory approvals, as well as the absence of any law, injunction or other governmental requirement that would restrain, prohibit or make illegal the unit offering. Our and the Bank’s obligation to consummate the transactions contemplated by the Subscription Agreements is subject to the execution by the respective Unit Offering investors of the relevant transaction documents, the payment of the purchase price by each respective Unit Offering investor and the satisfaction by each respective Unit Offering investor of its covenants, agreements and conditions under the investor’s Subscription Agreement. Each Unit Offering investor’s obligations to consummate the transactions and acquire the subordinated notes and warrants are subject to the following conditions, among others:

•	the delivery by the Bank of duly executed subordinated notes in the amounts set forth in the Subscription Agreement;

•	the delivery by us of duly executed warrants in the amounts set forth in the Subscription Agreement;

•

certain of the representations and warranties of us and the Bank being true and correct in all material respects as of the closing of the unit offering and certain of the representations and warranties of us and the Bank being true and correct in all respects, except where the failure to be true and correct would have no material adverse effect;

•	the delivery of required legal opinions and officer certificates;

•	the consummation of the Preferred Stock transaction;

•	the absence of a Material Adverse Change (as defined in the Subscription Agreement) since the date of the Subscription Agreement;

•

our receipt of subscriptions for the purchase of, and the deposit of funds for, an aggregate of at least $30,000,000 in principal amount of subordinated notes (including the subordinated notes being purchase by the investor) and, concurrently with the closing of the unit offering transaction, the Bank’s issuance of an aggregate of at least $30,000,000 in principal amount of subordinated notes (including the subordinated notes being purchased by the investor) under the Subscription Agreements; and

•

the performance, satisfaction and compliance in all material respects by us and the Bank of each of its respective covenants and agreements contained in the Subscription Agreement and required to be performed prior to the closing of the unit offering transaction.

The Warrants

For each $1,000 face amount of the subordinated notes purchased, we will issue one detachable warrant to purchase 15 shares of our common stock at an exercise price of $10.00 per share, subject to a customary anti-dilution adjustment; provided however, that at any time prior to stockholder approval of this Proposal, the exercise price for such warrants purchased by any of our officers, directors (other than any person who becomes a director at the closing of the Preferred Stock transaction), employees or consultants will be equal to $12.75 per share, the closing bid price of our common stock (as reported by Nasdaq) on September 4, 2008, the date of execution of the subscription agreements for the unit offering (which occurred after 4:00 p.m. New York City time).

The warrants will expire on the fifth anniversary of the closing of the unit offering; provided that the expiration date will be extended if the stockholder vote to approve this Proposal 2 is not held prior to December 31, 2008. Such warrants will be exercisable into shares of our common stock on the later of the date of the Special Meeting or the 180th day following the date on which such warrants are issued, at the holder’s option, in cash or by “cashless” (net issue) exercise. Even if the stockholders do not approve this Proposal, such warrants will become exercisable for 900,000 shares of our common stock (subject to adjustment as described above).

Current stockholders will likely experience substantial dilution of their ownership interest in the Company upon the exercise of the warrants. Please see the section of this proxy statement captioned “Potential Consequences If the Proposals Are Approved – Dilution” for additional information.

There are certain restrictions on transfer of the warrants prior to the second anniversary of their issuance date.

A copy of the form of warrant is attached to this proxy statement as Appendix F and is incorporated herein by reference.

The Subordinated Notes

The subordinated notes will be issued by the Bank, our wholly-owned subsidiary, to certain accredited investors, including certain of our directors, officers and other employees, as part of the unit offering. We intend to issue $60 million aggregate principal amount of the notes, each with a face amount of $1,000. The annual interest rate on the subordinated notes will be 10%, payable quarterly in arrears. The subordinated notes will mature on the eighth anniversary of the closing of the unit offering. The notes will be subordinated unsecured obligations of the Bank and will not be guaranteed by us or any of our subsidiaries or any subsidiary of the Bank. The notes will be subordinate to all deposits, purchased funds and senior indebtedness of the Bank. The Bank will have the option to redeem the subordinated notes, in whole or in part, at any time after three years of the closing of the unit offering.

A copy of the form of subordinated note is attached to this proxy statement as Appendix H and is incorporated herein by reference.

Tax Treatment, Accounting Treatment and Regulatory Consequences

Tax Treatment to Company. For income tax purposes, the interest on the subordinated debt that accrues at the contractual interest rate will be deductible as interest expense. The issuance costs allocated to the subordinated debt will be deductible for income tax purposes ratable over the term of the notes. The portion of the proceeds and issuance costs allocated to the warrants will be considered capital and not deductible for income tax purposes.

Accounting Treatment to Company. For financial reporting purposes, we will account for the subordinated debt and the warrants as separate financial instruments on our consolidated financial statements. The portion of the proceeds from the issuance of the subordinated debt with the detachable warrants that is allocable to the warrants will be accounted for as additional paid-in-capital in the equity section of our consolidated balance sheets. The allocation will be based on the relative fair values of the two securities at the time of issuance. At the time the warrants are converted by the holder into shares of our common stock, we will record the conversion price received as additional paid-in-capital. Any appropriate disclosures about the warrants will also be made in the notes to the consolidated financial statements.

The portion of the proceeds allocated to the subordinated debt will be reported as a liability on our consolidated balance sheet under the separate caption of “Subordinated Notes Payable.” In addition, appropriate disclosures about the subordinated notes will be made in the notes to our consolidated financial statements. The liability reported on our consolidated balance sheet will be net of any discount created through the allocation of a portion of the proceeds to the warrants. The amortization of that discount, along with any interest that accrues on the subordinated notes at the contractual interest rate, will be reported as interest expense on our consolidated statement of operations. The discount will be amortized using a method to create a level cost over the term of the subordinated debt.

The issuance costs will be allocated between the subordinated notes and the warrants based upon the fair value of each security at the time of issuance. The costs associated with the subordinated notes will be treated as an asset on our consolidated balance sheets and amortized to interest expense on our consolidated statement of operations over the term of the notes. The portion of the issuance costs allocated to the warrants will be reported as a reduction of additional paid-in-capital.

Regulatory Treatment of Capital and Other Consequences. The unit offering transaction described in this proxy statement will have the effect of increasing our regulatory capital. The subordinated debt to be issued in the unit offering (“Subordinated Debt”) qualifies as a supplementary capital element of Tier 2 capital if it complies with certain specific terms. In order to qualify as Tier 2 capital, the Subordinated Debt must be: (1) unsecured, (2) subordinated to the Bank’s general creditors and claims of depositors, and (3) have an original weighted average life of at least five years. The inclusion of the Subordinated Debt as Tier 2 regulatory capital may be limited. First, under applicable regulatory guidelines, the total amount of Subordinated Debt that can be included in Tier 2 capital may not exceed 50% of Tier 1 capital. Further, in accordance with regulatory guidelines, Tier 2 capital cannot be more than 50% of total regulatory capital (Tier 1 and Tier 2 capital). As a result, if the aggregate amount of Subordinated Debt exceeds 50% of Tier 1 capital, the excess amount will not be included in Tier 2 capital. Further, if the aggregate amount of Subordinated Debt is less than 50% of the Tier 1 capital but the addition of the Subordinated Debt to Tier 2 capital causes total Tier 2 capital to exceed total Tier 1 capital, the excess amount will not be included in Tier 2 capital. We believe that the proposed issuance of the Subordinated Debt by the Bank will qualify at issuance as a supplementary capital element of Tier 2 capital for regulatory capital purposes. In addition, the outstanding amount of term Subordinated Debt eligible for inclusion in Tier 2 capital is reduced as the Subordinated Debt approaches maturity. One-fifth of the outstanding amount is excluded each year during the Subordinated Debt’s last five years before maturity. When remaining maturity is less than one year, the Subordinated Debt is excluded from Tier 2 capital.

Although the Subordinated Debt will be issued from the Bank, regulatory capital guidelines allow its inclusion in regulatory capital at the consolidated level, subject to the limits described for supplementary Tier 2 capital.

In connection with the issuance of the Subordinated Debt, warrants for the purchase of our common stock will also be issued. The warrants will be includable in Tier I capital upon conversion into common stock.

The foregoing is a summary of the material terms of the Subscription Agreements, unit offering warrants and subordinated notes and is qualified in its entirety by reference to the forms of such Subscription Agreement, warrant and subordinated notes, copies of which are attached as Appendices G, F and H, respectively, to this proxy statement and are incorporated by reference herein. This summary may not contain all of the information that is important to you. We encourage you to read the forms of Subscription Agreement, warrant and subordinated note and the other appendices to this proxy statement carefully and in their entirety.

The Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that you vote “FOR” the issuance of warrants to purchase an aggregate of up to 900,000 shares (subject to adjustment as described above) of common stock, and the issuance of those shares of common stock upon the exercise of the unit warrants.

PROPOSAL 3

Approval of the Third Amended and Restated Certificate of Incorporation

Our Board of Directors adopted a resolution declaring it advisable and in our best interests and the best interests of our stockholders to amend and restate our Second Amended and Restated Certificate of Incorporation as our Third Amended and Restated Certificate of Incorporation. This Proposal 3 contemplates the approval of our Third Amended and Restated Certificate of Incorporation, which will, among other things, create the class of preferred stock being issued in the Preferred Stock offering, increase the number of authorized shares of common stock from 18,000,000 to 45,000,000 shares and the number of authorized shares of preferred stock from 5,000,000 to 10,000,000, and provide for the establishment of the Executive Committee. The Board of Directors further directed that the proposed action be submitted for consideration by our stockholders at a special meeting to be called for that purpose.

Creation of the Preferred Stock

Article Fourth of our Second Amended and Restated Certificate of Incorporation does not permit the issuance by us of any class or series of preferred stock with voting rights. If the stockholders approve this Proposal, we will amend and restate Article Fourth of the Second Amended and Restated Certificate of Incorporation to permit us to designate certain shares of preferred stock into one or more series with voting rights, including the Preferred Stock to be issued pursuant to the Securities Purchase Agreement. This proposed amendment is therefore required in order for us to satisfy our obligation to deliver the shares of the Preferred Stock to investors in accordance with the terms of the Securities Purchase Agreement. Please see the section of this proxy statement above captioned “Proposal 1 – The Preferred Stock” for information regarding the terms of the Preferred Stock.

Increase in Authorized Shares of Capital Stock

Adoption of the Third Amended and Restated Certificate of Incorporation would increase our authorized shares to 45,000,000 shares of common stock and 10,000,000 shares of preferred stock and will designate 2,400,000 shares of preferred stock as Preferred Stock. The primary purpose of the proposed amendments to increase our authorized capital stock is to satisfy our obligations under the Securities Purchase Agreement and other transaction documents, including our obligation to reserve a sufficient number of shares of common stock issuable upon conversion of the Preferred Stock (without giving effect to the Preferred Stock Blocker) and the exercise of the unit offering warrants and the FIC Warrant. Under the Second Amended and Restated Certificate of Incorporation, we had 18,000,000 shares of common stock authorized and, as of the Record Date, 11,011,184 shares of our common stock were outstanding, with an additional 804,098 shares of our common stock reserved for issuance under the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan. Under the Second Amended and Restated Certificate of Incorporation, there are 5,000,000 shares of undesignated preferred stock authorized, none of which are outstanding as of the Record Date. We are seeking to increase the number of authorized shares of capital stock to ensure that we maintain a sufficient number of authorized shares of common stock to effect the conversion of all the Preferred Stock, and the exercise of all of the warrants, into shares of common stock.

The additional authorized shares of common stock not reserved for conversion of the Preferred Stock or exercise of the warrants will be available for general corporate purposes, including capital raising transactions, employee benefit plans, acquisitions, stock dividends and other uses. We currently have no specific plans or understandings with respect to the issuance of any shares of our common stock or preferred stock except as described in this proxy statement. We do expect from time to time to issue awards, with respect to shares of our common stock to officers, directors, employees and consultants under our 2002 Incentive Compensation Plan, as previously approved by our stockholders.

If our stockholders approve the Third Amended and Restated Certificate of Incorporation, which will increase the authorized shares of our capital stock, the Board of Directors may cause the issuance of additional shares of common stock and preferred stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of Nasdaq or any stock exchange on which our common stock is then listed. The additional shares of common stock would have rights identical to the currently outstanding common stock, and the additional shares of preferred stock would increase the number of shares of undesignated preferred stock available for designation and issuance by our Board from time to time in the future. The issuance of additional shares of capital stock could decrease the proportionate equity interest and voting power of our current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders. See the section of this proxy statement below captioned “Potential Consequences If the Proposals Are Approved” for additional information.

The increase in authorized capital stock of the Company could have possible anti-takeover effects. See the section of this proxy statement below captioned “Anti-Takeover Effects” for additional information.

Establishment of the Executive Committee

The Third Amended and Restated Certificate of Incorporation will establish an Executive Committee consisting of three members of our Board of Directors. One member of the Executive Committee shall be a member of our Board of Directors who was designated for nomination of the Taylor family, one member shall be Harrison I. Steans, Jennifer W. Steans or another member of our Board of Directors who was designated for nomination by FIC, and one member shall be our most senior executive officer serving on the Board of Directors and not affiliated with FIC or the Taylor family. It is contemplated that the initial members of the Executive Committee will be Bruce W. Taylor, our Chairman and Chief Executive Officer, Harrison I. Steans, who will serve as the initial Chairman of the Executive Committee, and Mark A. Hoppe, our President.

The Executive Committee will be established in accordance with Section 141(a) of the Delaware General Corporation Law and will, along with our Board of Directors, have oversight responsibility with respect to various operational and strategic matters involving the Company and the Bank. Although no responsibilities will be taken away from the Board of Directors or any Board committees as a result of the establishment of the Executive Committee, certain corporate matters will require the separate approval of the Executive Committee (in addition to the approval of our Board or an authorized committee thereof) in order to be implemented. Some corporate matters require the unanimous approval of all members of the Executive Committee and some require only the approval of a majority of the members. The following is a brief summary of various matters that will be subject to either unanimous or majority approval of the Executive Committee:

Matters Requiring Unanimous Executive Committee Approval

•	any merger, consolidation or other business combination involving the Company or certain of its affiliates;

•	any significant acquisitions or dispositions of assets or securities by the Company or certain of its affiliates;

•	certain equity issuances by the Company or certain of its affiliates;

•	the liquidation or dissolution of the Company or certain of its affiliates;

•	the issuance or retirement of significant indebtedness by the Company or certain of its affiliates;

•

the creation of certain liens on the properties or assets of the Company or certain of its affiliates, or the creation of certain restrictions or encumbrances on the ability of subsidiaries to pay dividends to the Company;

•

the adoption of any agreement, contract or arrangement restricting the ability of certain affiliates of the Company to pay or make dividends or distributions in cash or kind to the Company, to make loans, advances or other payments of whatsoever nature to the Company, or to make transfers or distributions of all or any part of its assets to the Company;

•

any elections to defer the payment of interest related to certain indebtedness or any consensual encumbrance or restriction on the ability of the Company or certain of its affiliates to (A) pay dividends or make any other distributions on its capital stock to the Company or certain of its affiliates or pay certain indebtedness owed to the Company or certain of its affiliates, (B) make loans or advances to the Company or certain of its affiliates or (C) sell, lease or transfer any properties or assets to the Company or certain of its affiliates;

•

the authorization, approval, or entrance into or modification of any transaction, arrangement or relationship in which the Company (including certain of its affiliates) was, is or will be a participant and the amount involved will or may reasonably be expected to exceed $120,000, and in which certain related parties had, has or will have a direct or indirect interest;

•

the adoption or amendment of (A) any provision of any Board committee charter or other document in a manner that would usurp any power or authority of the Executive Committee, or impair the ability of the Executive Committee to exercise any such power or authority, (B) any provision of any By-law of the Company, or (C) any provision of our Third Amended and Restated Certificate of Incorporation;

•	any change in the authorized size of the Board to less than 11 members or greater than 13 members;

•	any stock split, reorganization, consolidation, recapitalization or similar action involving the Company or certain of its affiliates;

•	the hiring, promotion or termination of any person who reports directly to the President or Chief Executive Officer of the Company; or

•	the authorization, approval, adoption or entrance into certain change in control arrangements with any person.

Matters Requiring Majority Executive Committee Approval

•	the Bank’s entry into any significant new line of business;

•	the Bank’s commencement of business in any material respect within a new geographic location;

•	approval of the annual budget of the Company; or

•

the declaration or payment of any dividend on, or the making of any distribution to, or any other action with respect to the declaration or payment of dividends or distributions to stockholders of the Company.

The Executive Committee will not have the authority to cause us to take any action on its own, and any Board and/or Board committee actions required before the formation of the Executive Committee will still be required. We believe that this structure will provide the Preferred Stock investors and the Taylor family with a level of involvement in our governance and operations commensurate with their respective significant equity interests, while still retaining proper authority for the Board and the committees of the Board to act in accordance with their fiduciary responsibilities and applicable Nasdaq Marketplace Rules.

The establishment of the Executive Committee could have possible anti-takeover effects. See the section of this proxy statement below captioned “Anti-Takeover Effects” for additional information. In addition, see the section of this proxy statement below captioned “Potential Consequences If the Proposals Are Approved” for additional information regarding the consequences of the establishment of the Executive Committee.

The foregoing is a summary of the material terms of the Third Amended and Restated Certificate of Incorporation and is qualified in its entirety by reference to that document, a copy which is attached as Appendix A to this proxy statement and which is incorporated by reference herein. This summary may not contain all of the information that is important to you. We encourage you to read the Third Amended and Restated Certificate of Incorporation and the other appendices to this proxy statement carefully and in their entirety.

The Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that you vote “FOR” the adoption of the Third Amended and Restated Certificate of Incorporation of the Company.

PROPOSAL 4

Approval of the Third Amended and Restated By-laws

Under Article Seventh of our Second Amended and Restated Certificate of Incorporation, stockholder approval is required in order to amend certain provisions of our Second Amended and Restated By-laws. In connection with the Preferred Stock transaction, our Board of Directors deemed it advisable to amend and restate our Second Amended and Restated By-laws to ensure that the provisions therein will be consistent with the terms of the proposed Third Amended and Restated Certificate of Incorporation (including the terms of the Preferred Stock). This Proposal 4 contemplates the approval of our Third Amended and Restated By-laws, which proposes to, among other things, update the notice requirements for stockholder proposals, add a description of the Chief Executive Officer position, and make technical modifications to certain provisions to provide for electronic stockholder meetings and other matters. The Board of Directors has directed that the proposed Third Amended and Restated By-laws be submitted for consideration by our stockholders at a special meeting to be called for that purpose, and has recommended that stockholders approve the Third Amended and Restated By-laws.

Amendments to Board Composition Provisions. The Third Amended and Restated By-laws will amend our by-laws to provide that the unanimous approval of the Executive Committee is required in order for the Board of Directors to amend the By-laws to decrease the size of the Board to fewer than 11 members or increase the size of the Board to greater than 13 members. The purpose of this proposed change is to ensure that the By-laws will be consistent with the Third Amended and Restated Certificate of Incorporation (including the terms of the Preferred Stock).

Executive Committee Provisions. The Third Amended and Restated By-laws will further amend our by-laws to accommodate the establishment of the Executive Committee upon the consummation of the Preferred Stock transaction, including specifying the Executive Committee’s authority to approve certain officer appointments.

Stockholder Proposal Notice Requirements. The Third Amended and Restated By-laws will also amend our by-laws to further specify the informational requirements associated with stockholder proposals and director nominations. The primary purpose of these changes is to require that stockholder notices include disclosure of information regarding: a stockholder candidate that would be necessary to include in a proxy statement in a contested election; the candidate’s independence and any material relationships between the candidate and the nominating stockholder; all ownership interests, including derivatives, hedge positions and other economic and voting interests of the stockholder proponent; and any interests of the proponent stockholder in the outcome of the proposal and other matters.

The Third Amended and Restated By-laws will also amend the time period within which stockholder proposals, including director nominations, must be received in advance of our annual meetings of stockholders. As amended, the by-laws will provide that, with respect to an annual meeting of stockholders, in order to be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary not more than 90 days nor less than 60 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.

Taylor Family Nominations. The Third Amended and Restated By-laws will also provide that for so long as (i) the Taylor family beneficially owns in the aggregate 25% or more of the total voting power of the outstanding stock entitled to vote generally in the election of directors, the Taylor family shall be entitled to nominate up to three candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing directors, and (ii) at any time at which the Taylor family beneficially owns in the aggregate 15% or more, but less than 25%, of the total voting power of the outstanding stock entitled to vote generally in the election of directors, the Taylor family shall be entitled to nominate up to two candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing directors.

FIC Nominations. The Third Amended and Restated By-laws will also provide that for so long as (a) 800,000 shares of Preferred Stock are issued and outstanding, and (b) the outstanding shares of Preferred Stock represent less than 10% of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote on matters presented to a vote of our stockholders generally, FIC will be entitled to nominate up to two candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing directors. Pursuant to the Management Services Agreement with FIC, we will agree to make our best efforts to cause the two persons designated by FIC to be elected to our Board of Directors. In the event of any vacancy on our Board of Directors as a result of a Board member nominated by FIC no longer serving in such capacity, we will cause the vacancy to be filled by a designee of FIC. Each non-employee candidate nominated by FIC that is elected to our Board of Directors will be entitled to receive customary cash, equity and other compensation for board service on the same terms and conditions as our other non-employee directors. In addition, we will agree to enter into an indemnification agreement with each such nominee that is elected to our Board of Directors. The Management Services Agreement further provides that we will cause such nominees of FIC to be elected to and maintained as members of the Board of Directors of the Bank. We have agreed that our Board of Directors will take all necessary action so that Harrison I. Steans and Jennifer W. Steans will be appointed to our Board of Directors, each with a term commencing immediately following the closing of the Preferred Stock transaction and ending at the next annual meeting of our stockholders.

Indemnification Provisions. The Third Amended and Restated By-laws will also change the indemnification provisions in our by-laws. Among other things, the amended provisions will specify that director indemnification rights extend equally to members of the Executive Committee and will provide for mandatory indemnification of directors and permissive indemnification for our officers.

Duties of the Chief Executive Officer. The Third Amended and Restated By-laws will amend our by-laws to further specify the duties of our Chief Executive Officer. Such specified duties will include the supervision and control of all of our business and affairs.

Miscellaneous. The Third Amended and Restated By-laws will contain a number of miscellaneous revisions proposed by the Board of Directors including with respect to the issuance of uncertificated shares of capital stock in accordance with Nasdaq rules, electronic transmission of notices, electronic access to stockholder lists and other matters.

Some of the provisions of the Third Amended and Restated By-laws could have anti-takeover effects. See the section of this proxy statement below captioned “Anti-Takeover Effects” for additional information.

The foregoing is a summary of the material terms of the Third Amended and Restated By-laws and is qualified in its entirety by reference to that document, a copy which is attached as Appendix B to this proxy statement and which is incorporated by reference herein. This summary may not contain all of the information that is important to you. We encourage you to read the Third Amended and Restated By-laws and the other appendices to this proxy statement carefully and in their entirety.

In the event any one or more of the Proposals set forth in this proxy statement are not approved by our stockholders at the Special Meeting, the Third Amended and Restated By-laws are not expected to become effective.

The Board of Directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) recommends that you vote “FOR” the adoption of the Third Amended and Restated By-laws of the Company.

ANTI-TAKEOVER EFFECTS

Our Third Amended and Restated Articles of Incorporation and our Third Amended and Restated By-laws, if approved at the Special Meeting, may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Third Amended and Restated Certificate of Incorporation

Increase in Authorized Shares of Capital Stock. The increase in authorized but unissued shares of common stock and preferred stock under our Third Amended and Restated Certificate of Incorporation could (within the limits imposed by applicable law and Nasdaq rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors although perceived to be desirable by some stockholders.

Creation and Issuance of Preferred Stock. The holders of Preferred Stock will be entitled to vote on all matters voted on by holders of capital stock of the Company into which such shares of Preferred Stock are convertible, at all meetings of stockholders of the Company, including with respect to the election of directors. As of the closing of the Preferred Stock transaction, the Preferred Stock issued in the Preferred Stock transaction, without giving effect to any limitation on conversion, will represent approximately 30% of the voting power of the outstanding stock entitled to vote, and therefore, the holders of Preferred Stock potentially could frustrate a proposed change of control transaction involving the Company.

If all of the Proposals are approved by our stockholders at the Special Meeting and the transactions are consummated, it is expected that Harrison I. Steans and Jennifer W. Steans, in the aggregate and without duplication, will immediately thereafter beneficially own by virtue of having or sharing voting or investment power over shares representing approximately 14% of the outstanding Preferred Stock and approximately 11% of the outstanding shares of our common stock (assuming the exercise in full of the FIC Warrant at an exercise price of $20 per share and the conversion of Preferred Stock held by such persons (and not any other holders thereof)). If all of the Proposals are approved by our stockholders at the Special Meeting and the transactions are consummated, the members of the Taylor family in the aggregate would immediately thereafter beneficially own approximately 45% of our outstanding shares of common stock (assuming the exercise in full of any options and warrants owned by such persons to purchase our common stock (and not any other holders thereof)). Although members of the Taylor family and members of the Steans family have not entered into any agreement or arrangement with respect to their voting of our securities after the closing of the transactions, the Steans family, the Taylor family and their respective affiliates, were they to collectively vote in favor of or against any proposal, will be able to exercise significant control over all matters requiring approval of the Company’s stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our certificate of incorporation, as amended. Each of the Steans family and the Taylor family, were their respective members to collectively vote in favor of or against any proposal, could also separately exercise significant control over matters requiring approval of the Company’s stockholders.

Creation of Executive Committee. If approved, the Third Amended and Restated Certificate of Incorporation will create an Executive Committee, the members of which will be members of our Board of Directors with one director designated for nomination by FIC, one director designated for nomination by the members of the Taylor family and one member will be our most senior executive officer serving on the Board of Directors and not affiliated with either FIC or the Taylor family.

We may not take action with respect to certain matters, including engaging in certain transactions and entering into certain agreements, without the unanimous approval of the Executive Committee. The required approval of the Executive Committee for us to take many actions or engage in many transactions, including most change of control transactions such as mergers, consolidations or other business combinations, could prevent us from entering into such transactions despite our Board of Director’s support of the transaction. The members of the Executive Committee may have interests that are not aligned with those of other holders of capital stock of the Company, including with respect to a change of control transaction, and the failure of any one of them to provide approval could prevent us from taking advantage of a transaction potentially beneficial to us and our stockholders.

Please see the sections of this proxy statement above captioned “Proposal 3 – Establishment of the Executive Committee” and “Proposal 3 – Matters Requiring Unanimous Executive Committee Approval” for additional information regarding matters requiring unanimous approval of the Executive Committee.

Third Amended and Restated By-laws

Limitations on Right to Call Special Meetings; No Action by Written Consent; Stockholder Proposal Notice Requirements. Under our Third Amended and Restated By-laws, special meetings of our stockholders may be called by our President, Chairman of the Board of Directors, or a majority of the Board of Directors. Our stockholders will be entitled to request that our Board of Directors convene a special meeting of stockholders only upon the written request to the Board of Directors by the holders of at least 35% of the total voting power of the outstanding stock entitled to vote generally in the election of the members our Board of Directors. Further, our stockholders will be unable to take action by written consent, and therefore, may only take action at stockholder meetings. Additionally, our Third Amended and Restated By-laws will require that stockholder proposals meet certain advanced notice and minimum informational requirements. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders meeting and not by written consent.

Executive Committee Provisions. If approved, the Third Amended and Restated By-Laws will accommodate the Executive Committee, consistent with the provisions of the Third Amended and Restated Certificate of Incorporation. See “– Creation of Executive Committee” above.

Delaware Law

As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in either of our Second Amended Certificate of Incorporation or our proposed Third Amended and Restated Certificate of Incorporation, we are currently governed by Section 203 of the Delaware General Corporation Law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

POTENTIAL CONSEQUENCES IF THE PROPOSALS ARE APPROVED

If the Proposals are approved by stockholders at the Special Meeting and all other conditions to closing the transaction are satisfied or waived by the parties, we expect to consummate the Preferred Stock transaction and subordinated note and warrant unit offering promptly after such approval. We will also enter into the Management Services Agreement with FIC and issue the FIC Warrant to FIC. The following is a discussion of certain potential consequences if the Proposals are approved:

Improved Balance Sheet and Capital Levels. Upon closing of the Preferred Stock transaction and unit offering, the Company and the Bank will receive aggregate gross proceeds of $120 million. With the proceeds of the Preferred Stock transaction and unit offering, we believe that our regulatory capital ratios will remain well above required levels in 2008 and 2009. We further believe that this additional capital will enable us to execute on our strategic growth initiative and generate value for our stockholders.

Expected Strategic Benefits. We expect that Harrison I. Steans and his daughter, Jennifer W. Steans, will be actively involved in helping formulate the strategic direction of the Company and the Bank. We believe that the Steans’ involvement in our business will enable us to capitalize on their expertise, reputation and strong ties to the Chicago area banking community.

Mr. Steans, a former Chairman of LaSalle National Bank, NBD Illinois and USAmeribancs, Inc., has had a long and successful career in the banking industry and is the Chairman of the Executive Committee of FIC, a Chicago-based private asset management firm with over $600 million in equity investment commitments, and Chairman of the Steans Family Foundation. Ms. Steans is the President of FIC and is responsible for its private equity investment activities, and, as a former member of the Board of Directors of PCB Bancorp and current Chairman of USAmeribancorp, Inc., has substantial banking and investment experience. In connection with the Preferred Stock offering, it is contemplated that Mr. Steans will serve as Chairman of a newly formed Executive Committee, which is further described above under “Proposal 3 – Establishment of the Executive Committee” and below under “Potential Consequences If the Proposals Are Approved – Establishment of the Executive Committee.”

Rights of Investors. Upon closing, the rights and privileges associated with our common stock issuable upon conversion of the Preferred Stock and exercise of the warrants, as applicable, will be identical to the rights and privileges associated with our common stock held by the existing holders of our common stock, including voting rights.

Market Effects. The ability of holders of the Preferred Stock and warrants to convert or exercise, as applicable, all such Preferred Stock and warrants into shares of our common stock may impact trading patterns and adversely affect the market price of our common stock. In addition, the holders of the Preferred Stock will have registration rights with respect to shares of our common stock issuable upon conversion or exercise, as applicable, of such Preferred Stock and warrants held by them and other shares of common stock held by them. Any such shares of our common stock, if and when registrable for resale pursuant to an effective registration statement, will be freely transferable without restriction under the Securities Act of 1933. The shares of common stock issuable upon conversion or exercise, as applicable, of such Preferred Stock and warrants may also be transferable under Rule 144 under the Securities Act of 1933, subject in some cases to limitations imposed by Rule 144. If large quantities of our common stock are issued upon conversion of the Preferred Stock and/or exercise of the warrants and are sold (or if it is perceived that they may be sold) into the public market, the trading price of our common stock could be materially adversely affected. In addition, any registration of the Preferred Stock would cause us to incur significant expense related to the registration and ongoing compliance costs related to the continued listing of a second class of securities.

Dilution. Upon closing, the shares of Preferred Stock will be immediately convertible into 6,000,000 shares (subject to adjustment) of our common stock by the holders thereof. Subject to applicable restrictions, there will also be approximately 900,000 shares (subject to adjustment) of common stock issuable upon the exercise of the warrants in the unit offering and up to 500,000 shares (subject to adjustment) of common stock issuable upon the exercise of the FIC Warrant, which will be immediately exercisable. The aggregate number of 7,400,000 shares of common stock issuable upon the conversion of the Preferred Stock and exercise of the warrants will represent approximately 67% of the 11,011,184 outstanding shares of our common stock on September 4, 2008, the date we entered into the Securities Purchase Agreement for the Preferred Stock offering, and approximately 40% of the total number of shares of our common stock outstanding after giving effect to the conversion and exercise of all of these securities. As a result, our existing stockholders will likely incur substantial dilution to their voting interests and will own a significantly smaller percentage of our outstanding shares of common stock as a result of the consummation of these transactions.

We expect that the transactions will have a dilutive effect on both the earnings per share of our common stock and the book value per share of our common stock. Each period, we report basic and diluted earnings per share of our common stock. The computation of these earnings per share amounts take into account net income available to holders of our common stock and the number of shares of common stock outstanding. Diluted earnings per share of common stock also takes into consideration the dilutive impact of certain financial instruments that could be converted into shares of common stock, such as warrants, employee stock options and convertible preferred securities. As a result of these transactions, net income available to holders of our common stock will be reduced by any dividends declared on the Preferred Stock. In addition, dilutive shares outstanding may increase to take into account the dilutive impact of the assumed exercise of the warrants and conversion of preferred shares into shares of common stock. Because the computation of diluted earnings per share of common stock assumes that the warrants and Preferred Stock are exercised for, or converted into, shares of our common stock, the computation will be impacted regardless of whether or not these instruments actually are exercised or converted. The impact of a reduction in net income available to common stockholders and an increase in shares of common stock outstanding because of the actual or assumed conversion of the warrants and preferred shares into shares of common stock could cause a dilution to our reported earnings per share of common stock.

Our reported book value per share of common stock will also be diluted because of these transactions. Book value per share of common stock is computed by dividing stockholders’ equity attributable to holders of common stock by our shares of common stock outstanding. As the warrants are exercised, the common stockholders’ equity will increase by the amount of the exercise price received; however, shares outstanding will also increase, resulting in a dilutive impact to the extent that the exercise price received is less than the current book value of our common stock. In addition, as shares of our Preferred Stock are converted into shares of our common stock, the equity of holders of our common stock equity will increase by the amount of the conversion price; however, the shares of our common stock outstanding would also increase, resulting in a dilutive impact to the extent that the common stock conversion price is less than the then current book value. At June 30, 2008, the Company’s book value per share of common stock was $20.19, as compared to the $10.00 exercise price of the warrants to be issued in the unit offering, the $20.00 per share exercise price of the FIC Warrant and the $10.00 per share conversion price of the Preferred Stock. Since the exercise and conversion prices will be less than the then current book value per share of common stock, if the warrants or Preferred Stock were to be immediately converted into common stock, the impact would be dilutive to book value per share of common stock. If all of the warrants and Preferred Stock were assumed to have been issued and exercised for, or converted into, common stock as of June 30, 2008, the Company’s book value per share of common stock would have been $16.36.

Concentration of Ownership. Our Board of Directors, our officers and their immediate families and related entities currently hold approximately 47% of the outstanding shares of our common stock, with certain members of the Taylor family holding approximately 44%. As our Chairman and Chief Executive Officer and our Executive Vice President, respectively, and as beneficial owners of the largest block of our common stock, Bruce W. Taylor and Jeffrey W. Taylor (and other Taylor family members and related entities) may exercise substantial control over our future direction and operation. Such a concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our common stock.

In addition, if the Proposals are approved by stockholders at the Special Meeting, members of the Taylor family, the Steans and their respective affiliates will own securities with a substantial portion of the total combined voting power of our outstanding voting shares. Although members of the Taylor family and members of the Steans family have not entered into any agreement or arrangement with respect to their voting of our securities after the closing of the transactions, the Steans family, the Taylor family and their respective affiliates, were they to vote in the same way, will be able to exercise significant control over all matters requiring approval of the Company’s stockholders, including the election of directors and approval of significant corporate transactions and matters including mergers or similar transactions and amendments to our certificate of incorporation. Each of the Steans family and the Taylor family, separately, were their respective members to collectively vote in the same way, could also separately exercise significant control over matters requiring approval of the Company’s stockholders.

The current ownership of our voting securities, and the expected ownership after the consummation of the Preferred Stock and subordinated debt and warrant transactions, are further described below in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Establishment of the Executive Committee. Upon closing of the Preferred Stock transaction and the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Executive Committee will be established. The Executive Committee, which will initially be comprised of Bruce W. Taylor, as the Taylor family designee, Harrison Steans, as the FIC designee, and Mark Hoppe, as the senior officer designee, will be able to exercise significant authority over significant matters affecting the Company. The unanimous approval of the Executive Committee is required for us to take many significant corporate actions, and any member of the Executive Committee could, by himself or herself, block our taking action that is approved by our board of directors and that may be in the best interests of our stockholders. It is possible that the interests of the members of the Executive Committee may differ from those of our other stockholders with respect to corporate actions requiring Executive Committee approval. In addition, the requirement to obtain Executive Committee approval prior to taking actions or engaging in transactions could create logistical difficulties in consummating the actions or transactions if an Executive Committee member is for any reason incapacitated, unreachable or otherwise unavailable to provide his or her approval. Please see the section of this proxy statement above captioned “Anti-Takeover Effects” for additional information.

Corporate Governance Documents. If the Proposals are approved by the stockholders, then in connection with the consummation of the Preferred Stock transaction, we will file the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, at which time it will become effective. The Third Amended and Restated By-laws will become effective upon their approval by the stockholders at the Special Meeting. The provisions of the Third Amended and Restated Certificate of Incorporation and By-laws may have anti-takeover effects. Please see the section of this proxy statement above captioned “Anti-Takeover Effects” for additional information.

Tax Treatment and Accounting Treatment of the Company. If the Proposals are approved, each of the Preferred Stock transaction, the unit offering and other related transactions as described in this proxy statement will have certain tax and accounting consequences to us. See the sections of this proxy statement captioned “Proposal 1 – Tax Treatment, Accounting Treatment and Regulatory Consequences” and “Proposal 2 – Tax Treatment, Accounting Treatment and Regulatory Consequences,” for additional information.

POTENTIAL CONSEQUENCES IF THE PROPOSALS ARE NOT APPROVED

All Proposals Are Interrelated. All Proposals set forth for consideration in this proxy statement are interrelated. In the event any one or more of the Proposals set forth in this proxy statement are not approved by our stockholders at the Special Meeting and we have not already consummated the transaction contemplated by the Proposals, (A) the transactions contemplated by any of the Proposals may not be consummated (B) the Third Amended and Restated By-laws will not become effective, and (C) a majority of Preferred Stock investors, as represented by the number of shares of Preferred Stock for which such investors have subscribed, will have the right to terminate the Securities Purchase Agreement. Upon such a termination by the Preferred Stock investors, we will be required under the Securities Purchase Agreement to pay FIC a fee of $1.5 million.

Additional Meetings. If all of the Proposals are not approved by our stockholders at the Special Meeting, then upon the request of a majority of the Preferred Stock investors as represented by the number of shares of Preferred Stock for which such investors have subscribed, or upon the request of a majority of the Unit Offering investors as represented by the principal amount of subordinated notes for which such investors have subscribed, we are required to seek to obtain the stockholder approval of the Proposals at any subsequent meeting of stockholders of the Company until the approval is obtained.

Capitalization. Our ability to support our growth initiative and meet minimum regulatory capital requirements to be considered well-capitalized at the Company and at the Bank is dependent in part on us being able to consummate the Preferred Stock transaction. If we are unable to successfully consummate this transaction, we would be required to significantly reduce our earning asset growth in future periods and our business, reputation, ability to remain well-capitalized and ability to attract and retain qualified personnel may be materially adversely affected. We would also be required to seek additional capital, and events or circumstances in the capital markets generally that are beyond our control may adversely affect our ability to do so on terms acceptable to us, or at all. We may also fail to meet minimum capital levels for qualification as “well-capitalized” under applicable bank regulations. In that event, our access to capital and ability attract and retain deposits would be adversely effected.

Designated Preferred Dividends. Under certain circumstances, prior to the issuance of the Preferred Stock, we may issue the Designated Preferred pursuant to the Securities Purchase Agreement, which shares of Designated Preferred will be automatically exchanged for shares of Preferred Stock upon the approval of the Proposals at the Special Meeting and the filing of the Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If we close the issuance of the Designated Preferred and (1) the Proposals are not approved by our stockholders, (2) the Third Amended and Restated Certificate of Incorporation including the designation of the Preferred Stock is not filed with the Secretary of State of the State of Delaware, and (3) all Designated Preferred has not been exchanged for Preferred Stock, on or prior to November 15, 2008, then dividends will be deemed to have accrued on the Designated Preferred, on a cumulative basis and compounded quarterly at an annual rate equal to 16.0% on the liquidation preference of $25.00 per share, from the date of issuance, and will continue to accrue at such rate. Our continuing obligation to pay this dividend could reduce our available financial resources and otherwise negatively affect our financial condition. If we are unable to pay such dividends with respect to the Designated Preferred, we will be prohibited from paying dividends with respect to our common stock.

Potential Registration of Designated Preferred. If we close the issuance of the Designated Preferred and (1) the Proposals are not approved by our stockholders, (2) the Third Amended and Restated Certificate of Incorporation including the designation of the Preferred Stock is not filed with the Secretary of State of the State of Delaware, and (3) all Designated Preferred has not been exchanged for Preferred Stock, on or before December 31, 2008, then (a) we will be required to pay FIC a fee of $1.5 million, and (b) the holders of at least a majority of the Designated Preferred then outstanding may require us to register for resale all of the Designated Preferred and we must use our reasonable best efforts to cause the listing of the Designated Preferred on a national securities exchange. Consequently, any such shares of our Designated Preferred that are issued or sold pursuant to an effective registration statement will be freely transferable without restriction under the Securities

Act of 1933. In addition, any registration of the Designated Preferred would cause us to incur significant expense related to the registration and ongoing compliance costs related to the continued listing of a second class of securities.

Potential Conversion of Designated Preferred. If we close the issuance of the Designated Preferred and after the Special Meeting any shares of Designated Preferred remain outstanding, the holders of our Designated Preferred may convert, in the aggregate, up to that number of shares of Designated Preferred that would result in the issuance of a number of shares of our common stock equal to 1,301,135 shares, which represents 19.99% of the 11,011,184 shares of our common stock outstanding immediately prior to the execution of the Securities Purchase Agreement, less the 900,000 shares of our common stock issuable upon exercise of the warrants issued in the unit offering. The issuance of any such additional shares of our common stock upon such a conversion would likely cause our existing stockholders to incur substantial dilution to their voting interests and own a smaller percentage of our outstanding shares of common stock as a result of the conversion. However, such dilution will be substantially less than if the Proposals are approved and the Preferred Stock is issued as described in this proxy statement.

Exercisability of Warrants. The unit offering warrants will be exercisable into shares of our common stock on the later of the date of the Special Meeting and the 180th day following the date on which the warrants are issued. Even if our stockholders do not approve the Proposals, the unit offering warrants will still become exercisable for shares of our common stock.

Interests of Certain Persons in Matters to be Acted Upon

Director and Executive Officer Participation. Four of our directors, including three who are executive officers, and one of our other executive officers (and/or entities controlled by them, respectively) have agreed to purchase shares of Preferred Stock at the price of $25.00 per share in the transaction. These individuals have agreed to purchase an aggregate of 120,000 shares of Preferred Stock for a total purchase price of $3,000,000. In addition, two of our directors (who are also executive officers) have subscribed to purchase an aggregate of $700,000 in units of subordinated debt and warrants in the unit offering. In addition, 22 of our other employees have agreed to participate in the Preferred Stock transaction.

The following table reflects the participation of our directors, executive officers and other employees in the Preferred Stock transaction and unit offering. The below table is titled “New Plan Benefits,” in accordance with rules of the SEC:

New Plan Benefits

Name and Title	Number of Shares of Preferred Stock (#)	Principal Amount of Subordinated Debt ($)	Number of Shares Underlying Unit Offering Warrants (#)	Aggregate Amount Invested ($)
Bruce W. Taylor, Chairman and Chief Executive Officer(1)	20,000	$500,000	7,500	$1,000,000

Mark A. Hoppe, Director and President(2)	40,000	$200,000	3,000	$1,200,000

Jeffrey W. Taylor, Director and Executive Vice President(3)	40,000	—	—	$1,000,000

Robin VanCastle, Chief Financial Officer(4)	4,000	—	—	$100,000

John F. Timmer, Executive Vice President of Relationship Banking(5)(6)	4,000	$200,000	3,000	$300,000

Mark T. Garrigus, President of Credit Policy and Chief Credit Officer(6)	—	—	—	—

Executive Group	104,000	$700,000	10,500	$2,600,000
Non-Executive Director Group(7)	20,000	$1,500,000	22,500	$2,000,000
Non-Executive Employees Group	193,280	—	—	$4,832,000

(1)	Purchased by the Bruce W. Taylor Revocable Trust under agreement dated 4/10/1984, of which Bruce W. Taylor is the trustee, in the Preferred Stock transaction and unit offering.

(2)	Purchased by Mr. Hoppe and his spouse, jointly.

(3)	Purchased by Jeffrey Taylor and Susan D. Taylor, as tenants in common.

(4)	Purchased by Robin VanCastle as trustee for the Robin VanCastle Revocable Trust.

(5)	Purchased by Mr. Timmer and his spouse, jointly

(6)	Mr. Timmer and Mr. Garrigus are no longer employed by the Company, and their holdings are not included in the totals for the Executive Group or the Non-Executive Employees Group.

(7)	Purchased by the M. Hill Hammock Jr. Living Trust, in the Preferred Stock transaction and unit offering.

Each of the directors who participated in the Preferred Stock transaction recused himself from our Board of Directors vote to approve the transaction and to authorize and recommend the Proposals described in this proxy statement. In addition, prior to its approval of the transactions, our Board of Directors, as required under the rules of The Nasdaq Stock Market and our internal corporate governance guidelines relating to “related party transactions,” referred the transactions to the Audit Committee for its approval. The Audit Committee reviewed the terms and conditions of the transactions with a view to the potential conflict of interest and determined that the transactions are in the best interest of our stockholders, and specifically approved the participation of our directors, executive officers and other employees in the Preferred Stock transaction and unit offering.

Bruce W. Taylor Employment Agreement. In connection with the transactions described in this proxy statement, we entered into an employment agreement with Bruce W. Taylor, the effectiveness of which is conditioned upon the closing of the Preferred Stock transaction. Please see the section of this proxy statement captioned “Compensation of Directors and Executive Officers – 2008 Compensation Actions” for a summary of the material terms of the employment agreement.

Jeffrey W. Taylor Consulting Agreement. In connection with the transactions described in this proxy statement, we entered into a consulting agreement with Jeffrey W. Taylor, the effectiveness of which is conditioned upon the closing of the Preferred Stock transaction. Please see the section of this proxy statement captioned “Compensation of Directors and Executive Officers – 2008 Compensation Actions” for additional information.

Executive Committee. In connection with the adoption of the proposed Third Amended and Restated Certificate of Incorporation and the approval of the proposed Third Amended and Restated By-laws, an Executive Committee, which will consist of three members of our Board of Directors, will be established. The Executive Committee and its authority and powers are further described above under “Proposal 3 – Establishment of the Executive Committee.” It will consist of one member who is a director designated for nomination by members of the Taylor family, one member designated for nomination by FIC and one member that is our most senior executive officer serving on the Board of Directors and not affiliated with either FIC or the Taylor family. It is contemplated that the initial members of the Executive Committee will be Bruce W. Taylor, our Chairman and Chief Executive Officer, Harrison I. Steans, who will serve as the initial Chairman of the Executive Committee, and Mark A. Hoppe, our President.

Voting Agreement. In connection with the Securities Purchase Agreement, on September 4, 2008, we entered into a voting agreement with members of the Taylor family, including Bruce W. Taylor, Jeffrey W. Taylor, and a trust controlled by members of the Taylor family. Collectively, the Taylor family members and the trust held approximately 44% of the total voting power of our outstanding shares of common stock as of the Record Date for the Special Meeting. They have agreed to vote their shares of common stock in favor of each of the Proposals to be considered at the Special Meeting.

Registration Rights Agreement. In connection with the Securities Purchase Agreement, we agreed to enter into a Registration Rights Agreement with the Preferred Stock investors, members of the Taylor family and FIC. FIC, the Steans, members of the Taylor family and other Preferred Stock investors including other directors, officers and other employees of the Company, may require the Company to register their Company securities, as further described above in the section of this proxy statement captioned “Proposal 1 – Registration Rights Agreement.”

Company Securities Ownership. Members of the Taylor family held approximately 44% of the total voting power of our outstanding shares of common stock as of the Record Date for the Special Meeting. If all of the Proposals are approved by our stockholders at the Special Meeting and the transactions are consummated, significant Preferred Stock investors, including FIC, Harrison I. Steans and Jennifer W. Steans, would become significant stockholders of the Company as described above in the section of this proxy statement captioned “Potential Consequences If the Proposals Are Approved – Concentration of Ownership” and below in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Security Ownership of Certain Beneficial Owners and Management

Our Board of Directors, our officers and their immediate families and related entities hold approximately 47% of the outstanding shares of our common stock, with members of the Taylor family owning approximately 44%. As the Chairman, Chief Executive Officer and Executive Vice President of the Company and as beneficial owners of the largest block of our common stock, Mr. Bruce W. Taylor and Mr. Jeffrey W. Taylor may exercise substantial control over our future direction and operation. Such a concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our common stock.

The table below sets forth information regarding beneficial ownership of our common stock as of the close of business on August 28, 2008 by (1) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our Chief Executive Officer, Chief Financial Officer, as well as our three other most highly compensated executive officers for the year ended December 31, 2007 (collectively, the “Named Officers”), (3) each of our directors, and (4) all of our directors and executive officers as a group. The table also sets forth information regarding the expected beneficial ownership of our common stock and our Preferred Stock by such persons and other persons that are expected to beneficially own more than five percent or more of the Preferred Stock or common stock following the consummation of preferred stock and unit transactions (if all of the Proposals are approved at the Special Meeting).

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire within 60 days of the applicable date, including through the exercise of options or other rights or the conversion of another security. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below have sole investment and voting power with respect to the shares described below. The information presented in the tables is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to us prior to August 28, 2008.

The applicable percentage ownership for each person listed below is based upon 11,011,184 shares of common stock outstanding as of August 28, 2008, and with respect to the adjusted information, an estimated total of 11,011,184 shares of common stock outstanding. Shares of common stock subject to options, warrants or other rights that are exercisable or convertible within 60 days after the applicable date are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, warrants or other rights but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each holder of five percent or more of our common stock listed below is: c/o Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018.

	Class: Common Stock						Class: Preferred Stock
Names of Beneficial Owners	Number of Shares (August 28, 2008)		Percent of Class (August 28, 2008) (%)	Number of Shares (after transactions)		Percent of Class (after transactions) (%)	Number of Shares (after transactions)		Percent of Class (%) (after transactions)
Bruce W. Taylor	4,772,320	(1)	43.2	4,822,320	(1)(2)	43.5	20,000	(3)	*
Jeffrey W. Taylor	4,766,430	(4)	43.1	4,866,430	(4)(5)	43.7	40,000	(6)	1.7
Cindy Taylor Robinson	4,770,600	(7)	43.3	4,820,600	(7)(8)	43.6	20,000	(9)
Taylor Voting Trust U/A/D 11/30/98	4,686,600	(10)	42.6	4,686,600	(10)	42.6	—		—
Michael P. Krasny	—		—	700,000	(11)	6.0	280,000	(12)	11.7
Prairie Capital IV, L.P.	—		—	475,000	(13)	4.1	190,000	(14)	7.9
Prairie Capital IV, QP, L.P.	—		—	475,000	(13)	4.1	190,000	(14)	7.9
Bank of America Corporation	800,066	(15)	7.3	800,066	(15)	7.3	—		—
Ronald D. Emanuel	149,451	(16)	1.4	149,451	(16)	1.4	—		—
Edward T. McGowan	99,314	(17)	*	99,314	(17)	*	—		—
Mark A. Hoppe	60,030		*	160,030	(18)	1.4	40,000	(21)	1.7
M. Hill Hammock	47,650	(19)	*	97,650	(19)(20)	*	20,000	(22)	*
Robin VanCastle	40,311	(23)	*	50,311	(23)(24)	*	4,000	(25)	*
Richard W. Tinberg	34,340	(26)	*	34,340	(26)	*	—		—
Melvin E. Pearl	19,340	(27)	*	19,340	(27)	*	—		—
Ronald L. Bliwas	11,432	(28)	*	11,432	(28)	*	—		—
Shepherd G. Pryor, IV	6,667	(29)	*	6,667	(29)	*	—		—
Louise O’Sullivan	4,097	(30)	*	4,097	(30)	*	—		*
Harrison I. Steans	—		—	1,175,000	(31)	9.6	270,000	(32)	11.3
Jennifer W. Steans	—		—	689,300	(33)	5.9	75,720	(34)	3.2
Mark T. Garrigus	85,849	(36)	*	85,849	(36)	*	—		—
John F. Timmer	20,591		*	30,591	(37)	*	4,000	(38)	*

All directors and executive officers as a group on August 28, 2008 (12 persons)(35)(39)	5,324,782	(40)	47.7	NA		NA	NA		NA

All directors and executive officers as a group after transactions (14 persons)(35)(39)	NA		NA	6,999,082	(41)	55.2	469,720		19.6

*	Denotes beneficial ownership less than one percent.

(1)

Includes (i) 4,686,600 shares common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees, (ii) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy L. Taylor Robinson serve as trustees; (iii) 10,000 shares held directly, and (iv) 36,000 shares of common stock issuable within 60 days upon exercise of options.

(2)	Includes 50,000 shares of common stock issuable upon conversion of the Preferred Stock beneficially owned by the Bruce W. Taylor Revocable Trust under agreement dated 4/10/1984.

(3)	Reflects 20,000 shares of Preferred Stock beneficially owned by the Bruce W. Taylor Revocable Trust under agreement dated 4/10/1984.

(4)

Includes (i) 4,686,600 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees, (ii) 39,780 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as trustees, (iii) 375 shares held by Susan Taylor as custodian for Adam Taylor UTMA, (iv) 375 shares held by Susan Taylor as custodian for Brian

Taylor UTMA, (v) 300 shares held by Susan Taylor as custodian for Lisa Taylor UTMA, (vi) 3,000 shares owned by Susan Taylor, and (vii) 36,000 shares of common stock issuable within 60 days upon exercise of options.

(5)	Includes 100,000 shares of common stock issuable upon conversion of the Preferred Stock owned by Jeffrey Taylor and Susan D. Taylor, as tenants in common.

(6)	Reflects 40,000 shares of Preferred Stock owned by Jeffrey Taylor and Susan D. Taylor, as tenants in common.

(7)

Includes (i) 4,686,600 shares of common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees, (ii) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees, (iii) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees, and (iv) 4,500 shares held directly.

(8)	Includes 50,000 shares of common stock issuable upon conversion of the Preferred Stock owned by Mrs. Robinson.

(9)	Reflects 20,000 shares of Preferred Stock owned by Mrs. Robinson.

(10)

Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees of Taylor Voting Trust U/A/D 11/30/98 (the “Taylor Trust”). The voting trust agreement with respect to the Taylor Trust provides the trustees with full discretion as to how to vote the shares of common stock held in trust under such agreement, either in person or by proxy, as they deem proper on all matters that may be submitted to stockholders. The voting trust agreement does not restrict the ability of the depositors of shares of common stock in the Taylor Trust from transferring such shares (subject to applicable restrictions under other agreements). The voting trust agreement may be terminated by a majority of the number of votes eligible to be cast by the trustees or the written consent of depositors holding two-thirds of all of the shares held in trust under the agreement.

(11)

Reflects 700,000 shares of common stock issuable upon the conversion of the Preferred Stock owned by a limited liability company which is wholly owned by Mr. Krasny’s revocable trust. The address for the reporting person is 1622 Willow Road, Suite 200, Northfield, IL 60093.

(12)	Reflects 280,000 shares of Preferred Stock owned by a limited liability company which is wholly owned by Mr. Krasny’s revocable trust.

(13)

Reflects shares of common stock issuable upon the conversion of the Preferred Stock. Daniels & King Capital IV, L.L.C. (“Daniels & King”), is the general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. and has voting power and investment control over these shares. Stephen V. King and C. Bryan Daniels are the managing members of Daniels & King. Each of Daniels & King and Messrs. King and Daniels disclaim beneficial ownership of the shares held by the Prairie Capital funds. The address for the reporting person is 191 N. Wacker Dr., Suite 800, Chicago, Illinois 60606.

(14)

Daniels & King Capital IV, L.L.C., which we refer to as Daniels & King, is the general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. and has voting power and investment control over these shares. Stephen V. King and C. Bryan Daniels are the managing members of Daniels & King. Each of Daniels & King and Messrs. King and Daniels disclaim beneficial ownership of the shares held by the Prairie Capital funds.

(15)

As reported on a Schedule 13G filed with the SEC on February 7, 2008 jointly by Bank of America Corporation, NB Holdings Corporation, Bank of America, National Association, Banc of America Securities Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC, Columbia Management Advisors, LLC and United States Trust Company, N.A. According to the Schedule 13G: (a) Bank of America Corporation and NB Holdings Corporation each has shared voting power with respect to 650,385 shares of common stock and shared dispositive power with respect to 800,066 shares of common stock, (b) Bank of America, National Association has sole voting and dispositive power with respect to 22 shares of common stock, shared voting power with respect to 637,013 shares of common stock and shared dispositive power with respect to 786,694 shares of common stock, (c) Banc of America Securities Holdings Corporation has shared voting and dispositive power with respect to 13,250 shares of common stock, (d) Banc of America Securities LLC has sole voting and dispositive power with respect to

13,250 shares of common stock, (e) Columbia Management Group, LLC has shared voting power with respect to 637,013 shares of common stock and shared dispositive power with respect to 786,694 shares of common stock, (f) Columbia Management Advisors, LLC has sole voting power with respect to 637,013 shares of common stock, sole dispositive power with respect to 781,874 shares of common stock and shared dispositive power with respect to 4,820 shares of common stock, and (g) United States Trust Company, NA has sole voting and dispositive power with respect to 100 shares of common stock. The address for each of the reporting persons is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(16)	Includes (i) 128,691 shares owned by the Emanuel Family Partnership, and (ii) 15,480 shares of common stock issuable within 60 days upon exercise of options.

(17)	Includes (i) 15,000 shares owned by the Edward T. McGowan Trust, and (ii) 15,480 shares of common stock issuable within 60 days upon exercise of options.

(18)	Includes 100,000 shares of common stock issuable upon conversion of the Preferred Stock owned jointly by Mr. Hoppe and his spouse, jointly

(19)	Includes (i) 21,000 shares owned by the M. Hill Hammock Jr. Living Trust, and (ii) 21,000 shares owned by the Cheryl W. Hammock Living Trust.

(20)	Includes 50,000 shares of common stock issuable upon conversion of the Preferred Stock beneficially owned by the M. Hill Hammock Jr. Living Trust.

(21)	Reflects 40,000 shares of Preferred Stock owned by Mr. Hoppe and his spouse, jointly.

(22)	Reflects 20,000 shares of Preferred Stock beneficially owned by the M. Hill Hammock Jr. Living Trust.

(23)	Includes 25,861 shares of common stock issuable upon exercise of options.

(24)	Includes 10,000 shares of common stock issuable upon conversion of the Preferred Stock beneficially owned by Robin VanCastle as trustee for the Robin VanCastle Revocable Trust.

(25)	Reflects 4,000 shares of Preferred Stock beneficially owned by Robin VanCastle as trustee for the Robin VanCastle Revocable Trust.

(26)	Includes 10,320 shares of common stock issuable upon exercise of options.

(27)	Includes 10,320 shares of common stock issuable upon exercise of options.

(28)	Includes 2,820 shares of common stock issuable upon exercise of options.

(29)	Includes 2,820 shares of common stock issuable upon exercise of options.

(30)	Includes 1,620 shares of common stock issuable upon exercise of options.

(31)

Includes (i) 500,000 shares of common stock issuable to FIC upon exercise of the FIC Warrant over which such person may be deemed to share investment and/or voting power, and (ii) 675,000 shares of common stock issuable upon conversion of 270,000 shares of Preferred Stock beneficially owned by Mr. Steans as trustee of the Harrison I. Steans Self-Declaration of Revocable Trust. The business address of Mr. Steans is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(32)	Reflects 270,000 shares of Preferred Stock beneficially owned by Mr. Steans as trustee of the Harrison I. Steans Self-Declaration of Revocable Trust.

(33)

Includes (i) 500,000 shares of common stock issuable to FIC upon exercise of the FIC Warrant over which such person may be deemed to share investment and/or voting power, and (ii) 5,000 shares of common stock issuable upon conversion of 2,000 shares of Preferred Stock beneficially owned by Ms. Steans as a trustee of the Jennifer Steans 1999 Descendants Trust, (iii) 75,000 shares of common stock issuable upon conversion of 30,000 shares of Preferred Stock beneficially owned by Ms. Steans as a trustee of the Jennifer W. Steans 2000 Trust, (iv) 25,000 shares of common stock issuable upon conversion of 10,000 shares of Preferred Stock beneficially owned by James Kastenholz (the spouse of Ms. Steans) as trustee of the James P. Kastenholz 2000 Trust, and (v) 84,300 shares of common stock issuable upon conversion of 33,720 shares of Preferred Stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (iv) and (v) hereof. The voting rights of the Preferred Stock described in clauses (ii) through (v) hereof will be subject to the limitation described above under “Proposal 1 – Description of the Preferred Stock – Voting Rights” prior to conversion of such shares. The business address of Ms. Steans is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(34)

Includes (i) 2,000 shares of Preferred Stock beneficially owned by Ms. Steans as a trustee of the Jennifer Steans 1999 Descendants Trust, (ii) 30,000 shares of Preferred Stock beneficially owned by Ms. Steans as a trustee of the Jennifer W. Steans 2000 Trust, (iii) 10,000 shares of Preferred Stock beneficially owned by James Kastenholz (the spouse of Ms. Steans) as trustee of the James P. Kastenholz 2000 Trust, and (iv) 33,720 shares of Preferred Stock held by PCB, Limited Partnership of which Ms. Steans is one of three general partners. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (iii) and (iv) hereof. The voting rights of the Preferred Stock described in clauses (ii) through (v) hereof will be subject to the limitation described above under “Proposal 1 – Description of the Preferred Stock – Voting Rights” prior to conversion of such shares.

(35)

Mr. Timmer and Mr. Garrigus are no longer employed by the Company. Their holdings are not included in the totals for All directors and executive officers as a group on either August 28, 2008 or after the transactions.

(36)	Includes 57,035 shares of common stock issuable upon exercise of options.

(37)	Includes 10,000 shares of common stock issuable upon conversion of the Preferred Stock owned jointly by Mr. Timmer and his spouse, jointly.

(38)	Reflects 4,000 shares of Preferred Stock owned by Mr. Timmer and his spouse, jointly.

(39)

Harrison I. Steans and Jennifer W. Steans will become members of our Board of Directors upon consummation of the Preferred Stock (or Designated Preferred, as applicable) transaction pursuant to the Securities Purchase Agreement. Their respective stock ownership totals are not included in the stock ownership totals for all officers and directors as a group on August 28, 2008, but are included in stock ownership totals for the officers and directors as a group after the transactions.

(40)	Includes 156,721 shares of common stock issuable upon exercise of options.

(41)

Includes (i) 156,721 shares of common stock issuable upon exercise of options, (ii) 1,174,300 shares of common stock issuable upon conversion of the Preferred Stock, and (iii) 500,000 shares of common stock issuable to FIC upon exercise of the FIC Warrant, over which Harrison I. Steans and Jennifer W. Steans may be deemed to share investment and/or voting power.

Capitalization

The following table sets forth our consolidated capitalization and capital ratios as of June 30, 2008 on an actual basis and on a pro forma basis as adjusted to give effect to (1) the expected issuance of 2,400,000 shares of Preferred Stock, for a total purchase price of $60 million, which Preferred Stock will be convertible into an aggregate of 6,000,000 shares of our common stock at a conversion price of $10.00 per share, (2) in connection with such Preferred Stock transaction, the related issuance to FIC of a warrant to purchase up to 500,000 shares of our common stock at an exercise price of $20.00 per share, and (3) the issuance of units in an aggregate amount of $60 million, each unit of which consists of a 10% subordinated note in the principal amount of $1,000, issued by the Bank, and a warrant to purchase 15 shares of our common stock at an exercise price of $10.00 per share, as if all of those transaction occurred at June 30, 2008.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2008, included as Appendices I, J, K and L to this proxy statement. Certain amounts included in the “Pro Forma As Adjusted” column contain estimates, including estimates of fair value and issuance costs, which may not reflect actual amounts when the transactions are consummated.

	June 30, 2008
	Actual	Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Long-Term Debt(1)
Notes payable	$12,000	$12,000
Junior subordinated debentures	86,607	86,607
10% subordinated notes issued by Cole Taylor Bank, due 2018, net of discount	—	57,877	(2)

Total Long-Term Debt	$98,607	$156,484

Stockholders’ Equity:
Preferred stock, $.01 par value: (i) 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2008; (ii) 10,000,000 shares authorized, 2,400,000 shares of Series A non-cumulative convertible perpetual preferred stock issued and outstanding, as adjusted	$—	$60,000	(3)
Common stock, $.01 par value; 45,000,000 shares authorized; (i) 11,918,654 shares issued and 10,965,986 shares outstanding at June 30, 2008 and as adjusted.	119	119
Surplus	198,175	215,686	(4)
Retained earnings	44,908	28,228	(5)
Accumulated other comprehensive income, net	2,832	2,832
Treasury stock, at cost, 952,668 shares at June 30, 2008	(24,636)	(24,636)

Stockholders’ equity	$221,398	$282,229

Total capitalization(6)	$320,005	$438,713

Book value per common share	$20.19	$20.27

Capital Ratios:
Total risk-based capital ratio	10.26%	14.10%
Tier 1 risk-based capital ratio	8.63	10.91
Leverage ratio	7.71	9.44

(1)

Long-term debt includes $12.0 million outstanding under our revolving line of credit and $86.6 million of junior subordinated debentures issued TAYC Capital Trust I and TAYC Capital Trust II, our wholly-owned statutory trusts form for the purposes of issuing Trust Preferred Securities.

(2)

Assumes the issuance of the 10% subordinated notes by Cole Taylor Bank, net of discounts. The subordinated notes will be issued with detachable warrants which would allow the holders to convert the warrants into 900,000 shares of our common stock at a $10.00 conversion price. A portion of the proceeds received will be assigned to the value of the detachable warrants and will be recorded in equity as additional paid in capital and a discount on the subordinated notes outstanding.

(3)

Assumes the issuance of 2,400,000 shares of 8.0% non-cumulative convertible perpetual preferred stock, Series A, at a liquidation amount of $25.00 per share. Each share of Preferred Stock would be convertible into 2.5 shares of our common stock. In addition, since the Preferred Stock can immediately be converted into our common stock, assumes that the value assigned to the beneficial conversion feature embedded in the Preferred Stock is charged directly to retained earnings.

(4)

Assumes the additional surplus provided by the beneficial conversion feature embedded in the Preferred Stock ($16.7 million based upon the closing stock price on September 4, 2008, the date the definitive agreement was announced) and the value assigned to the warrants, less issuance costs.

(5)

Since the Preferred Stock can immediately be converted in to common shares, assumes that the value assigned to the beneficial conversion feature embedded in the Preferred Stock is charged directly to retained earnings.

(6)	Total capitalization represents long-term debt plus total stockholders’ equity.

FINANCIAL STATEMENTS

The Company’s Audited Consolidated Financial Statements (including Notes thereto) for the fiscal years ended, and as of, December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are attached to this proxy statement as Appendix I and thereby incorporated by reference herein. The Company’s Consolidated Financial Statements (including Notes thereto) for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, and as of December 31, 2007 and June 30, 2008, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, are attached to this proxy statement as Appendix K and thereby incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is attached to this proxy statement as Appendix J and thereby incorporated by reference herein. Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, is attached to this proxy statement as Appendix L and thereby incorporated by reference herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information regarding our quantitative and qualitative disclosures about market risk is contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations as reported in our Annual Report on Form 10-K and attached hereto as Appendix H and in our in Management’s Discussion and Analysis of Financial Condition and Results of Operations as reported in our Quarterly Report on Form 10-Q attached hereto as Appendix L, in each case in the section thereof entitled “Quantitative and Qualitative Disclosures About Market Risk.”

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

As described above under the section of this proxy statement captioned “Interests of Certain Persons in Matters to be Acted Upon,” certain of our directors and executive officers will be participating in the Preferred Stock transaction and the unit offering. Under Nasdaq Marketplace Rule 4350(i)(1)(A), the shares of Preferred Stock and unit offering warrants issued to these individuals constitute a compensation arrangement because such shares will be issued a price below the book value of the Company’s common stock. As a result, we are required to include the following information in this proxy statement with respect to the compensation of our directors and executive officers.

Compensation Discussion and Analysis

Overview

The Company’s compensation programs for executive officers and key employees are administered under the direction of the Compensation Committee (the “Committee”). The Committee’s primary responsibilities include reviewing and making recommendations to our Board of Directors with respect to the Company’s compensation programs and overseeing the administration of the Company’s employee benefit plans. The Committee reviews and approves the compensation of Bruce W. Taylor, the Company’s Chairman and Chief Executive Officer, and Jeffrey W. Taylor, the Company’s Executive Managing Director, Market Development and New Ventures. The Committee also considers the compensation recommendations of the Company’s Chairman and Chief Executive Officer in making its compensation decisions relative to other executive officers. The Human Resources Department collects all relevant and historical compensation information, and works at the direction of the Committee in putting forth preliminary recommendations regarding compensation levels for the Company’s executive officers.

Objectives of Compensation Program

The primary objectives of the Committee with respect to the Company’s executive compensation program are to (1) attract, motivate and retain individuals who will contribute to the Company’s success, (2) align the interests of the Company’s executives with the long-term interests of our stockholders through award opportunities that can result in the ownership of our common stock, and (3) motivate behavior to attain the Company’s vision. To achieve these objectives, the Committee has designed and implemented an executive compensation program using the following criteria:

•

Compensation should be performance-based. The Committee believes that a portion of the short-term and long-term financial rewards to the Company’s executives should be tied to Company and individual performance goals. The Committee believes that this element of the executive compensation program should increase if performance goals are achieved or exceeded and, correspondingly, should decrease if performance goals are not achieved.

•

Compensation should align the interests of the Company’s executives with the interests of the Company’s stockholders. The executive compensation program emphasizes equity incentives in order to align executive officers’ interests with those of the Company’s stockholders. Awards of restricted stock and stock options are designed to encourage and motivate executive officers to act as owners of the Company, and the Committee believes that such awards encourage executive officer and employee actions focused on the Company’s long-term success.

•

Compensation should be competitive. The Company’s executive compensation program is designed to compensate the Company’s executives at levels comparable to executives at similar companies. The Committee annually reviews our executive compensation program to ensure that remuneration levels and benefits are competitive with Towers Perrin’s published survey data, and utilizes publicly available information and compensation surveys to make informed decisions regarding pay and benefit practices. The Committee engages a compensation consultant who provides the requisite data and analysis, and serves as an advisor on compensation-related issues.

The executive compensation program’s objectives are achieved through a pay-for-performance, total compensation approach, inclusive of base salary, annual and long-term cash incentives, and equity compensation. Pay-for-performance is addressed through the design of the variable elements of the executive compensation program, which generally includes cash compensation tied to financial-based performance metrics, competitive pay practices and equity compensation. Consistent with the pay-for-performance approach, target compensation levels are established through a review of analyses that are prepared by the Company’s compensation consulting firm on a bi-annual basis and updated in the intervening years by our Human Resources Department. The Committee considers these analyses as it determines the cash and incentive compensation elements of executive compensation packages with the intention of paying the Company’s executives at or near the median of base salary, total cash compensation and equity incentive compensation (within dilution constraints) relative to the published survey data of Towers Perrin.

Compensation Consultant

In July 2006, the Committee retained Towers Perrin, a compensation consulting firm, to provide information, to evaluate and make recommendations on the Company’s compensation practices. Towers Perrin performed analysis of compensation compared to Towers Perrin’s 2006 Financial Services Executive Compensation Database. The Committee considered this analysis as it determined the cash and incentive compensation elements of executive compensation packages for 2007 with the intention of paying the Company’s executives at or near the median of base salary, total cash compensation, and equity incentive compensation (within dilution constraints) relative to the Towers Perrin published survey data.

During 2007, the Committee retained Towers Perrin to provide compensation information and recommendations for specific executive officers who were promoted or newly hired in their positions. The Human Resources Department also updated the 2006 published survey data from Towers Perrin in order to bring our assessment of pay levels current using recommended projection methods.

The Committee expects to periodically retain a compensation consultant to provide the Committee with information regarding competitive market data, guidance with respect to certain legal and regulatory requirements and compensation best practices. The Committee believes that a compensation consultant’s input and guidance provides an appropriate framework for the Committee to make informed decisions with respect to our executive compensation program. The Committee does not prohibit management from engaging the same compensation consultant for other compensation advisory projects and Towers Perrin has performed services for the Company separate from its work for the Committee. However, the Committee believes the nature of those engagements, and the fees paid on those engagements, have not compromised Towers Perrin’s independence or advice to the Committee.

Elements of the Compensation Program

Total Compensation. The Committee considers all components of the Company’s compensation program in the aggregate rather than focusing on any one component in isolation. The Committee reviews the dollar value of each of the following compensation components for each Named Officer:

•	Base salary;

•	Cash incentive bonuses;

•	Equity compensation, including stock options and restricted stock;

•	Retirement (including Supplemental Retirement Plan (SERP)), health and welfare benefits; and

•	Perquisites

At a Committee meeting held during the first quarter of each year, the Committee reviews and approves the compensation of each Named Officer and sets base salaries (effective in late March), establishes annual incentive bonus plan targets and performance goals under the 2007 Incentive Bonus Plan, approves equity incentive awards for the current year and determines annual incentive cash bonus plan awards for the year just concluded. The meeting at which the Committee approves annual equity incentive awards for the current year typically is scheduled after the earnings press release for the prior year at a time when the Company has not imposed a blackout period for transactions involving its common stock.

The following describes in more specific terms the elements of Named Officer compensation in 2007:

Base Salary. Base salary is established for each Named Officer based on his or her unique value and historical contributions to the Company’s success. The Committee, among other things, takes into account competitive market compensation paid by companies in the published survey data of Towers Perrin for similar positions. The information used by the Committee in setting base salary levels includes data available from objective, professionally conducted market studies, such as the Towers Perrin reports discussed above, which is then integrated with Company and individual performance considerations. The Committee annually reviews the base compensation of our Named Officers to assure that a competitive position is maintained.

As discussed above, executive officer base salaries are targeted at or near the median of the Towers Perrin published survey data. Base salaries are determined by evaluating each executive officer’s level of responsibility and experience and the Company’s performance for the immediately completed period. Increases to base salaries, if granted, are driven primarily by individual performance and comparative data from the Towers Perrin published survey data. Individual performance is evaluated by reviewing the Named Officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities. In setting the base salaries of the executive officers for 2007, the Committee reviewed the compensation of comparable senior executives from the Towers Perrin published survey data. In 2007, the Committee increased the base salaries of many of our Named Officers by approximately 4%. However, the Committee decreased the base salary of Jeffrey W. Taylor by approximately 6% in light of the changes in his responsibilities. In making this determination, the Committee recognized the lack of comparable market compensation data for the new position held by Jeffrey W. Taylor, and the Committee acknowledged that his compensation should be reassessed for 2008. The Committee also increased the base salary of Robin VanCastle by approximately 9% in connection with her promotion to Chief Accounting Officer in October 2006 and by approximately 30% in connection with her promotion to Chief Financial Officer in May 2007. Notwithstanding the significant percentage increase in Ms. VanCastle’s base salary, the Committee recognized that her resulting base salary was less than the median of the Towers Perrin published survey data for a chief financial officer. However, the Committee felt this base salary level was appropriate given her recent promotion to this position, and the Committee determined that the Towers Perrin published survey data may play a greater role in assessing her base salary in future years. The Committee does not target base salary at any particular percent of total compensation, however, in setting base salary levels, the Committee does review information regarding the projected total compensation that each executive officer can earn to ensure that each executive’s total pay package remains reasonable and appropriate for the position, in the Committee’s view.

Cash Incentive Bonuses. Cash incentive bonuses are used to focus our management group on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of Company financial objectives and individual goals. The Committee uses cash bonuses to reward performance achievements generally only as to years in which the Company is profitable. Bonuses, if any, are determined and paid on an annual basis after completion of the bonus year.

The Committee administers our 2007 Incentive Bonus Plan, which was approved by our Board of Directors on April 26, 2007, and by our stockholders on June 7, 2007. Under this plan, the Named Officers and designated officers are eligible to receive cash bonuses based on the attainment of the financial objectives described below. The bonus plan is comprised of two components:

Annual Incentive Bonus. Annual incentive bonuses are primarily based upon the achievement of measurable performance goals established at the beginning of each fiscal year. In the past, the Committee has based bonuses for the Named Officers on achievement of pre-established net income targets because it believes that the Company should reward profitability. Individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports or, in the case of our Named Officers, by the Committee. The Committee considers factors such as the Named Officer’s position and responsibility, performance and contributions, years of experience with the Company and in the industry, knowledge of the banking industry, ability to recruit and build a management team and commitment to the Company’s stated goals and objectives. For 2007, the incentive bonus targets (as a percentage of base salary) ranged from 35% to 50% of base salary. While net income is not the only criteria, because we did not achieve our corporate 2007 net income target, and reported a loss for the year, no annual incentive bonuses were paid to any of our Named Officers.

Long Term Incentive Plan. The Committee terminated the Company’s previous LTIP at the end of 2004. Under a revised 2005 LTIP, only Jeffrey W. Taylor and Bruce W. Taylor, in their capacities as Chief Executive Officer of the Company during different periods in 2006, were eligible to participate in the plan and in connection with that, the Committee eliminated the equity compensation component from Jeffrey W. Taylor’s and Bruce W. Taylor’s overall long-term compensation packages, taking into consideration their existing equity in the Company and the significant number of shares represented by outstanding equity awards.

The LTIP consists of a series of independent three-year performance-based plans. The performance-based plans are intended to further the growth and improve the profitability of the Company. The LTIP provides long-term opportunities for participants to share in the value they help create as the Company achieves and exceeds targeted performance goals.

Jeffrey W. Taylor and Bruce W. Taylor were each eligible to receive a targeted award amount of $400,000 in LTIP cash compensation with a minimum of $0 and a maximum of $1,000,000 with respect to the 2005 plan year, payable in 2008. The Committee approved another three-year performance-based plan in April 2006, which has a target award amount of $400,000, with a minimum of $0 and a maximum of $1,000,000, payable in 2009. The Committee did not approve a three-year performance-based plan in 2007.

The actual award amounts are determined based on attainment of diluted earnings per share (“EPS”) and return on average equity (“ROAE”) targets as of the last day of each three-year performance cycle. For the three-year period ended December 31, 2007, the minimum EPS target was $2.00 per share and the minimum ROAE target was 11.93%. No award payments were made from the LTIP during 2008 because we did not achieve such targets for the three-year period ended December 31, 2007. No award payments are expected to be made from the LTIP during 2009 for the three-year period ending December 31, 2008 because we do not anticipate meeting the minimum EPS and ROAE targets for such period.

The Committee believes that including an annual incentive bonus program as a part of the executive compensation program improves the Company’s ability to attract and retain talented individuals by using variable, performance-based pay. The intent of the program is to reward short-term performance that increases stockholder value. The Committee believes that this component of executive compensation should increase if performance goals are achieved or exceeded and, correspondingly, should decrease if performance goals are not achieved.

As Messrs. Taylor and Taylor already beneficially own a significant amount of our common stock, if LTIP goals are met or exceeded, LTIP awards paid in cash reduce the dilution to stockholders that otherwise would result from equity awards.

Equity Compensation. The Company’s Board of Directors and the Committee believe that long-term equity compensation incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests to increase stockholder value. The Committee administers the Company’s 2002 Incentive Compensation Plan, which was approved by our Board of Directors on June 20, 2002, and by our stockholders on June 27, 2002. Under this plan, directors, officers and employees selected by the Committee are eligible to receive awards, including incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, stock awards and performance awards. Options granted under the plan may be incentive stock options or nonqualified stock options. Stock appreciation rights may be granted at any time either in tandem with an option or on a freestanding basis. Subject to the provisions of the plan, the Committee will determine the type of award, when and to whom awards will be granted, the number of shares or amount of cash covered by each award and the terms and kinds of consideration payable with respect to awards. To date, the Committee has only authorized stock option and restricted stock awards under the plan.

Stock options provide executives with the opportunity to acquire an equity interest in the Company and to share in the appreciation of the value of our common stock. Stock options are granted with an exercise price equal to the closing sale price of the Company’s common stock on the date of grant, and are subject to vesting over time (generally over four years). All stock options granted in 2007 are exercisable, subject to vesting, at any time during a term of eight years from the date of grant. However, the term of an option will be shortened following a termination of employment.

Grants of restricted stock also provide executives with the opportunity to accumulate an equity interest in our company. The value of restricted stock shares granted under the plan is determined based upon the last closing sale price of our common stock on the date of grant, and such shares are subject to vesting over time. Specifically, half of the underlying shares vest on the third anniversary of the grant date, and an additional 25% of these underlying shares vest on each of the fourth and fifth anniversaries of the grant date.

In March 2005, the Committee eliminated the equity compensation component from Jeffrey W. Taylor’s and Bruce W. Taylor’s overall long-term compensation packages due to considerations related to the perceived aggregate common stock overhang of the Company’s outstanding equity awards. Accordingly, neither of them were granted stock options or restricted stock in 2007. In May 2007, the Committee granted stock options and restricted stock awards to the Other Named Officers. The factors influencing stock option and restricted stock grants to our Named Officers include Company performance, particularly net income, relative levels of responsibility and contributions to the businesses of our company and pay competitiveness with comparable companies.

Retirement, Health and Welfare Benefits. The Company offers a variety of retirement, health and welfare programs to eligible employees. The Named Officers generally are eligible for the same health and welfare benefit programs on the same basis as the rest of the Company’s employees. The Company’s health and welfare programs include medical, dental, vision, life insurance, disability insurance, accidental death and disability and flexible spending accounts.

The Company also offers retirement programs that are intended to supplement the employee’s personal savings and social security benefits, including a profit sharing plan (the “401(k) Plan”) and a non-qualified deferred compensation plan. The purpose of each of these plans is to enable employees to adequately save for retirement.

The Company’s 401(k) Plan is intended to satisfy the tax qualification requirements of Section 401(k) of the Code. The Committee approved the transfer of the profit sharing portion of the Profit Sharing/ESOP plan to the 401(k) Plan effective for the prior year to achieve administrative efficiencies. All eligible employees, including executive officers, may participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of the Code. The Company makes a matching contribution to the 401(k) Plan equal to 100% of each participant’s first 1% of compensation deferred and 50% of a participant’s deferrals above 1% of compensation, up to a maximum of 6% of the participant’s salary. The Company has discretion to change or discontinue matching contributions under the 401(k) Plan. In the Company’s sole discretion, the Company may make contributions to the profit sharing portion of the 401(k) Plan in the form of cash. Employer discretionary contributions and profit sharing accounts are subject to vesting requirements.

The Company also maintains a defined contribution ESOP plan covering employees who (1) have completed 30 days of continuous service during a year in which they complete 1,000 hours of service by year-end, as defined in the plan, (2) are at least 18 years old, and (3) meet certain other eligibility requirements.

In addition, the Company maintains the Taylor Capital Group Non-Qualified Deferred Compensation Plan for the Company’s senior managers, including the Named Officers. Senior managers may elect to defer their own salary and incentive earnings, and the Committee, in its sole discretion, may provide cash contributions into the plan through non-qualified deferred compensation (“NQDC”) and supplemental executive retirement (“SERP”) contributions. The Committee also has the authority to make discretionary contributions into the plan. NQDC and SERP contributions are determined based upon different formula and have different vesting schedules. The purpose of the NQDC and SERP contributions is to enable senior managers, including Named Officers, to adequately save for their retirement. All contributions under this plan are maintained in a rabbi trust.

Perquisites and Other Compensation. The Company provides perquisites to our Named Officers which the Committee believes are reasonable and within market practice. While there is a personal element, in the case of perquisites such as club memberships, these benefits are intended to be used by the Named Officers primarily with customers and business prospects.

The Named Officers are provided with the following perquisites as a supplement to their other compensation:

•	Bruce Taylor, Jeffrey Taylor and John Timmer each received an auto allowance in 2007.

•

In 2004, the Company discontinued a split-dollar life insurance policy for each of Bruce Taylor, and Jeffrey Taylor. In lieu of this policy, Bruce Taylor and Jeffrey Taylor each receive a payment equal to the premium that was paid under the prior policy annually.

•

Bruce Taylor, Jeffrey Taylor and John Timmer each received reimbursements for club membership dues in 2007. The club memberships that are eligible for reimbursement include country clubs, dining clubs and health clubs.

•	Named Officers are eligible to receive a reimbursement if they choose to utilize a professional financial planner.

•

Bruce Taylor and Jeffrey Taylor have a salary continuation benefit which is payable to their respective spouses, families or estates following their death. The benefit for each of Bruce and Jeffrey Taylor is equal to the dollar amount of their then current annual base salary, and will be funded from key man life insurance policies purchased by the Company in 2004.

Accounting and Tax Considerations

The Committee considers the financial accounting treatment to the Company of various elements of compensation as one of several factors in its determination of the amount and form of compensation. The Company has intended for our compensation program to comply with Internal Revenue Code Section 162(m). Section 162(m) of the Code includes a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no executive officers with non-performance based compensation in excess of the Section 162(m) tax deduction limit in 2007. However, if compensation is based on the achievement of performance goals that the Committee sets pursuant to plans approved by the Company’s stockholders, the compensation is not included in the computation of the limit. Although the Committee may award non-deductible compensation in circumstances where the Company deems it appropriate, the Committee generally intends for all compensation paid to the Company’s executive officers to be tax deductible pursuant to the Code.

Stock Ownership Guidelines

In March 2003, the Company adopted a share retention policy that supports the Committee’s belief that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests to increase stockholder value. The Company and the Bank require that Bank officers, including the Named Officers, at or above the level of executive vice president own at least the lower of (1) 35,000 shares of our common stock and (2) a number of shares of our common stock having a value of 2.5 times their base salary. Shares which count toward the fulfillment of this requirement include vested and unvested ESOP and restricted shares, vested stock options and shares owned outright. A Named Officer’s failure to satisfy these guidelines may be a factor for consideration in future equity grants.

Recovery of Compensation

The Company does not have a policy to seek to adjust retroactively or recover Named Officers’ salaries or bonuses.

2008 Compensation Actions

Mark A. Hoppe was appointed the Company’s President and the President and Chief Executive Officer of its wholly-owned subsidiary Cole Taylor Bank, effective February 4, 2008. We entered into an employment agreement expiring in January 2012, subject to automatic one year extensions, with Mr. Hoppe which provided that Mr. Hoppe will be paid an initial annual base salary of $550,000. Mr. Hoppe is also eligible for a performance-based annual cash bonus to be determined in accordance with the Company’s annual incentive compensation program, provided, that Mr. Hoppe’s annual cash bonus level target is set at 100% of his base salary and he is entitled to receive a minimum of $300,000 of incentive compensation under the incentive compensation program for 2008. The employment agreement further provides that Mr. Hoppe is eligible to participate in our incentive compensation bonus plan with an annual starting target of 100% of base salary; which will be paid in accordance with the terms of the incentive compensation plan, and is eligible to receive additional benefits and participate in other Company benefit plans, including the Company’s Deferred Compensation Plan, 401(k) profit sharing plan and health and welfare benefit plans. The Committee approved the grant to Mr. Hoppe of an option to purchase an aggregate of 50,000 shares of common stock of the Company at a price of $19.99 per share and a one-time award of 60,030 shares of restricted stock each grant vesting 25% per year.

On April 22, 2008, upon the recommendation of the Committee, the Board of Directors approved the amendment and restatement of the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan, subject to stockholder approval of such amendment and restatement of the plan at the Annual Meeting. The plan was approved by stockholders at the annual meeting.

Bruce Taylor serves as the Company’s Chief Executive Officer and chairman of its board of directors and the chairman of the board of directors of the Bank. The Company entered into an Employment Agreement with Mr. Taylor on September 4, 2008. The Employment Agreement will be effective upon the closing of the preferred stock transaction, and will be void if such transaction does not close before December 31, 2008. Under the Employment Agreement, Mr. Taylor will be paid an initial annual base salary of $525,200 (the “Base Salary”). The Base Salary will be reviewed on an annual basis by the Committee, and may be increased, but not decreased (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Company or the Bank, unless such reduction occurs during the two-year period commencing upon a “change in control” of the Company (as defined in the Employment Agreement)), by the Committee in its sole discretion. Mr. Taylor is also eligible for a performance-based annual cash bonus to be determined in accordance with the Company’s annual incentive compensation program; provided, that Mr. Taylor’s annual cash bonus level target is set at sixty percent of Base Salary for the year 2008.

The Employment Agreement further provides that Mr. Taylor will be eligible to participate in the Company’s 2002 Incentive Compensation Plan or any successor plan (“Incentive Plan”). Mr. Taylor’s annual targets under the Incentive Plan will be consistent with similar executive officers of the Company and the Bank, and any benefits to be received by Mr. Taylor under the Incentive Plan will depend on the satisfaction of other terms and conditions of the Incentive Plan. Under the Employment Agreement, Mr. Taylor is also eligible to receive additional benefits and participate in other Company benefit plans, including the Company’s Deferred Compensation Plan, 401(k) profit sharing plan and health and welfare benefit plans, payment of club dues, automobile expenses and wealth management services, and is entitled to payment of legal fees and expenses incurred by Mr. Taylor in connection with the negotiation and preparation of the Employment Agreement, provided that such fees and expenses together with certain other fees and expenses of the Taylor family would not exceed $100,000.

The Employment Agreement provides that, in the event that Mr. Taylor’s employment is terminated (i) by the Company other than for disability or “cause” (as defined in the Employment Agreement), or (ii) by Mr. Taylor for “good reason” (as defined in the Employment Agreement), then the Company will pay to Mr. Taylor (A) any accrued but unpaid Base Salary and benefits up to the date of termination, (B) any accrued but unpaid cash bonus with respect to the Company’s fiscal year prior to the year in which the date of termination occurs, (C) subject to his provision of a release, an amount equal to his prior year’s bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365, (D) subject to his provision of a release, an amount (payable in installments) equal to one and one-half times the sum of the Base Salary plus the average of (1) the bonus paid to Mr. Taylor for the year prior to the year in which the date of termination occurs and (2) the greater of (I) the amount described in clause (1) above, and (II) Mr. Taylor’s bonus at target for the year in which the termination occurs, and (E) 18 months of COBRA coverage. In the event Mr. Taylor’s employment is terminated (i) by Mr. Taylor other than for good reason, or (ii) by the Company for cause, Mr. Taylor shall be entitled to receive all previously earned and accrued but unpaid Base Salary and benefits up to the date of termination.

The Employment Agreement provides that Mr. Taylor will receive additional severance payments if his employment is terminated other than for cause or disability by the Company, or if his employment is terminated by him for good reason, during the “Change in Control Period” (as defined in the Employment Agreement). In such circumstance, Mr. Taylor will be entitled to receive (in addition to the payments and benefits he would be entitled to receive pursuant to the preceding paragraph) (i) subject to his provision of a release, an amount equal to one-half times the sum of his Base Salary on the effective date of the change in control or his Base Salary immediately prior to the date when the notice of termination was given (whichever rate is greater) and (ii) the average of (A) his prior year’s bonus, and (B) the greatest of (1) his prior year’s bonus, (2) his actual bonus for the year in which his termination occurs, or (3) his bonus at target for the year in which his termination occurs. In such circumstance, Mr. Taylor shall also be entitled to continuation of medical benefits for up to 36 months, and the vesting of his Incentive Plan benefits or equity awards will be governed by the controlling plan documents. The Employment Agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply; provided, however, that any such payment shall not exceed $350,000.

The Employment Agreement includes provisions with regard to non-solicitation of customers and employees of the Company and the Bank (including during the term of the Employment Agreement and for one year following the termination of Mr. Taylor’s employment), and ownership of work product, non-disparagement and confidentiality.

Jeffrey W. Taylor was appointed vice chairman of the board of directors of the Company, a member of the board of directors of the Bank, and as a consultant to provide services to the Bank. On September 4, 2008, the Company entered into a Consulting Agreement with Mr. Taylor, a member of the Company’s Board of Directors and Executive Managing Director, Market Development and New Ventures of the Company. The Consulting Agreement, which has a one-year term, will be effective upon the closing of the preferred stock transaction, and will be void if such transaction does not close before December 31, 2008. Mr. Taylor will provide, among other things, certain advisory and consulting services to the Company and the Bank and will cease the terms of his employment and position as an executive officer of the Company as of the effective date of the Consulting Agreement. Mr. Taylor will serve as Vice Chairman of the Board of Directors of the Company and as a member of the board of directors of the Bank under the terms of the Consulting Agreement.

The Consulting Agreement provides that the Bank will pay Mr. Taylor a monthly fee of $40,000 during the term of the Consulting Agreement and, upon a separation from service with the Registrant and the Bank, subject to his provision of a release, a final payment equal to $1,250,000, payable in a cash lump sum on the 70th day following the date such separation from service occurs; provided that such final payment shall not be required to be paid if the parties enter into a new consulting or employment agreement prior to the date on which such final payment is due. In addition, if Mr. Taylor dies during the term of the Consulting Agreement, the Bank will be obligated to pay Mr. Taylor’s beneficiary $480,000 in 12 equal monthly installments and the final payment of $1,250,000.

The Consulting Agreement provides that during the health care continuation period under COBRA, if Mr. Taylor so elects, Mr. Taylor, his spouse and dependents shall be provided with medical and dental coverage at the cost applicable from time to time, to active senior executives of the Bank. After the COBRA continuation period, the Bank shall make commercially reasonable efforts to continue to cover Mr. Taylor and his family under the Bank’s medical and dental plans at his cost until he attains eligibility for Medicare. If such continued coverage is not feasible, the Bank shall make commercially reasonable efforts to assist Mr. Taylor in securing medical and dental insurance coverage at his cost. The Consulting Agreement further provides for reimbursement of Mr. Taylor’s reasonable business expenses during the term of the Consulting Agreement, Mr. Taylor will also be entitled to customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of the Company, though he will not be entitled to any compensation for his service as a director of the Bank. Mr. Taylor is entitled to payment of legal fees and expenses incurred by him in connection with the negotiation and preparation of the Consulting Agreement, provided that such fees and expenses together with certain other fees and expenses of the Taylor family would not exceed $100,000. Mr. Taylor also has two option grants of 20,000 shares of common stock each, one at an exercise price of $26.08, the other at $20.00 per share, which are anticipated to fully vest, and may be exercised through, March 17, 2014 and March 19, 2013, respectively.

The Consulting Agreement also provides that for so long as Mr. Taylor is a “Taylor family” nominee to the Company’s Board of Directors in accordance with the Company’s By-laws, the Company will use its best efforts to cause Mr. Taylor to be elected to its Board of Directors and as its Vice Chairman and will recommend that stockholders elect Mr. Taylor to the Board of Directors at each stockholders meeting at which directors are to be elected and in each proxy statement related thereto. The Consulting Agreement further provides that, if the Company fails to cause Mr. Taylor to be appointed to the Board, the Company will cause Mr. Taylor to be appointed an observer of its Board of Directors.

The Consulting Agreement includes provisions with regard to non-solicitation of customers and employees of the Company and the Bank (including during the term of the Consulting Agreement and for one year after his separation from service) and ownership of work product, non-disparagement and confidentiality.

On August 20, 2008, the board of directors of the Company ratified the termination of the Taylor Capital Group, Inc. 1997 Long-Term Incentive Plan which had been terminated as of June 20, 2002, and it also ratified the termination of the Long Term Incentive Plan program under the Taylor Capital Group, Inc. Incentive Bonus Plan which had been terminated as of December 31, 2004. On August 20, 2008, the board of directors of the Company also approved the amendment of the Trust Under the Taylor Capital Group, Inc. Deferred Compensation Plan (the “Trust”) to eliminate the requirement to fund the Trust on a change in control, and to eliminate the status of the Trust as irrevocable on a change in control. The Company is awaiting approval of this amendment to the Trust by the trustee of the Trust, State Street Bank & Trust.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serve, or in the past served, on the compensation committee or board of directors of any other company the executive officers of which serve on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Melvin E. Pearl (Chairman)

Louise O’Sullivan

Richard W. Tinberg

The above report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following table provides information concerning the compensation for the Company’s Named Officers who served in such capacities during the years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Bruce W. Taylor, Chairman of the Board and CEO	2007	$519,761	$—	$—	$41,395	$—	$70,497	$83,556	$715,209
	2006	505,000	—	—	41,470	193,862	79,424	146,153	965,909

Jeffrey W. Taylor, Executive Managing Director, Market Development and New Ventures	2007	483,077	—	—	41,395	—	71,759	96,979	693,210
	2006	505,000	—	—	41,470	193,862	104,585	160,825	1,005,742

Robin VanCastle, Chief Financial Officer	2007	237,883	—	40,089	18,010	—	21,922	10,311	328,215
	2006	171,570	—	33,494	14,192	50,000	31,986	18,970	320,212

John F. Timmer, Executive Vice President of Relationship Banking(5)	2007	292,810	—	24,375	137,698	—	56,795	58,063	569,741
	2006	285,000	—	38,187	117,678	130,000	66,326	84,032	721,223

Mark T. Garrigus, Executive Vice President of Credit Policy and Chief Credit Officer(6)	2007	244,008	—	8,619	100,906	—	54,077	9,754	417,364
	2006	237,500	—	6,571	90,771	80,000	58,154	33,646	506,642

(1)

The amounts in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, computed in accordance with SFAS No. 123(R), except that no forfeiture assumption related to service based vesting conditions is assumed. The amount of compensation expense includes restricted stock awards granted in and prior to 2007. Assumptions used in the calculation of the grant date fair value of restricted stock awards are included in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 13, 2008.

(2)

The amounts in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, computed in accordance with SFAS No. 123(R), except that no forfeiture assumption related to service based vesting conditions is assumed. The amount of compensation expense includes stock option awards granted in, and prior to, 2007. Assumptions used in the calculation of the grant date fair value of the stock option awards are included in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 13, 2008.

(3)	Represents amounts earned during year and paid in the following year under the Company’s 2002 Incentive Bonus Plan.

(4)	Detail of All Other Compensation in 2007 is included in the table captioned “2007 All Other Compensation” below.

(5)	Mr. Timmer’s employment as Executive Vice President of Relationship Banking terminated as of March 31, 2008.

(6)	Mr. Garrigus’ employment as Executive Vice President of Credit Policy and Chief Credit Officer terminated on June 30, 2008.

2007 ALL OTHER COMPENSATION

The following table and related footnotes set forth certain information concerning the amounts under the “All Other Compensation” column in the 2007 Summary Compensation Table above.

Name	Perquisites and Other Personal Benefits ($)	Non-Qualified Deferred Compensation Contributions by Company(1)	Insurance Premiums ($)(2)	Payment in Lieu of Split Dollar Life Insurance Policy(3)	Company Contributions to Qualified Retirement Plans ($)		Severance Payments/ Accruals ($)	Total ($)
Bruce W. Taylor	$45,006	$20,273	$6,662	$—	$11,615	(4)	$—	$83,556
Jeffrey W. Taylor	52,706	7,603	11,201	13,854	11,615	(5)	—	96,979
Robin VanCastle	—	987	—	—	9,324	(6)	—	10,311
John F. Timmer	19,311	28,203	—	—	10,549	(7)	—	58,063
Mark T. Garrigus	—	1,580	—	—	8,174	(8)	—	9,754

(1)

The Taylor Capital Group Non-Qualified Deferred Compensation Plan is a non-qualified plan that provides certain of the Company’s managers, including the Named Officers, the opportunity to defer compensation in excess of the limitations imposed in qualified retirement plan benefits. Participants are eligible to defer up to 75% of their base salary and 95% of their cash incentive earnings and the Company’s Compensation Committee, in its sole discretion, may provide cash contributions into the plan through non-qualified deferred compensation or supplemental executive retirement (“SERP”) contributions.

(2)

Represents insurance premiums paid on behalf of Jeffrey W. Taylor and Bruce W. Taylor for supplementary disability coverage, and key man life insurance, the proceeds of which would be used to fund salary continuation benefits upon their death.

(3)	Represents a payment in cash in lieu of a split dollar life insurance policy.

(4)	Represents $7,875 in matching 401(k) contributions, $2,096 in profit sharing contributions, and $1,644 in contributions to the ESOP.

(5)	Represents $7,875 in matching 401(k) contributions, $2,096 in profit sharing contributions, and $1,644 in contributions to the ESOP.

(6)	Represents $5,584 in matching 401(k) contributions, $2,096 in profit sharing contributions, and $1,644 in contributions to the ESOP.

(7)	Represents $6,809 in matching 401(k) contributions, $2,096 in profit sharing contributions, and $1,644 in contributions to the ESOP.

(8)	Represents $4,434 in matching 401(k) contributions, $2,096 in profit sharing contributions, and $1,644 in contributions to the ESOP.

Perquisites and Other Personal Benefits in 2007 consisted of:

Name	Personal Use of Company Car/ Parking ($)(1)	Country Club Dues ($)	Dining Club Dues ($)	Wealth Management Services ($)(2)	Total Perquisites and Other Personal Benefits ($)
Bruce W. Taylor	$11,712	$23,676	$6,378	$3,240	$45,006
Jeffrey W. Taylor	21,387	23,315	5,326	2,678	52,706
Robin VanCastle	—	—	—	—	—
John F. Timmer	8,220	9,299	—	1,792	19,311
Mark T. Garrigus	—	—	—	—	—

(1)	Reflects lease payments and license plate expense.

(2)

Eligible executive officers may receive a 20% discount on fees for services performed by Cole Taylor Bank’s Wealth Management department. Amounts reflect estimates of the discounts received for services rendered during 2007.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options to purchase shares of our common stock and restricted stock granted during the year ended December 31, 2007, to each of our Named Officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruce W. Taylor	—	—	—	—	—	—	—	—		—	—	—

Jeffrey W. Taylor	—	—	—	—	—	—	—	—		—	—	—

Robin VanCastle	5/22/07	—	—	—	—	—	—	1,121	(4)	—	—	$34,000
	5/22/07									5,045	$30.33	46,717

John F. Timmer	5/22/07	—	—	—	—	—	—	2,638	(4)	—	—	80,011
	5/22/07									11,869	30.33	109,907

Mark Garrigus	5/22/07	—	—	—	—	—	—	1,978	(4)	—	—	59,993
	5/22/07									8,902	30.33	82,433

(1)

The award represents a restricted stock award granted to the Named Officer in accordance with the Company’s 2002 Incentive Compensation Plan. The value of the award is based upon the closing market price of the Company’s common stock on the date of grant, which is the date the Compensation Committee of the Board of Directors approved the individual restricted stock awards.

(2)

The per-share exercise or base price of the option grants is determined as the closing market price of the Company’s common stock on the date of grant, which is the date the Compensation Committee approved the individual stock option grants.

(3)

Assumptions used in the calculation of the grant date fair value of the stock option awards are included in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 13, 2008.

(4)	For each grant of restricted stock, 50% of the award will vest on May 22, 2010, 25% on May 22, 2011, and the remaining 25% on May 22, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table includes certain information with respect to the value of all unexercised options to purchase shares of the Company’s common stock and unvested shares of restricted stock previously awarded to the Named Officers as of December 31, 2007:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Bruce W. Taylor	16,000	4,000	(1)	—	$20.00	3/19/2013	—		—	—	—
	12,000	8,000	(1)	—	26.08	3/17/2014

Jeffrey W. Taylor	16,000	4,000	(1)	—	20.00	3/19/2013	—		—	—	—
	12,000	8,000	(1)	—	26.08	3/17/2014

Robin VanCastle	4,725	—		—	18.00	2/25/2009				—	—
	4,725	—		—	19.33	2/28/2010
	3,150	—		—	22.67	3/2/2011
	3,000	—		—	19.33	3/1/2012
	4,000	1,000	(1)	—	20.00	3/19/2013
	3,000	2,000	(1)	—	26.08	3/17/2014
	—	5,045	(2)	—	30.33	5/22/2015
							2,392	(3)	$48,797
							2,000	(4)	40,800
							1,121	(5)	22,868

John F. Timmer	15,000	—		—	19.33	8/20/2012				—	—
	6,600	1,650	(1)	—	20.00	3/19/2013
	6,750	4,500	(1)	—	26.08	3/17/2014
	8,863	13,296	(1)	—	31.36	3/7/2015
	4,327	12,981	(2)	—	37.51	3/1/2014
	—	11,869	(2)	—	30.33	5/22/2015
							2,638	(6)	53,815

Mark T. Garrigus	7,500	—		—	20.00	10/9/2010				—	—
	7,500	—		—	22.67	3/2/2011
	8,250	—		—	19.33	3/1/2012
	6,600	1,650	(1)	—	20.00	3/19/2013
	4,950	3,300	(1)	—	26.08	3/17/2014
	6,652	9,979	(1)	—	31.36	3/7/2015
	3,365	10,097	(2)	—	37.51	3/1/2014
	—	8,902	(2)	—	30.33	5/22/2015
							1,978	(7)	40,351

(1)	Vests at a rate of 20% per year for the first five years of a ten-year option term.

(2)	Vests at a rate of 25% per year for the first four years of an eight-year option term.

(3)	A restricted stock grant of 2,392 shares, of which 50% will vest on March 7, 2008 and an additional 25% will vest on each of March 7, 2009 and 2010.

(4)	A restricted stock grant of 2,000 shares, of which 50% will vest on March 1, 2009 and an additional 25% will vest on each of March 1, 2010 and 2011.

(5)	A restricted stock grant of 1,121 shares, of which 50% will vest on May 22, 2010 and an additional 25% will vest on each of May 22, 2011 and 2012.

(6)	A restricted stock grant of 2,638 shares, of which 50% will vest on May 22, 2010 and an additional 25% will vest on each of May 22, 2011 and 2012.

(7)	A restricted stock grant of 1,978 shares, of which 50% will vest on May 22, 2010 and an additional 25% will vest on each of May 22, 2011 and 2012.

2007 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised by our Named Officers, and restricted stock held by our Named Officers that vested, during the year ended December 31, 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce W. Taylor	—	—
Jeffrey W. Taylor	—	—
Robin VanCastle	—	—
John F. Timmer	5,172	$161,315	(1)
Mark T. Garrigus	1,293	45,462	(2)

(1)

Represents the number of shares of restricted stock acquired on vesting multiplied by $31.19 per share, the market price of the Company’s common stock on September 21, 2007, the last business day preceding the date of vesting.

(2)	Represents the number of shares of restricted stock acquired on vesting multiplied by $35.16 per share, the market price of the Company’s common stock on April 2, 2007, the date of vesting.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Bruce W. Taylor	$—	$20,273	$70,497	$—	$899,142
Jeffrey W. Taylor	—	7,603	71,759	—	1,094,356
Robin VanCastle	—	987	21,922	67,064	308,164
John F. Timmer	161,046	28,203	56,795	—	1,007,345
Mark T. Garrigus	—	1,580	54,077	—	735,586

(1)	Reflects employer contributions made in 2008 for 2007.

(2)	Reflects balance as of December 31, 2007.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and related footnotes describe the potential payments upon termination or a change in control for Bruce Taylor, Jeffrey Taylor, Robin VanCastle, John Timmer and Mark Garrigus, in each case assuming termination or a change in control occurred as of December 31, 2007.

Bruce Taylor

	Before Change in Control	After Change in Control	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Long Term Incentive(1)	—	—	—	—	—	—
Stock Options(2)	—	—	—	$1,600	$1,600	—
Restricted Stock(3)	—	—	—	—	—	—
Non-Qualified Deferred Compensation Plan(4)	—	—	—	—	—	—
Salary Continuation(5)	—	—	—	525,200	—	—
COBRA(6)	—		—	—	—	—
Outplacement Services(7)	—	—	—	—	—	—

Jeffrey Taylor

	Before Change in Control	After Change in Control	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Long Term Incentive(1)	—	—	—	—	—	—
Stock Options(2)	—	—	—	$1,600	$1,600	—
Restricted Stock(3)	—	—	—	—	—	—
Non-Qualified Deferred Compensation Plan(4)	—	—	—	—	—	—
Salary Continuation(5)	—	—	—	475,000	—	—
COBRA(6)	—	—	—	—	—	—
Outplacement Services(7)	—	—	—	—	—	—

Robin VanCastle

	Before Change in Control	After Change in Control	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Long Term Incentive(1)	—	—	—	—	—	—
Stock Options(2)	—	$400	—	$400	$400	—
Restricted Stock(3)	—	112,465	—	112,465	112,465	—
Non-Qualified Deferred Compensation Plan(4)	—	—	—	—	—	$308,164
Salary Continuation(5)	—	600,000	—	—	—	—
COBRA(6)	—	23,640	—	—	—	—
Outplacement Services(7)	—	15,000	—	—	—	—

John F. Timmer

Benefit	Before Change in Control	After Change in Control	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Long Term Incentive(1)	—	—	—	—	—	—
Stock Options(2)	—	$660	—	$660	$660
Restricted Stock(3)	—	53,815	—	53,815	53,815	—
Non-Qualified Deferred Compensation Plan(4)	—	—	—	—	—	$1,007,345
Salary Continuation(5)	—	739,220	—	—	—	—
COBRA(6)	—	23,640	—	—	—	—
Outplacement Services(7)	—	15,000	—	—	—	—

Mark T. Garrigus

Benefit	Before Change in Control	After Change in Control	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($)
	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)
Long Term Incentive(1)	—	—	—	—	—	—
Stock Options(2)	—	$660	—	$660	$660
Restricted Stock(3)	—	40,351	—	40,351	40,351	—
Non-Qualified Deferred Compensation Plan(4)	—	—	—	—	—	$735,586
Salary Continuation(5)	—	616,015	—	—	—	—
COBRA(6)	—	23,640	—	—	—	—
Outplacement Services(7)	—	15,000	—	—	—	—

Ms. VanCastle, Mr. Timmer, and Mr. Garrigus have change in control agreements with the Company. As a result of the termination of employment of Messrs. Timmer and Garrigus subsequent to December 31, 2007, no benefits under the change of control agreements will be payable to Messrs. Timmer and Garrigus. These change in control agreements are effective for a period of two years after a change of control event. If they are terminated during the Change Period (as defined in the agreements), they receive the benefits as articulated within the agreement.

(1)	100% of account balances as of the date of a Change of Control (as defined in the agreements) will be paid to the participants within thirty days thereafter.

(2)

Options granted beginning in 2003 become fully/immediately vested and exercisable upon death, disability or involuntary loss of employment within twelve months following a Change of Control. Participants vest within thirty days of a Change of Control if options are not assumed or substituted by the successor entity. Reflects the difference between the $20.40 closing price of our common stock on December 31, 2007 and the exercise price of each unvested stock option that would vest as a result of the assumed termination event.

(3)

Stock granted beginning in 2003 becomes fully and immediately vested upon death, disability or involuntary loss of employment within twelve months following a Change of Control. Reflects the value of unvested restricted stock that would vest as a result of the assumed termination event, based on the $20.40 closing price of our common stock on December 31, 2007.

(4)	Unvested portions of accounts become fully vested upon the effective date of the Change of Control. Reflects total NQDC account balance (both vested and unvested) as of December 31, 2007.

(5)

For Bruce W. Taylor and Jeffrey W. Taylor, the amounts reflect payments payable pursuant to a salary continuation plan to the estates of Bruce W. Taylor and Jeffrey W. Taylor upon their death. Under the plan, upon death, a benefit in the amount of one times the participant’s then current base salary will be paid to the participant’s estate in twelve equal monthly installments. The Company intends to use proceeds from key man life insurance policy to fund these benefits. For Robin VanCastle, John Timmer and Mark Garrigus, amounts reflect a lump sum payment equal to two and one-half times the individual’s annual compensation.

(6)

COBRA Continuation Coverage for executive and qualifying family members for up to eighteen months. Value based on 2008 rates as follows: PPO 500 Deductible Family Coverage/$1,215.17 per month, PPO Family Dental Coverage/$76.87, and Vision Care Family Coverage/$21.27 for the full eighteen month period.

(7)	Services to be provided beginning with the date of termination. Value based on estimated cost of services.

DIRECTOR COMPENSATION

Our non-employee directors receive an annual fee of $10,000 and an attendance fee of $750 for each Board meeting attended and $650 for each committee meeting attended. The chairman of each committee receives an additional annual fee of $5,000 for chairing a committee. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Each non-employee director may also receive an annual equity award, at the discretion of the Compensation Committee of our Board of Directors, under our 2002 Incentive Compensation Plan. In 2007, each of our non-employee directors received options to purchase 801 shares of our common stock and two of those non-employee directors, who are also directors of our Bank, received options to purchase an additional 401 shares of our common stock. These options vest in four equal annual installments beginning on the first anniversary of the date of grant. In addition, during 2007, each of our non-employee directors received a restricted stock grant of 178 shares of our common stock and two of those non-employee directors, who are directors of the Bank, received an additional restricted stock grant of 89 shares of our common stock. The restricted stock grants vest 50% on the third anniversary date of grant and 25% on each of the fourth and fifth anniversary date of grant. Other than with respect to reimbursement of expenses, directors who are our employees or officers do not receive additional compensation for their services as a director.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ronald L. Bliwas	$18,500	$14,828	$15,859	$—	$49,187
Ronald D. Emanuel	23,600	1,243	15,441	378	40,662
Edward McGowan	16,550	8,098	20,258	5,418	50,324
Louise O’Sullivan	21,100	14,518	7,070	—	42,688
Melvin E. Pearl	29,050	5,399	13,502	1,693	49,644
Shepherd G. Pryor, IV	33,700	5,844	8,713	—	48,257
Richard W. Tinberg	29,800	662	10,272	2,352	43,086
Mark L. Yeager	13,750	662	10,272	—	24,684

(1)

The amount in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, computed in accordance with SFAS No. 123(R), except that no forfeiture assumption related to service based vesting conditions is assumed. The amount of compensation expense includes restricted stock awards granted in, and prior to, 2007. As of December 31, 2007, the following directors had unvested restricted stock: Mr. Bliwas, 1,270 shares; Mr. Emanuel, 267 shares; Mr. McGowan, 267; Ms. O’Sullivan, 906 shares; Mr. Pearl, 178 shares; Mr. Pryor, 653 shares; Mr. Tinberg, 178 shares; and Mr. Yeager, 178 shares.

(2)

The amount in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, computed in accordance with SFAS No. 123(R), except that no forfeiture assumption related to service based vesting conditions is assumed. The amount of compensation expense includes stock option awards granted in and prior to 2007. In addition, for each of those directors who meet the requirements of retirement eligible as defined in his or her stock option agreement, compensation cost is recognized over the requisite service period rather than the vesting period. Assumptions used in the calculation of the grant date fair value of the stock option awards are included in Note 14 “Stock-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 13, 2008. As of December 31, 2007, the directors had the following number of stock options outstanding: Mr. Bliwas, 4,840; Mr. Emanuel, 18,510; Mr. McGowan, 18,510; Ms. O’Sullivan, 3,340; Mr. Pearl, 12,340; Mr. Pryor, 4,840; Mr. Tinberg, 12,340; and Mr. Yeager, 12,340.

(3)

Directors are eligible for a 20% discount on fees for services performed by Cole Taylor Bank’s Wealth Management department. Amounts reflect estimates of the discounts received for services rendered during 2007.

Set forth below is information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2007. Security holders previously approved all equity compensation plans of our company in existence at December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	744,986	$26.17	233,459	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	744,986	$26.17	233,459	(1)

(1)

Under the terms of our 2002 Incentive Compensation Plan, the number of shares reserved for issuance under this plan increases as of each January 1 by a number of shares equal to 3.0% of the aggregate number of shares outstanding as of December 31 of the immediately preceding calendar year, minus the number of shares remaining available for awards at that time. Accordingly, as of January 1, 2008, the number of shares of our common stock remaining available for future issuance under this plan increased to 316,560 shares.

Future Stockholder Proposals

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 30, 2008, the date not less than 120 days prior to April 29, 2009 (the first anniversary of the date on which we first mailed our proxy materials for the 2008 annual meeting of stockholders). In addition, our Second Amended and Restated By-laws provides that any stockholder proposals and direct nominations, to be considered at the 2009 Annual Meeting of Stockholders, must be stated in writing and delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 120 days nor more than 150 days prior to April 29, 2009, the first anniversary of the date on which the Company first mailed its proxy materials for the Annual Meeting of Stockholders.

In the event the proposed Third Amended and Restated By-laws are approved by our stockholders at the 2008 Annual Meeting, future stockholder proposals and director nominations will be governed by Section 2.9 thereof. Section 2.9 provides that, with respect to an annual meeting of stockholders, in order to be timely, a stockholder’s notice shall be delivered to, or mailed and received by, our Corporate Secretary not more than 90 nor less than 60 days prior to the anniversary of the mailing of the proxy statement for the prior year’s annual meeting (which for purposes of our 2009 Annual Meeting of Stockholders will be April 29, 2009). If, however, the date of our 2009 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of our 2008 Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting, or (b) the 10th day following the day on which public announcement of the date of the 2009 Annual Meeting is first made. If approved, stockholders are urged to read carefully the additional notice requirements for stockholder proposals and director nominations in Section  2.9 of the proposed Third Amended and Restated By-laws.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing. Stockholders may also read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 9550 West Higgins Road, Rosemont, Illinois 60618, during ordinary business hours beginning ten days prior to the date of the Special Meeting, and will be available for review at the Special Meeting or any adjournments or postponements thereof. The list of stockholders will be available at the Special Meeting or any adjournment or postponement thereof.

We will furnish a copy of our Annual Report on Form 10-K for fiscal year 2007, as filed with the SEC, including the financial statements and attached schedules, upon written or telephonic request. We reserve the right to require payment of a reasonable fee in exchange for furnishing any related exhibit, which fee shall be limited to our reasonable expenses in furnishing such exhibit. Requests for such materials should be directed to

Taylor Capital Group, Inc.

Attention: Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60618

Telephone number: (847) 653-7978

Our filings with the SEC, as well as all of our committee charters and other corporate governance documents, are also available without charge through our website, www.taylorcapitalgroup.com, and from the SEC at its website, www.sec.gov.

This proxy statement is dated September 15, 2008. You should rely only on the information contained in this proxy statement (including the appendices hereto) to vote on the proposals described in this proxy statement. No person has been authorized to give any information or to make any representations not contained in this proxy statement in connection with the matters described in this proxy statement and, if given or made, such information and representations must not be relied upon as having been authorized by us. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Other Matters

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement. If, however, other matters are brought before the Special Meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

Representatives of KPMG LLP, our principal accountants for the current year and for the most recently completed fiscal year, are expected to attend the Special Meeting and be available to respond to appropriate questions from stockholders, if the need arises, or make a statement if the representatives desire to do so.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote your shares by telephone or via the Internet, as explained on the proxy card, or to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or via the Internet. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

Appendix A

Proposed Third Amended and Restated Certificate of Incorporation of Taylor Capital Group, Inc.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAYLOR CAPITAL GROUP, INC.

(Original Certificate of Incorporation Filed October 9, 1996;

Amended and Restated Certificate of Incorporation Filed                     , 2008)

Taylor Capital Group, Inc., a corporation originally incorporated on October 9, 1996 and organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, as amended (“DGCL”), does hereby certify that this Third Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) set forth below has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

FIRST: The name of the corporation is Taylor Capital Group, Inc.

SECOND: The corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Fifty Five Million (55,000,000), consisting of (a) Forty Five Million (45,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (b) Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), [Two Million Four Hundred Thousand (2,400,000)] [Subject to increase in certain circumstances if Designated Preferred is issued] shares of which shall be designated as 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A (the “Series A Preferred”) with the voting powers, preferences, rights and qualifications, limitations set forth in Section B.2 below.

The designations, powers, preferences and relative participating, optional or other special rights of the common stock and the preferred stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. COMMON STOCK

1. Voting. Except as otherwise provided by law, on all matters on which the holders of Common Stock shall be entitled to vote, each share of Common Stock shall entitle the holder thereof to one vote per share.

2. Dividends. Subject to the express terms of any series of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

3. Liquidation. The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary), all assets of the corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

4. Purchases. Subject to any applicable provisions of this Article FOURTH, the corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

B. PREFERRED STOCK

1. Subject to the other provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by law. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, the determination or fixing of the following: (i) the designation of such series; (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the corporation, and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange; (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise; (vii) the restrictions, if any, on the issue or reissue of any additional shares of such series; and (viii) the rights of the holders of the shares of such series upon the liquidation, dissolution or distribution of assets of the corporation.

2. In accordance with this Article FOURTH, the Board of Directors has designated certain shares of preferred stock into a series with the voting powers, preferences, rights, qualifications, limitations and restrictions with respect to the Series A Preferred of the corporation as set forth herein in Article Fourth, paragraph C below.

C. SERIES A PREFERRED STOCK

1. Designation. The designation of the series of preferred stock shall be “8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A”. Each share of Series A Preferred shall be identical in all respects to every other share of Series A Preferred. The Series A Preferred will rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

2. Number of Shares. The number of authorized shares of Series A Preferred shall be [2,400,000] [Subject to increase in certain circumstances if Designated Preferred is issued]. The Company shall have the authority to issue fractional shares of Series A Preferred.

3. Definitions. As used solely within this paragraph C of this Article FOURTH, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in paragraph C(7)(b) of this Article FOURTH.

“Business Day” means any weekday that is not a legal holiday in New York, New York or Chicago, Illinois and is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by law or regulation to be closed.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price at 4:00 p.m., New York City time of the Common Stock on the Nasdaq Global Select Market on such date. If the Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed at 4:00 p.m., New York City time, or if the Common Stock is not so listed on a U.S. national or regional securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price thereon at 4:00 p.m., New York City time, or if the Common Stock is not listed on a national or regional securities exchange or quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization at 4:00 p.m., New York City time, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the corporation) retained by the corporation for this purpose.

“Common Stock” means the common stock of the corporation, par value $0.01 per share, or any other shares of the capital stock of the corporation into which such shares of common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Series A Preferred, and its successors and assigns.

“Conversion at the Option of the Corporation Date” has the meaning set forth in paragraph C(9)(c) of this Article FOURTH.

“Conversion Date” has the meaning set forth in paragraph C(8)(d) of this Article FOURTH.

“Conversion Price” is $10.00, as adjusted from time to time as provided in Section 10.

“Conversion Rate” means, for each share of Series A Preferred, an amount equal to the quotient of $25.00 (subject to adjustment for stock splits, combinations or reclassifications of the Series A Preferred), divided by the Conversion Price in effect at the time of conversion.

“Distribution” shall have the meaning set forth in paragraph C(10)(b) of this Article FOURTH.

“Dividend Conversion Date” means the earliest to occur of the following:

(i) the first date on which the average of VWAP of the Common Stock has exceeded 200% of the then applicable Conversion Price of the Series A Preferred for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after the second anniversary of the Closing (as defined in the Stock Purchase Agreement); or

(ii) the first date on which the average of the VWAP of the Common Stock has exceeded 130% of the then-applicable Conversion Price of the Series A Preferred for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after the third anniversary of the Closing; and

(iii) the Fifth Anniversary Date.

“Dividend Payment Date” shall have the meaning set forth in paragraph C(4)(a) of this Article FOURTH.

“Dividend Period” shall have the meaning set forth in paragraph C(4)(a) of this Article FOURTH.

“Dividend Record Date” shall have the meaning set forth in paragraph C(4)(a) of this Article FOURTH.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Ex-date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive an issuance or distribution.

“Fifth Anniversary Date” is                     , 2013 [the fifth anniversary of the issuance of the Series A Preferred].

“Holder” means the Person in whose name shares of the Series A Preferred are registered, which may be treated by the corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of such shares of Series A Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the corporation now or hereafter authorized.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Limited Holder” shall have the meaning set forth in paragraph C(7)(b) of this Article FOURTH.

“Liquidation Event” shall have the meaning set forth in paragraph C(5)(a) of this Article FOURTH.

“Mandatory Conversion Event” means the earlier to occur of the following dates:

(i) the Fifth Anniversary Date; and

(ii) the first date after a Dividend Conversion Date has occurred on which the outstanding shares of Series A Preferred represent less than 10% of the Total Voting Power of Company.

“Market Disruption Event” means any of the following events that has occurred:

(i) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to the Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

“Notice of Conversion at the Option of the Corporation” has the meaning set forth in paragraph C(9)(c) of this Article FOURTH.

“Officer” means each of the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the corporation.

“Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller or the Chief Accounting Officer of the corporation, and (ii) by the Treasurer, the General Counsel and Corporate Secretary or any Assistant Secretary of the corporation, and delivered to the Conversion Agent.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Purchase Rights” shall have the meaning set forth in paragraph C(10)(c) of this Article FOURTH.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred, and its successors and assigns.

“Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

“Sale Transaction” means any consolidation or merger of the corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the corporation to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting stock of the corporation immediately prior to such transaction beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving Person immediately after the transaction.

“SEC” means the Securities and Exchange Commission.

“Stock Purchase Agreement” means the Securities Purchase Agreement, dated as of September 4, 2008, by and among the corporation and each of the investors listed on the Schedule of Buyers attached thereto.

“Total Voting Power of the Company” means the total combined voting power of all outstanding shares of all classes of capital stock of the corporation that are then entitled to vote in matters presented to a vote of the corporation’s stockholders generally.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

“Transfer Agent” means                      acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred, and its successors and assigns.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the corporation) retained for this purpose by the corporation).

4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the corporation’s Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative dividends on the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series A Preferred) of Series A Preferred, and no more, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on January 15, 2009; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that next succeeding day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred will accrue on the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series A Preferred) at a rate per annum equal to 8.0%. The record date for payment of dividends on the Series A Preferred will be the 30th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the corporation’s Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in cash.

(b) Limitation on Accrual of Dividends. Notwithstanding anything in this paragraph C(4) of this Article FOURTH to the contrary, from and after a Dividend Conversion Date, except for any previously declared dividends, Holders shall no longer be entitled to receive any dividends pursuant to paragraph C(4)(a) of this Article FOURTH; provided that, in the event that the Board of Directors or any duly authorized committee thereof shall determine to pay any cash or non cash dividends or distributions on shares of Common Stock on or after the Dividend Conversion Date, the Holders shall be entitled to receive cash and non cash dividends or distributions in an amount and of kind equal to the dividends or distributions that would have been payable to such Holder if the shares of Series A Preferred held by such Holder had been converted into Common Stock immediately prior to the record date for the determination of the holders of Common Stock entitled to each such dividend or distribution.

(c) Non-Cumulative Dividends. Subject to paragraph C(4)(b) of this Article FOURTH, if the corporation’s Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the corporation will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series A Preferred, Junior Stock or any other class or series of authorized preferred stock of the corporation. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(d) Priority of Dividends. So long as any share of Series A Preferred remains outstanding, unless as to a Dividend Payment Date, full dividends on all outstanding shares of the Series A Preferred have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the corporation will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the corporation or any of its subsidiaries;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan; or

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the corporation where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series A Preferred remains outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred, all dividends declared upon shares of Series A Preferred will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series A Preferred bear to each other.

Subject to the foregoing and paragraph C(4)(b) of this Article FOURTH , and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the corporation’s Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(e) Conversion Following A Record Date. If a Conversion Date for any shares of Series A Preferred is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Series A Preferred is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made (i) if the corporation has issued a notice of a Sale Transaction during the then-current Dividend Period or (ii) if the corporation has issued a notice of conversion at its option of the Series A Preferred.

5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (a “Liquidation Event”), Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the corporation may be made to or set aside with respect to any Junior Stock and subject to the rights of the corporation’s creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Series A Preferred), plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the Liquidation Event if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this paragraph C(5) of this Article FOURTH.

(b) Partial Payment. If the assets of the corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders, the amounts paid to the Holders shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the corporation according to their respective rights and preferences.

6. Sale Transaction.

(a) Liquidation Event. A Sale Transaction shall be deemed to be a Liquidation Event for purposes of paragraph C(5) of Article FOURTH.

(b) Notices. In case at any time or from time to time:

(i) the corporation shall declare a dividend (or any other distribution) on its shares of Common Stock; or

(ii) the corporation shall enter into a binding, definitive agreement with respect to a Sale Transaction;

then the corporation shall mail to each Holder of shares of Series A Preferred at such holder’s address as it appears on the transfer books of the corporation, as promptly as possible but in any event at least 30 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or, if a record is not to be taken, the date as of which the holders of Common Stock of record will be entitled to such dividend or distribution or (B) the date on which such Sale Transaction is expected to become effective.

(c) Notwithstanding anything contained herein to the contrary, (i) each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred at any time prior to the consummation of a Sale Transaction into shares of Common Stock as set forth in paragraph C(7) of this Article FOURTH and subject to the conversion procedures of paragraph C(8) of this Article FOURTH; and (ii) the corporation will not effect any Sale Transaction unless proper provision is made to ensure that the Holders of shares of Series A Preferred outstanding immediately prior to the Sale Transaction shall be entitled to liquidating distributions as provided in paragraph C(5) of this Article FOURTH.

7. Right of the Holders to Convert.

(a) General. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred at any time into shares of Common Stock at the Conversion Rate per share of Series A Preferred (subject to the conversion procedures of paragraph C(8) of this Article FOURTH and the other provisions hereof), plus cash in lieu of fractional shares.

(b) Beneficial Ownership Limitation. Notwithstanding paragraph C(7)(a) of this Article FOURTH, the corporation shall not effect any conversion of shares of Series A Preferred held by a Holder other than member of the Steans Family or the Taylor Family (each as defined in Article FIFTH of this Third Amended and Restated Certificate of Incorporation) or any Affiliate of any such member (any such other

Holder, a “Limited Holder”), and a Limited Holder shall not have the right to convert any shares of Series A Preferred, to the extent that, after giving effect to the conversion set forth in the applicable Conversion Notice, such Limited Holder (together with such Limited Holder’s Affiliates, and any other person or entity acting as a group together with such Limited Holder or any of such Limited Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below); provided, however that the limitations set forth in this sentence shall not apply to any conversion of the Series A Preferred (i) at the option of the corporation pursuant to paragraph 9 of this Article FOURTH or (ii) immediately prior to the consummation of a Sale Transaction (provided that the Limited Holder may submit a Conversion Notice with respect to such conversion prior thereto and contingent thereon). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Limited Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series A Preferred beneficially owned by such Limited Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Limited Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph C(7)(b) of this Article FOURTH, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The submission by a Holder of a Conversion Notice shall be deemed to be a representation by such Holder that such Holder has determined that all of the shares of Series A Preferred to be converted as set forth in such Conversion Notice may be converted without violating the restrictions set forth in this paragraph C(7)(b) of this Article FOURTH, and the corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this paragraph C(7)(b) of this Article FOURTH, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the corporation’s most recent quarterly or annual report filed with Commission, as the case may be, (B) a more recent public announcement by the corporation or (C) a more recent written notice by the corporation or the corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the corporation, including the Series A Preferred, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series A Preferred by the applicable Holder as set forth in the applicable Conversion Notice. The provisions of this paragraph C(7)(b) of this Article FOURTH shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph C(7)(b) of this Article FOURTH to correct this paragraph C(7)(b) of this Article FOURTH (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph C(7)(b) of this Article FOURTH shall apply to any successor Limited Holder of shares of Series A Preferred.

8. Conversion Procedures.

(a) Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Series A Preferred, and such shares of Series A Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares, as set forth in paragraph C(7) of this Article FOURTH, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(b) Rights Prior to Conversion. No allowance or adjustment, except pursuant to paragraph C(10) of this Article FOURTH, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion or rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred.

(c) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred should be registered or paid or the manner in which such shares should be delivered, the corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the corporation.

(d) Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(i) complete and manually sign an irrevocable conversion notice in the form provided by the Conversion Agent (a “Conversion Notice”), or a facsimile of such Conversion Notice, and deliver such Conversion Notice to the Conversion Agent;

(ii) surrender the shares of Series A Preferred to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the corporation pursuant to paragraph C(19)(a) of this Article FOURTH; and

(v) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

Notwithstanding the foregoing, a Conversion Notice given by any Holder in contemplation of a Sale Transaction or a public offering of Common stock may be revocable and conditional upon the consummation of such Sale Transaction or public offering, as applicable.

The term “Conversion Date” means the earlier of (x) the Conversion at the Option of the Corporation Date (as defined in paragraph C(9)(c) of this Article FOURTH), or (y) the date on which a Holder satisfies all of the requirements of this paragraph C(8)(d) of this Article FOURTH. The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) of this paragraph C(8)(d) of this Article FOURTH above.

9. Conversion at the Option of the Corporation.

(a) Corporation Conversion Right. The corporation shall have the right, at its option, to cause some or all of the Series A Preferred to be converted into shares of Common Stock at the then-applicable Conversion Rate at any time after a Mandatory Conversion Event.

(b) Partial Conversion. If the corporation elects to cause less than all the shares of the Series A Preferred to be converted under clause (a) above, the Conversion Agent shall select the Series A Preferred to be converted on a pro rata basis.

(c) Conversion Procedure. In order to exercise the conversion right described in this paragraph C(9) of this Article FOURTH, the corporation shall provide notice of such conversion to each Holder (such notice, a

“Notice of Conversion at the Option of the Corporation”). The Conversion Date shall be a date selected by the corporation (the “Conversion at the Option of the Corporation Date”) and shall be no more than 20 days after the date on which the corporation provides such Notice of Conversion at the Option of the Corporation. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Corporation shall state, as appropriate:

(i) the Conversion at the Option of the Corporation Date;

(ii) the aggregate number of shares of Series A Preferred to be converted; and

(iii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred and, if fewer than all the shares of Series A Preferred of a Holder are to be converted, the number of such shares to be converted.

10. Anti-Dilution Adjustments.

(a) General. If the corporation at any time after the effective date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Series A Preferred will be proportionately increased. If the corporation at any time after the effective date hereof combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of the Series A Preferred will be proportionately decreased. Any subdivision or combination of shares of Common Stock, and adjustment of the Conversion Price resulting therefrom pursuant to this paragraph C(10) of this Article FOURTH, shall be subject to the prior approval of the Executive Committee in accordance with Article FIFTH hereof.

(b) Distribution of Assets. If the corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction but excluding any ordinary cash dividend payable with respect to the Common Stock consistent with past practice) (a “Distribution”), at any time after the issuance of the Series A Preferred and prior to a Dividend Conversion Date, then, in each such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the VWAP of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the VWAP of the Common Stock on the trading day immediately preceding such record date.

(c) Purchase Rights. If at any time the corporation grants, issues or sells any options to purchase shares of Common Stock, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”) prior to a Dividend Conversion Date, then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s shares of Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d) No Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Series A Preferred upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Series A Preferred being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

11. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in this paragraph C(11) of this Article FOURTH or as required by Delaware law.

(b) General Voting Rights. Each share of Series A Preferred shall entitle the Holder thereof to vote on all matters voted on by holders of the capital stock of the corporation into which such share of Series A Preferred is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of stockholders of the corporation, including with respect to the election of directors. With respect to any such vote in which the Holders participate, the shares of Series A Preferred shall entitle the Holder thereof to cast the number of votes equal to the lesser of (i) the total number of votes which could be cast in such vote by a holder of the number of shares of capital stock of the corporation into which such shares of Series A Preferred are convertible on the record date for such vote (giving effect to paragraph C(7)(b) of this Article FOURTH) and (ii) the product of the aggregate number of shares of Series A Preferred held by such Holder, multiplied by 1.961 (subject to adjustment for stock splits, combinations or reclassifications).

12. Consents. Except as otherwise required by applicable law, the consent of the Holders of a majority of the number of shares of Series A Preferred at the time outstanding, given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (i) authorize or issue, or obligate the corporation to issue, any other capital stock or security or right convertible or exchangeable for capital stock of the corporation that is senior to or on a parity with the Series A Preferred as to payment of dividends or rights on liquidation; (ii) issue any shares of Series A Preferred; (iii) increase the authorized number of shares of the Series A Preferred; (iv) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series A Preferred designated hereunder; (v) amend the Certificate of Incorporation or By-laws of the corporation, if such amendment would alter or change the powers, preferences or special rights of the holders of the Series A Preferred so as to affect them adversely; or (vi) amend or waive any provision of this paragraph C of this Article FOURTH.

13. Preemptive Rights. For so long as either (x) at least 800,000 shares of Series A Preferred are issued and outstanding (subject to anti dilution adjustment for stock splits, stock dividends and the like) or (y) the outstanding shares of Series A Preferred represent 10% or more of the Total Voting Power of the Company:

(a) Each Holder shall have the right to purchase, pro rata, a portion of any New Securities (as hereinafter defined) that the corporation may, from time to time hereafter, propose to sell and issue. Each such Holder’s pro rata share of New Securities, for the purposes of this right, is the ratio of the sum of (x) the number of shares of Common Stock into which the shares of Series A Preferred have been converted and which are held of record by such Holder at the time the New Securities are offered and (y) the number of shares of Common Stock into which the shares of Series A Preferred held by such Holder at the time the New Securities are offered are then convertible (the “Conversion Shares”) to the total number of then outstanding shares of Common Stock, including such Conversion Shares and the Conversion Shares then issuable upon all other then outstanding shares of Series A Preferred. “New Securities” shall mean any shares of capital stock or securities or rights convertible, exercisable or exchangeable for capital stock of the corporation (“Convertible Securities”); provided, however, that New Securities does not include:

(i) capital stock issued or issuable on conversion or exercise of the Series A Preferred, options or warrants to purchase Common Stock or other convertible securities that either are (x) outstanding on the date of the effectiveness of this paragraph C of this Article FOURTH, (y) warrants to purchase Common Stock issued on or within 90 days after the date of the effectiveness of this paragraph C of this Article FOURTH in connection with the offering of up to $60,000,000 of subordinated indebtedness by the corporation’s wholly-owned subsidiary Cole Taylor Bank; or (z) issued after the date of the effectiveness of this paragraph C of this Article FOURTH, provided that, in the case of this clause (z) only, the rights established by this paragraph C(13) of this Article FOURTH applied with respect to the initial issuance by the corporation of such options, warrants or convertible securities;

(ii) capital stock or Convertible Securities issued by the corporation pursuant to any public offering;

(iii) Common Stock issued in connection with any stock split, payment of a dividend or other distribution in respect of its capital stock or recapitalization of the corporation;

(iv) capital stock or Convertible Securities issued to a third party in connection with any acquisition of the stock or assets of another Person by the corporation or any of its subsidiaries by merger, purchase, joint venture or other reorganization or business combination;

(v) shares of Common Stock, options to purchase Common Stock or other rights with respect thereto issued to employees, officers, directors or consultants of the corporation or any of its subsidiaries;

(vi) capital stock or Convertible Securities issued to a third party in consideration of services provided by such third party;

(vii) capital stock issued to a third party in connection with a debt financing consummated by the corporation or any of its subsidiaries; and

(vii) trust preferred securities.

(b) If the corporation proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the corporation proposes to issue the same. Each such Holder shall have 25 calendar days from the giving of such notice to agree to purchase its pro rata share of New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the corporation and stating therein the quantity of New Securities to be purchased.

(c) If any of the Holders fail to exercise its right under this paragraph C(13) of this Article FOURTH to purchase its pro-rata share of the New Securities within 25 calendar days following the date of the first notice contemplated by paragraph C(13)(b) of this Article FOURTH, the corporation shall have until the 90th day following such date to enter into a letter of intent or definitive agreement and a period of 90 days thereafter to sell any of the New Securities in respect of which such Investor’s rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the corporation’s notice to the Holders pursuant to paragraph C(13)(b) of this Article FOURTH. If the corporation has not entered into such a letter of intent or agreement or sold such New Securities within such period, the corporation shall not thereafter issue or sell any such New Securities without again first offering such securities to the Holders in the manner provided in this paragraph C(13) of this Article FOURTH.

14. Unissued or Reacquired Shares. Shares of Series A Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the corporation shall be retired upon their acquisition, shall not be reissued as shares of Series A Preferred and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

15. No Sinking Fund. Shares of Series A Preferred are not subject to the operation of a sinking fund.

16. Reservation of Common Stock.

(a) Sufficient Shares. The corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the corporation, solely for issuance upon the conversion of shares of Series A Preferred as provided in this paragraph C of this Article FOURTH, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred then outstanding (without giving effect to the paragraph C(7)(b) of this Article FOURTH). For purposes of this paragraph C(16)(a) of this Article FOURTH, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred shall be computed as if at the time of computation all such outstanding shares were held by a single Holder (without giving effect to paragraph C(7)(b) of this Article FOURTH).

(b) Use of Acquired Shares. Notwithstanding the foregoing, the corporation shall be entitled to deliver upon conversion of shares of Series A Preferred, as herein provided, shares of Common Stock acquired by the corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series A Preferred shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the corporation shall be obligated to deliver upon conversion of the Series A Preferred, the corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series A Preferred; provided, however, that if the rules of such exchange require the corporation to defer the listing of such Common Stock until the first conversion of Series A Preferred into Common Stock in accordance with the provisions hereof, the corporation covenants to list such Common Stock issuable upon conversion of the Series A Preferred in accordance with the requirements of such exchange at such time.

17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred shall be [                    ]. The corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the corporation and the Transfer Agent; provided that the corporation shall appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

18. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The corporation shall replace any certificate that becomes destroyed, stolen or lost at the Holder’s expense upon delivery to the corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent and the corporation.

(b) Certificates Following Conversion. If physical certificates are issued, the corporation shall not be required to issue any certificates representing the Series A Preferred on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred formerly evidenced by the certificate.

19. Taxes.

(a) Transfer Taxes. The corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or shares of Common Stock or other securities issued on account of Series A Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

20. Notices. All notices referred to in this paragraph C of this Article FOURTH shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this paragraph C of this Article FOURTH) with postage prepaid, in each case addressed: (x) if to the corporation, to its office at 9550 West Higgins Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary) or to the Transfer Agent at its office at [            ] (Attention: Corporate Trust Office), or other agent of the corporation designated as permitted by this paragraph C of this Article FOURTH, or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the corporation (which may include the records of the Transfer Agent) or (z) to such other address as the corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

D. ISSUANCE OF STOCK. Subject to any applicable preemptive rights of any series of Preferred Stock as may then be outstanding, shares of capital stock of the corporation may be issued by the corporation from time to time, in accordance with the procedures set forth in the corporation’s By-laws, in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

FIFTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, it is further provided that:

A. Upon the initial issuance of Series A Preferred by the corporation and continuing until the earlier of (i)                     , 2013 [the 5th anniversary of Series A closing], and (ii) the date on which neither (x) at least 800,000 shares of Series A Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to the Series A Preferred), nor (y) the outstanding shares of Series A Preferred represent 10% or more of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote in matters presented to a vote of the corporation’s stockholders generally:

1. The power and authority conferred upon the Board of Directors by the DGCL shall be exercised and performed, in accordance with Section 141(a) thereof, by the Board of Directors of the corporation; provided, however, that pursuant to Section 141(a) of the DGCL certain of such powers and authority of the

Board of Directors shall also be exercised by and require the further approval of the Executive Committee as provided in this paragraph A of Article FIFTH.

2. There is hereby established the Executive Committee, which shall have the power and authority provided herein. The Executive Committee shall not be a committee of the Board of Directors as provided in Section 141(c) of the DGCL, but shall instead be a separate body pursuant to Section 141(a) of the DGCL and shall consist of three members of the Board of Directors, one of whom shall at all times be Harrison I. Steans, Jennifer W. Steans, or a director designated for nomination by Financial Investments Corporation (“FIC”) (the “FIC Designee”), one of whom shall at all times be a director designated for nomination by the Taylor Family at all times that such right exists (the “Taylor Designee”), and one of whom shall be the most senior executive of the corporation serving on the Board of Directors of the corporation who, other than through involvement in the corporation, is not an affiliate of either the Steans Family or the Taylor Family (the “Senior Officer”). The Executive Committee initially shall be comprised of Harrison I. Steans as Chairman (the initial FIC Designee), Mark A. Hoppe, President of the corporation (the initial Senior Officer), and Bruce W. Taylor, Chief Executive Officer of the corporation (the initial Taylor Designee). Each such person shall be a member of such committee for so long as such person remains a member of the Board of Directors or until his earlier death, Permanent Disability (as defined herein) or resignation by written notice delivered to the Corporate Secretary at the principal executive office of the corporation (the “Term of Service”). Each of Jennifer W. Steans and Jeffrey W. Taylor shall have the right to attend and observe Executive Committee meetings for so long as they serve on the Board of Directors of the corporation.

Vacancies.

FIC Designee. Upon the conclusion of the Term of Service of Harrison I. Steans as a member of the Executive Committee, he shall be succeeded as Chairman and a member of the Executive Committee by Jennifer W. Steans. Upon the conclusion of the Term of Service of Jennifer W. Steans, the resulting vacancy in such seat on the Executive Committee, and any subsequent vacancies in such seat of the Executive Committee, shall be filled by one of the then-serving directors nominated by FIC within 30 days thereafter by written notice signed by the then-serving directors nominated by FIC to the Corporate Secretary at the principal executive offices of the corporation; provided, however, that in the event such then-serving directors nominated by FIC do not designate such successor within 30 days or there are no then-serving directors nominated by FIC, then the successor FIC Designee shall, within 30 days after the end of such first 30-day period, be filled by the then-serving director who was issued (directly or to an Affiliate of such person) by the Company, in its initial issuance of the Series A Preferred, the greatest number of shares of Series A Preferred (or if such person is unwilling to serve as the FIC Designee, the then-serving director who was issued (directly or to an Affiliate of such person) by the Company, in its initial issuance of the Series A Preferred, the second greatest number of shares of Series A Preferred) upon the initial issuance of the Series A Preferred (in each case other than any director who is a member of the Taylor Family or nominated by the Taylor Family and other than the Senior Officer) within 30 days thereafter by written notice delivered by such person to the Corporate Secretary at the principal executive offices of the corporation; provided, however, that if no such notice is delivered within such time period, the successor FIC Designee shall be appointed by a majority of all of the members of the Board of Directors (excluding any director who is a member of the Taylor Family or was nominated by the Taylor Family and excluding the Senior Officer).

Taylor Designee. Upon the conclusion of the Term of Service of Bruce W. Taylor as a member of the Executive Committee, the resulting vacancy on the Executive Committee, and any subsequent vacancies in such seat of the Executive Committee, shall be filled by one of the then-serving directors nominated by the Taylor Family within 30 days thereafter by written notice signed by the then-serving directors nominated by the Taylor Family to the Corporate Secretary at the principal executive offices of the corporation; provided, however, that in the event such then-serving directors nominated by the Taylor Family do not designate such successor within 30 days or there are no then-serving directors nominated by the Taylor Family, then the successor Taylor Designee shall, within 30 days after the end of such first 30-day period, be appointed by a majority of all of the members of the Board of Directors (excluding any director who is a member of the Steans Family or nominated by FIC and excluding the Senior Officer).

Senior Officer. Upon the conclusion of the Term of Service of Mark A. Hoppe as a member of the Executive Committee, the resulting vacancy on the Executive Committee, and any subsequent vacancies in such seat of the Executive Committee, shall be filled by the then-current Senior Officer .

Chairman. The Chairman of the Executive Committee shall provide reasonable notice of all meetings to each other member of the Executive Committee. Each member of the Executive Committee shall have the right to propose matters for consideration by the Executive Committee. Harrison I. Steans shall serve as Chairman of the Executive Committee for so long as he is a member of such committee. Jennifer W. Steans shall serve as Chairman of the Executive Committee for so long as she is a member of such committee. Following the Term of Service of Jennifer W. Steans, the Chairman of the Executive Committee shall be Bruce W. Taylor or his successor selected pursuant to the last sentence of the paragraph above captioned “Taylor Designee” for so long as such person’s Term of Service on the Executive Committee is continuing). In the event Bruce W. Taylor or his successor is for any reason unable to succeed Harrison I. Steans or Jennifer W. Steans (as the case may be) as Chairman of the Executive Committee or if he succeeds either of them and thereafter ceases to serve as Chairman of the Executive Committee, the Senior Officer serving on the Executive Committee at such time shall succeed him as Chairman of the Executive Committee.

Other. A quorum of the Executive Committee shall not be deemed present unless at least two-thirds of the members of the Executive Committee are present. The Executive Committee shall have the authority to retain special legal, accounting or other consultants or experts as necessary or advisable to advise the Executive Committee. The corporation shall provide appropriate funding for such matters and for the ordinary administrative expenses of the Executive Committee that are necessary or appropriate in carrying out its duties.

3. Matters Requiring Unanimous Executive Committee Approval: Pursuant to Section 141(a) of the DGCL, the corporation and/or the Board of Directors of the corporation (or any committee thereof) shall not, without the prior approval of all of the members of the Executive Committee (by affirmative vote at a duly called meeting or by written consent signed by all three members of the Executive Committee), directly or indirectly:

(a) authorize, approve, or enter into any agreement with respect to, or consummate, any merger, consolidation or other business combination by the corporation or any Controlled Affiliate of the corporation into or with any other Person, other than any transaction involving only the corporation and/or one or more directly or indirectly wholly-owned Subsidiaries of the corporation;

(b) authorize, approve, or enter into any agreement with respect to, or consummate, any acquisition by the corporation or any Controlled Affiliate of any assets or properties (including stock or other equity interests of a third party) of any other Person in one transaction or a series of related transactions, where such transaction has (or considering any contingent consideration could have) an aggregate purchase price or value in excess of $1,000,000;

(c) authorize, approve, or issue, or obligate the corporation or any Controlled Affiliate to issue any equity securities, including securities convertible, exercisable or exchangeable for any equity security, other than in connection with: (i) that certain Securities Purchase Agreement dated September 4, 2008, and any of the securities issued pursuant to, or upon the exercise, conversion or exchange of securities issued pursuant to, any of the Transactions contemplated by the Transaction Documents, including the securities issued pursuant to the Subdebt and Warrant Transaction (as such terms are defined therein); (ii) the exercise of employee stock options or other compensatory equity incentives outstanding upon the effectiveness of this Third Amended and Restated Certificate of Incorporation, and (iii) the grant and exercise of equity compensation awards to employees, officers, directors or consultants of the corporation or its subsidiaries; provided, however, that this exception (iii) shall apply with respect to employees, officers, directors or consultants of the corporation or its Subsidiaries who are Related Persons only if such awards are

(A) comparable in size and terms to grants being made to similarly situated Persons who are not Related Persons, (B) approved by the Compensation Committee of the Board of Directors, the Audit Committee of the Board of Directors or the full Board of the Directors, or (C) with respect to any Related Person who is not an employee of the corporation or its Subsidiaries, compensation for service on the Board of Directors of the corporation or committees thereof;

(d) authorize, approve, or enter into any agreement with respect to, or consummate, any (i) disposition by the corporation or any Controlled Affiliate of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions having an aggregate value in excess of $1,000,000, or (ii) any liquidation or dissolution of the corporation or any Controlled Affiliate with assets or properties (including stock or other equity interests of a third party) having an aggregate value in excess of $1,000,000 (other than, in the case of a Controlled Entity, a disposition (or liquidation or dissolution where all of the assets and properties of the liquidated or dissolved Controlled Entity are distributed) solely to the Company and/or one or more of its wholly-owned Subsidiaries);

(e) authorize, approve, or issue, or obligate the corporation or any Controlled Affiliate to, directly or indirectly, issue, guarantee or otherwise become obligated with respect to any Indebtedness other than Permitted Indebtedness;

(f) authorize, approve, or issue, or obligate the corporation or any Controlled Affiliate to, directly or indirectly, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the corporation or any of its Controlled Affiliates excluding (i) any inter-company Indebtedness between or among the corporation and any of its wholly-owned Subsidiaries, or (ii) any Permitted Indebtedness, except for regularly scheduled or otherwise required payments;

(g) authorize, approve, or issue, or obligate the corporation or any Controlled Affiliate to, directly or indirectly, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) except (i) for Permitted Liens and (ii) in connection with real property leases, letters of credit and other agreements and documentation entered into in connection therewith;

(h) authorize, approve, or issue, or obligate the corporation or any Controlled Affiliate to, enter into any agreement, contract or arrangement restricting the ability of any Controlled Affiliate of the corporation to pay or make dividends or distributions in cash or kind to the corporation, to make loans, advances or other payments of whatsoever nature to the corporation, or to make transfers or distributions of all or any part of its assets to the corporation, in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests or deposit arrangements, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the corporation or such Controlled Affiliate in the ordinary course of its business, (iii) in connection with any Requirement of Law and (iv) in connection with any agreement for the sale or other disposition of a Controlled Affiliate that restricts distributions by that Controlled Affiliate pending the sale or other disposition;

(i) authorize, approve or permit the corporation or any of its Controlled Affiliates to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective, including without limitation by authorizing, approving or permitting any election to defer the payment of interest related to any Indebtedness (including, without limitation, any subordinated debentures of the corporation or any Controlled Affiliate), any consensual encumbrance or restriction on the ability of the corporation or any Controlled Affiliate to (a)(i) pay dividends or make any other distributions on its capital stock to the corporation or any of its Controlled Affiliates or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the corporation or any of its Controlled Affiliates, (b) make loans or advances to the corporation or any of its Controlled Affiliates or (c) sell, lease or transfer any of its properties or assets to the corporation or any of its Controlled Affiliates, except for such encumbrances or restrictions existing under or by reason of (i) the terms of the Transaction Documents; (ii) the Series A Preferred; (iii) an applicable Requirement of Law; (iv) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business; (v) any agreement for the sale or other disposition of a Controlled Affiliate that restricts distributions by that Controlled Affiliate pending the sale or other disposition; and (vi) Permitted Liens;

(j) authorize, approve, or enter into or modify any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (including any Indebtedness or guarantee of Indebtedness) in which the corporation (including any of its Controlled Affiliates) was, is or will be a participant and the amount involved will or may reasonably be expected to exceed $120,000, and in which any Related Person (as defined below) had, has or will have a direct or indirect interest, other than (i) transactions subject to Regulation O (Loans to Executive Officers, Directors and Principal Shareholders) that have been reviewed and approved by the Loan Committee and the Board of Directors of the Cole Taylor Bank and the corporation, as required, in accordance with Cole Taylor Bank’s policy with respect thereto, (ii) with respect to any Related Party who is an employee of the corporation or any of its Subsidiaries (but not an executive officer or director of the corporation), compensation matters to (A) the extent that the total compensation and benefits being provided to such Related Person is comparable in size and terms as those being provided to similarly situated persons serving in the same or similar capacity, or (B) approved by the Compensation Committee of the Board of Directors, the Audit Committee of the Board of Directors or the full Board of the Directors, (iii) with respect to any Related Party who is a director or executive officer of or consultant to the corporation, compensation matters to the extent approved by the Compensation Committee of the Board of Directors, the Audit Committee of the Board of Directors or the full Board of the Directors, (iv) with respect to any Related Person who is not an employee of the corporation or its Subsidiaries, compensation for service on the Board of Directors of the corporation or committees thereof; (v) compensatory benefits provided to all employees of the corporation or its Subsidiaries generally or to all salaried employees of the corporation or its Subsidiaries generally; or (vi) transactions in which the interest of the Related Person arises solely from the ownership of a class of the corporation’s securities and all holders of that class receive the same benefit on a pro rata basis;

(k) authorize, approve, adopt, amend or repeal (A) any provision of any board committee charter or other document in a manner that would usurp any power or authority of the Executive Committee provided for herein, or impair the ability of the Executive Committee to exercise any such power or authority, (B) any provision of any Bylaw (as it may be amended from time to time) of the corporation (other than any such Bylaw actions taken solely by action of stockholders of the corporation in their capacity as such), or (C) any provision of this Certificate of Incorporation (as it may be amended from time to time);

(l) change the authorized size of the Board to fewer than 11 members or greater than 13 members;

(m) authorize any stock split, reorganization, consolidation, recapitalization or similar action involving the corporation or any Controlled Affiliate;

(n) authorize or approve the hiring, promotion or termination of any Person who reports directly to the President or Chief Executive Officer of the corporation; or

(o) authorize, approve, adopt or enter into any Change in Control Arrangement with any Person; provided that, if the members of the Executive Committee approve a form of Change in Control Arrangement for officers at or above a certain level, the corporation may thereafter enter into such Change in Control Arrangement with any newly hired or promoted officers at or above such level.

Any purported approval or action with respect to any of the foregoing matters without such unanimous approval of the Executive Committee shall be void and of no effect and shall not be an authorized act of the corporation.

4. Matters Requiring Majority Executive Committee Approval: Pursuant to Section 141(a) of the DGCL, the corporation and/or the Board of Directors of the corporation (or any committee thereof other than the Executive Committee) shall not, without the approval by a majority of all of the members of the Executive Committee, directly or indirectly:

(a) authorize or approve the entry by Cole Taylor Bank into any significant new line of business;

(b) authorize or approve Cole Taylor Bank to open any new branch bank or otherwise commence conducting business in any material respect within a new geographic location;

(c) authorize or approve the annual budget of the corporation; or

(d) authorize the declaration or payment of any dividend on any capital stock of the Corporation or any Controlled Affiliate, or the making of any distribution to, or any other action with respect to the declaration or payment of dividends or distributions to, stockholders of the corporation or the equity holders of any Controlled Affiliate of the corporation (other than to the corporation or a wholly-owned Subsidiary).

Any action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting if all three members of the Executive Committee consent thereto in writing or by electronic transmission. Any action of the Executive Committee effected by written consent hereunder shall be effective only upon delivery of an executed copy thereof to (i) each member of the Executive Committee and (ii) to the Corporate Secretary at the principal executive office of the corporation.

Any purported approval or action with respect to any of the foregoing matters without such majority approval of the Executive Committee shall be void and of no effect and shall not be an authorized act of the corporation.

5. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph shall have, for all purposes of this Article FIFTH, the meanings herein specified:

“Change in Control Arrangement” means any plan, agreement, program, policy, arrangement, trust, or instrument that provides for a benefit or a payment or vesting in any benefit or payment, to or for the benefit of any Person as a result of any event, simultaneous events, or series of events over time, at least one of which would include a corporate transaction of any kind (including by way of example only and not limitation, any reorganization, merger, consolidation, liquidation, dissolution, sale or other disposition of any securities or assets, or a “going private” transaction within the meaning of Section 13(e) of the 1934 Act), any addition to or change in the composition of the Board of Directors or other governing body of the corporation or any Subsidiaries or other Controlled Affiliates of the corporation, any change in the beneficial ownership of the corporation or any Subsidiaries or other Controlled Affiliates of the corporation, or any other similar transactions.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, other than obligations resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

“Control” shall mean the direct or indirect power to direct the management and policies of any Person, whether through the ownership of voting securities, by contract, management agreement or otherwise.

“Controlled Affiliate” shall mean, as to any Person, any other Person which is Controlled by such Person; provided, however, that the corporation shall not be deemed to be a Controlled Affiliate of any Person or such Person’s Controlled Affiliates.

“Indebtedness” of any Person means, without duplication (i) all items arising from the borrowing of money that, according to generally accepted accounting principles in the United States, would be included in determining total liabilities as shown on the consolidated balance sheet of such Person or any Subsidiary of such Person; (ii) all obligations secured by any Lien in property owned by such Person whether or not such obligations shall have been assumed; (iii) all guarantees and similar contingent liabilities with respect to obligations of others; (iv) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles in the United States, consistently applied for the periods covered thereby, are classified as a capital leases; and (v) all other obligations (including, without limitation, letters of credit, surety bonds and other similar instruments) evidencing obligations to others; provided, however, Indebtedness shall not include trade payables incurred in the ordinary course of business and, in the case of Cole Taylor Bank, Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of business and in accordance with customary banking practices and applicable laws and regulations.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Permanent Disability” shall mean a mental or physical condition that renders an Executive Committee member incapable, after reasonable accommodation, of carrying out such Person’s essential duties with respect to the Executive Committee, which condition has existed for at least consecutive three months, and which, in the professional opinion of a physician selected by the Board and reasonably acceptable to the Executive Committee member or his legal representative, is permanent or expected to last for an indefinite duration.

“Permitted Indebtedness” means (i) Indebtedness in existence as of the date of adoption of the Third Amended and Restated Certificate of Incorporation and reflected in the corporation’s consolidated balance sheet for the fiscal quarter ended June 30, 2008 as filed by the corporation with the Securities and Exchange Commission on August 8, 2008, (ii) Contingent Obligations in existence as of the date of adoption of the Third Amended and Restated Certificate of Incorporation and reflected in the corporation’s consolidated balance sheet for the fiscal quarter ended June 30, 2008 as filed by the corporation with the Securities and Exchange Commission on August 8, 2008, (iii) purchase money Indebtedness incurred in connection with the acquisition, repair, improvement or construction of any property, equipment or other asset of the corporation or any of its Subsidiaries, (iv) any compensation related loans, guarantees or other arrangements with employees of the corporation or any of its Subsidiaries, (v) any Indebtedness incurred in the ordinary course of business by the corporation or any of its Subsidiaries, and (vi) any replacement or refinancing or any of the Indebtedness described (A) in clauses (i) and (ii) above if the amount of such replacement or refinancing, whether in a single transaction or in a series of related transactions, involves less than $1,000,000; or (B) in clauses (iii) through (v) above.

“Permitted Liens” means (i) Liens securing the Permitted Indebtedness; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the corporation maintains adequate reserves; (iii) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; (iv) Liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property (together with any accessions thereto and proceeds thereof) encumbered by any such Lien and the amount of such Permitted Lien does not exceed the amount of the Lien extended, renewed or refinanced; (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith for which adequate reserves have been established; (vi) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and (vii) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the corporation and the Subsidiaries.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Related Person” shall mean (i) any person who is, or at any time since the beginning of the corporation’s last completed fiscal year was, a director or executive officer of the corporation or a nominee to become a director of the corporation; (ii) any person who is known to be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of more than 5% of any class of the corporation’s voting securities registered pursuant to Section 12(b) or 12(g) of the Exchange Act; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or (iv) any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person, together with all other Related Persons, have in the aggregate a 10% or greater beneficial ownership interest.

“Requirement of Law” shall mean any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self-regulatory organizations.

“Steans Family” shall mean Harrison I. Steans, Jennifer W. Steans, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

“Subsidiary” of any Person shall mean (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Taylor Family” shall mean Jeffrey W. Taylor, Bruce W. Taylor, Iris Tark Taylor, Cindy Taylor Robinson, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

6. The members of the Executive Committee shall be fully entitled to all rights and benefits to the same extent as a director of the corporation, including with respect to actions and inactions as a member of such Executive Committee, in respect of indemnification, the advancement of expenses by the corporation, and related matters as provided in this Third Amended and Restated Certificate of Incorporation, the By-Laws, the DGCL and any agreements between the corporation and any such Person. Such rights for indemnification and advancement of expenses shall each vest at the time a Person first becomes a member of the Executive Committee, shall remain vested as to a Person who has ceased to be a member of the Executive Committee, shall inure to the benefit of the heirs, executors and administrators of such Person, and shall not be decreased or diminished in scope without such Person’s written consent.

B. 1. From and after the date that is the earlier of (i)                     , 2013 [the 5th anniversary of Series A closing], and (ii) the first date on which both (x) fewer than 800,000 shares of Series A Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to the Series A Preferred), and (y) the outstanding shares of Series A Preferred represent less than 10% of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote in matters presented to a vote of the corporation’s stockholders generally, the business and affairs of the corporation shall be managed by, or under the direction of, the Board of Directors and no actions of the Board of Directors shall require the separate approval of the Executive Committee pursuant to Article FIFTH, Paragraph A. 3 and A.4 of this Third Amended and Restated Certificate of Incorporation.

2. Each director shall be elected for a one-year term. At each annual meeting of the corporation’s stockholders, directors will be elected, by the holders of the shares entitled to vote generally in the election of directors, to succeed those directors whose terms are expiring. Except as hereinafter provided, a director shall hold office until the annual meeting of stockholders of the corporation in the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to such director’s prior death, resignation, retirement or removal from office. Subject to the terms of any series of Preferred Stock then outstanding, one or more directors may be removed from office, and a new director or directors may be elected to fill the vacancy or vacancies created by such removal, by a vote of stockholders at a duly called meeting of stockholders. Except as required by law or the provisions of this Certificate of Incorporation or the terms of any series of Preferred Stock then outstanding, all vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto.

SIXTH: Stockholder Action. Any action required or permitted to be taken by the stockholders of the corporation shall be effected only at a duly called annual or special meeting of stockholders of the corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL or any other provisions thereof.

Notwithstanding the foregoing, any vote required or permitted to be taken at any annual or special meeting of stockholders of the corporation that requires a separate vote of the holders of Series A Preferred voting as a single class, may be taken by the holders of Series A Preferred without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the holders of Series A Preferred having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to the Corporate Secretary of the corporation at its principal executive offices.

SEVENTH:

A. Amendment of By-Laws. Except as otherwise provided in Article FIFTH and this Article SEVENTH, the Board of Directors of the corporation is authorized to adopt, amend or repeal the By-laws of the corporation, subject to applicable law. The affirmative vote of the holders of a majority of the total outstanding voting stock of the corporation, present in person or represented by proxy, at any meeting of stockholders at which a quorum is present shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Sections 2.3, 2.6, 2.9, 3.2, 4.4, and 8.1(b) of the By-laws of the corporation, as amended, and in effect on the date hereof; provided that, so long as either of the last two paragraphs of Section 2.9 of the By-laws of the corporation, as amended, and in effect on the date hereof, is and remains operative, then the affirmative vote of the holders of at least 85% of the total outstanding voting stock of the corporation, present in person or represented by proxy, at any meeting of stockholders at which a quorum is present shall be required to amend, alter or repeal, or to adopt any provision inconsistent with each such paragraph.

B. Election of Directors. Elections of Directors need not be by written ballot unless the By-laws of the corporation shall so provide.

C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide.

D. Books of Corporation. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: No Director or Executive Committee member of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Executive Committee member, provided that this Article NINTH shall not eliminate or limit the liability of a Director or Executive Committee member: (i) for any breach of the Director or Executive Committee member’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the Director or Executive Committee member derived an improper personal benefit. No amendment, alteration or repeal of this Article NINTH shall apply to or have any effect on the rights of any individual referred to in this Article NINTH or with respect to acts or omissions of such individual occurring prior to such amendment, alteration or repeal. If the DGCL is amended after the effective date of this Article to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors or Executive Committee members for breach of fiduciary duty as a director or Executive Committee member, then the personal liability of a director or Executive Committee member to the corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL.

TENTH: Subject to paragraph A of Article FIFTH, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation; provided, however, that until the earlier of (i)                     , 2013 [the 5th anniversary of Series A closing], and (ii) the first date on which both (x) fewer than 800,000 shares of Series A Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to the Series A Preferred), and (y) the outstanding shares of Series A Preferred represent less than 10% of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote on matters presented to a vote of the corporation’s stockholders generally, the affirmative vote of the holders of at least 66-2/3% of the total outstanding voting stock of the corporation, present in person or represented by proxy, at any meeting of stockholders at which a quorum is present shall be required to amend, alter or repeal, or to adopt any provision inconsistent with Article FIFTH.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Incorporation to be signed by its Chairman of the Board on                     , 2008.

TAYLOR CAPITAL GROUP, INC.

By:
Bruce W. Taylor Chairman of the Board c/o Cole Taylor Bank 9550 West Higgins Road Rosemont, Illinois 60018

Appendix B

Proposed Third Amended and Restated By-laws of Taylor Capital Group, Inc.

THIRD AMENDED AND RESTATED BY-LAWS

OF

TAYLOR CAPITAL GROUP, INC.

(A DELAWARE CORPORATION)

Amended and Restated                     , 2008

B-i

B-ii

TAYLOR CAPITAL GROUP, INC.

ARTICLE 1

EFFECTIVENESS OF BY-LAWS; CERTIFICATE OF INCORPORATION

Section 1.1 Effectiveness of By-Laws. These By-laws shall become effective, and shall supersede the Second Amended and Restated By-laws of the corporation dated August 17, 2005, immediately after the Third Amended and Restated Certificate of Incorporation of the corporation shall have been filed with the Secretary of State of the State of Delaware.

Section 1.2 Contents. These By-laws, the powers of the corporation and of its Directors and stockholders, and all matters concerning the conduct and regulation of the business of the corporation, shall be subject to such provisions in regard thereto, if any, as are set forth in said Certificate of Incorporation. To the extent any provision of these By-laws conflicts or is inconsistent with any provision of the Certificate of Incorporation, the provisions of the Certificate of Incorporation shall control.

Section 1.3 Certificate in Effect. All references in these By-laws to the Certificate of Incorporation shall be construed to mean the Certificate of Incorporation of the corporation as from time to time amended and restated, including (unless the context shall otherwise require) all certificates and any agreement of consolidation or merger filed pursuant to the Delaware General Corporation Law, as amended (the “DGCL”).

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.1 Place. All meetings of the stockholders may be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors, the Chairman of the Board or the President and stated in the notice of the meeting or in any duly executed waiver of notice thereof. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held in any place, but may instead be held solely by means of remote communication, upon such guidelines as the Board of Directors shall determine, provided that such guidelines are consistent with Section 211 of the DGCL.

Section 2.2 Annual Meeting. The annual meeting of the stockholders shall be held each year at such date and time as shall be designated from time to time by the Board of Directors, and stated in the notice or waiver of notice of the meeting.

Section 2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the DGCL, the Certificate of Incorporation or these By-laws, may be called by the President, the Chairman of the Board, or a majority of the Board of Directors then in office. Such request shall state the purpose or purposes of the proposed meeting. In addition, the holders of at least thirty-five percent (35%) of the total voting power of the outstanding stock entitled to vote generally in the election of Directors shall be entitled to request in a writing to the Board of Directors that the corporation convene a special meeting of stockholders for any proper purpose, which purpose shall be stated with specificity in such notice to the Board of Directors (a “Stockholder Request”). If at any time a Stockholder Request has been properly submitted to the Board of Directors, (x) the corporation shall convene a special meeting of stockholders within ninety (90) days of receipt of such Stockholder Request, and (y) the Board of Directors shall not be permitted to authorize the issuance of any shares of capital stock, other than upon the unanimous consent of the Board of Directors, from the date of its receipt of such Stockholder Request until the earlier of (i) the first business day following a special meeting of stockholders convened pursuant to such Stockholder Request, or (ii) 180 days following the receipt of the Stockholder Request by the Board of Directors (unless the failure to convene a special meeting pursuant to such Stockholder Request is caused by any action or inaction on behalf of the Board of Directors). In the event the Board of Directors fails to convene a special meeting of stockholders within ninety (90) days of receipt of a properly submitted Stockholder Request, the stockholder(s) who submitted such Stockholder Request shall have the right to convene a special meeting within the following ninety (90) days; provided such stockholder(s) provide the Board of Directors and all other stockholders with notice no less than ten (10) nor more than sixty (60) days in advance of such meeting, with such notice to include the date, time and the location of such meeting, which shall be at a location in Chicago, Illinois.

Section 2.4 Notice of Meetings. A notice of all meetings of stockholders stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the special meeting is called, shall be given by the corporation either by United States mail, by facsimile or other means of electronic transmission to each stockholder entitled to vote at such meeting. Except as otherwise required by the DGCL, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice to the stockholders from the corporation.

Section 2.5 Affidavit of Notice. An affidavit of the Secretary or an Assistant Secretary or the transfer agent of the corporation that notice of a stockholders meeting has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.6 Quorum. The holders of thirty-five percent (35%) of the stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation or by these By-laws. If a quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat present in person or represented by proxy (by vote of a majority of shares represented), the Chairman of the Board or the President, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, except as hereinafter provided, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7 Voting Requirements. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at such meeting shall decide any question brought before such meeting, unless the question is one upon which by express provision of any applicable statute, the Certificate of Incorporation or these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, all elections of directors shall be determined by a plurality of the votes cast.

Section 2.8 Proxies and Voting. Unless otherwise provided by the DGCL, the Certificate of Incorporation or these By-laws, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. Shares of the capital stock of the corporation owned by the corporation shall not be voted, directly or indirectly.

If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

1. If only one votes, his act binds all;

2. If more than one vote, the act of the majority so voting binds all;

3. If more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court. If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this subsection shall be a majority or even split in interest.

Section 2.9 Stockholder Proposals and Director Nominations. Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) by, or at the direction of, the Board of Directors, or (ii) by any stockholder of record of the corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.9.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of the foregoing paragraph, (a) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation at the principal executive offices of the corporation, (b) such business must be a proper matter for stockholder action under the DGCL, (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice, as that term is defined in this Section 2.9, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the voting power of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (the number of voting shares required to carry the proposal or elect the nominees being the “Required Number”), and must, in either case, have included in such materials the Solicitation Notice, and (d) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.9, the stockholder or beneficial owner proposing such business or nomination must not have solicited proxies for a number of shares equal to or greater than the Required Number. With respect to an annual meeting of stockholders, in order to be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the corporation at the principal executive offices of the Corporation not more than ninety (90) nor less than sixty (60) days prior to the first anniversary (the “Anniversary”) of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to, or delayed by more than sixty (60) days after, the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which public announcement (in the manner provided herein) of the date of such annual meeting is first made. To the fullest extent permitted by law, in no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described herein. Nominations by stockholders of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected may be made if the stockholder’s notice required by Section 2.4 shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Any stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, a description of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a description of all agreements, arrangements, understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) (A) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the corporation, (D) any short interest in any security of the corporation (for purposes of this provision, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), and (iii) whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to holders of the Required Number (an affirmative statement of such intent, a “Solicitation Notice”). At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation (y) that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee, as is described in clause (a) of the preceding sentence, and (z) any other information as may be reasonably required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Notwithstanding anything in the second sentence of the second paragraph of this Section 2.9 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least seventy (70) days prior to the Anniversary, a stockholder’s notice required by these By-laws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

Only persons nominated in accordance with the procedures set forth in this Section 2.9 shall be eligible to be nominees to serve as directors, and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.9. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

Notwithstanding the foregoing provisions of this Section 2.9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth herein. Nothing in this Section 2.9 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

For the purposes of these By-laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

In addition to their rights as a stockholder pursuant to the foregoing terms and conditions of Section 2.9, (I) so long as the Taylor Family (as defined below) beneficially owns in the aggregate twenty-five percent (25%) or more of the total voting power of the outstanding stock entitled to vote generally in the election of directors, the Taylor Family shall be entitled to nominate up to three (3) candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing Directors, and (II) at any time at which the Taylor Family beneficially owns in the aggregate fifteen percent (15%) or more, but less than twenty-five percent (25%), of the total voting power of the outstanding stock entitled to vote generally in the election of directors, the Taylor Family shall be entitled to nominate up to two (2) candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing Directors. For purposes of this Section 2.9, the “Taylor Family” shall mean: Jeffrey W. Taylor, Bruce W. Taylor, Iris Tark Taylor, Cindy Taylor Robinson, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

In addition to its rights as a stockholder pursuant to the foregoing terms and conditions of Section 2.9, until the first date on which both (x) fewer than 800,000 shares of Series A Preferred (as defined in the Third Amended and Restated Certificate of Incorporation of the corporation) are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to the Series A Preferred), and (y) the outstanding shares of Series A Preferred represent less than 10% of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote on matters presented to a vote of the corporation’s stockholders generally, Financial Investments Corporation (“FIC”) shall be entitled to nominate up to two (2) candidates for election to the Board of Directors at any annual meeting of stockholders or special meeting of stockholders called for the purpose of electing Directors; provided, however, that the rights granted to FIC pursuant to this paragraph shall immediately cease upon a Change in Control of FIC. For this purpose, a “Change in Control of FIC” shall occur on the first date on which a majority of the outstanding voting securities of FIC are no longer beneficially owned by the Harrison I. Steans 2004 Multigenerational Trust (the “Current Registered Holder”) and Permitted Transferees (as defined below). For purposes of this paragraph, a “Permitted Transferee” shall mean any (a) nominee of such Current Registered Holder (provided that such Current Registered Holder continues to have beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, of such voting securities of FIC), (b) a beneficiary or trustee of such Current Registered Holder or any child, stepchild, descendant, parent, stepparent, spouse, widow, widower, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person (the “Family Members”), (c) any estate of a Family Member, or any trust of which any Family Member is a trustee or any trust established by or for the benefit of one or more Family Members, (d) any charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue Code of 1986, as amended, which is established and controlled by one or more Family Members (a “Family Charitable Organization”); (e) any corporation of which a majority of the voting power or a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (c) above, or Family Charitable Organizations; or (f) any partnership, limited liability company or other entity or arrangement of which a majority of the voting interest or a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (c) above, or Family Charitable Organizations.

Section 2.10 Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and, at least ten (10) days before every meeting of stockholders, make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder that is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action, except in each case as otherwise required by the DGCL. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

If no record date is fixed by the Board of Directors:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders entitled to receive payment of a dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE 3

DIRECTORS

Section 3.1 Duties. The business and affairs of the corporation shall be under the direction of, and managed by, the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not required by law, the Certificate of Incorporation or these By-laws to be done by the stockholders. Notwithstanding the foregoing, in accordance with Section 141(a) of the DGCL, certain powers and authority of the Board of Directors shall also be exercised by and require the further approval of the Executive Committee in accordance with the provisions of Article FIFTH of the Certificate of Incorporation. Directors and Executive Committee members need not be residents of the State of Delaware or stockholders of the corporation.

Section 3.2 Number; Election and Term of Office. The number of Directors which shall constitute the whole Board of the corporation shall be not less than eleven (11) and not more than thirteen (13), as determined from time by resolution adopted by the affirmative vote of a majority of the Directors in office at the time of adoption of such resolution. In accordance with Article FIFTH of the Certificate of Incorporation, the unanimous approval of Executive Committee shall be required in order for the Board to amend these By-Laws to decrease the size of the Board to fewer than eleven (11) members or increase the size of the Board to greater than thirteen (13) members. Subject to the terms of any series of preferred stock then outstanding, Directors shall be elected by the corporation’s stockholders at the annual meeting of the stockholders, and each Director elected shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. Members of the Executive Committee and any special or standing committees of the Board of Directors may be allowed compensation for attending meetings of such committees.

Section 3.4 Reliance on Books. A member of the Board of Directors, the Executive Committee or a member of any committee designated by the Board of Directors shall, to the fullest extent permitted by law, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the corporation by any of its officers, or any other person as to matters the Board of Directors believes are within such person’s professional or expert confidence and who has been selected with reasonable care by or on behalf of the corporation.

ARTICLE 4

MEETINGS OF THE BOARD OF DIRECTORS

Section 4.1 Place. The Board of Directors of the corporation may hold meetings, both regular and special, at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as may be specified or fixed in the respective notices or waivers of notice of such meeting.

Section 4.2 Annual Meeting. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of stockholders each year or any special meeting held in lieu thereof, or at such other time as the Board of Directors may from time to time determine or as maybe specified or fixed in the notices or waivers of notice of such meeting.

Section 4.3 Regular Meetings. Regular meetings of the Board of Directors may be held without notice, except as otherwise required pursuant to Section 9.1 of these Bylaws, at such time and at such place as shall from time to time be determined by the Board.

Section 4.4 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President of the Corporation on at least one day’s notice to each Director, either personally, or by mail, overnight courier, electronic mail, facsimile or other means of electronic transmission to each director. Special meetings shall be called by the Chairman, the Chief Executive Officer or the President in like manner and on like notice at the written request of any two Directors unless the Board consists of only one Director, in which case special meetings shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary in like manner and on like notice on the written request of the sole Director. Notice of any meeting of the Board of Directors for which a notice is required may be waived if given by the person or persons entitled to such notice, whether before or after the time of such meeting, and such waiver shall be equivalent to the giving of such notice. Attendance of a Director at any such meeting shall constitute a waiver of notice thereof, except where the director attends a meeting for the express purpose of objecting to the transaction of any business because such meeting is not lawfully convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors for which a notice is required need be specified in the notice, or waiver of notice, of such meeting. The Chairman shall preside at all meetings of the Board of Directors. In the absence or inability to act of the Chairman, then the Chief Executive Officer, if then a member of the Board of Directors, shall preside, and in his or her absence or inability to act, another Director designated by the Board of Directors shall preside.

Section 4.5 Quorum; Voting. At all meetings of the Board, a majority of the Directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these By-laws. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 4.6 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, or by facsimile, electronic mail or other means of electronic transmission, and the writing or writings, or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filings shall be in paper form if the minutes are maintained in paper form or in electronic form if the minutes are maintained in electronic form.

Section 4.7 Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 4.8 Interested Directors.

(a) No contract or transaction between a corporation and one or more of its Directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are Directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

1. the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

2. the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

3. the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee or the stockholders.

(b) Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE 5

COMMITTEES OF DIRECTORS

Section 5.1 Designation.

(a) The Board of Directors may by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the corporation or such other persons who are directors of Cole Taylor Bank (the “Bank”). The Board may designate one or more Directors or directors of the Bank as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c) Subject to applicable limitations contained in Article FIFTH of the Certificate of Incorporation, any such committee, to the extent provided in the resolution of the Board of Directors designating the committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, to the extent such powers and authority are permitted by the DGCL as such may be amended from time to time. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 5.2 Records of Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE 6

NOTICES

Section 6.1 Method of Giving Notice. Whenever, under any provision of the DGCL or of the Certificate of Incorporation or of these By-laws, notice is required to be given to any Director or stockholder, such notice shall be given in writing by the Secretary or the person or persons calling the meeting by leaving such notice with such Director or stockholder at his residence or usual place of business or by mailing it addressed to such Director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be personally delivered or deposited in the United States mail. Notice to Directors may also be given by overnight courier, email or facsimile. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders by the corporation under any provision of these By-laws, the Certificate of Incorporation or by law shall be effective if given by a form of electronic transmission in accordance with applicable law.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or of these By-laws, a waiver thereof given by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors or members of a committee of Directors need be specified in any written waiver of notice.

ARTICLE 7

OFFICERS

Section 7.1 In General. The officers of the corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Such officer selection authority of the Board of Directors shall, except in the case of the selection of the Chief Executive Officer and President, be subject to the authorization and approval of the Executive Committee pursuant to Article FIFTH of the Certificate of Incorporation, as applicable. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-laws otherwise provide.

Section 7.2 Election of Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer.

Section 7.3 Election of Other Officers. Subject to the authorization and approval of the Executive Committee pursuant to Article FIFTH of the Certificate of Incorporation, as applicable, the Board of Directors may appoint such other officers and agents as it shall deem appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 7.4 Salaries. The salaries of all officers and agents of the corporation may be fixed by the Board of Directors.

Section 7.5 Term of Office. The officers of the corporation shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time in the manner specified in Section 8.2.

Section 7.6 Duties of Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors, shall advise and counsel with the President shall assume such other duties as from time to time may be assigned to him by the Board of Directors.

Section 7.7 Duties of Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the corporation and shall, in general, supervise and control all of the business and affairs of the corporation, unless otherwise provided by the Board of Directors. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and, if he or she is a director, at all meetings of the Board of Directors, and shall see that orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents, whether or not under the seal of the corporation, except in cases where the signing and execution thereof shall be expressly delegated by law, the Board of Directors or these By-laws to some other officer or agent of the corporation. The Chief Executive Officer shall have general powers of supervision and shall be the final arbiter of all differences between officers of the corporation, and the Chief Executive Officer’s decision as to any matter affecting the corporation shall be final and binding as between the officers of the corporation, subject only to the Board of Directors and the powers and authority of the Executive Committee pursuant to Article FIFTH of the Certificate of Incorporation. The Chief Executive Officer shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 7.8 Duties of President. Unless another party has been designated as Chief Operating Officer, the President shall be the Chief Operating Officer of the corporation, responsible for the day-to-day active management of the business of the corporation, under the general supervision of the Chief Executive Officer. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the corporation, except in cases where the signing and execution thereof shall be expressly delegated by law, the Board of Directors or these By-laws to some other officer or agent of the corporation. In general, the President shall perform all duties incident to the office of the President and such other duties as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

Section 7.9 Duties of Chief Financial Officer. The Chief Financial Officer shall perform such duties and have such other powers as the Board of Directors, the Chairman of the Board or the President may from time to time prescribe.

Section 7.10 Duties of Vice President. In the absence of the Chairman of the Board, the President or in the event of their inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board or the President may from time to time prescribe.

Section 7.11 Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, except as otherwise provided in these By-laws, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or the President, under whose supervision he or she shall be. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer agent or agents of the corporation under his direction) and of the corporate seal of the corporation.

Section 7.12 Duties of Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors or the Chairman of the Board may from time to time prescribe.

Section 7.13 Duties of Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse or supervise the disbursement of the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he or she shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of this office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 7.14 Duties of Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors or the Chairman of the Board may from time to time prescribe.

ARTICLE 8

RESIGNATIONS, REMOVALS AND VACANCIES

Section 8.1 Directors.

(a) Resignations. Any Director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Removals. Subject to any provisions of the Certificate of Incorporation, the holders of stock entitled to vote generally in the election of Directors may, at any meeting called for that purpose, by the affirmative vote of a majority of the shares of such stock outstanding and entitled to vote thereat, remove any Director or the entire Board of Directors, with or without cause.

Whenever the holders of any class or series are entitled to elect one or more Directors pursuant to the Certificate of Incorporation, this subsection shall apply, in respect to the removal of a Director or Directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

(c) Vacancies. Except as otherwise provided in the Certificate of Incorporation, vacancies occurring in the office of Director and newly created Directorships resulting from any increase in the authorized number of Directors shall be filled by a majority of the Directors then in office, though less than a quorum, and the Directors so chosen shall hold office, subject to the By-laws, until the next election of the class for which such Directors shall have been chosen, and until their successors are duly elected and qualified or until their earlier resignation or removal. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors pursuant to the Certificate of Incorporation, vacancies and newly created Directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected.

If there are no Directors in office, then an election of Directors may be held in the manner provided under the DGCL.

Unless otherwise provided in the Certificate of Incorporation or these By-laws, when one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this section in the filling of other vacancies.

Section 8.2 Officers. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Board of Directors may, at any meeting called for that purpose, remove from office any officer of the corporation. Any vacancy occurring in the office of Chairman of the Board, President, Secretary or Treasurer shall be filled by the Board of Directors and the officers so chosen shall hold office subject to the By-laws for the unexpired term in respect of which the vacancy occurred and until their successors shall be elected and qualify or until their earlier resignation or removal. The foregoing officer removal and appointment authorities of the Board of Directors shall be subject to any applicable right of the Executive Committee to authorize and approve the removal and appointment of certain officers of the corporation in accordance with Article FIFTH of the Certificate of Incorporation.

ARTICLE 9

CERTIFICATES OF STOCK, TRANSFERS AND RECORD DATES

Section 9.1 Form of Certificates. The shares of the corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolutions shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of, the corporation by (a) the Chairman of the Board, the Vice-Chairman of the Board or the President of the corporation, and (b) the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer of the corporation, certifying the number of shares owned by such holder in the corporation.

Section 9.2 Facsimile Signatures. Where a certificate is countersigned (i) by a transfer agent other than the corporation or its employee or (ii) by a registrar other than the corporation or its employee, any other signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 9.3 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation with respect to certificated stock alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the corporation shall require and/or give the corporation or its transfer agent or registrar a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation or its transfer agent or registrar with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 9.4 Transfers of Shares. All transfers of shares of capital stock of the corporation are subject to the terms, conditions and restrictions, if any, of the Certificate of Incorporation. Transfers of shares of capital stock of the corporation shall be made on the books of the corporation by the registered holder thereof, or by his attorney thereunder authorized by power of attorney duly executed and filed with the Secretary of the corporation, or with a transfer agent appointed as provided in Section 9.5, and, if certificated shares, on surrender of the certificate or certificates for the shares properly endorsed and the payment of all transfer taxes thereon. The person in whose names shares of stock are registered on the books of the corporation shall be considered the owner thereof for all purposes as regards the corporation, but whenever any transfer of shares is made for collateral security, and not absolutely, that fact, if known to the Secretary, shall be stated in the entry of transfer. The Board of Directors may, from time to time, make any additional rules and regulations as it may deem expedient, not inconsistent with these By-laws, concerning the issue, transfer and registration of certificates for shares of the stock of the corporation.

Section 9.5 Transfer Agents and Registrants. The Board of Directors may appoint one or more transfer agents and one or more registrars for the stock of the corporation.

Section 9.6 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not the corporation shall have express or other notice thereof, except as otherwise provided by the law of the State of Delaware.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Right to Indemnification. The corporation shall indemnify, to the fullest extent permitted by the DGCL, any present or former Director or member of the Executive Committee as agent of the corporation, and may indemnify any present or former officer, employee or agent of the corporation selected by, and to the extent determined by, the Board of Directors for indemnification, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Director, Executive Committee member, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that the corporation shall not indemnify any present or former Director or Executive Committee Member in connection with any proceeding (or part thereof) initiated by such person unless (x) the corporation has joined in or the Board of Directors has consented to the initiation of such proceeding; or (y)  the proceeding is one to enforce indemnification rights granted by the corporation.

Section 10.2 Derivative Actions. The corporation shall indemnify any present or former Director or Executive Committee member of the corporation, and may indemnify any present or former officer, employee or agent of the corporation selected by, and to the extent determined by, the Board of Directors for indemnification, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director, Executive Committee member, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys” fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 10.3 Expenses. The corporation shall indemnify any present or former Director or Executive Committee member of the corporation, and may indemnify any present or former officer, employee or agent of the corporation selected by, and to the extent determined by, the Board of Directors for indemnification, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that a present or former Director, Executive Committee member, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.1 or 10.2, or in defense of any claim, issue or matter therein.

Section 10.4 Authorization. The corporation shall make any indemnification under Section 10.1 or 10.2 (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the present or former Director, Executive Committee member, officer, employee or agent of the corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.1 or 10.2. Such determination shall be made, with respect to a person who is a Director, Executive Committee member or officer at the time of such determination, (1) by a majority vote of Directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by majority vote of such directors, even if less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the corporation.

Section 10.5 Advance Payment of Expenses. The corporation shall pay expenses (including attorneys’ fees) incurred by a present or former Director or Executive Committee member, and may pay expenses (including attorneys’ fees) incurred by any present or former officer, employee or agent of the corporation, in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director, Executive Committee member or officer to repay such amount if it shall ultimately be determined that such Director, Executive Committee member or officer is not entitled to be indemnified by the corporation as authorized in Article 10 herein.

Section 10.6 Non-Exclusiveness. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these By-laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position.

Section 10.7 Insurance. The corporation shall have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a Director, Executive Committee member, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article 10 and the DGCL.

For purposes of this Article 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a Director, Executive Committee member, board committee member, officer, employee or agent of the corporation which imposes duties on, or involves services by, such Director, Executive Committee member, board committee member, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Section 10.8 General. The corporation shall continue the indemnification and advancement of expenses provided by, or granted pursuant to, Article 10 herein, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a Director, Executive Committee member, officer, employee or agent of the corporation, and the indemnification and advancement of expenses provided by, or granted pursuant to this Article 10 shall inure to the benefit of the heirs, executors and administrators of such a person. The provisions of this Article 10 shall be considered a contract between the corporation and each Director or Executive Committee member, or appropriately designated officer, employee or agent, who serves in such capacity at any time while this Article 10 is in effect, and any repeal or modification of this Article 10 shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; provided, however, that the provisions of this Article 10 shall not be deemed to be a contract between the corporation and any Directors, officers, employees or agents of any other corporation (the “Second Corporation”) that shall merge into or consolidate with the corporation where the corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation, in their capacity as such, shall be indemnified only at the discretion of the Board of Directors.

ARTICLE 11

EXECUTION OF PAPERS

Except as otherwise provided in these By-laws or as the Board of Directors may generally or in particular cases otherwise determine, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other instruments authorized to be executed on behalf of the corporation shall be executed by any officer, agent or agents as may be authorized by the Board of Directors from time to time.

ARTICLE 12

FISCAL YEAR

The fiscal year of the corporation shall end on the 31st day of December of each year.

ARTICLE 13

DEPOSITORIES

The Board of Directors or an officer designated by the Board shall appoint banks, trust companies, or other depositories in which shall be deposited from time to time the money or securities of the corporation.

ARTICLE 14

SEAL

The Corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE 15

OFFICES

Section 15.1 Registered Office. The registered office in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address shall be The Corporation Trust Company.

Section 15.2 Principal Office. The corporation may also have offices within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE 16

AMENDMENTS

Except to the extent otherwise provided in the Certificate of Incorporation, these By-laws may be amended or repealed by the vote of a majority of the Directors present at any meeting at which a quorum is present or by the vote of the holders of a majority of the total outstanding voting stock of the corporation, present in person or represented by proxy, at a meeting of stockholders at which a quorum is present.

Appendix C

Securities Purchase Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 4, 2008, is by and among Taylor Capital Group, Inc., a Delaware corporation (the “Company”), and each of the investors listed on the Schedule of Buyers attached hereto (each individually, a “Buyer” and collectively, the “Buyers”). Certain of the capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A (which is incorporated herein by reference).

WHEREAS:

A. The Company and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Company’s board of directors (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) (the “Board”) has approved and recommended to the Company’s stockholders the adoption of a Third Amended and Restated Certificate of Incorporation of the Company (the “Restated Charter”), a copy of which is attached hereto as Exhibit B, that, among other things, will designate a new series of convertible preferred stock of the Company as Series A Non-Cumulative Convertible Perpetual Preferred Stock (the “Preferred Shares”), which Preferred Shares shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in accordance with the terms included in the Restated Charter.

C. Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of Preferred Shares set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers (which aggregate number for all Buyers shall be 2,400,000 Preferred Shares).

D. Contemporaneously with the execution and delivery of this Agreement, certain of the parties hereto, along with members of the Taylor family, are executing and delivering a Voting Agreement, substantially in the form attached hereto as Exhibit C (the “Voting Agreement”).

E. The Board (with each of Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote) has approved the Certificate of Designation, a copy of which is attached hereto as Exhibit E (the “Designated Preferred Certificate of Designation”), that, among other things, will designate a new series of convertible preferred stock of the Company as Series B Convertible Preferred Stock (the “Designated Preferred”), which Designated Preferred may be issued in the event of a Potential Delay (as defined in Section 4(c)).

F. The Preferred Shares, Designated Preferred (if issued hereunder) and the shares of Common Stock issuable upon conversion of the Preferred Shares and the Designated Preferred (the “Conversion Shares”) are collectively referred to herein as the “Securities”.

G. As of the date hereof, the Company is seeking to effect a private placement of $60 million of subordinated bank notes issued by Cole Taylor Bank, a wholly-owned subsidiary of the Company (the “Bank”), and warrants to acquire Common Stock on substantially the terms attached hereto as Exhibit D (the “Subdebt and Warrant Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Company and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF PREFERRED STOCK.

(a) Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below) the number of Preferred Shares as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, all on the terms set forth herein.

(b) Closing. The closing of the acquisition of the Preferred Shares (or in the case of a Potential delay, the Designated Preferred) (the “Closing”) by the Buyers shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the third Business Day after the satisfaction (or waiver) of the conditions to the Closing set forth in Section 6 below (other than any such condition required to be satisfied at the Closing) or such other date and time as is mutually agreed to by the Company and a Majority of Holders (as defined herein) not more than ten Business Days after such satisfaction (or waiver) of the conditions to the Closing. At the Closing, the Company and the Buyers shall make certain deliveries, as specified herein, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

(c) Purchase Price. The aggregate purchase price for the Preferred Shares to be purchased by each Buyer (the “Purchase Price”) shall be the amount set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers. Each Buyer shall pay $25.00 for each Preferred Share to be purchased by such Buyer at the Closing.

(d) Purchase and Sale of Preferred Shares. On the Closing Date, against payment therefor in accordance with Section 1(e) hereof, the Company shall deliver to each Buyer the Preferred Shares in such denominations as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, each duly executed on behalf of the Company and registered in the name of such Buyer or its designees.

(e) Deposit of Purchase Price. As soon as practicable, but in any event, within two Business Days after written notice of (i) the satisfaction (or waiver) of the conditions to the Closing set forth in Section 6 below, or (ii) such earlier date as is mutually agreed to by the Company and a Majority of Holders that is not more than five Business Days prior to the expected Closing Date, each Buyer shall deposit, or cause to be deposited, into an account established at ABA # 065000090, Federal Reserve Bank of New Orleans, n/o Capital One NO/Trust, Acct. # 38500 20002515, f/f/c KBW Escrow Acct #75N028024, 265 Broadhollow Road, Melville, New York 11747, or such other escrow account as may be designated in such notice by the Company’s financial advisor, Keefe, Bruyette & Woods, Inc., pursuant to wire transfer instructions set forth in such notice, cash in the amount necessary for the payment of its portion of the Purchase Price as set forth on the Schedule of Buyers. If the Closing has not occurred within ten Business Days after such funds are so deposited, the funds so deposited by each Buyer will be promptly refunded to such Buyer upon request.

2. BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer represents and warrants with respect to itself only that:

(a) Organization; Authority; Legal Capacity.

(i) If such Buyer is a legal entity, such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with, subject to the receipt of any required Bank Regulatory Approvals, the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(ii) If such Buyer is a natural Person, such Buyer has the legal capacity and, subject to the receipt of any required Bank Regulatory Approvals, the right to execute, deliver, enter into, consummate and perform the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b) Validity; Enforcement. This Agreement and the other Transaction Documents to which such Buyer is or will be a party have been duly and validly authorized on behalf of such Buyer. This Agreement has been duly executed and delivered by such Buyer, and each other Transaction Document to which such Buyer is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by such Buyer, and, subject to the receipt of any required Bank Regulatory Approvals, this Agreement constitutes, and each other Transaction Document to which such Buyer is a party upon execution and delivery thereof by such Buyer will constitute, the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or as indemnification or contribution pursuant to the Registration Rights Agreement or the Restated Charter may be limited by the federal securities or banking laws or any public policy relating thereto.

(c) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the Transactions will not (i) if Buyer is a Business Entity, result in a violation of the Organizational Documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) subject to receipt of any Bank Regulatory Approvals, result in a violation of any Requirement of Law applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such for such defaults, terminations, amendments, accelerations, cancellations, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Transactions or the authority or ability of such Buyer to perform its obligations under the Transaction Documents.

(d) No Public Sale or Distribution. Such Buyer is (i) acquiring the Preferred Shares and (ii) upon conversion of the Preferred Shares will acquire the Conversion Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the 1933 Act. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to resell or distribute any of the Securities. Such Buyer is not a broker-dealer (registered or otherwise) or an Affiliate of a broker-dealer.

(e) Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (which definition includes any director or executive officer of the Company) on the basis set forth on the signature page hereto executed by such Buyer. Such Buyer has such knowledge and experience in financial and business matters that Such Buyer is capable of evaluating the merits and risks of its investment in the Securities.

(f) No General Solicitation. Such Buyer has not received nor is it aware of any general solicitation or general advertising of the Securities, including, without limitation, (i) any communication published in any newspaper or magazine or broadcast or disseminated over television, radio or the internet, or (ii) any seminar or meeting to which people were invited by means of a general solicitation or general advertising.

(g) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(h) Information. Such Buyer has been furnished with materials relating to the business, finances and operations of the Company, including information concerning the Bank, and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer has been afforded the opportunity to ask questions of the Company, and has reviewed and considered carefully all information it deems relevant in making an informed decision to purchase the Securities. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Buyer understands that its investment in the Securities involves a high degree of risk.

(i) No Governmental Review. Such Buyer understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor has any such Governmental Authority passed upon or endorsed the merits of the offering of the Securities, which are not deposits and are not insured by the Federal Deposit Insurance Corporation (“FDIC”).

(j) Transfer or Resale. Such Buyer understands that, except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder; or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company and its counsel, to the effect that such Securities to be sold, assigned or transferred are being sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”), or any other exemption from such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws.

(k) Legends.

(i) Such Buyer understands that the certificates or other instruments representing the Preferred Shares and the stock certificates representing the Conversion Shares, except as set forth below, shall bear the following legend (and a stop transfer order consistent therewith may be placed against transfer of such share certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (A) such Securities are sold pursuant to an effective registration statement under the 1933 Act in accordance with the plan of distribution contained therein, or (B) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company and its counsel, to the effect that (I) such sale, assignment or transfer of such Securities has been made under the applicable requirements of Rule 144, or (II) such holder is not an Affiliate of the Company and that for purposes of any sale by such holder of such Securities, the applicable conditions of Rule 144 have been satisfied as set forth in paragraph (b)(1)(i) thereof and with the requirement for compliance with paragraph (c)(i) thereof.

(ii) Such Buyer further understands that until the Stockholder Approval Date, the certificates or other instruments representing the Preferred Shares shall bear the following additional legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONVERTED UNTIL THE STOCKHOLDER APPROVAL DATE (AS DEFINED IN THE SECURITIES PURCHASE

AGREEMENT, DATED AUGUST [    ], 2008, BY AND AMONG THE COMPANY AND THE BUYERS PARTY THERETO).

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of such Securities upon request at any time following the Stockholder Approval Date.

(l) Residency. Such Buyer is a resident of that jurisdiction set forth opposite such Buyer’s name in column (2) on the Schedule of Buyers.

(m) Certain Trading Activities. Such Buyer has not directly or indirectly, nor to such Buyer’s knowledge has any Person who is subject to the direction or control of such Buyer and who is acting on behalf of or pursuant to any understanding with such Buyer, (i) engaged in any Short Sales (as defined below) involving the Company’s securities) since the date that such Buyer first became aware of the transactions contemplated hereby, or (ii) traded in securities of the Company while aware of material non-public information regarding the Company or its securities. For purposes of this Section, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO adopted under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker-dealers or foreign regulated brokers having the effect of hedging the securities of the Company or the investment contemplated under this Agreement. Such Buyer covenants that neither it, nor any person who is subject to the direction or control of such Buyer and who is acting on its behalf or pursuant to any understanding with it, will (i) engage in any Short Sales prior to the filing of the 8-K Filing (as defined below), or (ii) trade in securities of the Company while aware of material non-public information regarding the Company or its securities. Notwithstanding the foregoing to the contrary, any Short Sales or trades in securities of the Company occurring in any ETF or index fund, or effected by an investment adviser, investment company or pooled investment vehicle, or other Person that is not effected at the direction of such Buyer shall not be deemed a breach of any provision of this subsection (m).

(n) No Other Agreements. Other than as contemplated by the Transaction Documents, such Buyer has not, directly or indirectly, entered into any contract or agreement with any other Buyer, any executive officer of the Company, any member of the Board, or to the knowledge of such Buyer, any Affiliate of any such persons, with respect to, or otherwise in connection with, the Transactions.

(o) Bank Regulatory Approvals. Such Buyer knows of no reason why such Buyer should not be able to obtain such consents or approvals, if any, required to be obtained by Buyer from the Federal Reserve Board, the FDIC, or the Illinois Department of Financial and Professional Regulation (the “DFPR”, together with the Federal Reserve Board and the FDIC, the “Bank Regulatory Authorities”) with respect to the transactions contemplated by this Agreement, and such Buyer has not been rejected as an applicant for control, either individually or as part of any control application or notice, nor has such Buyer been asked by any Bank Regulatory Authority to withdraw any such control application or notice.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of the Buyers as set forth below, except (i) to the extent set forth in the disclosure schedules hereto delivered to each of the Buyers prior to the execution of this Agreement, and (ii) other than with respect to Sections 3(a), (b), (c), (d), (e) and (z) of this Agreement, to the extent disclosed in a Company SEC Report filed by the Company with, or furnished by the Company to, the SEC after December 31, 2007 and at least two Business Days prior to the date of this Agreement, and publicly available as of the date of this Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such Company SEC Reports, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”) (the “Available Company SEC Documents”). Each exception set forth in a disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section or subsection shall be deemed to refer to any other section or subsection, whether or not an explicit cross-reference appears, to the extent that the applicability of such item to the other section is readily apparent.

(a) Organization and Qualification. Except as set forth on Schedule (3)(a), the Company and each of the Subsidiaries (i) have been duly incorporated or organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation or organization, and (ii) are duly qualified to conduct business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the nature of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. True and correct copies of the Organizational Documents of the Company and each of the Subsidiaries, as amended and currently in effect, have been made available by the Company to the Buyers. The Company and each of the Subsidiaries has all requisite power and authority to carry on the businesses in which it is engaged (as described in the Available Company SEC Documents) and to own or lease its properties.

(b) Bank Holding Company; State Banking Corporation Status. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets in all material respects the applicable requirements for qualification as such. The Bank holds the requisite authority from the DFPR to conduct business as a state-chartered banking corporation under the laws of the State of Illinois.

(c) Authorized Capital Stock.

(i) The authorized capital stock of the Company consists of: (A) 18,000,000 shares of Common Stock, and (B) 5,000,000 shares of preferred stock, none of which are issued and outstanding. As of the date of this Agreement, of the shares of Common Stock currently authorized: (x) 11,011,184 shares are outstanding, (y) 2,773,243 shares are reserved for issuance pursuant to the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan, and (z) no shares were reserved for issuance pursuant to securities (other than the Preferred Shares and the Designated Preferred) exercisable or exchangeable for, or convertible into, shares of Common Stock.

(ii) In the event the Preferred Shares are issued at the Closing, upon filing the Restated Charter the authorized capital stock of the Company shall consist of: (A) 45,000,000 shares of Common Stock, and (B) 10,000,000 shares of preferred stock, 2,400,000 of which shall be designated as the Preferred Shares. In the event the Preferred Shares are issued upon mandatory exchange for the Designated Preferred, upon filing the Restated Charter the authorized capital stock of the Company shall consist of: (A) 45,000,000 shares of Common Stock, and (B) 10,000,000 shares of preferred stock, 2,400,000 of which shall be designated as Preferred Shares and 2,400,000 of which shall be designated as the Designated Preferred.

(iii) If a Potential Delay occurs and the Designated Preferred is issued at the Closing, upon filing of the Designated Preferred Certificate of Designation, the authorized capital stock of the Company shall consist of: (A) 18,000,000 shares of Common Stock, and (B) 5,000,000 shares of preferred stock, 2,400,000 of which shall be designated as the Designated Preferred.

(iv) Except as disclosed on Schedule 3(c)(iv), there are no (A) outstanding Convertible Securities or options, warrants or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities (“Stock Purchase Rights”), (B) stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (C) other agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities, Stock Purchase Rights or any securities of any Subsidiary. The issuance of the Preferred Shares and Conversion Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities or Stock Purchase Rights to increase as a result of any anti-dilution provisions relating thereto. There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the holders of Common Stock on any matter.

(v) All outstanding shares of Capital Stock (including any outstanding restricted stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable registration requirements of applicable securities laws. All outstanding Stock Purchase Rights have been issued in compliance, in all material respects, with any applicable registration requirements of applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(vi) Except for Exhibits 9.1, 9.2 and 9.3 to the Company’s most recent Form 10-K included in the Available Company SEC Documents, and the Voting Agreement contemplated hereby, there are no voting trusts, proxies or other agreements to which the Company or, to the Knowledge of the Company any of its executive officers or directors, is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.

(vii) Except for Exhibit 4.16 to the Company’s most recent Form 10-K included in the Available Company SEC Documents, and the Registration Rights Agreement contemplated hereby, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act.

(viii) There are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem any security of the Company or any equity security, or security convertible into or exercisable for, any equity security of any of its Subsidiaries.

(d) Authorization; Enforcement; Validity. Subject to receipt of the Stockholder Approval (prior to the issuance of the Preferred Shares) and any required Bank Regulatory Approvals, and the filing with the Secretary of State of Delaware of the Restated Charter (prior to the issuance of the Preferred Shares) and the Designated Preferred Certificate of Designation (if the Designated Preferred is issued hereunder), the Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined below), the Voting Agreement, the Management Services Agreement, the FIC Warrant, the Restated Charter, the Designated Preferred Certificate of Designation (if the Designated Preferred is issued hereunder) and each of the other agreements entered into by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions including, without limitation, the issuance of the Preferred Shares (whether at the Closing or upon mandatory exchange of the Designated Preferred), the issuance of the Designated Preferred (if any), and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares and the Designated Preferred (if issued hereunder), have been duly authorized by the Board and, other than as described at the beginning of this Section 3(d), no further corporate action on the part of the Company is required in connection therewith. Except as disclosed on Schedule 3(d) or as otherwise specified in this Section 3(d), no filing, consent, or authorization is required by the Company, the Board or its stockholders with respect to the Transactions. Subject to the receipt of any required Bank Regulatory Approvals and the receipt of the Stockholder Approval (prior to the issuance of the Preferred Shares), this Agreement and the Voting Agreement have been duly executed and delivered by the Company and constitute, and, upon execution and delivery thereof by the Company as contemplated herein, each of the other Transaction Documents to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or as indemnification or contribution may be limited by the securities laws and public policy relating thereto.

(e) Issuance of Securities. Upon issuance to the Buyers, the Preferred Shares (whether issued at the Closing or upon mandatory exchange of the Designated Preferred) and the Designated Preferred (if issued hereunder) will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, taxes or charges with respect to the use thereof and shall be entitled to the rights and preferences set forth in the Restated Charter and the Designated Preferred Certificate of Designation, respectively. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance as Conversion Shares which equals at least the maximum number of shares of Common Stock then issuable upon conversion of the Preferred Shares purchased by the Buyers pursuant to this Agreement. Upon issuance or conversion in accordance with the Restated Charter or the Designated Preferred Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive (except as set forth in the Restated Charter) or similar rights, taxes, Liens or charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer, sale and issuance of the Securities hereunder is exempt from registration under the 1933 Act (pursuant to the exemption provided by Section 4(2) thereof) and all applicable state securities laws.

(f) No Defaults or Consents.

(i) Subject to receipt of the Stockholder Approval (prior to the issuance of the Preferred Shares) and any required Bank Regulatory Approvals, and the filing with the Secretary of State of the State of Delaware of the Restated Charter (prior to the issuance of the Preferred Shares), neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Company nor the consummation of any of the Transactions will (A) conflict with or violate any provision of the Second Amended and Restated Certificate of Incorporation of the Company or the Second Amended and Restated Bylaws of the Company (the “Bylaws”) or any Organizational Document of any of the Subsidiaries, (B) except as set forth on Schedule 3(f)(i)(B), result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent, approval or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Company or any of the Subsidiaries or any of their respective properties and assets; (C) result in the imposition of any Lien upon any material properties or assets of the Company or any of the Subsidiaries, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (D) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same, or (E) except as set forth on Schedule 3(f)(i)(E), cause the accelerated vesting of any employee stock options or restricted stock awards.

(ii) Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self-regulatory organization in order for the Company to execute, deliver and perform this Agreement and each of the other Transaction Documents and to consummate the Transactions (“Company Approvals”).

(iii) Except as disclosed on Schedule 3(f)(iii), no Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any Subsidiary, delivery or performance of this Agreement or the other Transaction Documents or the consummation of any of the Transactions which if not obtained would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect (“Company Contractual Consents”).

(g) Deposit Accounts. Depending on their nature and size, the deposit accounts of the Bank are insured up to the regulatory maximum amount provided by the FDIC and no proceedings for the modification, termination or revocation of any such insurance are pending or, to the knowledge of the Company, threatened or contemplated.

(h) Governmental and Regulatory Proceedings. There is no Action or Proceeding to which the Company or any of the Subsidiaries is a party pending or, to the Knowledge of the Company, threatened or contemplated, before any Governmental Authority, Regulatory Agency or self-regulatory organization (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, no executive officer, director or employee of the Company or any of the Subsidiaries is the subject of any Action or Proceeding involving a claim of material breach of fiduciary duty relating to the Company or any of the Subsidiaries or is or may be permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Company or any Subsidiary. Since January 1, 2006, the Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1934 Act or the 1933 Act and, to the Knowledge of the Company, the SEC has not issued any such order since such date. No order, judgment or decree of any Governmental Authority, Regulatory Agency or self-regulatory organization has been issued in any Action or Proceeding to which the Company or any of the Subsidiaries is or was a party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Restrictions. Except as set forth on Schedule 3(i), neither the Company nor any of the Subsidiaries is currently prohibited, directly or indirectly, under any order of the Federal Reserve Board (other than orders, regulations or policy statements applicable to bank holding companies and their subsidiaries generally), or any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on its capital stock, from repaying any loans or advances or from transferring any of its properties or assets.

(j) Absence of Certain Changes or Events. Since December 31, 2007, (i) there has not been any Material Adverse Effect or any event, condition, change or development, or worsening of any existing event, condition, change or development that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, and (iii) neither the Company nor any of its Subsidiaries has revalued any material assets of the Company or any Subsidiary resulting in a material impairment charge. Since December 31, 2007, neither the Company nor any of the Company Subsidiaries has (i) made or declared any distribution in cash or in kind to its stockholders, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business, or (iii) except as disclosed in Schedule 3(j)(iii), made or committed to make capital expenditures in excess of $1,000,000 with respect to any individual expenditure or in excess of $6,000,000 million for all capital expenditures in the aggregate. Neither the Company nor any of the Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and the Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent.

(k) Governmental Permits, Etc.

(i) The Company and the Subsidiaries hold all Company Permits that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof, other than such Miscellaneous Permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(ii) The Regulatory Permits are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Company and each of the Subsidiaries and, to the Knowledge of the Company, each of their respective executive officers and directors, have operated at all times in the past five (5) years, and are operating, in compliance in all material respects with all terms thereof or any renewals thereof applicable to them. To the Knowledge of the Company, no event has occurred, nor has any notice been received, with respect to any of the Regulatory Permits which allows or results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would reasonably be expected to result in any other material impairment of the rights of the holder of any such Regulatory Permit.

(iii) To the Knowledge of the Company, in the past five (5) years, no Governmental Authority or self-regulatory organization has initiated any material proceeding or investigation (other than examinations conducted in the ordinary course) into the business or operations of the Company or any Subsidiary, or any executive officer or director thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Company or any Subsidiary, nor any executive officer or director thereof has received any notice of any unresolved material violation by any Governmental Authority or self-regulatory organization with respect to any report or statement relating to any examination of the Company or any Subsidiary. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective executive officers or directors or Persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, memorandum of understanding, cease and desist or administrative order on account of any violation of any Requirement of Law applicable to the Company or any of the Subsidiaries.

(iv) Neither the Company or any Subsidiary, nor, to the Knowledge of the Company, any executive officer or director thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Governmental Authority or self-regulatory organization which imposes any material restrictions on or otherwise adversely affects in any material way the conduct of any of the business of the Company and the Subsidiaries.

(l) Company SEC Reports. The Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 1, 2006 pursuant to the federal securities laws and the SEC rules and regulations thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (as they have been amended since the time of their filing, and including the exhibits thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) at the time they became effective, in the case of registration statements, or when filed, in the case of any other Company SEC Report, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC under all of the foregoing. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 3(l), none of the Subsidiaries is required to file any reports, forms or other documents with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

(m) Financial Statements. The audited consolidated financial statements (including the related notes) included in the Company SEC Reports and in the reports filed by the Company with the Federal Reserve Board, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and Federal Reserve Board with respect thereto, present fairly, in all material respects, the consolidated financial condition and results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, at the dates and for the periods indicated, and were prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The unaudited consolidated financial statements (including the related notes) included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, present fairly, in all material respects, the consolidated financial condition and results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, at the dates and for the periods indicated, and were prepared in conformity with GAAP applied on a consistent basis, except that such unaudited consolidated financial statements may omit statements of changes in financial position and certain footnote disclosures required by GAAP as permitted by Form 10-Q under the 1934 Act and are subject to normal year-end audit adjustments. Neither the Company nor any Subsidiary has any Liabilities or obligations that are of a nature (whether known, unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, or in the notes thereto, other than any Liabilities to the extent (i) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Company and its Subsidiaries contained in the Available Company SEC Documents, including the notes to financial statements contained therein, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Available Company SEC Documents, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(n) Listing Compliance. The Common Stock is listed on the NASDAQ Global Select Market (the “Nasdaq”) and, to the Knowledge of the Company, there are no proceedings to revoke or suspend such listing. The Company has taken no action designed to, or that would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the listing of the Common Stock on Nasdaq. The Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements. In the past five (5) years, trading in the Common Stock has not been suspended by the SEC or Nasdaq (other than temporary suspensions, in each case during the course of one trading day, to allow dissemination of material information).

(o) Sarbanes-Oxley; Disclosure and Internal Controls.

(i) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act that are applicable to it or any of the Subsidiaries.

(ii) The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 under the 1934 Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. As of June 30, 2008, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

(iii) The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the 1934 Act) (“Internal Control Over Financial Reporting”). The Company’s certifying officers have evaluated the effectiveness of the Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed annual report on Form 10-K of the Company under the 1934 Act (the “Evaluation Date”). The Company presented in such annual report the conclusions of the certifying officers about the effectiveness of the Company’s Internal Control Over Financial Reporting

based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company’s Internal Control Over Financial Reporting. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(p) Integration; Other Issuances of Securities. The Company has not made, nor will the Company make, any offers or sales of any security, or solicited or will solicit any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Securities to the Buyers.

(q) Tax Matters. Since January 1, 2006, the Company and the Subsidiaries have made or filed all federal, state and foreign income and all other material Tax Returns required by any jurisdiction to which they are subject (unless and only to the extent that the Company or any of the Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes) and have paid all Taxes that are material in amount, shown or determined to be due on such Tax Returns, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Knowledge of the Company, there are no unpaid Taxes in any material amount claimed to be due by any Taxing Authority, and to the Knowledge of the Company there is no basis for any such claim. Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax. Except as disclosed in Schedule 3(q), none of the Company’s, or any of the Subsidiaries’, Tax Returns is presently being audited by any Taxing Authority.

(r) Title to Assets. Except as set forth on Schedule 3(r), the Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Liens reflected in the most recent consolidated balance sheet of the Company included in the Available Company SEC Documents, or that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by them. Any material property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases concerning which the Company and the Subsidiaries are in material compliance.

(s) Employee Benefit Plans; Employees.

(i) Schedule 3(s)(i) sets forth all Employee Benefit Plans in effect as of the date of this Agreement. Except as disclosed on Schedule 3(s)(i), with respect to each Employee Benefit Plan, no Liability that either individually or in the aggregate would be materially adverse to the Company or any Subsidiary, has been incurred, and there exists no condition or circumstance in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any Liability, that either individually or in the aggregate, would be materially adverse to the Company or any Subsidiary. Except as disclosed on Schedule 3(s)(i), each Employee Benefit Plan has been operated, and is in material compliance with the applicable provisions of ERISA, the Code and all other Requirements of Law. Except as disclosed on Schedule 3(s)(i), as of the date hereof, there is no material labor dispute, labor union organizing activity, strike or work stoppage against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any Subsidiary. Except as disclosed on Schedule 3(s)(i), there is not pending nor is it anticipated that the consummation of the Transactions could result in, and to the Knowledge of the Company there is not threatened, any claim, action or proceeding relating to any Employee Benefit Plan or the assets thereof (other than ordinary course claims for benefits).

(ii) Except as disclosed on Schedule 3(s)(ii), no current or former director, officer, employee or other service provider of the Company or any Subsidiary may be entitled to any payment (including severance, unemployment compensation, golden parachute, or otherwise), additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan in connection with the Transactions (either alone or in conjunction with any other event including without limitation, a termination of employment). Schedule 3(s)(ii) sets forth all Change in Control Arrangements as of the date hereof with respect to which the Company, any Subsidiary or any ERISA Affiliate may have any Liability at any time. All plan documents and agreements concerning all Change in Control Arrangements have been provided to each Requesting Buyer.

(iii) Except as disclosed on Schedule 3(s)(iii), neither the Company nor any Subsidiary is a party to, or otherwise obligated, under any Employee Benefit Plan, to provide for the tax imposed by Section 409A(a)(1)(B) of the Code via gross-up or otherwise. Neither the Company nor any Subsidiary has any Liability with respect to, or is a signatory to, any collective bargaining agreement. No Employee Benefit Plan provides any retiree welfare benefit, including without limitation, post-employment health, medical, dental, disability, life insurance or other benefits, other than benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No Employee Benefit Plan is or has ever been subject to Title IV of ERISA, any multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or Code Section 414(f), or any “multiple employer welfare plan” or “multiple employer welfare arrangement” within the meaning of ERISA Section 514(b)(6) or 3(40).

(iv) Each of the Employee Benefit Plans disclosed on Schedule 3(s)(iv) has been terminated by the Company and neither the Company nor any Subsidiary has any further material obligations or Liabilities thereunder.

(t) Compliance. The Company and the Subsidiaries are not: (i) in violation of any of their respective Organizational Documents, (ii) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiaries under), nor has the Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Company Contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) in violation of any order of any court, arbitrator or Governmental Authority, or (iv) in violation of any applicable Requirement of Law, and with respect to clauses (ii), (iii) or (iv) above, other than where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and each of the Subsidiaries and the conduct and operation of their respective businesses is and has been in compliance with each Requirement of Law that affects or relates to this Agreement or any of the other Transaction Documents or any of the Transactions, other than where the failure to be or to have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(u) Transactions with Affiliates. Since January 1, 2006, all transactions required to be disclosed by Company pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act have been disclosed in an Available Company SEC Document. Other than the Transactions, no transactions, or series of related transactions, is currently proposed, by the Company or any of the Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of the Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act if consummated.

(v) Investment Company. The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(w) No Corrupt Practices. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries

(i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(x) No Brokers. Except as disclosed on Schedule 3(x), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold the Buyers harmless against any claim for any such fee or commission based on any such arrangements.

(y) Reports. The Company and each of the Subsidiaries have, filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2006 with (i) any Bank Regulatory Authority and (ii) any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (i) through (ii), are, collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Any such Report and any statement regarding the Company or any Subsidiaries made in any Report filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

(z) Approvals; Voting Requirements; DGCL 203.

(i) The Board has, at a meeting duly called and held, by a unanimous vote (with Bruce Taylor, Jeffrey Taylor, Mark Hoppe and M. Hill Hammock abstaining and not participating in such vote), (A) declared that the Transactions, the Restated Charter and the Designated Preferred Certificate of Designation are advisable and in the best interests of the Company, (B) adopted the Transaction Documents, and (C) approved and resolved to recommend that the Company’s stockholders vote in favor of each of the Proposals (as defined below).

(ii) The only votes of the Company’s stockholders required to approve and adopt the Transaction Documents and the Transactions are (A) in the case of the Company’s issuance of the Preferred Shares, and any other Common Stock, Convertible Securities or Stock Purchase Rights, including the FIC Warrant, each as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Nasdaq, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at a duly called meeting of the Company’s stockholders at which the requisite quorum is present, (B) in the case of the Restated Charter, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (C) in the case of the Amended and Restated Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at a duly called meeting of the Company’s stockholders at which the requisite quorum is present (such proposals are referred to herein collectively as the “Proposals”, and the receipt of sufficient votes required to approve all such Proposals is referred to herein as the “Stockholder Approval”).

(iii) The action taken by the Board constitutes approval of the Transactions under the provisions of Section 203 of the Delaware General Corporation Law, as amended (“DGCL”), such that Section 203 of the DGCL does not apply to the Transaction Documents or the Transactions, and such approval has not been amended, rescinded or modified. No other state takeover, anti-takeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Transactions.

4. COVENANTS.

(a) Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene and hold a special meeting of stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval (the date such approval is obtained, the “Stockholder Approval Date”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (as defined below) or the Company otherwise determines in good faith that such Proxy Statement will not be reviewed by the SEC. In the event that the Company does not obtain the Stockholder Approval at the Stockholders Meeting, the Company agrees that, upon the request of a Majority of Holders, it will seek to obtain the Stockholder Approval at any subsequent meeting of stockholders of the Company until the Stockholder Approval is obtained. Without limiting the generality of the foregoing, the Company will comply with the terms of Section 4(b) hereof with respect to each such meeting of stockholders as if it were the Stockholders Meeting.

(b) Proxy Material.

(i) In connection with the Stockholders Meeting, the Company will (A) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the Proposals at the Stockholders Meeting, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to those Buyers who have so requested in a writing delivered to the Company prior to the date hereof to be a Requesting Buyer for purposes of this Agreement (each such Buyer delivering such request is listed on Schedule 4(b) hereto and referred to herein as a “Requesting Buyer”) promptly upon receipt and copies of proposed responses to each Requesting Buyer a reasonable time prior to filing to allow meaningful comment, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by law, (D) mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (E) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting, and (F) otherwise use commercially reasonable efforts to comply with all requirements of law applicable to any Stockholders Meeting. The Buyers shall cooperate with the Company in connection with the preparation of the Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement or any amendments or supplements thereto under applicable law. The Company will provide each Requesting Buyer a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, and shall give reasonable consideration to any such comments proposed, prior to mailing the Proxy Statement to the Company’s stockholders. The Proxy Statement shall include the recommendation of the Board that stockholders vote in favor of the adoption of all of the Proposals at the Stockholders Meeting.

(ii) If, at any time prior to the Stockholders Meeting, any information relating to the Company or Buyers or any of their respective Affiliates should be discovered by the Company or Buyers which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(iii) The Company agrees that (A) none of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the transactions contemplated by this Agreement (all such other documents, the “Other Filings”) shall, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyers or any of their Affiliates or representatives in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein, and (B) the Proxy Statement and the Other Filings that are filed by the Company shall comply as to form in all material respects with the requirements of the 1934 Act.

(iv) Each of the Buyers covenants that none of the information supplied in writing by or on behalf of such Buyer expressly for inclusion in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Potential Delay. If despite the reasonable best efforts of the Company a Potential Delay (as defined below) occurs, then neither the Stockholder Approval, nor the adoption of the Restated Charter (including the constitution of the Executive Committee as provided therein) shall be a condition to Closing (it being understood and agreed that all other conditions to Closing are not altered in any respect by this Section 4(c) and that the filing of the Designated Preferred Certificate of Designation with the Secretary of State of Delaware shall be an additional closing condition). If a Potential Delay occurs and Stockholder Approval has not been obtained on or before September 30, 2008, then, at Closing, and subject to terms and conditions of this Section 4(c), the Company will deliver certificates with respect to shares of the Designated Preferred in lieu of the Preferred Shares contemplated in this Agreement. Furthermore, if a Potential Delay occurs, the Company and the Buyers will use their respective commercially reasonable efforts to effect the intent and purposes of the terms and conditions of this Section 4(c). Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to sell, and no Buyer shall be obligated to purchase, any Designated Preferred hereunder unless a Potential Delay has occurred, Stockholder Approval has not been obtained on or before September 30, 2008 and, on or before September 30, 2008, all applicable closing conditions (giving effect to this Section 4(c) but excluding until the Closing any such condition that by its nature can only be satisfied at the Closing) shall have been satisfied or waived. For purposes of this Section 4(c), a “Potential Delay” shall be deemed to have occurred if: (i) (x) the Proxy Statement has not first been mailed to the Company’s stockholders on or before September 9, 2008, other than due to the Company’s failure to fulfill any of its obligations under this Agreement in a timely manner, and (y) each of the Company and a Majority of Holders otherwise agree (which agreement shall not unreasonably be withheld) on or after September 10, 2008 that the Stockholders Meeting is not reasonably expected to occur on or before September 29, 2008, other than due to the Company’s failure to fulfill any of its obligations under this Agreement in a timely manner, or (ii) the Company and the Majority of Holders otherwise mutually agree.

(d) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action, at the Company’s sole expense, as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. At the

Company’s sole expense, the Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(e) Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement, except that such definition shall be revised for the purpose of this subsection (e) to exclude the Designated Preferred) on Nasdaq (subject to official notice of issuance) and shall use its reasonable best efforts to maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents unless a Majority of Holders otherwise agrees in writing. Unless a Majority of Holders otherwise agrees in writing, neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on Nasdaq and, in the event that the Common Stock is delisted or suspended from trading on Nasdaq, the Company shall use its reasonable best efforts to cause the Common Stock to be listed and authorized for trading on a national securities exchange or automated quotation system.

(f) Disclosure of Transactions and Other Material Information. The Company and each Requesting Buyer hereunder will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with Nasdaq, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Subject to the preceding sentence, it is contemplated that as soon as reasonably practicable, but in no event later than the fourth Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement, the form of Restated Charter, the Voting Agreement, and the form of the Registration Rights Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). For purposes of this Agreement, “Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the SEC is closed.

(g) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance as Conversion Shares, no less than the maximum number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Shares. The Company shall not issue any Preferred Shares or Designated Preferred other than in connection with the consummation of the transactions contemplated by this Agreement.

(h) Conduct of Business. The Company agrees that during the period from the date of this Agreement to the date the Restated Charter is duly filed with the Secretary of State of Delaware (unless a Majority of Holders shall have provided their prior written consent and except as otherwise expressly required or permitted by this Agreement), the business and operations of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practices, and the Company shall use all commercially reasonable efforts, with no less diligence and effort than would be applied in the absence of this Agreement, to (a) preserve intact its current business organizations, material insurance policies and trade rights and goodwill; (b) preserve its present relationships with customers, suppliers, officers, employees, lessors, licensees and other Persons with which it has significant business relations; and (c) comply in all material respects with all Requirements of Law applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, unless a Majority of Holders shall have provided their prior written consent and except as otherwise expressly required or permitted by this Agreement, or as required by applicable Requirements of Law, the Company shall not directly or indirectly (i) take any action which would require majority or unanimous approval of the Executive Committee pursuant to Article Fifth of the Restated Charter if such charter was then in effect (other than the dividends to be paid on trust preferred securities in the ordinary course of business consistent with past practice), (ii) increase the salary, bonus or other compensation payable or to become payable or the benefits (including fringe benefits or perquisites) provided to its current or former directors, officers, other employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, as provided in any existing agreements with current or former directors, officers, other employees or consultants of the Company or its Subsidiaries or as required by any collective bargaining agreement or applicable Requirement of Law; grant or increase any bonus, incentive compensation, retention payments, severance, change-in-control or termination pay to, or enter into, amend or modify any Employee Benefit Plan with any current or former director, officer, other employee or consultant of the Company or of any Subsidiary, except (X) in the case of any such actions (other than as to any Change In Control Arrangements) with respect to new or existing employees who are not directors or officers of the Company or any Subsidiary, in the ordinary course of business and consistent with past practice or (Y) as required by any collective bargaining agreement or applicable Requirement of Law; or establish, adopt, enter into, amend or modify (including any amendment or modification that increases or accelerates payment or requires any funding), except as required by any Requirement of Law, any collective bargaining or other Contract with a labor union; (iii) enter into, amend or modify any contract or arrangement with any executive officer or director of the Company or any stockholder of the Company holding five percent or more of the Company’s outstanding Common Stock, or (iv) change in any significant respect the terms of the Subdebt and Warrant Transaction from the terms described on Exhibit D hereto.

(i) Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants, consultants and other authorized representatives of Requesting Buyer (such persons, the “Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Closing Date, to its employees, assets, properties, contracts, books and records so that they may have the opportunity to make such investigations as they shall reasonably request in connection with the transactions contemplated by this Agreement; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement. During such period, the Company shall (and shall cause each of its Subsidiaries and representatives to), to the extent permitted by law, furnish promptly to such Representatives all information concerning its finances, operations, business, properties and personnel as may reasonably be requested, and respond to such inquires as the Representatives shall from time to time reasonably request, and use commercially reasonable efforts to make available during normal business hours to such Representatives the appropriate individuals (including management, personnel, employees, attorneys, accountants and other professionals) for reasonable inquiries regarding the Company’s and the Subsidiaries’ businesses, properties and personnel. Without limiting the generality of the foregoing, the Company shall keep the Buyers apprised on a current and timely basis of the status of, and any significant issues relating to, the Company’s business, financial condition, results of operations and prospects. Notwithstanding the foregoing, nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of law or any confidentiality agreement in effect as of the date of this Agreement (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts and, if material to the Company, without such violation).

(j) Reasonable Best Efforts; Cooperation. Each party shall use its reasonable best efforts to satisfy on the timely basis each of the covenants and conditions to be satisfied by it as provided in Sections 4 and 6 of this Agreement. Each party shall refrain from taking any action which would render any representation or warranty contained in Sections 2 or 3 of this Agreement inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or that would reasonably be expected to cause any of the conditions to closing provided in Section 6 not to be satisfied in the manner contemplated herein, or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. The parties shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Agreement or any of the other Transaction Documents or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court, Bank Regulatory Authority or other Governmental Authority vacated or reversed. Without limiting the generality of the foregoing, in the event that there is a Closing with respect to Designated Preferred hereunder, the Company shall use its best efforts to obtain the Stockholder Approval, file the Restated Charter including the Preferred Shares with the Secretary of State of the State of Delaware, and cause all Designated Preferred to be exchanged for Preferred Shares as expeditiously as reasonably practicable in accordance with the Certificate of Designation of the Designated Preferred.

(k) Contractual Consents and Regulatory Approvals.

(i) The Company shall act diligently and reasonably in attempting to obtain before the Closing Date, and the Buyers shall reasonably cooperate with the Company in such efforts, any Company Contractual Consents, including those referenced in Schedule 3(f)(iii), in form and substance reasonably satisfactory to each Requesting Buyer, provided that neither the Company nor the Buyers shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consents.

(ii) Each party shall use its reasonable best efforts to take, or cause to be taken, all commercially reasonable actions necessary or advisable to obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority which is required or advisable to be obtained by such party in connection with the Transactions. The parties shall file any and all required applications and notices (including any and all required ancillary documents) with the appropriate Bank Regulatory Authorities in connection with the transactions contemplated by the Transaction Documents to obtain as promptly as practicable any and all required Bank Regulatory Approvals. The Company and each Requesting Buyer shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to confidentiality or the exchange of information, all the information relating to the Company or the Buyers, as the case may be, which appear in any filing made with, or written materials submitted to, any Bank Regulatory Authority in connection with the transactions contemplated by this Agreement. The Company and each Requesting Buyer shall promptly advise each other upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any required regulatory approval or other consent or approval will not be obtained or that the receipt of any such approval will be materially delayed. Each party shall cooperate in good faith with the other parties hereto in connection with any applications, notices or other submissions to any Bank Regulatory Authority for the purpose of obtaining any required Bank Regulatory Approvals, and each party will keep the others apprised of the status of matters relating to completion of the Transactions. No party shall knowingly take any action that would materially impede or delay consummation of the transactions contemplated by the Transaction Documents or the receipt of any required Bank Regulatory Approvals. Notwithstanding anything in this Agreement to the contrary, the Buyers shall not be required to, and the Company may not, without the prior written consent of a Majority of Holders, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divert, hold separate or otherwise dispose of any assets, business or portion of business of the Company, its Subsidiaries or any of their respective Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, its Subsidiaries or any of their respective Affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, its Subsidiaries or on any of their respective Affiliates or on the rights of the holders of the Preferred Shares or the Designated Preferred (if issued hereunder) under the Restated Charter and the Designated Preferred Certificate of Designation, respectively,.

(l) Certain Actions. Subject to the accuracy of the representations and warranties of the Buyers in Section 2(n) of this Agreement, the Company shall not, and shall not permit its Subsidiaries, to take any position that the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions will constitute a “Change in Control” or “Change of Control” or similar definition as applicable under any Change in Control Arrangement.

(m) Director Designees. The Board shall take all action necessary so that Harrison I. Steans and Jennifer W. Steans shall have been duly appointed to the Board with a term commencing immediately following the Closing and ending at the next Annual Meeting of Stockholders and the Company shall have executed and delivered an indemnification agreement with each of them in substantially the form attached hereto as Exhibit H. The Board shall take all action necessary so that the size of the Board, after the appointment of Harrison I. Steans and Jennifer W. Steans, shall be thirteen directors. Harrison I. Steans and Jennifer W. Steans, to the extent that each is not an employee of the Company, shall be entitled to and shall receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of the Company.

(n) Takeover Laws. If any state takeover statute or other similar Requirement of Law becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated hereby, the Company shall use its reasonable best efforts to render such Requirement of Law inapplicable to all of the foregoing.

(o) Use of Proceeds. The net proceeds received by the Company from the issuance of the Preferred Shares (or, if issued, the Designated Preferred) shall be used to increase the regulatory capital of the Bank, for debt service and dividends payable by the Company, and for other corporate purposes. The Company shall cause at least $15 million of the net proceeds received by the Company from the issuance of the Preferred Shares (or, if issued, the Designated Preferred) to be held at the Company (and not transferred to any Subsidiary). If the Designated Preferred is issued, the Company shall cause all of the net proceeds received by the Company from the issuance of the Designated Preferred to be held at the Company (and not transferred to any Subsidiary), except that, and only to the extent that, and subject to the limitation described in the preceding sentence (i) any such transfer to the Bank is required in order for the Bank to remain “well-capitalized” under applicable capital guidelines for banks as of September 30, 2008, and (ii) such transfer has been consented to by the Majority of Holders (which consent shall not unreasonably be withheld).

(p) Noncircumvention. The Company shall not, and shall not permit its Subsidiaries, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the Transaction Documents, the Designated Preferred and/or the Preferred Shares and will at all times in good faith carry out all of the provisions of this Agreement and the Transaction Documents, including, in the event that the Designated Preferred is issued, taking all reasonable actions as may be necessary to cause all Designated Preferred to be exchanged for Preferred Shares as expeditiously as reasonably practicable in accordance with the Certificate of Designation of the Designated Preferred. Without limiting the generality of the foregoing, the Company shall not initiate or support any action inconsistent with or designed to evade the requirements of Article Fifth of the Restated Charter.

(q) Registration Rights Agreement. Subject to the terms and conditions hereof, at or prior to Closing, the parties shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), pursuant to which the Company agrees to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

(r) Management Services Agreement. Subject to the terms and conditions hereof, at or prior to Closing, the Company and FIC shall enter into the Management Services Agreement, substantially in the form attached hereto as Exhibit G (the “Management Services Agreement”).

(s) Certain Payroll Practices. Unless a Majority of Holders otherwise agrees in writing, the Company shall take all action necessary to cause all employees receiving cash compensation from the Company as of the date of this Agreement and who provide services to the Bank to, beginning not later than January 1, 2009, be paid via the payroll of the Bank (provided that a portion of such expense may be allocated to the Company to the extent of services provided by such Person directly to the Company).

(t) Certain Equity Award Recommendations. Harrison I. Steans or, following the filing of the Restated Charter with the Secretary of State of Delaware, the Series A Designee (as defined in the Restated Charter) serving on the Executive Committee shall be entitled to recommend from time to time for good faith consideration by the Compensation Committee of the Board equity awards with respect to an aggregate of 300,000 shares of Common Stock under the Company’s 2002 Incentive Compensation Plan (as it may be amended from time to time) or any successor plan for awards to prospective directors and/or officers and/or key employees of the Company (who are not Affiliates of such recommending Person). Such right shall continue until the earlier of (i) such time as 300,000 shares of Common Stock have been granted in accordance with recommendations pursuant to this Section 4(t), and (ii) the date on which neither (x) 800,000 shares of Preferred Shares are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like) (or, until the Preferred Shares are issued hereunder upon mandatory exchange of the Designated Preferred, 800,000 shares of Designated Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like), nor (y) the outstanding Preferred Shares represent 10% or more of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote in matters (other than the election of directors) presented to a vote of the Company’s stockholders generally.

(u) Bylaw Amendment. At or prior to Closing, the Company shall amend and restate its Bylaws to read substantially in the form attached hereto as Exhibit K (the “Amended and Restated Bylaws”).

(v) Certain Actions. At or prior to Closing, with respect to any and all Trusts under the Company Deferred Compensation Plan (collectively “Trusts”), the Company shall authorize, execute and deliver the amendments and take any other actions necessary or desirable to expressly and specifically exclude any requirement to fund the Trusts upon a “Change in Control” or “Change of Control” or similar definitions as applicable in a Change in Control Arrangement.

(w) Voting Agreement. The Company shall take all actions necessary to enforce the provisions of the Voting Agreement, including the obligations of each Stockholder (as defined in the Voting Agreement) and the Proxy (as defined in the Voting Agreement) to vote the Owned Shares (as defined in the Voting Agreement) as set forth in Article I of the Voting Agreement, and shall in the event of any breach thereof vigilantly seek to enforce all of its rights and remedies (including equitable remedies) thereunder to cause each Stockholder and the Proxy to comply with the terms of the Voting Agreement.

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee), the number of Preferred Shares held by such Person and the number of Conversion Shares issuable upon conversion of such Preferred Shares. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(k) hereof, will be given by the Company to its transfer agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the shares of Common Stock in accordance with Section 2(k), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to, and in accordance with the plan of distribution set forth in, an effective registration statement, as certified by the applicable Buyers, or pursuant to Rule 144 as set forth in an opinion delivered as required by Section 2(k), the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend.

6. CONDITIONS OF SALE AND PURCHASE.

(a) Conditions to the Obligations of Each Party. The respective obligations of each party to this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date with respect to the Preferred Shares (or in the event of a Potential Delay, the Designated Preferred) of each of the following conditions:

(i) Stockholder Approval. Subject to the terms and conditions of Section 4(c), each of the Proposals shall have been duly approved by the stockholders of the Company in accordance with applicable Requirements of Law and the certificate of incorporation of the Company at the Stockholders Meeting;

(ii) Governmental Filings and Consents. All material governmental consents, orders and approvals legally required for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including each of the Bank Regulatory Approvals.

(iii) No Injunctions or Restraints. No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or any Buyer shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (x) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Documents or (y) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Documents.

(b) Conditions to Obligations of the Company. The obligation of the Company hereunder to issue and sell the Preferred Shares (or in the event of a Potential Delay, the Designated Preferred) to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Each Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Each Buyer shall have delivered to the Company the Purchase Price for the Preferred Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) Each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

(c) Conditions to Obligations of Each Buyer. The obligation of the Buyers hereunder to purchase the Preferred Shares (or in the event of a Potential Delay, the Designated Preferred) at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers’ sole benefit and may be waived by Buyers representing the Requisite Vote of Holders in their discretion on behalf of all Buyers at any time by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered (i) each of the Transaction Documents, and (ii) stock certificates representing the Preferred Shares (in such number as is set forth across from each Buyer’s name in column (3) of the Schedule of Buyers) being purchased by each Buyer at the Closing pursuant to this Agreement.

(ii) Subject to the terms and conditions of Section 4(c), the Restated Charter including the Series A Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended, and the Executive Committee shall be duly constituted in accordance with the Restated Charter.

(iii) The Company shall have performed, satisfied and complied in all material respects each of its respective covenants and agreements contained in this Agreement and required to be performed, satisfied or complied at or prior to the Closing.

(iv) (A) Each of the representations and warranties of the Company contained in Sections 3(a), (b), (c), (d), (e) and (z) of this Agreement shall be true and correct in all material respects (except that each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date and (B) the other representations and warranties of the Company shall be true and correct on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, except for such failures to be true and correct as individually or in the aggregate, did not, and would not reasonably be expected to result in, a Material Adverse Effect. For purposes of determining the satisfaction of clause (B) of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect (or qualifiers similar to the foregoing).

(v) Harrison I. Steans and Jennifer W. Steans shall have been duly appointed to the Board with a term commencing immediately following the Closing and ending at the next Annual Meeting of Stockholders, the Company shall have executed and delivered an indemnification agreement with each of them substantially in the form attached hereto as Exhibit H, and the size of the Board, after the appointment of Harrison I. Steans and Jennifer W. Steans, shall be not larger than thirteen (13) directors.

(vi) The Company shall have executed and delivered the Management Services Agreement, and in connection therewith the Company shall have duly granted the FIC Warrant and paid the $750,000 fee payable to FIC thereunder.

(vii) The Company shall have delivered the opinion of Katten Muchin Rosenman LLP, the Company’s outside counsel, and of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Company, each dated as of the Closing Date, and each in substantially the form of Exhibit I attached hereto.

(viii) The Company shall have delivered a certificate, executed by a duly authorized executive officer of the Company and dated as of the Closing Date, certifying (i) the resolutions consistent with Section 3(d) and 3(z) as adopted by the Board in a form reasonably acceptable to such Buyer, (ii) the Bylaws as in effect at the Closing, (iii) the conditions set forth in Sections 6(c) (iii) and (iv) have been satisfied, and (iv) all Bank Regulatory Approvals, if any, required to be obtained by the Company or any Subsidiary prior to consummation of the Transactions have been obtained.

(ix) The Company shall have delivered executed a fully executed copy of each Company Contractual Consent.

(x) The proposed Subdebt and Warrant Transaction shall either (a) be consummated concurrently with the Closing on the Closing Date or (b) the Company shall have received non-binding commitments or indications of interest with respect to not less than $30 million with respect to such proposed Subdebt and Warrant Transaction.

(xi) The Board of Directors of the Company shall have duly adopted the Amended and Restated By-laws.

(xii) Since the date of this Agreement, there shall not have been a Material Adverse Change.

7. TERMINATION.

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Company and a Majority of Holders.

(b) Termination by Either Company or Buyers. This Agreement may be terminated by either the Company or a Majority of Holders at any time prior to Closing: (i) if the Closing has not occurred on or before November 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to have occurred by such date; and provided, further, that if the Closing has not occurred by the Outside Date solely due to the fact that the parties have not received all Bank Regulatory Approvals or the Stockholder Approval by such date, the Outside Date shall be automatically extended to December 31, 2008; or (ii) the Stockholder Approval is not obtained at the Stockholders Meeting.

(c) Conditions to Performance Not Met. Subject to the provisions of Section 7(b) hereof, this Agreement may be terminated:

(i) by the Company upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Buyers pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Section 6(b) hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Company in writing) prior to the Outside Date; or

(ii) by a Majority of Holders upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Company pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Section 6(c) hereof becoming incapable of fulfillment or cure (which condition has not been waived by a Majority of Holders in writing) prior to the Outside Date.

(d) Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Section 7, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another. A termination under this Section 7 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Nothing in this Section 7(d) shall relieve either party to this Agreement of liability for a breach of a covenant or obligation under this Agreement prior to the Closing.

(e) Company Fee. In the event that (1) this Agreement is terminated by either the Company or a Majority of Holders pursuant to Section 7(b) because the parties have not received all Bank Regulatory Approvals (unless the failure to receive any such Bank Regulatory Approval was due to the failure of any Bank Regulatory Authority to approve Harrison I. Steans or Jennifer W. Steans to effect the transactions contemplated hereby) or the Stockholder Approval by the Outside Date or pursuant to Section 7(b)(ii), or (2) there is a Closing with respect to Designated Preferred hereunder and the Company has not obtained the

Stockholder Approval, filed the Restated Charter including the Series A Preferred with the Secretary of State of the State of Delaware, and all Designated Preferred has not been exchanged for Preferred Shares on or before December 31, 2008, then the Company shall pay to FIC (i) $1.5 million (the “Company Fee”), and (ii) an amount equal to all of the reasonable out-of-pocket expenses incurred by or on behalf of FIC and its Affiliates as of the date of termination in connection with the negotiation and documentation of the Transactions, including reasonable fees and disbursements of counsel. The amounts payable to FIC under this Section 7(e) shall be paid by the Company by wire transfer of same day U.S. funds as promptly as reasonably practicable (and, in any event, within two Business Days following the occurrence of the event specified in (1) or (2) above). The Company shall not withhold any amount of the Company Fee or expense reimbursement. The parties acknowledge that the agreement with respect to the Company Fee and expense reimbursement is an integral part of the agreements contained herein, and that, without these agreements, Buyers would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 7(e), and, in order to obtain such payment, FIC commences any Action or Proceeding which results in a judgment against the Company for the fee or expense reimbursement set forth in Section 7(e), the Company shall pay to FIC its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action or Proceeding, together with interest on the amount due from each date for payment until the date of the payment at an annual rate equal to the “prime rate” (as published in the Money Rates Table of the Wall Street Journal) in effect on the date on which such payment was required to be made plus 5%.

(f) Notwithstanding anything in this Agreement to the contrary, in the event that a Closing with respect to Designated Preferred is consummated hereunder prior to obtaining Stockholder Approval, no party hereto shall have the right to terminate this Agreement for any reason.

8. MISCELLANEOUS.

(a) Action by Requisite Vote of Holders. Subject to the terms of this Section 8(a), each Buyer hereby agrees that prior to the Closing the affirmative approval of holders of at least two-thirds in interest of the Buyers as represented by the number of Preferred Shares for which such Buyers have subscribed (“Requisite Vote of Holders”) shall have full power and authority to: (i) waive any of the conditions set forth in Section 6(c) hereof; and (ii) amend or modify any of the provisions of this Agreement and the other Transaction Documents; provided, however, that any such amendment or modification pursuant to this clause (ii) that (A) changes the purchase price, dividend rate, voting rights, conversion price, conversion rights, or exchange rights of any of the Securities, or (B) materially and adversely affects any other significant rights of Buyers under this Agreement or any of the Transaction Documents, shall require the written consent of each Buyer (it being understood and agreed that the application of any provision of this Agreement or other Transaction Document in accordance with its terms, including Section 4(c) hereof, shall not be deemed an amendment or modification for purposes of this provision). For the avoidance of doubt, the foregoing sentence does not grant, and shall not be deemed to grant, any power or authority to Buyers representing the Requisite Vote of Holders or any other Person to exercise, waive or take other action with respect to rights provided to any Buyer after the Closing pursuant to and in accordance with any of the Transaction Documents, including, without limitation, any right to vote, convert, exercise preemptive rights, exercise certain rights under the Registration Rights Agreement or otherwise; provided, however, that it is understood and agreed that nothing in this sentence shall be deemed to limit or affect in any respect the application of any provision of this Agreement or other Transaction Document in accordance with its terms, whether before or after the Closing, including by way of examples the requirement that a Majority of Holders make any indemnification claims pursuant to Section 8(b) below and the requirement that not less than one-third of the Series A Registrable Common Securities (as such term is defined in the Registration Rights Agreement) then outstanding is required to initiate the exercise of certain demand registration rights pursuant to Section 1.2 of the Registration Rights Agreement. Each party hereto acknowledges that this Section 8(a) is intended to promote the efficient negotiation and handling of matters arising under or in connection with this Agreement and the Closing pursuant to this Section 8(a). The Company shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from

Buyers representing the Requisite Vote of Holders on behalf of all Buyers consistent with this Section 8(a) and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Buyers representing the Requisite Vote of Holders in accordance with this Section 8(a). Subject to the provisions of this Section 8(a), each Buyer hereby agrees that Buyers representing the Requisite Vote of Holders will have full power and authority in such Buyer’s name, place and stead, to execute, certify, acknowledge, deliver, file and record all agreements, certificates, instruments and other documents and any amendment thereto, and take any other action which Buyers representing the Requisite Vote of Holders deem necessary or appropriate in connection with the power and authority granted under this Section 8(a). All actions, decisions and instructions of Buyers representing the Requisite Vote of Holders in accordance with the power and authority granted under the terms of this Section 8(a) shall be conclusive and binding upon all Buyers and shall be deemed authorized, approved, ratified and confirmed by Buyers, having the same force and effect as if performed pursuant to the direct authorization of all Buyers. The provisions of this Section 8(a) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Buyer, and any references in this Agreement to a Buyer shall mean and include the successors to such Buyer’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. No Buyer shall be liable to any other Buyer by reason of any act, or failure to act, with respect to any matter requiring the approval of Buyers representing a specified percentage in interest, whether the Requisite Vote of Holders or a Majority of Holders or otherwise, in connection with this Agreement or any of the Transaction Documents.

(b) Survival. The respective representations, warranties, covenants and agreements of the Company and the Buyers set forth in this Agreement or any other Transaction Document or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the Transactions contemplated by this Agreement (i) in the case of representations and warranties other than pursuant to Sections 3(a), (b), (c), (d), (e) and (z) of this Agreement (which shall survive indefinitely), for a period ending on the last to occur of (A) the date six months after Stockholder Approval is obtained, (B) June 30, 2009, and (C) the date 60 days after the filing by the Company of its Form 10-K for the year ending December 31, 2008 including audited financial statements for such fiscal year, and (ii) in the case of covenants and agreements, for a period ending when no shares of Designated Preferred or Series A Preferred are outstanding. Notwithstanding anything to the contrary in the previous sentence, any claim for indemnification hereunder asserted in writing on or before the applicable deadline described in the preceding sentence shall survive, and the representation, warranty, covenant and/or agreement referenced in such claim shall survive for purposes of such claim, until finally resolved or judicially determined. Each Buyer agrees that any claim by the Buyers with respect to any breach of such representations, warranties, covenants and/or agreements of the Company may only be made by a Majority of Holders on behalf of all Buyers, and the amount, net of fees and expenses reasonably incurred in connection with the making, pursuing and resolution of such claim, of any recovery pursuant thereto shall be shared ratably among all of the Buyers.

(c) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this

Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements (including that certain letter of intent dated July 25, 2008) between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters; provided, however, (i) the terms of that certain Non-Disclosure Agreement, dated as of July 22, 2008 and as amended by the amendment thereto dated September 4, 2008, between the Company and FIC shall survive and remain in full force and effect, and (ii) the terms of each of the Non-Disclosure Agreements with the Buyers indicated on Schedule 8(e) shall survive and remain in full force and effect; provided, however, that notwithstanding any provision therein to the contrary, the Company and each such Buyers severally agree that such Buyer shall not be restricted by the terms in the section of such Non-Disclosure Agreement captioned “Standstill” from purchasing up to that number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate “Purchase Price” set forth beside such Buyer’s name on the Schedule of Buyers by (y) twenty (20) (e.g., a Buyer who subscribes for Preferred Shares with an aggregate Purchase Price of $1,000,000 would have the ability to purchase up to 50,000 shares of Common Stock without restriction under the Standstill provision of any such Non-Disclosure Agreement). Except as provided in Section 8(a) of this Agreement, no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each of the Buyers, and any amendment to this Agreement made in conformity with the provisions of this Section 8(e) shall be binding on all Buyers and holders of Securities, as applicable. Except as provided in Section 8(a) of this Agreement, no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought and then only to the specific purpose, extent and instance so provided. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Taylor Capital Group, Inc.
9550 West Higgins Road
Rosemont, Illinois 60018
Telephone: (847) 653-7978
Facsimile: (847) 653-7890
Attention: Mr. Bruce W. Taylor

With a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Telephone: (312) 902-5200
Facsimile: (312) 902-1061
Attention: Jeffrey R. Patt, Esq.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers attached hereto, with a copy to such Buyer’s counsel as set forth on the Schedule of Buyers attached hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Expenses. Except as otherwise specified in this Section 8(g) or in any other Transaction Document, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the party incurring such cost or expense. The Company shall promptly reimburse FIC upon presentation of appropriate invoices and documentation therefor for all Reimbursable Expenses incurred by or on behalf of FIC or its Affiliates. For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable documented out-of-pocket fees and expenses incurred by or on behalf of FIC or its Affiliates, at any time prior to the earlier of (a) the date the Restated Charter is filed with the Secretary of State of Delaware or (b) termination of this Agreement, whether incurred before or after the date hereof or before or after the Closing Date, in connection with their due diligence investigation of the Company, the preparation, review, delivery and performance of this Agreement and the other Transaction Documents, the review of Proxy Statement and related matters in connection with the Stockholder Approval, and the consummation of the Transactions and related preparations therefor, including all reasonable documented fees and expenses of counsel, accountants, experts and consultants to FIC and its Affiliates. At or prior to the Closing, the Company shall have paid in accordance with this Section 8(g) all Reimbursable Expenses for which appropriate invoices and documentation had been submitted prior to such date. The parties acknowledge that this provision is an integral part of the agreements contained herein. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 8(g), and, in order to obtain such payment, FIC commences any Action or Proceeding which results in a judgment against the Company for Reimbursable Expenses, the Company shall also pay to FIC its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action or Proceeding, together with interest on the amount due from each date for payment until the date of the payment at an annual rate equal to the “prime rate” (as published in the Money Rates Table of the Wall Street Journal) in effect on the date on which such payment was required to be made plus 5%.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Buyers. No Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company; provided, however, that after the Closing, a Buyer may assign some or all of its rights hereunder in connection with the transfer of any of its Preferred Shares in accordance with the terms of Section 2(j) hereof without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that the provisions of this Agreement relating to the Company Fee and expense reimbursement provisions contemplated by Section 7(e) of this Agreement are intended to benefit, and be fully enforceable against the Company by, FIC.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Schedules. The schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

(l) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. The decision of each Buyer to enter into to this Agreement has been made by such Buyer independently of any other Buyer. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors, and has not relied upon or consulted any legal, financial or other advisors to the Company. Such Buyer hereby acknowledges and agrees that Keefe, Bruyette & Woods, Inc. has acted as financial advisor to the Company (and not as an underwriter or placement agent for the Securities) and has not acted as an advisor to, and does not represent, such Buyer. Each Buyer hereby acknowledges and agrees that counsel to FIC, Harrison I. Steans and Jennifer W. Steans represents only such Persons and does not represent such Buyer. The Company has elected to provide all Buyers with the same terms and Agreement for the convenience of the Company and not because it was required or requested to do so by the Buyers. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents in accordance with the terms and conditions hereof and thereof.

(o) Construction; Interpretation; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or provision of this Agreement, and reference to a particular section of this Agreement shall include all subsections thereof. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement. The term “including” as used in this Agreement shall mean including, without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

(p) Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

TAYLOR CAPITAL GROUP, INC.

By:	/S/ BRUCE W. TAYLOR
Name:	Bruce W. Taylor
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement - Taylor Capital]

TAYLOR CAPITAL GROUP, INC.

STOCK PURCHASE AGREEMENT

Buyer Certification and Signature Page for Individual and Joint Accounts

The undersigned understands (i) that no offer of any securities has been made to the undersigned and (ii) that no offer of securities will be made to the undersigned unless the undersigned is an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933, as amended. The undersigned certifies that (check all that are applicable):

☐

(1)    I am an “accredited investor” because I had an individual income of more than $200,000 or my spouse and I had a joint income of more than $300,000 in each of past two calendar years and I reasonably expect to have an individual income in excess of $200,000 or my spouse and I reasonably expect to have a joint income in excess of $300,000 in the current calendar year.

☐

(2)    I am an “accredited investor” because I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000. For purposes of this certification, “net worth” (except as otherwise specifically defined) means the excess of total assets at fair market value, including home and personal property, over total liabilities, including mortgage.

NAME OF BUYER(S): please print

1.

Joint Tenant/Tenant in Common	Signature:
(if applicable):	Date:

2.
Signature:
ADDRESS:	Date:

Mailing:	PHONE, FAX AND EMAIL:
Phone:
Fax:
Email:

UNITED STATES SOCIAL SECURITY NUMBER (IF APPLICABLE):
SSN 1.

SSN 2.	☐	Joint Tenants with Right of Survivorship

TYPE OF OWNERSHIP:	☐	Community Property (check only if a resident of a Community Property State)
☐ Individual

☐ Tenants In Common

[Signature Page and Buyer Certification to Securities Purchase Agreement -

Individual and Joint Accounts]

TAYLOR CAPITAL GROUP, INC.

STOCK PURCHASE AGREEMENT

Buyer Certification and Signature Page for Individual Retirement Accounts (IRA)

The undersigned understands (i) that no offer of any securities has been made to the undersigned and (ii) that no offer of securities will be made to the undersigned unless the undersigned is an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933, as amended. The undersigned certifies that (check all that are applicable):

☐

(1)    I am an “accredited investor” because I had an individual income of more than $200,000 or my spouse and I had a joint income of more than $300,000 in each of past two calendar years and I reasonably expect to have an individual income in excess of $200,000 or my spouse and I reasonably expect to have a joint income in excess of $300,000 in the current calendar year.

☐

(2)    I am an “accredited investor” because I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000. For purposes of this certification, “net worth” (except as otherwise specifically defined) means the excess of total assets at fair market value, including home and personal property, over total liabilities, including mortgage.

NAME OF INDIVIDUAL: please print

1.	Signature:

Date:

CUSTODIAN INFORMATION:

Registration Name:

Address:

U. S. Tax ID (if applicable):

Phone:

Fax:

Email:

CUSTODIAN’S SIGNATURE:

INDIVIDUAL’S ADDRESS:	PHONE, FAX AND EMAIL:

Phone:

Fax:

Email:

[Signature Page and Buyer Certification to Securities Purchase Agreement - IRAs]

TAYLOR CAPITAL GROUP, INC.

STOCK PURCHASE AGREEMENT

Buyer Certification and Signature Page for Entities

The undersigned understands (i) that no offer of any securities has been made to the undersigned and (ii) that no offer of securities will be made to the undersigned unless the undersigned is an “accredited investor” as that term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”). The undersigned certifies that (check all that are applicable):

☐	(1) It is a trust with total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the securities offered.

☐	(2) Each equity owner of the undersigned is an accredited investor.

☐

(3)    It is either: (a) a bank as defined in Section 3(a)(2) of the Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity, or a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; (b) an insurance company as defined in Section 2(13) of the Act; (c) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; (d) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Act of 1958; or (e) an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which plan fiduciary is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; or

☐	(4) It is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

☐

(5)    It is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Illinois or similar business trust, or partnership, with total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the securities offered.

[Signature Page and Buyer Certification to Securities Purchase Agreement - Entities]

Form of Organization (check one):

☐ Partnership

☐ Corporation

☐ Limited Liability Company

☐ Trust

☐ Bank

Full Name of Buyer:

Tax ID:

Address:

Phone:

Fax:

Email:

The undersigned warrants that he/she/it has full power and authority to execute this Agreement on behalf of the above entity, and an investment in the Company is not prohibited by the governing documents of the entity or by any law applicable to such entity.

Entity Name:

By:
(Signature)

(Signer’s Printed Name)

Its:

Date:

[Signature Page and Buyer Certification to Securities Purchase Agreement - Entities]

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Third Amended and Restated Certificate of Incorporation
Exhibit C	Form of Voting Agreement
Exhibit D	Terms of Subdebt and Warrant Transaction
Exhibit E	Form of Designated Preferred
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Management Services Agreement
Exhibit H	Form of Indemnification Agreement
Exhibit I	Form of Company Counsel Opinion
Exhibit J	Form of FIC Warrant
Exhibit K	Form of Amended and Restated Bylaws

EXHIBIT A

DEFINED TERMS

“8-K Filing” has the meaning set forth in Section 4(f).

“1933 Act” has the meaning set forth in the recitals.

“1934 Act” has the meaning set forth in Section 2(m).

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, audit, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the 1934 Act as in effect as on the date hereof.

“Agreement” has the meaning set forth in the introductory paragraph.

“Amended and Restated Bylaws” has the meaning set forth in Section 4(u).

“Available Company SEC Documents” has the meaning set forth in the preamble to Section 3.

“Bank” has the meaning set forth in the recitals.

“Bank Regulatory Approvals” means the approvals and consents of each of the Bank Regulatory Authorities which are required to be obtained by any party hereto prior to consummation of the Transactions.

“Bank Regulatory Authorities” has the meaning set forth in Section 2(o).

“Board” has the meaning set forth in the recitals.

“Business Day” has the meaning set forth in Section 4(f).

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Buyer” and “Buyers” has the meaning set forth in the introductory paragraph.

“Bylaws” has the meaning set forth in Section 3(f)(i).

“Capital Stock” means the Common Stock and the Preferred Stock.

“Change in Control Arrangement” means any plan, agreement, program, policy, arrangement, trust, or instrument that provides for a benefit or a payment or vesting in any benefit or payment, to or for the benefit of any person as a result of any event, simultaneous events, or series of events over time, at least one of which would include a corporate transaction of any kind (including by way of example only and not limitation, any reorganization, merger, consolidation, liquidation, dissolution, sale or other disposition of any securities or assets, or a “going private” transaction within the meaning of Section 13(e) of the 1934 Act), any addition to or change in the composition of the board of directors or other governing body of the Company or any Subsidiaries or other affiliates, any change in the beneficial ownership of the Company or any Subsidiaries or other affiliates, or any other similar transactions.

“Closing” has the meaning set forth in Section 1(b).

“Closing Date” has the meaning set forth in Section 1(b).

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the introductory paragraph.

“Company Approvals” has the meaning set forth in Section 3(f)(ii).

“Company Contractual Consents” has the meaning set forth in Section 3(f)(iii).

“Company Permits” means all Regulatory Permits and all Miscellaneous Permits.

“Company SEC Reports” has the meaning set forth in Section 3(l).

“Company Fee” has the meaning set forth in Section 7(e).

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in, in any material respect, the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Conversion Shares” has the meaning set forth in the recitals.

“Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Designated Preferred” has the meaning set forth in the recitals.

“Designated Preferred Certificate of Designation” has the meaning set forth in the recitals.

“DFPR” has the meaning set forth in Section 2(n).

“DGCL” has the meaning set forth in Section 3(y)(iii).

“DTC” has the meaning set forth in Section 2(k)(i).

“Employee Benefit Plan” means any of the following plans, policies, programs, agreements, trusts, instruments, or arrangements, whether written or unwritten, as set forth in clause (A), (B) or (C) below that the Company or any Subsidiary, with respect to its or their current and/or former employees, directors, officers, retirees, independent contractors, and/or other service providers, is party to, sponsors or has sponsored, maintains or has maintained, or contributes to or has contributed to, or with respect to which the Company or any Subsidiary together with any ERISA Affiliate had, has or may have any Liability: (A) an executive compensation or employment agreement with any current or former director, officer, employee or other service provider, (B) a severance, retention, equity, bonus, incentive, or retirement program or policy, plan, agreement or arrangement relating to its current or former directors, officers, employees or other service providers, which contains change in control provisions or any Change in Control Arrangement, or (C) any “employee benefit plan” as defined in Section 3(3) of ERISA, collective bargaining agreement, consulting agreement, deferred compensation, retiree welfare, vacation, health, medical, dental, vision, life, long term disability, short term disability, supplemental executive retirement, fringe benefit, perquisite, bonus, incentive compensation, long term incentive, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, or other equity or equity-based plan, agreement, program or arrangement, or any other benefit plan, fund, agreement, trust, program, policy, or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Evaluation Date” has the meaning set forth in Section 3(o)(iii).

“Executive Committee” has the meaning set forth in Section 4(n).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIC” has the meaning set forth in Section 2(i).

“FIC” means Financial Investments Corporation, an Illinois corporation.

“FIC Warrant” means the warrant dated the date hereof, substantially in the form attached hereto as Exhibit J, to purchase 500,000 shares of Common Stock, at an exercise price of $20 per share, issued to FIC (or any Affiliate of FIC specified by FIC prior to issuance) pursuant to the Management Services Agreement (subject to approval by the stockholders of the Company to the extent required by Nasdaq Marketplace rules).

“GAAP” has the meaning set forth in Section 3(m).

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Indebtedness” of any Person means, without duplication (i) all items arising from the borrowing of money that, according to GAAP, would be included in determining total liabilities as shown on the consolidated balance sheet of such Person or any Subsidiary of such Person; (ii) all obligations secured by any Lien in property owned by such Person whether or not such obligations shall have been assumed; (iii) all guarantees and similar contingent liabilities with respect to obligations of others; (iv) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; and (v) all other obligations (including, without limitation, letters of credit, surety bonds and other similar instruments) evidencing obligations to others; provided, however, Indebtedness shall not include trade payables incurred in the ordinary course of business and, in the case of Cole Taylor Bank, Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of business and in accordance with customary banking practices and applicable laws and regulations.

“Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Irrevocable Transfer Agent Instructions” has the meaning set forth in Section 5(b).

“Internal Control Over Financial Reporting” has the meaning set forth in Section 3(o)(iii).

“Knowledge” means the actual knowledge of any Person serving on the senior management team of the Company (including the Chairman and Chief Executive Officer, President and Chief Financial Officer), after reasonable inquiry.

“Liability” means any direct or indirect Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, secured or unsecured.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Majority of Holders” means (i) on any date during the period from the date hereof through the Closing, the holders of at least a majority in interest of the Buyers as represented by the number of Preferred Shares for which such Buyers have subscribed, and (ii) on any date during the period from and after the Closing through the termination of this Agreement, the holders of at least a majority of the outstanding Preferred Shares or outstanding shares of Designated Preferred, as the case may be, on such date.

“Management Services Agreement” has the meaning set forth in Section 4(r).

“Material Adverse Change” or “Material Adverse Effect” means any fact, event, change, effect, condition, factor or circumstance that individually or in the aggregate with all other facts, changes, events, effects, conditions, factors and circumstances (i) is or is reasonably likely to be materially adverse to the business, financial condition, results of operations, assets, or Liabilities of the Company and its Subsidiaries taken as a whole or (ii) prevents in any material respect the Company’s ability to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Transactions contemplated hereby and thereby; provided that a “Material Adverse Effect” or “Material Adverse Change” shall not be deemed to include any effects to the extent relating to or resulting from (A) changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to banks or their holding companies generally (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or Liabilities of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (B) changes in laws, rules or regulations of general applicability or interpretations thereof (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or Liabilities of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (C) changes in general economic or market conditions in the United States, including the credit and securities markets, (D) changes in general economic or market conditions in the regions in which the Company and/or its Subsidiaries operate or conduct business or in the markets in which the Company and/or its Subsidiaries conduct lending operations, including the commercial and residential real estate lending markets in the Chicago area (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or Liabilities of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (E) any changes in the market price or trading volume of the Company’s securities (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change otherwise would constitute a Material Adverse Effect), (F) the announcement or disclosure of the sale of the Securities or other transactions contemplated by this Agreement, (G) any action taken by the Company that is expressly required by the terms of this Agreement, (H) the failure of the Bank to remain “well capitalized” under applicable capital guidelines for banks as of September 30, 2008 prior to giving effect to the sale of Series A Preferred or Designated Preferred, as applicable; provided, however that this exception (H) shall not apply in the event that (i) the Company or the

Bank has publicly disclosed that it is not “well-capitalized” prior to the Closing Date or (ii) the Bank would not be “well capitalized” after giving effect to such Transaction and the application of the net proceeds therefrom in accordance with Section 4(o) of this Agreement, or (I) the failure of the Company to remain “well capitalized” under applicable capital guidelines for bank holding companies as of September 30, 2008 prior to giving effect to the sale of Series A Preferred or Designated Preferred, as applicable; provided, however that this exception (I) shall not apply in the event that (i) the Company or the Bank has publicly disclosed that it is not “well-capitalized” prior to the Closing Date, or (ii) the Company would not be “well capitalized” after giving effect to such Transaction and the application of the net proceeds therefrom in accordance with Section 4(o) of this Agreement in the case of a Closing with respect to the Series A Preferred or the Company would not be “adequately capitalized” after giving effect to such Transaction and the application of the net proceeds therefrom in accordance with Section 4(o) of this Agreement in the case of a Closing with respect to the Designated Preferred.

“Miscellaneous Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by any Governmental Authority other than Regulatory Permits.

“Nasdaq” has the meaning set forth in Section 3(n).

“Organizational Documents” means, as to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person, its certificate or articles of incorporation, by-laws and other organizational documents.

“Other Filings” has the meaning set forth in Section 4(b)(iii).

“Outside Date” has the meaning set forth in Section 7(b).

“Person” means any individual, Business Entity, unincorporated association or Governmental Authority.

“Potential Delay” has the meaning set forth in Section 4(c).

“Preferred Shares” has the meaning set forth in the recitals.

“Proposals” has the meaning set forth in Section 3(z)(ii).

“Proxy Statement” has the meaning set forth in Section 4(b)(i).

“Purchase Price” has the meaning set forth in Section 1(c).

“Registration Rights Agreement” has the meaning set forth in Section 4(q).

“Regulation D” has the meaning set forth in the recitals.

“Regulatory Agencies” has the meaning set forth in Section 3(y).

“Regulatory Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by the SEC, any Bank Regulatory Authority, any state securities or blue sky regulatory authority in which the Company maintains offices, or any self-regulatory organization.

“Reports” has the meaning set forth in Section 3(y).

“Representatives” has the meaning set forth in Section 4(i).

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self -regulatory organizations.

“Requisite Vote of Holders” has the meaning set forth in Section 8(a).

“Restated Charter” has the meaning set forth in the recitals.

“Rule 144” has the meaning set forth in Section 2(j).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3(l).

“SEC” has the meaning set forth in the recitals.

“Securities” has the meaning set forth in the recitals.

“Short Sales” has the meaning set forth in Section 2(m).

“Stock Purchase Rights” has the meaning set forth in Section 3(c)(iv).

“Stockholder Approval” has the meaning set forth in Section 3(z)(ii).

“Stockholder Approval Date” has the meaning set forth in Section 4(a).

“Stockholders Meeting” has the meaning set forth in Section 4(a).

“Subdebt and Warrant Transaction” has the meaning set forth in the recitals.

“Subsidiaries” means the subsidiaries of the Company set forth on Schedule 3(a) which includes any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 20% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the 1933 Act).

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any tax imposed under Subtitle A of the Internal Revenue Code of 1986, as amended, and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Transaction Documents” has the meaning set forth in Section 3(d).

“Transactions” means the sale and issuance of the Preferred Shares to the Buyers (or in the event the Designated Preferred is issued hereunder, the sale and issuance of the Designated Preferred to the Buyers and the subsequent exchange of the Designated Preferred for Preferred Shares), the issuance of the Conversion Shares, and the execution and delivery of the Transaction Documents and the consummation by the Company of all of the transactions contemplated therein.

“Voting Agreement” has the meaning set forth in the recitals.

EXHIBIT B

FORM OF THIRD AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

[Copy of Third Amended and Restated Certificate of Incorporation attached as Appendix A to this Proxy Statement]

EXHIBIT C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 4, 2008 (this “Agreement”), is by and between Taylor Capital Group, Inc., a Delaware corporation (the “Company”) and the stockholders listed on the signature pages hereto under the heading “Stockholders” (each, a “Stockholder,” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company and certain investors (each a “Buyer” and collectively, the “Buyers”) have entered into that certain Securities Purchase Agreement, dated as of September 4, 2008 (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to the Buyers, and the Buyers have agreed to purchase, shares of Series A Non-Cumulative Convertible Perpetual Preferred Stock of the Company (the “Preferred Shares”), which will, among other things, be convertible into shares of the Company’s common stock, par value $0.01 value per share (the “Common Stock”), in accordance with the terms to be set forth in the Third Amended and Restated Certificate of Incorporation of the Company;

WHEREAS, in the event of a Potential Delay, under certain circumstances set forth in the Securities Purchase Agreement, the parties may have an initial closing with respect to 2,400,000 shares of Series B Convertible Preferred Stock of the Company (the “Designated Preferred”) on or before September 30, 2008, which Designated Preferred would, if issued, be mandatorily exchangeable for 2,400,000 Preferred Shares upon receipt of Stockholder Approval (as defined in the Securities Purchase Agreement), in accordance with the terms and conditions set forth in the Securities Purchase Agreement.;

WHEREAS, as of the date hereof, the Stockholders own collectively 4,815,880 shares of Common Stock, which represent in the aggregate approximately 43.77% of the total issued and outstanding capital stock of the Company;

WHEREAS, as a condition to the willingness of the Buyers to enter into the Securities Purchase Agreement and to consummate the transactions contemplated thereby (collectively, the “Transaction”), the Company has agreed to enter into and enforce the terms hereof and have required that each Stockholders agree, and in order to induce the Buyers to enter into the Securities Purchase Agreement, each Stockholder has agreed, to enter into this Agreement with respect to all of the Common Stock now owned and which may hereafter be acquired by such Stockholder and any other securities, if any, which such Stockholder is currently entitled to vote, or after the date hereof becomes entitled to vote, at any meeting of stockholders of the Company (collectively, the “Owned Shares”); and

WHEREAS, capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT OF THE STOCKHOLDERS

SECTION 1.01. Voting Agreement. Subject to the terms and conditions hereof, each Stockholder hereby agrees that at any meeting of the stockholders of the Company (including any adjournment or postponement thereof), however called, such Stockholder will (y) appear at such a meeting, or at the Stockholder’s option, otherwise cause its Owned Shares to be counted as present there at, for purposes of calculating a quorum, and (z) vote, or cause to be voted, all of its Owned Shares (A) in favor of the Proposals as described in Section 4(a) of the Securities Purchase Agreement, (B) in favor of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Transaction Documents, including the Transaction, and (C) against any proposal, action or agreement not contemplated by the Transaction Documents that would reasonably be expected to impede, interfere with, delay or attempt to discourage the transactions contemplated by the Transaction Documents. Each Stockholder acknowledges receipt and review of a copy of the Securities Purchase Agreement and the other Transaction Documents.

SECTION 1.02. Proxy. Each Stockholder hereby revokes any and all previous proxies and powers of attorney granted with respect to its Owned Shares, and no subsequent proxy or power of attorney (except in furtherance of Stockholder’s obligations under Section 1.01 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto so long as this Agreement remains in effect. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Bruce W. Taylor (“Proxy”), with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of such Stockholder with respect to its Owned Shares solely with respect to and in furtherance of the matters described in, and in the manner contemplated by, Section 1.01 hereof. The proxy granted by each Stockholder pursuant to this Section 1.02 is, subject to the penultimate sentence of this Section 1.02, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law and is granted in order to secure each Stockholder’s performance under this Agreement and also in consideration of the Buyers entering into this Agreement and the Securities Purchase Agreement. If any Stockholder fails for any reason to be counted as present or to vote such Stockholder’s Owned Shares in accordance with the requirements of Section 1.01 above, then such Proxy shall have the right to cause to be present or vote such Stockholder’s Owned Shares in accordance with the provisions of Section 1.01. The Proxy agrees that, in the event any Stockholder shall not have fully complied with the provisions of Section 1.01 hereof with respect to any such meeting of the Company stockholders (including any adjournment or postponement thereof), the Proxy shall in accordance with this Section 1.02 cause all Owned Shares of such Stockholder to be counted as present at such stockholder meeting, for purposes of calculating a quorum, and to cause all Owned Shares of such Stockholder to be voted with respect to and in furtherance of the matters set forth in, and in the manner contemplated by, Section 1.01 hereof. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the termination of this Agreement, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 1.02.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to the Company as follows:

SECTION 2.01. Authority Relative to This Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (a) as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought; and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

SECTION 2.02. No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (a) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder or by which such Stockholder’s Owned Securities are bound or affected, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Stockholder’s Owned Securities pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or such Stockholder’s Owned Securities are bound. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or other third party by such Stockholder.

SECTION 2.03. Title to the Stock. As of the date hereof, each Stockholder is the owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Appendix A attached hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which shares of Common Stock represent on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on Appendix A. Such shares of Common Stock are all the securities of the Company owned, either of record or beneficially, by such Stockholder. Other than with respect to up to One Hundred Thousand (100,000) shares of Common Stock which are owned by the Voting Trust U/A/D 11/30/98 (the “Voting Trust”) and may be pledged pursuant to a consent executed in June 2008, all such shares of Common Stock are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever. Except as provided for herein, no Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to such Stockholder’s Owned Securities.

ARTICLE III

COVENANTS

SECTION 3.01. No Disposition or Encumbrance of Stock. The Stockholders agree not to, and acknowledge that they are not otherwise permitted to for so long as this Agreement is in effect, (a) sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder’s voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) (other than the Encumbrance with respect to up to 100,000 shares of Common Stock described in Section 2.03 above), in all capacities that such Stockholder shall hold voting and/or dispositive and/or other rights over the Stockholder’s Owned Shares (which capacities, in each case, are sufficient to assure compliance with this Section 3.01), or (b) directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that any Stockholder may assign, sell or transfer any Common Stock if any recipient of the Common Stock has delivered to the Company a written agreement in a form reasonably satisfactory to the Company that such recipient shall be bound by, and the Common Stock so transferred, assigned or sold shall remain subject to this Agreement; provided, further, however, that the provisions of this Section 3.01 shall apply only to (i) the Cindy L. Taylor Gift Trust U/A/D 6/10/82, the Bruce Taylor Gift Trust U/A/D 6/10/82, the Jeffrey W. Taylor Gift Trust U/A/D 6/10/82 and Bruce Taylor and (ii) those depositors to the Voting Trust that are listed on Appendix B (including all of the Owned Shares set forth next to such depositor’s name on Appendix B), and shall not apply to those depositors to the Voting Trust that are listed on Appendix C (or the Owned Shares set forth next to such depositor’s name on Appendix C); provided, still further, however, the Trustees of the Voting Trust shall promptly notify the Buyers in the event that any action is proposed to be taken by any depositor listed on Appendix C which shall cause the Voting Trust to be prevented from voting the Owned Shares set forth next to such depositor’s name on Appendix C in accordance with the terms of Article I hereof.

SECTION 3.02. Company Cooperation. The Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement on any of the Common Stock subject to this Agreement unless the provisions of Section 3.01 hereof have been complied with. The Company further covenants and agrees that it shall not give effect to any vote cast or other action taken by any Stockholder with respect to any matter submitted to a vote of the stockholders of the Company, unless such vote or action is in accordance with the terms of this Agreement.

ARTICLE IV

TERMINATION

SECTION 4.01. Termination. This Agreement shall terminate without further action (a) upon termination of the Securities Purchase Agreement in accordance with the terms and conditions thereof, (b) with the written consent of the parties hereto, or (c) upon receipt of the Stockholder Approval.

SECTION 4.02. Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach of this Agreement prior to the time of termination.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by the Stockholders in each Stockholder’s capacity as the legal owner of such Stockholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by any Stockholder, or trustee or investment advisor of any Stockholder, solely in his or her capacity as a director or officer of the Company and the taking of any actions (or failure to act) solely in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.

SECTION 5.02. Further Assurances. Each Stockholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

SECTION 5.03. Parties in Interest. Other than with respect to the parties to this Agreement and as provided in the Securities Purchase Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.04. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 5.05. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 5.06. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 5.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

SECTION 5.08. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 5.09. Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

THE COMPANY:

TAYLOR CAPITAL GROUP, INC.

By:	/s/ MARK A. HOPPE
Name:	Mark A. Hoppe
Title:	President

Address:	9550 West Higgins Road Rosemont, Illinois 60018

STOCKHOLDERS:

VOTING TRUST U/A/D 11/30/98

By:	/s/ CINDY L. TAYLOR ROBINSON
Name:	Cindy L. Taylor Robinson
Title:	Trustee

By:	/s/ BRUCE W. TAYLOR
Name:	Bruce W. Taylor
Title:	Trustee

By:	/s/ JEFFREY W. TAYLOR
Name:	Jeffrey W. Taylor
Title:	Trustee

CINDY L. TAYLOR GIFT TRUST U/A/D 6/10/82

By:	/s/ CINDY L. TAYLOR ROBINSON
Name:	Cindy L. Taylor Robinson
Title:	Trustee

BRUCE TAYLOR GIFT TRUST U/A/D 6/10/82

By:	/s/ BRUCE W. TAYLOR
Name:	Bruce W. Taylor
Title:	Trustee

JEFFREY TAYLOR GIFT TRUST U/A/D 6/10/82

By:	/s/ JEFFREY W. TAYLOR
Name:	Jeffrey W. Taylor
Title:	Trustee

/s/ BRUCE W. TAYLOR
Bruce W. Taylor, individually

EXHIBIT D

SUBORDINATED BANK DEBT AND WARRANT TERM SHEET

Contemplated Terms of Subordinated Bank Notes

Issuer:	Cole Taylor Bank (the “Bank”), a wholly-owned subsidiary of Taylor Capital Group, Inc. (the “Company”).

Securities Offered:	8-year subordinated notes (the “Notes”).

Amount Offered:	$60,000,000 aggregate principal amount; $1,000 face amount.

Settlement Date:	Upon the closing of the Company’s Preferred Stock Offering (the “Closing”).

Maturity:	The Notes will mature on the eighth anniversary of the Closing.

Coupon Rate:	The Notes will pay interest at an annual rate of 10% until maturity, and at an annual rate of 15% on any accrued interest outstanding on and after the maturity date.

Interest Payments:	Interest on the Notes will be payable quarterly, in arrears. Interest will be computed on the basis of a 360-day year and twelve 30-day months.

Redemption Provisions:	The Bank will have the option to redeem the Notes, in whole or in part, at any time after three years of the Closing (subject to certain conditions).

Transfer restrictions:	The Notes may be assigned or transferred without the consent of the Bank, subject to compliance with applicable federal securities laws.

Credit Rating:	The Notes will not be rated.

Ranking:

The Notes will be subordinated unsecured obligations of the Bank and will not be guaranteed by the Company or any subsidiary of the Company or the Bank. For so long as they are deemed to be Tier 2 capital under applicable banking regulations, the Notes will be subordinate to all deposits and general creditors of the Bank.

Manner of Sale:	Private placement exempt from registration pursuant to Rule 506 of Regulation D.

Contemplated Terms of Warrants

Issuer:	The Company

Eligible Investors:	Persons who are accredited investors as defined under Regulation D of the Securities Act of 1933, as amended.

Securities Offered:

For each $1,000 face amount of the Notes purchased, the Company shall issue one detachable warrant (collectively, the “Warrants”) to acquire fifteen (15) shares of its common stock, par value $0.01 per share (the “Common Stock”).

Manner of Sale:	Private placement pursuant to Rule 506 of Regulation D.

Exercise Price:	The exercise price for the Warrants will be equal to $10.00 per share (subject to customary adjustment for stock splits, stock dividends and similar events).

Settlement Date:	The settlement date shall be the date of Closing.

Expiration Date:	The Warrants shall expire on the fifth anniversary of the Closing.

Exercise:	On or after the 180th day following the Closing, the Warrants may be exercised at any time prior to their expiration date, at the holder’s option, in cash provided for the Exercise Price thereof.

Company Conversion Option:

The Company may require holders of the Warrants to convert each Warrant into shares of Common Stock, if at any time after (a) the third anniversary of the Closing, the volume weighted-average per share price of the Common Stock equals or exceeds 130% of the Exercise Price for at least 20 trading days in a period of 30 consecutive trading days, or (b) after the second anniversary of the Closing, the volume weighted-average per share price of the Common Stock equals or exceeds 200% of the Exercise Price for at least 20 trading days in a period of 30 consecutive trading days.

Transfer and Lock-Up Provisions:

The Warrants shall be detachable from the Notes and, subject to applicable limitations, may be transferred separately from the Notes.

50% of the Warrants will be transferable on or after the first anniversary of the Closing, and 100% of the Warrants will be freely transferable on or after the second anniversary of the Closing.

EXHIBIT E

FORM OF DESIGNATED PREFERRED

[Copy of Designated Preferred Certificate of Designation attached as Appendix D to this Proxy Statement]

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

TAYLOR CAPITAL GROUP, INC.,

THE PERSONS LISTED ON EXHIBIT A

THE PERSONS LISTED ON EXHIBIT B

AND

FINANCIAL INVESTMENTS CORPORATION

DATED AS OF SEPTEMBER     , 2008

Exhibits
Exhibit A	–	Series A Holders

Exhibit B	–	Taylor Holders

Exhibit C	–	Series A Holders of Subdebt Transaction Warrants

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September     , 2008 (the “Effective Date”), by and between Taylor Capital Group, Inc., a Delaware corporation (the “Company”), each of the Persons set forth on Exhibit A of this Agreement (such persons or any assignee thereof in accordance with Section 1.11 hereof being referred to as the “Series A Holders”) each of the Persons set forth on Exhibit B of this Agreement (such persons or any assignee thereof in accordance with Section 1.11 hereof being referred to as the “Taylor Holders”), and Financial Investments Corporation, an Illinois corporation (such person or any assignee thereof in accordance with Section 1.11 hereof being referred to as “FIC”). Unless otherwise provided herein, all capitalized terms used herein shall have the meanings ascribed thereto in Section 1.1.

RECITALS

WHEREAS, the Taylor Holders and the Company entered into that certain Registration Rights Agreement (the “2005 Taylor Registration Rights Agreement”), dated as of August 3, 2005, whereby the Taylor Holders was granted certain registration rights with respect to certain shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”);

WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of September 4, 2008, by and among the Company and the Series A Holders (the “Purchase Agreement”), the Series A Holders [purchased an aggregate of 2,400,000 shares of the Non-Cumulative Convertible Perpetual Preferred Stock, Series A, of the Company (the “Series A Preferred”)] [purchased an aggregate of 2,400,000 shares of Designated Preferred (as defined in Section 4(c) the Purchase Agreement) (the “Designated Preferred”), which are mandatorily exchangeable for 2,400,000 shares of the Non-Cumulative Convertible Perpetual Preferred Stock, Series A, of the Company (the “Series A Preferred”) in accordance with the terms and conditions set forth in the Purchase Agreement];

[WHEREAS, pursuant to the terms of the Certificate of Designation of the Designated Preferred, each share of Designated Preferred may be converted into shares of Common Stock upon the terms and conditions set forth therein;]

WHEREAS, pursuant to the terms of the Certificate of Designation of the Series A Preferred (the “Certificate of Designation”), each share of Series A Preferred may be converted into shares of Common Stock upon the terms and conditions set forth therein;

WHEREAS, pursuant to the Purchase Agreement, the Company granted FIC a warrant to purchase up to 500,000 shares (subject to adjustment as provided therein) of Common Stock upon the terms and conditions set forth therein (the “FIC Warrant”);

WHEREAS, pursuant those certain Subscription Agreements by and among the Company, Cole Taylor Bank, a wholly-owned subsidiary of the Company, and each of the Series A Holders listed on Exhibit C hereto, the Company will issue to such Series A Holders on the date hereof warrants to acquire the number of shares of Common Stock set forth such Series A Holder’s name on Exhibit C hereto (collectively, the “Subdebt Transaction Warrants”) in connection with the private placement of up to $60 million of subordinated bank notes issued by Cole Taylor Bank and warrants issued by the Company to acquire Common Stock on the terms and conditions described therein; and

WHEREAS, in order to induce the Series A Holders and FIC to consummate the transactions contemplated by the Purchase Agreement, the Company agreed to grant the Holders (as defined below) the registration rights as set forth herein and the Company and the Taylor Holders agreed to enter into this Agreement to supersede and replace the 2005 Taylor Registration Rights Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Registration Rights.

1.1 Definitions.

For purposes of this Agreement:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

(b) “Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the SEC is closed.

(c) “Conversion Shares” means shares of Common Stock issued or issuable upon conversion of the Convertible Preferred or the Designated Preferred or upon exercise of the FIC Warrant or upon exercise of the Subdebt Transaction Warrants.

(d) “Designated Preferred” has the meaning assigned to such term in Section 4(c) of the Purchase Agreement.

(e) “Effective Date” has the meaning assigned to such term in the preamble of this Agreement.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Form S-3” means such form of registration statement under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 of the Securities Act.

(i) “Holder” means any Series A Holder or Taylor Holder or FIC or any assignee thereof in accordance with Section 1.11 hereof.

(j) “Immediate Family Member” means with respect to any person, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.

(k) “Law” means any statute, law, ordinance, rule or regulation of any governmental entity.

(l) “Preferred Stock” means the Series A Preferred or, in the event that the Series A Holders purchase shares of Designated Preferred under the Purchase Agreement, the Designated Preferred.

(m) “Public Sale” means any sale of Registrable Securities to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 under the Securities Act.

(n) “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(o) “Registrable Common Securities” means at any time (i) the shares of Common Stock then beneficially owned (within the meaning of Section 13(d)(3) of the Exchange Act) by each Holder set forth on Exhibit A or Exhibit B who is an executive officer or director of the Company, or the beneficial owner (within the meaning of Section 13(d)(3) of the Exchange) of capital stock representing 10% or more of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote in matters (excluding the election of directors) presented to a vote of the Company’s stockholders generally, or by any Affiliate or Immediate Family Member of each such Holder; (ii) the then outstanding Conversion Shares and the Conversion Shares then issuable upon exercise of the FIC Warrant by the Holder thereof or upon exercise of the Subdebt Transaction Warrants by the Holders thereof or upon conversion of the then outstanding Series A Preferred or Designated Preferred by any of the Holders, or any assignee thereof in accordance with Section 1.11 hereof, and (iii) any Company capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, that Registrable Securities shall not include shares of Common Stock previously (A) sold in a Public Sale, or (B) sold in a transaction in which the transferor’s rights hereunder are not assigned in accordance with Section 1.11. The number of shares of “Registrable Common Securities then outstanding” shall be the sum of the number of shares of Common Stock outstanding which are, and the number of Conversion Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Common Securities.

(p) “Series A Registrable Common Securities” means at any time (i) the Common Stock then beneficially owned (within the meaning of Section 13(d)(3) of the Exchange Act by each Holder set forth on Exhibit A who is an executive officer or director of the Company, or the beneficial owner (within the meaning of Section 13(d)(3) of the Exchange Act) of capital stock representing 10% or more of the total combined voting power of all outstanding shares of all classes of capital stock which are then entitled to vote in matters (excluding the election of directors) presented to a vote of the Company’s stockholders generally, or by any Affiliate or Immediate Family Member of each such Holder; (ii) the then outstanding Conversion Shares and the Conversion Shares then issuable upon exercise of the FIC Warrant by the holder thereof or upon conversion of the then outstanding Series A Preferred or Designated Preferred by any of the Series A Holders, or any assignee thereof in accordance with Section 1.11 hereof, and (iii) any Company capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, that Registrable Securities shall not include shares of Common Stock previously (A) sold in a Public Sale, or (B) sold in a transaction in which the transferor’s rights hereunder are not assigned in accordance with Section 1.11. The number of shares of “Series A Registrable Common Securities then outstanding” shall be the sum of the number of shares of Common Stock outstanding which are, and the number of Conversion Shares issuable pursuant to then exercisable or convertible securities which are, Series A Registrable Common Securities.

(q) “Registrable Preferred Securities” means the shares of Designated Preferred, if any, issued to the Series A Holders on the date hereof; provided, that Registrable Preferred Securities shall not include shares of Designated Preferred previously (A) sold in a Public Sale, or (B) sold in a transaction in which the transferor’s rights hereunder are not assigned in accordance with Section 1.12 hereof.

(r) “Registrable Securities” means the Registrable Common Securities and the Registrable Preferred Securities.

(s) “Restated Charter” shall have the meaning assigned to such term in the Purchase Agreement.

(t) “Rule 144” means Rule 144 under the Securities Act (or any successor thereto).

(u) “SEC” means the Securities and Exchange Commission.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Series A Holders” has the meaning assigned to such term in the preamble of this Agreement.

(x) “Subdebt Transaction Warrants” has the meaning assigned to such term in the recitals to this Agreement.

(y) “Taylor Holders” has the meaning assigned to such term in the preamble of this Agreement.

(z) “Taylor Representative” has the meaning ascribed to such term in Section 3.1.

1.2 Request for Registration.

(a) Subject to the limitations and restrictions set forth in this Agreement, at any time after the one year anniversary of the Effective Date, the Taylor Representative, on behalf of the Taylor Holders, and Series A Holders of not less than one-third (1/3) of the Series A Registrable Common Securities then outstanding will each be entitled to request of the Company in writing (such requesting Holders shall be hereinafter referred to as the “Initiating Holders” and such written notice shall be hereinafter referred to as the “Demand Notice”) one registration under the Securities Act in each calendar year of all or part of the Registrable Common Securities owned by such Holders (each, a “Demand Registration”). For the avoidance of doubt, the parties acknowledge and agree that, following the submission of the first Demand Notice in any calendar year by Series A Holders of not less than one-third (1/3) of the Series A Registrable Common Securities then outstanding, no other Series A Holders will be entitled or permitted to submit a Demand Notice during such calendar year. Each Demand Notice shall set forth (i) the identity of each of the Holders that intend to participate in the Demand Registration, (ii) the number of Registrable Common Securities such Holders intend to register in such registration, and (iii) the proposed investment banker(s) or underwriter(s), if any.

(b) Upon receipt of a Demand Notice, the Company shall:

(i) within ten (10) Business Days of the receipt thereof, give written notice of such request and a copy of the Demand Notice to the Holders not filing such written request for Demand Registration (which, in the case of the Taylor Holders, shall be sent to the Taylor Representative); and

(ii) use commercially reasonable efforts to effect the registration under the Securities Act in accordance herewith of all Registrable Common Securities which the Demand Notice identifies to be registered and all other Registrable Common Securities that any Holder, other than the Initiating Holders, requests in writing to be included in such registration within 10 Business Days after the delivery of the notice pursuant to Section 1.2(b)(i), subject to the limitations of Section 1.2(d)-(e).

(c) If the Initiating Holders intend to distribute the Registrable Common Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of the Demand Notice made pursuant to Section 1.2(a) and the Company shall include such information in the written notice referred to in Section 1.2(b)(i). The selection of the underwriter or underwriters shall be subject to the Company’s approval which will not be unreasonably withheld. In such event, the right of any Holder to include Registrable Common Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Common Securities in the underwriting (unless otherwise agreed by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.6(i)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Common Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Common Securities that may be included in the underwriting shall be allocated first among all Holders participating in the underwriting in proportion (as nearly as practicable) to the number of shares requested to be underwritten by such Holders; provided, however, that the number of shares of Registrable Common Securities held by Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Registrable Common Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s chief executive officer or the chairman of the board of directors of the Company (the “Board”) stating that in the good faith judgment of the Board, after consultation with its financial advisors and legal counsel and as evidenced by a resolution by the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing (but not the preparation of such registration statement) for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, that the Company may not utilize this right more than once in any twelve-month period.

(e) In addition, after delivery of any Demand Notice, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2 other than as requested in such Demand Notice (i.e., the Company shall not effect a registration requested by, and no Person shall be entitled to deliver, any other Demand Notice) during the period commencing on the date of delivery of such Demand Notice and ending on (and including) the last day of the Required Effectiveness Period of the registration requested by such Demand Notice; provided, however, that the Series A Holders shall be entitled to request, and upon such request the Company shall be obligated to effect, one registration in accordance with this Section 1, with respect to a firm commitment underwritten pubic offering, during the 365-day period following a Mandatory Conversion Date, regardless of whether the Series A Holders would otherwise be entitled or permitted to request such registration hereunder.

1.3 Company Registration.

(a) If (without any obligation to do so) the Company proposes to register any of its capital stock under the Securities Act for its own account or the account of any of its stockholders with registration rights (other than in connection with a registration effected solely with respect to one or more employee benefit plans or arrangements or a business combination transaction or any other similar transaction for which a registration statement on Form S-4 under the Securities Act or any comparable successor form is applicable), the Company will promptly give written notice thereof to FIC, the Series A Holders and the Taylor Representative of its intention to effect such a registration and will include in such registration all Registrable Common Securities (in accordance with the priorities set forth in Sections 1.3(b) below) with respect to which the Company has received a written request from FIC, any of the Series A Holders and/or the Taylor Representative on behalf of the Taylor Holders (the “Piggyback Notice”) for inclusion within 10 Business Days after the delivery of the Company’s notice. Each Piggyback Notice shall set forth (i) the identity of each of the Holders that intend to participate in the registration, and (ii) the number of Registrable Common Securities such Holders intend to register in such registration.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Regardless of any other provision of this Section 1.3, if the underwriter advises the Company that marketing factors require a reduction in the number of shares to be underwritten, then the number of shares of Registrable Common Securities that may be included in the underwriting shall be allocated first, to the Company and the Person or Persons requesting such registration (if other than the Company) shall be entitled to participate in accordance with the relative priorities, if any, as shall exist among them; and then second, all other holders of securities having the right to include such securities in such registration (including the Holders of the Registrable Common Securities) who shall be entitled to participate pro rata based on the number of shares requested to be sold by such Holders. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8 hereof.

1.4 Form S-3 Registration.

If at any time the Company is a registrant entitled to use Form S-3 to register any Registrable Common Securities pursuant to Section 1.2, then the Company shall use commercially reasonable efforts to cause such securities to be registered on Form S-3.

1.5 Request for Registration of Registrable Preferred Securities.

(a) Subject to the limitations and restrictions set forth in this Section 1.5, in the event that the Restated Charter shall not be filed with the Secretary of State of Delaware prior to January 1, 2009, Series A Holders of at least a majority of the Registrable Preferred Securities then outstanding shall have the right at anytime thereafter until such time as such filing has been made to send written notice to the Company requesting that the Company register for resale all of the Registrable Preferred Securities under the Securities Act and use its reasonable best efforts to cause the listing of the Registrable Preferred Securities on a national securities exchange (or if the Registrable Preferred Securities are not eligible for listing on a national securities exchange, to cause the quotation thereof on an over-the-counter securities market designated by Series A Holders of at least a majority of the Registrable Preferred Securities then outstanding) (a “Preferred Registration”).

(b) Upon receipt of a written request for a Preferred Registration under Section 1.5(a), the Company shall use reasonable best efforts to effect the registration under the Securities Act of all of the Registrable Preferred Securities promptly after the Company’s receipt of the written request, and (ii) cause the listing of the Registrable Preferred Securities on a national securities exchange (or quotation on the over-the-counter securities market designated by the Series A Holders requesting the registration pursuant to this Section 1.5). Following the registration of the Registrable Preferred Securities pursuant to this Section 1.5, the Company shall use its reasonable best efforts to create and sustain a market for the sale of Registrable Preferred Securities. The Company shall use its reasonable best efforts to cause the registration statement filed pursuant to this Section 1.5 to be continuously effective, supplemented and amended as necessary to ensure that it is available for resales by the Holders of the Registrable Preferred Securities and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the related rules and regulations of the SEC announced from time-to-time, until such time as the Restated Charter has been filed and the Series A Preferred has been issued in exchange for the Designated Preferred, whereupon all obligations of the Company under this Section 1.5 shall terminate.

1.6 Obligations of the Company.

Whenever the Company is required by the provisions of this Agreement to effect the registration of any Registrable Securities under the Securities Act, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file (within 45 days after the end of the period within which requests for registrations may be given to the Company) with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for period commencing on the effective date thereof and ending on and including the date that is 120 days thereafter (or, in the case of a registration statement filed pursuant to Section 1.2, that is effective on a Mandatory Conversion Event (as defined in the Restated Charter), or, if there is no such registration statement, the first registration statement filed pursuant to Section 1.2 that is declared effective after a Mandatory Conversion Event, ending on and including the date that is 365 days after the later of the Mandatory Conversion Event and the effective date of such registration statement) (such period, the “Required Effectiveness Period”) or, if earlier, until the distribution contemplated in the registration statement has been completed.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method or methods of disposition by the sellers thereof specified by the Initiating Holders and set forth in such Registration Statement; provided that before filing a registration statement, prospectus, or any amendments or supplements thereto, the Company will furnish to any one counsel jointly selected by (i) the Series A Holders of not less than one-third of the Series A Registrable Common Securities then outstanding if Series A Registrable Common Securities are covered by such registration statement, (ii) the Taylor Representative if Taylor Holders are Holders of Registrable Securities covered by such registration statement, and (iii) FIC if Conversion Shares issued or issuable upon exercise of the FIC Warrant are covered by such registration statement, to represent all such Holders in connection therewith (“Designated Legal Counsel”), copies of all documents proposed to be filed, which documents (other than the documents incorporated by reference therein) will be subject to the review of such counsel.

(c) Furnish to the Holders such numbers of copies of such registration statement, the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus) and any related Free Writing Prospectus prepared by or on behalf of the Company, and of each amendment and supplement thereto (in each case including all exhibits filed therewith, any documents incorporated by reference), in conformity with the requirements of the Securities Act, as they may reasonably request in order to facilitate the public sale or other disposition of Registrable Securities owned by such Holder.

(d) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such U.S. states as shall be reasonably requested by the Holders of the Registrable Securities (or, in the case of the Taylor Holders, the Taylor Representative) covered by such registration statement and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holders to consummate the disposition in such states of the Registrable Securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto (i) to qualify to do business or to file a general consent to service of process in any such states, (ii) subject itself to taxation in any such state or (iii) in the case of a registration pursuant to Section 1.3, register or qualify such Holder’s Registrable Securities in any state where shares to be sold by the Company or any other Person initiating such registration are not to be registered or qualified.

(e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder, prepare, file with the SEC and furnish to such Holder a copy of an amended or supplemental prospectus (or a document incorporated by reference therein) as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such amended or supplemental prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on any national securities exchange on which any shares of the Common Stock are then listed.

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) In the case of underwritten offering, enter into and perform its obligations under such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for the provisions of Section 1.9 hereof, and take such other actions, as the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

(i) Make available for inspection by any underwriter participating in any disposition to be effected pursuant to such registration statement (including any seller of Registrable Securities required to be named as an underwriter in such registration statement), and by any attorney, accountant or other agent retained by any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

(j) Obtain for delivery to any underwriter participation in any disposition to be effected pursuant to such registration statement (including any seller of Registrable Securities required to be named as an underwriter in such registration statement), an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such underwriter and its counsel.

(k) Use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus relating to such registration statement, and, if any such order is issued, to obtain the withdrawal of any such order as soon as reasonably possible.

(l) Respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has confirmed that it has resolved all comments received from the SEC and that the SEC has no further comments on the registration statement.

(m) Promptly notify the Holders of Registrable Securities to be sold (or, in the case of the Taylor Holders, the Taylor Representative) and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus, (iv) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement, or of any order preventing or suspending the use of any preliminary prospectus relating to such registration statement, or the initiation of any proceedings for such purpose(s), (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the discovery of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a registration statement, prospectus or any such document so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate. In the event a registration is interfered with by any event of the kind described in clauses (iv) through (vii) of the first sentence of this Section 1.6(m) for more than twenty (20) days, such registration shall not be deemed effected” for purposes of Section 1.2(e) hereof.

(n) If requested by the managing underwriter or agent or any Holders of the Registrable Securities (or, in the case of the Taylor Holders, the Taylor Representative) covered by the applicable registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder or such Representative reasonably requests to be included therein, including with respect to the number of Registrable Securities being sold by such Holders to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment.

(o) Cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent (if any) or the Holders (or in the case of the Taylor Holders, the Taylor Representative) may request.

(p) Cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority.

(q) Except at the request of the managing underwriters of an underwritten offering, not prepare or distribute, or authorize any other Person to prepare or distribute, any Free Writing Prospectus in connection with any such registration.

Each Holder shall be deemed to have agreed by acquisition of the Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in clauses (iv) through (vii) of subsection (m) of this section 1.6, such Holder will forthwith discontinue its disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this section 1.6 and, if so directed by the Company, will deliver to the Company all copies, other than permanent file copies, then in Holder’s possession of the prospectus relating to the Registrable Securities current at the time of receipt of such notice.

Notwithstanding anything to the contrary in this Section 1.6, at any time after the applicable registration statement has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company the disclosure of which at the time is not otherwise required by Law if, in the good faith opinion of the Company after consultation with its financial advisors and legal counsel, the immediate disclosure of such information would be seriously detrimental to the Company(a “Grace Period”); provided, that the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period and the date on which the Grace Period will begin, and (ii) notify the Holders in writing of the date on which the Grace Period ends; and, provided further, that (A) no Grace Period shall exceed thirty (30) consecutive days, (B) during any 365 day period such Grace Periods shall not exceed an aggregate of sixty (60) days and (C) the first day of any Grace Period must be at least five (5) days after the last day of any prior Grace Period. For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holders receive the notice referred to in clause (i) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 1.6(e) hereof shall not be applicable during the period of any Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the provisions of Section 1.6(e) with respect to the information giving rise thereto unless such material non-public information is no longer applicable. The applicable Required Effectiveness Period shall be extended by the length of any Grace Period occurring prior to the expiration thereof.

1.7 Furnish Information; Limitation of Obligations.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder as to which a registration is being effected to furnish, and such Holder shall furnish, to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.8 Expenses of Registrations.

(a) Except for underwriting discounts and commissions and transfer taxes, all expenses incurred in connection with any registration pursuant to this Article 1, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of Designated Counsel for the participating Holders (collectively, “Registration Expenses”), shall be borne by the Company; provided, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 as applicable, if the registration request is withdrawn prior to the effectiveness of the applicable registration statement at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear all such expenses incurred), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit one Demand Registration pursuant to Section 1.2.

(b) Notwithstanding anything to the contrary in Section 1.8(a), if the Taylor Representative requests a Demand Registration under Section 1.2, all reasonable Registration Expenses incident to such Demand Registration will be borne by the Taylor Holders holding Registrable Securities to be registered thereunder, pro rata based on the number of Registrable Securities of the Taylor Holders requested or permitted to be included in such registration pursuant to the terms of this Agreement, and the Company shall not be obligated to incur any Registration Expenses in connection with such Demand Registration, provided, however, for purposes of this Section 1.8(b) all internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and other costs incurred in the normal course of business (including to costs of the Company’s outside auditors that would have been incurred absent such registration) shall not be considered Registration Expenses and shall be paid by the Company. If any securities are included in such registration statement that are not owned by a Taylor Holder, then the Taylor Holders shall only pay a pro rata portion of such Registration Expenses, based on the ratio that the aggregate number of Registrable Securities held by the Taylor Holders included in such registration statement bears to the total number of securities included in such registration statement. In no event shall the Taylor Holders be responsible for Registration Expenses where the Demand Registration in question is requested by FIC or the Class A Holders.

1.9 Indemnification.

(a) To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, their respective affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the partners, officers, directors members, representatives, agents and employees of each Holder, and each such person (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any Free Writing Prospectus prepared by or on behalf of the Company in connection therewith, or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, nor shall the Company be liable in any such case to any Holder Indemnified Party for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Holder Indemnified Party under an instrument duly executed by or on behalf of such Holder Indemnified Party expressly for use in connection with such registration; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder Indemnified Party from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. For purposes of the last proviso to the immediately preceding sentence, the term prospectus” shall not be deemed to include the documents, if any, incorporated therein by reference, and no person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls such underwriter within the meaning of the Securities Act, shall be obligated to send or give any supplement or amendment to any document incorporated by reference in any preliminary prospectus or the final prospectus to any person other than a person to whom such underwriter had delivered such incorporated document or documents in response to a written request therefor. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such party and shall survive the transfer of such securities.

(b) To the extent permitted by law, each Holder shall, if shares held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter and each other stockholder selling securities under such registration statement against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder expressly for use in connection with such registration; and each Holder shall reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such Violation; provided, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of such Holder, which consent shall not be unreasonably withheld; provided further, that the liability of each Holder under this Section 1.9(b) shall be limited to an amount equal to the net proceeds actually received by such Holder in the registered public offering out of which such liability arises, unless such liability arises out of or is based on willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (or parties); provided, that the indemnified parties shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified parties and the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent so prejudiced, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that (i) in no event shall any contribution by a Holder that is a selling party under this Section 1.9(d) exceed the net proceeds from the offering received by such Holder, and (ii) no Person who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such offering shall be entitled to contribution from anyone who was not guilty of fraudulent misrepresentation in connection with such offering. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10 Rule 144 Reporting.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, so long as any of the Holders hold any Registrable Securities, the Company agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

(b) file with the SEC in a timely manner all annual reports on Form 10-K and quarterly reports on Form 10-Q required of the Company under the Exchange Act;

(c) keep its status as an issuer required to file reports under the Exchange Act;

(d) maintain its eligibility to register the Registrable Securities on a Form S-3 registration statement for resale by the Holders; and

(e) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon written request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act; and (ii) a copy of the most recent annual or quarterly report of the Company.

1.11 Assignment of Registration Rights.

A Holder may assign any or all of its rights hereunder (but only with all related obligations) to any person or entity to whom the Holder may transfer or assign its Common Stock, Series A Preferred or Designated Preferred; provided, that: (i) the Company is, within ten (10) Business Days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

1.12 Additional Restrictions.

So long as this Agreement is in effect, each of the Holders of Registrable Securities agrees that during the 90-day period following the date any Registration Statement (which such Holder had the opportunity to participate in under Section 1.2 or 1.3) with respect to an underwritten public offering of equity securities of the Company becomes effective, such Holder will not request any other registration or effect any public sale or distribution (including any short sale or any transaction that would result in any other Person engaging in any public sale or distribution) of equity securities of the Company or any other security of the Company convertible, exchangeable or exercisable (directly or indirectly) for or into equity securities of the Company (other than pursuant to such Registration Statement) including pursuant to Rule 144 or in a transaction which would require registration under the Securities Act, unless the managing underwriter of such public offering otherwise agrees in writing. If (i) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 90-day period referred to in the immediately preceding sentence and ends on the last day of such 90-day period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of such 90-day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such 90-day period, the restrictions imposed by this preceding sentence shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or material news or the material event occurs.

1.13 Confidential Information.

Each Holder of Registrable Securities agrees that any information obtained pursuant to this Agreement which the Company identifies to be proprietary to the Company or otherwise confidential will not be disclosed without the prior written consent of the Company. Notwithstanding the foregoing, each Holder of Registrable Securities may disclose such information, on a need to know basis, to its employees, accountants or attorneys (so long as each such person to whom confidential information is disclosed agrees to keep such information confidential, and such Holder shall be responsible for any breach of the confidentiality obligation by any such person) or to the extent required by applicable law, rule, regulation or court order. Each Holder of Registrable Securities further acknowledges, understands and agrees that any confidential information will not be utilized in connection with purchases and/or sales of the Company’s securities except in compliance with applicable state and federal antifraud statutes.

1.14 Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Article 1 after such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder or other person with whom such Holder must aggregate sales under Rule 144 of the Securities Act) can be sold without restriction (including volume and manner-of-sale restrictions but excluding any current public information requirement) on a single day without registration in compliance with Rule 144 under the Securities Act (or any similar provision then in effect) and such Holder has received, upon such Holder’s request, an opinion of counsel to the Company to that effect.

2.	Appointment of Taylor Representative.

2.1 Appointment.

Each Taylor Holder (i) irrevocably constitutes and appoints [            ] (the “Taylor Representative”) as such Stockholder’s true and lawful attorney-in-fact and agent, (ii) agrees that this power of attorney is irrevocable and coupled with an interest and (iii) authorizes the Taylor Representative acting for such Taylor Holder and in such Taylor Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as such Taylor Holder might or could do in person, including:

(a) deliver all notices required to be delivered by such Taylor Holder under this Agreement, including any notice of a Demand Registration;

(b) receive all notices required to be delivered to such Taylor Holder under this Agreement;

(c) select any investment banker(s) or managing underwriter(s) as permitted under this Agreement;

(d) deliver and receive documents, including any registration statements, prospectuses or amendments or supplements thereto, required under or in connection with this Agreement or the transactions contemplated hereby, and to agree to waivers or modifications of any such documents;

(e) execute and deliver such amendments, modifications, alterations and waivers to this Agreement from time to time as the Taylor Representative deems necessary or advisable; and

(f) take any and all action on behalf of such Taylor Holder from time to time as the Taylor Representative may deem necessary or desirable to resolve and/or settle claims under this Agreement.

At any time or from time to time, those Taylor Holders who hold a majority of the then Registrable Securities held by all Taylor Holders may designate, by a writing delivered to the Company, a successor Taylor Representative to serve in place of the Taylor Representative previously appointed. Furthermore, each of the Taylor Holders grants the Taylor Representative the authority to designate a substitute to act in his stead if, at any time, the Taylor Representative is not, or will not be, available to act pursuant to the authority granted hereunder.

2.2 Power-of Attorney.

Each of the Taylor Holders grants unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated hereby, as fully to all intents and purposes as the undersigned Taylor Holder might or could do in person, hereby ratifying and confirming all that the Taylor Representative may lawfully do or cause to be done by virtue hereof. Each of the Taylor Holders acknowledges and agrees that upon execution and delivery by the Taylor Representative of this Agreement or any amendments, modifications, alterations or waivers hereof or agreements, certificates and other documents executed and delivered by the Taylor Representative pursuant to Section 3.1 above, such Taylor Holder shall be bound by such documents as fully as if such Taylor Holder had executed and delivered such documents.

2.3 Successor Representative.

Upon the death, disability or incapacity of the initial Taylor Representative appointed pursuant to Section 3.1, the Taylor Holders, or their personal representatives, holding a majority of the Registrable Securities held by all Taylor Holders shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of such Taylor Representative hereunder within ten (10) days of such death, disability or incapacity. The Taylor Holders shall thereafter promptly provide the Company with written notice of such replacement.

2.4 Authorized Actions.

Each Taylor Holder agrees that the Company shall be entitled to rely on any action taken by the Taylor Representative, on behalf of the Taylor Holders, pursuant to Section 3.1 (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Taylor Holder as fully as if such Taylor Holder had taken such Authorized Action. The Taylor Holders jointly and severally agree to pay, and to indemnify and hold harmless the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act), from and against any losses, claims, damages, liabilities and expenses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any of the Taylor Holders. The Taylor Holders shall jointly and severally indemnify the Taylor Representative and hold the Taylor Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Taylor Representative and arising out of or in connection with the acceptance or administration of the Taylor Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Taylor Representative. The Taylor Holders further agree that the existence of an actual or possible conflict of interest between the Taylor Representative and the Taylor Holders will not give rise to any presumption against the Taylor Representative nor will it limit or impair his right to indemnification hereunder, absent further evidence of his gross negligence or bad faith.

3.	Miscellaneous.

3.1 Successors and Assigns.

This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

3.2 Governing Law.

This Agreement will be governed by and construed in accordance with the internal Laws of the State of Illinois applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

3.3 Counterparts.

This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties (which may be facsimile or other form of electronic transmission), it being understood that each party need not sign the same counterpart.

3.4 Notices.

All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice, in the case of the members of the Series A Holders and the Taylor Holders, at the addresses set forth on Exhibits A and B hereto, and in the case of the Company and FIC, at the following addresses:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Attention: Chief Financial Officer

Financial Investments Corporation

50 East Washington Street

Suite 400

Chicago, Illinois 60602

Attention: President

Any party may provide a different address for purposes of this Section 3.4 with prior written notice to the Company.

3.5 Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.6 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least two-thirds of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company. Notwithstanding the foregoing, any amendment or waiver that would affect in any material respect the rights hereunder of any Holder in a manner that is not equivalent to the affect on the rights hereunder of the other Holders of the same type(s) of Registrable Securities as such Holder shall require the consent of such Holder (it being understood and agreed that the application of any provision of this Agreement (other than this Section 3.6) in accordance with its terms shall not be deemed an amendment or waiver for purposes of this provision).

3.7 Other Agreements.

Neither the Company nor any of its subsidiaries has entered, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities that (a) would have the effect of impairing the rights granted to the Holders in this Agreement, (b) disadvantages the Holders with respect to their rights hereunder in connection with future registrations or (c) otherwise conflicts with the provisions hereof.

3.8 Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

3.9 Severability.

The illegality or partial illegality of any of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

3.10 Rules of Construction.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words without “limitation.” Unless the context otherwise requires, (i) or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

3.11 Independent Nature. The decision of each Holder to enter into to this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group. Each Holder confirms that it has independently participated in the review, negotiation and entry into this Agreement with the advice of its own counsel and advisors. The Company has elected to provide all Holders with the same terms and Agreement for the convenience of the Company and not because it was required or requested to do so by the Holders. Each Holder shall be entitled to independently protect and enforce its rights arising out of, and subject to the terms and conditions of, this Agreement.

3.12 Entire Agreement.

This Agreement constitutes the entire agreement and supersedes the 2005 Taylor Registration Rights Agreement (which is hereby terminated in its entirety) and all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Holders have caused this Registration Rights Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

[Signature Page to Registration Rights Agreement]

EXHIBIT G

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of September     , 2008, by and between Taylor Capital Group, Inc. (the “Company”) and Financial Investments Corporation (the “Advisor”).

WHEREAS, the Company and certain investors have entered into a Securities Purchase Agreement, dated as of September 4, 2008 (the “Securities Purchase Agreement”);

WHEREAS, it is a condition to the closing of the transactions contemplated by the Securities Purchase Agreement that the Company and Advisor shall have entered into this Agreement; and

WHEREAS, the Company wishes to retain the Advisor to provide certain management and advisory services to the Company, and the Advisor is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Advisor hereby agrees that, during the term of this Agreement (the “Term”), it will provide to the Company, to the extent requested by the Company and mutually agreed by the Company and the Advisor, management, advisory and consulting services (the “Services”) in relation to the affairs of the Company. The Services shall include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company and its subsidiaries;

(b) advice in connection with acquisition, disposition and change of control transactions involving the Company or its subsidiaries;

(c) financial, managerial and operational advice in connection with day-to-day operations of the Company, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company or its subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Advisor and the Company may from time to time agree in writing.

The Advisor shall provide the Services by and through itself and/or its affiliates, officers, employees and/or representatives (collectively hereinafter referred to as the “Advisor Designees”), as such Advisor in its reasonable discretion may designate from time to time. The Advisor and the Advisor Designees will devote such time and efforts to the performance of the Services contemplated hereby as the Advisor deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Advisor or any of the Advisor Designees on a weekly, monthly, annual or other basis. The Company acknowledges that each of the Services is not exclusive to the Company or its subsidiaries, and that the Advisor and the Advisor Designees may render similar services to other persons and entities, subject to any other contractual or fiduciary obligations any such person may have to the Company or any of its subsidiaries. The Advisor acknowledges and agrees that the Company or its subsidiaries may from time to time engage one or more investment bankers, financial advisers, consultants or service provides to provide services in addition to, or in lieu of, the Services provided by the Advisor and the Advisor Designees under this Agreement. In providing the Services to the Company or its subsidiaries, the Advisor and Advisor Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Compensation.

(a) On the date hereof, in full consideration for the Services, the Company will pay to the Advisor a fee of $750,000 in cash and will issue to the Advisor or its designee a warrant to purchase 500,000 shares of the Company’s Common Stock, in the form attached hereto as Exhibit A. Such compensation shall not be refundable under any circumstances.

(b) In addition to the compensation to be paid pursuant to Section 2(a), the Company hereby agrees to pay or reimburse Advisor for all Reimbursable Expenses (hereinafter defined). For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable and documented disbursements and out-of-pocket expenses, including, without limitation, (i) costs of travel, that are incurred by Advisor or its affiliates for the account of the Company or in connection with the performance by Advisor of the Services contemplated in this Agreement, in each case, in accordance with the related policies of the Company for reimbursement of such expenses, and (ii) costs of the Advisor or any Advisor Designee in enforcing its rights pursuant to this Agreement. The Company shall pay Advisor within 30 days of receipt by the Company of an invoice including reasonably detailed descriptions and supporting documentation of any Reimbursable Expenses.

3. Board of Director Designees. From the date hereof until the first date that both (a) the Restated Charter (as defined in the Stock Purchase Agreement) has been filed with the Secretary of State and the Series A Preferred (as defined in the Stock Purchase Agreement) has been issued and (b) both (x) fewer than 800,000 shares of Series A Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to Series A Preferred) and (y) the outstanding shares of Series A Preferred represent less than 10% or more of the Total Voting Power (as defined in the Stock Purchase Agreement):

A. The Company shall make its best effort to cause two persons designated by Advisor (such persons, together with their successors as set forth in F. below, the “Designees”) to be elected to the Board of Directors of the Company (it being understood that such Designees shall be considered the director candidates of the Advisor in accordance with Section 2.9 of the Amended and Restated By-laws (as defined in the Stock Purchase Agreement));

B. At each meeting of the stockholders of the Company at which directors of the Company are to be elected and in each proxy statement relating thereto, the Company shall recommend that the stockholders elect the Designees to the Board of Directors of the Company;

C. The Company shall cause the Designees to be elected to and maintained as a member of the Board of Directors of the Bank;

D. Each Designee that is not an employee of the Company and that is elected to the Board of Directors of the Company shall be entitled to and shall receive customary cash, equity and other compensation for board service on the same terms and conditions as other non-employee directors of the Company;

E. The Company shall enter into an indemnification agreement with each Designee that is elected to the Board of Directors of the Company in the form attached as Exhibit H to the Stock Purchase Agreement or such other form as such Designee and the Company mutually agree; and

F. In the event there is any vacancy on the Board of Directors as a result of a Designee no longer serving as a member of the Board of Directors of the Company or the Bank for any reason, the Company shall cause such vacancy to be filled by a person designated by Advisor.

Notwithstanding the foregoing, the rights granted to Advisor pursuant to this paragraph shall immediately cease upon a Change in Control of Advisor. For this purpose, a “Change in Control of Advisor” shall occur on the first date on which a majority of the outstanding voting securities of Advisor are no longer beneficially owned by the Harrison I. Steans 2004 Multigenerational Trust (the “Current Registered Holder”) and Permitted Transferees (as defined below). For purposes of this paragraph, a “Permitted Transferee” shall mean any (a) nominee of such Current Registered Holder (provided that such Current Registered Holder continues to have beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, of such voting securities of the Advisor), (b) a beneficiary or trustee of such Current Registered Holder or any child, stepchild, descendant, parent, stepparent, spouse, widow, widower, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person (the “Family Members”), (c) any estate of a Family Member, or any trust of which any Family Member is a trustee or any trust established by or for the benefit of one or more Family Members, (d) any charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue Code of 1986, as amended, which is established and controlled by one or more Family Members (a “Family Charitable Organization”); (e) any corporation of which a majority of the voting power or a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (c) above, or Family Charitable Organizations; or (f) any partnership, limited liability company or other entity or arrangement of which a majority of the voting interest or a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (c) above, or Family Charitable Organizations. The Advisor represents and warrants that the Current Registered Holder is the registered holder of all of the voting securities of the Advisor as of             , 2008. The Advisor covenants and agrees to provide the Company with written notice of a Change of Control of Advisor within 5 business days following the effectuation thereof.

The foregoing obligations shall not limit or preclude the Board of Directors of the Company or the Bank from taking or failing to take any action that the Board of Directors of the Company or the Bank determines in good faith, consistent with the legal opinion of its outside legal counsel, that to do otherwise would violate its fiduciary duties under applicable law.

4. Term. This Agreement will continue in full force and effect until June 30, 2009, unless earlier terminated by the mutual agreement of the parties hereto; provided that notwithstanding the foregoing, the terms of Sections 2 through 15 hereof shall survive any termination of this Agreement.

5. Indemnification.

(a) Scope of Indemnity. The Company will indemnify, defend and hold harmless the Advisor and the Advisor Designees and each of their respective affiliates, stockholders, partners, directors, officers, employees, agents and controlling persons (collectively, the “Indemnitees”) from and against any and all actual liabilities, losses, damages, costs and out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, in connection with or relating to, this Agreement or the engagement of the Advisor pursuant to, or the performance by the Advisor of the Services contemplated by, this Agreement.

(b) Notwithstanding the foregoing, the indemnification rights set forth in Section 5(a) hereof will not be available to the extent that any such Indemnified Liabilities result from, or arise on account of, an Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction to such effect.

(c) To the extent that the provisions of Section 5(b) are determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments will be promptly repaid by such Indemnitee to the Company.

(d) In and to the extent the obligations of the Company pursuant to Section 5(a) are determined by a final non-appealable judgment of a court of competent jurisdiction to be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(e) The Company hereby agrees that this Section 5, and Section 6 below, shall be applicable and enforceable with respect to any of the Services provided by Advisor or an Advisor Designee prior to the date first written above.

(f) The rights of any Indemnitee to indemnification hereunder will be in addition to any rights any such person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer; Standard of Care.

(a) No Advisor or Advisor Designee makes any representations or warranties, express or implied, in respect of the Services to be provided by the Advisor or the Advisor Designees hereunder. In no event will the Advisor, the Advisor Designees or Indemnitees be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Advisor or the Advisor Designees as determined by a final determination of a court of competent jurisdiction.

(b) In no event will an Advisor, Advisor Designee or any of their respective Indemnitees be liable to the Company or any of its stockholders, affiliates, officers or directors for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, or for any third party claims (whether based in contract, tort or otherwise)relating to the services to be provided by Advisor or an Advisor Designee hereunder.

(c) Subject to any other contractual or fiduciary obligations any such person may have to the Company or any of its subsidiaries, the Advisor, the Advisor designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same or similar to those pursued by, or competitive with, the Company and its subsidiaries), (B) to directly or indirectly do business with the Company, its subsidiaries or their respective customers and (C) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

7. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of the other party.

8. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties hereto. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS SITTING IN CHICAGO, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, to:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Facsimile: (847) 653-7890

Attention: Mr. Bruce W. Taylor

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Facsimile: (312) 902-1061

Attention: Jeffrey R. Patt, Esq.

If to Advisor, to:

Financial Investments Corporation

50 E. Washington Street

Suite 400

Chicago, IL 60602

Facsimile: (312) 494-1494

Attention: Harrison I. Steans

                     Jennifer W. Steans

with a copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

Chicago, IL 60606

Facsimile: (312) 876-7934

Attention: Donald G. Lubin, Esq.

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours,

(c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled to at law or in equity.

15. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts (which may be transmitted by facsimile or other electronic transmission), each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

TAYLOR CAPITAL GROUP, INC.

By:
Name:	Bruce W. Taylor
Title:	Chief Executive Officer

ADVISOR:

FINANCIAL INVESTMENTS CORPORATION

By:
Name:
Title:

[Signature Page of Exhibit 10(b)(1) - Management Services Agreement]

EXHIBIT A

FORM OF WARRANT

[Copy of form of FIC Warrant attached as Appendix E to this Proxy Statement]

EXHIBIT H

FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this                      day of             , 2008 (the “Effective Date”) by and between Taylor Capital Group, Inc., a Delaware corporation (the “Company”), and             (the “Indemnitee”).

WHEREAS, upon the receipt of stockholder approval and the filing with the Secretary of State of Delaware of the Restated Charter (as defined in that certain Securities Purchase Agreement dated as of August             , 2008 between the Company and each of the investors listed on the Schedule of Buyers attached thereto), the power and authority conferred upon the Company’s Board of Directors (the “Board of Directors” or the “Board”) by the DGCL (as defined herein) will be exercised and performed, in accordance with Section 141(a) thereof, by the Board of Directors; provided, however, that pursuant to Section 141(a) of the DGCL certain of such powers and authority of the Board of Directors shall also be exercised by and require the further approval of the Executive Committee described in Article Fifth of the Restated Charter (the “Executive Committee”);

WHEREAS, the Company believes it is essential to retain and attract qualified directors and Executive Committee members and the Indemnitee is a director and/or member of the Executive Committee of the Company, and both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and governing bodies of public companies;

WHEREAS, the Company’s Amended and Restated By-laws (the “By-laws”) require the Company to indemnify and advance expenses to its directors and Executive Committee members to the fullest extent permitted by the DGCL;

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as currently in effect provides for exculpation of director liability to the fullest extent permitted by the DGCL;

WHEREAS, in recognition of the Indemnitee’s need for (i) substantial protection against personal liability based on the Indemnitee’s reliance on the Certificate of Incorporation and By-laws, (ii) specific contractual assurance that the protection promised by the Certificate of Incorporation and By-laws will be available to the Indemnitee, regardless of, among other things, any amendment to the Certificate of Incorporation and By-laws, or any change in the composition of the Board of Directors or the Executive Committee, or any acquisition transaction relating to the Company, and as an inducement to continue to provide effective services to the Company as a director and/or Executive Committee member thereof, the Company wishes to provide for the indemnification of the Indemnitee and to provide for the advancement of expenses to the Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

WHEREAS, the Board has determined that contractual indemnification as set forth herein is reasonable and prudent and promotes the best interests of the Company and its stockholders;

WHEREAS, this Agreement is a supplement to and in furtherance of the provisions in the Certificate of Incorporation and By-laws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder;

WHEREAS, the Company desires and has requested Indemnitee to serve or continue to serve as a director and/or Executive Committee member of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company, and Indemnitee is willing to serve or continue to serve the Company on the condition that he is furnished the indemnity provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and of the Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions.

(a) A “Change in Control” shall be deemed to have occurred if or upon:

(i) the stockholders of the Company approve the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”);

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any other person, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) the stockholders of the Company approve the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company;

(iv) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 33 1/3% of the aggregate voting power of the Voting Securities of the Company; or

(v) during any period of two consecutive years, individuals who at the beginning of such period composed the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

(b) “DGCL” shall mean the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or interpreted; provided, however, that in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto.

(c) “Expense” shall mean any expense, liability, or loss, including reasonable attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including in the case of an appeal resulting from any Proceeding, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(d) “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that the Indemnitee is or was a director and/or Executive Committee member of the Company, or while a director and/or Executive Committee member is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of anything done or not done by the Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity.

(e) “person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(f) “Proceeding” shall mean any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or or any alternative dispute resolution mechanism (including an action by or in the right of the Company), and/or any inquiry or investigation, whether conducted by the Company or any other party, that the Indemnitee in good faith determines would reasonably be expected to lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other.

(g) “Reviewing Party” shall mean, prior to any Change in Control, any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification. After a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the special independent counsel referred to in Section 7 below shall become the Reviewing Party.

(h) “Voting Securities” shall mean any securities of the Company which are entitled to vote generally in matters (other than the election of directors) submitted for a vote of the Company’s stockholders.

2.	Indemnification.

(a) General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).

(b) Certain Exceptions. Indemnitee shall not be entitled to indemnification pursuant to this Agreement:

(i) in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company, and not by way of defense, including without limitation, any affirmative defenses or counterclaims, unless (x) the Company has joined in or the Board has consented to the initiation of such Proceeding; or (y) the Proceeding is one to enforce indemnification rights under Section 6;

(ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of applicable state law;

(iii) pursuant to Sections 304 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereunder; or

(iv) if, and to the extent, that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that such indemnification is prohibited by applicable law.

(c) Mandatory Indemnification. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(d) Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

3.	Indemnification Procedures.

(a) Notice of Indemnifiable Event. Indemnitee shall give the Company notice as soon as reasonably practicable of any Indemnifiable Event of which Indemnitee becomes aware, provided that any failure to so notify the Company shall not relieve the Company of any of its obligations under this Agreement, except if, and then only to the extent that, the Company establishes that such omission was materially prejudicial to the Company and such failure increases the liability of the Company under this Agreement.

(b) Notice to Insurers. If, at the time the Company receives notice of an Indemnifiable Event, whether pursuant to Section 3(a) above or otherwise, and the Company has liability insurance in effect which may cover such Indemnifiable Event, the Company shall give prompt written notice of such Indemnifiable Event to the insurers in accordance with the procedures set forth in each of the applicable policies of insurance. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnifiable Event in accordance with the terms of such policies; provided that nothing in this Section 3(b) shall affect the Company’s obligations under this Agreement or the Company’s obligations to comply with the provisions of this Agreement in a timely manner as provided.

(c) Selection of Counsel. With respect to any Proceeding for which indemnification or advances of expenses is requested pursuant to this Agreement, the Company will be entitled to participate in any Proceeding at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense of any Proceeding for which indemnification is sought hereunder with counsel satisfactory to the Indemnitee (such approval not to be unreasonably withheld). The Indemnitee will have the right to employ the Indemnitee’s counsel in any Proceeding, but the fees and expenses of the Indemnitee’s counsel incurred after the Company assumes the defense of the Proceeding will be at the expense of the Indemnitee, unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee has concluded following consultation with counsel that there is a reasonable likelihood that a conflict of interest exists between the Company and the Indemnitee in the conduct of the defense of a Proceeding, or (iii) the Company has not in fact employed counsel to assume the defense of a Proceeding. In each of the foregoing cases the fees and expenses of the Indemnitee’s counsel will be at the expense of the Company. Notwithstanding the foregoing, the Company shall not be entitled to assume the defense of any Proceeding brought by or in the name or right of the Company or any Proceeding as to which you have concluded that there may be a conflict of interest between the Company and you.

4. Advancement of Expenses. The Company shall advance any and all Expenses to Indemnitee in connection with any Proceeding (an “Expense Advance”), and such advancement shall be made as soon as practicable and in any event within 10 business days after the receipt by the Company of a written notice from Indemnitee requesting such advances from time to time; provided, however, that if required by applicable law such Expenses shall be advanced only upon delivery to the Company of a written undertaking by or on behalf of the Indemnitee to repay such amount only if, and then only to the extent, it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the Indemnitee is not entitled to be indemnified by the Company and, provided further that no advancement of Expenses hereunder shall include any amounts paid or to be paid in settlement by Indemnitee, or the amount of any judgments or fines against Indemnitee if and to the extent Delaware law expressly prohibits such payments by reason of any adjudication of liability of Indemnitee to the Company in a Proceeding by or in the name of the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is entitled to payment for such Expenses as such court shall deem proper. Advances shall continue until final disposition, not subject to appeal, of any Proceeding and shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. This Section 4 shall not apply to any claim made by Indemnitee (a) for which indemnity is excluded pursuant to Section 2(b).

5. Review Procedure for Indemnification. Notwithstanding the foregoing, the obligations of the Company under Section 2 above shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special independent counsel referred to in Section 7 hereof is the Reviewing Party) that the Indemnitee would not be permitted to be indemnified under applicable law; provided, however, that if the Indemnitee has commenced legal proceedings in a court of competent jurisdiction pursuant to Section 6 below to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). The Indemnitee’s obligation to reimburse the Company for Expense Advances pursuant to this Section 5 shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board, and if there has been such a Change in Control, other than a Change in Control which has been approved by a majority of the Company’s Board who were directors immediately prior to such Change in Control, the Reviewing Party shall be the special independent counsel referred to in Section 7 hereof.

6. Enforcement of Indemnification Rights.

(a) Enforcement Proceedings. If the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, or if the Indemnitee has not otherwise been paid in full pursuant to Sections 2 and 3 above within 10 business days after a written demand has been received by the Company, the Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper to recover the unpaid amount of the demand (an “Enforcement Proceeding”) and, if successful in whole or in part, the Indemnitee shall be entitled to be paid any and all Expenses in connection with such Enforcement Proceeding. The Company hereby consents to service of process for such Enforcement Proceeding and to appear in any such Enforcement Proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 6 shall be in addition to any other remedies available to Indemnitee at law or in equity.

(b) Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

For purposes of this Agreement, to the fullest extent permitted by law, (1) the termination of any Proceeding, action, suit, or claim, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law, and (2) Indemnitee shall be deemed, for purposes of any determination of good faith, to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements and regulatory reports, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or the Executive Committee or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board or the Executive Committee or any committee of the Board. The knowledge and/or actions, or failure to act, of any director, Executive Committee member, officer, agent or employee of the Company or other covered enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

The provisions of this Section 6(b) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

7. Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Certificate of Incorporation or By-laws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from special independent counsel selected by the Indemnitee and approved by the Company, which approval shall not be unreasonably withheld. Such special independent counsel shall not have otherwise performed services for the Company or the Indemnitee, other than in connection with such indemnification matters, within the last five years. Such independent counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to furnish a reasonable retainer to and pay the reasonable fees of the special independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including reasonable attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of special independent counsel pursuant to this Agreement.

8. Non-exclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under any statute, provision of the Certificate of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Certificate of Incorporation and By-laws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors or officers.

10. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit, claim or proceeding effected without the Company’s written consent, which consent shall not be unreasonably withheld; provided, however, that if a

Change in Control has occurred (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement and otherwise permitted hereunder and not prohibited by any applicable law if the independent counsel referred to in Section 7 above has approved the settlement. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other penalty or obligation on Indemnitee without Indemnitee’s prior written consent.

11. Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, By-law, vote, agreement or otherwise) of the amounts otherwise indemnifiable hereunder.

14. Binding Effect; Successors; Duration.

(a) The rights of the Indemnitee hereunder shall vest immediately and fully upon entry into this Agreement and shall remain fully vested after Indemnitee has ceased to be a director and/or Executive Committee member. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors, administrators and personal and legal representatives.

(b) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(c) This Agreement may not be terminated except by a writing to that effect executed by the parties hereto. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director, Executive Committee member, officer or agent of the Company and shall continue until and terminate upon the later of (i) ten years after Indemnitee has ceased to serve as a director, Executive Committee member, officer or agent of the Company, as the case may be, or (ii) one year after the final termination of all pending or threatened Proceedings of the kind described herein with respect to Indemnitee.

15. Contribution. To the fullest extent permissible under applicable law, if, and to the extent, the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s). No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

16. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that, in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors, Executive Committee members and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the SEC has taken the position that indemnification is not permissible for liabilities arising under certain Federal securities laws, and Federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken, or may be required in the future to undertake, with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee, and any right to indemnification hereunder shall be subject to, and conditioned upon, any such required court determination.

17. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

18. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any Proceeding instituted under this Agreement shall be commenced, prosecuted and continued only in the courts of the State of Delaware.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar, nationally recognized overnight courier, freight prepaid, or (d) one (1) business day after the business day of delivery by confirmed facsimile transmission, if deliverable by facsimile transmission, with copy by other means permitted hereunder, and addressed, if to Indemnitee, to the Indemnitee’s address or facsimile number (as applicable) as set forth beneath the Indemnitee’s signature to this Agreement, or, if to the Company, at the address or facsimile number (as applicable) of its principal corporate offices (attention: Secretary), or at such other address or facsimile number (as applicable) as such party may designate to the other parties hereto by a notice duly given in accordance with this Section 20.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day first set forth above.

INDEMNITEE:	TAYLOR CAPITAL GROUP, INC.

By:
Signature	Name:
Title:
Name:
Address:

Fax No.:

EXHIBIT J

FORM OF FIC WARRANT

[Copy of FIC Warrant attached as Appendix E to this Proxy Statement]

EXHIBIT K

FORM OF AMENDED AND RESTATED BYLAWS

[Copy of Amended and Restated Bylaws attached as Appendix B to this Proxy Statement]

Appendix D

Certificate of Designation of Series B Convertible Preferred Stock of Taylor Capital Group, Inc.

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

TAYLOR CAPITAL GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Taylor Capital Group, Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at eighteen million (18,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on                     , 2008, adopted resolutions (i) authorizing the issuance and sale of up to 2,400,000 shares of the Company’s preferred stock and (ii) approving this final form of the Certificate of Designation of Series B Convertible Preferred Stock, establishing the number of shares to be included in the series of Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series B Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be Series B Convertible Preferred Stock (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock. The Convertible Preferred Stock will rank senior to Junior Stock with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Convertible Preferred Stock shall be 2,400,000. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Entity” of a Person means any entity where such Person: (i) is a partner, executive officer or controlling shareholder or (ii) would be the beneficial owner of or have a pecuniary interest in the securities issued by the Company.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York or Chicago, Illinois and is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or required by law or regulation to be closed.

“Cap Allocation Amount” has the meaning set forth in Section 8(b).

“Closing” shall have the meaning set forth in Stock Purchase Agreement.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price at 4:00 p.m., New York City time, of the shares of the Common Stock on the Nasdaq Global Select Market on such date. If the Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed at 4:00 p.m., New York City time, or if the Common Stock is not so listed on a U.S. national or regional securities exchange, but is quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price thereon at 4:00 p.m., New York City time, or if the Common Stock is not listed on a national or regional securities exchange or quoted on the OTC Bulletin Board (or any successor thereof), the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization at 4:00 p.m., New York City time, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preferred Stock, and its successors and assigns.

“Conversion Date” shall have the meaning set forth in Section 8(d).

“Conversion Notice” shall have the meaning set forth in Section 8(d).

“Conversion Price” is $10.00 or, in the case of any share of Convertible Preferred Stock that is issued at the Closing to any officer, director or employee of, or consultant to, the Company (excluding any Person that becomes a director of the Company at the Closing) or any of its subsidiaries (or any Affiliated Entity of any such Person or trust for the benefit of any such Person), $12.75, in each case as adjusted from time to time as provided in Section 10.

“Conversion Rate” means, for each share of Convertible Preferred Stock, an amount equal to the quotient of $25 (subject to adjustment for stock splits, combinations or reclassifications of the Convertible Preferred Stock), divided by the Conversion Price in effect at the time of conversion.

“Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Exchange” shall have the meaning set forth in Section 9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 7(b).

“Exchange Date” shall have the meaning set forth in Section 9(b).

“Ex-date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive an issuance or distribution.

“Expiration Time” shall have the meaning set forth in Section 10(a)(v).

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now or hereafter authorized.

“Liquidation Event” shall have the meaning set forth in Section 5(a).

“Market Disruption Event” means any of the following events that has occurred:

(i) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

“Nonpayment” shall have the meaning set forth in Section 11(e)(i).

“Notice of Exchange” shall have the meaning set forth in Section 9(b).

“Officer” means each of the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller or the Chief Accounting Officer of the Company, and (ii) by the Treasurer, the General Counsel and Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Purchased Shares” shall have the meaning set forth in Section 10(a)(v).

“Record Date” shall have the meaning set forth in Section 10(d).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

“Restated Charter” shall have the meaning set forth in the Stock Purchase Agreement.

“Sale Transaction” means any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving Person immediately after the transaction.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred” means the 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series A, to be authorized by the Restated Charter.

“Stock Purchase Agreement” means the Securities Purchase Agreement, dated as of September 4, 2008, by and among the Company and each of the investors listed on the Schedule of Buyers attached thereto.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

“Transfer Agent” means                      acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preferred Stock, and its successors and assigns.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

Section 4. Dividends.

(a) Rate. Subject to Section 4(b) below, Holders shall be entitled to receive, out of assets legally available therefor, cash dividends on the liquidation preference of $25.00 per share of Convertible Preferred Stock (subject to adjustment for stock splits, combinations or reclassifications of the Convertible Preferred Stock), and no more, payable quarterly in arrears on each January 15, April 15, July 15 and October 15; provided, however, that if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that next succeeding day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable, a “Dividend Payment Date”). The period from and including the date of any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”; provided that the first Dividend Period hereunder shall be the period from and including the date of issuance of the Convertible Preferred Stock to, but excluding January 15, 2009. Dividends on each share of Convertible Preferred Stock will accrue on the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Convertible Preferred Stock) at a rate per annum equal to 16.0% with any unpaid dividends accruing on a cumulative basis and compounding quarterly. The record date for payment of dividends on the Convertible Preferred Stock will be the 30th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b) Limitation on Accrual of Dividends. Notwithstanding anything in this Section 4 to the contrary, in the event that the Exchange Date (as defined in Section 9(b)) shall occur on or before November 15, 2008, then no dividends shall be deemed to have accrued on the Convertible Preferred Stock (including for purposes of Section 9(a)).

(c) Priority of Dividends. So long as any share of Convertible Preferred Stock remains outstanding, unless full cash dividends on all outstanding shares of the Convertible Preferred Stock have been declared and paid for all Dividend Periods from the date of issuance of the Convertible Preferred Stock, the Company will not, and will cause its subsidiaries not to, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Company or any of its subsidiaries;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan; or

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Convertible Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Convertible Preferred Stock, all dividends declared upon shares of Convertible Preferred Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Convertible Preferred Stock bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(d) Conversion Following A Record Date. If a Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made (i) if the Company has issued a notice of a Sale Transaction during the then-current Dividend Period or (ii) if the Company has issued a notice of mandatory exchange of the Convertible Preferred Stock.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation Event”), Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside with respect to any Junior Stock and subject to the rights of the Company’s creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25.00 per share (subject to adjustment for stock splits, combinations or reclassifications of the Convertible Preferred Stock), plus any accrued but unpaid dividends thereon through the date of the liquidation, dissolution or winding up. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders, the amounts paid to the Holders shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

Section 6. Sale Transaction.

(a) Liquidation Event. A Sale Transaction shall be deemed to be a Liquidation Event for purposes of Section 5.

(b) Notices. In case at any time or from time to time:

(i) the Company shall declare a dividend (or any other distribution) on its shares of Common Stock; or

(ii) the Company shall enter into a binding, definitive agreement with respect to a Sale Transaction;

then the Company shall mail to each Holder of shares of Convertible Preferred Stock at such holder’s address as it appears on the transfer books of the Company, as promptly as possible but in any event at least 30 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or, if a record is not to be taken, the date as of which the holders of Common Stock of record will be entitled to such dividend or distribution or (B) the date on which such Sale Transaction is expected to become effective.

(c) Notwithstanding anything contained herein to the contrary, (i) each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock at any time prior to the consummation of a Sale Transaction into shares of Common Stock as set forth in Section 7 and subject to the conversion procedures of Section 8; and (ii) the Company will not effect any Sale Transaction unless proper provision is made to ensure that the Holders of shares of Convertible Preferred Stock outstanding immediately prior to the Sale Transaction shall be entitled to liquidating distributions as provided in Section 5.

Section 7. Right of the Holders to Convert.

(a) General. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock at any time into shares of Common Stock at the Conversion Rate per share of Convertible Preferred Stock (subject to the conversion procedures of Section 8 and the other provisions hereof), plus cash in lieu of fractional shares.

(b) Exchange Cap. Notwithstanding Section 7(a), no share of Convertible Preferred Stock shall be convertible into any shares of Common Stock on or prior to the date of the Stockholders Meeting, and after the date of the Stockholders Meeting, the Holders may only convert, in the aggregate, up to such number of shares of Convertible Preferred Stock as would result in the issuance to the Holders of an aggregate of 1,301,135 shares of Common Stock, subject to adjustment for any subdivision or combination of Common Stock to the same extent as the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is adjusted pursuant to Section 10(a) hereof for any such subdivision or combination (such number of shares, as so adjusted, the “Exchange Cap”). Without limiting the foregoing, no Holder may convert an aggregate number of shares of Convertible Preferred Stock that would result in the issuance to such Holder of a number of shares of Common Stock greater than the product of (x) the Exchange Cap multiplied by (y) a fraction, the numerator of which is the number of shares of Convertible Preferred Stock purchased by such Holder pursuant to the Stock Purchase Agreement and the denominator of which is the total number of shares of Convertible Preferred Stock purchased by all of the Holders pursuant to the Stock Purchase Agreement (such product being referred to as such Holder’s “Cap Allocation Amount”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s shares of Convertible Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder’s Cap Allocation Amount.

Section 8. Conversion Procedures.

(a) Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Convertible Preferred Stock, and such shares of Convertible Preferred Stock shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares, as set forth in Section 7, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(b) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion or rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

(c) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(i) complete and manually sign an irrevocable conversion notice in a form provided by the Conversion Agent (a “Conversion Notice”), or a facsimile of the conversion notice, and deliver such Conversion Notice to the Conversion Agent;

(ii) surrender the shares of Convertible Preferred Stock to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents;

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18(a); and

(v) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

Notwithstanding the foregoing, a Conversion Notice given by any Holder in contemplation of a Sale Transaction or a public offering of Common Stock may be revocable and conditional upon the consummation of such Sale Transaction or public offering, as applicable.

The term “Conversion Date” means the date on which a Holder satisfies all of the requirements of this Section 8(d). The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) of this Section 8(d) above.

Section 9. Exchange.

(a) Exchange. Upon the filing of the Restated Charter with the Secretary of State of Delaware, each share of Convertible Preferred Stock shall be exchanged (the “Exchange”) automatically into a number of duly authorized, validly issued, fully paid and non-assessable shares of Series A Preferred equal to the amount determined by dividing (i) $25.00 plus an amount equal to any accrued but unpaid dividends up to and including the Exchange Date by (ii) $25.00.

(b) Exchange Procedure. As promptly as practicable after the date on which the Restated Charter is filed with the Secretary of State of Delaware (the “Exchange Date”), the Company shall provide notice of the Exchange to each Holder (such notice, the “Notice of Exchange”). In addition to any information required by applicable law or regulation, the Notice of Exchange shall state:

(i) the number of shares of Series A Preferred Stock to be issued in exchange for each share of Convertible Preferred Stock; and

(ii) the method for the Holder to surrender shares of Convertible Preferred Stock to the Conversion Agent in exchange for shares of Series A Preferred.

Notwithstanding the foregoing, effective on the close of business on the Exchange Date, the Holders of shares of Convertible Preferred Stock shall cease to have any rights of holders of such series and shall only be entitled to receive the shares of Series A Preferred issuable upon exchange of the Convertible Preferred Stock.

Section 10. Anti-Dilution Adjustments.

(a) General. If the Company at any time after the effective date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of the Convertible Preferred Stock will be proportionately increased. If the Company at any time after the effective date hereof combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of the Convertible Preferred Stock will be proportionately decreased. Any subdivision or combination of shares of Common Stock, and adjustment of the Conversion Price resulting therefrom pursuant to this Section 10, shall be subject to the prior approval of the Executive Committee in accordance with Article FIFTH of the Certificate of Incorporation.

(b) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Convertible Preferred Stock and prior to a Dividend Conversion Date, then, in each such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the VWAP of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the VWAP of the Common Stock on the trading day immediately preceding such record date.

(c) Purchase Rights. If at any time the Company grants, issues or sells any options to purchase shares of Common Stock, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”) prior to a Dividend Conversion Date, then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s shares of Convertible Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d) No Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

Section 11. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in this Section 11 or as required by Delaware law.

(b) Special Voting Rights. The Holders shall have the voting rights set forth in ARTICLE FOURTH, Section B.2(b) of the Certificate of Incorporation.

Section 12. Preemptive Rights.

For so long as at least 800,000 shares of Convertible Preferred Stock are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like):

(a) Each Holder shall have the right to purchase, pro rata, a portion of any New Securities (as hereinafter defined) that the Company may, from time to time hereafter, propose to sell and issue. Each such Holder’s pro rata share of New Securities, for the purposes of this right, is the ratio of the sum of (x) the number of shares of Common Stock into which the shares of Convertible Preferred Stock have been converted and which are held of record by such Holder at the time the New Securities are offered and (y) the number of shares of Common Stock into which the shares of Convertible Preferred Stock held by such Holder at the time the New Securities are offered are then convertible (the “Conversion Shares”) to the total number of then outstanding shares of Common Stock, including such Conversion Shares and the Conversion Shares then issuable upon all other then outstanding shares of Convertible Preferred Stock. “New Securities” shall mean any shares of capital stock or securities or rights convertible, exercisable or exchangeable for capital stock of the Company (“Convertible Securities”); provided, however, that New Securities does not include:

(i) capital stock issued or issuable on conversion or exercise of the Convertible Preferred Stock, options or warrants to purchase Common Stock or other convertible securities that either are (x) outstanding on the date of effectiveness of this Certificate of Designation, (y) warrants to purchase Common Stock issued on or within ninety (90) days after the date of effectiveness of this Certificate of Designation in connection with the offering of up to $60,000,000 of subordinated indebtedness by the Company’s wholly-owned subsidiary, Cole Taylor Bank; or (z) issued after the date of the effectiveness of the Certificate of Designation provided that, in the case of this clause (z) only, the rights established by this Section 12 applied with respect to the initial issuance by the Company of such options, warrants or convertible securities;

(ii) capital stock or Convertible Securities issued by the Company pursuant to any public offering;

(iii) Common Stock issued in connection with any stock split, payment of a dividend or other distribution in respect of its capital stock or recapitalization of the Company;

(iv) capital stock or Convertible Securities issued to a third party in connection with any acquisition of the stock or assets of another Person by the Company or any of its subsidiaries by merger, purchase, joint venture or other reorganization or business combination;

(v) shares of Common Stock, options to purchase Common Stock or other rights with respect thereto issued to employees, officers, directors or consultants of the Company or any of its subsidiaries;

(vi) capital stock or Convertible Securities issued to a third party in consideration of services provided by such third party;

(vii) capital stock issued to a third party in connection with a debt financing consummated by the Company or any of its subsidiaries; and

(vii) trust preferred securities.

(b) If the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the same. Each such Holder shall have 25 calendar days from the giving of such notice to agree to purchase its pro rata share of New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) If any of the Holders fail to exercise its right under this Section 12 to purchase its pro-rata share of the New Securities within 25 calendar days following the date of the first notice contemplated by Section 12(b), the Company shall have until the 90th day following such date to enter into a letter of intent or definitive agreement and a period of 90 days thereafter to sell any of the New Securities in respect of which such Investor’s rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the Holders pursuant to Section 12(b). If the Company has not entered into such a letter of intent or agreement or sold such New Securities within such period, the Company shall not thereafter issue or sell any such New Securities without again first offering such securities to the Holders in the manner provided in this Section 12.

Section 13. Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock that have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be retired upon their acquisition, shall not be reissued as shares of Convertible Preferred Stock and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 14. No Sinking Fund.

Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.

Section 15. Reservation of Common Stock.

(a) Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding). For purposes of this Section 15(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The Company hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Select Market or any other national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange require the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange at such time.

Section 16. Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Convertible Preferred Stock shall be                     . The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 17. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace any certificate that becomes destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the Convertible Preferred Stock on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

Section 18. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities; provided, however, that the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

Section 19. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, in each case addressed: (x) if to the Company, to its office at 9550 West Higgins Road, Rosemont, IL 60018 (Attention: Corporate Secretary) or to the Transfer Agent at its office at                      (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (z) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its                      this     th day of September, 2008.

TAYLOR CAPITAL GROUP, INC.

By:
Name:
Title:

Appendix E

Form of FIC Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. THIS WARRANT MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS WARRANT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

TAYLOR CAPITAL GROUP, INC.

Incorporated Under the Laws of the State of Delaware

STOCK PURCHASE WARRANT

Warrant No. WF-	Original Issue Date: September , 2008

THIS CERTIFIES THAT, for value received, FINANCIAL INVESTMENTS CORPORATION (the “Holder”), is entitled to subscribe for and purchase during the period specified in Section 1 hereof 500,000 fully paid and non-assessable shares of Common Stock, $.01 par value (“Common Stock”), of TAYLOR CAPITAL GROUP, INC., a Delaware corporation (the “Company”), at a per share price equal to the Warrant Price, subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used herein, but not otherwise defined, shall have meanings provided in Section 10 of this Warrant.

1. Duration. The right to subscribe for and purchase shares of Common Stock represented hereby shall commence on the date on which Stockholder Approval is received, and shall expire at 5:00 p.m., Chicago time, on the tenth anniversary of the Original Issue Date specified above (the “Expiration Date”); provided, that if Stockholder Approval is not obtained on or prior to December 31, 2008 the Expiration Date shall be extended by the number of days after December 31, 2008 that Stockholder Approval is obtained; provided, further, that if the Expiration Date would otherwise occur on a day on which banking institutions are required or authorized by law to close in Chicago, Illinois (a “Bank Holiday”), then the Expiration Date shall be the next succeeding day which shall not be a Bank Holiday. From and after the Expiration Date, this Warrant shall be null, void and of no further force or effect.

2. Method of Exercise; Payment; Issuance of New Warrant.

(a) The holder hereof may exercise this Warrant, in whole or in part, at the times and subject to the conditions set forth in Section 1 hereof, by the surrender of this Warrant (with the subscription form attached hereto duly executed) at the principal office of the Company, together with payment in the aggregate amount equal to the Warrant Price multiplied by the number of shares of Common Stock being purchased. At the option of Holder, payment of the Warrant Price may be made either by (i) in cash, by wire transfer of immediately available United States federal funds or by bank certified, treasurer’s or cashier’s check payable to the order of the Company, (ii) by cashless exercise in accordance with Section 2(b), or (iii) by any combination of the foregoing methods.

(b) In lieu of cash exercising this Warrant, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of Common Stock computed using the following formula:

X	=	Y (A - B)
A

Where

X —	The number of shares of Common Stock to be received upon such cashless exercise of this Warrant pursuant to this Section 2(b).

Y —	The total number of shares for which this Warrant is exercised pursuant to such cashless exercise.

A —	The Market Value (as defined below) of one share of Common Stock.

B —	The Exercise Price (as adjusted to the date of such calculations).

Any reference in this Warrant to “exercise” of this Warrant, and the use of the term “exercise” herein, shall be deemed to include, without limitation, any cashless exercise pursuant to this Section 2(b).

(c) In the event of any exercise of the rights represented by this Warrant in accordance with Section 2(a), (i) stock certificates for the shares of Common Stock so purchased shall be delivered to the Holder, and, in the event the Warrant has not been exercised in full, a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder, and (ii) stock certificates for the shares of Common Stock so purchased shall be dated the date of exercise of this Warrant (with the required payment of the aggregate Warrant Price unless payable by cashless exercise pursuant to Section 2(b)), and the Holder exercising this Warrant shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such exercise (with the required payment of the aggregate Warrant Price unless payable by cashless exercise in accordance with Section 2(b)). Such stock certificates (and new Warrant, if applicable) shall be delivered to the holder hereof within a reasonable time, not exceeding five Business Days, after this Warrant shall have been so exercised. Each stock certificate so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name (upon compliance with the transfer requirements hereinafter set forth) as shall be designated by said Holder. The Company shall pay all taxes and other expenses and charges payable in connection with the preparation, execution and delivery of stock certificates (and new Warrants, if applicable) pursuant to this paragraph, except that, in case such stock certificates shall be registered in a name or names other than the Holder or its nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of the exercise of this Warrant.

(d) Notwithstanding any other provision hereof, if any exercise of any portion of a Warrant is made in connection with a registered public offering or the sale of the Company (regardless of how structured), such exercise may be conditioned, at the election of the Holder, upon the consummation of such public offering or sale of the Company, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(e) If a fractional share of Common Stock would be issuable upon exercise of this Warrant, the Company shall, as soon as reasonably practicable after the date of exercise, deliver to the Holder a check payable to the Holder, in lieu of such fractional share, in an amount equal to the Market Value of such fractional share of Common Stock.

3. Adjustment of Warrant Price and Number of Shares.

(a) The Warrant Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events occurring after the original issuance date, as follows:

(i) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another Company (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding Common Stock issuable upon such conversion) the rights of the holders of this Warrant shall be adjusted in the manner described below:

(1) In the event that the Company is the surviving corporation, the Warrant shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon exercise thereof the holder of this Warrant shall procure, in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon such exercise had exercise occurred immediately prior to such reclassification, change, consolidation or merger. This Warrant (as adjusted) shall be deemed to provide for further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (1) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

(2) In the event that the Company is not the surviving entity, the surviving entity shall, without payment of any additional consideration therefor, issue new Warrants, providing that upon exercise thereof the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon exercise of this Warrant had such exercise occurred immediately prior to such reclassification, change, consolidation or merger. Such new Warrants shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (2) shall similarly apply to successive reclassifications, changes, consolidations and mergers. The Company shall not enter into any transaction subject to the provisions of this Section 3(a)(i)(2) unless the surviving entity in such transaction agrees in writing to issue new Warrants in accordance with the terms and conditions of this Section 3(a)(i)(2) and comply with the terms and conditions of such new Warrants.

(ii) Subdivision or Combination of Shares. If the Company, at any time while any of this Warrant is outstanding, shall subdivide or combine its Common Stock, the Warrant Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination. In the event that a record date is set with respect to any such subdivision, and this Warrant is exercised after such record date but prior to the effective date of such subdivision, upon the effectiveness of such subdivision, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of the Warrant were outstanding on the record date with respect to such subdivision, without the payment of any additional consideration.

(iii) Certain Dividends and Distributions. If the Company, at any time while any of this Warrant is outstanding, shall:

(1) Stock Dividends. Pay a dividend payable in, or make any other distribution of Common Stock, the Warrant Price shall be adjusted, as of the date such payment or dividend or other distribution, to that price determined by multiplying the Warrant Price by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued such fractional shares in connection with such dividend or distribution); provided that in the event that a record date is set with respect to any such dividend and distribution, and this Warrant is exercised after such record date but prior to the payment or other distribution of such dividend or other distribution, upon such payment or other distribution, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of the Warrant were outstanding on the record date with respect to such dividend or other distribution, without the payment of any additional consideration; or

(2) Liquidating Dividends, etc. Make a distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, the holders of this Warrant shall, upon exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable hereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common Stock of the Company receivable upon such exercise, had they been the holders of record of such Common Stock on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(3) Purchase Rights. If at any time the Company grants, issues or sells any options, warrants, convertible securities or other rights to purchase stock, warrants, options, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(iv) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to any provision of this Section 3(a), the number of shares of Common Stock issuable upon exercise hereof shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying the number of shares issuable upon exercise hereof immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(b) Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 3 hereof, the Company shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered (by first-class mail, postage prepaid) or facsimile to the holder of this Warrant at its address or facsimile number shown on the books of the Company. The Company shall make such certificate and deliver it to each Holder promptly after each adjustment.

(c) Default in Obligations Regarding Par Value. If the Company shall default in its obligation pursuant to the last sentence of Section 4(a) hereof such that the par value per share of Common Stock would be greater than the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3, then the Warrant Price shall be an amount equal to the par value per share of

Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be such greater number of shares of Common Stock as would have resulted from the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3. The foregoing adjustment shall not constitute a waiver of any claim arising against the Company by reason of its default under the agreement contained in the last sentence of Section 4(a) of this Warrant.

4. Covenants.

(a) The Company covenants and agrees that all shares of Common Stock issued upon exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from preemptive rights and any liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common to provide for the exercise in full of such purchase rights (including any and all shares as to which the right to acquire such shares has not been forfeited pursuant to Section 1 hereof). Furthermore, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of Common Stock is at all times equal to or less than the effective Warrant Price.

(b) The Company agrees that it shall not close its books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(c) The Company shall cooperate with the Holder if the Holder is required to make any governmental filings or obtain any governmental approvals prior to, or in connection with, the exercise of Warrants (including making any filings required to be made by the Company). The Company shall take all such actions as may be reasonably necessary to ensure that all shares of Common Stock issuable upon exercise of the Warrants may be issued in accordance with the terms and conditions of the Warrants without violation of any applicable law or regulation of any governmental entity or self regulatory organization or any requirement of any securities exchange or trading system on which the shares of Common Stock are listed or eligible for trading (except for official notice of issuance, which (to the extent required) shall be delivered immediately by the Company upon each such issuance).

(d) If the any securities issuable upon exercise of this Warrant are then convertible into or exchangeable for any other stock or securities of the Company (“Other Securities”), the Company shall, at the Holder’s option and upon exercise of this Warrant by the Holder as provided herein, together with any notice, statement or payment required to effect such conversion or exchange, deliver to the Holder (or such other Person specified by such Holder) a certificate or certificates representing the Other Securities into which the securities issuable upon such exercise of this Warrant are convertible or exchangeable, registered in such name or names and in such denomination or denominations as the Holder has specified.

(e) The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the foregoing, the Company shall take all action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, free and clear of all mortgages, pledges, hypothecations, claims, charges, security interests, encumbrances, adverse claims, options, liens, put or call rights, rights of first offer or refusal, proxies, voting rights or other restrictions or limitations of any nature whatsoever (collectively, “Liens”), other than Liens created by the actions of the Holder.

(f) The Company shall provide each Holder with not less than 10 days prior written notice in the event that the Company closes its books or sets a record date (i) with respect to either a dividend or distribution upon the Common Stock or a subscription offer to the holders of Common Stock or (ii) for determining rights to vote with respect to any merger, consolidation, reorganization, restructuring or similar transaction (including, without limitation, the dissolution or liquidation of the Company). The Company shall also provide the Holder not less than 20 days prior written notice of the consummation of any such transaction.

(g) The shares of Common Stock issued or issuable hereunder are subject to the registration rights granted pursuant to that certain Registration Rights Agreement, dated as of September     , 2008, by and among the Company, each of the Persons listed on Exhibit A and Exhibit B thereto and the Holder (the “Registration Rights Agreement”).

5. Transfer and Exchange.

(a) Neither this Warrant (prior to the time shares of Common Stock are delivered upon exercise of such Warrant) nor any right under this Warrant, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Holder, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b) The Holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant and the shares of Common Stock issuable upon exercise hereof (collectively, including this Warrant, the “Warrant Securities”), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant Securities, except pursuant to sales registered or exempted under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, such Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). The delivery of this Warrant for exercise shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Securities set forth in the first two sentences of this Section 5(b), unless contemporaneous with the delivery of this Warrant for exercise, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until such Holder provides the Company with such other representations.

(c) The Holder, by acceptance of this Warrant, understands that the Warrant Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being or will be acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations neither this Warrant nor the shares of Common Stock issuable upon its exercise may be resold without registration under the Securities Act or under certain other limited circumstances. The Holder further agrees, by acceptance of this Warrant that it will not offer or sell this Warrant or any shares of Common Stock issued upon exercise hereof in the absence of an effective registration statement for the Warrant or such shares of Common Stock, as applicable, under the Securities Act and such state or other laws as may be applicable, or receipt by the Company of a written opinion of counsel (provided that such counsel, and the form and substance of such opinion are reasonably satisfactory to the Company) that such registration is not required; provided, however that no such opinion shall be required in connection with (i) a transaction pursuant to Rule 144 in which the Holder provides the Company with certifications reasonably requested by the Company regarding compliance with the terms and provisions of Rule 144 or (ii) a distribution of any Warrant Securities to an Affiliate of the Holder, so long as such Affiliate does not pay any consideration in connection with such distribution (other than issuance of equity interests in such Affiliate) and the Holder provides the Company with certifications reasonably requested by the Company in connection therewith. Furthermore, it is agreed that each Warrant and any shares of Common Stock will include the appropriate variant of the following legend:

[THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE] [THIS WARRANT HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. [THE SHARES] [THIS WARRANT] MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

The Holder of this Warrant and/or any Common Stock issued upon exercise hereof shall be entitled to receive, without expense to such Holder, a new certificate or Warrant, as the case may be, not bearing the above restrictive legend if (1) the Warrant Securities represented thereby shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration, (2) such Warrant Securities shall have been sold without registration under the Securities Act in compliance with Rule 144, as certified in writing by the Holder to the Company, or (3) the Company is reasonably satisfied that the Holder of such Warrant Securities shall, in accordance with the terms of Rule 144, be entitled to sell such Warrant Securities pursuant thereto without any restriction or limitation and without satisfaction of any current public information requirement thereunder.

(d) Register. The Company shall maintain, at the principal office of the Company, a register for the Warrants, in which the Company shall record the name and address of the Person in whose name a Warrant has been issued, as well as the name and address of each transferee and each prior owner of such Warrant. Within 10 days after the Holder shall by written notice request the same, the Company will deliver to such Holder a certificate, signed by one of its officers, listing the name and address of every other Holder of this Warrant, as such information appears in said register at the close of business on the day before such certificate is signed.

(e) Warrants Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in paragraph 5(d), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by the Holder at the time of such surrender.

(f) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement, this Warrant shall be promptly cancelled by the Company. The Company shall pay all taxes (other than transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants.

6. Notices. All notices, requests and other communications required or permitted to be given or delivered to the Company or the holders of Warrants shall be in writing, and shall be deemed properly given if hand delivered or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested and, if to a Warrant holder, at such Warrant holder’s address as shown on the books of the Company or its transfer agent, and if to the Company at:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, IL 60018

Attention: Chief Financial Officer

With a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Telephone:       (312) 902-5200

Facsimile:        (312) 902-1061

Attention:         Jeffrey R. Patt, Esq.

or such other addresses or Persons as the recipient shall have designated to the sender by written notice given in accordance with this Section. Any notice, request or other communication hereunder shall be deemed given when delivered in person, on the next business day after being sent by overnight courier, or on the second business day after being sent by registered or certified mail.

7. Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Illinois without regard to the principles of conflicts of laws, except as to matters of corporate law which shall be governed by the General Corporation Law of the State of Delaware, as then in effect.

8. Remedies and Limitation of Liability.

(a) The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(b) No provision hereof, in the absence of affirmative action by the Holder to purchase Common Stock upon the exercise of this Warrant, and no enumeration of the rights or privileges of the Holder shall give rise to any liability of a Holder for the Warrant Price or any other amounts.

9. Miscellaneous.

(a) Amendments. The Warrants and any provision hereof may be amended or waived only by an instrument in writing signed by the holders of Warrants representing the right to purchase a majority of the shares of Common issuable upon full exercise of all then outstanding Warrants (the “Majority Holders”), and, if it is to be bound thereby, by the Company; and each Holder shall be bound by any such amendment or waiver so approved by the Majority Holders.

(b) Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

10. Definitions. For the purposes of this Warrant the following terms have the following meanings:

“Closing Price” shall mean, with respect to a share of Common Stock, the closing sale price (or if no closing sale price is reported, the last reported sale price) for such security on the Nasdaq Global Select Market (or any successor thereto) as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Nasdaq Global Select Market is not the principal trading market for such security, the closing sale price (or if no closing sale price is reported, the last reported sale price) of such security on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, or if the Common Stock is not listed or traded on any national securities exchange or trading market, then the last reported sale price of the Common Stock at 4:00 p.m., New York City time, in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, or, if no such sale price is reported for such security by Bloomberg, the average of the bid prices at 4:00 p.m., New York City time, of any market makers for the Common Stock as reported on the domestic over the counter market by the National Quotation Bureau, Inc. or any similar successor organization.

If the Closing Price cannot be calculated for such security on any day (either because the Common Stock is listed on any domestic securities exchange or quoted on the domestic over the counter market, or otherwise), the Closing Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders. If the Company and such Majority Holders are unable to agree, then the Closing Price for such day shall be determined by a nationally recognized investment banking firm or other nationally recognized financial advisor, unaffiliated with the Company, selected by the Company and the Majority Holders for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects of the Company, with the determination of such investment banking firm or financial advisor to be final and binding, and the cost and expenses thereof to be paid by the Company.

“Common Stock” shall mean the Company’s Common Stock, $.01 par value, and any stock into which such stock may hereafter be changed.

“Market Value” shall mean, in respect of a share of Common Stock on any date herein specified, the arithmetic average of the Closing Price on ten (10) consecutive Trading Days immediately preceding such date; provided, however, that in the event that any of the actions specified in Sections 3(a)(ii) or 3(a)(iii)(1) become effective on or after the first day of such fifteen day period the Company, then in calculating the Market Value, the Closing Bid Prices for all Trading Days occurring on or after the effectiveness of such action shall be adjusted in the same manner as the Warrant Price is adjusted pursuant to such Sections hereof.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Securities Act” shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of September     , 2008 by and among the Company and each of the investors listed on the Schedule of Buyers attached thereto.

“Stockholder Approval” shall have the meaning set forth in the Securities Purchase Agreement.

“Trading Day” means any day on which the Common Stock is traded on its principal market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade, or actually trades, on such exchange or market for less than 4.5 hours.

“Warrants” shall mean this Warrant, and any Warrants issued in substitution or replacement thereof, including without limitation, upon a permitted transfer hereof.

“Warrant Price” shall mean $20.00 per share, subject to adjustment pursuant to the provisions of Section 3 hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and issued on the date set forth below.

Dated: September , 2008		TAYLOR CAPITAL GROUP, INC.

By:
Name:
Title:

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the attached Warrant irrevocably exercises such Warrant for the purchase of              Shares of Common Stock of                      and herewith makes payment therefor, all at the price and on the terms and conditions specified in such Warrant, and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                      whose address is                      and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in such Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

The Warrant Price with respect to the shares of Common Stock is being paid by:

             Wire Transfer in the amount of $

             Bank certified, treasurer’s or cashier’s check in the amount of $

             Cashless exercise

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

Appendix F

Form of Unit Offering Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. EXCEPT AS OTHERWISE PROVIDED IN THIS WARRANT AND THE SUBSCRIPTION AGREEMENT REFERENCED IN THIS WARRANT, THIS WARRANT MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE WARRANT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT IS SUBJECT TO OTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5 HEREOF.

TAYLOR CAPITAL GROUP, INC.

Incorporated Under the Laws of the State of Delaware

STOCK PURCHASE WARRANT

Warrant No. W-	Original Issue Date: , 2008

THIS CERTIFIES THAT, for value received,             , or its assigns (the “Holder”), is entitled to subscribe for and purchase during the period specified in Section 1 hereof              fully paid and non-assessable shares of Common Stock, $.01 par value (“Common Stock”), of TAYLOR CAPITAL GROUP, INC., a Delaware corporation (the “Company”), at a per share price equal to the Warrant Price, subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used herein, but not otherwise defined, shall have meanings provided in Section 10 of this Warrant.

This Warrant was originally issued pursuant to the Subscription Agreement (as may be amended, modified or restated from time to time), dated                     , by and among the Company, Cole Taylor Bank, a wholly-owned subsidiary of the Company (the “Bank”), and the initial Holder (the “Subscription Agreement”). The Holder acknowledges that this Warrant was issued in connection with a private placement (the “Debt Placement”) of up to $60 million in subordinated notes (the “Notes”) by the Bank, in which each investor in the Debt Placement is receiving a warrant on the same terms as this Warrant to purchase fifteen (15) shares (subject to adjustment as provided herein) of Common Stock for every $1,000 in face amount of subordinated notes purchased in the Debt Placement. Accordingly, the Company is issuing, in the aggregate, warrants to purchase an aggregate of up to 900,000 shares (subject to adjustment as provided herein) of Common Stock on the terms set forth below (collectively, including this Warrant, the “Aggregate Warrants”) in connection with the Debt Placement. Notwithstanding that this Warrant was issued in connection with, and as part of, the Debt Placement, this Warrant is detachable from the Notes purchased in the Debt Placement and transferable separate from such Notes, but subject to the terms, conditions, limitations and restrictions set forth in Section 5 of this Warrant and Section 2(e) of the Subscription Agreement.

1.

Duration. The right to subscribe for and purchase shares of Common Stock represented hereby shall commence on the later of (a) the date of the Stockholder Vote and (b) the one hundred eightieth (180th) day after the Original Issue Date, and shall expire at 5:00 p.m., Chicago time, on the fifth anniversary of the Original Issue Date specified above (the “Expiration Date”); provided, that if the Stockholder Vote is not held on or prior to December 31, 2008, the Expiration Date shall be extended by the number of days after December 31, 2008 and prior to the date the Stockholder Vote is held; and provided further, that if the Expiration Date would otherwise occur on a day on which banking institutions are required or authorized by law to close in Chicago, Illinois (a “Bank Holiday”), then the Expiration Date shall be the next succeeding day which shall not be a Bank Holiday. From and after the Expiration Date, this Warrant shall be null, void and of no further force or effect.

2.	Method of Exercise; Payment; Issuance of New Warrant.

a)

The holder hereof may exercise this Warrant, in whole or in part, at the times and subject to the conditions set forth in Section 1 hereof, by the surrender of this Warrant (with the subscription form attached hereto duly executed) at the principal office of the Company, together with payment in the aggregate amount equal to the Warrant Price multiplied by the number of shares of Common Stock being purchased. At the option of Holder, payment of the Warrant Price may be made either (i) in cash, by wire transfer of immediately available United States federal funds or by bank certified, treasurer’s or cashier’s check payable to the order of the Company, (ii) by cashless exercise in accordance with Section 2(b), or (iii) by any combination of the foregoing methods.

b)

In lieu of exercising this Warrant in cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of shares of Common Stock computed using the following formula:

X	=	Y (A - B)
A

Where

X —	The number of shares of Common Stock to be received upon such cashless exercise of this Warrant pursuant to this Section 2(b) (the “Net Number”).
Y —	The total number of shares for which this Warrant is exercised pursuant to such cashless exercise.
A —	The Market Value (as defined below) of one share of Common Stock.
B —	The Exercise Price (as adjusted to the date of such calculations).

Any reference in this Warrant to “exercise” of this Warrant, and the use of the term “exercise” herein, shall be deemed to include, without limitation, any cashless exercise pursuant to this Section 2(b).

c)

Notwithstanding anything contained herein to the contrary, in the event that a Conversion Date occurs, the Company at any time within ninety (90) days after any such Conversion Date, may, at the Company’s sole election, effective immediately upon notice delivered to the Holder, convert this Warrant, and thereby extinguish all exercise rights of the Holder hereunder, by issuance to the Holder of the Net Number of shares of Common Stock, determined according to Section 2(b) above, then issuable upon exercise of this Warrant in full in a “cashless exercise,” provided that the Company exercises such election with respect to all of the Aggregate Warrants then outstanding.

d)

In the event of any exercise of the rights represented by this Warrant in accordance with Section 2(a), (i) stock certificates for the shares of Common Stock so purchased shall be delivered to the Holder, and, in the event the Warrant has not been exercised in full, a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder, and (ii) stock certificates for the shares of Common Stock so purchased shall be dated the date of exercise of this Warrant (with the required payment of the aggregate Warrant Price unless payable by cashless exercise pursuant to Section 2(b) or (c)), and the Holder exercising this Warrant shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such exercise (with the required payment of the aggregate Warrant Price unless payable by cashless exercise in accordance with Section 2(b) or (c)). Such stock certificates (and new Warrant, if applicable) shall be delivered to the holder hereof within a reasonable time, not exceeding five Business Days, after this Warrant shall have been so exercised. Each stock certificate so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name (upon compliance with the transfer requirements hereinafter set forth) as shall be designated by said Holder. The Company shall pay all taxes (other than income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) and other expenses and charges payable in connection with the issuance and delivery of shares of Common Stock (and new Warrants, if applicable) upon any exercise of this Warrant, except that, in case such shares of Common Stock shall be registered in a name or names other than the Holder or its nominee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of the exercise of this Warrant.

e)

Notwithstanding any other provision hereof, if any exercise of any portion of a Warrant is made in connection with a registered public offering or the sale of the Company (regardless of how structured), such exercise may be conditioned, at the election of the Holder, upon the consummation of such public offering or sale of the Company, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

f)

If a fractional share of Common Stock would be issuable upon exercise of this Warrant, the Company shall, as soon as reasonably practicable after the date of exercise, deliver to the Holder a check payable to the Holder, in lieu of such fractional share, in an amount equal to the Market Value of such fractional share of Common Stock.

3.	Adjustment of Warrant Price and Number of Shares.

a)

The Warrant Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events occurring after the original issuance date, as follows:

i)

Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another Company (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of outstanding Common Stock issuable upon such conversion) the rights of the holders of this Warrant shall be adjusted in the manner described below:

(1)

In the event that the Company is the surviving corporation, the Warrant shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon exercise thereof the holder of this Warrant shall procure, in lieu of each share of Common Stock theretofore issuable upon such exercise, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon such exercise had exercise occurred immediately prior to such reclassification, change, consolidation or merger. This Warrant (as adjusted) shall be deemed to provide for further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (1) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

(2)

In the event that the Company is not the surviving entity, the surviving entity shall, without payment of any additional consideration therefor, issue new Warrants, providing that upon exercise thereof the holder thereof shall procure in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of each share of Common Stock issuable upon exercise of this Warrant had such exercise occurred immediately prior to such reclassification, change, consolidation or merger. Such new Warrants shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this clause (2) shall similarly apply to successive reclassifications, changes, consolidations and mergers. The Company shall not enter into any transaction subject to the provisions of this Section 3(a)(i)(2) unless the surviving entity in such transaction agrees in writing to issue new Warrants in accordance with the terms and conditions of this Section 3(a)(i)(2) and comply with the terms and conditions of such new Warrants.

ii)

Subdivision or Combination of Shares. If the Company, at any time while any of this Warrant is outstanding, shall subdivide or combine its Common Stock, the Warrant Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination. In the event that a record date is set with respect to any such subdivision, and this Warrant is exercised after such record date but prior to the effective date of such subdivision, upon the effectiveness of such subdivision, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of the Warrant were outstanding on the record date with respect to such subdivision, without the payment of any additional consideration.

iii)	Certain Dividends and Distributions. If the Company, at any time while any of this Warrant is outstanding, shall:

(1)

Stock Dividends. Pay a dividend payable in, or make any other distribution of Common Stock, the Warrant Price shall be adjusted, as of the date such payment or dividend or other distribution, to that price determined by multiplying the Warrant Price by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued such fractional shares in connection with such dividend or distribution); provided that in the event that a record date is set with respect to any such dividend and distribution, and this Warrant is exercised after such record date but prior to the payment or other distribution of such dividend or other distribution, upon such payment or other distribution, the Company shall issue the Holder additional shares of Common Stock as if the Common Stock issued upon such exercise of the Warrant were outstanding on the record date with respect to such dividend or other distribution, without the payment of any additional consideration.

(2)

Liquidating Dividends, etc. Make a distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, the holders of this Warrant shall, upon exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable hereupon, and without payment of any consideration therefor, a sum equal to the amount of such property as would have been payable to them as owners of that number of shares of Common Stock of the Company receivable upon such exercise, had they been the holders of record of such Common Stock on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(3)

Purchase Rights. If at any time the Company grants, issues or sells any options, warrants, convertible securities or other rights to purchase stock, warrants, options, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

iv)

Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to any provision of this Section 3(a), the number of shares of Common Stock issuable upon exercise hereof shall be adjusted, to the nearest one hundredth of a whole share, to the product obtained by multiplying the number of shares issuable upon exercise hereof immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

b)

Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 3 hereof, the Company shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered (by first-class mail, postage prepaid) or facsimile to the holder of this Warrant at its address or facsimile number shown on the books of the Company. The Company shall make such certificate and deliver it to each Holder promptly after each adjustment.

c)

Default in Obligations Regarding Par Value. If the Company shall default in its obligation pursuant to the last sentence of Section 4(a) hereof such that the par value per share of Common Stock would be greater than the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3, then the Warrant Price shall be an amount equal to the par value per share of Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be such greater number of shares of Common Stock as would have resulted from the Warrant Price that, absent the limitation contained in the last sentence of Section 4(a), would have been in effect pursuant to this Section 3. The foregoing adjustment shall not constitute a waiver of any claim arising against the Company by reason of its default under the agreement contained in the last sentence of Section 4(a) of this Warrant.

4.	Covenants.

a)

The Company covenants and agrees that all shares of Common Stock issued upon exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from preemptive rights and any liens and charges with respect to the issuance thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of Common to provide for the exercise in full of such purchase rights (including any and all shares as to which the right to acquire such shares has not been forfeited pursuant to Section 1 hereof). Furthermore, and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be required to assure that the par value per share of Common Stock is at all times equal to or less than the effective Warrant Price.

b)

The Company agrees that it shall not close its books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

c)

The Company shall cooperate with the Holder if the Holder is required to make any governmental filings or obtain any governmental approvals prior to, or in connection with, the exercise of Warrants (including making any filings required to be made by the Company). The Company shall take all such actions as may be reasonably necessary to ensure that all shares of Common Stock issuable upon exercise of the Warrants may be issued in accordance with the terms and conditions of the Warrants without violation of any applicable law or regulation of any governmental entity or self regulatory organization or any requirement of any securities exchange or trading system on which the shares of Common Stock are listed or eligible for trading (except for official notice of issuance, which (to the extent required) shall be delivered immediately by the Company upon each such issuance).

d)

If any securities issuable upon exercise of this Warrant are then convertible into or exchangeable for any other stock or securities of the Company (“Other Securities”), the Company shall, at the Holder’s option and upon exercise of this Warrant by the Holder as provided herein, together with any notice, statement or payment required to effect such conversion or exchange, deliver to the Holder (or such other Person specified by such Holder) a certificate or certificates representing the Other Securities into which the securities issuable upon such exercise of this Warrant are convertible or exchangeable, registered in such name or names and in such denomination or denominations as the Holder has specified.

e)

The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the foregoing, the Company shall take all action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, free and clear of all mortgages, pledges, hypothecations, claims, charges, security interests, encumbrances, adverse claims, options, liens, put or call rights, rights of first offer or refusal, proxies, voting rights or other restrictions or limitations of any nature whatsoever (collectively, “Liens”), other than Liens created by the actions of the Holder.

f)

The Company shall provide each Holder with not less than 10 days prior written notice in the event that the Company closes its books or sets a record date (i) with respect to either a dividend or distribution upon the Common Stock or a subscription offer to the holders of Common Stock or (ii) for determining rights to vote with respect to any merger, consolidation, reorganization, restructuring or similar transaction (including, without limitation, the dissolution or liquidation of the Company). The Company shall also provide the Holder not less than 20 days prior written notice of the consummation of any such transaction.

5.	Transfer and Exchange.

a)

This Warrant shall not be transferable without the prior written consent of the Company at any time prior to the first anniversary of the Original Issue Date. On and after the first anniversary of the Original Issue Date, but prior to the second anniversary of the Original Issue Date, this Warrant shall be transferable in part with respect to up to 50% of the shares of Common Stock issuable upon exercise of this Warrant as of the Original Issue Date. On and after the second anniversary of the Original Issue Date, this Warrant shall be transferable with respect to all of the shares of Common Stock issuable upon exercise of this Warrant. Notwithstanding the foregoing, the Holder may transfer this Warrant to an Affiliate at any time without the prior written consent of the Company, provided that any such transfer shall remain subject to the further terms, conditions, limitations and restrictions set forth in clauses (b) through (g) of this Section 5 and Section 2(e) of the Subscription Agreement. In addition to the restrictions and limitations set forth in this Section 5(a), any transfer of this Warrant shall be subject to the further terms, conditions, limitations and restrictions set forth in clauses (b) through (g) of this Section 5 and Section 2(e) of the Subscription Agreement. For the avoidance of doubt, nothing in this Section 5(a) shall prohibit or otherwise affect the right to transfer any shares of Common Stock received upon the exercise of this Warrant (it being understood that the restrictions set forth in this Section 5(a) shall apply only to the Warrant itself, and not any shares issuable upon the exercise thereof).

b)

The transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the Company referred to below by the Holder, in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Company and all other Persons dealing with this Warrant as the absolute owner and holder hereof for any purpose and as the Person entitled to exercise the rights represented by this Warrant, or to the registration of transfer hereof on the books of the Company; and until due presentment for registration of transfer on such books the Company may treat the Holder as the owner and holder for all purposes, and the Company shall not be affected by notice to the contrary.

c)

The Holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant, and upon exercise hereof will acquire the Warrant and the shares of Common Stock issuable upon exercise hereof (collectively, including this Warrant, the “Warrant Securities”), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant Securities, except pursuant to sales registered or exempted under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, such Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). The delivery of this Warrant for exercise shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Securities set forth in the first two sentences of this Section 5(c), unless contemporaneous with the delivery of this Warrant for exercise, the Holder notifies the Company in writing that it is not making such representations (a “Representation Notice”). If the Holder delivers a Representation Notice in connection with an exercise, it shall be a condition to such Holder’s exercise of this Warrant and the Company’s obligations set forth in Section 2 in connection with such exercise, that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws, and the time periods for the Company’s compliance with its obligations set forth in Section 2 shall be tolled until such Holder provides the Company with such other representations.

d)

The Holder, by acceptance of this Warrant, understands that the Warrant Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being or will be acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations neither this Warrant nor the shares of Common Stock issuable upon its exercise may be resold without registration under the Securities Act or under certain other limited circumstances. The Holder further agrees, by acceptance of this Warrant that it will not offer or sell this Warrant or any shares of Common Stock issued upon exercise hereof in the absence of an effective registration statement for the Warrant or such shares of Common Stock, as applicable, under the Securities Act and such state or other laws as may be applicable, or receipt by the Company of a written opinion of counsel (provided that such counsel, and the form and substance of such opinion are reasonably acceptable to the Company) that such registration is not required; provided, however that no such opinion shall be required in connection with (i) a transaction pursuant to Rule 144 in which the Holder provides the Company with certifications reasonably requested by the Company regarding compliance with the terms and provisions of Rule 144 or (ii) a distribution of any Warrant Securities to an Affiliate of the Holder, so long as such Affiliate does not pay any consideration in connection with such distribution (other than issuance of equity interests in such Affiliate) and the Holder provides the Company with certifications reasonably requested by the Company in connection therewith. Furthermore, it is agreed that each Warrant and any shares of Common Stock will include the appropriate variant of the following legend:

[THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE] [THIS WARRANT HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

UNDER THE SECURITIES ACT OF ANY STATE. [EXCEPT AS OTHERWISE PROVIDED IN THE WARRANT UPON EXERCISE OF WHICH THE SHARES WERE ORIGINALLY ISSUED AND THE SUBSCRIPTION AGREEMENT REFERENCED IN SUCH WARRANT, THE SHARES][EXCEPT AS OTHERWISE PROVIDED IN THIS WARRANT AND THE SUBSCRIPTION AGREEMENT REFERENCED IN THIS WARRANT, THIS WARRANT] MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR [THE SHARES][THIS WARRANT] UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS WARRANT IS SUBJECT TO OTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 5 HEREOF.

The Holder of this Warrant and/or any Common Stock issued upon exercise hereof shall be entitled to receive, without expense to such Holder, a new certificate or Warrant, as the case may be, not bearing the above restrictive legend if (1) the Warrant Securities represented thereby shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration, (2) such Warrant Securities shall have been sold without registration under the Securities Act in compliance with Rule 144, as certified in writing by the Holder to the Company, or (3) the Company is reasonably satisfied that the Holder of such Warrant Securities shall, in accordance with the terms of Rule 144, be entitled to sell such Warrant Securities pursuant thereto without any restriction or limitation and without satisfaction of any current public information requirement thereunder.

e)

Register. The Company shall maintain, at the principal office of the Company, a register for the Warrants, in which the Company shall record the name and address of the Person in whose name a Warrant has been issued, as well as the name and address of each transferee and each prior owner of such Warrant. Within 10 days after the Holder shall by written notice request the same, the Company will deliver to such Holder a certificate, signed by one of its officers, listing the name and address of every other Holder of this Warrant, as such information appears in said register at the close of business on the day before such certificate is signed.

f)

Warrants Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in paragraph 5(e), for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by the Holder at the time of such surrender.

g)

Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any exchange, transfer or replacement, this Warrant shall be promptly cancelled by the Company. The Company shall pay all taxes (other than transfer taxes and income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) and all other expenses and charges payable in connection with the preparation, execution and delivery of this Warrant.

6.

Notices. All notices, requests and other communications required or permitted to be given or delivered to the Company or the holders of Warrants shall be in writing, and shall be deemed properly given if hand delivered or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested and, if to a Warrant Holder, at such Warrant holder’s address as shown on the books of the Company or its transfer agent, and if to the Company at:

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, IL 60018

Attention: Chief Financial Officer

or such other addresses or Persons as the recipient shall have designated to the sender by written notice given in accordance with this Section. Any notice, request or other communication hereunder shall be deemed given when delivered in person, on the next business day after being sent by overnight courier, or on the second business day after being sent by registered or certified mail.

7.	Governing Law. This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

8.	Remedies and Limitation of Liability.

a)

The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

b)

No provision hereof, in the absence of affirmative action by the Holder to purchase Common Stock upon the exercise of this Warrant, and no enumeration of the rights or privileges of the Holder, shall give rise to any liability of a Holder for the Warrant Price or any other amounts.

9.	Miscellaneous.

a)

Amendments. This Warrant and any provision hereof may be amended or waived only by an instrument in writing signed by either (i) the Holder of this Warrant, or (ii) the holders of a majority of the Aggregate Warrants then outstanding as measured by the number of shares of Common Stock issuable upon full exercise of all such Aggregate Warrants then outstanding (the “Majority Holders”), and in each case, signed by the Company if it is to be bound thereby; and each Holder acknowledges and agrees that it shall be bound by any such amendment or waiver so approved by the Majority Holders, provided that no such amendment or waiver shall be effective except to the extent it applies on an equivalent basis to all of the outstanding Aggregate Warrants. No consideration shall be offered or paid to any Holder to amend or consent to a waiver, amendment or other modification of any provision of the Agreement unless the same consideration is offered to all of the holders of the outstanding Aggregate Warrants.

b)

Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

10.	Definitions. For the purposes of this Warrant the following terms have the following meanings:

“Closing Price” shall mean, with respect to a share of Common Stock, the closing sale price (or if no closing sale price is reported, the last reported sale price) for such security on the Nasdaq Global Select Market (or any successor thereto) as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Nasdaq Global Select Market is not the principal trading market for such security, the closing sale price (or if no closing sale price is reported, the last reported sale price) of such security on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, or if the Common Stock is not listed or traded on any national securities exchange or trading market, then the last reported sale price of the Common Stock at 4:00 p.m., New York City time, in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, or, if no such sale price is reported for such security by Bloomberg, the average of the bid prices at 4:00 p.m., New York City time, of any market makers for the Common Stock as reported on the domestic over the counter market by the National Quotation Bureau, Inc. or any similar successor organization. If the Closing Price cannot be calculated for such security on any day (either because the Common Stock is listed on any domestic securities exchange or quoted on the domestic over the counter market, or otherwise), the Closing Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders. If the Company and such Majority Holders are unable to agree, then the Closing Price for such day shall be determined by a nationally recognized investment banking firm or other nationally recognized financial advisor, unaffiliated with the Company, selected by the Company and the Majority Holders for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects of the Company, with the determination of such investment banking firm or financial advisor to be final and binding, and the cost and expenses thereof to be paid by the Company.

“Conversion Date” means the earliest to occur of the following:

1. the first date on which the average of VWAP of the Common Stock has exceeded 200% of the Warrant Price for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after the second anniversary of the Original Issue Date; or

2. the first date on which the average of the VWAP of the Common Stock has exceeded 130% of the Warrant Price for at least 20 Trading Days within any period of 30 consecutive Trading Days occurring after the third anniversary of the Original Issue Date.

“Market Value” shall mean, in respect of a share of Common Stock on any date herein specified, the arithmetic average of the Closing Price on ten (10) consecutive Trading Days immediately preceding such date; provided, however, that in the event that any of the actions specified in Sections 3(a)(ii) or 3(a)(iii)(1) become effective on or after the first day of such fifteen day period the Company, then in calculating the Market Value, the Closing Prices for all Trading Days occurring on or after the effectiveness of such action shall be adjusted in the same manner as the Warrant Price is adjusted pursuant to such Sections hereof.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof or any other legal entity.

“Securities Act” shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

“Stockholder Approval” shall mean the date on which, in accordance with applicable law, the rules of the NASDAQ Stock Market and the Company’s certificate of incorporation and by-laws, the Company’s stockholders approve the Company’s issuance of the Aggregate Warrants and the shares of Common Stock issuable upon exercise thereof, including the issuance thereof to officers, directors and employees of, and consultants to, the Company (the “Stockholder Approval Matters”).

“Stockholder Vote” means the first vote of the Company’s stockholders, at a meeting at which a quorum is present, with respect to approval of the Stockholder Approval Matters (regardless of whether the Stockholder Approval is obtained at such meeting).

“Trading Day” means any day on which the Common Stock is traded on its principal market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade, or actually trades, on such exchange or market for less than 4.5 hours.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the official open of trading on the relevant Trading Day until the official close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

“Warrants” shall mean this Warrant, and any Warrants issued in substitution or replacement thereof, including without limitation, upon a permitted transfer hereof.

“Warrant Price” shall mean $10.00 [Insert in any warrant issued to any officer, director or employee of, or consultant to, the Company (excluding any Person that becomes a director of the Company at the Closing of the Preferred Stock Transaction) or any of its subsidiaries (or any affiliate of any such person or trust for the benefit of any such person): (or, at any time prior to Stockholder Approval, $            ) [the closing bid price of the Common Stock on the Trading Day immediately prior to the date of execution and delivery of the Subscription Agreement by the Holder and the Company (or the closing bid price on the Trading Day on which the Subscription Agreement is executed and delivered by the Holder and the Company, if it occurs after 4:00 p.m., New York City time] per share, subject to adjustment pursuant to the provisions of Section 3 hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and issued on the date set forth below.

Dated: , 2008	TAYLOR CAPITAL GROUP, INC.

By:
Name:
Title:

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the attached Warrant irrevocably exercises such Warrant for the purchase of              shares of Common Stock of              and herewith makes payment therefor, all at the price and on the terms and conditions specified in such Warrant, and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to                      whose address is                      and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in such Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

The Warrant Price with respect to the shares of Common Stock is being paid by:

             Wire Transfer in the amount of $

             Bank certified, treasurer’s or cashier’s check in the amount of $

             Cashless exercise

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City)       (State) (Zip Code)

NOTICE:	The signature on this subscription must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

Appendix G

Form of Subscription Agreement

READ CAREFULLY AND COMPLETE SECTION 2(l) BEFORE SIGNING

SUBSCRIPTION AGREEMENT

TAYLOR CAPITAL GROUP, INC.

COLE TAYLOR BANK

ALL SUBSCRIPTIONS ARE SUBJECT TO ACCEPTANCE BY TAYLOR CAPITAL GROUP, INC. AND COLE TAYLOR BANK. ALL INFORMATION REQUIRED TO BE PROVIDED HEREIN BY SUBSCRIBERS FOR DETERMINING PURCHASER QUALIFICATION WILL BE KEPT STRICTLY CONFIDENTIAL.

Taylor Capital Group, Inc.

Cole Taylor Bank

9550 West Higgins Road

Rosemont, Illinois 60018

Attn: Bruce W. Taylor

Ladies and Gentlemen:

1.	Subscription; Funding Obligation.

a)	Cole Taylor Bank, an Illinois-chartered member bank (the “Bank”), has offered to a limited number of accredited investors the opportunity to purchase in the aggregate up to $60,000,000 in principal amount of 10% subordinated notes (“Notes”) to be issued by the Bank. Upon issuance of the Notes, each Person who purchases any Notes will receive a detachable warrant (the “Warrant” and, collectively with the Notes, the “Offered Securities”) to acquire fifteen (15) shares of common stock (the “Common Stock”) of Taylor Capital Group, Inc., a Delaware corporation (the “Holding Company” and, together with the Bank, the “Companies” and each of the Companies, individually, a “Company”), at $10 per share of Common Stock for each $1,000 in face amount of the Notes purchased by such Buyer (the “Warrant Shares” and, collectively with the Offered Securities, the “Securities”). The undersigned (“Subscriber”) hereby irrevocably subscribes to purchase the dollar amount of Notes as set forth on the signature page of this subscription agreement (this “Subscription Agreement”), and upon issuance of the Notes at Closing, Subscriber will receive a Warrant to acquire the corresponding number of shares of Common Stock as set forth on the signature page of this Subscription Agreement.

b)	Subscriber acknowledges that the Holding Company has entered into a securities purchase agreement (the “Securities Purchase Agreement”) with respect to the private placement of either shares of Series A Non-Cumulative Convertible Perpetual Preferred Stock of the Holding Company (the “Preferred Shares”), or in some cases, shares of Series B Convertible Preferred Stock of the Holding Company (the “Designated Preferred”) that upon the approval of the stockholders of the Holding Company are exchangeable for Preferred Shares, for an aggregate purchase price of $60,000,000 (the “Preferred Stock Transaction”). The Preferred Stock Transaction is contemplated to close on or before September 30, 2008, subject to the satisfaction or waiver of the conditions to closing set forth in the Securities Purchase Agreement. Subscriber may obtain a copy of the Securities Purchase Agreement and other documents relating to the Preferred Stock Transaction upon written request of the Holding Company.

c)

As described in Section 5 below, the closing of the Preferred Stock Transaction is a condition to closing the sale of the Offered Securities. No more than ten (10), nor less than five (5), Business Days prior to the contemplated closing of the Preferred Stock Transaction, the Holding Company will give written notice to the Buyers, including Subscriber, of the pending closing of the Preferred Stock Transaction and wire transfer instructions for a closing escrow account. Subscriber hereby warrants that, within three (3) Business Days of such written notice from the Holding Company, Subscriber shall deliver payment in full for the Offered Securities for which Subscriber has subscribed hereunder (the “Purchase Price”), by wire transfer of immediately available funds to the closing escrow account identified in the notice. If the Closing has not occurred within ten (10) Business Days after such funds are so delivered, the funds so delivered by Subscriber will be promptly refunded to Subscriber upon request.

d)	The closing (the “Closing”) of the acquisition of the Offered Securities by the Buyers (the “Sub Debt Transaction”) shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the date of (or, if such date is not a Business Day, the first Business Day after) the satisfaction (or waiver) of the conditions to the Closing set forth in Section 5 below (other than any such condition required to be satisfied at the Closing) or such other date and time as is mutually agreed to by the Holding Company and a Majority of Holders (as defined herein). At the Closing, the Companies and the Buyers shall make certain deliveries, as specified herein, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

e)	Subscriber acknowledges that the Companies have the right, in their sole discretion, to accept or reject this Subscription Agreement, in whole or in part, and this Subscription Agreement is not binding on the Companies until the date, if any, on which it has been accepted by the Companies, which acceptance shall be noted by execution by each of the Companies of this Subscription Agreement where indicated on the signature page hereof.

2.	Representations and Warranties of Subscriber. To induce the Companies to accept this Subscription Agreement, Subscriber hereby represents and warrants to, and agrees with, each Company that:

a)	Subscriber has received a copy of the Form of Note, the Form of Warrant and this Subscription Agreement and all exhibits and supplements thereto and any amendments thereof (the “Subscription Materials”) regarding an investment in the Offered Securities, has read the Subscription Materials carefully, is fully familiar with the contents of the Subscription Materials and hereby adopts, accepts and agrees to be bound by the terms of the Subscription Materials if and when this Subscription Agreement is accepted by each Company.

b)

The Offered Securities were not offered to Subscriber by any means of general solicitation or general advertising. Subscriber has received no oral or written representations, warranties or communications with respect to the offering of Offered Securities other than those contained in the Subscription Materials, and, in entering into this transaction, Subscriber is not relying upon any information other than that contained in the Subscription Materials or that resulting from Subscriber’s own investigation of the Offered Securities and the Companies. Subscriber’s own investigation has included such review as Subscriber has considered necessary or appropriate of the Holding Company’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, each as filed with the Securities and Exchange Commission (the “SEC”), and the Holding Company’s other filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 and prior to the date of Subscriber’s execution and delivery hereof (such annual report, quarterly reports and other filings, the “Company 2008 SEC Filings”). It never has been represented, guaranteed or warranted, whether express or implied, by either of the Companies, any officer, director, shareholder, partner, employee or agent of either of the Companies, any broker or dealer, or any other person that either of the Companies or Subscriber will realize any amount or type of consideration, profit or loss as a result of activities of the Companies or Subscriber’s investment in the Securities. With respect to tax and other economic considerations involved in an investment in the Securities, Subscriber is not relying on any Company.

Subscriber has carefully considered and has, to the extent Subscriber believes such discussion necessary, discussed with Subscriber’s professional legal, tax, accounting and financial advisers the suitability of an investment in the Offered Securities for Subscriber’s particular tax and financial situation and has determined that the Offered Securities included in Subscriber’s offer to purchase hereunder are a suitable investment for Subscriber. Subscriber hereby acknowledges and agrees that Keefe, Bruyette & Woods, Inc. has acted as financial advisor to the Holding Company (and not as an underwriter or placement agent for the Offered Securities) and has not acted as an advisor to, and does not represent, Subscriber.

c)	Subscriber has had an opportunity to ask questions of and receive answers from each Company or the representatives of each Company concerning the terms of this investment, all such questions have been answered to the full satisfaction of Subscriber, and Subscriber has had the opportunity to request and obtain any additional information Subscriber deemed necessary to verify the information contained in the Subscription Materials.

d)	Subscriber has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Securities. Subscriber recognizes that an investment in the Securities involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the purchase of Offered Securities, including, but not limited to, those set forth in the Company 2008 SEC filings. Subscriber has determined that the purchase of the Securities is consistent with Subscriber’s investment objectives. Subscriber is able to bear the economic risks of an investment in the Securities, and at the present time could afford a complete loss of such investment.

e)	Subscriber is acquiring the Offered Securities, and will acquire the Warrant Shares, for Subscriber’s own account, for investment purposes only, and not with a view towards the sale or other distribution thereof, in whole or in part. Subscriber will not sell, hypothecate or otherwise transfer Subscriber’s Securities except pursuant to, and in compliance with the “plan of distribution” set forth in, an effective registration statement for such Offered Securities under the Securities Act and such state or other laws as may be applicable, or upon receipt by the Holding Company of a written opinion of counsel in form and substance reasonably acceptable to the Holding Company that such registration is not required for such sale, hypothecation or other transfer; provided, however that no such opinion shall be required in connection with (i) a transaction pursuant to Rule 144 in which Subscriber provides the Holding Company with certifications reasonably requested by the Holding Company regarding compliance with the terms and provisions of Rule 144 or (ii) a distribution of any Offered Securities to an Affiliate of Subscriber, so long as such Affiliate does not pay any consideration in connection with such distribution (other than issuance of equity interests in such Affiliate) and Subscriber provides the Holding Company with certifications reasonably requested by the Holding Company in connection therewith. Subscriber acknowledges that the Warrants contain additional restrictions and limitations on transfer. The undersigned acknowledges that any certificate or certificates evidencing the Securities shall bear the following or a substantially similar legend and such other legends as may be required by state blue sky laws:

“[THESE SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. [EXCEPT AS OTHERWISE PROVIDED [IN THE SECURITIES OR ]THE SUBSCRIPTION AGREEMENT, THESE SECURITIES] MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR [THESE SECURITIES] UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE HOLDING COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

f)

Subscriber understands that, in connection with the offering described in the Subscription Materials, the Securities have not been registered under the 1933 Act, nor under the securities laws of any state or other jurisdiction. The offering and sale of the Securities is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the 1933 Act and the provisions of Regulation D thereunder and applicable state securities laws. The Securities have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and no such agency has passed on the accuracy or adequacy of the Subscription Materials, nor made any finding or determination as to the fairness or suitability of an investment in the Securities.

g)	Subscriber acknowledges that, so long as the indebtedness evidenced by the Notes is deemed to be Tier 2 Capital (or the equivalent) of the Bank under the applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System (or successor thereto), the indebtedness evidenced by the Notes shall be subordinated and junior in right of payment to the Bank’s obligations to the general creditors and depositors of the Bank.

h)	Subscriber understands that there are restrictions on the transferability of the Securities; there may be no public market for the Securities; and it may not be possible for Subscriber to liquidate Subscriber’s investment in any of the Securities. Accordingly, Subscriber may have to hold the Securities, and bear the economic risk of this investment, indefinitely.

i)	Subscriber, if a natural person, has reached the age of maturity in the state or other jurisdiction in which Subscriber resides and is legally competent to execute this Subscription Agreement and to make the representations and warranties contained herein. If Subscriber is other than a natural person: (i) Subscriber is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed; (ii) Subscriber has all the requisite right, power, authority and capacity to enter into this Subscription Agreement and to consummate the transactions contemplated hereby; (iii) Subscriber has taken all necessary action to authorize the execution, delivery and performance of this Subscription Agreement; (iv) this Subscription Agreement shall constitute a legal, valid and binding obligation of Subscriber enforceable in accordance with its terms; and (v) Subscriber has not been organized or reorganized for the specific purpose of acquiring the Securities, unless each beneficial owner of such entity is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act (“Accredited Investor”) and has submitted information substantiating such qualification.

j)	Subscriber is an Accredited Investor, in each of the categories initialed by Subscriber in paragraph (1) below. Failure so to qualify as an Accredited Investor will disqualify Subscriber from investing in the Securities.

k)	The information contained in this Subscription Agreement is true, correct and complete in all respects as of the date hereof.

l)	Subscriber has initialed each of the following categories that describes Subscriber’s financial condition or status:

____ Initial	(i)	Subscriber is a director or executive officer of one or more of the Companies.

____ Initial	(ii)	Subscriber is a natural person whose individual net worth or joint net worth with his or her spouse, as of the date hereof, exceeds $1,000,000.

____ Initial	(iii)	Subscriber is a natural person who had an individual income in excess of $200,000 (or joint income with his or her spouse in excess of $300,000) in 2006 and 2007 and has a reasonable expectation of reaching the same income (or joint income) level in 2008.

____ Initial	(iv)	Subscriber lawfully acts on behalf of a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a “sophisticated person” (i.e., a person who has such knowledge and experience in financial and business matters that he (she) is capable of evaluating the merits and risks of an investment in the Securities).

____ Initial	(v)	Subscriber is a bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or a fiduciary capacity.

____ Initial	(vi)	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

____ Initial	(vii)	Subscriber is an insurance company as defined in Section 2(13) of the Act.

____ Initial	(viii)	Subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.

____ Initial	(ix)	Subscriber is a Small Business Investment Bank licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ Initial	(x)	Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

____ Initial	(xi)	Subscriber is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

____ Initial	(xii)	Subscriber is an organization described in Section 501(c)(3) of the Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

____ Initial	(xiii)	Subscriber is an entity in which all of the equity owners are Accredited Investors. If this item is applicable, please give the name of each equity owner and the category or categories (as listed above) applicable to each:

		Name	Category

		___________________________	___________________________

		___________________________	___________________________

		___________________________	___________________________

____ Initial	(xiv)	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), and (A) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or (B) the employee benefit plan has total assets in excess of $5,000,000 or (C) the employee benefit plan is a self-directed plan with investment decisions made solely by persons that are Accredited Investors.

3.

Representations and Warranties of the Companies. Each of the Holding Company and the Bank represents and warrants to Subscriber as set forth below, except (i) to the extent set forth in the disclosure schedules hereto delivered to Subscriber prior to the execution of this Subscription Agreement, and (ii) other than with respect to Sections 3(a), (b), (c), (d) and (e) of this Subscription Agreement, to the extent disclosed in the Company 2008 SEC Filings at least two Business Days prior to the date of this Subscription Agreement, and publicly available as of the date of this Subscription Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such Company 2008 SEC Filings, including “Risk

Factors” and “Cautionary Note Regarding Forward-Looking Statements”) (the “Available Company SEC Documents”). Each exception set forth in a disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Subscription Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section or subsection shall be deemed to refer to any other section or subsection, whether or not an explicit cross-reference appears, to the extent that the applicability of such item to the other section is readily apparent.

a)	Organization and Qualification. Except as set forth on Schedule 3(a), the Holding Company and each of the Subsidiaries (i) have been duly incorporated or organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation or organization, and (ii) are duly qualified to conduct business and are in good standing as foreign corporations or organizations in each jurisdiction in which their respective ownership or lease of property or the nature of their respective businesses requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. True and correct copies of the Organizational Documents of the Holding Company and each of the Subsidiaries, as amended and currently in effect, have been made available by the Holding Company to Subscriber. The Holding Company and each of the Subsidiaries has all requisite power and authority to carry on the businesses in which it is engaged (as described in the Available Company SEC Documents) and to own or lease its properties. Schedule 3(a) correctly identifies each Subsidiary of the Holding Company, identifying separately those subsidiaries that are directly owned by the Bank.

b)	Bank Holding Company; State Banking Corporation Status. The Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and meets in all material respects the applicable requirements for qualification as such. The Bank holds the requisite authority from the Illinois Department of Financial and Professional Regulation to conduct business as a state-chartered banking corporation under the laws of the State of Illinois.

c)	Authorized Capital Stock.

i)	The authorized capital stock of the Holding Company consists of: (A) 18,000,000 shares of Common Stock, and (B) 5,000,000 shares of preferred stock, none of which are issued and outstanding. As of the date of this Subscription Agreement, of the shares of Common Stock currently authorized: (x) 11,011,184 shares are outstanding, (y) 2,773,243 shares are reserved for issuance pursuant to the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan, and (z) no shares were reserved for issuance pursuant to securities (other than the Preferred Shares, the Designated Preferred and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock.

ii)	In the event the Preferred Shares are issued at the closing of the Preferred Stock Transaction, upon the filing of the amended and restated certification of incorporation contemplated in connection with the Preferred Stock Transaction (the “Restated Charter”), the authorized capital stock of the Holding Company shall consist of: (A) 45,000,000 shares of Common Stock, and (B) 10,000,000 shares of preferred stock, 2,400,000 of which shall be designated as the Preferred Shares. In the event that Designated Preferred are issued at the closing of the Preferred Stock Transaction, then, upon the filing of the Restated Charter and the exchange of Designated Preferred for Preferred Shares, the authorized capital stock of the Holding Company shall consist of: (A) 45,000,000 shares of Common Stock, and (B) 10,000,000 shares of preferred stock, 2,400,000 of which shall be designated as Preferred Shares and 2,400,000 of which shall be designated as the Designated Preferred.

iii)

The issuance of the Warrants and Warrant Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities or Stock Purchase Rights to increase as a result of any anti-dilution provisions relating thereto. There are no authorized or outstanding bonds, debentures, notes or other obligations of the Holding

Company the holders of which have the right to vote with the holders of Common Stock on any matter.

iv)	All outstanding shares of Capital Stock (including any outstanding restricted stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable registration requirements of applicable securities laws. All outstanding Stock Purchase Rights have been issued in compliance, in all material respects, with any applicable registration requirements of applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

v)	There are no outstanding securities or instruments of the Holding Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Holding Company or any of its Subsidiaries is or may become bound to redeem any security of the Holding Company or any equity security, or security convertible into or exercisable for, any equity security of any of its Subsidiaries.

vi)	The authorized capital stock of the Bank consists of 1,500,000 shares of common stock, par value $10.00 per share, 1,500,000 shares of which are issued and outstanding, and each of which is owned directly by the Holding Company.

d)	Authorization; Enforcement; Validity.

i)	The Holding Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement and the Warrants, including the issuance of the Warrant Shares upon exercise of the Warrants. The execution, delivery and performance by the Holding Company of this Subscription Agreement and the Warrants, and the issuance of the Warrant Shares upon exercise of the Warrants, have been duly authorized by the Board and no further corporate action on the part of the Holding Company is required in connection with the authorization thereof. No filing, consent, or authorization is required by the Holding Company, the Board or its stockholders with respect to the Sub Debt Transaction. This Subscription Agreement has been duly executed and delivered by the Holding Company and constitutes, and, upon execution and delivery thereof by the Holding Company as contemplated herein, the Warrants will constitute, legal, valid and binding obligations of the Holding Company, enforceable against the Holding Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or as indemnification or contribution may be limited by the securities laws and public policy relating thereto.

ii)

The Bank has the requisite corporate power and authority to execute, deliver and perform its obligations under this Subscription Agreement and the Notes. The execution, delivery and performance by the Bank of this Subscription Agreement and the Notes have been duly authorized by the Bank Board and no further corporate action on the part of the Bank is required in connection with the authorization thereof. No filing, consent, or authorization is required by the Bank, the Bank Board or the Holding Company, as its sole stockholder, with respect to the Sub Debt Transaction. This Subscription Agreement has been duly executed and delivered by the Bank and constitutes, and, upon execution and delivery thereof by the Bank as contemplated herein, the Notes will constitute, legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or as indemnification or contribution may be limited by the securities laws and public policy relating thereto.

e)	Issuance of Securities. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance as Warrant Shares which equals at least the maximum number of shares of Common Stock then issuable upon exercise of the Warrants issued to the Buyers at Closing. Upon issuance, the Offered Securities will be free from all preemptive or similar rights, taxes, Liens or charges with respect to the issue thereof. Upon issuance, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, Liens or charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of each Buyer in his, her or its Subscription Agreement, the offer, sale and issuance of the Offered Securities hereunder is exempt from registration under the 1933 Act (pursuant to the exemption provided by Section 4(2) thereof) and all applicable state securities laws.

f)	No Defaults or Consents.

i)	Neither the execution, delivery or performance of this Subscription Agreement or the Warrants by the Holding Company, nor the issuance of the Warrant Shares upon exercise of any Warrants, will (A) conflict with or violate any provision of the Second Amended and Restated Certificate of Incorporation of the Holding Company or the Second Amended and Restated Bylaws of the Holding Company (the “Bylaws”), (B) except as set forth on Schedule 3(f)(i)(B), result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent, approval or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Holding Company or any of its properties and assets; (C) result in the imposition of any Lien upon any material properties or assets of the Holding Company, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (D) result in the Holding Company being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Holding Company or any options or other rights exercisable for any of same, or (E) cause the accelerated vesting of any employee stock options or restricted stock awards.

ii)	Neither the execution, delivery or performance of this Subscription Agreement or the Notes by the Bank will (A) conflict with or violate any provision of the Bank’s Certificate of Incorporation or its Bylaws (the “Bank Bylaws”), (B) except as set forth on Schedule 3(f)(ii)(B), result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent, approval or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Bank or any of its properties and assets; (C) result in the imposition of any Lien upon any material properties or assets of the Bank, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (D) result in the Bank being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Bank or any options or other rights exercisable for any of same, or (E) cause the accelerated vesting of any employee stock options or restricted stock awards.

iii)	Except as expressly contemplated hereby or by the Notes or the Warrant, none of the Holding Company, the Bank or any of the other Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self-regulatory organization in order for the Holding Company and the Bank to execute, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby.

g)	Deposit Accounts. Depending on their nature and size, the deposit accounts of the Bank are insured up to the regulatory maximum amount provided by the FDIC and no proceedings for the modification, termination or revocation of any such insurance are pending or, to the Knowledge of the Holding Company, threatened or contemplated.

h)	No Restrictions. Except as set forth on Schedule 3(h), neither the Holding Company nor any of the Subsidiaries is currently prohibited, directly or indirectly, under any order of the Federal Reserve Board (other than orders, regulations or policy statements applicable to bank holding companies and their subsidiaries generally), or any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on its capital stock, from repaying any loans or advances or from transferring any of its properties or assets.

i)	Absence of Certain Changes or Events. Since December 31, 2007, (i) there has not been any Material Adverse Effect or any event, condition, change or development, or worsening of any existing event, condition, change or development that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) the Holding Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, and (iii) neither the Holding Company nor any of its Subsidiaries has revalued any material assets of the Holding Company or any Subsidiary resulting in a material impairment charge. Since December 31, 2007, neither the Holding Company nor any of the Subsidiaries has (i) made or declared any distribution in cash or in kind to its stockholders, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business, or (iii) except as disclosed in Schedule 3(i)(iii), made or committed to make capital expenditures in excess of $1,000,000 with respect to any individual expenditure or in excess of $6,000,000 million for all capital expenditures in the aggregate. Neither the Holding Company nor any of the Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Holding Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Holding Company and the Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not be, Insolvent.

j)	Governmental Permits, Etc.

i)	The Holding Company and the Subsidiaries hold all Company Permits that are required for the conduct of the businesses of the Holding Company and the Subsidiaries as currently being conducted, each as amended through the date hereof, other than such Miscellaneous Permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

ii)	The Regulatory Permits are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Holding Company and each of the Subsidiaries and, to the Knowledge of the Holding Company, each of their respective executive officers and directors, have operated at all times in the past five (5) years, and are operating, in compliance in all material respects with all terms thereof or any renewals thereof applicable to them. To the Knowledge of the Holding Company, no event has occurred, nor has any notice been received, with respect to any of the Regulatory Permits which allows or results in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would reasonably be expected to result in any other material impairment of the rights of the holder of any such Regulatory Permit.

iii)

To the Knowledge of the Holding Company, in the past five (5) years, no Governmental Authority or self-regulatory organization has initiated any material proceeding or investigation (other than examinations conducted in the ordinary course) into the business or operations of the Holding

Company or any Subsidiary, or any executive officer or director thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Holding Company or any Subsidiary, nor any executive officer or director thereof has received any notice of any unresolved material violation by any Governmental Authority or self-regulatory organization with respect to any report or statement relating to any examination of the Holding Company or any Subsidiary. Without limiting the generality of the foregoing, neither the Holding Company nor any Subsidiary nor, to the Knowledge of the Holding Company, any of their respective executive officers or directors or Persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, memorandum of understanding, cease and desist or administrative order on account of any violation of any Requirement of Law applicable to the Holding Company or any of the Subsidiaries.

iv)	Neither the Holding Company or any Subsidiary, nor, to the Knowledge of the Holding Company, any executive officer or director thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Governmental Authority or self-regulatory organization which imposes any material restrictions on or otherwise adversely affects in any material way the conduct of any of the business of the Holding Company and the Subsidiaries.

k)	Governmental and Regulatory Proceedings. There is no Action or Proceeding to which the Holding Company or the Bank is a party pending or, to the Knowledge of the Holding Company, threatened or contemplated, before any Governmental Authority, Regulatory Agency or self-regulatory organization (i) that challenges the validity or propriety of the Sub Debt Transaction or (ii) if determined adversely to the Holding Company or the Bank would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Holding Company, no executive officer, director or employee of the Holding Company or the Bank is the subject of any Action or Proceeding involving a claim of material breach of fiduciary duty relating to the Holding Company or the Bank or is or may be permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Holding Company or the Bank. Since January 1, 2006, the Holding Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Holding Company under the Exchange Act or the 1933 Act and, to the Knowledge of the Holding Company, the SEC has not issued any such order since such date. No order, judgment or decree of any Governmental Authority, Regulatory Agency or self-regulatory organization has been issued in any Action or Proceeding to which the Holding Company or the Bank is or was a party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

l)

Holding Company SEC Reports. The Holding Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since January 1, 2006 pursuant to the federal securities laws and the SEC rules and regulations thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (as they have been amended since the time of their filing, and including the exhibits thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) at the time they became effective, in the case of registration statements, or when filed, in the case of any other Company SEC Report, complied in all material respects with the applicable requirements of the 1933 Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC under all of the foregoing. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 3(l), none of the Subsidiaries is required to file any reports, forms or other documents with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

m)	Financial Statements. The audited consolidated financial statements (including the related notes) included in the Company SEC Reports and in the reports filed by the Holding Company with the Federal Reserve Board, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and Federal Reserve Board with respect thereto, present fairly, in all material respects, the consolidated financial condition and results of operations, changes in stockholders’ equity and cash flows of the Holding Company and its Subsidiaries, at the dates and for the periods indicated, and were prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The unaudited consolidated financial statements (including the related notes) included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, present fairly, in all material respects, the consolidated financial condition and results of operations, changes in stockholders’ equity and cash flows of the Holding Company and its Subsidiaries, at the dates and for the periods indicated, and were prepared in conformity with GAAP applied on a consistent basis, except that such unaudited consolidated financial statements may omit statements of changes in financial position and certain footnote disclosures required by GAAP as permitted by Form 10-Q under the Exchange Act and are subject to normal year-end audit adjustments. Neither the Holding Company nor any Subsidiary has any Liabilities or obligations that are of a nature (whether known, unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Holding Company and its Subsidiaries prepared in accordance with GAAP, or in the notes thereto, other than any Liabilities to the extent (i) reserved against, reflected or disclosed on the most recent consolidated balance sheet of the Holding Company and its Subsidiaries contained in the Available Company SEC Documents, including the notes to financial statements contained therein, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Available Company SEC Documents, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

n)	Listing Compliance. The Common Stock is listed on the NASDAQ Global Select Market (the “Nasdaq”) and, to the Knowledge of the Holding Company, there are no proceedings to revoke or suspend such listing. The Holding Company has taken no action designed to, or that would reasonably be expected to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on Nasdaq. The Holding Company is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements. In the past five (5) years, trading in the Common Stock has not been suspended by the SEC or Nasdaq (other than temporary suspensions, in each case during the course of one trading day, to allow dissemination of material information).

o)	Sarbanes-Oxley; Disclosure and Internal Controls.

i)	The Holding Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act that are applicable to it or any of the Subsidiaries.

ii)

The Holding Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Holding Company in reports that the Holding Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Holding Company’s management, including the Holding

Company’s Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. As of June 30, 2008, to the Knowledge of the Holding Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

iii)	The Holding Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the Exchange Act) (“Internal Control Over Financial Reporting”). The Holding Company’s certifying officers have evaluated the effectiveness of the Holding Company’s Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed annual report on Form 10-K of the Holding Company under the Exchange Act (the “Evaluation Date”). The Holding Company presented in such annual report the conclusions of the certifying officers about the effectiveness of the Holding Company’s Internal Control Over Financial Reporting based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Holding Company’s Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Holding Company’s Internal Control Over Financial Reporting. The Holding Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

p)	Integration; Other Issuances of Securities. The Holding Company has not made, nor will the Holding Company make, any offers or sales of any security, or solicited or will solicit any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Offered Securities to the Buyers.

q)	Tax Matters. Since January 1, 2006, the Holding Company and the Subsidiaries have made or filed all federal, state and foreign income and all other material Tax Returns required by any jurisdiction to which they are subject (unless and only to the extent that the Holding Company or any of the Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes) and have paid all Taxes that are material in amount, shown or determined to be due on such Tax Returns, except those being contested in good faith, and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Knowledge of the Holding Company, there are no unpaid Taxes in any material amount claimed to be due by any Taxing Authority, and to the Knowledge of the Holding Company, there is no basis for any such claim. Neither the Holding Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax. Except as disclosed in Schedule 3(q), none of the Holding Company’s, or any of the Subsidiaries’, Tax Returns is presently being audited by any Taxing Authority.

r)	Title to Assets. Except as set forth on Schedule 3(r), the Holding Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Liens reflected in the most recent consolidated balance sheet of the Holding Company included in the Available Company SEC Documents, or that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by them. Any material property and facilities held under lease by the Holding Company and the Subsidiaries are held under valid, subsisting and enforceable leases concerning which the Holding Company and the Subsidiaries are in material compliance.

s)	Compliance. The Holding Company and the Subsidiaries are not: (i) in violation of any of their respective Organizational Documents, (ii) in default under or in violation of (and, to the Knowledge of the Holding Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Holding Company or the Subsidiaries under), nor has the Holding Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Company Contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) in violation of any order of any court, arbitrator or Governmental Authority, or (iv) in violation of any applicable Requirement of Law, and with respect to clauses (ii), (iii) or (iv) above, other than where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Holding Company and each of the Subsidiaries and the conduct and operation of their respective businesses is and has been in compliance with each Requirement of Law that affects or relates to this Subscription Agreement, the Notes or the Warrant or any of the transactions contemplated by such documents, other than where the failure to be or to have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

t)	Transactions with Affiliates. Since January 1, 2006, all transactions required to be disclosed by the Holding Company pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act have been disclosed in an Available Company SEC Document. Other than the Transactions, no transactions, or series of related transactions, is currently proposed, by the Holding Company or any of the Subsidiaries or, to the Knowledge of the Holding Company, by any other Person, to which the Holding Company or any of the Subsidiaries would be a participant that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act if consummated.

u)	Investment Company. The Holding Company is not, and after giving effect to the Sub Debt Transaction will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

v)	No Corrupt Practices. Neither the Holding Company nor any Subsidiary, nor to the Knowledge of the Holding Company any director, officer, employee, agent or other Person acting on behalf of the Holding Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Holding Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

w)	No Brokers. Except as disclosed on Schedule 3(w), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Subscription Agreement or the Offered Securities or the consummation of the Sub Debt Transaction based upon arrangements made by or on behalf of the Holding Company or the Bank, and the Companies shall indemnify and hold Subscriber harmless against any claim for any such fee or commission based on any such arrangements.

x)

Reports. The Holding Company and each of the Subsidiaries have, filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2006 with (i) any Bank Regulatory Authority and (ii) any other federal, state or foreign governmental or regulatory agency or authority (the agencies and authorities identified in clauses (i) through (ii), are, collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Any such Report and any statement regarding the Holding Company or any Subsidiaries made in any Report filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.

4.	Covenants.

a)	Form D and Blue Sky. The Holding Company agrees to file a Form D with respect to the Offered Securities as required under Regulation D and to provide a copy thereof to Subscriber promptly after such filing. The Holding Company shall, on or before the Closing Date, take such action, at the Holding Company’s sole expense, as the Holding Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Note and the Warrant for sale to Subscriber at the Closing pursuant to this Subscription Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of any such action so taken to Subscriber on or prior to the Closing Date. At the Holding Company’s sole expense, the Holding Company shall make all filings and reports relating to the offer and sale of the Offered Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

b)	Listing. The Company shall promptly secure the listing of all of the Warrant Shares on Nasdaq (subject to official notice of issuance) and shall use its reasonable best efforts to maintain such listing of all Warrant Shares from time to time issuable upon exercise of the Warrants, unless a Majority of Holders otherwise agrees in writing. Unless a Majority of Holders otherwise agrees in writing, neither the Holding Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on Nasdaq and, in the event that the Common Stock is delisted or suspended from trading on Nasdaq without the prior written consent of a Majority of Holders, the Holding Company shall use its reasonable best efforts to cause the Common Stock to be listed and authorized for trading on a national securities exchange or automated quotation system.

c)	Inspection Rights. At any time following the Closing, so long as Subscriber and its Affiliates hold Notes in the principal amount of at least $12,000,000, the Bank will permit Subscriber, as well as any agents or representatives of Subscriber, to inspect, at reasonable hours and upon reasonable notice, the Bank’s books and records, provided that the Bank shall have the right to require that Subscriber or its agents or representatives execute and deliver a confidentiality agreement on customary terms as a condition to any such inspection.

d)	Pro Rata Treatment.

i)	All payments on account of principal of or interest on any Notes, fees or any other obligations owing to or for the account of any one or more of the Buyers shall be apportioned ratably among the Notes in proportion to the respective unpaid principal amounts thereof.

ii)	Subscriber agrees that if it shall receive any amount hereunder, applicable to the payment of any of the amounts due under the Notes that exceeds its ratable share (according to the proportion of (x) the unpaid principal amount of Notes held by Subscriber at such time to (y) the aggregate unpaid principal amount of all Notes) of payments on account of such obligations then or therewith obtained by all the Buyers to which such payments are required to have been made, such Subscriber shall forthwith pay over to the other Buyers such excess amount in the proportions necessary to cause the total payments to be apportioned to the Notes ratably as required in this Section 4(d).

e)

Transfer Agent Instructions. The Holding Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of Subscriber or its nominee(s), for the Warrant Shares in such amounts as specified from time to time by Subscriber to the Holding Company upon exercise of the Warrant (the “Irrevocable Transfer Agent Instructions”). The Holding Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4(e) will be given by the Holding Company to its transfer agent with respect to the Securities, and that the Securities shall otherwise be freely transferable on the books and records of the Holding Company, as applicable, and to the extent provided in this Subscription Agreement and the Offered Securities. If Subscriber effects a sale, assignment or transfer of the shares of Common Stock in accordance with Section 2(e), the Holding Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Subscriber to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Warrant Shares sold, assigned or transferred pursuant to, and in accordance with the plan of distribution set forth in, an effective registration statement, as certified by Subscriber, or pursuant to Rule 144 as set forth in an opinion delivered as required by Section 2(e), the transfer agent shall issue such Warrant Shares to Subscriber, assignee or transferee, as the case may be, without any restrictive legend.

f)	Use of Proceeds. The net proceeds received by the Holding Company and the Bank from the issuance and sale of the Offered Securities shall be used to increase the regulatory capital of the Bank.

g)	Stockholder Meeting. The Holding Company shall take all action necessary to duly call, give notice of, convene and hold a special meeting of stockholders (the “Stockholder Meeting”) for the purpose of obtaining the Stockholder Approval (the date such approval is obtained, the “Stockholder Approval Date”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (as defined below) or the Holding Company otherwise determines in good faith that such Proxy Statement will not be reviewed by the SEC, but in any event no later than the date of the stockholders meeting to be held in connection with the Preferred Stock Transaction. In the event that the Holding Company does not obtain the Stockholder Approval at the Stockholder Meeting, the Holding Company agrees that, upon the request of a Majority of Holders, it will seek to obtain the Stockholder Approval at any subsequent meeting of stockholders of the Holding Company until the Stockholder Approval is obtained. Without limiting the generality of the foregoing, the Holding Company will comply with the terms of Section 4(h) hereof with respect to each such meeting of stockholders as if it were the Stockholder Meeting. When the Stockholder Vote has occurred and/or the Stockholder Approval has been obtained, the Holding Company shall promptly notify Subscriber thereof, and such notice shall serve as conclusive evidence that the Stockholder Vote has occurred for the purposes of determining the exercisability of the Warrants.

h)	Proxy Material.

(i) In connection with the Stockholder Meeting, the Holding Company will (A) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the Stockholder Approval Matters at the Stockholder Meeting, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by law, (D) mail to its stockholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholder Meeting, (E) to the extent required by applicable law, as promptly as reasonably practicable prepare, file and distribute to the Holding Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholder Meeting, and (F) otherwise use commercially reasonable efforts to comply with all requirements of law applicable to any Stockholder Meeting. Subscriber shall cooperate with the Holding Company in connection with the preparation of the Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Holding Company upon request with any and all information as may be required to be set forth in the

Proxy Statement or any amendments or supplements thereto under applicable law. The Proxy Statement shall include the recommendation of the Board of Directors of the Holding Company that stockholders vote in favor of the approval of the Stockholder Approval Matters at the Stockholder Meeting.

(ii) If, at any time prior to the Stockholder Meeting, any information relating to the Holding Company or Subscriber or any of their respective Affiliates should be discovered by the Holding Company or Subscriber which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, the Holding Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Holding Company’s stockholders.

(iii) The Holding Company agrees that (A) none of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the transactions contemplated by this Agreement (all such other documents, the “Other Filings”) shall, in the case of the Proxy Statement, at the date it is first mailed to the Holding Company’s stockholders or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Holding Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Holding Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyers or any of their Affiliates or representatives in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein, and (B) the Proxy Statement and the Other Filings that are filed by the Holding Company shall comply as to form in all material respects with the requirements of the Exchange Act.

(iv) Subscriber covenants that none of the information supplied in writing by or on behalf of Subscriber expressly for inclusion in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Holding Company’s stockholders or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Holding Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

i)	The Companies and the Buyers shall use commercially reasonable efforts (in the case of the Companies, after consultation with their independent registered public accountants and financial advisor) to agree, prior to the Closing, upon an allocation (for federal income tax purposes and otherwise) to the Notes and the Warrant of the purchase price paid by each Buyer. A written agreement upon such an allocation, executed by each of the Companies and a Majority of Holders shall constitute such agreement of the Companies and Buyers, and such agreement shall be binding upon Subscriber and each of the other Buyers. If no such agreement is so executed prior to the Closing, the allocation (for federal income tax purposes and otherwise) to the Notes and the Warrant of the purchase price paid by each Buyer shall be determined in good faith by the Audit Committee of the Board (after consultation with the Companies’ independent registered public accountants and financial advisor) promptly following the Closing based upon a good faith determination of the fair market value of the Notes and the Warrants, and such determination shall be binding upon Subscriber and each of the other Buyers. In any event, the Holding Company shall promptly notify Subscriber of such agreement or determination, as applicable.

j)	Reasonable Best Efforts; Cooperation. Each party shall use its reasonable best efforts to satisfy on the timely basis each of the covenants and conditions to be satisfied by it as provided in Sections 4 and 5 of this Subscription Agreement. Each party shall refrain from taking any action which would render any representation or warranty contained in Sections 2 or 3 of this Subscription Agreement inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or that would reasonably be expected to cause any of the conditions to closing provided in Section 5 not to be satisfied in the manner contemplated herein, or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Subscription Agreement. The parties shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Subscription Agreement or any of the transactions contemplated by this Subscription Agreement, including seeking to have any stay or temporary restraining order entered by any court, Bank Regulatory Authority or other Governmental Authority vacated or reversed.

k)	Noncircumvention. The Companies shall not, and shall not permit their respective Subsidiaries, by amendment of their respective Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Subscription Agreements, the Notes, or the Warrants, and will at all times in good faith carry out all of the provisions of the Subscription Agreements, the Notes and the Warrants.

5.	Conditions of Sale and Purchase.

a)	Conditions to Obligations of the Companies. The obligations of the Companies hereunder to issue and sell Offered Securities to Subscriber at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Companies’ sole benefit and may be waived by the Companies at any time in their sole discretion by providing each Buyer with prior written notice thereof:

i)	Subscriber shall have deposited its portion of the Purchase Price by wire transfer of immediately available funds in accordance with the notice given in pursuant to Section 1(c) of this Subscription Agreement.

ii)	No court or other Governmental Authority having jurisdiction over the Holding Company or the Bank or any Buyer shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (x) has the effect of making illegal or otherwise prohibiting or invalidating consummation of the Sub Debt Transaction or any provision of this Subscription Agreement or of any of the Offered Securities or (y) seeks to restrain, prohibit or invalidate the consummation of the Sub Debt Transaction or to invalidate any provision of this Subscription Agreement or of any of the Offered Securities.

iii)	Each Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements contained in this Subscription Agreement and required to be performed, satisfied or complied with by such Buyer at or prior to the Closing.

b)	Conditions to Obligations of Subscriber. The obligation of Subscriber hereunder to purchase the Offered Securities at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Subscriber’s sole benefit and may be waived by Subscriber at any time in its sole discretion by providing the Companies with prior written notice thereof, provided further that Subscriber agrees that the conditions set forth in clauses (iii), (iv) and (vi) below may be waived by the Majority of Holders in their discretion on behalf of all Buyers at any time by providing the Companies with prior written notice thereof:

i)	The Bank shall have duly executed and delivered the Notes in such amounts as are set forth on the signature page of this Subscription Agreement.

ii)	The Holding Company shall have duly executed and delivered the Warrants in such amounts as are set forth on the signature page of this Subscription Agreement.

iii)	(A) Each of the representations and warranties of the Companies contained in Sections 3(a), (b), (c), (d) and (e) of this Subscription Agreement shall be true and correct in all material respects (except that each of such representations and warranties that is qualified as to materiality shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date and (B) the other representations and warranties of the Companies shall be true and correct on and as of the Closing Date as if made on and as of such date, other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, except for such failures to be true and correct as individually or in the aggregate, did not, and would not reasonably be expected to result in, a Material Adverse Effect. For purposes of determining the satisfaction of clause (B) of this condition, the representations and warranties of the Companies shall be deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect (or qualifiers similar to the foregoing). The Holding Company shall have delivered a certificate, executed by duly authorized executive officers of each of the Holding Company and the Bank and dated as of the Closing Date, certifying that the condition set forth in this Section 5(b)(iii) has been satisfied.

iv)	The Companies shall have delivered the opinion of Katten Muchin Rosenman LLP, the Companies’ outside counsel, dated as of the Closing Date, and in substantially the form of Exhibit B attached hereto.

v)	The Preferred Stock Transaction shall have closed.

vi)	Since the date of this Subscription Agreement, there shall not have been a Material Adverse Change.

vii)	No court or other Governmental Authority having jurisdiction over the Holding Company or the Bank or any Buyer shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (x) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Sub Debt Transaction or any provision of this Subscription Agreement or any of the Offered Securities or (y) seeks to restrain, prohibit or invalidate the consummation of any of the Sub Debt Transaction or to invalidate any provision of this Subscription Agreement or any of the Offered Securities.

viii)	The Holding Company shall have received subscriptions for the purchase of, and funds shall have been deposited into the Closing Escrow Account sufficient to pay the aggregate purchase price for, an aggregate of at least $30,000,000 in principal amount of Notes (including the Notes being purchase by Subscriber) and, concurrently with the Closing, the Bank shall issue an aggregate of at least $30,000,000 in principal amount of Notes (including the Notes being purchased by Subscriber) in connection with the Subscription Agreements.

ix)	Each of the Holding Company and the Bank shall have performed, satisfied and complied in all material respects each of its respective covenants and agreements contained in this Subscription Agreement and required to be performed, satisfied or complied at or prior to the Closing.

6.	Termination.

a)	Termination by Mutual Consent. This Subscription Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Holding Company and either (i) Subscriber or (ii) a Majority of Holders.

b)	Termination by Either Holding Company or Subscribers. This Subscription Agreement may be terminated by either the Holding Company or Subscriber at any time prior to Closing: if the Closing has not occurred on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Subscription Agreement under this clause will not be available to any party to this Subscription Agreement whose failure to fulfill any of its obligations under this Subscription Agreement has been a principal cause of, or resulted in, the failure of the Closing to have occurred by such date or who otherwise has breached an obligation under this Subscription Agreement.

c)	Effect of Termination. In the event that this Subscription Agreement shall be terminated pursuant to this Section 6, all further obligations of the parties under this Subscription Agreement shall terminate without further liability of any party to another. A termination under this Section 6 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Subscription Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. Nothing in this Section 6(c) shall relieve either party to this Subscription Agreement of liability for a breach of a covenant or obligation under this Subscription Agreement prior to the Closing.

7.	Miscellaneous.

a)

Subject to the terms of this Section 7(a), Subscriber hereby agrees that the affirmative approval of a Majority of Holders shall have full power and authority to: (i) waive any of the conditions set forth in clauses (iii), (iv) or (vi) of Section 5(b) hereof; and (ii) amend or modify any of the provisions of the Subscription Agreements, the Notes or the Warrants; provided, however, that prior to the Closing any such amendment or modification pursuant to this clause (ii) that (A) changes the purchase price, maturity date or interest rate of the Notes, or the exercise price, number of Warrant Shares or term of the Warrants, or (B) materially and adversely affects any other significant rights of Subscriber under this Subscription Agreement or any of the Offered Securities, shall require the written consent of Subscriber (it being understood and agreed that the application of any provision of this Subscription Agreement or the Offered Securities in accordance with its terms shall not be deemed an amendment or modification for purposes of this provision). For the avoidance of doubt, the foregoing sentence does not grant, and shall not be deemed to grant, any power or authority to Buyers representing the Majority of Holders or any other Person to exercise, waive or take other action with respect to rights provided to Subscriber after the Closing pursuant to and in accordance with any of the Offered Securities other than as set forth in the Offered Securities. Each party hereto acknowledges that this Section 7(a) is intended to promote the efficient negotiation and handling of matters arising under or in connection with this Subscription Agreement and the Closing pursuant to this Section 7(a). The Holding Company shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from Buyers representing the Majority of Holders on behalf of all Buyers consistent with this Section 7(a) and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Buyers representing the Majority of Holders in accordance with this Section 7(a). Subject to the provisions of this Section 7(a), Subscriber hereby agrees that Buyers representing the Majority of Holders will have full power and authority in Subscriber’s name, place and stead, to execute, certify, acknowledge, deliver, file and record all agreements, certificates, instruments and other documents and any amendment thereto, and take any other action which Buyers representing the Majority of Holders deem necessary or appropriate in connection with the power and authority granted under this Section 7(a). All actions, decisions and instructions of Buyers representing the Majority of Holders in accordance with the power and authority granted under the terms of this Section 7(a) shall be conclusive and binding upon all Buyers and shall be deemed authorized, approved, ratified and confirmed by Subscriber, having the same force and effect as if performed pursuant to the direct authorization of Subscriber. The provisions of this Section 7(a) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of Subscriber, and any references in this Subscription Agreement to Subscriber shall mean and include the successors to Subscriber’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. No Buyer shall be liable to any other Buyer by reason of any action taken by, or failure to act of, a Majority of Holders in connection with this Subscription Agreement or any of the Offered Securities.

b)	Subscriber understands the meaning of the representations and warranties contained herein and understands and acknowledges that the Companies are relying upon the representations and warranties of Subscriber contained in this Subscription Agreement in determining whether the offering described herein is eligible for exemption from the registration requirements contained in the 1933 Act and in any applicable state securities law and in determining whether to accept the subscriptions tendered hereby. Subscriber hereby agrees to indemnify and hold harmless each Company and its respective officers, directors, employees, representatives, advisors and agents, from and against any and all losses, damages or liabilities (including without limitation reasonable attorneys’ fees and costs) due to or arising out of a breach of any representation or warranty of Subscriber set forth in this Subscription Agreement.

c)	In the event that this Subscription Agreement is accepted, Subscriber agrees that the representations, warranties, acknowledgments and agreements made by Subscriber herein shall survive such acceptance. If there is more than one signatory hereto, the representations, warranties, acknowledgments, agreements and indemnities of Subscriber are made jointly and severally.

d)	The representations, warranties, covenants and agreements of the Companies set forth in this Subscription Agreement, the Notes, the Warrant or any other exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the transactions contemplated by this Subscription Agreement (i) in the case of representations and warranties other than pursuant to Sections 3(a), (b), (c), (d) and (e) of this Subscription Agreement (which shall survive indefinitely), for a period ending on the last to occur of (A) the date six months after Stockholder Approval is obtained, (B) June 30, 2009, and (C) the date 60 days after the filing by the Holding Company of its Form 10-K for the year ending December 31, 2008 including audited financial statements for such fiscal year, and (ii) in the case of covenants and agreements, for a period ending when no Offered Securities are outstanding. Notwithstanding anything to the contrary in the previous sentence, any claim for indemnification hereunder asserted in writing on or before the applicable deadline described in the preceding sentence shall survive, and the representation, warranty, covenant and/or agreement referenced in such claim shall survive for purposes of such claim, until finally resolved or judicially determined. Subscriber agrees that any claim by the Buyers with respect to any breach of any such representations, warranties, covenants and/or agreements of either or both of the Companies may only be made by a Majority of Holders on behalf of all Buyers, and the amount, net of fees and expenses reasonably incurred in connection with the making, pursuing and resolution of such claim, of any recovery pursuant thereto shall be shared ratably among all of the Buyers. Notwithstanding anything to the contrary contained herein or in the Notes or the Warrant, the rights and benefits provided under this Section 7(d) with respect to any breach of a representation or warranty shall not be assignable by Subscriber, and no Person other than Subscriber shall have any rights or remedies with respect to a breach of a representation or warranty hereunder.

e)	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Holding Company or the Bank:

Taylor Capital Group, Inc.
9550 West Higgins Road
Rosemont, Illinois 60018
Telephone:	(847) 653-7978
Facsimile:	(847) 653-7890
Attention:	Mr. Bruce W. Taylor

With a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Telephone:	(312) 902-5200
Facsimile:	(312) 902-1061
Attention:	Jeffrey R. Patt, Esq.

If to Subscriber, to its address and facsimile number set forth on the signature page to this Subscription Agreement, with a copy to Subscriber’s counsel as set forth on the signature page to this Subscription Agreement, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with an overnight courier service in accordance with clause (A), (B) or (C) above, respectively.

f)	Subscriber agrees to notify the Companies promptly of any changes in the information contained in this Subscription Agreement that occur after the date hereof but prior to acceptance hereof by the Companies.

g)	Subscriber agrees not to transfer or assign any interest in the Securities to the extent expressly prohibited herein or therein.

h)	This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of Subscriber and shall inure to the benefit of and be enforceable by each Company and its respective successors and assigns. This Subscription Agreement does not create any rights enforceable by any person not a party to this Subscription Agreement.

i)	This Subscription Agreement shall be construed in accordance with the laws of the State of Illinois without regard to conflict of laws principles. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of Illinois located in the City of Chicago and of any federal court located in the City of Chicago, State of Illinois in connection with any action or proceeding arising out of or relating to this Subscription Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Subscription Agreement, or a breach of this Subscription Agreement or any such document or instrument.

j)	This Subscription Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k)	This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, may be amended only by a writing executed by all of the parties hereto, and supersede any and all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

SUBSCRIBER SIGNATURE PAGE AND QUESTIONNAIRE

1.	NAME OF SUBSCRIBER:

(please print)

Date: ,
2008

If Joint Ownership, check one:	If fiduciary, partnership or corporation, etc., check one:

Joint Tenants with	Trust
Right of Survivorship	Estate
Tenants in Common	Corporation
Community Property	Partnership
Limited Liability Company
Power of Attorney
Uniform Gift to Minors Act Custodian

Individual Retirement Account
Other:

Signature of Individual Subscriber	Signature of Joint Investor (if any) (All joint owners must sign)	If Subscriber is an Entity, Name of Entity

By:

Title:

2.	SUBSCRIBER HEREBY SUBSCRIBES TO INVEST $ IN THE NOTES FOR WHICH SUBSCRIBER ALSO WILL RECEIVE WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF THE HOLDING COMPANY

3.	ADDRESS:

With copies to:

4.	TELEPHONE:

Office:

Home:

5. TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER:

IN WITNESS WHEREOF, the undersigned accepts this subscription and agrees to all of the terms and conditions set forth above as of the      day of September, 2008.

COLE TAYLOR BANK

By:
Mark A. Hoppe, Chief Executive Officer

TAYLOR CAPITAL GROUP, INC.

By:
Bruce W. Taylor, Chief Executive Officer

EXHIBITS

Exhibit A	Defined Terms

Exhibit B	Form of Company Counsel Opinion

EXHIBIT A

DEFINED TERMS

“1933 Act” has the meaning set forth in Section 2(e).

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, audit, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Available Company SEC Documents” has the meaning set forth in the preamble to Section 4.

“Bank” has the meaning set forth in Section 1(a).

“Bank Board” means the board of directors of the Bank.

“Bank Bylaws” has the meaning set in Section 3(f)(ii).

“Board” means the board of directors of the Holding Company.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the SEC is closed.

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Buyer” means, prior to the Closing, each Person that has subscribed to purchase any Notes and, on and after the Closing, each Person that owns any Notes.

“Bylaws” has the meaning set forth in Section 3(f)(i).

“Closing” has the meaning set forth in Section 1(d).

“Closing Date” has the meaning set forth in Section 1(d).
“Common Stock” has the meaning set forth in Section 1(a).

“Companies” has the meaning set forth in Section 1(a).

“Company 2008 SEC Filings” has the meaning set forth in Section 2(b).

“Company Permits” means all Regulatory Permits and all Miscellaneous Permits.

“Company SEC Reports” has the meaning set forth in Section 3(h).

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Designated Preferred” has the meaning set forth in Section 1(b).

“Evaluation Date” has the meaning set forth in Section 3(k)(iii).

“Exchange Act” has the meaning set forth in Section 2(b).

“GAAP” has the meaning set forth in Section 3(i).

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Holding Company” has the meaning set forth in Section 1(a).

“Internal Control Over Financial Reporting” has the meaning set forth in Section 3(k)(iii).

“Knowledge of the Holding Company” means the actual knowledge of any Person serving on the senior management team of the Holding Company or the Bank (including the Chairman and Chief Executive Officer, President and Chief Financial Officer), after reasonable inquiry.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Majority of Holders” means (i) on any date during the period from the date hereof through the Closing, the holders of at least a majority in interest of the Buyers as represented by the principal amount of Notes for which such Buyers have subscribed, and (ii) on any date after the Closing, the holders of at least a majority of the principal amount of Notes on such date or, to the extent the matter relates solely to the Warrants, the holders of at least a majority in interest of the Warrants on such date as represented by the number of underlying Warrant Shares.

“Material Adverse Change” or “Material Adverse Effect” means any fact, event, change, effect, condition, factor or circumstance that individually or in the aggregate with all other facts, changes, events, effects, conditions, factors and circumstances (i) is or is reasonably likely to be materially adverse to the business, financial condition, results of operations, assets, or liabilities of the Holding Company and its Subsidiaries taken as a whole or (ii) prevents in any material respect the Holding Company’s or the Bank’s ability to perform its obligations under this Subscription Agreement and the Offered Securities; provided that a “Material Adverse Effect” or “Material Adverse Change” shall not be deemed to include any effects to the extent relating to or resulting from (A) changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to banks or their holding companies generally (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or liabilities of the Holding Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (B) changes in laws, rules or regulations of general applicability or interpretations thereof (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or liabilities of the Holding Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (C) changes in general economic or market conditions in the United States, including the credit and securities markets, (D) changes in general economic or market conditions in the regions in which the Holding Company and/or its Subsidiaries operate or conduct business or in the markets in which the Holding

Company and/or its Subsidiaries conduct lending operations, including the commercial and residential real estate lending markets in the Chicago area (except in each such case for any changes which disproportionately affect the business, financial condition, results of operations, assets, or liabilities of the Holding Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (E) any changes in the market price or trading volume of the Holding Company’s securities (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change otherwise would constitute a Material Adverse Effect), (F) the announcement or disclosure of the sale of the Offered Securities, (G) any action taken by the Holding Company or the Bank that is expressly required by the terms of this Subscription Agreement, (H) the failure of the Bank to remain “well capitalized” under applicable capital guidelines for banks as of September 30, 2008 prior to giving effect to the sale of Series A Preferred or Designated Preferred, as applicable; provided, however that this exception (H) shall not apply in the event that (i) the Bank has publicly disclosed that it is not “well-capitalized” prior to the Closing Date or (ii) the Bank would not be “well capitalized” after giving effect to this Transaction, the Preferred Stock Transaction and the application of the net proceeds therefrom, or (I) the failure of the Holding Company to remain “well capitalized” under applicable capital guidelines for bank holding companies as of September 30, 2008 prior to giving effect to the sale of Series A Preferred or Designated Preferred, as applicable.

“Miscellaneous Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by any Governmental Authority other than Regulatory Permits.

“Nasdaq” has the meaning set forth in Section 3(j).

“Notes” has the meaning set forth in Section 1(a).

“Offered Securities” has the meaning set forth in Section 1(a).

“Organizational Documents” means, as to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person, its certificate or articles of incorporation, by-laws and other organizational documents.

“Other Filings” has the meaning set forth in Section 4(h)(iii).

“Outside Date” has the meaning set forth in Section 6(b).

“Person” means any individual, Business Entity, unincorporated association or Governmental Authority.

“Preferred Shares” has the meaning set forth in Section 1(b).

“Preferred Stock Transaction” has the meaning set forth in Section 1(b).

“Proxy Statement” has the meaning set forth in Section 4(h)(i).

“Purchase Price” has the meaning set forth in Section 1(c).

“Regulatory Agencies” has the meaning set forth in Section 3(q).

“Regulatory Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by the SEC, any Bank Regulatory Authority, any state securities or blue sky regulatory authority in which the Holding Company or the Bank maintains offices, or any self-regulatory organization.

“Reports” has the meaning set forth in Section 3(q).

“Representatives” has the meaning set forth in Section 4(k).

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self -regulatory organizations.

“Restated Charter” has the meaning set forth in Section 3(c)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3(h).

“Securities” has the meaning set forth in Section 1(a).

“Securities Purchase Agreement” has the meaning set forth in Section 1(b).

“Stock Purchase Rights” has the meaning set forth in Section 3(c)(iii).

“Stockholder Approval” has the meaning set forth in the Warrant.

“Stockholder Approval Date” has the meaning set forth in Section 4(g).

“Stockholder Approval Matters” has the meaning set forth in the Warrant.

“Stockholder Meeting” has the meaning set forth in Section 4(g).

“Stockholder Vote” has the meaning set forth in the Warrant.

“Sub Debt Transaction” has the meaning set forth in Section 1(d).

“Subscriber” has the meaning set forth in Section 1(a).

“Subscription Agreement” has the meaning set forth in Section 1(a).

“Subscription Agreements” means this Subscription Agreement and the other Subscription Agreements entered into by the Holding Company, the Bank and the Buyers in connection with the Sub Debt Transaction.

“Subscription Materials” has the meaning set forth in Section 2(a).

“Subsidiaries” means the subsidiaries of the Holding Company set forth on Schedule 3(a) which includes any Business Entity of which the Holding Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 20% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the 1933 Act).

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any tax imposed under Subtitle A of the Internal Revenue Code of 1986, as amended, and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Warrant” has the meaning set forth in Section 1(a).

“Warrants” means the Warrant and the other warrants to purchase shares of Common Stock issued in the Sub Debt Transaction.

“Warrant Shares” has the meaning set forth in Section 1(a).

Appendix H

Form of Subordinated Note

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. EXCEPT AS OTHERWISE PROVIDED IN THE SUBSCRIPTION AGREEMENT REFERENCED IN THIS SUBORDINATED NOTE, THIS SUBORDINATED NOTE MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SUBORDINATED NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY COLE TAYLOR BANK OF AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF THE DEPOSITORS AND THE GENERAL AND SECURED CREDITORS OF COLE TAYLOR BANK AND IS NOT SECURED.

10% SUBORDINATED NOTE DUE 2016

$[ ]	September [ ], 2008

FOR VALUE RECEIVED, the undersigned, Cole Taylor Bank (the “Bank”), hereby promises to pay to the order of [                    ], (“Purchaser”), at its offices at              (or at such other place as the holder may from time to time designate) the principal sum of [         ($        )] on September     , 2016 (the “Maturity Date”) or any earlier date of acceleration of the Maturity Date, and to pay interest on the outstanding principal amount of this 10% Subordinated Note Due 2016 (this “Note”) from September     , 2008, quarterly on the fifteenth day of the last month of each calendar quarter, commencing on December 15, 2008 (each, an “Interest Payment Date”), at a rate per annum of 10% prior to the Maturity Date and, if the outstanding principal amount of this Note is not paid in full on the Maturity Date, at a rate equal to 15% per annum on and after the Maturity Date until the principal hereof shall have been paid or duly provided for. Unless expressly prohibited by applicable law, any accrued interest that is not paid when due shall bear interest until paid in full at a rate equal to 10% per annum prior to the Maturity Date and at a rate equal to 15% per annum on and after the Maturity Date.

This Note is the Note referred to in the Subscription Agreement (as may be amended, modified, or restated from time to time), dated                     , by and among the Bank, Taylor Capital Group, Inc. and Purchaser (the “Subscription Agreement”). All of the other 10% Subordinated Notes due 2016 of the Bank of even date herewith (as may be amended, modified or restated from time to time) are collectively referred to herein as the “Other Notes,” and this Note and the Other Notes are collectively referred to herein as the “Notes.” This Subscription Agreement and the Subscription Agreements with respect to the Other Notes are collectively referred to herein as the “Subscription Agreements”. Capitalized terms used in this Note are defined in the Subscription Agreement, unless otherwise expressly stated herein. This Note is entitled to the benefits of the Subscription Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference. This Note may not be prepaid at any time prior to the third anniversary of the date of this Note. This Note may be prepaid, in whole or in part, without premium or penalty, at any time from and after the third anniversary of the date of this Note on the following terms and conditions: (a) the Bank shall give the holder at least three Business Days’ prior written notice of its intent to make each prepayment; and (b) each prepayment shall be made in immediately available funds and shall be made by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. Notwithstanding the foregoing, the Bank may not make any prepayment of this Note unless (i) all accrued interest that is then due and payable under the Notes shall have been paid in full, (ii) the Bank simultaneously prepays the same percentage of the outstanding principal amount of each Other Note, and (iii) the Bank shall have received the prior written approval of the Board of Governors of the Federal Reserve System or its designee, or any successor thereto (the “Federal Reserve Board”), if required.

Interest on the principal amount of this Note from time to time outstanding shall be computed on the basis of the actual number of days elapsed over a 360-day year, consisting of twelve (12) 30-day months. In no event, however, shall interest exceed the maximum rate permitted by law.

In the event the Bank can pay some, but not all, of the aggregate interest payable on the outstanding Notes on any Interest Payment Date, or of the aggregate outstanding principal of the Notes on the Maturity Date, or of any fees or other obligations payable under the Notes on the due date therefor, the Bank shall apportion the aggregate payment made by it on such Interest Payment Date, Maturity Date or other due date ratably among the Notes in proportion to the respective outstanding principal balances thereof; provided that the foregoing shall not affect any right of the holder of this Note to receive payment in full of such interest, principal or other amount on such Interest Payment Date, Maturity Date or other due date, as the case may be, or otherwise limit any rights and remedies of the holder of this Note with respect thereto.

Any of the following events shall represent an event of default under this Note (each, an “Event of Default”): (i) a court or administrative or governmental agency or body with proper jurisdiction to do so shall enter a decree or order for the appointment of the Federal Deposit Insurance Corporation (the “FDIC”), the Illinois Department of Financial and Professional Regulation (the “DFPR”), any successor agency to the FDIC or the DFPR, or any other governmental agency or body with proper jurisdiction, as applicable, as receiver of the Bank; (ii) the Bank shall consent to the appointment of the FDIC, the DFPR, any successor agency to the FDIC or the DFPR, or any other governmental agency or body with proper jurisdiction, as applicable, as receiver for it; (iii) the Bank breaches the Dividend Covenant or the Organic Change Covenant (each as defined below); (iv) the Bank fails to pay, when due, any principal of this Note or fails to pay any interest due on this Note within five (5) business days of the Interest Payment Date applicable thereto (a “Payment Default”); or (v) the Bank shall have failed to keep or perform any of its other material agreements, undertakings, obligations or covenants under the Note or the Subscription Agreements in any material respect and such failure continues for a period of thirty (30) days after notice thereof executed by the holders of Notes representing at least a majority of the principal amount then outstanding under all of the Notes (a “Majority of Holders”).

Upon the occurrence of an Event of Default described in subsection (i) or (ii) of the immediately preceding paragraph, the principal of, interest accrued on, and other obligations payable under this Note, will immediately become due and payable, without presentment, demand, protest or notice of any kind. Notwithstanding anything to the contrary herein, other than the occurrence of an Event of Default described in subsection (i) or (ii) of the immediately preceding paragraph, as long as this Note is deemed to be Tier 2 Capital (or the equivalent) of the Bank under the applicable rules and regulations promulgated by the Federal Reserve Board (except to the extent not so deemed due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e)(1), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt), there is no right of acceleration for any default or Event of Default, including a default in the payment of principal or interest or the performance of any other covenant or obligation by the Bank, under this Note or the Subscription Agreement. If the Bank receives a written notification from the Federal Reserve Board that the indebtedness evidenced by the Notes no longer constitutes Tier 2 Capital of the Bank (the “Federal Reserve Notice”), other than due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e)(1), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Bank shall immediately notify the holder of this Note. At any time after receipt of the Federal Reserve Notice, and so long as the determination set forth in such Federal Reserve Notice remains in effect, if any Event of Default shall occur hereunder and be continuing, then (x) if such Event Default is a Payment Default, the holder of this Note may declare this Note and any amounts due to the holder of this Note hereunder immediately due and payable, whereupon this Note and such amounts payable hereunder shall immediately become due and payable, and (y) in the case of any other Event of Default, a Majority of Holders may declare the Notes and any amounts due to the holders of the Notes hereunder or thereunder immediately due and payable, whereupon the Notes and such amounts payable hereunder or thereunder shall immediately become due and payable, but in each case under clause (x) or (y), without presentment, demand, protest or notice of any kind. Upon the occurrence of an Event of Default, it is specifically understood and agreed that, notwithstanding the curing of such Event of Default, the Bank shall not be released from any of its covenants hereunder unless and until this Note is paid in full. Notwithstanding the foregoing, nothing herein shall limit the rights of the holder of this Note to exercise any and all remedies available to such holder under applicable law; provided, however, that, except in connection with a Payment Default, no action may be initiated to enforce the rights of the holder of this Note pursuant hereto or under the Subscription Agreement without the prior written consent of a Majority of Holders.

If the Bank fails to make any principal or interest payment when and as required hereby, the Bank shall not, until such principal or interest payment has been made, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its equity securities, (ii) make loans or advances to the Company, (iii) make any payments of interest, principal or premium on, or repay, repurchase or redeem any indebtedness of the Bank payable to the Company or (iv) purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities, in each case without the consent of a Majority of Holders (such negative covenant, the “Dividend Covenant”).

This Note is a debt of the Bank only and is not an obligation of Taylor Capital Group, Inc.

The indebtedness of the Bank evidenced by this Note, including the principal, interest and premium, if any, is not secured by any assets or commitments of the Bank, and until such time as the Bank receives a Federal Reserve Notice, the indebtedness evidenced by this Note shall be subordinated and junior in right of payment to the Bank’s obligations to the general creditors and depositors of the Bank, and upon dissolution or liquidation of the Bank, no payment of principal or interest shall be due and payable until all general creditors and depositors of the Bank shall have been paid in full. Purchaser and each other holder of this Note, by the acceptance hereof, agree to be bound by the foregoing provisions.

Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Bank’s assets to another Person or other transaction that is effected in such a way that holders of all of the common equity of the Bank are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such common equity is referred to herein as an “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Bank’s assets to an acquiring Person or (ii) other Organic Change following which the Bank is not a surviving entity, the Bank shall secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement, in form and substance satisfactory to a Majority of Holders, to deliver to the holder of this Note, in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note (such covenant, the “Organic Change Covenant”).

The written consent of the Bank and a Majority of Holders shall be required for any amendment to the Notes (including this Note), and upon receipt of such consent, each Note (including this Note) shall be deemed amended thereby. No such amendment shall be effective except to the extent it applies on an equivalent basis to all of the Notes. No consideration shall be offered or paid to any holder of the Notes to amend or consent to an amendment or other modification of any provision of the Notes unless the same consideration is offered to all of the holders of the Notes.

The holder of this Note may assign or transfer some or all of its rights hereunder, subject to compliance with the provisions of Section 2(e) of the Subscription Agreement, without the consent of the Bank. The holder of this Note shall promptly provide notice to the Bank of the name and address of the assignee or transferee and the principal amount of this Note assigned or transferred, as applicable. Notwithstanding the foregoing, if this Note has been prepaid in part, the holder of this Note may not transfer this Note unless such holder first physically surrenders this Note to the Bank, whereupon the Bank will forthwith issue and deliver upon the order of the holder of this Note a new Note of like tenor, registered as such holder may request, representing in the aggregate the remaining principal represented by this Note. The holder of this Note and any assignee, by acceptance of this Note, acknowledge and agree that following any prepayment of any portion of this Note, the principal of this Note may be less than the principal amount stated on the face hereof.

The Bank shall maintain, at one of its offices in the United States, a register for the recordation of the names and addresses of each holder of the Notes, and the principal amount of the Notes owed to each such holder pursuant to the terms hereof and of the Other Notes from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Bank and the holders of the Notes shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the holder of this Note for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by any holder of the Notes, at any reasonable time and from time to time upon reasonable prior notice. The Notes are intended to be obligations in “registered form” for purposes of Sections 871 and 881 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and the provision of this Note shall be interpreted consistently therewith.

The Bank shall pay all taxes (other than transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS. ANY ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN THE CITY OF CHICAGO, STATE OF ILLINOIS, THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

The Bank expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

This Note is executed as of the date first written above.

COLE TAYLOR BANK

By:
Name:
Title:

Appendix I

Audited Consolidated Financial Statements (including Notes thereto) for the fiscal years ended, and as of, December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Taylor Capital Group, Inc.:

We have audited the accompanying consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Chicago, Illinois

March 13, 2008

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$74,353	$61,566
Federal funds sold	4,550	48,400
Short-term investments	4,658	24,954

Total cash and cash equivalents	83,561	134,920
Investment securities:
Available-for-sale, at fair value	892,346	668,810
Held-to-maturity, at amortized cost (fair value of $25 and $275 at December 31, 2007 and 2006)	25	275
Loans, net of allowance for loan losses of $54,681 and $37,516 at December 31, 2007 and 2006, respectively	2,478,652	2,463,169
Premises, leasehold improvements and equipment, net	16,109	14,799
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,310	11,805
Other real estate and repossessed assets, net	2,606	412
Goodwill	—	23,237
Other assets	67,854	62,240

Total assets	$3,556,463	$3,379,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$471,770	$447,862
Interest-bearing	2,108,422	2,192,065

Total deposits	2,580,192	2,639,927
Other borrowings	389,054	262,319
Accrued interest, taxes and other liabilities	41,354	39,622
FHLB advances	205,000	80,000
Junior subordinated debentures	86,607	86,607

Total liabilities	3,302,207	3,108,475

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized. No shares issued and outstanding	—	—
Common stock, $.01 par value; 18,000,000 shares authorized; 11,504,662 and 11,454,066 shares issued at December 31, 2007 and 2006, respectively; 10,551,994 and 11,131,059 shares outstanding at December 31, 2007 and 2006, respectively	115	115
Surplus	197,214	194,687
Retained earnings	75,145	89,045
Accumulated other comprehensive income (loss), net	6,418	(5,598)
Treasury stock, at cost, 952,668 and 323,007 shares at December 31, 2007 and 2006, respectively	(24,636)	(7,057)

Total stockholders’ equity	254,256	271,192

Total liabilities and stockholders’ equity	$3,556,463	$3,379,667

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,
	2007	2006	2005
Interest income:
Interest and fees on loans	$192,530	$188,375	$152,706
Interest and dividends on investment securities:
Taxable	26,643	24,779	21,173
Tax-exempt	6,076	5,554	2,653
Interest on cash equivalents	1,810	2,292	1,277

Total interest income	227,059	221,000	177,809

Interest expense:
Deposits	97,030	87,266	52,010
Other borrowings	11,051	10,622	6,147
Notes Payable and FHLB advances	6,342	4,105	3,905
Junior subordinated debentures	7,931	7,815	7,140

Total interest expense	122,354	109,808	69,202

Net interest income	104,705	111,192	108,607
Provision for loan losses	31,900	6,000	5,523

Net interest income after provision for loan losses	72,805	105,192	103,084

Noninterest income:
Service charges	7,709	7,738	9,022
Trust and investment management fees	3,864	4,155	4,545
Loan syndication fees	2,600	1,317	2,673
Other derivative income (expense)	392	494	(3,203)
Other noninterest income	2,146	2,561	1,129
Gain on sale of land trusts	—	—	2,000
Gain on sale of branch	—	—	1,572
Gain on sale of investment securities, net	—	—	127

Total noninterest income	16,711	16,265	17,865

Noninterest expense:
Salaries and employee benefits	37,771	40,652	40,255
Goodwill impairment	23,237	—	—
Occupancy of premises	8,673	7,842	7,035
Furniture and equipment	3,431	3,627	3,928
Legal fees, net	2,464	2,166	1,891
Other professional services	2,427	1,629	1,555
Computer processing	1,737	1,758	1,805
Advertising and public relations	1,510	1,525	574
Other noninterest expense	13,275	14,060	12,612

Total noninterest expense	94,525	73,259	69,655

Income (loss) before income taxes	(5,009)	48,198	51,294
Income taxes	4,561	2,035	19,523

Net income (loss)	$(9,570)	$46,163	$31,771

Basic earnings (loss) per common share	$(0.89)	$4.22	$3.16
Diluted earnings (loss) per common share	(0.89)	4.15	3.09

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Preferred Stock	Common Stock	Surplus	Unearned Compensation Stock Grants	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2004	$—	$100	$147,682	$(1,383)	$16,698	$(467)	$(7,057)	$155,573
Issuance of common stock, net of issuance costs	—	12	38,938	—	—	—	—	38,950
Issuance of stock grants	—	—	2,070	(2,070)	—	—	—	—
Forfeiture of stock grants	—	—	(593)	268	—	—	—	(325)
Amortization of stock grants	—	—	—	863	—	—	—	863
Exercise of stock options	—	1	2,636	—	—	—	—	2,637
Tax benefit on stock options exercised and stock awards	—	—	1,083	—	—	—	—	1,083
Comprehensive income:
Net income	—	—	—	—	31,771	—	—	31,771
Change in unrealized losses on available-for-sale investment securities, net of reclassification adjustment, net of income taxes	—	—	—	—	—	(7,401)	—	(7,401)
Change in unrealized loss from cash flow hedging instruments, net of income taxes	—	—	—	—	—	(1,180)	—	(1,180)
Change in deferred gain from termination of cash flow hedging instruments, net of income taxes	—	—	—	—	—	(172)	—	(172)

Total comprehensive income								23,018
Common Dividends – $0.24 per share	—	—	—	—	(2,481)	—	—	(2,481)

Balance at December 31, 2005	$—	$113	$191,816	$(2,322)	$45,988	$(9,220)	$(7,057)	$219,318
Adoption of FAS 123R	—	—	(2,322)	2,322	—	—	—	—
Amortization of stock based compensation awards	—	—	1,577	—	—	—	—	1,577
Exercise of stock options	—	2	2,673	—	—	—	—	2,675
Tax benefit on stock options exercised and stock awards	—	—	943	—	—	—	—	943
Comprehensive income:
Net income	—	—	—	—	46,163	—	—	46,163
Change in unrealized losses on available-for-sale investment securities, net of reclassification adjustment, net of income taxes	—	—	—	—	—	2,612	—	2,612
Change in unrealized loss from cash flow hedging instruments, net of income taxes	—	—	—	—	—	2,005	—	2,005
Change in deferred gain from termination of cash flow hedging instruments, net of income taxes	—	—	—	—	—	(995)	—	(995)
Total comprehensive income								49,785
Common Dividends – $0.28 per share	—	—	—	—	(3,106)	—	—	(3,106)

Balance at December 31, 2006	$—	$115	$194,687	$—	$89,045	$(5,598)	$(7,057)	$271,192

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY – (Continued)

(in thousands, except per share data)

	Preferred Stock	Common Stock	Surplus	Unearned Compensation Stock Grants	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Amortization of stock based compensation awards	—	—	1,611	—	—	—	—	1,611
Exercise of stock options	—		717	—	—	—	—	717
Tax benefit on stock options exercised and stock awards	—	—	199	—	—	—	—	199
Purchase of treasury stock	—	—	—	—	—	—	(17,579)	(17,579)
Comprehensive income (loss):
Net income (loss)	—	—	—	—	(9,570)	—	—	(9,570)
Change in unrealized losses on available-for-sale investment securities, net of income taxes	—	—	—	—	—	7,626	—	7,626
Change in unrealized loss from cash flow hedging instruments, net of income taxes	—	—	—	—	—	4,104	—	4,104
Change in deferred gains and losses from termination of cash flow hedging instruments, net of income taxes	—	—	—	—	—	286	—	286
Total comprehensive income								2,446
Common Dividends – $0.40 per share	—	—	—	—	(4,330)	—	—	(4,330)

Balance at December 31, 2007	$—	$115	$197,214	$—	$75,145	$6,418	$(24,636)	$254,256

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(9,570)	$46,163	$31,771
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	23,237	—	—
Other derivative (income) expense	(392)	(494)	3,887
Investment securities gains, net	—	—	(127)
Amortization of premiums and discounts, net	(157)	687	1,766
Deferred loan fee amortization	(4,308)	(4,874)	(4,728)
Provision for loan losses	31,900	6,000	5,523
Depreciation and amortization	3,550	3,487	3,370
Deferred income taxes	(7,806)	2,690	(814)
Loss on other real estate owned	59	224	177
Gain on sale of branch	—	—	(1,572)
Gain on sale of land trusts	—	—	(2,000)
Tax benefit on stock options exercised and stock awards	199	943	1,083
Excess tax benefit on stock options exercised and stock awards	(112)	(654)	—
Cash received (paid) on termination of derivative instruments	7,477	(12,239)	—
Other, net	2,422	856	(416)
Changes in other assets and liabilities:
Accrued interest receivable	934	(56)	(6,238)
Other assets	(9,159)	(1,377)	(1,324)
Accrued interest, taxes and other liabilities	1,622	(6,373)	5,765

Net cash provided by operating activities	39,896	34,983	36,123

Cash flows from investing activities:
Purchases of available-for-sale securities	(344,069)	(115,072)	(206,005)
Proceeds from principal payments and maturities of available-for-sale securities	133,236	105,492	67,120
Proceeds from principal payments and maturities of held-to-maturity securities	250	—	—
Proceeds from sales of available-for-sale securities	—	—	2,725
Net increase in loans	(46,270)	(117,409)	(181,015)
Net additions to premises, leasehold improvements and equipment	(4,860)	(3,181)	(5,702)
Proceeds from sales of other real estate	942	1,067	317
Net cash paid on sale of branch	—	—	(10,853)
Proceeds from sale of land trusts	—	—	2,050

Net cash used in investing activities	(260,771)	(129,103)	(331,363)

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from financing activities:
Net increase (decrease) in deposits	$(61,081)	$99,435	$279,491
Net increase (decrease) in other borrowings	126,735	(36,107)	68,879
Repayments of notes payable and FHLB advances	(240,000)	(100,000)	(10,500)
Proceeds from notes payable and FHLB advances	365,000	105,000	—
Repayment of junior subordinated debentures	—	(1,031)	—
Proceeds from issuance of common securities, net	—	—	38,950
Proceeds from exercise of employee stock options	717	2,675	2,637
Excess tax benefit on stock options exercised and stock awards	112	654	—
Purchase of treasury stock	(17,579)	—	—
Dividends paid	(4,388)	(2,651)	(2,402)

Net cash provided by financing activities	169,516	67,975	377,055

Net increase (decrease) in cash and cash equivalents	(51,359)	(26,145)	81,815
Cash and cash equivalents, beginning of year	134,920	161,065	79,250

Cash and cash equivalents, end of year	$83,561	$134,920	$161,065

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$122,668	$105,078	$64,750
Income taxes	17,809	12,093	18,279
Supplemental disclosures of noncash investing and financing activities:
Change in fair value of available-for-sale investment securities, net of income taxes	$7,626	$2,612	$(7,401)
Loans transferred to other real estate	3,195	432	1,456

See accompanying notes to consolidated financial statements

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting and Reporting Policies:

The accounting and reporting policies of Taylor Capital Group, Inc. (the “Company”) conform to accounting principles generally accepted in the United States of America and general reporting practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

The following is a summary of the more significant accounting and reporting policies:

Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Cole Taylor Bank (the “Bank”). The Bank is a $3.5 billion asset commercial bank with banking offices located in the Chicago metropolitan area. The Bank provides a full range of commercial banking services, primarily to small and midsize business, and consumer banking products and services. All significant intercompany balances and transactions between consolidated companies have been eliminated. The Company also owns all of the common stock of TAYC Capital Trust I and TAYC Capital Trust II (each, a “Trust” and collectively, the “Trusts”), both of which are unconsolidated subsidiaries. Each of the Trusts is a Delaware statutory trust created to issue trust preferred securities.

The Company’s products and services consist of commercial banking credit and deposit products delivered by a single operations area. The Company does not have separate and discrete operating segments.

Cash and Cash Equivalents:

Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks or other financial institutions, federal funds sold, and securities purchased under agreements to resell with original maturities less than 90 days. All federal funds are sold overnight with daily settlement required.

Investment Securities:

Securities that may be sold as part of the Company’s asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses on such securities are reported, net of tax, in accumulated other comprehensive income in stockholders’ equity. Securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Premiums on investment securities are amortized to the call date and discounts are accreted to the maturity date using the level-yield method. A decline in fair value of any available-for-sale or held-to-maturity security below cost that is deemed other-than-temporary results in a reduction in carrying amount to fair value, a charge to earnings, and a new cost basis for the security. In determining if an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold an investment until market price recovery, the reasons for impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the security. Realized gains and losses on the sales of all securities are reported in income and computed using the specific identification method. Securities classified as trading are carried at fair value with unrealized gains or losses included in noninterest income. Dividends and interest income are recognized when earned.

TAYLOR CAPITAL GROUP, INC.

Loans:

Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount on consumer loans is recognized as income over the terms of the loans using the sum-of-the-months-digits method, which approximates the interest method. Interest income on other loans is generally recognized using the level-yield method. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized over the life of the loan as an adjustment of the related loans’ yields.

Allowance for Loan Losses:

An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge- offs, net of recoveries. Loans are charged off when the loss is highly probable and clearly identified. Although a loan is charged off, collection efforts may continue and future recoveries may occur. Management maintains the allowance at a level considered adequate to absorb probable losses inherent in the portfolio as of the balance sheet date.

In evaluating the adequacy of the allowance for loan losses, consideration is given to numerous quantitative and qualitative factors including historical charge-off experience, growth and changes in the composition of the loan portfolio, the volume of delinquent and criticized loans, information about specific borrower situations, including their financial position, work out plans, and estimated collateral values, general economic and business conditions, duration of the business cycle, impact of competition on our underwriting terms, general market collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed quarterly and, as changes in estimates are identified by management, the amounts are reflected in income through the provision for loan losses in the appropriate period.

A portion of the total allowance for loan losses is related to impaired loans. Certain homogenous loans, including residential mortgage and consumer loans, are collectively evaluated for impairment and, therefore, excluded from impaired loans. A loan is considered impaired if, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans include all nonaccrual loans as well as certain accruing loans judged to have higher risk of noncompliance with the present contractual repayment schedule for both interest and principal. Once a loan has been determined to be impaired, it is measured to establish the amount of the impairment, if any, based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that collateral-dependent loans may be measured for impairment based on the fair value of the collateral, less cost to sell. If the measure of the impaired loan is less than the recorded investment in the loan, a valuation allowance is recognized. While impaired loans exhibit weaknesses that may inhibit repayment in compliance with the original note terms, the measurement of impairment may not always result in an allowance for loan loss for every impaired loan.

Income Recognition on Nonaccrual Loans:

Loans are placed on a nonaccrual basis for recognition of interest income when sufficient doubt exists as to the full collection of principal and interest. Generally, a loan whose principal and interest is contractually past due 90 days are placed on nonaccrual, unless the loan is adequately secured and in the process of collection. The nonrecognition of interest income on an accrual basis does not constitute forgiveness of the interest. After a loan is placed on nonaccrual status, any current period interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status only as interest is received and so long as management is satisfied that there is a high probability that principal will be collected in full. The loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

TAYLOR CAPITAL GROUP, INC.

Premises, Leasehold Improvements and Equipment:

Premises, leasehold improvements, and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to operating expense using the straight-line method for financial reporting purposes over a three to twenty-five year period, based upon the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement.

Premises offered or contracted for sale are reported at the lower of cost or fair value, less cost to sell, and depreciation on such assets is ceased. A charge to expense for the abandonment of a leased facility is recorded in the period that the Company ceases to occupy the space. The charge is determined based upon the remaining lease rentals, reduced by estimated sublease rentals that could reasonably be obtained from the property. Leasehold improvements associated with abandoned facilities are charged to expense in the period in which the Company ceases to occupy the space.

Other Real Estate:

Other real estate primarily includes properties acquired through foreclosure or deed in lieu of foreclosure. At foreclosure, the other real estate is recorded at the lower of the amount of the loan balance or the fair value of the real estate, less the cost to sell, through a charge to the allowance for loan losses, if necessary. Subsequent write downs required by changes in estimated fair value or disposal expenses are recorded through the valuation allowance and a provision for losses charged to noninterest expense. Carrying costs of these properties, net of related income, and gains or losses on the sale from their disposition are also included in current operations as other noninterest expense.

Goodwill and Intangible Assets:

Goodwill was created upon the Company’s acquisition of the Bank in 1997 and represents the excess of purchase price over the fair value of net assets acquired. The transaction was accounted for by the purchase method of accounting. Under purchase accounting, the price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. Goodwill is not amortized, but tested annually for impairment or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. At any time impairment exists, the Company will record an impairment loss with an impairment charge recorded in noninterest expense.

Intangible assets with finite lives are amortized straight-line over their estimated useful lives and tested for impairment only when events or circumstances indicate that the carrying value of the asset may not be recovered.

Income Taxes:

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the income tax provision in the period in which the law is enacted. Deferred tax assets are reduced by a valuation allowance, when in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

At times, the Company applies different tax treatment for selected transactions for tax return purposes than for financial reporting purposes. The accrual for income taxes includes reserves for those differences in tax positions. On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). In accordance with FIN 48, the Company initially recognizes the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examinations. Subsequently, the reserves are then utilized or reversed when the Company determines the

TAYLOR CAPITAL GROUP, INC.

more likely than not threshold is no longer met, once the statute of limitations has expired, or the tax matter is effectively settled. The Company includes any interest and penalties associated with uncertain tax positions as income tax expense on the Consolidated Statements of Operations. Prior to the adoption of FIN 48, the reserves for uncertain tax positions were utilized or reversed once the statute of limitations expired or the Company determined that it is probable that the position taken on the tax return will be sustained by the taxing authorities. Any reserves for interest and penalties related to uncertain tax positions were also included in income tax expense on the Consolidated Statements of Operations.

Employee Benefit Plans:

Stock-based Compensation: The Company has an incentive compensation plan that allows the issuance of nonqualified stock options and restricted stock to employees and directors. On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which was applied to periods prior to 2006.

The Company adopted SFAS 123R using the modified prospective transition method. Under the modified prospective transition method, the Company’s Consolidated Financial Statements as of and for the years ended December 31, 2007 and 2006 reflect the impact of SFAS 123R, however, prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statements of Operations for stock options granted to employees and directors because the exercise price of the Company’s stock options equaled the fair market value of the underlying stock at the date of grant. However, compensation costs for restricted stock was recognized, based upon the fair value of the stock on the grant date, over the vesting period.

The following table illustrates the effect on net income (loss) and earnings (loss) per share as if SFAS 123R had been applied to all outstanding share-based payment awards for the periods indicated. The amounts reported for 2005 are as if the provisions of SFAS 123R had been applied and the amounts reported for 2007 and 2006 are as reported on the Consolidated Statement of Operations:

	For the Years Ended December 31,
	As Reported 2007	As Reported 2006	Pro Forma 2005
	(in thousands, except per share amounts)
Net income (loss) as reported	$(9,570)	$46,163	$31,771
Add: Stock-based compensation, net of tax, included in the determination of net income (loss), as reported	985	958	326
Deduct: Stock-based compensation, net of tax, that would have been reported if the fair value based method had been applied to all awards	(985)	(958)	(848)

Net income (loss)	$(9,570)	$46,163	$31,249

Basic earnings (loss) per common share
As reported	$(0.89)	$4.22	$3.16
Pro forma	(0.89)	4.22	3.11
Diluted earnings (loss) per common share
As reported	$(0.89)	$4.15	$3.09
Pro forma	(0.89)	4.15	3.04

TAYLOR CAPITAL GROUP, INC.

Nonqualified Deferred Compensation Plan: The Company maintains a nonqualified deferred compensation program for certain key employees which allow participants to defer a portion of their base, commission, or incentive compensation. The amount of compensation deferred by the participant, along with any Company discretionary contributions to the plan, are held in a rabbi trust for the participants. The Company’s discretionary contributions are recorded as additional compensation expense when contributed. While the Company maintains ownership of the assets, the participants are allowed to direct the investment of the assets in several equity and fixed income mutual funds. These assets are recorded at their approximate fair market value in other assets on the Consolidated Balance Sheets. A liability is established, in accrued interest, taxes and other liabilities in the Consolidated Balance Sheets, for the fair value of the obligation to the participants. Any increase or decrease in the fair market value of plan assets is recorded in other noninterest income on the Consolidated Statements of Operations. Any increase or decrease in the fair value of the deferred compensation obligation to participants is recorded as additional compensation expense or a reduction of compensation expense on the Consolidated Statements of Operations.

Derivative Instruments and Hedging Activities:

The Company uses derivative financial instruments (derivatives), including interest rate exchange agreements and interest rate floor or collar agreements to assist in its interest rate risk management. The Company may also use derivative instruments to accommodate customer needs. The Company’s asset and liability management and investment policies do not allow the use of derivatives for trading purposes. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are measured and reported at fair value on the Consolidated Balance Sheet as either an asset or a liability. For derivatives that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of the change in the fair values. For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For all hedging relationships, derivative gains and losses that are not effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings during the period of the change. Similarly, the changes in the fair value of derivatives that do not qualify for hedge accounting under SFAS 133 or are not designated as an accounting hedge are also reported currently in earnings, in noninterest income.

The net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. The net cash settlements on derivatives that do not qualify for hedge accounting or are not designated as an accounting hedge are reported in noninterest income.

At the inception of the hedge and quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivatives have been highly effective in offsetting the changes in the fair values or cash flows of the hedged item and whether they are expected to be highly effective in the future. The Company discontinues hedge accounting prospectively when it is determined that the derivative is or will no longer be effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires, is sold, or terminated, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, the future gains and losses arising from any change in fair value are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transaction is still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized or accreted into earnings over the same periods which the hedged transactions would have affected earnings.

TAYLOR CAPITAL GROUP, INC.

The estimates of fair values of our derivatives are calculated using independent valuation models to estimate mid-market valuations. The fair values produced by these proprietary valuation models are in part theoretical and therefore can vary between derivative dealers and are not necessarily reflective of the actual price at which the contract could be traded. Small changes in assumptions can result in significant changes in valuation. The risks inherent in the determination of the fair value of a derivative may result in income statement volatility.

Financial Instruments:

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded, except that the fair value of standby letters of credit are recorded as a liability on the Consolidated Balance Sheets and amortized over the commitment period.

Comprehensive Income:

Comprehensive income includes net income, unrealized holding gains and losses on available-for-sale securities, and gains and losses associated with cash flow hedging instruments. The statement of comprehensive income is included within the Consolidated Statements of Changes in Stockholders’ Equity. Also, see Note 22 – “Other Comprehensive Income” for further details.

New Accounting Standards:

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Financial Statements” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, formerly referred to as minority interest, and provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary. In addition, SFAS 160 establishes standards of accounting for the deconsolidation of a subsidiary due to loss of control. SFAS 160 will be effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. While the Company has not completed its evaluation of this Standard, the adoption of SFAS 160 in 2009 is not expected to have a material impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). This statement revises and replaces SFAS No. 141, “Business Combinations” which was issued in June 2001. SFAS 141R establishes principles and requirements for how an acquirer in a business combination should recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, recognize and measure goodwill acquired, and determine what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

The FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) in September 2006. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. The Statement emphasizes that fair value is a market-based measurement, and not an entity-specific measurement, based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS 156”), which amends the guidance in SFAS 140. SFAS 156 requires that an entity separately recognize a servicing asset or a servicing liability when it undertakes an obligation to service a financial asset under a servicing contract in certain situations, and to initially record such servicing assets or servicing liabilities at fair value, if practicable. SFAS 156 also allows an entity to measure its servicing assets and servicing liabilities subsequently using either the amortization method, which existed under SFAS 140, or the fair value measurement method. SFAS 156 was effective for the fiscal year beginning January 1, 2007. The adoption of SFAS 156 did not have a material effect on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 also amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Interpretation prescribes the recognition threshold and measurement for the recognition in the financial statements of a tax position taken or expected to be taken in a tax return. FIN 48 clarifies that an enterprise should recognize the financial statement effects of a tax position when that position will “more-likely-than-not” be sustained. FIN 48 also provides additional guidance on derecognition, interest and penalties, and disclosure of uncertain tax positions. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements.

Reclassifications:

Amounts in the prior years’ consolidated financial statements are reclassified whenever necessary to conform to the current year’s presentation.

TAYLOR CAPITAL GROUP, INC.

2. Cash and Due From Banks

The Bank is required to maintain a balance with the Federal Reserve Bank to cover reserve and clearing requirements. The average balance required to be maintained for the years ended December 31, 2007 and 2006 was approximately $2.0 million.

3. Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of investment securities at December 31, 2007 and 2006 are as follows:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$105,720	$629	$(44)	$106,305
Collateralized mortgage obligations	167,509	691	(2,623)	165,577
Mortgage-backed securities	472,477	5,655	(2,008)	476,124
State and municipal obligations	143,271	1,304	(235)	144,340

Total available-for-sale	888,977	8,279	(4,910)	892,346

Held-to-maturity:
Other debt securities	25	—	—	25

Total held-to-maturity	25	—	—	25

Total	$889,002	$8,279	$(4,910)	$892,371

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$157,848	$—	$(2,257)	$155,591
Collateralized mortgage obligations	165,297	27	(3,885)	161,439
Mortgage-backed securities	207,275	953	(4,430)	203,798
State and municipal obligations	147,566	1,178	(762)	147,982

Total available-for-sale	677,986	2,158	(11,334)	668,810

Held-to-maturity:
Other debt securities	275	—	—	275

Total held-to-maturity	275	—	—	275

Total	$678,261	$2,158	$(11,334)	$669,085

TAYLOR CAPITAL GROUP, INC.

The following table summarizes, for investment securities with unrealized losses as of December 31, 2007 and 2006, the amount of the unrealized loss and the related fair value of investment securities with unrealized losses. The unrealized losses have been further segregated by investment securities that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 or more months. At December 31, 2007, the Company had 66 investment securities in an unrealized loss position. Of these securities, 37 securities have been in a loss position for 12 or more months. Management believes the declines in market value is attributed to changes in interest rates and not credit quality, and because the Company has both the intent and ability to hold all of these securities for the time necessary until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007 and 2006.

	December 31, 2007
	Length Of Continuous Unrealized Loss Position
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$9,994	$(6)	$19,962	$(38)	$29,956	$(44)
Collateralized mortgage obligations	38,880	(865)	84,915	(1,758)	123,795	(2,623)
Mortgage-backed securities	22,019	(159)	98,667	(1,849)	120,686	(2,008)
State and municipal obligations	22,648	(123)	13,543	(112)	36,191	(235)

Temporarily impaired securities – Available-for-sale	93,541	(1,153)	217,087	(3,757)	310,628	(4,910)

Held-to-maturity:
Other debt securities	—	—	—	—	—	—

Temporarily impaired securities – Held-to-maturity	—	—	—	—	—	—

Total temporarily impaired securities	$93,541	$(1,153)	$217,087	$(3,757)	$310,628	$(4,910)

	December 31, 2006
	Length Of Continuous Unrealized Loss Position
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$—	$—	$155,591	$(2,257)	$155,591	$(2,257)
Collateralized mortgage obligations	—	—	157,008	(3,885)	157,008	(3,885)
Mortgage-backed securities	—	—	129,834	(4,430)	129,834	(4,430)
State and municipal obligations	67,293	(481)	16,292	(281)	83,585	(762)

Temporarily impaired securities – Available-for-sale	67,293	(481)	458,725	(10,853)	526,018	(11,334)

Held-to-maturity:
Other debt securities	—	—	—	—	—	—

Temporarily impaired securities – Held-to-maturity	—	—	—	—	—	—

Total temporarily impaired securities	$67,293	$(481)	$458,725	$(10,853)	$526,018	$(11,334)

TAYLOR CAPITAL GROUP, INC.

The following table shows the contractual maturities of debt securities, categorized by amortized cost and estimated fair value, at December 31, 2007.

	Amortized Cost	Estimated Fair Value
	(in thousands)
Available-for-sale:
Due in one year or less	$41,975	$41,939
Due after one year through five years	66,703	67,380
Due after five years through ten years	23,575	23,990
Due after ten years	116,738	117,336
Collateralized mortgage obligations	167,509	165,577
Mortgage-backed securities	472,477	476,124

Total	$888,977	$892,346

Held-to-maturity:
Due after one year through five years	$25	$25

Total	$25	$25

No gross gains were realized on the sale of available-for-sale investment securities in 2007 and 2006, while gross gains of $127,000 were realized on the sale of investment securities classified as available-for-sale during 2005. No gross losses were realized on the sale of available-for-sale investment securities in 2007, 2006 and 2005.

Investment securities with an approximate book value of $549 million and $366 million at December 31, 2007 and 2006, respectively, were pledged to collateralize certain deposits, securities sold under agreements to repurchase, Federal Home Loan Bank (“FHLB”) advances, and for other purposes as required or permitted by law.

Investment securities do not include the Bank’s investment in FHLB and Federal Reserve Bank stock of $15.3 million and $11.8 million at December 31, 2007 and 2006, respectively. These investments are required for membership and are carried at cost. The Bank also must maintain a specified level of investment in FHLB stock based upon the amount of outstanding FHLB borrowings.

4. Loans

Loans classified by type at December 31, 2007 and 2006 are as follows:

	2007	2006
	(in thousands)
Commercial and industrial	$850,196	$770,863
Commercial real estate secured	839,629	791,962
Real estate-construction	671,678	744,317
Residential real estate mortgages	60,195	62,453
Home equity loans and lines of credit	99,696	116,516
Consumer	10,551	13,237
Other loans	1,421	1,396

Gross loans	2,533,366	2,500,744
Less: Unearned discount	(33)	(59)

Total loans	2,533,333	2,500,685
Less: Allowance for loan losses	(54,681)	(37,516)

Loans, net	$2,478,652	$2,463,169

TAYLOR CAPITAL GROUP, INC.

Nonperforming loans include nonaccrual loans and interest-accruing loans contractually past due 90 days or more. Loans are placed on a nonaccrual basis for recognition of interest income when sufficient doubt exists as to the full collection of principal and interest. Generally, loans are to be placed on nonaccrual when principal and interest is contractually past due 90 days, unless the loan is adequately secured and in the process of collection.

The following table sets forth the amounts of nonperforming loans at December 31, 2007, 2006, and 2005 and the related interest on nonaccrual loans for the years then ended:

	2007	2006	2005
	(in thousands)
Recorded balance of loans contractually past due 90 days or more but still accruing interest, at end of year	$4,253	$10,046	$2,615
Recorded balance of nonaccrual loans, at end of year	71,412	23,111	10,834

Total nonperforming loans	$75,665	$33,157	$13,449

Restructured loans not included in nonperforming loans	$—	$—	$—
Interest on nonaccrual loans recognized in income	4,891	723	346
Interest on nonaccrual loans which would have been recognized under the original terms of the loans	8,431	3,168	1,069

Impaired loans include all nonaccrual loans as well as certain accruing loans judged to have higher risk of noncompliance with the present contractual repayment schedule for both interest and principal. Once a loan has been determined to be impaired, it is measured to establish the amount of the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that collateral-dependent loans may be measured for impairment based on the fair value of the collateral, less cost to sell. If the measure of the impaired loan is less than the recorded investment in the loan, a valuation allowance is recognized. While impaired loans exhibit weaknesses that may inhibit repayment in compliance with the original note terms, the measurement of impairment may not always result in an allowance for loan loss for every impaired loan.

Information about the Company’s impaired loans at or for the years ended December 31, 2007, 2006, and 2005 is as follows:

	2007	2006	2005
	(in thousands)
Recorded balance of impaired loans, at end of year:
With related allowance for loan loss	$66,547	$18,813	$26,605
With no related allowance for loan loss	24,425	5,323	9,159

Total	$90,972	$24,136	$35,764

Allowance for loan losses related to impaired loans, at end of year	$9,375	$2,528	$1,925
Average balance of impaired loans for the year	46,695	33,928	27,678
Interest income recognized on impaired loans for the year	1,665	850	1,918

The Company provides several types of loans to its customers including residential, construction, commercial, and consumer loans. Lending activities are conducted with customers in a wide variety of industries as well as with individuals with a wide variety of credit requirements. The Company does not have a concentration of loans in any specific industry. Credit risks tend to be geographically concentrated in that the majority of the Company’s customer base lies within the Chicago metropolitan area. Furthermore, as of December 31, 2007, 66% of our loan portfolio involves loans that are to some degree secured by real estate properties located primarily within the Chicago metropolitan area.

TAYLOR CAPITAL GROUP, INC.

Activity in the allowance for loan losses for the years ended December 31, 2007, 2006, and 2005 consisted of the following:

	2007	2006	2005
	(in thousands)
Balance at beginning of year	$37,516	$37,481	$37,484
Provision for loan losses	31,900	6,000	5,523
Loans charged-off	(15,792)	(7,231)	(7,088)
Recoveries on loans previously charged-off	1,057	1,266	1,562

Net charge-offs	(14,735)	(5,965)	(5,526)

Balance at end of year	$54,681	$37,516	$37,481

The Company has extended loans to directors and executive officers of the Bank, the Company and their related interests. The aggregate loans outstanding to the directors and executive officers of the Bank, the Company and their related interests totaled $82.0 million and $49.4 million at December 31, 2007 and 2006, respectively. During 2007 and 2006, new loans to such persons and their related interests totaled $64.1 million and $37.6 million, respectively and repayments totaled $31.5 million and $25.9 million, respectively. In the opinion of management, these loans were made in the normal course of business and on substantially the same terms for comparable transactions with other borrowers and do not involve more than a normal risk of collectibility.

5. Premises, Leasehold Improvements, and Equipment

Premises, leasehold improvements, and equipment at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
	(in thousands)
Land and improvements	$1,158	$1,158
Buildings and improvements	5,803	5,759
Leasehold improvements	7,739	6,286
Furniture, fixtures and equipment	21,023	20,273

Total cost	35,723	33,476
Less accumulated depreciation and amortization	(19,614)	(18,677)

Net book value	$16,109	$14,799

6. Other Real Estate and Repossessed Assets

Other real estate owned and repossessed assets totaled $2.6 million and $412,000 at December 31, 2007 and 2006, respectively. Activity in the allowance for other real estate and repossessed assets for the years ended December 31, 2007, 2006, and 2005, are as follows:

	2007	2006	2005
	(in thousands)
Balance at beginning of year	$130	$99	$4
Provision for losses on other real estate	7	216	148
Charge-offs	(12)	(185)	(53)

Balance at end of year	$125	$130	$99

TAYLOR CAPITAL GROUP, INC.

7. Goodwill and Intangible Assets

The Company had $23.2 million of goodwill that was created from the 1997 acquisition of the Bank. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company tests goodwill for impairment on July 1 of each year, or between annual assessment dates whenever events or significant changes in circumstances indicate that the carrying value may be impaired. Because of adverse changes in the business climate that impacted the Bank during the fourth quarter of 2007, the Company performed an additional goodwill impairment test as of December 31, 2007. As a result of a decline in the market price of the Company’s common stock to levels significantly below its book value, the Company determined that the entire amount of its goodwill was impaired, and recorded a $23.2 million goodwill impairment charge to write-off the remaining goodwill balance in the fourth quarter of 2007.

At December 31, 2007 and 2006, the Company had no intangible assets.

8. Interest-Bearing Deposits

Interest-bearing deposits at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
	(in thousands)
NOW accounts	$76,572	$82,484
Savings accounts	49,386	59,523
Money market deposits	763,336	807,949
Time deposits:
Certificates of deposit of less than $100,000	229,474	187,436
Certificates of deposit of $100,000 or more	313,969	329,188
Out-of-local-market certificates of deposit	117,159	105,119
Brokered certificates of deposit	505,631	551,786
Public time deposits	52,895	68,580

Total time deposits	1,219,128	1,242,109

Total	$2,108,422	$2,192,065

Interest expense on time deposits with balances of $100,000 or more was $11.6 million, $11.5 million, and $8.5 million for the years ended December 31, 2007, 2006, and 2005, respectively.

At December 31, 2007, the scheduled maturities of total time deposits are as follows:

Year	Amount
(in thousands)
2008	$831,512
2009	133,876
2010	59,958
2011	87,810
2012	28,672
Thereafter	77,300

Total	$1,219,128

TAYLOR CAPITAL GROUP, INC.

9. Other Borrowings

Other borrowings at December 31, 2007 and 2006 are summarized as follows:

	2007		2006
	Amount Borrowed	Weighted Average Rate	Amount Borrowed	Weighted Average Rate
	(dollars in thousands)
Securities sold under agreements to repurchase:
Overnight	$125,461	2.67%	$126,415	3.21%
Term	200,000	4.05	100,000	5.12
Federal funds purchased	23,468	4.00	35,823	4.93
U.S. Treasury tax and loan note option	40,125	4.25	81	4.99

Total	$389,054	3.62%	$262,319	4.17%

As of December 31, 2007 and 2006, the term repurchase agreements consisted of the following:

	December 31, 2007	December 31, 2006
	(in thousands)
Term Repurchase Agreements:
Repurchase agreement – rate 4.08%, due September 13, 2010, callable after December 13, 2007	$40,000	$—
Repurchase agreement – rate 4.02%, due October 10, 2010, callable after January 10, 2008	40,000	—
Repurchase agreement – rate 3.20%, due December 13, 2012, callable after March 13, 2008	20,000	—
Structured repurchase agreement – rate 4.41%, due August 31, 2012, callable after August 31, 2009, with embedded double interest rate caps at LIBOR of 5.58% and a floor of 0.00%	40,000	—
Structured repurchase agreement – rate 4.31%, due September 27, 2012, callable after September 27, 2009, with embedded double interest rate caps at LIBOR of 5.20% and a floor of 0.00%	40,000	—
Structured repurchase agreement – rate 3.70%, due December 13, 2012, callable after December 13, 2009, with embedded double interest rate caps at LIBOR of 5.11% and a floor of 0.00%	20,000	—
Repurchase agreement – rate 5.12%, due September 13, 2007	—	100,000

Total term repurchase agreements	$200,000	$100,000

Under the terms of the securities sold under agreements to repurchase, if the market value of the pledged securities declines below the repurchase liability, the Bank may be required to provide additional collateral to the buyer. For overnight repurchase agreements, the Bank maintains control of the pledged securities, however, for the term repurchase agreement the pledged securities are held by the counterparty. All of the $200.0 million of term repurchase agreements are callable before their actual maturity date. As of December 31, 2007, $100.0 million of the term repurchase agreements are callable in 2008 and the remaining $100.0 million will become callable in 2009.

TAYLOR CAPITAL GROUP, INC.

Information concerning securities sold under agreements to repurchase, including both the overnight and term agreements, for the years ended December 31, 2007, 2006, and 2005 is summarized as follows:

	2007	2006	2005
	(dollars in thousands)
Daily average balance during the year	$218,125	$227,237	$203,595
Daily average rate during the year	4.01%	3.91%	2.34%
Maximum amount outstanding at any month end	$325,461	$276,134	$276,827

Under the treasury tax and loan note option, the Bank is authorized to accept U.S. Treasury Department deposits of excess funds along with the deposits of customer taxes. These liabilities bear interest at a rate of 0.25% below the average federal funds rate and are collateralized by a pledge of various investment securities. The Bank also participates in the U.S. Treasury Department’s Term Investment Option program whereby the Bank can obtain additional short-term funding from the U.S. Treasury at the prevailing short-term market rates and are collateralized by commercial loans.

At December 31, 2007, subject to available collateral, the Bank had total pre-approved overnight federal funds borrowings and repurchase agreement lines of $265 million and $810 million, respectively.

10. Income Taxes

The components of the income tax expense (benefit) for the years ended December 31, 2007, 2006, and 2005 are as follows:

	2007	2006	2005
	(in thousands)
Current tax expense (benefit):
Federal	$10,474	$(2,344)	$17,146
State	1,893	1,689	3,191

Total	12,367	(655)	20,337

Deferred tax expense (benefit):
Federal	(6,175)	2,054	(625)
State	(1,631)	636	(189)

Total	(7,806)	2,690	(814)

Applicable income taxes	$4,561	$2,035	$19,523

Income tax expense was different from the amounts computed by applying the federal statutory rate of 35% for the years ended December 31, 2007, 2006, and 2005 to income (loss) before income taxes because of the following:

	2007	2006	2005
	(in thousands)
Federal income tax expense (benefit) at statutory rate	$(1,753)	$16,869	$17,953
Increase (decrease) in taxes resulting from:
Goodwill impairment	8,133	—	—
Tax-exempt interest income, net of disallowed interest deduction	(1,878)	(1,834)	(955)
State taxes, net	546	1,511	1,951
Impact of enacted state tax legislation	(376)	—	—
Addition (reversal) of allocated tax reserves, net	(34)	(14,643)	535
Other, net	(77)	132	39

Total	$4,561	$2,035	$19,523

TAYLOR CAPITAL GROUP, INC.

During 2007, despite a pre-tax loss of $5.0 million, the Company recorded income tax expense of $4.6 million, largely because the goodwill impairment charge was not deductible for income tax purposes. In addition, during 2007, the State of Illinois passed legislation that is expected to increase the Company’s effective tax rate beginning in 2008. As a result of the enactment of this legislation, the Company recognized a reduction in income tax expense of $376,000 due to an increase in deferred tax assets caused by the higher expected state tax rate. During 2006, income tax expense was reduced by the recognition of $15.5 million of tax benefit relating to deductions taken on prior year tax returns that had not been recognized for financial reporting purposes. Tax liabilities established for these tax uncertainties were no longer required primarily as a result of the expiration of the of the statute of limitations of the Company’s 2002 federal income tax return and the results of examinations in 2006 by taxing authorities with respect to other tax years.

At December 31, 2007 and 2006, the Company had a net deferred tax asset of $23.2 million and $23.1 million, respectively. Based upon historical taxable income, as well as projections of future taxable income, management believes that it is more likely than not that the deferred tax assets will be realized. Therefore, no valuation reserve has been recorded at December 31, 2007 or 2006.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	2007	2006
	(in thousands)
Deferred Tax Assets:
Premises, leasehold improvements and equipment, principally due to differences in depreciation	$789	$647
Loans, principally due to allowance for loan losses	21,892	14,952
Deferred income, principally net loan origination fees	1,052	1,635
Employee benefits	4,324	3,959
Deferred rent	1,587	1,280

Gross deferred tax assets	29,644	22,473

Deferred Tax Liabilities:
Brokered CD swaps	(1,553)	(2,290)
Discount accretion	(94)	(64)
Other	(588)	(516)

Gross deferred tax liabilities	(2,235)	(2,870)

Subtotal	27,409	19,603

Tax effect of other comprehensive income	(4,184)	3,546

Net deferred tax assets	$23,225	$23,149

The Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. The implementation of FIN No. 48 resulted in no change in the liability for unrecognized tax benefits. The following table provides a rollforward of the Company’s unrecognized tax positions for the year ended December 31, 2007 (in thousands).

Balance at January 1, 2007	$456
Additions based on tax positions related to the current year	28
Additions based on tax positions related to prior years	56
Reductions for tax positions of prior years	(367)

Balance at December 31, 2007	$173

TAYLOR CAPITAL GROUP, INC.

The total amount of unrecognized tax benefits at December 31, 2007 was $173,000. Of that amount, $112,000 would affect the effective income tax rate if recognized. The Company believes that it is reasonably possible that $113,000 of unrecognized tax benefits, primarily related to the resolution of potential state tax liabilities, is expected to reverse in the next twelve months.

During the year ended December 31, 2007, the Company recognized a reduction in income tax expense of approximately $5,000 related to interest and penalties and had approximately $71,000 accrued for the payment of interest and penalties at December 31, 2007 on the Consolidated Balance Sheets. The Company’s policy is to recognize interest and penalties in income tax expense on the Consolidated Statements of Operations.

The Company is no longer subject to examination by federal tax authorities for the years of 2003 and prior because the statute of limitations has expired. The Company, which is located and primarily does business in Illinois, is no longer subject to examination by the Illinois taxing authorities for the years of 2003 and prior.

11. Notes Payable and FHLB Advances

Notes payable: At December 31, 2007, the Company has a $20.0 million revolving credit facility that has not been drawn upon. The facility matures on November 27, 2008, and is secured by the Company’s pledge of its capital stock of the Bank and includes certain restrictions in the event of default. Interest on any drawn upon amounts would be, at the Company’s election, at the prime rate less 1.00% or LIBOR plus 1.15%. The underlying loan agreement requires that the Bank remain well capitalized and the holding company remain adequately capitalized as defined by regulatory guidelines. As of December 31, 2007, the Company was in compliance with these covenants.

FHLB advances: The Company’s advances consist of borrowings from the Federal Home Loan Bank of Chicago (“FHLBC”). FHLB advances at December 31, 2007 and 2006 consisted of the following:

	2007	2006
	(in thousands)
Cole Taylor Bank:
FHLB advance – 4.83%, due February 1, 2011, callable after January 8, 2004	$25,000	$25,000
FHLB advance – interest determined quarterly at the 3-month LIBOR plus 0.23%, with maximum interest rate of 5.48%; interest rate at December 31, 2007 and 2006 was 5.47% and 5.48% respectively; due April 7, 2008	30,000	30,000
FHLB advance – interest determined quarterly at the 3-month LIBOR plus 0.255%, with maximum interest rate of 5.755%; interest rate at December 31, 2007 and 2006 was 5.50% and 5.628% respectively, due July 13, 2008	25,000	25,000
FHLB advance – 4.59%, due April 5, 2010, callable after April 4, 2008	25,000	—
FHLB Advance – interest determined daily at the Fed Funds rate minus 3 basis points, interest rate at December 31, 2007 was 3.68%, due January 14, 2008	100,000	—

Total FHLB advances	205,000	80,000

Total notes payable and FHLB advances	$205,000	$80,000

At December 31, 2007, the FHLB advances were collateralized by $141.5 million of investment securities and a blanket lien on $228.8 million of qualified first-mortgage residential and home equity loans. Based on the value of collateral pledged at December 31, 2007, the Bank had additional borrowing capacity at the FHLB of

TAYLOR CAPITAL GROUP, INC.

$87.6 million. The weighted average interest rates at December 31, 2007 and 2006 was 4.42% and 5.32%, respectively. As of December 31, 2007, all $205.0 million of the FHLB advances were either callable or scheduled to mature within the next twelve months.

On October 10, 2007, the FHLBC filed a Form 8-K in which it reported that the FHLBC had entered into a consensual cease and desist order with its regulator. Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock and dividend declarations are subject to prior written approval from FHLBC’s regulator. The FHLBC did not declare or pay a dividend for the third quarter of 2007 and in January 2008, the FHLBC announced that it would not declare a dividend for the fourth quarter 2007. At December 31, 2007, the Company held, at cost, $10.25 million of FHLBC stock, all of which Management believes will ultimately be recovered.

Based on written correspondence and verbal communications with the FHLBC, Management believes the order should not impact the FHLBC’s ability to provide the Company with liquidity and funding needs in a manner consistent with past practice.

12. Junior Subordinated Debentures

The following table summarizes the amount of junior subordinated debentures issued by the Company to TAYC Capital Trust I and TAYC Capital Trust II as of December 31, 2007 and 2006:

	TAYC Capital Trust I	TAYC Capital Trust II
	(dollars in thousands)
Issuance Date	Oct. 21, 2002	June 17, 2004
Maturity Date	Oct. 21, 2032	June 17, 2034
Annual Rate	9.75%	3-mo LIBOR + 2.68%
Amount of Junior Subordinated Debentures:
At December 31, 2006	$45,369	$41,238
At December 31, 2007	45,369	41,238
Amount of Trust Preferred Securities Issued by Trust:
At December 31, 2006	$44,000	$40,000
At December 31, 2007	44,000	40,000

In June 2004, the Company formed TAYC Capital Trust II, a wholly owned subsidiary and a Delaware statutory trust. On June 17, 2004, TAYC Capital Trust II issued $40.0 million of floating rate trust preferred securities and invested the proceeds, along with $1.2 million received from the purchase of its common equity securities, in $41.2 million of floating rate junior subordinated debentures of the Company. The sole assets of the TAYC Capital Trust II are the Company’s junior subordinated debentures. The interest rate on both the trust preferred securities and the junior subordinated debentures equals the three-month LIBOR plus 2.68% and re-prices quarterly on the 17th of September, December, March and June. The interest rate on both the trust preferred securities and the junior subordinated debentures were 7.67% and 8.04% at December 31, 2007 and 2006, respectively. The rates are payable and adjust quarterly. The Company may redeem all or part of the debentures at any time on or after June 17, 2009, subject to approval by the Federal Reserve Bank, at a redemption price equal to 100% of the aggregate liquidation amount of the debentures plus any accumulated and unpaid distributions thereon to the date of redemption. The trust preferred securities are subject to mandatory redemption when the junior subordinated debentures are paid at maturity in 2034 or upon any earlier redemption of the debentures. The trust preferred securities may also be redeemed at any time in the event of unfavorable changes in certain laws or regulations, provided that any redemption prior to June 17, 2009 would require the payment of a prepayment penalty.

TAYLOR CAPITAL GROUP, INC.

In October 2002, the Company formed TAYC Capital Trust I, a wholly owned subsidiary and a Delaware statutory trust to issue $45.0 million of trust preferred securities. Proceeds from the sale of these trust preferred securities, along with $1.4 million received from the purchase of its common equity securities, were invested by TAYC Capital Trust I in $46.4 million of 9.75% junior subordinated debentures of the Company. The sole assets of the TAYC Capital Trust I are the Company’s junior subordinated debentures. Interest on both the trust preferred securities and junior subordinated debentures are payable quarterly at a rate of 9.75% per year. The Company may redeem all or part of these debentures at any time on or after October 21, 2007, subject to approval by the Federal Reserve Bank, at a redemption price equal to 100% of the aggregate liquidation amount of the debentures plus any accumulated and unpaid distributions thereon to the date of redemption. The trust preferred securities are subject to mandatory redemption when the junior subordinated debentures are paid at maturity in 2032 or upon any earlier redemption of the debentures. The trust preferred securities may also be redeemed at any time in the event of unfavorable changes in certain laws or regulations. In 2006, the Company purchased $1.0 million of the trust preferred securities issued by TAYC Capital Trust I from an unrelated third party. The Company exchanged the trust preferred securities it had purchased and a proportional amount of common securities issued by TAYC Capital Trust I, for $1.03 million of the Company’s junior subordinated debentures issued to TAYC Capital Trust I.

The Company may defer the payment of interest on each of the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters, provided that the deferral period does not extend past the stated maturity. During any such deferral period, distributions on the corresponding trust preferred securities will also be deferred and the Company’s ability to pay dividends on its common shares will be restricted. Issuance costs from each issuance of the trust preferred securities, consisting primarily of underwriting discounts and professional fees, were capitalized and are being amortized over thirty years, or through the maturity dates, to interest expense using the straight-line method. At December 31, 2007, unamortized issuance costs related to TAYC Capital Trust I and TAYC Capital Trust II were $2.5 million and $415,000, respectively.

The Company’s obligations with respect to each of the trust preferred securities and the related debentures, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the obligations of each of the Trusts under the respective trust preferred securities.

The Company does not consolidate TAYC Capital Trust I and TAYC Capital Trust II. The equity investments in the Trusts of $2.6 million are reported in other assets on the Consolidated Balance Sheet at December 31, 2007 and 2006.

13. Employee Benefit Plans

The Company’s employees participate in employee benefit plans consisting of a 401(k) Plan and a Profit Sharing/Employee Stock Ownership Plan (“ESOP”), collectively called the “Plans”. Contributions to the Plans are made at the discretion of the Board of Directors, with the exception of certain 401(k) matching of employee contributions. The 401(k) plan allows participants a choice of several equity and fixed income mutual funds. Company common stock is not an investment option for 401(k) participants. For the years ended December 31, 2007, 2006 and 2005, contributions paid to the Plans were $1.8 million, $2.3 million, and $1.9 million, respectively. The ESOP owned 291,577 shares and 299,103 shares of the Company’s common stock as of December 31, 2007 and 2006, respectively. These shares are held in trust for the participants by the ESOP’s trustee. As of December 31, 2007, all shares of Company common stock owned by the ESOP were allocated to plan participants.

The Company also maintains a non-qualified deferred compensation plan for certain key employees that allow participants to defer a portion of base and incentive compensation. The Company also may make contributions and discretionary matching contributions to the plan. The deferrals and Company contributions are held in a rabbi trust for the participants. While the Company maintains ownership of the assets, the participants are able to direct the investment of the assets into several equity and fixed income mutual funds. Company

TAYLOR CAPITAL GROUP, INC.

common stock is not an investment option for the participants. The Company records the assets at their fair value in other assets in the Consolidated Balance Sheets. The liability to participants is recorded in other liabilities in the Consolidated Balance Sheets. Total assets and the corresponding liability in the nonqualified deferred compensation plan totaled $6.6 million and $5.6 million at December 31, 2007 and 2006, respectively.

14. Stock-Based Compensation

The Company has an Incentive Compensation Plan (the “Plan”) that allows for the granting of stock-based compensation awards. Under the Plan, directors, officers and employees selected by the Board of Directors will be eligible to receive awards, including incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, and performance awards. The Company has only issued nonqualified stock options and restricted stock awards under the Plan. During the term of the Plan, on the first day of each calendar year the number of shares reserved for issuance under the Plan will be increased by a number of shares equal to the excess of 3.0% of the aggregate number of shares outstanding as of December 31 of the immediately preceding calendar year, over the number of shares remaining available for awards at that time. As of December 31, 2007, 1,890,142 shares of common stock were authorized for use in the Plan and 233,459 shares were available for future grants. In accordance with the provision in the Plan that increases the number of common shares reserved on the first day of each calendar year, as of January 1, 2008, 316,560 shares of Company common stock were available for future grants. The Company uses newly-issued shares of common stock for grants of restricted stock or upon the exercise of stock options.

The following table presents, for the periods indicated, stock-based compensation expense recognized on the Consolidated Statements of Operations under SFAS 123R:

	For the Years Ended December 31,
	2007	2006	2005
	(in thousands)
Recorded Compensation Expense for:
Restricted Stock	$686	$671	$537
Stock Options	925	906	—

	$1,611	$1,577	$537

Income Tax Benefit for:
Restricted Stock	$(266)	$(264)	$(211)
Stock Options	(360)	(355)	—

	$(626)	$(619)	$(211)

Recorded Net Expense for:
Restricted Stock	$420	$407	$326
Stock Options	565	551	—

	$985	$958	$326

The following table provides the amount of compensation expense related to stock options that the Company would have incurred had the Company not applied the intrinsic value method of accounting for stock options during 2005:

For the Year Ended December 31, 2005
(in thousands)
Pro Forma Stock Option Expense	$860
Pro Forma Income Tax Benefit	(338)

Net Pro Forma Expense	$522

TAYLOR CAPITAL GROUP, INC.

Stock Options:

SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Operations. The Company recognized compensation costs for these awards over the requisite service period for the entire award on a straight-line basis. Stock-based compensation expense recognized in the Company’s Consolidated Statements of Operations for the years ended December 31, 2007 and 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. As stock-based compensation expense recognized in the Consolidated Statements of Operations during 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to 2006, the Company accounted for forfeitures as they occurred.

Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant. The stock options that were granted prior to 2006 vest over a five year period (vesting at 20% per year) and expire 10 years following the grant date. The stock options that were granted in 2007 and 2006 vest over a four year period (vesting at 25% per year) and expire eight years following grant date. In either case, upon death, disability, retirement or change of control of the Company (as defined in the Plan) vesting may be accelerated to 100%.

The following is a summary of stock option activity for the year ended December 31, 2007:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2007	699,548	$25.34
Granted	105,356	30.31
Exercised	(36,669)	19.58
Forfeited	(20,398)	30.29
Expired	(2,851)	29.07

Outstanding at December 31, 2007	744,986	26.17	5.6	$246

Exercisable at December 31, 2007	428,162	$23.10	4.7	236

In connection with stock options exercised during 2007, the Company received $717,000 of cash from the settlement of the options on the exercised awards. In addition, the Company recorded a tax benefit from these exercises during the year ended December 31, 2007, of $143,000. Plan participants realized an intrinsic value of $416,000 from the exercise of these stock options during 2007. In comparison, Plan participants realized an intrinsic value of $2.2 million and $2.3 million from the exercise of stock options during 2006 and 2005, respectively. As of December 31, 2007, the total compensation cost related to nonvested stock options that have not yet been recognized totaled $2.1 million and the weighted average period which these costs are expected to be recognized over is approximately 2.5 years.

TAYLOR CAPITAL GROUP, INC.

Restricted Stock:

Under the Plan, the Company can grant restricted stock awards that vest upon completion of future service requirements or specified performance criteria. The fair value of these awards is equal to the market price at the date of grant. The Company recognizes stock-based compensation expense for these awards over the vesting period based upon the number of awards ultimately expected to vest. Restricted stock awards based upon completion of future service requirements vest 50% at the end of year three, 75% at the end of year four and 100% at the end of year five or upon death, disability, retirement or change of control (as defined in the Plan) of the Company. If a participant terminates employment prior to the end of the continuous service period, the unearned portion of the stock award is forfeited. The Company may also issue awards that vest upon satisfaction of specified performance criteria. For these types of awards, the final measure of compensation cost is based upon the number of shares that ultimately vest considering the performance criteria.

In conjunction with the adoption of SFAS 123R, the Company changed its method of attributing the value of restricted stock to compensation expense for awards in 2006. Prior to 2006, the Company recognized compensation cost for restricted stock over the service period of each separately vesting portion of the award, in effect treating each vesting portion as a separate award. For grants in 2007 and 2006, compensation costs are recognized on a straight line basis over the vesting period for the entire award.

The following table provides information regarding nonvested restricted stock:

Nonvested Restricted Stock	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2007	124,309	$32.77
Granted	32,447	30.15
Vested	(23,845)	27.05
Forfeited	(16,932)	31.73

Nonvested at December 31, 2007	115,979	$33.37

During 2007, the Company recorded a $56,000 tax benefit from the vesting of restricted stock awards. The fair value of restricted stock awards that vested during 2007 was $720,000, compared to $670,000 and $959,000 during the years ended December 31, 2006 and 2005, respectively. As of December 31, 2007, the total compensation cost related to nonvested restricted stock that has not yet been recognized totaled $2.6 million, and the weighted average period during which these costs are expected to be recognized over is approximately 3.5 years.

Valuation Information:

The Company uses the modified Black-Scholes option-pricing model (“Black-Scholes model”) for determining the fair value of stock options issued to employees and directors. The determination of the fair value of share-based payment awards using the Black-Scholes model is impacted by the Company’s stock price on the date of grant as well as several assumptions used as inputs into the model. The significant assumptions include the risk-free interest rate at grant date, expected stock price volatility, expected dividend payout, and expected option life.

The risk-free interest rate assumption is based upon observed interest rates for the expected term of the Company’s stock options. For grants in 2007 and 2006, the expected volatility input into the model takes into account the historical volatility of the Company common stock over the period that it has been publicly traded

TAYLOR CAPITAL GROUP, INC.

and the historical volatility over the expected term of the option of a peer group. The expected volatility for grants prior to 2006 was based upon estimates of volatility of Company common stock considering that prior to October 2002 the common stock was not publicly traded. The expected dividend yield assumption is based upon the Company’s historical dividend payout. For options granted in 2007 and 2006, the Company used the methodology used in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 in determining the expected life of the awards. This methodology takes into account the vesting periods and the contractual term of the award. For grants prior to 2006, the expected life was estimated considering that exercise behaviors were impacted by the limited history of public trading of the Company’s common stock.

The following are the significant assumptions used to determine the weighted average fair value of stock option awards, using the Black-Scholes model, for each of the periods indicated:

	For the Years Ended December 31,
	2007	2006	2005
Grant date fair value per share	$9.25	$11.76	$9.12
Significant assumptions:
Risk-free interest rate at grant date	4.68%	4.40%	4.23%
Expected stock price volatility	29.00%	27.50%	19.47%
Expected dividend payout	1.32%	0.64%	0.77%
Expected option life, in years	5.25	5.25	7.00

15. Stockholders’ Equity

At both December 31, 2007 and 2006, the authorized capital stock of the Company was 23 million shares, of which 18 million shares were common stock, par value $0.01 per share, and 5 million are preferred shares, par value $0.01 per share.

Common stock:

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefrom at such times and in such amounts as the Company’s Board of Directors may determine. The shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Preferred stock:

The Company’s amended and restated certificate of incorporation authorizes the Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms.

16. Regulatory Disclosures:

The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional

TAYLOR CAPITAL GROUP, INC.

discretionary actions by regulators, which, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entity’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s and Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Based on these quantitative measures, as of December 31, 2007 and 2006, the Company and the Bank were categorized as “well-capitalized”.

As of December 31, 2007 and 2006 the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized “well-capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. At December 31, 2007, there were no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Taylor Capital Group, Inc. – Consolidated	$368,188	12.74%	>$231,175	>8.00%	>$288,968	>10.00%
Cole Taylor Bank	342,607	11.88	>230,677	>8.00	>288,346	>10.00
Tier I Capital (to Risk Weighted Assets):
Taylor Capital Group, Inc. – Consolidated	$330,451	11.44%	>$115,587	>4.00%	>$173,381	>6.00%
Cole Taylor Bank	306,333	10.62	>115,339	>4.00	>173,008	>6.00
Leverage (to Average Assets):
Taylor Capital Group, Inc. – Consolidated	$330,451	9.40%	>$140,567	>4.00%	>$175,709	>5.00%
Cole Taylor Bank	306,333	8.74	>140,232	>4.00	>175,290	>5.00
As of December 31, 2006:
Total Capital (to Risk Weighted Assets):
Taylor Capital Group, Inc. – Consolidated	$372,451	13.35%	>$223,140	>8.00%	>$278,925	>10.00%
Cole Taylor Bank	334,293	12.01	>222,706	>8.00	>278,382	>10.00
Tier I Capital (to Risk Weighted Assets):
Taylor Capital Group, Inc. – Consolidated	$337,553	12.10%	>$111,570	>4.00%	>$167,355	>6.00%
Cole Taylor Bank	299,462	10.76	>111,353	>4.00	>167,029	>6.00
Leverage (to Average Assets):
Taylor Capital Group, Inc. – Consolidated	$337,553	10.17%	>$132,825	>4.00%	>$166,031	>5.00%
Cole Taylor Bank	299,462	9.04	>132,488	>4.00	>165,610	>5.00

TAYLOR CAPITAL GROUP, INC.

The Bank is also subject to dividend restrictions set forth by regulatory authorities. Under such restrictions, the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 2007, that the Bank could declare and pay to the Company, without the approval of regulatory authorities, amounted to approximately $46.4 million. However, payment of such dividends is also subject to the Bank remaining in compliance with all applicable capital ratios.

17. Commitments and Financial Instruments with Off-Balance Sheet Risks

Commitments:

The Company is obligated in accordance with the terms of various long-term noncancelable operating leases for certain premises (land and building) and office space and equipment, including the Company’s principal offices. The terms of the leases generally require periodic adjustment of the minimum lease payments based on an increase in the consumer price index. In addition, the Company is obligated to pay the real estate taxes assessed on the properties and certain maintenance costs. Certain of the leases contain renewal options for periods of up to five years. Total rental expense for the Company in connection with these leases for the years ended December 31, 2007, 2006, and 2005 was approximately $4.9 million, $4.7 million, and $4.5 million, respectively. Estimated future minimum rental commitments under all operating leases as of December 31, 2007 are as follows:

Year	Amount
(in thousands)
2008	$3,164
2009	3,648
2010	3,678
2011	3,758
2012	3,881
Thereafter	22,057

Total	$40,186

Financial Instruments with Off-Balance Sheet Risks:

At times, the Company is party to various financial instruments with off-balance sheet risk. The Company uses these financial instruments in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit and financial guarantees, such as financial and performance standby letters of credit. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Company’s net interest income will be adversely affected.

The Company mitigates its exposure to credit risk through its internal controls over the extension of credit. These controls include the process of credit approval and review, the establishment of credit limits, and, when deemed necessary, securing collateral. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; income-producing commercial or multi-family rental properties, vacant land or land under development; accounts receivable; inventories; and property, plant and equipment. The Company manages its exposure to interest rate risk generally by setting variable rates of interest on extensions of credit and administered rates on interest bearing non-maturity deposits and, on a limited basis, by using derivative financial instruments to offset existing interest rate risk of its assets and liabilities.

TAYLOR CAPITAL GROUP, INC.

The following is a summary of the contractual or notional amount of each significant class of financial instrument with off-balance sheet credit risk outstanding. The Company’s maximum exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and financial guarantees is represented by the contractual notional amount of these instruments.

At December 31, 2007 and 2006, the contractual amounts were as follows:

	2007	2006
	(in thousands)
Financial instruments wherein contract amounts represent credit risk:
Commitments to extend credit	$962,418	$914,662
Financial guarantees:
Financial standby letters of credit	52,895	56,885
Performance standby letters of credit	44,090	53,304

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many customers do not utilize the total approved commitments amounts. Historically, only approximately 60% of available commitment amounts are drawn. Therefore, the total commitment amounts do not usually represent future cash requirements.

The Company issues financial guarantees in the form of financial and performance standby letters of credit to meet the needs of customers. Financial standby letters of credit are conditional commitments issued by the Company to guarantee the payment of a specified financial obligation of a customer to a third party. Performance standby letters of credit are conditional commitments issued by the Company to make a payment to a specified third party in the event a customer fails to perform under a nonfinancial contractual obligation. The terms of these financial guarantees primarily range from less than one year to three years. A contingent liability is recognized if it is probable that a liability has been incurred by the Company under a standby letter of credit. The credit risk involved in issuing these letters of credit is essentially the same as that involved in extending loan facilities to customers. Management expects most of the Company’s letters of credit to expire undrawn. Management expects no significant loss from its obligation under these financial guarantees.

18. Derivative Financial Instruments

The Company uses derivative financial instruments, including interest rate exchange contracts (“swaps”) and interest rate floor and collar agreements, to assist in interest rate risk management. An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. Under an interest rate floor agreement, in the event a specified floating-rate index decreases below a pre-determined interest rate floor level, the Company will receive an amount, from the counterparty, equal to the difference between the floor level and the current floating-rate index computed based upon the notional amount. In an interest rate collar agreement, a pre-determined floor and ceiling interest rate levels are set with the counterparty. If the specified floating-rate index decreases below the interest rate floor level, the Company will receive an amount equal to the difference between the floor level and the current floating-rate index, computed based upon the notional amount. If the specified floating-rate index increases above the interest rate ceiling level, the Company will pay an amount equal to the difference between the current floating-rate index and the ceiling level, computed based upon the notional amount. For all types of these agreements, the notional amount does not represent the direct credit exposure. The Company is exposed to credit-related losses in the event of non-performance by the counterparty on the interest rate exchange or floor or collar payment, but does not anticipate that any counterparty will fail to meet its payment obligation.

TAYLOR CAPITAL GROUP, INC.

The Company has used these types of derivative agreements in the interest rate risk management of its portfolio of prime-based loans. In addition, the Company has entered into interest rate exchange agreements to accommodate customer needs. The following table describes the derivative instruments outstanding at both December 31, 2007 and 2006 (dollars in thousands):

	Notional Amount				Fair Value
Product	Dec. 31, 2007	Dec. 31, 2006	Strike Rates	Maturity	Dec. 31, 2007	Dec. 31, 2006
Derivative instruments designated as cash flow hedges:
Prime Floor	$100,000	$100,000	6.25%	7/12/2010	$968	$193
Prime Collar	—	150,000	7.75% and 8.505%	5/5/2009	—	587
Prime Collar	—	150,000	7.75% and 8.585%	5/5/2010	—	1,094

Subtotal	100,000	400,000
Non-hedging derivative instruments:
Prime Floor	100,000	100,000	5.50%	6/30/2010	467	75
Interest Rate Swap – pay fixed/receive variable	5,658	—	Pay 6.10% Receive 6.475%	8/1/2015	(168)	—
Interest Rate Swap – receive fixed/pay variable	5,658	—	Receive 6.10% Pay 6.475%	8/1/2015	168	—

Subtotal	111,316	100,000

Total	$211,316	$500,000

Derivative Instruments Designated as Cash Flow Hedges:

The Company had derivative instruments with a notional amount of $100 million and $400 million at December 31, 2007 and 2006, respectively, designated as cash flow hedges against interest receipts from Prime-based loans. The fair values of these derivatives are recorded as an asset or liability with the effective portion of the corresponding unrealized gain or loss recorded in other comprehensive income in stockholders’ equity, net of tax. All of the cash flow hedges have been highly effective.

At both December 31, 2007 and 2006, the Company had designated the floor agreement with a floor interest rate of 6.25%, as cash flow hedges against interest receipts from Prime-based loans. The Company did not received payments under this floor in 2006 or 2007. The premium on the floor is amortized to loan interest income in proportion to the expected value of the floor, calculated at inception, in each of the future periods. During 2007 and 2006, loan interest income was reduced by $193,000 and $44,000, respectively, for amortization of the floor premium, and $298,000 of amortization is expected for 2008.

During 2006, the Company entered into two interest rate collars with a total notional amount of $300 million that were designated as a cash flow hedges against interest receipts from Prime-based loans. The collars were obtained at no cost. During 2007, the Company received $69,000 of settlements under the collar agreements when the floating rate decreased below the collar floor rate. These settlements were recorded as additions to loan interest income. The Company did not receive any payments in 2006 and did not make any payments in 2006 or 2007. In December 2007, the Company terminated these collars with the counterparty. The fair value of the collars at termination was $7.5 million. Because the forecasted hedged transactions were probable of occurring, the gain realized upon termination was deferred and is amortized as an increase of loan interest income over what would have been the remaining life of the derivatives, which were scheduled to mature in May 2009 and May 2010. The amount of the deferred gain included in accumulated other comprehensive income at December 31, 2007, was $4.5 million, net of tax. During 2007, $58,000 of this deferred gain was amortized as an addition to loan interest income and $3.5 million of the deferred gain will be amortized in 2008.

TAYLOR CAPITAL GROUP, INC.

Non-hedging Derivative Instruments

At both December 31, 2007 and 2006, the Company had a floor agreement with a floor interest rate of 5.50% that was not designated as an accounting hedge. Prior to May 2006, this floor agreement was designated as a cash flow hedge for accounting purposes. The fair value of the floor on the date of de-designation was $39,000. Upon de-designation, the balance in accumulated other comprehensive income, which was comprised of the change in fair value since inception less amortization of the original floor cost, net of tax, is being amortized to loan interest income over the remaining four year term of the floor. During 2007 and 2006, $76,000 and $7,000, respectively of the balance was reclassified as a reduction in loan interest income and $157,000 is expected to be reclassified in 2008. Changes in the fair value of the floor subsequent to its de-designation are reported in noninterest income. During 2007 and 2006 the increase in the fair value of this de-designated floor of $392,000 and $36,000, respectively was reflected in noninterest income. The Company did not receive any payments in 2007 or 2006 under this floor agreement.

During the second quarter of 2007, as an accommodation to a customer, the Company entered into a $5.9 million amortizing notional amount interest rate swap. Under this agreement, the Company receives a fixed interest rate and pays interest at a variable rate. At the same time, in order to offset the exposure, the Company entered into a $5.9 million amortizing notional amount interest rate swap with a different counterparty with offsetting terms. Under this swap, the Company pays a fixed rate and receives interest based upon a variable rate. Changes in the fair value of each of the agreements, as well as any net cash settlements, are recognized in noninterest income in other derivative income or expense.

Terminated Derivative Instruments:

During 2006, the Company terminated with the original counterparty a three-year interest rate swap, with a notional amount of $50.0 million, which was used to hedge the variability in cash flows on certain prime-based commercial loans. Net cash settlements for this interest rate swap were reported as a reduction of loan interest income of $254,000 in 2006. The Company terminated this agreement in May 2006, and the loss of $1.4 million realized upon termination was deferred and is amortized as a reduction of loan interest income over what would have been the remaining life of the derivative, which matured in September 2007. The amount of the deferred loss included in accumulated other comprehensive income at December 31, 2006, was $440,000, net of tax. During each of 2006 and 2007, $722,000 of this deferred loss was amortized as a reduction in loan interest income.

During 2003, the Company terminated, with the original counterparties, interest rate exchange contracts with a total notional amount of $200 million that were used to hedge the variability of cash flows of $200 million of prime rate-based commercial loans. Because the forecasted hedged transactions were probable of occurring, the amount of the deferred gain included is accumulated other comprehensive income and at December 31, 2007 and 2006, totaled $128,000 and $326,000, respectively, net of tax. This deferred gain is reclassified as an adjustment to interest income over the remaining term of the original interest rate exchange contracts. For the years ended December 31, 2007 and 2006, $304,000 and $265,000, respectively, of this deferred gain was reclassified into interest income during each year. In addition, $198,000 of this deferred gain is expected to be reclassified into interest income during 2008.

The Company has also used interest rate swaps (“CD swaps”) to hedge the interest rate risk inherent in certain of its brokered certificates of deposits (“brokered CDs”). The CD swaps were used to convert the fixed rate paid on the brokered CDs to a variable rate based upon 3-month LIBOR. In May 2006, the Company terminated all of the $330.0 million notional amount of CD swaps that had been used as fair value hedges against brokered CDs. The termination of the swaps resulted in a $100,000 charge that was recorded in other derivative expense included in noninterest income. Upon termination, the associated cumulative fair value adjustment to the

TAYLOR CAPITAL GROUP, INC.

hedged brokered CDs of $3.7 million is being amortized into deposit interest expense over the remaining life of the CDs using an effective yield method. During 2007 and 2006, $932,000 and $587,000 of this fair value adjustment was amortized as additional deposit interest expense, and $536,000 of this adjustment is expected to be amortized in 2008.

Prior to November 18, 2005, these CD swaps did not qualify for fair value hedge accounting under SFAS 133. On November 18, 2005, the Company designated a portion of these CD swaps as fair value hedges. As fair value hedges, the net cash settlements from the designated swaps were reported as part of net interest income. In addition, the Company recognized in current earnings the change in fair value of both the interest rate swap and related hedged brokered CDs, with the ineffective portion of the hedge relationship reported in noninterest income. Prior to November 18, 2005 and for the portion of CD swaps that are not designated as fair value hedges, the Company reported the net cash settlements and the change in the fair value of these CD swaps as separate components of noninterest income. The fair value of the CD swaps was reported on the Consolidated Balance Sheets in accrued interest, taxes and other liabilities.

19. Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of the estimated fair value of financial instruments. A significant portion of the Company’s assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Company’s financial instruments, however, lack an available, or readily determinable, trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. The Company used significant estimations and present value calculations for the purposes of estimating fair values. Accordingly, fair values are based on various factors relative to current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

The methods and assumptions used to determine fair values for each significant class of financial instruments are presented below:

Cash and Cash Equivalents:

The carrying amount of cash, due from banks, interest-bearing deposits with banks or other financial institutions, federal funds sold, and securities purchased under agreement to resell with original maturities less than 90 days approximate fair value since their maturities are short-term.

Investment Securities:

Fair values for investment securities are determined from quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans:

Fair values of loans have been estimated by the present value of future cash flows, using current rates at which similar loans would be made to borrowers with the same remaining maturities.

Investment in FHLB and Federal Reserve Bank stock:

The fair value of these investments in FHLB and Federal Reserve Bank Stock equals its book value as these stocks can only be sold back to the FHLB, Federal Reserve Bank, or other member banks at their par value per share.

TAYLOR CAPITAL GROUP, INC.

Accrued Interest Receivable:

The carrying amount of accrued interest receivable approximates fair value since its maturity is short-term.

Derivative Financial Instruments:

The carrying amount and fair value of existing derivative financial instruments are based upon independent valuation models. On the Company’s Consolidated Balance Sheets, instruments that have a positive fair value are included in other assets and those instruments that have a negative fair value are included in accrued interest, taxes, and other liabilities.

Other Assets:

Financial instruments in other assets consist of assets in the Company’s nonqualified deferred compensation plan. The carrying value of these assets approximates their fair value and are based upon quoted market prices.

Deposit Liabilities:

Deposit liabilities with stated maturities have been valued at the present value of future cash flows using rates which approximate current market rates for similar instruments; unless this calculation results in a present value which is less than the book value of the reflected deposit, in which case the book value would be utilized as an estimate of fair value. Fair values of deposits without stated maturities equal the respective amounts due on demand.

Other Borrowings:

The carrying amount of overnight securities sold under agreements to repurchase, federal funds purchased, and the U.S. Treasury tax and loan note option, approximates fair value, as the maturities of these borrowings are short-term. Securities sold under agreements to repurchase with original maturies over one year have been valued at the present values of future cash flows using rates which approximate current market rates for instruments of like maturities.

Notes Payable and FHLB Advances:

Notes payable and FHLB advances have been valued at the present values of future cash flows using rates which approximate current market rates for instruments of like maturities.

Accrued Interest Payable:

The carrying amount of accrued interest payable approximates fair value since its maturity is short-term.

Junior subordinated debentures:

The fair value of the fixed rate junior subordinated debentures issued to TAYC Capital Trust I is computed based upon the publicly quoted market prices of the underlying trust preferred securities issued by the Trust. The fair value of the floating rate junior subordinated debentures issued to TAYC Capital Trust II is assumed to approximate its carrying value as the underlying interest rate adjusts quarterly based upon short-term market interest rates.

Off-Balance Sheet Financial Instruments:

The fair value of commercial loan commitments to extend credit are not material as they are predominantly floating rate, subject to material adverse change clauses, cancelable and not readily marketable. The carrying value and the fair value of standby letters of credit represents the unamortized portion of the fee paid by the customer.

TAYLOR CAPITAL GROUP, INC.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2007		December 31, 2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$83,561	$83,561	$134,920	$134,920
Investments	892,371	892,371	669,085	669,085
Loans, net of allowance	2,478,652	2,501,298	2,463,169	2,452,554
Investment in FHLB and Federal Reserve Bank stock	15,310	15,310	11,805	11,805
Accrued interest receivable	18,240	18,240	19,174	19,174
Derivative financial instruments	1,603	1,603	1,949	1,949
Other assets	6,574	6,574	5,626	5,626

Total financial assets	$3,496,311	$3,518,957	$3,305,728	$3,295,113

Financial Liabilities:
Deposits without stated maturities	$1,361,064	$1,361,064	$1,397,818	$1,397,818
Deposits with stated maturities	1,219,128	1,225,633	1,242,109	1,242,109
Other borrowings	389,054	421,207	262,319	263,158
Notes payable and FHLB advances	205,000	206,111	80,000	79,924
Accrued interest payable	13,973	13,973	14,405	14,405
Derivative financial instruments	168	168	—	—
Junior subordinated debentures	86,607	86,680	86,607	87,533

Total financial liabilities	$3,274,994	$3,314,836	$3,083,258	$3,084,947

Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$—	$—	$—	$—
Standby letters of credit	125	125	209	209

Total off-balance-sheet financial instruments	$125	$125	$209	$209

The remaining balance sheet assets and liabilities of the Company are not considered financial instruments and have not been valued differently than is required under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded above, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of the Company. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

20. Litigation:

The Company is, from time to time, a party to litigation arising in the normal course of business. Management knows of no threatened or pending legal actions against the Company that are likely to have a material adverse impact on its business, financial condition, liquidity or operating results.

TAYLOR CAPITAL GROUP, INC.

21. Parent Company Only

Summarized unconsolidated financial information of Taylor Capital Group, Inc. is as follows:

BALANCE SHEETS

(in thousands)

	December 31,
	2007	2006
ASSETS
Noninterest-bearing deposits with bank subsidiary	$21,974	$34,934
Investment in bank subsidiary	312,752	317,102
Investment in non-bank subsidiaries	2,616	2,616
Other assets	6,144	5,360

Total assets	$343,486	$360,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued interest, taxes and other liabilities	$2,623	$2,213
Junior subordinated debentures	86,607	86,607
Stockholders’ equity	254,256	271,192

Total liabilities and stockholders’ equity	$343,486	$360,012

STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Income:
Dividends from subsidiary Bank	$15,000	$10,000	$6,000
Dividends from non-bank subsidiary	235	232	211

Total income	15,235	10,232	6,211

Expenses:
Interest	7,931	7,815	7,577
Salaries and employee benefits	581	2,203	2,374
Legal fees, net	310	705	717
Other	1,962	2,130	2,459

Total expenses	10,784	12,853	13,127

Income (loss) before income taxes, equity in undistributed net income of subsidiaries	4,451	(2,621)	(6,916)
Income tax benefit	3,950	18,538	4,598
Equity in undistributed (distributions in excess of) earnings of subsidiaries	(17,971)	30,246	34,089

Net income (loss)	$(9,570)	$46,163	$31,771

TAYLOR CAPITAL GROUP, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(9,570)	$46,163	$31,771
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Amortization of stock-based compensation	198	806	184
Distributions in excess of (equity in undistributed) earnings of subsidiaries	17,971	(30,246)	(34,089)
Other, net	7	(659)	38
Changes in assets and liabilities:
Other assets	(410)	(805)	783
Other liabilities	468	(13,862)	278

Net cash provided by (used in) operating activities	8,664	1,397	(1,035)

Cash flows from investing activities:
Redemption of shares of TAYC Capital Trust I	—	31	—
Other, net	(374)	(8)	(10)

Net cash (used in) provided by investing activities	(374)	23	(10)

Cash flows from financing activities:
Repayments of notes payable	—	—	(10,500)
Repurchase of junior subordinated debentures	—	(1,031)	—
Purchase of treasury stock	(17,579)	—	—
Dividends paid	(4,388)	(2,651)	(2,402)
Proceeds from the issuance of common stock, net	—	—	38,950
Proceeds from the exercise of employee stock options	717	2,675	2,637

Net cash provided by (used in) financing activities	(21,250)	(1,007)	28,685

Net increase (decrease) in cash and cash equivalents	(12,960)	413	27,640
Cash and cash equivalents, beginning of year	34,934	34,521	6,881

Cash and cash equivalents, end of year	$21,974	$34,934	$34,521

TAYLOR CAPITAL GROUP, INC.

22. Other Comprehensive Income

The following table presents other comprehensive income (loss) for the years ended December 31, 2007, 2006, and 2005:

	Before Tax Amount	Tax Effect	Net of Tax
	(in thousands)
Year ended December 31, 2005:
Unrealized losses from securities:
Change in unrealized losses on available-for-sale securities	$(11,259)	$3,941	$(7,318)
Less: reclassification adjustment for gains included in net income (loss)	(127)	44	(83)

Change in unrealized losses on available-for-sale securities, net of reclassification adjustment	(11,386)	3,985	(7,401)
Change in net unrealized loss from cash flow hedging instruments	(1,815)	635	(1,180)
Change in deferred gain and losses from termination of cash flow hedging instruments	(265)	93	(172)

Other comprehensive loss	$(13,466)	$4,713	$(8,753)

Year ended December 31, 2006:
Change in unrealized losses on available-for-sale securities	$3,439	$(827)	$2,612
Change in net unrealized gain (loss) from cash flow hedging instruments	3,132	(1,127)	2,005
Change in deferred gain and losses from termination of cash flow hedging instruments	(1,530)	535	(995)

Other comprehensive income	$5,041	$(1,419)	$3,622

Year ended December 31, 2007:
Change in unrealized gain on available-for-sale securities	$12,545	$(4,919)	$7,626
Change in net unrealized gain from cash flow hedging instruments	6,764	(2,660)	4,104
Change in deferred gain and losses from termination of cash flow hedging instruments	437	(151)	286

Other comprehensive income	$19,746	$(7,730)	$12,016

23. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per common share. Due to the net loss for the year ended December 31, 2007, all 744,986 stock options outstanding were considered antidilutive. For the year ended December 31, 2006, stock options outstanding to purchase 207,921 common shares were not included in the computation of diluted earnings per share because the effect would have been antidilutive. All stock options outstanding were included in the computation of diluted earnings per share for the year ended December 31, 2005.

	For the Years Ended December 31,
	2007	2006	2005
	(dollars in thousands, except per share amounts)
Net income (loss)	$(9,570)	$46,163	$31,771

Weighted average common shares outstanding	10,782,316	10,940,162	10,045,358
Dilutive effect of stock options	—	178,656	241,289

Diluted weighted average common shares outstanding	10,782,316	11,118,818	10,286,647

Basic earnings (loss) per common share	$(0.89)	$4.22	$3.16
Diluted earnings (loss) per common share	$(0.89)	$4.15	$3.09

Appendix J

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007

Introduction

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank. We provide a range of banking services to our customers, with a primary focus on serving closely-held businesses in the Chicago metropolitan area and the people who own and manage them.

The following discussion and analysis presents our consolidated financial condition at December 31, 2007 and 2006 and the results of operations for the years ended December 31, 2007, 2006 and 2005. This discussion should be read together with the “Selected Consolidated Financial Data,” our audited consolidated financial statements and the notes thereto and other financial data contained elsewhere in this annual report. In addition to the historical information provided below, we have made certain estimates and forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these estimates and forward-looking statements as a result of certain factors, including those discussed in the section captioned “Risk Factors” and elsewhere in this Annual Report on Form 10-K.

Overview

We reported a net loss for the year ended December 31, 2007 of $9.6 million, or ($0.89) per share, compared with net income of $46.2 million, or $4.15 per diluted common share, for the year ended December 31, 2006. The net loss in 2007 included a non-cash, after-tax charge of $23.2 million, or $2.14 per share, for the write-off of our goodwill. Excluding this one-time charge, net operating earnings for 2007 would have been $13.7 million, or $1.25 per diluted share. This non-GAAP measure of net operating earnings is discussed more fully below. The largest component of the decline in net operating earnings in 2007 was a $31.9 million provision for loan losses in 2007, compared with a provision of $6.0 million in 2006. In addition, lower net interest margin caused a $6.5 million, or 5.8%, decline in net interest income during 2007. Net income in 2006 included $15.5 million, or $1.39 per share, of tax benefits associated with the resolution of particular tax uncertainties. These tax benefits were recognized in the second half of 2006 because of the expiration of the statute of limitations on our 2002 income tax return and the completion of certain taxing authority examinations. Total assets at December 31, 2007 were $3.56 billion, compared to $3.38 billion at December 31, 2006, an increase of $176.8 million, or 5.2%.

We reported net income for the year ended December 31, 2006 of $46.2 million, or $4.15 per diluted common share, compared with $31.8 million, or $3.09 per diluted common share, for the year ended December 31, 2005. The increased net income in 2006 was primarily a result of the $15.5 million, or $1.39 per share, of tax benefits associated with the resolution of particular tax uncertainties. Excluding this tax benefit, net operating earnings for 2006 would have been $30.7 million, or $2.76 per diluted common share. This non-GAAP measure is discussed more fully below. Pre-tax income decreased $3.1 million, or 6.0%, during 2006 to $48.2 million, compared to $51.3 million during 2005. The decrease in pre-tax income was largely due to an increase in noninterest expense of $3.6 million, or 5.2%, and a decrease in noninterest income of $1.6 million, or 9.0%. These decreases in pre-tax income were partly offset by higher net interest income of $2.6 million, or 2.4%. Total assets increased by $99.0 million, or 3.0%, from year-end 2005 to $3.38 billion at December 31, 2006.

Management uses certain non-GAAP financial measures and ratios in evaluating our performance. Specifically, for 2007, Management reviewed net income and the related earnings per share amount excluding the goodwill impairment charge recorded in the fourth quarter of 2007. We believe that excluding the non-recurring charge to write-off our entire goodwill provides a clearer indication of the results of our core businesses for purposes of comparisons to other periods. The following table reconciles net income and earnings per share as reported under generally accepted accounting principles, or GAAP, on our Consolidated Statements of Operations for the year ended December 31, 2007 to the non-GAAP pro forma measures.

	2007	2006	2005
	(dollars in thousands, except per share amounts)
Net income (loss), as reported	$(9,570)	$46,163	$31,771
Goodwill impairment	23,237	—	—
Tax benefit associated with resolution of particular tax uncertainties	—	(15,491)	—

Net operating earnings	$13,667	$30,672	$31,771

Diluted earnings (loss) per share, as reported	$(0.89)	$4.15	$3.09
Goodwill impairment	2.14	—	—
Tax benefit associated with resolution of particular tax uncertainties	—	(1.39)	—

Net operating diluted earnings per share	$1.25	$2.76	$3.09

Stock Repurchase Programs

During 2007, we repurchased an aggregate of 629,661 shares of our common stock under stock repurchase programs at a total cost of $17.6 million, or an average price of $27.92 per share. The decline in total shares outstanding, which were 10,551,994 at December 31, 2007, compared with 11,131,059 at December 31, 2006, was primarily a result of these programs. At December 31, 2007, our stock repurchase program would permit us to repurchase an additional $12.4 million of our common stock through August 13, 2008. While we have continued authorization, we have not repurchased any of our common shares since November 2007.

Application of Critical Accounting Policies

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America and general reporting practices within the financial services industry. Our accounting policies are described in the section of this annual report captioned “Notes to Consolidated Financial Statements–Summary of Significant Accounting and Reporting Policies.”

The preparation of financial statements in conformity with these accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available to us as of the date of the consolidated financial statements and, accordingly, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. Certain accounting policies inherently have greater reliance on the use of estimates, assumptions and judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. We consider these policies to be critical accounting policies. The estimates, assumptions and judgments made by us are based upon historical experience or other factors that we believe to be reasonable under the circumstances.

The following accounting policies materially affect our reported earnings and financial condition and require significant estimates, assumptions and judgments.

Allowance for Loan Losses

We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include a general allowance computed by applying loss factors to categories of loans outstanding in the portfolio, specific allowances for identified problem loans and portfolio segments, and an unallocated allowance. We maintain the allowance for loan losses at a level considered adequate to absorb probable losses inherent in our portfolio as of the balance sheet date. In evaluating the adequacy of our allowance for loan losses, we consider numerous quantitative factors, including historical charge-off experience, growth of our loan portfolio, changes in the composition of our loan portfolio and the volume of delinquent and criticized loans. In addition, we use information about specific borrower situations, including their financial position, work-out plans and estimated collateral values under various liquidation scenarios to estimate the risk and amount of loss for those borrowers. Finally, we also consider many qualitative factors, including general and economic business conditions, duration of the current business cycle, the impact of competition on our underwriting terms, current general market collateral valuations, trends apparent in any of the factors we take into account and other matters, which are by nature more subjective and fluid. Our estimates of risk of loss and amount of loss on any loan are complicated by the significant uncertainties surrounding not only our borrowers’ probability of default, but also the fair value of the underlying collateral. The current illiquidity in the real estate market has increased the uncertainty with respect to real estate values. Because of the degree of uncertainty and the sensitivity of valuations to the underlying assumptions regarding holding period until sale and the collateral liquidation method, our actual losses may vary from our current estimates.

As a business bank, our loan portfolio is comprised primarily of commercial loans to businesses. These loans are inherently larger in amount than loans to individual consumers and therefore have higher potential losses on an individual loan basis. The individually larger commercial loans can cause greater volatility in reported credit quality performance measures, such as total impaired or nonperforming loans. Our current credit risk rating and loss estimate with respect to a single sizable loan can have a material impact on our reported impaired loans and related loss exposure estimates. Because our loan portfolio contains a significant number of commercial loans with relatively large balances, the deterioration of any one or a few of these loans can cause a significant increase in uncollectible loans and, therefore, our allowance for loan losses. We review our estimates on a quarterly basis and, as we identify changes in estimates, the allowance for loan losses is adjusted through the recording of a provision for loan losses.
Goodwill Impairment

We had $23.2 million of goodwill that was created from our 1997 acquisition of the Bank. We test this goodwill for impairment on July 1 of each year, or between annual assessment dates whenever events or significant changes in circumstances indicate that the carrying value may be impaired. Because of adverse changes in the business climate that impacted the Bank during the fourth quarter of 2007, we performed an additional goodwill impairment test as of December 31, 2007. As a result of a decline in the market price of our common stock to levels significantly below our book value, we determined that the entire amount of our goodwill was impaired, and we recorded a $23.2 million goodwill impairment charge to write-off the remaining balance in the fourth quarter of 2007.

Income Taxes

At times, we apply different tax treatment for selected transactions for tax return purposes than for income tax financial reporting purposes. The different positions result from the varying application of statutes, rules, regulations, and interpretations, and our accruals for income taxes include reserves for these differences in position. Our estimate of the value of these reserves contains assumptions based upon our past experience and judgments about potential actions by taxing authorities, and we believe that the level of these reserves is reasonable. We initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examinations. Subsequently, the reserves are then utilized or reversed when we determine the more likely than not threshold is no longer met, once the statute of limitations has expired, or the tax matter is effectively settled. However, because reserve balances are estimates that are subject to uncertainties, the ultimate resolution of these matters may be greater or less than the amounts we have accrued.

Derivative Financial Instruments

We use derivative financial instruments (derivatives), including interest rate exchange and floor and collar agreements, to assist in our interest rate risk management. We also may use derivatives to accommodate individual customer needs. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are measured and reported at fair value on our consolidated balance sheet as either an asset or a liability. For derivatives that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the effective portion of the hedged risk, are recognized in current earnings during the period of the change in the fair values. For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For all hedging relationships, derivative gains and losses that are not effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings during the period of the change. Similarly, the changes in the fair value of derivatives that do not qualify for hedge accounting under SFAS 133 or are not designated as an accounting hedge are also reported currently in earnings.

At the inception of the hedge and quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivatives have been highly effective in offsetting the changes in the fair values or cash flows of the hedged item and whether they are expected to be highly effective in the future. If it is determined that the derivative is not highly effective as a hedge, hedge accounting is discontinued for the period. Once hedge accounting is terminated, all changes in fair value of the derivative flow through the consolidated statements of operations in other noninterest income, which results in greater volatility in our earnings.

The estimates of fair values of our derivatives are calculated using independent valuation models to estimate mid-market valuations. The fair values produced by these proprietary valuation models are in part theoretical and therefore can vary between derivative dealers and are not necessarily reflective of the actual price at which the contract could be traded. Small changes in assumptions can result in significant changes in valuation. The risks inherent in the determination of the fair value of a derivative may result in volatility in our statement of operations.

Results of Operations as of and for the years ended December 31, 2007, 2006, and 2005

Net Interest Income

Net interest income is the difference between total interest income earned on interest-earning assets, including investment securities, loans and hedged derivative instruments, and total interest expense paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is our principal source of earnings. The amount of net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of rates earned or paid on those assets and liabilities.

Year Ended December 31, 2007 as Compared to Year Ended December 31, 2006. Net interest income was $104.7 million for the year ended December 31, 2007, as compared to $111.2 million for 2006, a decrease of $6.5 million, or 5.8%. With an adjustment for tax-exempt income, our consolidated net interest income was $108.2 million, $6.3 million, or 5.5%, less than tax equivalent net interest income of $114.5 million during 2006. These non-GAAP tax-equivalent measures are discussed more fully below. The decrease in net interest income was a result of a decline in our net interest margin.

Our tax-equivalent net interest margin was 3.33% during 2007, 27 basis points lower than the net interest margin of 3.60% during 2006. The decline in the net interest margin resulted from our funding cost outpacing the increase in our total earning asset yield. While investment yields during 2007 benefited from increases in term market interest rates that occurred during 2007, competitive pricing pressure for loans and the impact of higher nonaccrual loans resulted in a decline in the yield on total loans. Our funding costs increased as a result of changes in funding mix and the repricing of term deposits to higher interest rates.

Our tax-equivalent net interest spread, which is determined by subtracting the yield on interest-earning assets from the cost of interest-bearing liabilities, declined 36 basis points during 2007 to 2.47%, compared to 2.83% in 2006. During 2007, our yield on our interest-earning assets increased 4 basis points to 7.09% from 7.05% during 2006. However, over the same time period, the cost of our interest-bearing liabilities increased 40 basis points to 4.62% during 2007 from 4.22% during 2006.

Average interest-earning assets increased $70.5 million, or 2.2%, to $3.25 billion during 2007, compared to $3.18 billion during 2006. Higher average loans accounted for most of the increase in average-earning assets during 2007. Average loans were $2.51 billion in 2007, an increase of $76.8 million, or 3.2%, as compared to average loans of $2.43 billion in 2006. Average commercial loans increased $114.0 million, or 5.1%, to $2.33 billion during 2007, compared to $2.21 billion during 2006. Decreases in consumer related loans of $37.1 million, or 17.2%, partly offset this increase.

The growth in average earning assets during 2007 was largely funded with wholesale funding sources. Average FHLB borrowings were $124.1 million during 2007 as compared to $80.5 million during 2006, and average interest-bearing deposits balances were $2.18 billion during 2007, compared to $2.17 billion during 2006. Increases in interest-bearing demand deposits, primarily higher rate money market accounts, were offset by decreases in average time deposit and savings account balances. See “Deposits” below for further discussion of the changes in our deposit balances during 2007.

Actions by the Federal Reserve resulted in a 125 basis point decline in the prime interest rate in January 2008. We believe, based on our internal modeling, that our net interest margin will likely decline over the next six months because during a falling interest rate environment, our portfolio of prime-based loans is expected to reprice faster than our term deposits. Additional factors, including those described above that negatively impacted our 2007 net interest margin, may put further pressure on our net interest margin in 2008. See “Quantitative and Qualitative Disclosure About Market Risks” below for further discussion of the impact of changes in interest rates.

Year Ended December 31, 2006 as Compared to Year Ended December 31, 2005. Net interest income was $111.2 million for the year ended December 31, 2006, as compared to $108.6 million for 2005, an increase of $2.6 million, or 2.4%. With an adjustment for tax-exempt income, our consolidated net interest income was $114.5 million, an increase of $4.3 million, or 3.9%, as compared to $110.2 million during 2005. These non-GAAP tax-equivalent measures are discussed more fully below. The net interest income increased as a result of higher average interest-earning assets, partly offset by a decline in our net interest margin.

The tax-equivalent net interest margin was 3.60% during 2006, compared to 3.80% during 2005, a decrease of 20 basis points. The margin in 2006 was negatively impacted by competitive pricing pressure for loans and deposits, as well as changes in our earning asset and funding mix in 2006 as compared to 2005.

The tax-equivalent net interest spread declined 40 basis points during 2006 to 2.83%, compared to 3.23% in 2005. While our yield on our interest-earning assets increased 86 basis points to 7.05% during 2006 from 6.19% during 2005, the cost of our interest-bearing liabilities increased to a greater extent. The cost of our interest-bearing liabilities increased 126 basis points to 4.22% during 2006 from 2.96% during 2005.

Average interest-earning assets increased $284.1 million, or 9.8%, to $3.18 billion for 2006, compared to $2.90 billion for 2005. Average loans increased $158.9 million, or 7.0%, to $2.43 billion during 2006, compared to $2.27 billion for 2005. Average commercial loans accounted for most of the increase, as these balances increased $208.0 million, or 10.4%, between the two periods. Our portfolio of home equity and consumer loans decreased by $51.5 million, or 25.3%. The yield earned on our loan portfolios benefited from the rising interest rate environment and the increase in the prime lending rate from June 2004 to June 2006. However, we experienced a decline in the interest rate spread above the prime lending rate on our prime-based loans due to competitive pressures within our marketplace. In addition, our investment portfolio, the yield on which is generally lower than the yield on our loans, was higher in 2006. Average investment balances increased $116.8 million, or 19.8%, to $707.9 million in 2006, compared to $591.1 million in 2005.

The growth in average earning assets during 2006 was funded primarily with interest-bearing deposits. Average interest-bearing deposits balances were $2.17 billion during 2006, a $246.0 million, or 12.8%, increase from average interest-bearing deposit balances of $1.92 billion in 2005. During 2006, average money market balances increased $168.0 million, or 33.0%, and average brokered certificates of deposits (“CDs”) increased $128.7 million, or 27.8%. While these balances increased, the balances of our lower cost deposits, such as NOW accounts, savings accounts, and non-interest bearing deposits, all decreased. The shift in balances towards the higher rate deposit products contributed to the downward pressure on our net interest margin during 2006.

Tax-Equivalent Measures. As part of our evaluation of net interest income, we review our consolidated average balances, our yield on average interest-earning assets, and the costs of average interest-bearing liabilities. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Because management reviews net interest income on a taxable equivalent basis, the analysis contains certain non-GAAP financial measures. In these non-GAAP financial measures, interest income and net interest income are adjusted to reflect tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35%. This assumed rate may differ from our actual effective income tax rate. In addition, the earning asset yield, net interest margin, and the net interest rate spread are adjusted to a fully taxable equivalent basis. We believe that these measures and ratios present a more meaningful measure of the performance of interest-earning assets because they provide a better basis for comparison of net interest income regardless of the mix of taxable and tax-exempt instruments.

The following table reconciles the tax-equivalent net interest income to net interest income as reported in our Consolidated Statements of Operations. In addition, the earning asset yield, net interest margin and net interest spread are shown with and without the tax equivalent adjustment.

	For the Year Ended December 31,
	2007	2006	2005
	(dollars in thousands)
Net interest income as reported	$104,705	$111,192	$108,607
Tax equivalent adjustment-investments	3,272	2,991	1,429
Tax equivalent adjustment-loans	240	353	209

Tax equivalent net interest income	$108,217	$114,536	$110,245

Yield on earning assets without tax adjustment	6.98%	6.94%	6.13%
Yield on earning assets - tax equivalent	7.09%	7.05%	6.19%
Net interest margin without tax adjustment	3.22%	3.49%	3.75%
Net interest margin - tax equivalent	3.33%	3.60%	3.80%
Net interest spread - without tax adjustment	2.36%	2.72%	3.18%
Net interest spread - tax equivalent	2.47%	2.83%	3.23%

The following table presents, for the periods indicated, certain information relating to our consolidated average balances and reflects our yield on average interest-earning assets and costs of average interest-bearing liabilities. The table contains certain non-GAAP financial measures to adjust tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35%.

	Year Ended December 31,
	2007			2006			2005
	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%)	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%)	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%)
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Investment securities (1):
Taxable	$564,962	$26,643	4.72%	$574,823	$24,779	4.31%	$530,513	$21,173	3.99%
Tax-exempt (tax equivalent) (2)	146,208	9,348	6.39	133,115	8,545	6.42	60,619	4,082	6.73

Total investment securities	711,170	35,991	5.06	707,938	33,324	4.71	591,132	25,255	4.27

Cash Equivalents	35,731	1,810	5.00	45,284	2,292	4.99	36,910	1,277	3.41

Loans (2) (3):
Commercial and commercial real estate	2,328,460	178,398	7.56	2,214,508	171,977	7.66	2,006,511	135,314	6.65
Residential real estate mortgages	61,253	3,555	5.80	63,904	3,581	5.60	61,487	3,258	5.30
Home equity and consumer	117,682	9,128	7.76	152,178	11,631	7.64	203,683	12,466	6.12
Fees on loans		1,689			1,539			1,877

Net loans (tax equivalent) (2)	2,507,395	192,770	7.69	2,430,590	188,728	7.76	2,271,681	152,915	6.73

Total interest earning assets (2)	3,254,296	230,571	7.09	3,183,812	224,344	7.05	2,899,723	179,447	6.19

NON-EARNING ASSETS:
Allowance for loan losses	(39,524)			(37,419)			(38,100)
Cash and due from banks	55,175			59,440			67,048
Accrued interest and other assets	91,677			85,482			86,218

TOTAL ASSETS	$3,361,624			$3,291,315			$3,014,889

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits:
Interest-bearing demand deposits	$888,242	$34,919	3.93	$772,127	$26,956	3.49	$627,489	$11,115	1.77
Savings deposits	54,169	150	0.28	66,500	188	0.28	78,853	230	0.29
Time deposits	1,233,280	61,961	5.02	1,330,524	60,122	4.52	1,216,846	40,665	3.34

Total interest-bearing deposits	2,175,691	97,030	4.46	2,169,151	87,266	4.02	1,923,188	52,010	2.70

Other borrowings	264,232	11,051	4.13	263,874	10,622	3.97	248,676	6,147	2.44
Notes Payable and FHLB advances	124,055	6,342	5.04	80,548	4,105	5.03	82,192	3,905	4.69
Junior subordinated debentures	86,607	7,931	9.16	87,067	7,815	8.98	87,638	7,140	8.15

Total interest-bearing liabilities	2,650,585	122,354	4.62	2,600,640	109,808	4.22	2,341,694	69,202	2.96

NONINTEREST-BEARING LIABILITIES:
Noninterest-bearing deposits	393,494			401,258			438,784
Accrued interest and other liabilities	41,442			53,251			51,941

Total noninterest-bearing liabilities	434,936			454,509			490,725

STOCKHOLDERS’ EQUITY	276,103			236,166			182,470

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,361,624			$3,291,315			$3,014,889

Net interest income (tax equivalent) (2)		$108,217			$114,536			$110,245

Net interest spread (2) (4)			2.47%			2.83%			3.23%

Net interest margin (2) (5)			3.33%			3.60%			3.80%

(1)	Investment securities average balances are based on amortized cost.

(2)	Calculations are computed on a taxable-equivalent basis using a tax rate of 35%.

(3)	Nonaccrual loans are included in the above stated average balances.

(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin is determined by dividing taxable equivalent net interest income by average interest-earning assets.

The following table presents, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a tax-equivalent basis assuming a tax rate of 35%. The impact of changes in the mix of interest-earning assets and interest-bearing liabilities is reflected in net interest income.

	Year Ended December 31,
	2007 over 2006 INCREASE/(DECREASE)			2006 over 2005 INCREASE/(DECREASE)
	VOLUME	RATE	NET	VOLUME	RATE	NET
	(in thousands)
INTEREST EARNED ON:
Investment securities:
Taxable	$(436)	$2,300	$1,864	$1,840	$1,766	$3,606
Tax-exempt	843	(40)	803	4,659	(196)	4,463
Cash equivalents	(486)	4	(482)	334	681	1,015
Loans	5,792	(1,750)	4,042	11,234	24,579	35,813

Total interest-earning assets			6,227			44,897

INTEREST PAID ON:
Interest-bearing demand deposits	4,332	3,631	7,963	3,037	12,804	15,841
Savings deposits	(38)	—	(38)	(34)	(8)	(42)
Time deposits	(4,562)	6,401	1,839	4,069	15,388	19,457
Other borrowings	14	415	429	397	4,078	4,475
Notes payable and FHLB advances	2,229	8	2,237	(78)	278	200
Junior subordinated debentures	(41)	157	116	(47)	722	675

Total interest-bearing liabilities			12,546			40,606

Net interest income	$2,843	$(9,162)	$(6,319)	$10,194	$(5,903)	$4,291

Provision for Loan Losses

We determine a provision for loan losses that we consider sufficient to maintain an allowance to absorb probable losses inherent in our portfolio as of the balance sheet date. For additional information concerning this determination, see “Application of Critical Accounting Policies – Allowance for Loan Losses,” “Nonperforming Assets and Impaired Loans” and “Allowance for Loan Losses.”

Our provision for loan losses was $31.9 million during 2007, compared to $6.0 million during 2006. Increases in net charge-offs, nonperforming loans and the amount of performing loans that have been assessed by us as having higher credit risk, and therefore receiving heighten monitoring, caused us to significantly increase our allowance for loans losses through the provision for loan losses in 2007, particularly in the fourth quarter of 2007. Net charge-offs totaled $14.7 million, or 0.59% of average total loans, during 2007 compared to $6.0 million, or 0.25% of average total loans, in 2006. In addition, the level of nonperforming loans increased to $75.7 million, or 2.99% of total loans, at December 31, 2007, compared to nonperforming loans of $33.2 million, or 1.33% of total loans, at December 31, 2006. See “Nonperforming Assets and Impaired Loans” and “Allowance for Loan Losses” for further discussion on the credit quality of our loan portfolio and our allowance for loan losses.

Our provision for loan losses was $6.0 million during 2006, an increase of $477,000, or 8.7%, compared to a provision for loan losses of $5.5 million during 2005. Net charge-offs increased slightly to $6.0 million, or 0.25% of average total loans, in 2006 from $5.5 million, or 0.24% of average total loans, in 2005. The increase in net charge-offs in 2006 was a factor in the increase in the provision in 2006 as compared to 2005.

Noninterest Income

The following table presents, for the periods indicated, the composition of our noninterest income:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Service charges	$7,709	$7,738	$9,022
Loan syndication fees	2,600	1,317	2,673
Trust services	2,320	2,269	3,069
Investment management fees	1,544	1,886	1,476
Letter of credit fees	527	597	666
ATM fees	417	364	373
Losses from partnership interests	(247)	(74)	(917)
Other noninterest income	1,449	1,674	1,007

	16,319	15,771	17,369

Gain on sale of land trusts	—	—	2,000
Gain on sale of branch	—	—	1,572
Gain on sale of investment securities, net	—	—	127

	—	—	3,699

Other derivative income (expense)	392	494	(3,203)

Total noninterest income	$16,711	$16,265	$17,865

Our noninterest income increased $446,000, or 2.7%, to $16.7 million during 2007, as compared to $16.3 million during 2006. A $1.3 million increase in loan syndication fees during 2007 primarily produced the increase. This increase was partly offset by a decline in investment management fees and an increase in losses from partnership interests. Noninterest income of $16.3 million during 2006 was $1.6 million, or 9.0%, less than noninterest income of $17.9 million during 2005. A decrease in deposit service charges, trust service fees, and loan syndication fees in 2006, as well as the impact of the non-recurring gains on the sale of a branch and our land trust operations in 2005, caused the decline in noninterest income in 2006.

Our service charges are principally derived from deposit accounts. Service charges totaled $7.7 million in each of 2007 and 2006 and $9.0 million during 2005. Service charge income is impacted by a number of factors, including the volume of deposit accounts and service transactions, the price established for each deposit service, the earnings credit rate and the collected balances customers maintain in their commercial checking accounts. The decrease in service charge revenue since 2005 was primarily caused by a lower volume of deposit services accounts and an increase in the earnings credit rate given to customers on their collected account balances to offset gross activity charges.

Loan syndication fees totaled $2.6 million, $1.3 million, and $2.7 million, during 2007, 2006, and 2005, respectively. These fees were earned through the syndication of certain commercial real estate development loans for our customers. Loan syndication fees are an opportunistic revenue source that has been largely dependent on the level of activity in the real estate development market as well as our balance sheet and credit risk management.

Trust fees were $2.3 million during both 2007 and 2006, approximately 25% less than the $3.1 million of trust fees in 2005. The decline in trust fees over the past two years was a result of our discontinuation of certain trust services during 2005, including the sale of our land trust operations during the first quarter of 2005 and the discontinuation of tax-deferred exchange trust services during the fourth quarter of 2005. Trust fees in 2007 and 2006 were primarily from our offering of corporate trust services. In connection with the sale of our land trust operations in 2005, we recognized a gain of $2.0 million.

Investment management fee income decreased $342,000, or 18.1%, to $1.5 million in 2007, compared to $1.9 million during 2006. In January 2007, we entered into an agreement with Mesirow Financial, a Chicago-based asset management firm, pursuant to which Mesirow Financial provides sub-advisory investment management services. In connection with our entering into this arrangement, several of our former investment management employees terminated their employment with us and joined another financial services company in Chicago. Investment management fees in 2006 increased $410,000, or 27.8%, as compared to the $1.5 million of fees in 2005.

We have investments in limited partnerships that specialize in providing low-income housing and community development in the Chicago metropolitan area. We account for our limited partnership investments under the equity method of accounting and recognize our share of partnership losses in noninterest income and the related low-income housing tax credits as a reduction of income tax expense. At December 31, 2007, we had investments in a total of 16 partnerships with a total carrying value of $1.6 million.

In January 2005, we recorded a $1.6 million gain in connection with the sale of our Broadview, Illinois branch. In addition to selling the land and building, we sold approximately $19.7 million of deposit balances and $5.3 million of loans associated with the branch.

Other derivative income in 2007 of $392,000 relates primarily to changes in the fair value of the prime floor which was not designated as an accounting hedge. Included in the $494,000 of other derivative income recorded in 2006 was $36,000 related to the changes in fair value of the prime floor subsequent to the removal of the hedge designation in May 2006. The remainder of the other derivative income in 2006 related to certain interest rate exchange agreements, or swaps, we had used to convert fixed rate brokered CDs to a variable rate. In May 2006, we terminated all of our interest rate swaps related to brokered CDs. Through the termination date, we had recognized $458,000 of other derivative income from these brokered CD swaps, which reflected the changes in the fair value of both the interest rate swaps and the related hedged brokered CDs, as well as the ineffective portion of the hedging relationship.

In 2005, we recognized $3.2 million of net derivative expense, as other derivative income in 2005 included net cash settlements as well as changes in the fair value of the interest rate swaps that did not qualify for hedge accounting. Losses in fair value from these swaps of $3.9 million during 2005 were partly offset by net cash settlements received of $684,000. An increase in the forward yield curve during 2005 caused the decrease in the fair value of the CD swaps. For additional information see “Application of Critical Accounting Policies—Derivative Financial Instruments” and “Notes to Consolidated Financial Statements—Derivative Financial Instruments” included in this Annual Report on Form 10-K.

Other noninterest income, which includes safe deposit rental fees, fees from financial planning services, mortgage banking activities, gains or losses from deferred compensation plan investments, and income from our unconsolidated subsidiaries that were formed to issue trust preferred securities, totaled $1.4 million, $1.7 million, and $1.0 million for the years ended December 31, 2007, 2006, and 2005, respectively. The decrease in other noninterest income during 2007 was primarily due to other noninterest income in 2006 including $181,000 of recoveries of losses on indemnification agreements on residential loans sold in a prior period. The increase in other noninterest income during 2006 as compared to 2005 was due primarily to a $396,000 increase in the market values of assets in our employees’ deferred compensation plan and the $181,000 of recoveries of losses on indemnification agreements on residential loans sold in a prior period.

Noninterest Expense

The following table presents for the periods indicated the composition of our noninterest expense:

	Year Ended December 31,
	2007	2006	2005
	(dollars in thousands)
Salaries and employee benefits:
Salaries, employment taxes, and medical insurance	$32,977	$32,738	$30,825
Incentives, commissions, and retirement benefits	4,794	7,914	9,430

Total salaries and employee benefits	37,771	40,652	40,255
Goodwill impairment	23,237	—	—
Occupancy of premises	8,673	7,842	7,035
Furniture and equipment	3,431	3,627	3,928
Legal fees, net	2,464	2,166	1,891

Other professional services	2,427	1,629	1,555
Computer processing	1,737	1,758	1,805
Advertising and public relations	1,510	1,525	574
Corporate insurance	1,108	1,211	1,373
Nonperforming asset expense	643	542	225
Consulting	636	1,018	768
FDIC insurance	307	320	316
Other noninterest expense	10,581	10,969	9,930

Total noninterest expense	$94,525	$73,259	$69,655

Efficiency Ratio (1)	77.85%	57.48%	55.13%

(1)	The efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, less investment securities gains.

Our noninterest expense in 2007 was $94.5 million, which included a one-time charge of $23.2 million for the impairment of our goodwill. Without the goodwill impairment charge, noninterest expense was $71.3 million in 2007, which was $2.0 million, or 2.7%, less than noninterest expense of $73.3 million in 2006. A decrease in total salaries and employee benefits, partly offset by higher other professional services produced the decrease. Our noninterest expense of $73.3 million in 2006 was $3.6 million, or 5.2%, higher than the $69.7 million of noninterest expense in 2005. An increase in advertising and public relations, occupancy of premises, and higher auditing, consulting, and legal fees combined to produce the increase in noninterest expense.

Salaries and employee benefits represent the largest category of our noninterest expense. Total salaries and employee benefits expense during 2007 was $37.8 million, compared to $40.7 million and $40.3 million during 2006 and 2005, respectively. During 2007, a $3.1 million decrease in incentive and employee benefit plan expenses produced most of the decrease as compared to 2006. Total salaries and employee benefits expense in 2006 was $397,000, or 1.0%, higher than in 2005, as an increase in salaries, taxes, and medical insurance was largely offset by a decline in incentive compensation.

Salaries, employment taxes and medical insurance expense increased $239,000, or 0.7%, to $32.9 million in 2007, as compared to $32.7 million in 2006. An increase in base salaries, partly offset by lower employment taxes produced the increase in expense. The increase in base salaries resulted from additions to our team of commercial banking relationship managers made in mid-2006 and related support staff, partly offset by the departure of our investment management employees in January 2007. Salaries, employment taxes and medical insurance expense increased $1.9 million, or 6.2%, in 2006, as compared to the $30.8 million of expense in 2005.

The increase in base salaries during 2006 was primarily caused by our increased investment in our commercial banking relationship managers. Severance expense was $318,000 in 2007, $326,000 in 2006, and $530,000 in 2005. The number of full-time equivalent employees was 418 at December 31, 2007 compared to 421 and 427 at the end of 2006 and 2005, respectively.

Total incentives, commissions, and retirement benefits decreased $3.1 million, or 39.4%, to $4.8 million in 2007, compared to $7.9 million in 2006. The decrease in cash-based incentives and retirement plan expenses reflects the diminished financial performance during 2007. Total incentives, commissions, and retirement benefits decreased $1.5 million, or 16.1%, to $7.9 million in 2006, compared to $9.4 million in 2005. Similar to 2007, we reduced our accruals for cash-based incentives for 2006 because certain performance targets were not achieved. This decrease was partly offset by a $1.0 million increase in cost of equity-based compensation, primarily due to the adoption of new accounting requirements in 2006 that require the recognition of expense related to stock options granted to employees and directors. Compensation costs in 2007 and 2006 included $925,000 and $906,000, respectively, of costs related to stock options.

Beginning in 2006, salaries and employee benefits expense was impacted by the adoption of SFAS No. 123, “Share-Based Payment” (“SFAS 123R”), which revised and reissued guidance on the accounting for stock-based compensation. SFAS 123R eliminated the intrinsic value method that we previously used to account for the granting of employee stock options. We adopted SFAS 123R effective January 1, 2006, using the modified prospective method, recording compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remained outstanding at the date of adoption. Stock-based compensation expense, adjusted for estimated forfeitures, is recognized against earnings for the portion of outstanding unvested awards, based on the grant date fair value of those awards as calculated using a Black-Scholes pricing model.

We recorded a $23.2 million goodwill impairment charge in 2007 to write-off our remaining goodwill balance. Our goodwill was created from our 1997 acquisition of the Bank. We test goodwill for impairment on July 1 of each year, or between annual assessment dates whenever events or significant changes in circumstances indicate that the carrying value may be impaired. Because of adverse changes in the business climate that impacted the Bank during the fourth quarter of 2007, we performed an additional goodwill impairment test as of December 31, 2007. As a result of a decline in the market price of our common stock to levels significantly below our book value, we determined that the entire amount of our goodwill was impaired and recorded the goodwill impairment charge in the fourth quarter of 2007.

Our occupancy of premises expense was $8.7 million during 2007, compared to $7.8 million during 2006, an increase of $831,000 or 10.6%. An increase in expense associated with our leased facilities and higher real estate taxes primarily produced the higher level of expense. During 2007, we moved our downtown Chicago facility from one leased facility to another as the lease on the existing facility was set to expire in December 2007. As a result, we incurred lease expense for the new facility and the existing facility as we transitioned to the new space. In addition, we incurred costs to physically move to the new facility. Also, costs associated with the closing of our Orland Park banking center and portions of our leased administrative offices at our Burbank facility contributed to the increase in occupancy costs. Occupancy costs were $7.8 million during 2006, as compared to $7.0 million during 2005. Occupancy of premises expense increased $807,000, or 11.5%, during 2006, as compared to 2005, primarily due to higher building related expenses including depreciation, real estate taxes, and maintenance.

Furniture and equipment expense was $3.4 million during 2007, compared to $3.6 million and $3.9 million during of 2006 and 2005, respectively. Lower depreciation and maintenance produced the decrease in the yearly comparisons.

Total legal fees, net of reimbursements, were $2.5 million during 2007, compared to $2.2 million and $1.9 million during 2006 and 2005, respectively. Legal fees consist of both holding company and Bank expenses. Holding company legal fees consist primarily of costs for general corporate matters, including securities law compliance and other costs associated with being a publicly-traded company. Bank legal fees relate to collection activities, loan documentation, contract and compliance matters and are reported net of reimbursements received from customers. While holding company legal fees declined by $395,000, Bank legal fees increased $693,000 primarily driven by increased collection activities, the reorganization of our wealth management business and other contract matters.

Other professional fees were $2.4 million during 2007, compared to $1.6 million in both of 2006 and 2005. Other professional services expense in 2007 increased compared to 2006 and 2005, primarily due to the sub-advisory investment management services now provided by a third-party asset management firm.

Our advertising expenses were $1.5 million in each of 2007 and 2006, compared to $574,000 in 2005. We increased advertising expense in 2007 and 2006 to increase awareness and launch a new brand marketing campaign.

Our computer processing expense is comprised of payments to third-party processors, primarily for our key data processing applications including loans, deposits, general ledger, payroll, internet banking and ATM operations. Our computer processing expense was $1.7 million during 2007 compared to $1.8 million during each of 2006 and 2005.

Corporate insurance totaled $1.1 million, $1.2 million, and $1.4 million during the years ended December 31, 2007, 2006, and 2005, respectively. A reduction in the amount of our directors’ and officers’ insurance coverage and a more favorable insurance market, among other factors, caused the decrease in expense since 2005.

Nonperforming asset expense was $643,000 in 2007, compared to $542,000 in 2006 and $225,000 in 2005. This net expense is influenced to a large degree by the number and complexity of the lending relationships being managed in our work-out area and properties being maintained pending their sale. An increase in nonperforming assets and loans in our work-out area caused the increase in 2007. We expect that a relatively higher level of nonperforming assets at December 31, 2007 may result in an increase in this expense during 2008.

Consulting expense was $636,000, $1.0 million, and $768,000 for the years ended December 31, 2007, 2006, and 2005, respectively. The higher expense during 2006 as compared to 2007 and 2005 primarily resulted from higher human resource related services.

FDIC insurance premiums were $307,000, $320,000, and $316,000 during the years ended December 31, 2007, 2006, and 2005, respectively. The Bank is an Illinois-chartered bank whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) Deposit Insurance Fund. The Bank is required to pay deposit insurance premium assessments based upon a risk classification system. During the past three years, the Bank’s assessment consisted only of assessments to cover the interest payments on outstanding obligations of the Financing Corporation (“FICO”), which was created in 1987 to finance the recapitalization of the savings and loan deposit insurance fund. The FICO assessments were in addition to the deposit insurance assessment. During 2006 and 2005, the Bank had qualified for the 0% rate on deposit insurance. Beginning in 2007, the FDIC increased the rates paid for deposit insurance. However, at the same time, the FDIC allowed eligible insured institutions to share in an one-time assessment credit for institutions in existence at December 31, 1996 that had paid deposit insurance assessments prior to that date. The Bank received a one-time credit and utilized this credit in 2007 to offset its increased deposit insurance assessment. The Bank expects that this one-time credit will be fully utilized during the first quarter of 2008. As a result, the Bank will begin to incur expense for deposit insurance premiums in addition to its share of the FICO obligations. We expect that deposit insurance premiums for the Bank in 2008 will be approximately $2.2 million higher than in 2007.

Other noninterest expense principally includes certain professional fees, operating losses and other operating expenses such as telephone, postage, office supplies, and printing. Other noninterest expense was $10.6 million in 2007 compared to $11.0 million in 2006 and $9.9 million in 2005. Decreases in business travel and entertainment, operating losses, office supplies, and postage all contributed to the lower level of other noninterest expense between 2007 and 2006. The increase in other noninterest expense in 2006 was primarily due to an increase in accounting and auditing services, recruiting and training costs. In addition, other noninterest expense in 2005 included a recovery of $700,000 from an adjustment to our reserves for interest receivable related to our portfolio of indirect manufactured homes.

Our efficiency ratio was 77.85% for 2007, compared to 57.48% for 2006 and 55.13% for 2005. The increase in the efficiency ratio in 2007 was primarily caused by the $23.2 million goodwill impairment charge.

Income Taxes

Income tax expense was $4.6 million for the year ended December 31, 2007, notwithstanding the pre-tax loss of $5.0 million, primarily because the goodwill impairment charge of $23.2 million was not deductible for income tax purposes. Our effective tax rate was lower because of the lower level of pre-tax earnings and the impact on the effective income tax rate of our tax-exempt interest income was larger than in previous periods. In addition, during 2007, the State of Illinois passed legislation that is expected to increase our effective tax rate beginning in 2008. As a result of the enactment of this legislation, we recognized a reduction in income tax expense of $376,000 by increasing our deferred tax assets.

Income tax expense was $2.0 million in 2006, resulting in an effective tax rate of 4.2%. In 2006, income tax expense of $18.0 million was reduced by the recognition of a $15.5 million of tax benefits relating to deductions taken on prior year tax returns that had not been recognized for financial reporting purposes. Tax liabilities established for these tax uncertainties were no longer required in 2006 primarily as a result of the expiration of the statute of limitations with respect to our 2002 federal income tax return and based upon the results of examinations by taxing authorities with respect to other tax years. In addition, tax expense in 2006 was reduced by refunds of prior years’ state income taxes totaling $443,000.

Income tax expense in 2005 was $19.5 million, resulting in an effective tax rate of 38.1%.

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of our financial position and operating results in terms of historical amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as the price of goods and services.

Financial Condition

Our total assets increased $176.8 million, or 5.2%, during 2007 to $3.56 billion at December 31, 2007, compared to $3.38 billion at year-end 2006. A $223.3 million, or 33.4%, increase in investment securities primarily drove the increase in total assets. In addition, loans increased $15.5 million, or 0.6%, from 2006. Partly offsetting these increases was the write-off of $23.2 million of goodwill. The asset growth was funded primarily with other borrowings and FHLB advances. Total other borrowings increased $126.7 million, or 48.3%, during 2007 to $389.1 million at December 31, 2007. Borrowings from the FHLB increased $125.0 million to $205.0 million at year end 2007. Total deposits decreased $59.7 million, or 2.3%, to $2.58 billion at December 31, 2007, as compared to total deposits of $2.64 billion at December 31, 2006. Total stockholders’ equity decreased $16.9 million during 2007 to $254.3 million from $271.2 million at December 31, 2006. The repurchase of approximately $17.6 million of our common stock, as well as the net loss incurred during the year, produced the decline in total stockholders’ equity during 2007.

Average interest-earning assets increased $70.5 million, or 2.2%, during 2007 to $3.25 billion, compared to average interest-earning assets of $3.18 billion during 2006. Higher average total loans of $76.8 million produced the majority of the increase in average interest-earning assets. While average investment securities increased $3.2 million during 2007 to $711.2 million, average interest-bearing cash equivalents decreased $9.6 million. The increase in average interest-earning assets was primarily funded with an increase in average borrowings . Average borrowings increased $43.4 million, while total average deposits increased $6.5 million.

Interest-bearing Cash Equivalents

Interest-bearing cash equivalents consist of interest-bearing deposits with banks or other financial institutions, federal funds sold and securities purchased under agreements to resell with original maturities less than 30 days. All federal funds are sold overnight with daily settlement required. We use short-term investments in circumstances where a large depositor indicates that the increase in its deposit balance is likely to be short-term.

Investment Securities

Our investment portfolio is designed to provide a source of income with minimal risk of loss, a source of liquidity and interest rate risk management opportunities. In managing our investment portfolio within the composition of the entire balance sheet, we balance our earnings, credit, interest rate risk, and liquidity considerations, with a goal of maximizing longer-term overall profitability.

The following tables present the composition and maturities of our investment portfolio by major category as of the dates indicated:

	AVAILABLE-FOR-SALE		HELD-TO-MATURITY		TOTAL
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
	(in thousands)
December 31, 2007:
U.S. government sponsored agency securities	$105,720	$106,305	$—	$—	$105,720	$106,305
Collateralized mortgage obligations	167,509	165,577	—	—	167,509	165,577
Mortgage-backed securities	472,477	476,124	—	—	472,477	476,124
State and municipal obligations	143,271	144,340	—	—	143,271	144,340
Other debt securities	—	—	25	25	25	25

Total	$888,977	$892,346	$25	$25	$889,002	$892,371

December 31, 2006:
U.S. government sponsored agency securities	$157,848	$155,591	$—	$—	$157,848	$155,591
Collateralized mortgage obligations	165,297	161,439	—	—	165,297	161,439
Mortgage-backed securities	207,275	203,798	—	—	207,275	203,798
State and municipal obligations	147,566	147,982	—	—	147,566	147,982
Other debt securities	—	—	275	275	275	275

Total	$677,986	$668,810	$275	$275	$678,261	$669,085

December 31, 2005:
U.S. government sponsored agency securities	$203,753	$200,357	$—	$—	$203,753	$200,357
Collateralized mortgage obligations	187,368	183,100	—	—	187,368	183,100
Mortgage-backed securities	166,592	161,898	—	—	166,592	161,898
State and municipal obligations	111,380	111,123	—	—	111,380	111,123
Other debt securities	—	—	275	275	275	275

Total	$669,093	$656,478	$275	$275	$669,368	$656,753

Investment securities do not include investments in Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock of $15.3 million, $11.8 million, and $12.9 million at December 31, 2007, 2006, and 2005, respectively. These investments are stated at cost, which approximates fair value.

We use our investment portfolio primarily for liquidity and interest rate risk management. In August 2007, we began the execution of an investment securities strategy designed to reduce the impact to our net interest income from declining interest rates. Over the latter half of 2007, we purchased $314.1 million of investment securities, primarily in the form of government-sponsored-enterprise issued mortgage-backed securities. These purchases, partly offset by maturities and repayments of mortgage-related securities, caused our investment portfolio during 2007 to increase by $223.3 million, or 33.4%, to $892.4 million at December 31, 2007 from $669.1 million at December 31, 2006. The overall weighted average life of our investment portfolio at December 31, 2007 was approximately 5.4 years, compared to approximately 5.3 years at December 31, 2006. In connection with our liquidity risk management, we regularly assess the size of our investment portfolio to meet our liquidity needs. See “Liquidity” and “Quantitative and Qualitative Disclosure About Market Risks” below for further discussion of our liquidity and interest rate risk management.

Our investment portfolio increased by $12.3 million, or 1.9%, to $669.1 million at December 31, 2006, compared to $656.8 million at year-end 2005. In 2006, we purchased $74.8 million of mortgage-related securities and $40.3 million of tax-exempt municipal securities. These purchases were partly offset by principal repayments and maturities.

At December 31, 2007, we had a net unrealized gain on the available for sale securities of $3.4 million, or 0.4% of amortized cost, compared to a net unrealized loss on the available for sale securities was $9.2 million, or 1.4% of amortized cost, at December 31, 2006. We had previously reported in our fourth quarter 2007 earnings release, dated January 30, 2008, a net unrealized loss on available for sale securities of $4.8 million, or 0.5% of amortized cost, at December 31, 2007. Following the issuance of that release, however, we increased the total fair value of our investment portfolio on our year-end 2007 consolidated balance sheet by $8.1 million, or 0.9% of amortized cost, from the previously reported amount of $884.2 million. This increase resulted in a net $4.9 million increase in total assets and accumulated other comprehensive income within total stockholders’ equity, as reflected in our consolidated financial statements included in this annual report. The increase in the total fair value of our investment portfolio reflects an adjustment to the market value of our portfolio to update the values to December 31, 2007. These revisions had no impact on our previously reported operating results.

At December 31, 2007, we had 66 investment securities in a gross unrealized loss position of $4.9 million. Of these securities, 37 securities have been in a loss position for 12 months or more. We believe that the unrealized losses arose from increased market interest rates, not credit deterioration, and that no other than temporary impairments exist. None of our mortgage-related securities are collateralized by sub-prime mortgages and all of our mortgage-related securities were rated at least investment grade at December 31, 2007. We believe that none of these unrealized losses represented other-than-temporary impairments of our investment portfolio. We have both the intent and ability to hold all of these securities for the time necessary to recover the amortized cost.

We manage our potential exposure to impairment within our investment securities portfolio by limiting potential credit risk and the purchase of securities at a premium over par value and by subjecting all securities to interest rate shock testing prior to their acquisition. No security is purchased if the result of the interest rate shock testing indicates a negative yield could result under any of the rate shocks. In addition, we adjust premium amortization monthly based on current prepayment estimates and 12 month rolling actual prepayment rates for all mortgage related securities.

Investments in U.S. government and government-sponsored agency securities are generally considered to have low credit risk. Our mortgage-backed securities holdings consist principally of direct “pass through” securities issued by Fannie Mae and Freddie Mac. While these securities are considered to have low credit risk, they do possess market value risk due to the prepayment risk associated with mortgage-backed securities. Our collateralized mortgage obligations (“CMOs”) consist primarily of planned amortization class securities that are backed by fixed-rate, single-family mortgage loans. Although the majority of our CMOs are guaranteed as to principal and interest by certain agencies, primarily Fannie Mae and Freddie Mac, they possess market risk due to the prepayment risk associated with the underlying collateral.

The following table shows the composition of our mortgage-related securities as of December 31, 2007 by type of issuer.

	Amortized Cost			Fair Value
	Pass Thru Securities	CMOs	Total	Pass Thru Securities	CMOs	Total
Government and government sponsored-enterprise securities	$456,431	$138,387	$594,818	$460,232	$136,621	$596,853
Private Issuers	16,046	29,122	45,168	15,892	28,956	44,848

	$472,477	$167,509	$639,986	$476,124	$165,577	$641,701

We generally invest in state and municipal obligations that are rated investment grade by nationally recognized rating organizations. However, certain municipal issues, which are restricted to our local market area, are not rated and undergo the Bank’s standard underwriting procedures for loan transactions.

We also have investments in Federal Reserve Bank stock and FHLB stock which are required to be maintained for various purposes. On October 10, 2007, the Federal Home Loan Bank of Chicago (“FHLBC”) filed a Form 8-K in which it reported that the FHLBC had entered into a consensual cease and desist order with its regulator. Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock and dividend declarations are subject to prior written approval from FHLBC’s regulator. Subsequently, the FHLBC announced that it would not declare a dividend for the third or fourth quarters of 2007. At December 31, 2007, we held, at cost, $10.25 million of FHLBC stock, all of which we believe we will ultimately be able to recover.

At December 31, 2007, we held no securities of any single issuer, other than U.S. government agency securities, that exceeded 10% of stockholders’ equity. Although we hold securities issued by municipalities within the State of Illinois that, in the aggregate, exceed 10% of stockholders’ equity, none of the holdings from any individual municipal issue exceed this threshold. Investment securities with an approximate book value of $549 million and $366 million at December 31, 2007 and 2006, respectively, were pledged to collateralize certain deposits, securities sold under agreements to repurchase, FHLB advances, and for other purposes as required or permitted by law.

Investment Portfolio – Maturity and Yields

The following table summarizes the contractual maturity of investment securities and their weighted average yields:

	AS OF DECEMBER 31, 2007
	WITHIN ONE YEAR		AFTER ONE BUT WITHIN FIVE YEARS		AFTER FIVE BUT WITHIN TEN YEARS		AFTER TEN YEARS		TOTAL
	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	TOTAL	YIELD
	(dollars in thousands)
Available-for-sale securities (1):
U.S. government sponsored agency securities	$39,956	4.17%	$60,789	4.73%	$5,560	4.75%	$—	—%	$106,305	4.52%
Collateralized mortgage obligations (2)	16,417	4.82	69,374	4.53	79,786	5.17	—	—	165,577	4.87
Mortgage-backed securities (2)	78,671	5.36	212,370	5.37	124,250	5.49	60,833	5.83	476,124	5.46
States and political subdivisions (3)	1,983	5.69	6,591	6.80	18,431	7.20	117,335	6.23	144,340	6.37

Total available-for-sale	137,027	4.95	349,124	5.12	228,027	5.50	178,168	6.09	892,346	5.39
Held-to-maturity securities (4):
Other debt securities	—	—	25	6.50	—	—	—	—	25	6.50

Total held-to-maturity	—	—	25	6.50	—	—	—	—	25	6.50

Total securities	$137,027	4.95%	$349,149	5.12%	$228,027	5.50%	$178,168	6.09%	$892,371	5.39%

(1)	Based on estimated fair value.

(2)

Maturities of mortgage-backed securities and collateralized mortgage obligations (“CMOs”) are based on anticipated lives of the underlying mortgages, not contractual maturities. CMO maturities are based on cash flow (or payment) windows derived from broker market consensus.

(3)	Rates on obligations of states and political subdivisions have been adjusted to tax equivalent yields using a 35% income tax rate.

(4)	Based on amortized cost.

Loan Portfolio

Our primary source of income is interest on loans. The following table presents the composition of our loan portfolio by type of loan as of the dates indicated:

	As of December 31,
	2007	2006	2005	2004	2003
	(in thousands)
Commercial and industrial	$850,196	$770,863	$665,023	$656,099	$589,987
Commercial real estate secured	839,629	791,962	793,965	732,251	642,364
Real estate – construction	671,678	744,317	684,737	531,868	364,294
Residential real estate – mortgages	60,195	62,453	63,789	64,569	86,710
Home equity loans and lines of credit	99,696	116,516	161,058	207,164	253,006
Consumer	10,551	13,237	14,972	18,386	24,636
Other loans	1,421	1,396	1,497	1,460	1,330

Gross loans	2,533,366	2,500,744	2,385,041	2,211,797	1,962,327
Less: Unearned discount	(33)	(59)	(110)	(191)	(319)

Total loans	2,533,333	2,500,685	2,384,931	2,211,606	1,962,008
Less: Allowance for loan losses	(54,681)	(37,516)	(37,481)	(37,484)	(34,356)

Loans, net	$2,478,652	$2,463,169	$2,347,450	$2,174,122	$1,927,652

Our gross loan portfolio was $2.5 billion at both December 31, 2007 and 2006, compared to gross loans at December 31, 2005 of $2.4 billion. Our loan portfolio is comprised primarily of commercial loans, which constituted approximately 93% of our total loans at December 31, 2007. Our commercial loan portfolio, which includes commercial and industrial, commercial real estate secured, and real estate—construction, totaled $2.36 billion at year-end, an increase of $54.4 million, or 2.4%, over the $2.31 billion of commercial loans at December 31, 2006. Total commercial loans at December 31, 2006 were $163.4 million, or 7.6%, higher than commercial loans at December 31, 2005. As anticipated, our portfolio of consumer-oriented loan products, which include residential real estate mortgages, home equity loans and lines of credit, and consumer loans, continues to decline. Consumer-oriented loan products totaled $171.9 million at year-end 2007, compared to $193.6 million at December 31, 2006 and $241.3 million at December 31, 2005. Consumer loans have continued to decline as we discontinued origination of indirect auto and manufactured homes, de-emphasized first mortgage products, and ceased acquiring home equity loans and lines from mortgage brokers.

Commercial and industrial (“C&I”) loans consist of loans to businesses or for business purposes that are either unsecured or secured by collateral other than commercial real estate. These loans totaled $850.2 million, $770.9 million, and $665.0 million at December 31, 2007, 2006, and 2005, respectively, and have increased from 28% to 34% of our total loan portfolio over the last three years. C&I loans increased $79.3 million, or 10.3%, in 2007 compared to an increase of $105.8 million, or 15.9%, in 2006.

Loans secured by commercial real estate consist of commercial owner-occupied properties as well as investment properties. These loans totaled $839.6 million, $792.0 million, and $794.0 million at December 31, 2007, 2006, and 2005, respectively, and have represented between 31% and 33% of our total loan portfolio over the last three years. Commercial real estate secured loans increased by $47.7 million, or 6.0%, compared to a $2.0 million decrease during 2006. At December 31, 2007 and 2006, the composition of our commercial real estate secured portfolio was approximately as follows:

	December 31, 2007		December 31, 2006
	Percentage of Total Commercial Real Estate Secured	Percentage of Gross Loans	Percentage of Total Commercial Real Estate Secured	Percentage of Gross Loans
Commercial properties:
Non-owner occupied	59%	20%	61%	19%
Owner occupied	25%	8%	23%	7%

Subtotal	84%	28%	84%	26%
Residential income property	16%	5%	16%	5%

Total commercial real estate secured	100%	33%	100%	31%

Real estate-construction loans consist primarily of loans to professional real estate developers for the construction of single-family homes, town-homes, condominium conversions and commercial property. These loans totaled $671.7 million, $744.3 million, and $684.7 million at December 31, 2007, 2006 and 2005, respectively. Real estate-construction loans decreased by $72.6 million, or 9.8%, in 2007, compared to an increase of $59.6 million, or 8.7%, in 2006. The recent downturn in the real estate construction market has caused this portfolio to decrease in 2007. At year-end 2007, these loans comprised 26% of our loan portfolio, compared to 30% and 29% of the portfolio at December 31, 2006 and 2005, respectively. At December 31, 2007 and 2006, the composition of our real estate-construction loan portfolio was approximately as follows:

	December 31, 2007		December 31, 2006
	Percentage of Total Construction Loans	Percentage of Gross Loans	Percentage of Total Construction Loans	Percentage of Gross Loans
Residential properties	60%	16%	69%	21%
Commercial property	17%	4%	15%	4%
Land and land development	23%	6%	16%	5%

Total real estate – construction	100%	26%	100%	30%

Most of our real estate-construction loans are secured by collateral located in Illinois, primarily within the Chicago metropolitan region. Of the $671.7 million of real estate-construction loans at December 31, 2007, $620.4 million, or 92.4%, are secured by collateral located within the State of Illinois. While we do not actively seek to originate real estate construction loans outside our local region, we will provide financing to Chicago-based homebuilders in connection with their development projects outside of Illinois. At December 31, 2007, we had approximately $51.3 million of real estate-construction loans secured by collateral in ten other states, with no state comprising more than 2.3% of the total real estate-construction portfolio.

Over the past two years, the strongest loan growth in the commercial portfolio was in C&I loans, which continues to be a key element in our lending strategy. The slowing real estate market is expected to continue to impact the growth in our real estate- construction portfolio.

Our portfolio of residential real estate mortgages continues to modestly decline as a result of our decision to de-emphasize this product in 2001. At December 31, 2007, this portfolio totaled $60.2 million, compared to $62.5 million and $63.8 million at December 31, 2006 and 2005, respectively. Correspondingly, this portfolio has declined to approximately 2% of our total loan portfolio at year end 2007. While we do not actively seek to originate new home mortgage loans, we do offer these products to our current customers, particularly to our business-owner customers.

Our portfolio of home equity loans and lines of credit also continues to decline as a result of our decision to discontinue the origination of third-party sourced home equity products in 2002. At December 31, 2007, this portfolio totaled $99.7 million, compared to $116.5 million and $161.1 million at December 31, 2006 and 2005, respectively. Correspondingly, this portfolio as a percentage of total loans decreased to 4% at year-end 2007 from 7% at December 31, 2006. The percentage of our home equity loans and lines that exceeded 80% of the appraised value of the underlying real estate, after giving effect to any outstanding first mortgage loans, was 12% at December 31, 2007, as compared to 15% at December 31, 2006 and 18% at December 31, 2005. The Bank’s general underwriting guidelines do not allow lines in excess of 100% of the appraised value of the underlying collateral. The percentage of our outstanding home equity loans and lines that were originally sourced through mortgage brokers was 17% at year-end 2007, down from 26% at December 31, 2005.

Consumer loans were $10.6 million, $13.2 million, and $15.0 million at December 31, 2007, 2006, and 2005, respectively, and represented less than 1% of our total loans at December 31, 2007. Of total consumer loans at December 31, 2007, 79% were indirect manufactured home loans, 3% were direct and indirect auto and boat loans, and the remaining 18% were other personal secured and unsecured loans. During 2003, we discontinued the origination of indirect auto and manufactured homes. As a result, we expect our indirect consumer loan portfolio to continue to decline as these loans repay.

The following table shows our maturity distribution of gross loans as of the dates indicated:

	As of December 31, 2007 (1)
	ONE YEAR OR LESS	OVER 1 YEAR THROUGH 5 YEARS		OVER 5 YEARS		TOTAL
		FIXED RATE	FLOATING OR ADJUSTABLE RATE	FIXED RATE	FLOATING OR ADJUSTABLE RATE
	(in thousands)
Commercial and commercial real estate	$708,816	$696,121	$271,261	$—	$13,627	$1,689,825
Real estate – construction	490,395	28,069	150,148	2,532	534	671,678
Residential real estate – mortgages	24,586	6,748	28,017	—	844	60,195
Home equity loans and lines of credit	9,548	1,519	27,357	—	61,272	99,696
Consumer	2,261	4,188	—	3,761	341	10,551
Other loans	1,421	—	—	—	—	1,421

Total gross loans	$1,237,027	$736,645	$476,783	$6,293	$76,618	$2,533,366

(1)	Maturities are based upon contractual dates. Demand loans are included in the one year or less category and totaled $3.4 million as of December 31, 2007.

Nonperforming Assets and Impaired Loans

Our lending officers and their managers are responsible for the ongoing review of present and projected future performance of the loans within their assigned portfolio and for risk rating such loans in accordance with the Bank’s risk rating system. In addition, an objective loan review process independently risk rates loans to monitor and confirm the reasonableness of the lending officer’s loan risk rating conclusion. Delinquency reports are reviewed monthly by the lending officers, their managers and credit administration. The responsible lending officer reports to a loan committee about the current status of loans past due or current but graded below a designated level. The committee evaluates whether to place the loan on nonaccrual, the need for a specific allowance for loan loss, or, if appropriate, a partial or full charge-off.

Nonperforming loans include nonaccrual loans and interest-accruing loans contractually past due 90 days or more. All loans past due 90 days or more are evaluated to determine if the accrual of interest should be discontinued. Loans are placed on a nonaccrual basis for recognition of interest income when sufficient doubt exists as to the full collection of principal and interest. Generally, loans are to be placed on nonaccrual when principal and interest is contractually past due 90 days, unless the loan committee determines that the loan is adequately secured and in the process of collection.

The following table sets forth the amounts of nonperforming loans and other assets as of the dates indicated:

	As of December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands)
Loans contractually past due 90 days or more but still accruing interest	$4,253	$10,046	$2,615	$1,807	$4,728
Nonaccrual loans	71,412	23,111	10,834	12,286	18,056

Total nonperforming loans	75,665	33,157	13,449	14,093	22,784
Other real estate	2,599	412	1,139	46	141
Other repossessed assets	7	—	—	12	23

Total nonperforming assets	$78,271	$33,569	$14,588	$14,151	$22,948

Restructured loans not included in nonperforming assets	$—	$—	$—	$1,777	$130
Nonperforming loans to total loans	2.99%	1.33%	0.56%	0.64%	1.16%
Nonperforming assets to total loans plus repossessed property	3.09%	1.34%	0.61%	0.64%	1.17%
Nonperforming assets to total assets	2.20%	0.99%	0.44%	0.49%	0.88%

In addition, the following tables present data related to nonaccrual loans by dollar amount and collateral category at December 31, 2007:

Nonaccrual loans by dollar range	Number of Borrowers	Number of Loans	Amount
	(dollars in thousands)
$15.0 million or more	1	1	$19,083
$10.0 million to $14.9 million	2	5	26,333
$5.0 million to $9.9 million	—	—	—
$1.0 million to 4.9 million	8	15	19,235
Under $1.0 million	56	58	6,761

Total nonaccrual loans	67	79	$71,412

Nonaccrual loans by collateral category	Number of Borrowers	Number of Loans	Amount
	(dollars in thousands)
Residential land development	2	5	$33,625
Residential construction	5	10	19,353
Income producing properties	5	6	10,679
C&I blanket liens	9	10	3,270
All other	46	48	4,485

Total nonaccrual loans	67	79	$71,412

During 2007, our nonperforming loans increased significantly to $75.7 million at year-end 2007, compared to $33.2 million and $13.4 million at December 31, 2006 and 2005, respectively. Nonperforming real estate—construction loans comprised approximately 75% of total nonaccrual loans at December 31, 2007. The increase consisted primarily of loans to three residential real estate developers with loans totaling $19.1 million, $14.5 million and $11.8 million at December 31, 2007.

We believe the decline in residential home sales in the Chicagoland market that began in 2006 persisted throughout 2007. This downturn in the residential housing market has reduced demand and market prices for developed residential lots and vacant land as well as homes. Where there is reduced demand for new homes, certain residential developers may be required to hold their properties for longer periods of time or sell their properties at reduced prices, which can lead to greater holding costs and lower or deferred cash inflows. These factors may result in higher credit risk for the lender. In addition, we believe the recent turmoil in the sub-prime lending market has caused tightened credit standards throughout the mortgage industry and has taken some potential home buyers out of the market. We viewed the increase in our nonperforming loans as an indicator of increased credit risk in our loan portfolio and incorporated those trends into our evaluation of the adequacy of the allowance for loan losses. A continued downturn in the residential real estate market in 2008 could result in additional defaults by our real estate developers.

The inability of a borrower to comply with the contractual terms of the loan agreement and become past due requires the loan be reported as nonperforming. However, not all nonperforming loans are considered impaired loans. A loan may be contractually past due with respect to the note maturity date but current on interest or otherwise performing such that we believe the loan is probable of payment of interest and principal in full. A loan is considered impaired if, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. We regard all nonaccrual loans as impaired, as well as those accruing loans that we believe to have higher risk of noncompliance with the contractual repayment schedule for both interest and principal.

Once we determine that a loan has been impaired, we then determine what we believe is the likely amount of the impairment. While impaired loans exhibit weaknesses that may inhibit repayment in compliance with the original note terms, our impairment analysis may not always result in an allowance for loan loss for every impaired loan. The amount in the allowance for loan losses for impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, for collateral-dependent loans, impairment may be measured using the fair value of the collateral, net of cost to sell.

Information about impaired loans at or for the years ended December 31, 2007, 2006, and 2005 is as follows:

	2007	2006	2005
	(in thousands)
Recorded balance of impaired loans, at end of year:
With related allowance for loan loss	$66,547	$18,813	$26,605
With no related allowance for loan loss	24,425	5,323	9,159

Total	$90,972	$24,136	$35,764

Allowance for loan losses related to impaired loans, at end of year	$9,375	$2,528	$1,925
Average balance of impaired loans for the year	46,695	33,928	27,678
Interest income recognized on impaired loans for the year	1,665	850	1,918

Certain categories of loans that are more homogenous, such as residential mortgage and consumer loans, are evaluated collectively for impairment. Therefore, we do not assign individual credit risk ratings to these loans and they are excluded from impaired loans.

The dollar amount of impaired loans can vary from period to period depending upon the size and number of loans deemed impaired. Total impaired loans were $91.0 million, $24.1 million, and $35.8 million at December 31, 2007, 2006, and 2005, respectively. The allowance for loan losses related to impaired loans was $9.4 million at December 31, 2007 compared to $2.5 million and $1.9 million at December 31, 2006 and 2005, respectively.

In addition to nonperforming and impaired loans, we also actively monitor performing loans where appropriate. The number and dollar amount of loans to residential real estate developers that, while performing currently are receiving heightened monitoring, increased throughout 2007. Diminished demand in the residential housing market has revealed specific project or borrower weaknesses that otherwise might have been mitigated by a stronger real estate market.

Allowance for Loan Losses

We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include the formula described below, specific allowances for identified problem loans and portfolio segments, and the unallocated allowance.

The formula portion of the allowance is calculated by applying loss factors to categories of loans outstanding in the portfolio. The loans are categorized by loan type as commercial, which includes C&I, commercial real estate, and real estate construction loans, residential real estate mortgage and consumer loans. Those categories are further segregated by risk classification and in some cases by delinquency status. Each commercial, commercial real estate and real estate construction loan has a risk grade based on formal defined criteria. For consumer loans, we further categorize the loans into consumer loan product types; for example home equity loans over 80% loan to value, home equity loans equal to or less than 80%, and loans secured by manufactured homes. Segregation of the loans into more discrete pools facilitates greater precision in matching historic and expected loan losses with the source of the loss. We adjust these pools from time to time, based on the changing composition of the loan portfolio, segmenting loans with similar attributes and risk characteristics. We calculate actual historic loss rates for prior years for each separate loan segment identified. Each of the prior years’ historical loss rates is then weighted based on our evaluation of the duration of the economic cycle to arrive at a current expected loss rate. The current expected loss rates are adjusted, if deemed appropriate, for other relevant factors affecting the segments, including changes in lending practices, trends in past due loans and industry, geographical, collateral and size concentrations. Finally, the resulting loss factors are multiplied against the current period loans outstanding to derive an estimated loss.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a loan that indicate a loss will probably be incurred, but the degree of certainty and loss quantification has not reached the charge-off level. The amount in the allowance for loan losses for impaired loans is determined based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral, net of cost to sell. Our estimate of the amount of loss on a loan secured by real estate has increased in complexity as a result of the current illiquidity in the real estate market. The degree of uncertainty and the sensitivity of real estate valuations to the underlying assumptions regarding holding period until sale and the collateral liquidation method, can have a material impact on our loss estimates on loans. If the measure of the impaired loan is less than the recorded investment in the loan, a specific allowance is established.

The unallocated portion of the allowance contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The factors assessed are more qualitative in nature. Conditions affecting the entire lending portfolio evaluated in connection with the unallocated portion of the allowance include: general economic and business conditions, duration of the current business cycle, the impact of competition on our underwriting terms, current general market collateral valuations and findings of our independent loan review process. Management reviews these conditions quarterly in discussion with our senior lenders and credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as part of the formula allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment, management’s evaluation of the probable loss related to such conditions is reflected in the unallocated portion of the allowance.

Although management believes that the allowance for loan losses is adequate to absorb probable losses on existing loans that may become uncollectible, there can be no assurance that our allowance will prove sufficient to cover actual loan losses in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of our allowance for loan losses. Such agencies may require us to make additional provisions to the allowance based upon their judgments about information available to them at the time of their examinations.

The following table shows an analysis of our consolidated allowance for loan losses and other related data for the periods indicated:

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(dollars in thousands)
Average total loans	$2,507,395	$2,430,590	$2,271,681	$2,045,723	$1,898,604

Total loans at end of year	$2,533,333	$2,500,685	$2,384,931	$2,211,606	$1,962,008

Allowance for loan losses:
Allowance at beginning of year	$37,516	$37,481	$37,484	$34,356	$34,073

Charge-offs:
Commercial and commercial real estate	(5,261)	(5,341)	(5,240)	(6,783)	(8,099)
Real estate – construction	(8,926)	(1,059)	(103)	(85)	—
Residential real estate – mortgages	(180)	(7)	(260)	(202)	(101)
Consumer and other (1)	(1,425)	(824)	(1,485)	(2,050)	(1,748)

Subtotal	(15,792)	(7,231)	(7,088)	(9,120)	(9,948)

Recoveries:
Commercial and commercial real estate	702	904	761	1,550	560
Real estate – construction	54	1	89	2	—
Residential real estate – mortgages	—	2	—	47	46
Consumer and other (1)	301	359	712	566	392

Subtotal	1,057	1,266	1,562	2,165	998

Net charge-offs	(14,735)	(5,965)	(5,526)	(6,955)	(8,950)

Provision for loan losses	31,900	6,000	5,523	10,083	9,233

Allowance at end of year	$54,681	$37,516	$37,481	$37,484	$34,356

Net charge-offs to average total loans	0.59%	0.25%	0.24%	0.34%	0.47%
Allowance to total loans at end of year	2.16%	1.50%	1.57%	1.69%	1.75%
Allowance to non-performing loans	72.27%	113.15%	278.69%	265.98%	150.79%

(1)	Consumer loan charge-offs include charge-offs relating to indirect and direct auto loans, home equity loans and lines of credit, overdrafts and all other types of consumer loans.

Loans are charged off when the loss is highly probable and clearly identified. Net charge-offs were $14.7 million, or 0.59% of average loans, during 2007. In comparison, net charge-offs were $6.0 million, or 0.25% of average loans, during 2006 and $5.5 million, or 0.24% of average loans, during 2005. The allowance as a percentage of total loans increased to 2.16% at December 31, 2007, compared to 1.50% at December 31, 2006 and 1.57% at December 31, 2005. The increases in net charge-offs, nonperforming loans and the amount of performing loans that have been assessed by us as having higher credit risk, and therefore receiving heightened monitoring, caused us to increase our allowance for loans losses through the provision for loan losses in 2007 as compared to the prior years.

As a business bank, our loan portfolio is comprised primarily of commercial loans to businesses. These loans are inherently larger in amount than loans to individual consumers and therefore have higher potential losses on an individual loan basis. The individually larger commercial loans can cause greater volatility in reported credit quality performance measures, such as total impaired or nonperforming loans. Our current credit risk rating and loss estimate with respect to a single sizable loan can have a material impact on our reported impaired loans and related loss exposure estimates. Because our loan portfolio contains a significant number of commercial loans with relatively large balances, the deterioration of any one or a few of these loans may cause a significant increase in uncollectible loans and therefore, our allowance for loan losses. We review our estimates on a quarterly basis and, as we identify changes in estimates, the allowance for loan losses is adjusted through the recording of a provision for loan losses.

The table below presents an allocation of the allowance for loan losses among the various loan categories and sets forth the percentage of loans in each category to gross loans. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	As of December 31,
	2007		2006		2005		2004		2003
	AMOUNT	LOAN CATEGORY TO GROSS LOANS	AMOUNT	LOAN CATEGORY TO GROSS LOANS	AMOUNT	LOAN CATEGORY TO GROSS LOANS	AMOUNT	LOAN CATEGORY TO GROSS LOANS	AMOUNT	LOAN CATEGORY TO GROSS LOANS
	(dollars in thousands)
Allocated:
Commercial and commercial real estate	$26,743	66.7%	$20,752	62.5%	$20,705	61.2%	$20,128	62.8%	$21,438	62.8%
Real estate – construction	17,254	26.5	9,884	29.8	9,718	28.7	7,711	24.0	6,337	18.6
Residential real estate – mortgages	464	2.4	413	2.5	469	2.7	406	2.9	526	4.4
Consumer and other	2,101	4.4	1,875	5.2	2,292	7.4	3,501	10.3	3,389	14.2
Unallocated	8,119	—	4,592	—	4,297	—	5,738	—	2,666	—

Total allowance for loan losses	$54,681	100.0%	$37,516	100.0%	$37,481	100.0%	$37,484	100.0%	$34,356	100.0%

Nonearning Assets

We had $23.2 million of goodwill that was created from our 1997 acquisition of the Bank. We test goodwill for impairment on July 1 of each year, or between annual assessment dates whenever events or significant changes in circumstances indicate that the carrying value may be impaired. Because of adverse changes in the business climate that impacted the Bank during the fourth quarter of 2007, we performed an additional goodwill impairment test as of December 31, 2007. As a result of a decline in the market price of our common stock to levels significantly below our book value, we determined that the entire amount of our goodwill was impaired, and we recorded a $23.2 million goodwill impairment charge to write-off the remaining goodwill balance in the fourth quarter of 2007.

Premises, leasehold improvements, and equipment, net of accumulated depreciation and amortization, was $16.1 million at December 31, 2007, compared to $14.8 million at December 31, 2006, an increase of $1.3 million, or 8.9%. The increase reflected leasehold improvements for our new leased space in downtown Chicago. In October 2007, we moved our West Washington location to the new space as the operating lease on the existing space was set to expire in December 2007. During 2007, additions to premises, leasehold improvements and equipment associated with the new space totaled $3.8 million. In addition, we received $2.1 million from our landlord as tenant allowances for the construction. The cash received was considered as additional deferred rent and included in accrued interest, taxes and other liabilities on our Consolidated Balance Sheets and will be amortized as a reduction of lease expense over the 15-year life of the operating lease. These additions to premises, leasehold improvements, and equipment were offset by annual depreciation and amortization.

In January 2008, we completed the transition of the banking center that had been on the first floor of the West Washington location to a new 2,700 square foot facility on South Clark Street in downtown Chicago. The operating lease on the West Washington banking facility also expired at the end of 2007.

In connection with the move to the new downtown Chicago space, we moved the personnel that had been located at the fourth floor of our leased Burbank facility to either the new location or our Rosemont Corporate Center. The lease on the fourth floor of the Burbank facility is scheduled to expire in June 2009, and we incurred a charge of $76,000 associated with vacating this leased space. We continue to maintain the operating lease for the banking center on the first floor of the Burbank facility that expires in June 2014.

We also closed our Itasca and Orland Park branches on January 31, 2007 and October 31, 2007, respectively. Each of these facilities was a small banking center with less than 3,000 square foot of space. The operating leases for both locations were set to expire shortly after the facilities were closed. In each case, we have directed our customers to another of our banking centers. We did not incur any material costs associated with the closing of either of these banking centers.

Deposits

Our deposits consist of noninterest and interest-bearing demand deposits, savings deposits, CDs, certain public funds and customer repurchase agreements. Our customer repurchase agreements are reported in other borrowings. We also use brokered CDs and money market accounts and other out-of-local-market CDs to support our asset base.

The following table sets forth, for the periods indicated, the distribution of our average deposit account balances and average cost of funds on each category of deposits:

	Year Ended December 31,
	2007			2006			2005
	AVERAGE BALANCE	PERCENT OF DEPOSITS	RATE	AVERAGE BALANCE	PERCENT OF DEPOSITS	RATE	AVERAGE BALANCE	PERCENT OF DEPOSITS	RATE
	(dollars in thousands)
Noninterest-bearing demand deposits	$393,494	15.3%	—%	$401,258	15.6%	—%	$438,784	18.6%	—%
NOW accounts	79,844	3.1	0.84	94,279	3.7	0.56	117,657	5.0	0.45
Money market accounts	808,398	31.5	4.24	677,848	26.4	3.90	509,832	21.6	2.08
Savings deposits	54,169	2.1	0.28	66,500	2.6	0.28	78,853	3.3	0.29
Time deposits:
Certificates of deposit	519,386	20.2	4.80	540,901	21.0	4.13	541,547	22.9	3.14
Out-of-local-market certificates of deposit	112,499	4.4	5.40	123,804	4.8	4.83	139,001	5.9	3.36
Brokered certificates of deposit	539,846	21.0	5.15	592,199	23.0	4.79	463,476	19.6	3.61
Public funds	61,549	2.4	5.09	73,620	2.9	4.59	72,822	3.1	3.07

Total time deposits	1,233,280	48.0	5.02	1,330,524	51.7	4.52	1,216,846	51.5	3.34

Total deposits	$2,569,185	100.0%		$2,570,409	100.0%		$2,361,972	100.0%

Average deposit balances were relatively unchanged at approximately $2.57 billion during both 2007 and 2006. During 2007, a $130.6 million, or 19.3%, increase in money market accounts was largely offset by lower time deposits and other interest-bearing deposit products. Most of the increase in money market accounts was in our higher-rate market-priced money market accounts. Average time deposits decreased $97.2 million, or 7.3%, during 2007. A $52.4 million decline in brokered CDs, and declines of $21.5 million and $12.1 million in customer and public funds time deposits, respectively, comprised the decrease in time deposits. In addition, average NOW accounts decreased by $14.4 million, savings accounts by $12.3 million, and noninterest-bearing deposits by $7.8 million from 2006.

During 2006, average deposit balances increased $208.4 million, or 8.8%, to $2.57 billion in 2006 from $2.36 billion during 2005. An increase in money market balances and brokered CDs primarily produced the higher average deposit balances. Average money market accounts increased $168.0 million, or 33.0%, during 2006 to $677.8 million, compared to $509.8 million during 2005. Most of the increase in money market balances occurred in our high-rate market-priced money market products. Average brokered CDs increased $128.7 million during 2006, to $592.2 million, compared to an average of $463.5 million in 2005.

The following table sets forth the period end balances of total deposits at December 31, 2007, 2006 and 2005, respectively, as well as categorizes our deposits as “in-market” and “out-of-market” deposits.

	At December 31,
	2007	2006	2005
	(in thousands)
In-market deposits:
Non-interest bearing deposits	$471,770	$447,862	$464,289
NOW accounts	76,572	82,484	104,269
Savings accounts	49,386	59,523	73,173
Money market accounts	707,829	742,859	645,523
Customer certificates of deposit	543,443	516,624	549,793
Public time deposits	52,895	68,580	69,679

Total in-market deposits	1,901,895	1,917,932	1,906,726
Out-of-market deposits:
Brokered money market accounts	55,507	65,090	—
Out-of-local-market certificates of deposit	117,159	105,119	131,116
Brokered certificates of deposit	505,631	551,786	505,802

Total out-of-market deposits	678,297	721,995	636,918

Total deposits	$2,580,192	$2,639,927	$2,543,644

Total period-end deposit balances decreased $59.7 million, or 2.3%, to $2.58 billion at December 31, 2007, compared to $2.64 billion at December 31, 2006. Between the two year-ends, in-market deposits decreased by $16.0 million, or 0.8%, while out-of-market deposits decreased by $43.7 million, or 6.1%.

Total in-market deposits were $1.90 billion at December 31, 2007, compared to $1.92 billion at December 31, 2006. Most of the decrease was associated with a $35.0 million decrease in customer money market accounts. Our in-market money market deposits include deposits from those who we describe as “deposit-rich” customers. Within this customer group, there were two customers with combined balances of $298.5 million at December 31, 2007, as compared to $226.8 million at December 31, 2006. Over the course of 2007, a money market customer with $203.7 million on deposit at December 31, 2006 withdrew its deposits. Increased money market account balances from a variety of other customers largely offset the impact of this withdrawal.

Total out-of-market deposits were $678.3 million at December 31, 2007, compared to $722.0 million at December 31, 2006. Most of the decrease was due to a $46.2 million, or 8.4%, decrease in brokered CDs. Period-end brokered CDs decreased as maturing deposits were not replaced.

We utilize out-of-market CDs to fund the portion of our earning asset growth that is not funded with in-market deposits and other borrowings. While these time deposits generally carry higher interest rates, prudent use of these alternatives is part of our strategy for the management of our overall cost of funding. When we evaluate the rate paid on a particular in-market deposit product, we quantify the cost of the increase and weigh it against the alternative of maintaining the rate and exposing ourselves to potential balance runoff, which then must be funded through alternative sources. This in-market deposit pricing strategy has been critical for us in the management of our cost of total funding. We offer CDs to out-of-local-market customers by providing rates to a private third-party electronic system that provides certificate of deposit rates from institutions across the country to its subscribers. These CDs are generally issued at amounts of $100,000 or less as the purchasers seek to maintain full FDIC deposit insurance protection. The balance of CDs obtained through this marketing medium was $117.2 million at December 31, 2007, as compared to $105.1 million and $131.1 million at December 31, 2006, and 2005, respectively. We also issue brokered CDs. The balance of our brokered CDs was $505.6 million, $551.8 million, and $505.8 million at December 31, 2007, 2006, and 2005, respectively. Under FDIC regulations, only “well-capitalized” institutions may fund brokered CDs without prior regulatory approval, and the Bank is currently categorized as “well-capitalized”. Adverse operating results at the Bank or changes in industry conditions or overall market liquidity could lead to our inability to replace brokered deposits at maturity, which could result in higher costs to, or reduced asset levels at, the Bank. Total brokered money market balances were $55.5 million and $65.1 million at December 31, 2007 and 2006, respectively.

Brokered CDs are carried net of the related broker placement fees and the remaining unamortized fair value adjustments that resulted from the termination of interest rate exchange agreements that were associated with brokered CDs previously accounted for as fair value hedges. The broker placement fees and unamortized fair value adjustment are amortized to the maturity date of the related brokered CDs. The amortization is included in deposit interest expense. Brokered CDs callable by us totaled $242.2 million at December 31, 2007. We regularly review the interest rates paid on these callable CDs and exercise our call option if lower rates are currently available in the market place. Upon calling the CD, the unamortized broker placement fees and fair value adjustments are recognized currently in earnings. At December 31, 2007, the scheduled maturities of brokered CDs were as follows:

Year	Total
(in thousands)
2008	$237,288
2009	59,197
2010	48,655
2011	77,908
2012	9,377
Thereafter	77,136

Subtotal	509,561
Unamortized broker placement fees	(1,733)
Unamortized fair value adjustment	(2,197)

Total	$505,631

Time deposits, including public funds, in denominations of $100,000 or more totaled $314.0 million at December 31, 2007. The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 2007:

December 31, 2007
(in thousands)
3 months or less	$106,757
Between 3 months and 6 months	56,498
Between 6 months and 12 months	104,067
Over 12 months	46,647

Total	$313,969

During the first quarter of 2008, we agreed to sell one of our branches located in the City of Chicago to another financial institution. The branch’s deposits total approximately $8 million, while its loans total approximately $1 million. The transaction will not have a material impact on our Consolidated Statements of Operations.

Total period-end deposit balances increased $96.3 million, or 3.8%, to $2.64 billion at December 31, 2006 compared to $2.54 billion at December 31, 2005. While total in-market deposits remained relatively unchanged at $1.9 billion at both December 31, 2006 and 2005, total out-of-market deposits increased $85.1 million, or 13.4%, in 2006 to $722.0 million at December 31, 2006 from $637.0 million at December 31, 2005. The increase in out-of-market deposits resulted from an increase in brokered money market accounts of $65.1 million and brokered CDs of $46.0 million.

Other Borrowings

At December 31, 2007, our other borrowings totaled $389.1 million as compared to $262.3 million at December 31, 2006. Average other borrowings for 2007 and 2006 were $264.2 million and $263.9 million, respectively. Our other borrowings include federal funds purchased, securities sold under agreements to repurchase and U.S. Treasury tax and loan note option accounts. The federal funds purchased are primarily noncollateralized funds obtained from financial institutions where the Bank acts as one of the selling institution’s primary correspondent banks.

Securities sold under agreements to repurchase include overnight and term agreements. The overnight securities sold under agreement to repurchase are collateralized financing transactions and are primarily executed with local Bank customers. Overnight agreements were $125.5 million and $126.4 million at December 31, 2007 and 2006, respectively. The weighted average interest rate of the overnight repurchase agreements was 2.67% and 3.21% at December 31, 2007 and 2006, respectively. We also had term repurchase agreements of $200.0 million and $100.0 million at December 31, 2007 and 2006, respectively. The weighted average interest rate of the term repurchase agreements was 4.05% and 5.12% at December 31, 2007 and 2006, respectively.

During 2007, we used $200.0 million of term repurchase agreements to help fund the purchase of investment securities. These borrowings included $100 million of structured repurchase agreements, with embedded interest rate caps, and a five year term with a two year no-call provision, $80 million of repurchase agreements with a three year term and a three month no-call provision, and $20 million of repurchase agreements with a five year term and a three month no-call provision. Granting the call option to the counterparty reduced the cost of the term funding, while the embedded interest rate caps reduced potential exposure to increases in market interest rates on the floating rate portion of the funding.

At December 31, 2007, subject to available collateral and in addition to the amounts already outstanding, the Bank had available pre-approved overnight federal funds borrowings and repurchase agreement lines of $260 million and $610 million, respectively.

At December 31, 2006, we had a $100.0 million term repurchase agreement that we executed with a broker/dealer to fund a portion of our investment security purchases during 2005. This term repurchase agreement matured in September 2007.

For additional details of the other borrowings, see the section captioned “Notes to Consolidated Financial Statements – Other Borrowings” from our audited financial statements contained elsewhere in this annual report.

The following table shows categories of other borrowings having average balances during the period greater than 30% of stockholders’ equity at the end of each period. During each reported period, securities sold under repurchase agreements, which includes both overnight and term agreements, was the only category meeting this criteria.

	Year Ended December 31,
	2007	2006	2005
	(dollars in thousands)
Securities sold under repurchase agreements:
Balance at year end	$325,461	$226,415	$250,746
Weighted average interest rate at year end	3.52%	4.05%	3.24%
Maximum amount outstanding (1)	$325,461	$276,134	$276,827
Average amount outstanding during the year	$218,125	$227,237	$203,595
Daily average interest rate during the year	4.01%	3.91%	2.34%

(1)	Based on amount outstanding at month end during each year.

Notes Payable and FHLB Advances

Notes payable. At December 31, 2007 and 2006, we had a $20.0 million revolving credit facility that had not been drawn upon. The facility matures on November 27, 2008 and is secured by the pledge of our capital stock of the Bank. The underlying loan agreement requires that the Bank remain well capitalized and the holding company remain adequately capitalized as defined by regulatory guidelines. As of December 31, 2007, we were in compliance with these covenants.

FHLB advances. Our FHLB advances consist of borrowings from the Federal Home Loan Bank of Chicago (“FHLBC”). At December 31, 2007 totaled FHLB Advances were $205.0 million, compared to $80.0 million at December 31, 2006. The weighted average interest rate was 4.42% and 5.32% at December 31, 2007 and 2006, respectively. During 2007, the Bank increased its borrowing from the FHLB to help fund the purchase of investment securities. The FHLB advances are collateralized by investment securities and a blanket lien on qualified first-mortgage residential and home equity loans. For additional details of the FHLB advances, see the section captioned “Notes to Consolidated Financial Statements – Notes Payable and FHLB Advances” from our audited financial statements contained elsewhere in this annual report.

On October 10, 2007, the FHLBC filed a Form 8-K in which it reported that the FHLBC had entered into a consensual cease and desist order with its regulator. Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock and dividend declarations are subject to prior written approval from FHLBC’s regulator. The FHLBC subsequently announced that it would not declare a dividend for the third quarter or the fourth quarter of 2007. At December 31, 2007, we held, at cost, $10.25 million of FHLBC stock, all of which we believe we will ultimately be able to recover.

Based on written correspondence and verbal communications with the FHLBC, we believe the order should not impact the FHLBC’s ability to provide us with liquidity and funding needs in a manner consistent with past practice.

Junior Subordinated Debentures

At December 31, 2007 and 2006, we had $86.6 million of junior subordinated debentures that were comprised of $45.4 million issued to TAYC Capital Trust I and $41.2 million issued to TAYC Capital Trust II. Each of the trusts is a wholly-owned statutory trust. We report a liability for the total balance of the junior subordinated debentures issued to the trusts. We report the equity investments in the trusts of $2.6 million in other assets on our Consolidated Balance Sheet at both December 31, 2007 and 2006. Interest expense on the junior subordinated debentures is reported in interest expense.

TAYC Capital Trust I is a wholly-owned subsidiary we formed for the purpose of issuing $45.0 million of trust preferred securities in October 2002. Proceeds from the sale of these trust preferred securities, along with $1.4 million received from the purchase of its common equity securities, were invested by TAYC Capital Trust I in $46.4 million of our 9.75% junior subordinated debentures. The sole assets of the TAYC Capital Trust I are our junior subordinated debentures. Interest on both the trust preferred securities and junior subordinated debentures are payable quarterly at a rate of 9.75% per year. We incurred issuance costs of $3.1 million that is being amortized over the 30 year term of the junior subordinated debentures.

These trust preferred securities have been callable, at our option, since October 2007. We continue to review alternatives available to us to refinance or repay the 9.75% fixed-rate trust preferred securities and the related junior subordinated debentures. However, the trust preferred securities market has deteriorated significantly since mid-2007 and this source of funding and regulatory capital is largely unavailable at this time. Unamortized issuance costs relating to these debentures were $2.5 million on December 31, 2007. Unamortized issuance costs would be recognized as an expense if the debentures were called by us.

In June 2004, we formed TAYC Capital Trust II, a wholly-owned subsidiary, for the purpose of issuing $40.0 million of floating rate trust preferred securities. Proceeds from the sale of these trust preferred securities, along with $1.2 million received from the purchase of its common equity securities, were invested by TAYC Capital Trust II in $41.2 million of our floating rate junior subordinated debentures. The sole assets of the TAYC Capital Trust II are our junior subordinated debentures. The interest rate on both the trust preferred securities and the junior subordinated debentures equals the three-month LIBOR plus 2.68% and re-prices quarterly on the 17th of September, December, March and June. The interest rate on both was 7.67% and 8.04% at December 31, 2007 and 2006, respectively. We incurred issuance costs of $470,000 that is being amortized over the 30 year term of the junior subordinated debentures. At December 31, 2007, unamortized issuance costs relating to these debentures totaled $415,000.

Our obligations with respect to each of the trust preferred securities and the related debentures, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of each of the trusts under the respective trust preferred securities.

Capital Resources

We monitor compliance with bank regulatory capital requirements, focusing primarily on the risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance sheet items, in addition to the level of capital. Generally, Tier I capital includes common stockholders’ equity and trust preferred securities (up to certain limits). Goodwill is deducted from Tier I capital. Total capital represents Tier I capital plus the allowance for loan loss, subject to certain limits, and the portion of the trust preferred securities not includable in Tier I capital.

At December 31, 2007, 2006, and 2005, the holding company was considered “well capitalized” under capital guidelines set by the Federal Reserve for bank holding companies. In 2007, the holding company’s regulatory capital ratios decreased. The decrease was mainly a result of the reduction to regulatory capital caused by the $17.6 million of the holding company’s common stock repurchased under stock repurchase programs during 2007. Net operating earnings of $13.7 million for 2007 largely offset the impact of higher risk weighted and average assets. The goodwill impairment charge in the fourth quarter of 2007 had no impact on regulatory capital as goodwill, by definition, is not included in regulatory capital. The holding company’s regulatory ratios in 2006 increased over 2005 as the impact of earnings retention was partly offset by an increase in risk-weighted and average assets.

At December 31, 2007, 2006, and 2005, the Bank was considered “well capitalized” under regulatory capital guidelines. During 2007, the Bank’s capital ratios decreased as the increase in risk weighted assets and average assets outpaced the growth in regulatory capital. Regulatory capital increased in 2007, despite the reported net loss for the year, as our goodwill impairment charge did not impact regulatory capital. All of the Bank’s capital ratios increased during 2006, as growth in equity outpaced the higher risk-weighted and average assets. The Bank paid dividends to the holding company of $15.0 million and $10.0 million during the years ended December 31, 2007 and 2006, respectively. We intend to maintain the Bank’s capital levels at amounts above the regulatory “well capitalized” guidelines.

The holding company and the Bank’s capital ratios were as follows for the dates indicated:

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
	(dollars in thousands)
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$368,188	12.74%	>$231,175	>8.00%	>$288,968	>10.00%
Cole Taylor Bank	342,607	11.88	>230,677	>8.00	>288,346	>10.00
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	330,451	11.44	>115,587	>4.00	>173,381	>6.00
Cole Taylor Bank	306,333	10.62	>115,339	>4.00	>173,008	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	330,451	9.40	>140,567	>4.00	>175,709	>5.00
Cole Taylor Bank	306,333	8.74	>140,232	>4.00	>175,290	>5.00
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$372,451	13.35%	>$223,140	>8.00%	>$278,925	>10.00%
Cole Taylor Bank	334,293	12.01	>222,706	>8.00	>278,382	>10.00
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	337,553	12.10	>111,570	>4.00	>167,355	>6.00
Cole Taylor Bank	299,462	10.76	>111,353	>4.00	>167,029	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	337,553	10.17	>132,825	>4.00	>166,031	>5.00
Cole Taylor Bank	299,462	9.04	>132,488	>4.00	>165,610	>5.00
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$324,050	12.02%	>$215,693	>8.00%	>$269,617	>10.00%
Cole Taylor Bank	300,510	11.16	>215,325	>8.00	>269,156	>10.00
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	281,480	10.44	>107,847	>4.00	>161,770	>6.00
Cole Taylor Bank	266,818	9.91	>107,662	>4.00	>161,494	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	281,480	8.90	>126,475	>4.00	>158,094	>5.00
Cole Taylor Bank	266,818	8.46	>126,182	>4.00	>157,727	>5.00

During 2007 and 2006, we declared common stock dividends of $0.40 and $0.28 per share, respectively. During the fourth quarter of 2006, we increased our quarterly dividend rate to $0.10 per common share from the quarterly dividend rate of $0.06 per common share that we had maintained since we were formed in 1997. The amount of dividends paid on common shares in 2007, 2006, and 2005 was $4.4 million, $2.7 million, and $2.4 million, respectively. The increase in the cash dividend rate at the end of 2006 caused the increase in the dividend payments in 2007.

At December 31, 2007, we had repurchased 952,668 shares of our common stock, at a cost of $24.6 million, which are held as treasury shares. In comparison, as of December 31, 2006, we held 323,007 shares of our common stock, at a cost of $7.1 million, as treasury shares. During 2007, we repurchased 629,661 shares of our common stock at a cost of $17.6 million. At December 31, 2007, our stock repurchase program would permit us to repurchase an additional $12.4 million of our common stock through August 13, 2008.

Liquidity

In addition to the normal influx of liquidity from in-market deposit growth, in concert with repayments and maturities of loans and investments, the Bank utilizes brokered money market accounts and CDs, out-of-local-market CDs, FHLB borrowings, broker/dealer repurchase agreements and federal funds purchased to meet its liquidity needs. We manage the risks associated with this reliance on wholesale funding sources by extending and laddering the maturity of these liabilities and pledging collateral. We manage the risk associated with volatility in our customers’ deposit balances by maintaining adequate alternate sources of funding and excess collateral available for immediate use. For example, the Bank is able to borrow from the Federal Reserve Bank using securities or commercial loans as collateral through the Borrower-in-Custody Program. Under this program, at December 31, 2007, the Bank maintained $401 million of commercial loans as collateral with a lendable value of $307 million. The Bank also maintains pre-approved overnight federal funds borrowing lines at various correspondent banks, which provide additional short-term borrowing capacity of $260 million at December 31, 2007. Pre-approved repurchase agreement availability with major brokers and banks totaled $610 million at December 31, 2007, subject to acceptable unpledged marketable securities.

In January 2008, an independent debt rating agency, Fitch Ratings, downgraded its rating of us and the Bank. Fitch reduced the long and short-term debt ratings by one rating notch. Specifically, the long-term debt rating was revised to BB+ from BBB- and the short-term debt rating was revised to B from F3, which resulted in the debt ratings moving from investment grade to non-investment grade. Fitch’s ratings for the Bank’s deposits however, remained at investment grade at BBB- and F3 for long and short-term deposit ratings, respectively. Additionally, Fitch revised their ratings outlook to negative from stable. Although the revised deposit ratings remain investment grade, the ratings decline could negatively impact the acquisition or retention of deposits above the FDIC insured deposit limits. The downgrade of our credit rating could increase our cost of borrowing.

At December 31, 2007, our total assets increased $176.8 million, or 5.2%, to $3.56 billion compared to total assets of $3.38 billion at December 31, 2006. The growth in total assets was mainly funded with increased other borrowings of $126.7 million and increased FHLB advances of $125.0 million. Cash inflow from operations exceeded cash outflows by $39.9 million in 2007. We believe that our current sources of funds are adequate to meet all of our financial commitments and asset growth targets for 2008.

At December 31, 2006, our total assets were $3.38 billion, an increase of $99.0 million, or 3.0%, as compared to total assets of $3.28 billion at December 31, 2005. The increase in total assets was mainly funded with a $96.3 million increase in deposits. The increase in deposits was mostly a result of higher money market account balances of $162.4 million and brokered CD balances of $46.0 million. Cash inflow from operations exceeded cash outflows by $35.0 million in 2006.

At December 31, 2005, our total assets increased by $391.6 million, or 13.6%, to $3.28 billion. The increase in total assets was primarily funded with a $279.5 million increase in deposits and a $68.9 million increase in other borrowings. The increase in deposits was primarily due to a $224.0 million increase in money market account balances and a $90.0 million increase in brokered CD balances. Cash inflow from operations exceeded cash outflows by $36.1 million in 2005. We also received $39.0 million of proceeds, net of issuance costs, from the public offering of 1.15 million of our common shares in 2005.

Interest received net of interest paid was the principal source of our operating cash inflows in each of the above periods. Management of investing and financing activities and market conditions determine the level and the stability of our net interest cash flows.

Our net cash outflows from investing activities for the years ended December 31, 2007, 2006, and 2005, were $260.8 million, $129.1 million, and $331.4 million, respectively. During 2007, the net cash outflow was primarily invested in $344.1 million of available-for-sale investment securities. During 2006 and 2005, the net cash outflow was invested in both loans and net additions to the investment portfolio.

Our net cash inflows from financing activities for years ended December 31, 2007, 2006, and 2005 were $169.5 million, $68.0 million, and $377.1 million, respectively. During 2007, the cash inflows were from net increases in other borrowings of $126.7 million and FHLB advances of $125.0 million. Cash was utilized in 2007 to fund net deposit outflows of $61.1 million and our repurchase of $17.6 million in shares of our common stock. In 2006, the majority of the cash inflow was from a net increase in deposits of $99.4 million. During 2006, we utilized funds to reduce other borrowings by $36.1 million. During 2005, our net cash inflow was from a net increase in deposits of $279.5 million and higher other borrowings of $68.9 million. In addition, during 2005, a portion of the net proceeds of $39.0 million from our common stock offering was used to retire our subordinated and term debt totaling $10.5 million.

Holding Company Liquidity. Historically, our primary source of funds has been dividends received from the Bank. During 2007, 2006, and 2005, the Bank declared $15.0 million, $10.0 million, and $6.0 million, respectively, of dividends to the holding company. The Bank is subject to dividend restrictions set forth by regulatory authorities, whereby the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year’s earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 2007, that the Bank could declare and pay to us, without the approval of regulatory authorities, amounted to approximately $46.4 million.

We also receive funds from the exercise of employee stock options. We received $717,000 during 2007 from the exercise of employee stock options, compared to $2.7 million and $2.6 million during 2006 and 2005, respectively.

In 2005, we received net proceeds, after issuance costs, of $39.0 million from the issuance of 1.15 million shares of our common stock. We used $10.5 million of the proceeds to repay our notes payable. The remaining proceeds were maintained at the holding company level for general corporate purposes and to support future growth.

Our liquidity uses at the holding company level in 2007 consisted our stock repurchase program, dividends to stockholders, debt service requirements on the debentures issued to TAYC Capital Trust I and TAYC Capital Trust II, and expenses for general corporate purposes. During the fourth quarter of 2006, we increased our quarterly dividend rate to $0.10 per common share from the quarterly dividend rate of $0.06 per common share that we had maintained since 1997. We believe that the holding company currently has sufficient cash to meet its expected obligations in 2008. In addition, we have a $20.0 million revolving credit facility, which was not drawn upon at December 31, 2007.

During 2007, we undertook stock repurchase programs under which we repurchased 629,661 shares of our common stock at a cost of $17.6 million. At December 31, 2007, our stock repurchase program would permit us to repurchase an additional $12.4 million of our common stock through August 13, 2008. While we still have an active stock repurchase program, we have not repurchased any of our common shares since November 2007.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements include commitments to extend credit and financial guarantees. Commitments to extend credit and financial guarantees are used to meet the financial needs of our customers. We had commitments to extend credit of $962.4 million and $914.7 million at December 31, 2007 and 2006, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many customers do not utilize the total approved commitment amounts. Historically, approximately 60% of available consumer and commercial loan commitment amounts are drawn. Therefore, the total commitment amounts do not usually represent future cash requirements.

We had $97.0 million and $110.2 million of financial and performance standby letters of credit at December 31, 2007 and 2006, respectively. Financial standby letters of credit are conditional commitments issued by us to guarantee the payment of a specified financial obligation of a customer to a third party. Performance standby letters of credit are conditional commitments issued by us to make a payment to a specified third party in the event a customer fails to perform under a non-financial contractual obligation. The terms of these financial guarantees range from less than one to five years. The credit risk involved in issuing these letters of credit is essentially the same as that involved in extending loan facilities to customers. We expect most of these letters of credit to expire undrawn and we expect no significant loss from our obligation under financial guarantees.

The following table shows as of December 31, 2007 the loan commitments and financial guarantees by maturity date.

	December 31, 2007
	Within One Year	One to Three Years	Four to Five Years	After Five Years	Total
	(in thousands)
Commitments to extend credit:
Commercial	$510,611	$329,412	$31,921	$13,682	$885,626
Consumer	8,982	11,207	8,225	48,378	76,792
Financial guarantees:
Financial standby letters of credit	52,139	—	756	—	52,895
Performance standby letters of credit	42,464	5	1,471	150	44,090

The following table shows, as of December 31, 2007, our contractual obligations and commitments to make future payments under contracts, debt and lease agreements and maturing time deposits.

	December 31, 2007
	Within One Year	One to Three Years	Four to Five Years	After Five Years		Total
	(in thousands)
Other borrowings (1)	$189,054	$80,000	$120,000	$		$389,054
Notes payable and FHLB advances (1)	155,000	50,000	—		—	205,000
Junior subordinated debentures (1)	—	—	—		86,607	86,607
Time deposits (1)	831,512	193,834	116,482		77,300	1,219,128
Operating leases	3,164	7,326	7,639		22,057	40,186

Total	$1,178,730	$331,160	$244,121		$185,964	$1,939,975

(1)	Principal only, does not include interest.

Derivative Financial Instruments

We use derivative financial instruments to assist in our interest rate risk management. We have used interest rate exchange agreements, or swaps, and interest rate floors and collars to manage the interest rate risk associated with our commercial loan portfolio and our portfolio of fixed rate brokered CDs. In addition, we have entered into interest rate exchange agreements to accommodate customer needs.

The following table describes the derivative instruments outstanding at both December 31, 2007 and 2006 (dollars in thousands):

	Notional Amount				Fair Value
Product	Dec. 31, 2007	Dec. 31, 2006	Strike Rates	Maturity	Dec. 31, 2007	Dec. 31, 2006
Derivative instruments designated as cash flow hedges:
Prime Floor	$100,000	$100,000	6.25%	7/12/2010	$968	$193
Prime Collar	—	150,000	7.75% and 8.505%	5/5/2009	—	587
Prime Collar	—	150,000	7.75% and 8.585%	5/5/2010	—	1,094

Subtotal	100,000	400,000
Non-hedging derivative instruments:
Prime Floor	100,000	100,000	5.50%	6/30/2010	467	75
Interest Rate Swap – pay fixed/receive variable	5,658	—	Pay 6.10% Receive 6.475%	8/1/2015	(168)	—
Interest Rate Swap – receive fixed/pay variable	5,658	—	Receive 6.10% Pay 6.475%	8/1/2015	168	—

Subtotal	111,316	100,000

Total	$211,316	$500,000

Derivative Instruments Designated as Cash Flow Hedges:

We had derivative instruments with a notional amount of $100 million and $400 million at December 31, 2007 and 2006, respectively, designated as cash flow hedges against interest receipts from prime-based loans. The fair values of these derivatives are recorded as an asset or liability with the effective portion of the corresponding unrealized gain or loss recorded in other comprehensive income in stockholders’ equity, net of tax. All of the cash flow hedges have been highly effective.

At both December 31, 2007 and 2006, we had designated the floor agreement with a floor interest rate of 6.25%, as cash flow hedges against interest receipts from prime-based loans. We use the interest rate floor to help manage interest rate risk by protecting interest income in the event that the prime lending rate declines below the floor level. We did not receive payments under this floor in 2006 or 2007. The premium on the floor is amortized to loan interest income in proportion to the expected value of the floor, calculated at inception, in each of the future periods. During 2007 and 2006 loan interest income was reduced by $193,000 and $44,000, respectively, for amortization of the floor premium, and $298,000 of amortization is expected for 2008.

During 2006, we entered into two interest rate collars with a total notional amount of $300 million that were designated as a cash flow hedges against interest receipts from prime-based loans. The collars were obtained at no cost. During 2007, we received $69,000 of settlements under the collar agreements, when the floating rate decreased below the collar floor rate that were recorded as additions to loan interest income. We did not receive any payments in 2006 and did not make any payments in 2006 or 2007. In December 2007, we terminated these collars with the counterparty. The fair value of the collars at termination was $7.5 million. Because the forecasted hedged transactions were probable of occurring, the gain realized upon termination was deferred and is amortized as an increase of loan interest income over what would have been the remaining life of the derivatives, which were scheduled to mature in May 2009 and May 2010. During 2007, $58,000 of this deferred gain was amortized as an addition to loan interest income and $3.5 million of the deferred gain will be amortized in 2008.

Non-hedging Derivative Instruments

At both December 31, 2007 and 2006, we had a floor agreement with a floor interest rate of 5.50% that was not designated as an accounting hedge. Prior to May 2006, this floor agreement was designated as a cash flow hedge for accounting purposes. The fair value of the floor on the date of de-designation was $39,000. Upon de-designation, the balance in accumulated other comprehensive income, which was comprised of the change in fair value since inception less amortization of the original floor cost, net of tax, will be amortized to loan interest income over the remaining four-year term of the floor. During 2007 and 2006, $76,000 and $7,000, respectively of the balance was reclassed as a reduction in loan interest income and $157,000 is expected to be reclassified in 2008. Changes in the fair value of the floor subsequent to its de-designation are reported in noninterest income. During 2007 and 2006, the increase in the fair value of this de-designated floor of $392,000 and $36,000, respectively, was reflected in noninterest income. We did not receive any payments in 2007 or 2006 under this floor agreement.

During the second quarter of 2007, as an accommodation to a customer, we entered into a $5.9 million amortizing notional amount interest rate swap. Under this agreement, we will receive a fixed interest rate and pay interest at a variable rate. At the same time, in order to offset the exposure, we entered into a $5.9 million amortizing notional amount interest rate swap with a different counterparty with offsetting terms. Under this swap, we will pay a fixed rate and receive interest based upon a variable rate. Changes in the fair value of each of the agreements, as well as any net cash settlements, are recognized in noninterest income in other derivative income or expense.

Terminated Derivative Instruments

During 2006, we terminated with the original counterparty a three-year interest rate swap, with a notional amount of $50.0 million, which was used to hedge the variability in cash flows on certain prime-based commercial loans. Net cash settlements for this interest rate swap were reported as a reduction of loan interest income of $254,000 in 2006. We terminated this agreement in May 2006, and the loss of $1.4 million realized upon termination was deferred and was amortized as a reduction of loan interest income over what would have been the remaining life of the derivative, which would have matured in September 2007. During each of 2006 and 2007, $722,000 of this deferred loss was amortized as a reduction in loan interest income.

During 2003, we terminated, with the original counterparties, five-year interest rate exchange contracts with a total notional amount of $200 million that were used to hedge the variability of cash flows of $200 million of prime rate-based commercial loans. This deferred gain is reclassified as an adjustment to interest income over the remaining term of the original interest rate exchange contracts. For the years ended December 31, 2007 and 2006, $304,000 and $265,000, respectively, of this deferred gain was reclassified into interest income during each year. In addition, $198,000 of this deferred gain is expected to be reclassified into interest income during 2008.

We also had used interest rate swaps (“CD swaps”) to hedge the interest rate risk inherent in certain of our brokered certificates of deposits (“brokered CDs”). The CD swaps were used to convert the fixed rate paid on the brokered CDs to a variable rate based upon 3-month LIBOR. In May 2006, we terminated all of the $330.0 million notional amount of CD swaps that had been used as fair value hedges against brokered CDs. The termination of the swaps resulted in a $100,000 charge that was recorded in other derivative expense included in noninterest income. Upon termination, the associated cumulative fair value adjustment to the hedged brokered CDs of $3.7 million is being amortized into deposit interest expense over the remaining life of the CDs using an effective yield method. During 2007 and 2006, $932,000 and $587,000, respectively, of this fair value adjustment was amortized as additional deposit interest expense, and $536,000 of this adjustment is expected to be amortized in 2008.

For additional information concerning the accounting treatment for our derivative instruments, please see “Application of Critical Accounting Policies – Derivative Financial Instruments” and Notes 1 and 18 to our consolidated financial statements in this Annual Report on Form 10-K.

Quantitative and Qualitative Disclosure About Market Risks

Interest rate risk is the most significant market risk affecting us. Other types of market risk, such as foreign currency risk and commodity price risk, do not arise in the normal course of our business activities. Interest rate risk can be defined as the exposure to a movement in interest rates that could have an adverse effect on our net interest income or the market value of our financial instruments. The ongoing monitoring and management of this risk is an important component of our asset and liability management process, which is governed by policies established by the Board of Directors and carried out by the Bank’s Asset/Liability Management Committee, or ALCO. ALCO’s objectives are to manage, to the degree prudently possible, our exposure to interest rate risk over both the one year planning cycle and the longer term strategic horizon and, at the same time, to provide a stable and steadily increasing flow of net interest income. Interest rate risk management activities include establishing guidelines for tenor and repricing characteristics of new business flow, the maturity ladder of wholesale funding and investment security purchase and sale strategies, as well as the use of derivative financial instruments.

We have used various interest rate contracts, including swaps and interest rate floors and collars, to manage interest rate and market risk. These contracts can be designated as hedges of specific existing assets and liabilities. Our asset and liability management and investment policies do not allow the use of derivative financial instruments for trading purposes.

Our primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The primary simulation model assumes a static balance sheet, a parallel interest rate rising or declining ramp and uses the balances, rates, maturities and repricing characteristics of all of our existing assets and liabilities, including derivative financial instruments. These models are built with the sole objective of measuring the volatility of the embedded interest rate risk as of the balance sheet date and, as such, do not provide for growth or any changes in balance sheet composition. Projected net interest income is computed by the model assuming market rates remaining unchanged and compares those results to other interest rate scenarios with changes in the magnitude, timing, and relationship between various interest rates. The impact of embedded options in the balance sheet such as callable agencies and mortgage-backed securities, real estate mortgage loans, and callable borrowings are also considered. Changes in net interest income in the rising and declining rate scenarios are then measured against the net interest income in the rates unchanged scenario. ALCO utilizes the results of the model to quantify the estimated exposure of net interest income to sustained interest rate changes.

Net interest income for year one in a 200 basis points rising rate scenario was calculated to be $2.4 million, or 2.36%, higher than the net interest income in the rates unchanged scenario at December 31, 2007. At December 31, 2006, the projected variance in the rising rate scenario was $1.6 million, or 1.52% higher than the rates unchanged scenario. Net interest income at risk for year one in a 200 basis points falling rate scenario was calculated at $1.9 million, or 1.87%, lower than the net interest income in the rates unchanged scenario at December 31, 2007. At December 31, 2006, the projected variance for year one in a 200 basis points falling rate scenario was $2.4 million, or 2.23%, lower than the rates unchanged scenario. These exposures were within our policy guidelines of 10%.

Actions by the Federal Reserve resulted in a 125 basis point decline in the prime interest rate in January 2008. We believe, based on our simulation modeling of the impact of a falling rate environment, that our net interest margin would likely decline over the next six months as our portfolio of prime-based loans is expected to reprice faster than our term deposits. Additional critical factors affecting our net interest margin that are not specifically measured as part of interest rate risk are the impact of competition on loan and deposit pricing as well as changes in our balance sheet such as the mix of our assets or funding.

Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including, among other factors, no change in the balance sheet size or composition, relative levels of market interest rates, product pricing, reinvestment strategies and customer behavior influencing loan and security prepayments and deposit decay and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may take in response to changes in market interest rates. We cannot assure you that our actual net interest income would increase or decrease by the amounts computed by the simulations.

The following table indicates the estimated impact on net interest income in year one under various parallel ramp interest rate scenarios at December 31, 2007 and 2006:

	Change in Future Net Interest Income
	At December 31, 2007		At December 31, 2006
Change in interest rates	Dollar Change	Percentage Change	Dollar Change	Percentage Change
	(dollars in thousands)
+200 basis points over one year	$2,433	2.36%	$1,645	1.52%
-200 basis points over one year	(1,926)	(1.87)%	(2,411)	(2.23)%

We also model changes in the shape (steepness) of the yield curve, other parallel shifts in the yield, such as a 300 basis point increase in interest rates, and balance sheet growth scenarios. We also monitor the repricing terms of our assets and liabilities through gap matrix reports for the rates in unchanged, rising and falling interest rate scenarios. The reports illustrate, at designated time frames, the dollar amount of assets and liabilities maturing or repricing under the different interest rate scenarios.

The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007, on a consolidated basis, that we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The projected repricing of assets and liabilities anticipates prepayments and scheduled rate adjustments, as well as contractual maturities under an interest rate unchanged scenario within the selected time intervals. While we believe such assumptions are reasonable, there can be no assurance that assumed repricing rates would approximate our actual future experience.

	Volumes Subject to Repricing Within
	0-30 Days	31-180 Days	181-365 Days	1-3 Years	4-5 Years	Over 5 Years	Total
	(dollars in thousands)
Interest-earning assets:
Short-term investments and federal funds sold	$9,208	$—	$—	$—	$—	$—	$9,208
Investment securities and FHLB/Federal Reserve Bank stock	28,701	80,602	68,940	169,912	143,580	415,946	907,681
Loans	1,443,996	128,988	117,419	432,693	329,437	80,800	2,533,333

Total interest-earning assets	1,481,905	209,590	186,359	602,605	473,017	496,746	3,450,222

Interest-bearing liabilities:
Interest-bearing checking, savings and money market accounts	718,491	99,468	1,242	—	—	70,093	889,294
Certificates of deposit	107,143	520,484	424,144	137,231	29,984	142	1,219,128
Other borrowings	189,054	—	—	80,000	120,000	—	389,054
Notes payable/FHLB advances	100,000	55,000	—	25,000	25,000	—	205,000
Junior subordinated debentures	—	41,238	—	—	—	45,369	86,607

Total interest-bearing liabilities	1,114,688	716,190	425,386	242,231	174,984	115,604	2,789,083

Period gap	$367,217	$(506,600)	$(239,027)	$360,374	$298,033	$381,142	$661,139

Cumulative gap	$367,217	$(139,383)	$(378,410)	$(18,036)	$279,997	$661,139

Period gap to total assets	10.33%	(14.24)%	(6.72)%	10.13%	8.38%	10.72%

Cumulative gap to total assets	10.33%	(3.91)%	(10.63)%	(0.50)%	7.88%	18.60%

Cumulative interest-earning assets to cumulative interest-bearing liabilities	132.94%	92.39%	83.23%	99.28%	110.47%	123.70%

Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. More importantly, changes in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in the calculations in the table. As a result of these shortcomings, we focus more on earnings at risk simulation modeling than on gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within acceptable limits, the earnings at risk simulation modeling is considered by management to be more informative in forecasting future income at risk.

Finally, we also monitor core funding utilization in each interest rate scenario as well as market value of equity. These measures are used to evaluate long-term interest rate risk beyond the two year planning horizon.

Litigation

We are from time to time a party to litigation arising in the normal course of business. Management knows of no such threatened or pending legal actions against us that are likely to have a material adverse impact on our business, financial condition, liquidity or operating results.

New Accounting Pronouncements

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Financial Statements” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, formerly referred to as minority interest, and provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary. In addition, SFAS 160 establishes standards of accounting for the deconsolidation of a subsidiary due to loss of control. SFAS 160 will be effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. While we have not completed our evaluation of this Standard, the adoption of SFAS 160 in 2009 is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). This statement revises and replaces SFAS No. 141, (“Business Combinations) which was issued in June 2001. SFAS 141R establishes principles and requirements for how an acquirer in a business combination should recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, recognize and measure goodwill acquired, and determine what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 on January 1, 2008 did not have a material impact our consolidated financial statements.

The FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) in September 2006. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. The Statement emphasizes that fair value is a market-based measurement, and not an entity-specific measurement, based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 on January 1, 2008 did not have a material impact on our consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS 156”), which amends the guidance in SFAS 140. SFAS 156 requires that an entity separately recognize a servicing asset or a servicing liability when it undertakes an obligation to service a financial asset under a servicing contract in certain situations, and to initially record such servicing assets or servicing liabilities at fair value, if practicable. SFAS 156 also allows an entity to measure its servicing assets and servicing liabilities subsequently using either the amortization method, which existed under SFAS 140, or the fair value measurement method. SFAS 156 was effective for the fiscal year beginning January 1, 2007. The adoption of SFAS 156 did not have a material effect on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 also amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material effect on our consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the consolidated financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Interpretation prescribes the recognition threshold and measurement for the recognition in the financial statements of a tax position taken or expected to be taken in a tax return. FIN 48 clarifies that an enterprise should recognize the financial statement effects of a tax position when that position will “more-likely-than-not” be sustained. FIN 48 also provides additional guidance on derecognition, interest and penalties, and disclosure of uncertain tax positions. This Interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on our consolidated financial statements.

Quarterly Financial Information

The following table sets forth unaudited financial data regarding our operations for each of the four quarters of 2007 and 2006. This information, in the opinion of management, includes all adjustments necessary to present fairly our results of operations for such periods, consisting only of normal recurring adjustments for the periods indicated. The operating results for any quarter are not necessarily indicative of results for any future period.

	2007 Quarter Ended				2006 Quarter Ended
	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
	(in thousands, except per share data)
Interest income	$56,879	$57,483	$56,691	$56,006	$57,599	$57,393	$54,553	$51,455
Interest expense	31,392	31,176	30,235	29,551	29,970	29,305	27,097	23,436

Net interest income	25,487	26,307	26,456	26,455	27,629	28,088	27,456	28,019
Provision for loan losses	23,000	3,400	1,900	3,600	900	2,100	2,100	900
Noninterest income	3,612	5,404	4,065	3,238	4,745	3,666	3,452	3,908
Other derivative income (expense)	270	159	(61)	24	(42)	59	(105)	582
Noninterest expense	17,515	18,059	17,652	18,062	18,707	18,167	18,599	17,786
Goodwill impairment	23,237	—	—	—	—	—	—	—

Income (loss) before income taxes	(34,383)	10,411	10,908	8,055	12,725	11,546	10,104	13,823
Income taxes (benefit)	(5,118)	3,190	3,756	2,733	618	(7,347)	3,799	4,965

Net income (loss)	$(29,265)	$7,221	$7,152	$5,322	$12,107	$18,893	$6,305	$8,858

Earnings (loss) per share:
Basic	$(2.78)	$0.68	$0.65	$0.48	$1.10	$1.72	$0.58	$0.81
Diluted	(2.78)	0.67	0.65	0.48	1.09	1.70	0.57	0.80

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements under “Management Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report on Form 10-K constitute forward-looking statements. These forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high concentration of commercial real estate loans in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with management changes and employee turnover; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section of this Annual Report on Form 10-K captioned “Risk Factors.”

You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason.

Appendix K

Consolidated Financial Statements (including Notes thereto) for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, and as of December 31, 2007 and June 30, 2008, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands, except per share data)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents:
Cash and due from banks	$89,129	$74,353
Federal funds sold	65,960	4,550
Short-term investments	156	4,658

Total cash and cash equivalents	155,245	83,561
Investment securities:
Available-for-sale, at fair value	818,217	892,346
Held-to-maturity, at amortized cost (fair value of $25 at June 30, 2008 and December 31, 2007)	25	25
Loans, net of allowance for loan losses of $104,742 and $54,681 at June 30, 2008 and December 31, 2007, respectively	2,621,113	2,478,652
Premises, leasehold improvements and equipment, net	15,708	16,109
Investments in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,335	15,310
Other real estate and repossessed assets, net	4,280	2,606
Other assets	89,211	67,854

Total assets	$3,719,134	$3,556,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$424,440	$471,770
Interest-bearing	2,495,194	2,108,422

Total deposits	2,919,634	2,580,192
Other borrowings	300,567	389,054
Accrued interest, taxes and other liabilities	43,928	41,354
Notes payable and FHLB advances	147,000	205,000
Junior subordinated debentures	86,607	86,607

Total liabilities	3,497,736	3,302,207

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 18,000,000 shares authorized; 11,918,654 and 11,504,662 shares issued at June 30, 2008 and December 31, 2007, respectively; 10,965,986 and 10,551,994 shares outstanding at June 30, 2008 and December 31, 2007, respectively	119	115
Surplus	198,175	197,214
Retained earnings	44,908	75,145
Accumulated other comprehensive income, net	2,832	6,418
Treasury stock, at cost, 952,668 shares at June 30, 2008 and December 31, 2007	(24,636)	(24,636)

Total stockholders’ equity	221,398	254,256

Total liabilities and stockholders’ equity	$3,719,134	$3,556,463

See accompanying notes to consolidated financial statements (unaudited)

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(dollars in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Interest income:
Interest and fees on loans	$35,749	$49,208	$76,978	$97,388
Interest and dividends on investment securities:
Taxable	8,954	5,640	18,355	11,415
Tax-exempt	1,456	1,524	2,938	3,054
Interest on cash equivalents	247	319	789	840

Total interest income	46,406	56,691	99,060	112,697

Interest expense:
Deposits	19,606	24,158	41,579	47,882
Other borrowings	2,355	2,748	5,090	5,547
Notes payable and FHLB advances	1,173	1,356	2,747	2,420
Junior subordinated debentures	1,707	1,973	3,605	3,937

Total interest expense	24,841	30,235	53,021	59,786

Net interest income	21,565	26,456	46,039	52,911
Provision for loan losses	49,355	1,900	61,105	5,500

Net interest income (loss) after provision for loan losses	(27,790)	24,556	(15,066)	47,411

Noninterest income:
Service charges	2,255	1,895	4,421	3,705
Trust and investment management fees	1,035	1,005	1,842	1,957
Loan syndication fees	—	400	116	400
Other derivative income (expense)	65	(61)	952	(37)
Other noninterest income	675	765	801	1,241

Total noninterest income	4,030	4,004	8,132	7,266

Noninterest expense:
Salaries and employee benefits	11,096	9,916	22,799	19,530
Occupancy of premises	1,883	2,080	3,830	3,966
Furniture and equipment	850	825	1,668	1,699
Non-performing asset expense	2,471	141	3,479	432
Legal fees, net	769	649	1,354	1,456
Early extinguishment of debt	384	—	1,194	—
FDIC assessment	586	81	1,112	162
Other professional services	404	503	1,050	1,184
Other noninterest expense	4,180	3,457	7,953	7,285

Total noninterest expense	22,623	17,652	44,439	35,714

Income (loss) before income taxes	(46,383)	10,908	(51,373)	18,963
Income tax expense (benefit)	(21,067)	3,756	(22,217)	6,489

Net income (loss)	$(25,316)	$7,152	$(29,156)	$12,474

Basic earnings (loss) per common share	$(2.42)	$0.65	$(2.79)	$1.14
Diluted earnings (loss) per common share	(2.42)	0.65	(2.79)	1.12
See accompanying notes to consolidated financial statements (unaudited)

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (unaudited)

(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance at December 31, 2007	$—	$115	$197,214	$75,145	$6,418	$(24,636)	$254,256
Amortization of stock based compensation awards	—	—	1,111	—	—	—	1,111
Issuance of restricted stock grants	—	4	(4)	—	—	—	—
Exercise of stock options	—	—	30	—	—	—	30
Tax benefit on stock options exercised and stock awards	—	—	(176)	—	—	—	(176)
Comprehensive income (loss):
Net loss	—	—	—	(29,156)	—	—	(29,156)
Change in unrealized gains and losses on available-for-sale investment securities, net of income taxes	—	—	—	—	(4,149)	—	(4,149)
Change in unrealized gains and losses from cash flow hedging instruments, net of income taxes	—	—	—	—	1,543	—	1,543
Changes in deferred gains and losses from termination of cash flow hedging instruments, net of income taxes	—	—	—	—	(980)	—	(980)

Total comprehensive loss							(32,742)

Common stock dividends - $0.10 per share	—	—	—	(1,081)	—	—	(1,081)

Balance at June 30, 2008	$—	$119	$198,175	$44,908	$2,832	$(24,636)	$221,398

Balance at December 31, 2006	$—	$115	$194,687	$89,045	$(5,598)	$(7,057)	$271,192
Amortization of stock based compensation awards	—	—	806	—	—	—	806
Exercise of stock options	—	—	228	—	—	—	228
Tax benefit on stock options exercised and stock awards	—	—	98	—	—	—	98
Purchase of treasury stock	—	—	—	—	—	(9,944)	(9,944)
Comprehensive income:
Net income	—	—	—	12,474	—	—	12,474
Change in unrealized loss on available-for-sale investment securities, net of income taxes	—	—	—	—	(4,498)	—	(4,498)
Change in unrealized gains and losses from cash flow hedging instruments, net of income taxes	—	—	—	—	(917)	—	(917)
Changes in deferred gains and losses from termination of cash flow hedging instruments, net of income taxes	—	—	—	—	272	—	272

Total comprehensive income							7,331

Common stock dividends—$0.20 per share	—	—	—	(2,195)	—	—	(2,195)

Balance at June 30, 2007	$—	$115	$195,819	$99,324	$(10,741)	$(17,001)	$267,516

See accompanying notes to consolidated financial statements (unaudited)

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(dollars in thousands)

	For the Six Months Ended June 30
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(29,156)	$12,474
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Other derivative (income) expense	(952)	37
Amortization of premiums and discounts, net	(495)	41
Deferred loan fee amortization	(1,121)	(2,301)
Provision for loan losses	61,105	5,500
Depreciation and amortization	1,688	1,704
Deferred income taxes	(21,230)	(1,283)
Losses on other real estate	814	21
Tax benefit (expense) on stock options exercised or stock awards	(176)	98
Excess tax benefit on stock options exercised and stock awards	155	(61)
Cash received on termination of derivative instruments	3,934	—
Other, net	(244)	1,047
Changes in other assets and liabilities:
Accrued interest receivable	3,596	345
Other assets	(2,068)	1,010
Accrued interest, taxes and other liabilities	2,082	(4,020)

Net cash provided by operating activities	17,932	14,612

Cash flows from investing activities:
Purchases of available-for-sale securities	(39,994)	(30,011)
Proceeds from principal payments and maturities of available-for-sale securities	107,759	81,180
Proceeds from principal payments and maturities of held-to-maturity securities	—	250
Net increase in loans	(207,142)	(62,886)
Net additions to premises, leasehold improvements and equipment	(1,287)	(548)
Net cash paid on sale of branch	(6,444)	—
Additions to foreclosed property	(179)	—
Net proceeds from sales of other real estate	2,284	103

Net cash used by investing activities	(145,003)	(11,912)

Cash flows from financing activities:
Net increase (decrease) in deposits	346,448	(128,200)
Net increase (decrease) in other borrowings	(88,487)	28,776
Proceeds from notes payable and FHLB advances	122,000	25,000
Repayments of notes payable and FHLB advances	(180,000)	—
Proceeds from exercise of employee stock options	30	228
Purchase of treasury stock	—	(9,944)
Excess tax benefit on stock options exercised and stock awards	(155)	61
Dividends paid	(1,081)	(2,226)

Net cash provided by (used in) financing activities	198,755	(86,305)

Net increase (decrease) in cash and cash equivalents	71,684	(83,605)
Cash and cash equivalents, beginning of period	83,561	134,920

Cash and cash equivalents, end of period	$155,245	$51,315

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$52,181	$61,036
Income taxes	244	8,010
Supplemental disclosures of noncash investing and financing activities:
Change in fair value of available-for-sale investments securities, net of tax	$(4,149)	$(4,498)
Loans transferred to other real estate	4,772	655

See accompanying notes to consolidated financial statements (unaudited)

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. Basis of Presentation:

These consolidated financial statements contain unaudited information as of June 30, 2008 and for the three and six month periods ended June 30, 2008 and 2007. The unaudited interim financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain disclosures required by accounting principles generally accepted in the United States of America are not included herein. In management’s opinion, these unaudited financial statements include all adjustments necessary for a fair presentation of the information when read in conjunction with the Company’s audited consolidated financial statements and the related notes. The statement of operations data for the three and six month periods ended June 30, 2008 are not necessarily indicative of the results that the Company may achieve for the full year.

Amounts in the prior years’ consolidated financial statements are reclassified whenever necessary to conform to the current year’s presentation.

2. Investment Securities:

The amortized cost and estimated fair values of investment securities at June 30, 2008 and December 31, 2007 were as follows:

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$84,993	$817	$(103)	$85,707
Collateralized mortgage obligations	160,211	354	(2,673)	157,892
Mortgage-backed securities	435,999	2,577	(3,321)	435,255
State and municipal obligations	140,504	787	(1,928)	139,363

Total available-for-sale 821	821,707	4,535	(8,025)	818,217

Held-to-maturity:
Other debt securities	25	—	—	25

Total held-to-maturity	25	—	—	25

Total	$821,732	$4,535	$(8,025)	$818,242

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Available-for-sale:
U.S. government sponsored agency securities	$105,720	$629	$(44)	$106,305
Collateralized mortgage obligations	167,509	691	(2,623)	165,577
Mortgage-backed securities	472,477	5,655	(2,008)	476,124
State and municipal obligations	143,271	1,304	(235)	144,340

Total available-for-sale	888,977	8,279	(4,910)	892,346

Held-to-maturity:
Other debt securities	25	—	—	25

Total held-to-maturity	25	—	—	25

Total	$889,002	$8,279	$(4,910)	$892,371

3. Loans:

Loans classified by type at June 30, 2008 and December 31, 2007 were as follows:

	June 30, 2008	December 31, 2007
	(in thousands)
Commercial and industrial	$1,044,520	$850,196
Commercial real estate secured	918,161	839,629
Real estate-construction	601,204	671,678
Residential real estate mortgages	55,479	60,195
Home equity loans and lines of credit	94,725	99,696
Consumer	9,655	10,551
Other loans	2,135	1,421

Gross loans	2,725,879	2 ,533,366
Less: Unearned discount	(24)	(33)

Total loans	2,725,855	2,533,333
Less: Allowance for loan losses	(104,742)	(54,681)

Loans, net	$2,621,113	$2,478,652

The following table sets forth information about our nonaccrual and impaired loans. Impaired loans include all nonaccrual loans as well as accruing loans judged to have higher risk of noncompliance with the present contractual repayment schedule.

	June 30, 2008	December 31, 2007
	(in thousands)
Nonaccrual loans	$152,872	$71,412
Recorded balance of impaired loans	176,730	90,972
Allowance for loan losses related to impaired loans	51,298	9,375

4. Interest-Bearing Deposits:

Interest-bearing deposits at June 30, 2008 and December 31, 2007 were as follows:

	June 30, 2008	December 31, 2007
	(in thousands)
NOW accounts	$69,048	$76,572
Savings accounts	44,823	49,386
Money market deposits	682,311	763,336
Time deposits:
Certificates of deposit of less than $100,000	282,321	229,474
Certificates of deposit of $100,000 or more	432,549	313,969
Out-of-local-market certificates of deposit	171,550	117,159
Brokered certificates of deposit	736,259	505,631
Public time deposits	76,333	52,895

Total time deposits	1,699,012	1,219,128

Total interest-bearing deposits	$2,495,194	$2,108,422

Brokered CDs are carried net of the related broker placement fees and fair value adjustments at the date those brokered CDs were no longer accounted for as fair value hedges. The broker placement fees and fair value adjustment are amortized to the maturity date of the related brokered CDs. The amortization is included in deposit interest expense. During the first six months of 2008, the Company called $115 million of brokered CDs before their stated maturity that were at rates higher than current market rates. These brokered CDs were replaced with other CDs at lower interest rates. In connection with these early redemptions, the Company recorded expense of $384,000 and $1.2 million during the second quarter of 2008 and the first six months, respectively, to write-off the unamortized broker placement fees and fair value adjustments on these CDs. This expense is reported as early extinguishment of debt and included in noninterest expense on the statement of operations. Brokered CDs callable by us totaled $137.5 million at June 30, 2008. The composition of brokered CDs at June 30, 2008 and December 31, 2007 was as follows:

	June 30, 2008	December 31, 2007
	(in thousands)
Par value of brokered CDs	$740,479	$509,561
Unamortized broker placement fees	(2,936)	(1,733)
Fair value adjustment	(1,284)	(2,197)

Total	$736,259	$505,631

5. Other Borrowings:

Other borrowings at June 30, 2008 and December 31, 2007 consisted of the following:

	June 30, 2008		December 31, 2007
	Amount Borrowed	Weighted Average Rate	Amount Borrowed	Weighted Average Rate
	(dollars in thousands)
Securities sold under agreements to repurchase:
Overnight	$86,293	0.84%	$125,461	2.67%
Term	200,000	4.05	200,000	4.05
Federal funds purchased	14,149	1.88	23,468	4.00
U.S. Treasury tax and loan note option	125	1.76	40,125	4.25

Total	$300,567	3.03%	$389,054	3.62%

6. Notes Payable & FHLB Advances:

Notes Payable and FHLB advances at June 30, 2008 and December 31, 2007 consisted of the following:

	June 30, 2008	Dec. 31, 2007
	(in thousands)
Taylor Capital Group, Inc.:
Revolving Credit Facility – $20.0 million maximum available; interest, at the Company’s election, at the prime rate or LIBOR plus 1.15%, with a minimum interest rate of 3.50%; interest rate at June 30, 2008 was 5.11%; matures November 27, 2008	$12,000	$—

Total notes payable	12,000	—

Cole Taylor Bank:
FHLB Advance – interest determined daily at the Fed Funds rate minus 3 basis points, interest rate at December 31, 2007 was 3.68%, matured January 14, 2008	—	100,000
FHLB advance – interest determined quarterly at the 3-month LIBOR plus 0.23%, with maximum interest rate of 5.48%; interest rate at December 31, 2007 was 5.47%; matured April 7, 2008	—	30,000
FHLB advance – 4.83%, due February 1, 2011, callable after January 8, 2004	25,000	25,000
FHLB advance – 4.59%, due April 5, 2010, callable after April 4, 2008	25,000	25,000
FHLB advance – 2.48%, due July 7, 2008	10,000	—
FHLB advance – interest determined quarterly at the 3-month LIBOR plus 0.255%, with maximum interest rate of 5.76%; interest rate at June 30, 2008 and December 31, 2007 was 2.97% and 5.50% respectively, due July 13, 2008	25,000	25,000
FHLB advance – 2.29%, due April 7, 2011, callable after April 7, 2009	25,000	—
FHLB advance – 2.57%, due April 8, 2013, callable after April 7, 2010	25,000	—

Total FHLB advances	135,000	205,000

Total notes payable and FHLB advances	$147,000	$205,000

The Company has a $20.0 million revolving line of credit. As of June 30, 2008, $12.0 million of the revolver was outstanding. The notes payable require compliance with certain defined financial covenants. As of June 30, 2008, the Company is in compliance with these covenants.

7. Other Comprehensive Income:

The following table presents other comprehensive income (loss) for the periods indicated:

	For the Three Months Ended June 30, 2008			For the Three Months Ended June 30, 2007
	Before Tax Amount	Tax Effect	Net of Tax	Before Tax Amount	Tax Effect	Net of Tax
	(in thousands)
Change in unrealized gain (loss) on available-for-sale securities	$(16,006)	$6,324	$(9,682)	$(10,317)	$4,034	$(6,283)
Change in net unrealized gain (loss) from cash flow hedging instruments	822	(325)	497	(2,059)	806	(1,253)
Change in net deferred gain/(loss) from termination of cash flow hedging instruments	(1,062)	417	(645)	208	(72)	136

Other comprehensive loss	$(16,246)	$6,416	$(9,830)	$(12,168)	$4,768	$(7,400)

	For the Six Months Ended June 30, 2008			For the Six Months Ended June 30, 2007
	Before Tax Amount	Tax Effect	Net of Tax	Before Tax Amount	Tax Effect	Net of Tax
	(in thousands)
Change in unrealized gain/(loss) on available-for-sale securities	$(6,859)	$2,710	$(4,149)	$(7,387)	$2,889	$(4,498)
Change in net unrealized gain/(loss) from cash flow hedging instruments	2,545	(1,002)	1,543	(1,510)	593	(917)
Change in net deferred gain/(loss) from termination of cash flow hedging instruments	(1,589)	609	(980)	418	(146)	272

Other comprehensive loss	$(5,903)	$2,317	$(3,586)	$(8,479)	$3,336	$(5,143)

8. Earnings Per Share:

The following table sets forth the computation of basic and diluted earnings (loss) per common share for the periods indicated. Due to the net loss for both the three and six month periods ended June 30, 2008, all of the 690,998 options outstanding to purchase shares of common stock were considered antidilutive and not included in the computation of diluted earnings per share. For both the three and six month periods ended June 30, 2007, stock options outstanding to purchase 297,557 common shares were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
	(dollars in thousands, except per share amounts)
Net income (loss)	$(25,316)	$7,152	$(29,156)	$12,474

Weighted average common shares outstanding	10,446,512	10,921,043	10,442,573	10,965,754
Dilutive effect of common stock equivalents	—	122,466	—	129,976

Diluted weighted average common shares outstanding	10,446,512	11,043,509	10,442,573	11,095,730

Basic earnings (loss) per common share	$(2.42)	$0.65	$(2.79)	$1.14
Diluted earnings (loss) per common share	(2.42)	0.65	(2.79)	1.12

9. Stock-Based Compensation:

The Company’s Incentive Compensation Plan (the “Plan”) allows for the granting of stock options and stock awards. Under the Plan, the Company has only issued nonqualified stock options and restricted stock to employees and directors.

Stock options are granted with an exercise price equal to the last reported sales price of the common stock on the date of grant. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options issued to employees and directors. The stock options granted during 2008 had a weighted average grant date fair value of $5.61 per share. The weighted average assumptions used in the determination of the grant date fair value included a risk-free interest rate of 2.93%, an expected stock price volatility of 33.00%, an expected dividend payout of 2.00%, and an expected option life of 5.25 years. The stock options granted in 2008 vest over a four-year term (vesting 25% per year) and expire eight years following the grant date. Compensation expense associated with stock options is recognized over the vesting period, or until the employee or director becomes retirement eligible if that time period is shorter.

The following is a summary of stock option activity for the six month period ended June 30, 2008:

	Shares	Weighted- Average Exercise Price
Outstanding at January 1, 2008	744,986	$26.17
Granted	50,000	19.99
Exercised	(1,800)	16.67
Forfeited	(64,428)	32.36
Expired	(37,760)	21.50

Outstanding at June 30, 2008	690,998	$25.43

Exercisable at June 30, 2008	506,854	$24.50

During 2008, the Company has granted restricted stock awards that vest upon completion of future service requirements. The fair value of these awards is equal to the last reported sales price of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense for these awards over the vesting period based upon the number of awards ultimately expected to vest.

The following table provides information regarding nonvested restricted stock for the six month period ended June 30, 2008:

Nonvested Restricted Stock	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2008	115,979	$33.37
Granted	427,924	16.09
Vested	(18,728)	32.16
Forfeited	(15,733)	25.16

Nonvested at June 30, 2008	509,442	19.15

10. Derivative Financial Instruments:

At times, the Company uses derivative financial instruments, including interest rate exchange contracts (swaps) and interest rate floor and collar agreements, to assist in interest rate risk management. The following table describes the derivative instruments outstanding at June 30, 2008:

Product	Notional Amount	Strike Rates	Wt. Avg. Maturity	Fair Value
	(dollars in thousands)
Cash flow hedging derivative instrument:
Interest Rate Swap—receive fixed/pay variable	$100,000	Receive 6.64% Pay 5.00%	3.0 yrs.	$822
Non-hedging derivative instruments:
Interest Rate Swap—pay fixed/receive variable	23,980	Pay 5.92% Receive 3.61%	4.3 yrs	(660)
Interest Rate Swap—receive fixed/pay variable	23,980	Receive 5.92% Pay 3.61%	4.3 yrs	728

Total non-hedging derivative instruments	47,960

Total	$147,960

During the second quarter of 2008, the Company entered into a $100.0 million notional amount interest rate swap agreement that is designated as a cash flow hedge against interest receipts from prime-base loans. Under this agreement, the Company will receive payments at a fixed rate of 6.64% computed on the notional amount and pay a variable rate, based upon the prime lending rate, computed on the notional amount. The fair value of cash flow hedging derivative instruments are recorded as an asset or liability with the effective portion of the corresponding unrealized gain or loss recorded in other comprehensive income in stockholders’ equity, net of tax. This cash flow hedge was highly effective during the second quarter of 2008.

As of June 30, 2008, the Company also had $48.0 million notional amount of interest rate swap agreements related to customer transactions. The Company entered into certain interest rate swap agreements with our customers to accommodate their borrowing needs. At the same time, in order to offset the exposure and manage it own interest rate risk, the Company enters into interest rate swap with a different counterparty with offsetting terms. These derivative instruments are not designated as accounting hedges and changes in fair value of these instruments, as well as any net cash settlements, are recognized in noninterest income as other derivative income or expense.

During March 2008, the Company terminated two interest rate floor agreements with notional amounts totaling $200.0 million. One of these floor agreements, with a notional amount of $100.0 million, was not designated as an accounting hedge. During the first quarter of 2008, other derivative income, reported in noninterest income, included $843,000 of income from changes in the fair value from this non-designated floor agreement, up to the date of termination.

The second floor agreement, with a notional amount of $100.0 million, was designated as a cash flow hedge. Upon termination, $1.1 million of unrealized gains that had been accumulated in other comprehensive income, which consisted of the increase in fair value since inception less the cumulative amortization of the floor premium, is being amortized to loan interest income over what would have been the remaining life of the floor agreement. This floor agreement was scheduled to mature in July 2010.

11. Fair Value:

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. In February 2008, the Financial Accounting Standards Board issued Financial Accounting Standards Board Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. In accordance with FSP 157-2, the Company has delayed application of SFAS 157 for non-financial assets, such as the Company’s other real estate owned assets, and non-financial liabilities. The impact of the adoption of SFAS 157 was not material.

SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. SFAS 159 was effective for the Company on January 1, 2008, however, the Company did not elect the fair value option for any financial assets or liabilities as of that date.

Fair Value Measurement

In accordance with SFAS No. 157, the Company groups financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Quoted prices for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair values:

Available-for-sale investment securities: For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The Company has determined that these valuations are classified in Level 2 of the fair value hierarchy.

Assets held in employee deferred compensation plans: Assets held in employee deferred compensation plans are recorded at fair value and included in “other assets” on the Company’s consolidated balance sheets. The assets associated with these plans are invested in mutual funds and classified as Level 1 as the fair value measurement is based upon available quoted prices. The Company also records a liability included in accrued interest, taxes and other liabilities on its consolidated balance sheets for the amount due to employees related to these plans.

Derivatives: The Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities. To comply with the provisions of SFAS No. 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Loans: The Company does not record loans at their fair value on a recurring basis. However, the Company will evaluate certain loans for impairment when it is probable the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. Once a loan has been determined to be impaired, it is measured to establish the amount of the impairment, if any, based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that collateral-dependent loans may be measured for impairment based on the fair value of the collateral, less cost to sell. If the measure of the impaired loan is less than the recorded investment in the loan, a valuation allowance is recognized. At June 30, 2008, a significant portion of the Company’s total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, only impaired loans for which an allowance for loan loss has been established based on the fair value of collateral require classification in the fair value hierarchy. As a result, a portion, but not all, of the Company’s impaired loans are classified in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or an estimate of fair value from an independent third-party real estate professional, the Company classifies the impaired loan as nonrecurring Level 2 in the fair value hierarchy. When an independent valuation is not available or there is no observable market price and fair value is based upon Management’s assessment of liquidation of collateral, the Company classifies the impaired loan as nonrecurring Level 3 in the fair value hierarchy.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below.

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Available for sale securities	$818,217	$—	$818,217	$—
Assets held in employee deferred compensation plans	5,562	5,562	—	—
Derivative instruments	1,550	—	1,550	—
Liabilities:
Derivative Instruments	660	—	660	—

Assets Measured on a Nonrecurring Basis

Assets measured at fair value on a nonrecurring basis are summarized below. The Company may be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis. These assets generally consist of loans considered impaired that may require periodic adjustment to the lower of cost or fair value.

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Loans	$71,998	$—	$64,934	$7,064

Appendix L

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three-month and six-month periods ended June 30, 2008 and June 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008

Introduction

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago. We derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank. We provide a range of banking services to our customers, with a primary focus on serving closely-held businesses in the Chicago metropolitan area and the people who own and manage them.

The following discussion and analysis presents our consolidated financial condition and results of operations as of and for the dates and periods indicated. This discussion should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this document. In addition to the historical information provided below, we have made certain estimates and forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these estimates and forward-looking statements as a result of certain factors, including those discussed in the section captioned “Risk Factors” in our 2007 Annual Report on Form 10-K filed with the SEC on March 13, 2008.

Application of Critical Accounting Policies

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America and general reporting practices within the financial services industry. Our accounting policies are described in the section captioned “Notes to Consolidated Financial Statements – Summary of Significant Accounting and Reporting Policies” in our 2007 Annual Report on Form 10-K.

The preparation of financial statements in conformity with these accounting principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available to us as of the date of the consolidated financial statements and, accordingly, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. Certain accounting policies inherently have greater reliance on the use of estimates, assumptions and judgments and as such, have a greater possibility of producing results that could be materially different than originally reported. We consider these policies to be critical accounting policies. The estimates, assumptions and judgments made by us are based upon historical experience or other factors that we believe to be reasonable under the circumstances.

The following accounting policies materially affect our reported earnings and financial condition and require significant estimates, assumptions and judgments.

Allowance for Loan Losses

We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include a general allowance computed by applying loss factors to categories of loans outstanding in the portfolio, specific allowances for identified problem loans and portfolio segments, and an unallocated allowance. We maintain the allowance for loan losses at a level considered adequate to absorb probable losses inherent in our portfolio as of the balance sheet date. In evaluating the adequacy of our allowance for loan losses, we consider numerous quantitative factors, including historical charge-off experience, growth of our loan portfolio, changes in the composition of our loan portfolio and the volume of delinquent and criticized loans. In addition, we use information about specific borrower situations, including their financial position, work-out plans and estimated collateral values under various liquidation scenarios to estimate the risk and amount of loss for those borrowers. Finally, we also consider many qualitative factors, including general and economic business conditions, duration of the current business cycle, the impact of competition on our underwriting terms, current general market collateral valuations, trends apparent in any of the factors we take into account and other matters, which are by nature more subjective and fluid. Our estimates of risk of loss and amount of loss on any loan are complicated by the significant uncertainties surrounding not only our borrowers’ probability of default, but also the fair value of the underlying collateral. The current illiquidity in the real estate market has increased the uncertainty with respect to real estate values. Because of the degree of uncertainty and the sensitivity of valuations to the underlying assumptions regarding holding period until sale and the collateral liquidation method, our actual losses may vary from our current estimates.

As a business bank, our loan portfolio is comprised primarily of commercial loans to businesses. These loans are inherently larger in amount than loans to individual consumers and therefore have higher potential losses on an individual loan basis. The individually larger commercial loans can cause greater volatility in reported credit quality performance measures, such as total impaired or nonperforming loans. Our current credit risk rating and loss estimate with respect to a single sizable loan can have a material impact on our reported impaired loans and related loss exposure estimates. Because our loan portfolio contains a significant number of commercial loans with relatively large balances, the deterioration of any one or a few of these loans can cause a significant increase in uncollectible loans and, therefore, our allowance for loan losses. We review our estimates on a quarterly basis and, as we identify changes in estimates, the allowance for loan losses is adjusted through the recording of a provision for loan losses.

Income Taxes

The Company has recorded significant deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan losses. For income tax return purposes only net charge-offs are deductible, not the provision for loan losses. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. Evidence of the realizability of the deferred tax asset includes the existence of taxes paid in available carry-back years as well as the probability that taxable income will be generated in future periods. At June 30, 2008, the Company determined that no valuation allowance relating to its deferred tax asset was necessary. This determination was based, in part, on the Company’s internal earnings projections which reflect that future taxable income will be sufficient to realize the deferred tax asset. These future earning projections are based on numerous assumptions and are complicated by the uncertainty of future economic conditions. Because of the sensitivity of the underlying assumptions to general economic conditions, our actual taxable income may vary from our current projections and we might not realize the benefit of this deferred tax asset.

At times, we apply different tax treatment for selected transactions for tax return purposes than for income tax financial reporting purposes. The different positions result from the varying application of statutes, rules, regulations, and interpretations, and our accruals for income taxes include reserves for these differences in position. Our estimate of the value of these reserves contains assumptions based upon our past experience and judgments about potential actions by taxing authorities, and we believe that the level of these reserves is reasonable. We initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examinations. Subsequently, the reserves are then utilized or reversed when we determine the more likely than not threshold is no longer met, once the statute of limitations has expired, or the tax matter is effectively settled. However, because reserve balances are estimates that are subject to uncertainties, the ultimate resolution of these matters may be greater or less than the amounts we have accrued.

Derivative Financial Instruments

We use derivative financial instruments (derivatives), including interest rate exchange and floor and collar agreements, to assist in our interest rate risk management. We also use derivatives to accommodate individual customer needs. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), all derivatives are measured and reported at fair value on our consolidated balance sheet as either an asset or a liability. For derivatives that are designated and qualify as a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item attributable to the effective portion of the hedged risk, are recognized in current earnings during the period of the change in the fair values. For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For all hedging relationships, derivative gains and losses that are not effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings during the period of the change. Similarly, the changes in the fair value of derivatives that do not qualify for hedge accounting under SFAS 133 or are not designated as an accounting hedge are also reported currently in earnings.

At the inception of the hedge and quarterly thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivatives have been highly effective in offsetting the changes in the fair values or cash flows of the hedged item and whether they are expected to be highly effective in the future. If it is determined that the derivative is not highly effective as a hedge, hedge accounting is discontinued for the period. Once hedge accounting is terminated, all changes in fair value of the derivative flow through the consolidated statements of operations in other noninterest income, which results in greater volatility in our earnings.

The estimates of fair values of our derivatives are calculated using independent valuation models to estimate market-based valuations. The valuations are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flow of each derivative. This analysis reflects the contractual terms of the derivative and uses observable market-based inputs, including interest rate curves and implied volatilities. In addition, the fair value also incorporates a credit valuation adjustment to reflect the risk of nonperformance by both us and our counterparties in the fair value measurement. The resulting fair values produced by these proprietary valuation models are in part theoretical and therefore can vary between derivative dealers and are not necessarily reflective of the actual price at which the derivative contract could be traded. Small changes in assumptions can result in significant changes in valuation. The risks inherent in the determination of the fair value of a derivative may result in volatility in our statement of operations.

RESULTS OF OPERATIONS

Overview

Our earnings in 2008 have been negatively impacted by the downturn in the residential real estate market, which has led us to increase our provision for loan losses, nonperforming loans, other real estate owned, and nonperforming asset expense. In addition, our noninterest expense during 2008 has increased as a result of our recently implemented growth strategy. Since the beginning of the year, we have hired nearly 40 experienced, Chicago-area commercial bankers, nearly doubling the size of our commercial banking team. This recruiting has increased noninterest expense during 2008 through additional salary, sign-on bonuses, and associated expenses.

We reported a net loss of $25.3 million, or ($2.42) per diluted share outstanding, for the second quarter of 2008, compared to net income of $7.2 million, or $0.65 per diluted share, in the second quarter of 2007. A $47.5 million increase in the provision for loan losses primarily produced the decline in earnings between the two periods. In addition, a decrease in net interest income and higher noninterest expense reduced earnings.

For the first six months of 2008, we reported a net loss of $29.2 million, or ($2.79) per diluted share, compared to earnings of $12.5 million, or $1.12 per diluted share, during the first six months of 2007. A $55.6 million increase in the provision for loan losses, along with lower net interest income and higher noninterest expense, produced the decline in earnings between the two year-to-date periods.

In July 2008, we announced that we have signed a non-binding letter of intent and exclusivity agreement with Harrison I. Steans and Jennifer W. Steans for a proposed private placement to accredited investors led by them of $50 million in convertible preferred stock. The preferred stock would be entitled to dividends at a regular annual rate of 8% of the liquidation preference and, subject to stockholder approval to the extent required by Nasdaq Marketplace Rules, would be convertible into shares of the Company’s common stock at a conversion price of $10.00 per share. We also announced that we intend to pursue a private placement of up to $50 million of subordinated debt by our wholly-owned subsidiary, Cole Taylor Bank. We anticipate that the proceeds from the preferred stock and subordinated debt would be used to strengthen our balance sheet to help fund our growth strategy. The non-binding letter of intent is subject to a number of conditions, including further due diligence and the negotiation and execution of mutually acceptable investment documents. This investment also will require Federal and State regulatory approval prior to closing. We can provide no assurances that such approvals will be obtained, or that the transaction will be consummated on the term described above, or at all.

Net Interest Income

Net interest income is the difference between total interest income and fees earned on interest-earning assets, including investment securities and loans, and total interest expense paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is our principal source of earnings. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest-bearing liabilities, the level of rates earned or paid on those assets and liabilities and the amount of loan fees earned.

Quarter Ended June 30, 2008 as Compared to the Quarter Ended June 30, 2007

Net interest income was $21.6 million for the second quarter of 2008, a decrease of $4.9 million, or 18.5%, from $26.5 million of net interest income in the second quarter of 2007. With an adjustment for tax-exempt income, our consolidated net interest income for the second quarter of 2008 was $22.4 million, compared to $27.3 million for the same quarter a year ago. This non-GAAP presentation is discussed further below. Net interest income for the second quarter of 2008 was lower due to a decline in net interest margin, partly offset by higher average interest earning assets.

Our net interest margin, which is determined by dividing taxable equivalent net interest income by average interest-earning assets, was 2.60% for the second quarter of 2008, compared to 3.44% for the same quarter a year ago, a decrease of 84 basis points. The net interest margin was lower in the second quarter of 2008 as declining asset yields outpaced the reductions in our funding costs. Between the two quarterly periods, the yield on our interest-earning assets decreased 175 basis points from 7.25% for the second quarter of 2007 to 5.50% for the second quarter of 2008. The lower asset yields were due primarily to declining market interest rates between the two quarterly periods, including a 325 basis point reduction in the prime lending rate between June 30, 2007 and June 30, 2008. Approximately 62% of our loan portfolio is based upon a floating or variable rate. In addition, lost interest on nonaccrual loans reduced total interest income by $2.2 million, or 26 basis points.

For the second quarter of 2008, the cost of our interest-bearing liabilities was 3.52%, compared to 4.68% during the second quarter of 2007, a decrease of 116 basis points. In response to the decline in asset yields, we lowered the pricing on certain customer deposits. However, because term deposits generally take longer to reprice to current market rates than floating and variable rate assets, the overall decline in the cost of our interest bearing liabilities lags the decrease in total earning asset yield.

Our current interest rate risk simulation modeling, using market interest rates in effect at June 30, 2008, indicates that our net interest margin in the third quarter would likely decline as compared to the second quarter if market rates remain unchanged. Because of uncertainty in the market place, we have maintained higher liquidity, including prefunding certain term deposits that are scheduled to mature over the next six months. Our models indicate that maintaining the higher level of liquidity will negatively impact our net interest margin during the third quarter of 2008. In addition, if market rates were to continue to decline, we would expect further compression of our net interest margin as some of our non-maturity deposits have or would have reached their implied floors. See the section of this discussion and analysis captioned “Quantitative and Qualitative Disclosure About Market Risks” for further discussion of the impact of changes in interest rates on our results of operations.

Our average interest-earning assets during the second quarter of 2008 were $3.45 billion, an increase of $264.9 million, or 8.3%, as compared to the same quarter in 2007. A $200.5 million, or 31.2%, increase in average investment securities and a $42.2 million increase in average loan balances combined to produce the higher interest earning assets. The higher average investment securities mainly resulted from the purchase of $314 million of investment securities, primarily mortgage-related securities, during the second half of 2007 in a strategy designed to reduce the impact to our net interest income from declining interest rates. Average loans outstanding increased to $2.56 billion during the second quarter of 2008 compared to $2.52 billion during the second quarter of 2007. An increase in average commercial loans, partly offset by lower mortgage and consumer loans, caused the increase in average loan balances.

Six Months Ended June 30, 2008 as Compared to the Six Months Ended June 30, 2007

Net interest income was $46.0 million for the first six months of 2008, compared to $52.9 million during the same six month period a year ago, a decrease of $6.9 million, or 13.0%. With an adjustment for tax-exempt income, our consolidated net interest income for the first six months of 2008 was $47.7 million, compared to $54.7 million for the first six months of 2007. This non-GAAP presentation is discussed further below. Similar to the quarterly comparison, net interest income for the first six months of 2008 was lower due to a decline in net interest margin, partly offset by higher average interest earning assets.

Our net interest margin declined 68 basis points to 2.78% during the first half of 2008 as compared to 3.46% during the first half of 2007. Between the two six month periods, declining earning-asset yields outpaced the decline in our interest-bearing funding cost. Our total earning asset yield during the first half of 2008 was 5.87% compared to 7.24% during the first half of 2007, a decrease of 137 basis points. At the same time, the cost of our interest-bearing liabilities decreased 88 basis points to 3.76% during the first half of 2008 from 4.64% during the first half of 2007. As with the quarterly comparison, our asset yields have declined with the reductions in market interest rates between the two year-to-date periods.

Our average interest-earning assets during the first half of 2008 were $3.44 billion, an increase of $258.4 million, or 8.1%, as compared to the $3.18 billion of average interest earning assets during the first half of 2007. Most of the increase in average interest-earning assets was a result of the purchase of investment securities in the second half of 2007. Average investment securities increased $211.2 million, or 32.4%, in the first half of 2008 as compared to the same six month period a year ago. In addition, average loan balances increased $20.1 million, as a $36.5 million increase in average commercial loans was partly offset by lower mortgage and consumer loans.

Rate vs. Volume Analysis of Net Interest Income

The following table presents, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a tax-equivalent basis using a tax rate of 35%.

	Quarter Ended June 30, 2008 Over Quarter Ended June 30, 2007 INCREASE/(DECREASE)			Six Months Ended June 30, 2008 Over Six Months Ended June 30, 2007 INCREASE/(DECREASE)
	VOLUME	RATE	NET	VOLUME	RATE	DAY (1)	NET
	(in thousands)
INTEREST EARNED ON:
Investment securities	$2,470	$740	$3,210	$5,207	$1,556	$—	$6,763
Cash equivalents	184	(256)	(72)	485	(541)	5	(51)
Loans	813	(14,303)	(13,490)	780	(21,786)	539	(20,467)

Total interest-earning assets			(10,352)				(13,755)

INTEREST PAID ON:
Interest-bearing deposits	2,178	(6,730)	(4,552)	3,573	(10,141)	265	(6,303)
Total borrowings	873	(1,715)	(842)	2,238	(2,766)	66	(462)

Total interest-bearing liabilities			(5,394)				(6,765)

Net interest income, tax-equivalent	$1,816	$(6,774)	$(4,958)	$3,644	$(10,847)	$213	$(6,990)

(1)	The six months ended June 30, 2008 had 182 days compared to 181 days in the six months ended June 30, 2007.

Tax-Equivalent Adjustments to Yields and Margins

As part of our evaluation of net interest income, we review our consolidated average balances, our yield on average interest-earning assets, and the costs of average interest-bearing liabilities. Such yields and costs are derived by dividing annualized income or expense by the average balance of assets or liabilities. Because management reviews net interest income on a tax-equivalent basis, the analysis contains certain non-GAAP financial measures. In these non-GAAP financial measures, investment interest income, loan interest income, total interest income, and net interest income are adjusted to reflect tax-exempt interest income on a tax-equivalent basis assuming a tax rate of 35%. This assumed rate may differ from our actual effective income tax rate. In addition, the earning asset yield, net interest margin, and the net interest rate spread are adjusted to a fully taxable equivalent basis. We believe that these measures and ratios present a more meaningful measure of the performance of interest-earning assets because they provide a better basis for comparison of net interest income regardless of the mix of taxable and tax-exempt instruments.

The following table reconciles the tax-equivalent net interest income to net interest income as reported on the consolidated statements of operations. In addition, the earning asset yield, net interest margin and net interest spread are shown with and without the tax-equivalent adjustment.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
	(dollars in thousands)
Net interest income as stated	$21,565	$26,456	$46,039	$52,911
Tax equivalent adjustment-investments	785	820	1,583	1,644
Tax equivalent adjustment-loans	31	63	64	121

Tax equivalent net interest income	$22,381	$27,339	$47,686	$54,676

Yield on earning assets without tax adjustment	5.40%	7.14%	5.78%	7.13%
Yield on earning assets - tax equivalent	5.50%	7.25%	5.87%	7.24%
Net interest margin without tax adjustment	2.51%	3.33%	2.68%	3.34%
Net interest margin - tax equivalent	2.60%	3.44%	2.78%	3.46%
Net interest spread without tax adjustment	1.88%	2.46%	2.02%	2.48%
Net interest spread - tax equivalent	1.98%	2.57%	2.11%	2.60%

The following table presents, for the periods indicated, certain information relating to our consolidated average balances and reflect our yield on average interest-earning assets and costs of average interest-bearing liabilities. The table contains certain non-GAAP financial measures to adjust tax-exempt interest income on a tax-equivalent basis assuming a tax rate of 35%.

	For the Three Months Ended June 30,
	2008			2007
	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%) (6)	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%) (6)
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Investment securities (1):
Taxable	$703,314	$8,954	5.09%	$496,634	$5,640	4.54%
Tax-exempt (tax-equivalent) (2)	140,749	2,241	6.37	146,917	2,345	6.39

Total investment securities	844,063	11,195	5.31	643,551	7,985	4.96

Cash Equivalents	46,516	247	2.10	24,261	319	5.19

Loans (2) (3):
Commercial and commercial real estate	2,393,130	33,249	5.50	2,335,535	45,546	7.71
Residential real estate mortgages	57,504	818	5.69	60,708	906	5.97
Home equity and consumer	107,772	1,465	5.47	119,993	2,401	8.03
Fees on loans		248			417

Net loans (tax-equivalent) (2)	2,558,406	35,780	5.62	2,516,236	49,270	7.85

Total interest-earning assets (2)	3,448,985	47,222	5.50	3,184,048	57,574	7.25

NON-EARNING ASSETS:
Allowance for loan losses	(66,626)			(39,016)
Cash and due from banks	53,953			52,044
Accrued interest and other assets	90,456			90,260

TOTAL ASSETS	$3,526,768			$3,287,336

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits:
Interest-bearing demand deposits	$772,224	3,023	1.57	$878,050	8,881	4.06
Savings deposits	45,695	16	0.14	55,108	39	0.28
Time deposits	1,494,097	16,567	4.46	1,220,132	15,238	5.01

Total interest-bearing deposits	2,312,016	19,606	3.41	2,153,290	24,158	4.50

Other borrowings	306,523	2,355	3.04	248,037	2,748	4.38
Notes payable and FHLB advances	133,550	1,173	3.47	104,176	1,356	5.15
Junior subordinated debentures	86,607	1,707	7.88	86,607	1,973	9.11

Total interest-bearing liabilities	2,838,696	24,841	3.52	2,592,110	30,235	4.68

NON-INTEREST-BEARING LIABILITIES:
Noninterest-bearing deposits	393,341			379,243
Accrued interest, taxes, and other liabilities	42,843			39,677

Total noninterest-bearing liabilities	436,184			418,920

STOCKHOLDERS’ EQUITY	251,888			276,306

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,526,768			$3,287,336

Net interest income (tax-equivalent) (2)		$22,381			$27,339

Net interest spread (tax-equivalent) (2) (4)			1.98%			2.57%

Net interest margin (tax-equivalent) (2) (5)			2.60%			3.44%

(1)	Investment securities average balances are based on amortized cost.

(2)	Calculations are computed on a tax-equivalent basis using a tax rate of 35%.

(3)	Nonaccrual loans are included in the above stated average balances.

(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin is determined by dividing tax-equivalent net interest income by average interest-earning assets.

(6)	Yield/Rates are annualized.

	For the Six Months Ended June 30,
	2008			2007
	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%) (6)	AVERAGE BALANCE	INTEREST	YIELD/ RATE (%) (6)
	(dollars in thousands)
INTEREST-EARNING ASSETS:
Investment securities (1):
Taxable	$720,792	$18,355	5.09%	$503,897	$11,415	4.53%
Tax-exempt (tax-equivalent) (2)	141,544	4,521	6.39	147,239	4,698	6.38

Total investment securities	862,336	22,876	5.31	651,136	16,113	4.95

Cash Equivalents	59,136	789	2.64	32,048	840	5.21

Loans (2) (3):
Commercial and commercial real estate	2,353,935	71,029	5.97	2,317,421	90,087	7.73
Residential real estate mortgages	59,018	1,711	5.80	61,335	1,778	5.80
Home equity and consumer	108,764	3,229	5.97	122,885	4,811	7.89
Fees on loans		1,073			833

Net loans (tax-equivalent) (2)	2,521,717	77,042	6.14	2,501,641	97,509	7.86

Total interest-earning assets (2)	3,443,189	100,707	5.87	3,184,825	114,462	7.24

NON-EARNING ASSETS:
Allowance for loan losses	(61,184)			(38,429)
Cash and due from banks	53,763			56,569
Accrued interest and other assets	90,168			89,114

TOTAL ASSETS	$3,525,936			$3,292,079

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits:
Interest-bearing demand deposits	$814,713	8,465	2.09	$899,568	18,146	4.07
Savings deposits	47, 325	40	0.17	56,647	79	0.28
Time deposits	1,430, 220	33,074	4.65	1,207,828	29,657	4.95

Total interest-bearing deposits	2,292,258	41,579	3.65	2,164,043	47,882	4.46

Other borrowings	320,402	5,090	3.14	252,896	5,547	4.36
Notes payable and FHLB advances	136,308	2,747	3.99	92,155	2,420	5.22
Junior subordinated debentures	86,607	3,605	8.32	86,607	3,937	9.09

Total interest-bearing liabilities	2,835,575	53,021	3.76	2,595,701	59,786	4.64

NON-INTEREST-BEARING LIABILITIES:
Noninterest-bearing deposits	392,828			380,450
Accrued interest, taxes, and other liabilities	42,738			41,385

Total noninterest-bearing liabilities	435,566			421,835

STOCKHOLDERS’ EQUITY	254,795			274,543

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,525,936			$3,292,079

Net interest income (tax-equivalent) (2)		$47,686			$54,676

Net interest spread (tax-equivalent) (2) (4)			2.11%			2.60%

Net interest margin (tax-equivalent) (2) (5)			2.78%			3.46%

(1)	Investment securities average balances are based on amortized cost.

(2)	Calculations are computed on a tax-equivalent basis using a tax rate of 35%.

(3)	Nonaccrual loans are included in the above stated average balances.

(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin is determined by dividing tax-equivalent net interest income by average interest-earning assets.

(6)	Yield/Rates are annualized.

Noninterest Income

The following table presents, for the periods indicated, our major categories of noninterest income:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Service charges	$2,255	$1,895	$4,421	$3,705
Trust services	696	643	1,187	1,129
Investment management fees	339	362	655	828
Loan syndication fees	—	400	116	400
Other noninterest income	675	765	801	1,241

	3,965	4,065	7,180	7,303
Other derivative income (expense)	65	(61)	952	(37)

Total noninterest income	$4,030	$4,004	$8,132	$7,266

Total noninterest income was $4.0 million during the second quarter of 2008, relatively unchanged from the second quarter of 2007. A $360,000 increase in service charges and higher trust fees were mostly offset by lower loan syndication fees. For the first six months of 2008, total noninterest income increased $866,000, or 11.9%, to $8.1 million, as compared to $7.3 million during the same six month period in 2007. A $989,000 increase in other derivative income and a $716,000 increase in service charges, partly offset by lower investment management and loan syndication fees, combine to produce the higher level of noninterest income.

Service charges, principally derived from deposit accounts, were $2.3 million during the second quarter of 2008, compared to $1.9 million during the second quarter in 2007, an increase of $360,000, or 19.0%. On a year-to-date basis, service charges increased $716,000, or 19.3%, to $4.4 million during the first six months of 2008, as compared to $3.7 million during the same six month period in 2007. The increase in service charge revenue in 2008 was primarily caused by a lower earnings credit rate given to customers on their collected account balances and a 2% increase in gross activity fees. Our earnings credit rate was approximately 200 basis points lower on average during the first half of 2008 as compared to the first half of 2007.

Trust revenues increased in both the quarterly and year-to date comparisons. During the second quarter of 2008, trust fees increased $53,000, or 8.2%, to $696,000, as compared to $643,000 during the second quarter of 2007. For the first six months of 2008, trust fees were $1.2 million, an increase of $58,000, or 5.1%, as compared to the $1.1 million of trust fees during the first six months of 2007.

Investment management fees decreased in both the quarterly and year-to date comparisons. Investment management fees decreased $23,000, or 6.4%, to $339,000 in second quarter of 2008, as compared to $362,000 during the same quarter a year ago. Investment management fees were $655,000 during the first six months of 2008, a decrease of $173,000, or 20.9%, as compared to the $828,000 during the first six months of 2007. The lower fee income was primarily a result of reduced assets under management.

Syndication fees totaled $116,000 during the first six months of 2008, as compared to $400,000 during the first six months of 2007. Loan syndication fees are an opportunistic revenue source that has been largely dependent on the level of activity in the real estate development market as well as our balance sheet and credit risk management.

Currently, we derive other derivative income or expense from changes in the fair value of the customer-related interest rate swap agreements, which are not designated as accounting hedges, and from any ineffectiveness in our interest rate swap that is currently designated as cash flow hedge. Throughout 2007 and up to March 2008, other derivative income also included changes in the fair value and net cash settlement of an interest rate floor agreement which was not designated as an accounting hedge. This floor agreement was terminated in March 2008. Our other derivative income was $65,000 during the second quarter of 2008 compared to other derivative expense of $61,000 during the second quarter of 2007. The other derivative income in 2008 resulted from the changes in the fair value of our customer-related interest rate swaps, while the other derivative expense in the second quarter of 2007 resulted from decrease in the value of our non-designated floor agreement. On a year-to-date basis, we recorded other derivative income of $952,000 during the first half of 2008, as compared to $37,000 of other derivative expense during the first half of 2007. The higher income in 2008 was primarily due to the increase in the fair value of our undesignated interest rate floor agreement as the prime interest rate declined.

Other noninterest income includes fees from standby letters of credit, fees for non-customer usage of our automated teller machines, gains (losses) from equity or partnership investments, changes in the market value of the assets in our employees’ deferred compensation plans, and other miscellaneous items. Other noninterest income was $675,000 during the second quarter of 2008, as compared to $765,000 during the second quarter a year ago. Other noninterest expense was $801,000 during the first six months of 2008, as compared to $1.2 million during the first six months of 2007, a decrease of $440,000. In both the quarterly and the year-to-date comparisons, most of the decrease in other noninterest income was caused by changes in the fair value of assets held in our employees’ deferred compensation plans.

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(dollars in thousands)
Salaries and employee benefits:
Salaries, employment taxes, and medical insurance	$9,405	$8,309	$17,750	$16,415
Sign-on bonuses and severance	513	118	1,883	223
Incentives, commissions, and retirement benefits	1,178	1,489	3,166	2,892

Total salaries and employee benefits	11,096	9,916	22,799	19,530
Occupancy of premises, furniture and equipment	2,733	2,905	5,498	5,665
Nonperforming asset expense	2,471	141	3,479	432
Legal fees, net	769	649	1,354	1,456
Early extinguishment of debt	384	—	1,194	—
FDIC assessment	586	81	1,112	162
Other professional services	404	503	1,050	1,184
Other noninterest expense	4,180	3,457	7,953	7,285

Total noninterest expense	$22,623	$17,652	$44,439	$35,714

Efficiency Ratio	88.39%	57.95%	82.03%	59.35%

Noninterest expense during the second quarter of 2008 increased $5.0 million, or 28.2%, to $22.6 million, as compared to $17.7 million during the second quarter of 2008. For the first six months of 2008, noninterest expense increased $8.7 million, or 24.4%, to $44.4 million, as compared to $35.7 million during the first six months of 2008. The increases in noninterest expenses were caused by higher salaries and benefits, nonperforming asset expense, FDIC assessments, and expenses related to the early extinguishment of above market rate brokered certificates of deposit.

Total salaries and employee benefits expense increased as we hired nearly 40 individuals during the first half of 2008. We added to the number of commercial relationship managers and replaced and augmented our existing credit administration staff. Our recruiting increased salaries and benefit expense from increased salary expense, cash sign-on bonuses and stock based awards to attract the new employees. Total salaries and benefits during the second quarter of 2008 were $11.1 million, an increase of $1.2 million, or 11.9%, as compared to the $9.9 million of expense during the same quarter a year ago. For the first six months of 2008, total salaries and benefits were $22.8 million, an increase of $3.3 million, or 16.7%, as compared to $19.5 million of expense in the first six months of 2007.

Total salaries, employment taxes, and medical insurance expenses increased $1.1 million, or 13.2%, to $9.4 million for the second quarter of 2008, as compared to $8.3 million for the second quarter of 2007. On a year-to-date basis, total salaries, employment taxes, and medical insurance expenses salary expense increased $1.3 million, or 8.1%, to $17.8 million for the first half of 2008, as compared to $16.4 million for the first six months of 2007. For both the quarterly and year-to-date periods, the increase was primarily a result of increased salaries. Total full-time equivalent employees were 440 at June 30, 2008 compared to 418 and 421 at December 31, 2007 and June 30, 2007, respectively.

Sign-on bonuses totaled $502,000 for the second quarter of 2008 compared to $110,000 for the second quarter a year ago. For the first six months of 2008, sign-on bonuses totaled $1.3 million, compared to $158,000 for the first half of 2007. We expect to incur additional one-time sign on bonuses for the new hires that started employment in the third quarter related to expansions to our asset based lending program. Year-to-date 2008 severance expense totaled $627,000, compared with $65,000 for the first half of 2007.

Incentives, commissions, and retirement benefits decreased $311,000 during the second quarter of 2008 to $1.2 million, as compared to $1.5 million during the second quarter of 2007. Lower accruals for performance based incentives and employee retirement programs primarily produced the decline in expense between the quarterly periods. For the first six months of 2008, incentives, commissions, and retirement benefit expense was $3.2 million, as compared to $2.9 million for the first half of 2007, an increase of $274,000, or 9.5%. Expense related to restricted stock grants, primarily in connection with recruiting activities, increased $364,000 in the first six months of 2008, compared with the first half of 2007. We expect to incur additional stock grant expense in future quarters related to recruiting activities.

Nonperforming asset expenses increased $2.3 million in the second quarter of 2008, compared to the second quarter of 2007, primarily from the recognition of a $2.2 million liability for unfunded loan commitments associated with certain of our impaired loans. For the first six months of 2008, nonperforming asset expense was $3.5 million, as compared to $432,000 during the first six months of 2007. In addition to the $2.2 million increase described above, we recognized an $807,000 provision to reduce the carrying value of certain other real estate owned. We expect that our nonperforming asset expense will continue to be significant in future periods because of the current high level of nonperforming assets and other real estate owned.

Legal fees were $769,000 in the second quarter of 2008, compared to $649,000 in the same quarter in 2007. An increase in legal fees associated with our employee benefit plans and other employee related matters, primarily produced the increase in expense. For the first six months of 2008, legal fees totaled $1.4 million, as compared to $1.5 million during the same six month period a year ago.

During the first six months of 2008, we incurred $1.2 million of expense, for the early redemption of approximately $115 million of above market rate brokered certificates of deposits. Of the total expense, $384,000 was incurred during the second quarter of 2008. The unamortized issuance costs and fair value adjustments on these deposits were written off at the time of redemption.

Our Federal Deposit Insurance Corporation (“FDIC”) insurance premium has increased in 2008 as compared to 2007 as the FDIC increase premiums for all financial institutions. FDIC insurance premiums were $586,000 in the second quarter of 2008, compared with $81,000 for the second quarters of 2007. FDIC insurance expense for the first half of 2008 was $1.1 million compared with $162,000 for the first six months of 2007. Beginning in 2007, the FDIC increased the rates paid for deposit insurance, but, at the same time, allowed eligible insured institutions to share in an one-time assessment credit for institutions in existence at December 31, 1996 that had paid deposit insurance assessments prior to that date. The Bank received a one-time credit and utilized the credit during 2007 and the first quarter of 2008 to offset its deposit insurance assessment. The Bank fully utilized the credit during the first quarter of 2008, and, therefore, FDIC insurance premiums have increased. We expect deposit insurance premiums for the full year 2008 to be approximately $2.4 million higher than for the full year 2007.

Other noninterest expense principally includes external audit and tax services, business development and entertainment expenses, computer software license fees, and other operating expenses such as telephone, postage, office supplies and printing. Other noninterest expense was $4.2 million in the second quarter of 2008, an increase of $723,000 as compared to the $3.5 million of expense during the second quarter of 2007. For the first six months of 2008, other noninterest expense was $8.0 million, as compared to $7.3 million during the first six months of 2007, an increase of $668,000, or 9.2%.

An efficiency ratio is calculated by dividing total noninterest expense by total revenues (net interest income and noninterest income). Generally, the lower the efficiency ratio the more efficient the entity is operating. Our efficiency ratio was 88.39% in the second quarter of 2008 and 82.03% during the first six months of 2008. In comparison, the efficiency ratio was 57.95% and 59.35% during the second quarter and first six months of 2007, respectively. The higher level of noninterest expense and the lower net interest income produced the higher ratio in 2008.

Income Taxes

Because of our pre-tax loss, we recorded an income tax benefit of $21.1 million for the second quarter of 2008, resulting in an effective income tax rate of 45.4%. For the first half of 2008, we recorded an income tax benefit of $22.2 million, resulting in an effective income tax rate of 43.2%. In comparison, we recorded income tax expense of $3.8 million for the second quarter of 2007 and $6.5 million for the first half of 2007, resulting in effective tax rates of 34.4% and 34.2%, respectively. In each of the 2008 periods, our pre-tax loss combined with the impact of our permanent differences, such as tax exempt securities, caused the higher effective income tax benefit.

As of June 30, 2008, our recorded net deferred tax asset totaled $48.6 million, the largest portion of which relates to our $104.7 million allowance for loan losses. A valuation allowance is required to be recognized if it is determined “more likely than not” that the deferred tax asset will not be realized. We evaluated the deferred tax asset at June 30, 2008 and determined that no valuation allowance is required. We believe that the deferred tax asset will be realized through both the existence of approximately $22 million of income taxes paid in the available carry-back years and through the generation of future taxable income.

FINANCIAL CONDITION

Overview

Total assets increased $162.7 million, or 4.6%, to $3.72 billion at June 30, 2008 from total assets of $3.56 billion at December 31, 2007. Loans increased $142.5 million, or 5.7%, to $2.62 billion at June 30, 2008 from $2.48 billion at December 31, 2007. While total deposits increased $339.4 million, or 13.2%, other borrowings decreased $88.5 million and notes payable and FHLB advances decreased $58.0 million. Total stockholders’ equity at June 30, 2008 was $221.4 million, compared to $254.3 million at December 31, 2007, a decrease of $32.9 million.

Cash and Cash Equivalents

Period-end cash and cash equivalents were $155.2 million at June 30, 2008, compared to $83.6 million at December 31, 2007. The Bank increased its short-term liquidity in 2008 to prudently respond to the more volatile credit and deposit markets.

Investment Securities

Investment securities totaled $818.2 million at June 30, 2008, compared to $892.4 million at December 31, 2007, a decrease of $74.1 million, or 8.3%. Cash flows from maturies and payments on investment securities were not reinvested in the securities portfolio. The overall weighted average life of our investment portfolio at June 30, 2008 was approximately 5.5 years, compared to approximately 5.4 years at December 31, 2007.

At June 30, 2008, the net unrealized loss on the available for sale securities totaled $3.5 million, compared to a net unrealized gain of $3.4 million from December 31, 2007. At June 30, 2008, we had gross unrealized losses of $8.0 million, primarily in the mortgage-related and municipal securities portfolios. We believe that none of these unrealized losses represented other-than-temporary impairment of our investment portfolio. We have both the intent and ability to hold all of these securities for the time necessary to recover the amortized cost.

No impairment losses have been incurred in connection with our investment securities portfolio in either 2008 or 2007.

The following table shows the composition of our mortgage-related securities as of June 30, 2008 by type of issuer.

	Amortized Cost			Fair Value
	Pass Thru Securities	CMOs	Total	Pass Thru Securities	CMOs	Total
	(in thousands)
Government and government sponsored-enterprise securities	$421,215	$132,647	$553,862	$421,453	$131,395	$552,848
Private Issuers	14,784	27,564	42,348	13,802	26,497	40,299

	$435,999	$160,211	$596,210	$435,255	$157,892	$593,147

On October 10, 2007, the Federal Home Loan Bank of Chicago (“FHLBC”) filed a Form 8-K in which it reported that the FHLBC had entered into a consensual cease and desist order with its regulator. Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock and dividend declarations are subject to prior written approval from FHLBC’s regulator. The FHLBC has not paid dividends for the past four quarters and have announced that dividend payments are unlikely at least through 2008. At June 30, 2008, we held, at cost, $10.25 million of FHLBC stock, all of which we believe we will ultimately be able to recover.

Loans

During the first six months of 2008, total loans increased $192.5 million, or 7.6%, to $2.73 billion at June 30, 2008 from total loans of $2.53 billion at December 31, 2007. Commercial loans, which includes commercial and industrial (“C&I”), commercial real estate secured, and real estate-construction loans, increased $202.4 million, or 8.6%, while consumer-oriented loans declined $9.9 million. A $194.3 million, or 22.9%, increase in C&I loans produced most of the growth in total loans. Additionally, commercial real estate secured loans increased by $78.5 million, or 9.4%. These increases were partly offset by a $70.0 million, or 14.2%, decrease in residential construction and land loans.

The composition of our loan portfolio as of June 30, 2008 and December 31, 2007 was as follows:

	June 30, 2008		December 31, 2007
	Amount	Percentage of Gross Loans	Amount	Percentage of Gross Loans
	(dollars in thousands)
Commercial and industrial	$1,044,520	38%	$850,196	34%
Commercial real estate secured	918,161	34	839,629	33
Residential construction & land	422,801	15	492,780	19
Commercial construction & land	178,403	7	178,898	7
Consumer-oriented loans	161,994	6	171,863	7

Gross loans	$2,725,879	100%	$2,533,366	100%

At June 30, 2008 total C&I loans accounted for 38% of the total loan portfolio. Total C&I loans were $1.04 billion at June 30, 2008, an increase of $194.3 million, or 22.9%, as compared to $850.2 million at December 31, 2007. C&I loans include all loans for commercial purposes that are either unsecured or secured by collateral other than commercial real estate. These loans are generally made to operating companies in a variety of businesses, excluding commercial real estate investment. We believe the growth in our C&I portfolio demonstrates the progress of our strategy to expand our business with operating companies.

Our commercial real estate secured loans increased $78.5 million, or 9.4%, to $918.2 million at June 30, 2008, as compared to $839.6 million at December 31, 2007. The increase was due to an increase in loans secured by non-owner occupied commercial property. The composition of our commercial real estate secured portfolio, which comprised 34% of the total loan portfolio at June 30, 2008, was approximately as follows as of the dates indicated:

	June 30, 2008		December 31, 2007
	Percentage of Total Commercial Real Estate Secured	Percentage of Gross Loans	Percentage of Total Commercial Real Estate Secured	Percentage of Gross Loans
Commercial properties:
Non-owner occupied	62%	21%	59%	20%
Owner occupied	22	8	25	8

Subtotal	84	29	84	28
Residential income properties	16	5	16	5

Total commercial real estate secured	100%	34%	100%	33%

Real estate-construction loans consist primarily of loans to professional real estate developers for the construction of single-family homes, town-homes, condominium conversions and commercial property. The portion of this portfolio related to residential construction and land decreased by $70.0 million, or 14.2%, to $422.8 million at June 30, 2008, as compared to $492.8 million at December 31, 2007. The residential real estate construction portfolio accounted for 15% of the total loan portfolio at June 30, 2008, down from 19% of the total loan portfolio at December 31, 2007. The downturn in the residential real estate construction market has caused this portfolio to decline. We expect that the slowing residential real estate market will continue to impact the amount of loans in this portion of our commercial loan portfolio as declining home sales have reduced the demand for both new homes and the development of residential lots and vacant land. Our commercial construction and land portfolio remained relatively unchanged at $178.4 million at June 30, 2008, as compared to $178.9 million at December 31, 2008, and comprised 7% of the total loan portfolio. The composition of our real estate-construction portfolio, including both residential and commercial, was as follows as of the dates indicated:

	June 30, 2008			December 31, 2007
	Balance	Percentage of Total Construction Loans	Percentage of Gross Loans	Balance	Percentage of Total Construction Loans	Percentage of Gross Loans
	(dollars in thousands)
Residential properties:
Single family attached and detached housing	$149,744	25%	5%	$176,739	26%	7%
Condo (new & conversions)	102,379	17	4	127,112	19	5
Multi-family	55,463	9	2	68,976	10	2
Completed for sale	23,201	4	1	28,436	4	1

Total residential construction	330,787	55	12	401,263	59	15
Land – unimproved & farmland	63,925	10	2	68,188	10	3
Land – improved & entitled	5,399	1	*	5,344	1	*
Land – under development	22,690	4	1	17,985	3	1

Total land	92,014	15	3	91,517	14	4

Total residential construction and land	422,801	70	15	$492,780	73	19

Commercial properties	178,403	30	7	178,898	27	7

Total real estate- construction	$601,204	100%	22%	$671,678	100%	26%

*	less than 1%

Total consumer-oriented loans, which include residential real estate mortgages, home equity loans and lines of credit, and other consumer loans, decreased $9.9 million, or 5.7%, to $162.0 million at June 30, 2008. Residential real estate loans decreased $4.7 million, or 7.8%, to $55.5 million. Home equity loans and lines of credit declined $5.0 million, or 5.0%, to $94.7 million. The portion of home equity loans and lines of credit that was originally sourced through brokers totaled $14.9 million at June 30, 2008.

Loan Quality and Nonperforming Assets

The following table sets forth the amounts of nonperforming assets as of the dates indicated:

	June 30, 2008	Dec. 31, 2007	June 30, 2007
	(dollars in thousands)
Loans contractually past due 90 days or more but still accruing interest	$1,588	$4,253	$1,339
Nonaccrual loans
Commercial and industrial	12,759	5,069	3,632
Commercial real estate secured	14,246	10,935	6,333
Residential construction & land	116,376	52,000	22,185
Commercial construction & land	7,388	412	—
All other loan types	2,103	2,996	2,712

Total nonaccrual loans	152,872	71,412	34,862

Total nonperforming loans	154,460	75,665	36,201
Other real estate owned	4,280	2,599	943
Other repossessed assets	—	7	—

Total nonperforming assets	$158,740	$78,271	$37,144

Nonperforming loans to total loans	5.67%	2.99%	1.41%
Nonperforming assets to total loans plus repossessed property	5.81%	3.09%	1.45%
Nonperforming assets to total assets	4.27%	2.20%	1.13%

Nonperforming assets were $158.7 million, or 4.27% of total assets on June 30, 2008, compared to $78.3 million, or 2.20% of total assets on December 31, 2007, and $37.1 million, or 1.13% of total assets on June 30, 2007. The majority of the increase in nonperforming assets during the first six months of 2008 related to loans to real estate developers as the residential housing market continued to deteriorate during the second quarter of 2008. Non accrual residential real estate construction loans comprised 76.1% of total nonaccrual loans at June 30, 2008. Additionally, 58.4% of total nonaccrual loans at June 30, 2008 represent loans to five borrowers.

The following table presents loans past due 30 to 89 days and still accruing as of the dates indicated:

	June 30, 2008	Dec. 31, 2007	June 30, 2007
	(dollars in thousands)
Loans contractually past due 30 through 89 days and still accruing	$30,168	$63,553	$31,790
30 – 89 days past due to total loans	1.11%	2.51%	1.24%

The following table presents data related to nonaccrual loans by dollar amount as of the dates indicated:

	June 30, 2008			December 31, 2007
Nonaccrual loans by dollar range	Number of Borrowers	Number of Loans	Amount	Number of Borrowers	Number of Loans	Amount
					(dollars in thousands)
$15.0 million or more	3	10	$64,215	1	1	$19,083
$10.0 million to $14.9 million	2	5	25,078	2	5	26,333
$5.0 million to $9.9 million	3	10	19,700	—	—	—
$1.0 million to $4.9 million	13	24	31,388	8	15	19,235
Under $1.0 million	76	79	12,491	56	58	6,761

Total nonaccrual loans	97	128	$152,872	67	79	$71,412

The residential housing market continued to deteriorate in the second quarter of 2008, placing continued financial stress on customers, particularly those engaged in residential development. This downturn in the residential housing market has reduced demand and market prices for developed residential lots and vacant land as well as homes. Where there is reduced demand for new homes, residential developers may be required to hold their properties for longer periods of time or sell their properties at reduced prices, which can lead to greater holding costs and lower or deferred cash inflows. These factors may result in higher credit risk for the lender. In addition, we believe the recent turmoil in the sub-prime lending market has caused tightened credit standards throughout the mortgage industry and has taken some potential home buyers out of the market. We viewed the increase in our nonperforming loans as a reflection of increased credit risk in our loan portfolio, and we incorporated those trends into our evaluation of the adequacy of the allowance for loan losses. A continued downturn in the residential real estate market in 2008 could result in additional defaults by our real estate developers, and therefore, additional provision for loan losses.

Impaired loans include all nonaccrual loans as well as accruing loans judged to have higher risk of noncompliance with the present contractual repayment schedule for both interest and principal. While impaired loans exhibit weaknesses that may inhibit repayment in compliance with the original note terms, the measurement of impairment may not always result in an allowance for loan loss for every impaired loan. For impaired loans that are secured by real estate, our general practice is to use current appraisals to determine the appropriate allowance. Impaired loans at June 30, 2008 were $176.7 million, an increase of $85.8 million, or 94.3%, as compared with December 31, 2007. The allowance for loan losses related to impaired loans was $51.3 million at June 30, 2008, an increase of $41.9 million from year-end 2007.

Information about our impaired loans and the related allowance for loan losses for impaired loans is as follows:

	June 30, 2008	Dec. 31, 2007	June 30, 2007
	(in thousands)
Recorded balance of impaired loans	$176,730	$90,972	$36,045
Allowance for loan losses related to impaired loans	51,298	9,375	$4,249

The composition of our impaired loans and the related allowance at June 30, 2008 was as follows:

	Impaired Loans	Allowance for Losses
	(in thousands)
Commercial and industrial	$25,791	$3,037
Commercial real estate secured	14,246	1,948
Residential construction and land	129,306	46,156
Commercial construction and land	7,387	157

Total Impaired loans and allowance	$176,730	$51,298

Allowance for Loan Losses

We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for measuring the appropriate level of the allowance includes identifying problem loans, estimating the amount of probable loss related to those loans, estimating probable losses from specific portfolio segments and evaluating the impact to our loan portfolio of a number of economic and qualitative factors. Although management believes that the allowance for loan losses is adequate to absorb probable losses on existing loans that may become uncollectible at this point in time, there can be no assurance that our allowance will prove sufficient to cover actual loan losses in the future.

The following table includes an analysis of our allowance for loan losses and other related data for the periods indicated:

	For Three Months Ended		For Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(dollars in thousands)
Average total loans	$2,558,406	$2,516,236	$2,521,717	$2,501,641

Total loans at end of period	$2,725,855	$2,562,000	$2,725,855	$2,562,000

Allowance for loan losses:
Allowance at beginning of period	$64,193	$38,330	$54,681	$37,516
Net (charge-offs) recoveries:
Commercial and commercial real estate	(4,191)	(215)	(4,355)	(1,390)
Real estate – construction	(4,237)	(10)	(5,924)	(1,064)
Residential real estate mortgages and consumer loans	(378)	(206)	(765)	(763)

Total net charge-offs	(8,806)	(431)	(11,044)	(3,217)
Provision for loan losses	49,355	1,900	61,105	5,500

Allowance at end of period	$104,742	$39,799	$104,742	$39,799

Annualized net charge-offs to average total loans	1.38%	0.07%	0.88%	0.26%
Allowance to total loans at end of period	3.84%	1.55%	3.84%	1.55%
Allowance to nonperforming loans	67.81%	109.94%	67.81%	109.94%

Our allowance for loan losses was $104.7 million at June 30, 2008, or 3.84% of end-of-period loans and 67.81% of nonperforming loans. At June 30, 2007, the allowance for loan losses was $39.8 million, which represented 1.55% of end-of-period loans and 109.94% of nonperforming loans. Net charge-offs during the second quarter of 2008 were $8.8 million, or 1.38% of average loans on an annualized basis. In comparison, net charge-offs during the first quarter of 2007 were $431,000, or 0.07% of average loans on an annualized basis. For the first six months of 2008, net charge-offs were $11.0 million, or 0.88% of average loans on an annualized basis, as compared to net charge-offs of $3.2 million, or 0.26% of average loans, during the first six months of 2007. We expect that net charge-offs in the second half of 2008 will be higher than during the first six months of 2008.

Provision for Loan Losses

We determine a provision for loan losses that we consider sufficient to maintain an allowance covering probable losses inherent in our portfolio as of the balance sheet date. Our provision for loan losses was $49.4 million for the second quarter of 2008, compared to $1.9 million for the second quarter of 2007. The provision for loan losses was $61.1 million during the first half of 2008 compared to $5.5 million during the first half of 2007. The continued weak economic environment surrounding residential development primarily produced the increase in the provision for loan losses. The continued high level of nonperforming loans, impaired loans and the amount of performing loans that have been assessed by us as having higher credit risk, and therefore receiving heightened monitoring, all factored into the increase of our provision for loan losses in 2008 as compared to 2007. Our provision for loan losses in any individual accounting period is not an indicator of provisioning in subsequent reporting periods.

Deposits

Total deposits at June 30, 2008 increased $339.4 million to $2.92 billion at June 30, 2008 from $2.58 billion at December 31, 2007, mostly as a result of increased out-of-market deposits. Total in-market deposits were $1.91 billion at June 30, 2008, an increased of $7.0 million, or 0.4%, as compared to December 31, 2007. Total in-market certificates of deposit increased $171.4 million as a result of more local market CD promotions.

Money market balances declined $128.8 million primarily due to lower balances maintained by a single large money market account holder. Non-interest-bearing deposits declined $47.3 million, as seasonal corporate trust deposits declined $52.8 million. Total out-of-market deposits increased $332.8 million, to $1.1 billion, or 34.6% of total deposits at June 30, 2008.

Brokered money market deposits, out-of-local-market certificates of deposit and brokered certificates of deposit increased $47.7 million, $54.4 million and $230.6 million, respectively, as compared to December 31, 2007.

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes our deposits as “in-market” and “out-of-market” deposits:

	June 30, 2008	Dec. 31, 2007
	(in thousands)
In-market deposits:
Non-interest bearing deposits	$424,440	$471,770
NOW accounts	69,048	76,572
Savings accounts	44,823	49,386
Money market accounts	579,056	707,829
Customer certificates of deposit	714,870	543,443
Public time deposits	76,333	52,895

Total in-market deposits	1,908,570	1,901,895
Out-of-market deposits:
Brokered money market deposits	103,255	55,507
Out-of-local-market certificates of deposit	171,550	117,159
Brokered certificates of deposit	736,259	505,631

Total out-of-market deposits	1,011,064	678,297

Total deposits	$2,919,634	$2,580,192

Average deposits for the first six months of 2008 increased $140.6 million to $2.69 billion, compared to $2.54 billion for the first six months of 2007. Total time deposits increased $222.4 million during the first half of 2008 as compared to the first half of 2007. The increased was comprised of higher local-market certificates of deposit of $92.5 million and out of market certificates of deposit of $126.3 million. The increase in term deposits was partly offset by lower money market deposits of $75.5 million.

The following table sets forth, for the periods indicated, the distribution of our average deposit account balances and average cost of funds in each category of deposits:

	For the Six Months Ended June 30, 2008			For the Six Months Ended June 30, 2007
	Average Balance	Percent Of Deposits	Rate	Average Balance	Percent Of Deposits	Rate
	(dollars in thousands)
Noninterest-bearing demand deposits	$392,828	14.6%	—%	$380,450	15.0%	—%
NOW accounts	73,380	2.7	0.41	82,784	3.3	0.75
Money market accounts	741,333	27.7	2.26	816,784	32.1	4.40
Savings deposits	47,325	1.8	0.17	56,647	2.2	0.28
Time deposits:
Certificates of deposit	597,147	22.2	4.49	504,612	19.8	4.72
Out-of-local-market certificates of deposit	157,171	5.9	4.76	109,604	4.3	5.41
Brokered certificates of deposit	605,056	22.5	4.86	526,331	20.7	5.05
Public Funds	70,846	2.6	3.87	67,281	2.6	5.14

Total time deposits	1,430,220	53.2	4.65	1,207,828	47.4	4.95

Total deposits	$2,685,086	100.0%		$2,544,493	100.0%

Other Borrowings

Other borrowings include securities sold under agreements to repurchase, federal funds purchased and U.S. Treasury tax and loan note option (“TT&L note”) borrowings. Period-end other borrowings decreased $88.5 million to $300.6 million at June 30, 2008, as compared to $389.1 million at December 31, 2007. A $40.0 million decrease in borrowings under the TT&L note program combined with a $39.2 million decrease in overnight securities sold under agreements to repurchase produced the majority of the decrease.

Notes Payable and FHLB Advances

At June 30, 2008, we had outstanding $12.0 million under our $20.0 million revolving credit facility.

Borrowings from the FHLBC decreased $70.0 million during the first six months of 2008 to $135.0 million at June 30, 2008.

Junior Subordinated Debentures

At June 30, 2008, we had $45.4 million of junior subordinated debentures issued to TAYC Capital Trust I, our wholly-owned statutory trust, that are currently callable at par, at our option. We continue to monitor the trust preferred securities market for an opportunity to refinance the 9.75% fixed-rate trust preferred securities and the related junior subordinated debentures. Unamortized issuance costs relating to these debentures were $2.5 million on June 30, 2008. Unamortized issuance costs would be recognized as noninterest expense if the debentures were called by us.

At June 30, 2008, we also had $41.2 million of junior subordinated debentures issued to TAYC Capital Trust II, our wholly-owned statutory trust. These junior subordinated debentures pay a variable interest rate based upon the 3 month LIBOR plus 2.68%. We may redeem all or part of the debentures at any time on or after June 17, 2009, subject to regulatory approval, at par.

CAPITAL RESOURCES

At June 30, 2008 and December 31, 2007, both the Company and Cole Taylor Bank were considered “well capitalized” under capital guidelines for bank holding companies and banks. The Company’s and Cole Taylor Bank’s capital ratios were as follows as of the dates indicated:

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
	(dollars in thousands)
As of June 30, 2008:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$321,237	10.26%	>$250,513	>8.00%	>$313,141	>10.00%
Cole Taylor Bank	314,824	10.06	>250,336	>8.00	>312,921	>10.00
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	270,140	8.63	>125,256	>4.00	>187,884	>6.00
Cole Taylor Bank	274,899	8.78	>125,168	>4.00	>187,752	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	270,140	7.71	>140,220	>4.00	>175,274	>5.00
Cole Taylor Bank	274,899	7.85	>140,078	>4.00	>175,098	>5.00
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$368,188	12.74%	>$231,175	>8.00%	>$288,968	>10.00%
Cole Taylor Bank	342,607	11.88	>230,677	>8.00	>288,346	>10.00
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	330,451	11.44	>115,587	>4.00	>173,381	>6.00
Cole Taylor Bank	306,333	10.62	>115,339	>4.00	>173,008	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	330,451	9.40	>140,567	>4.00	>175,709	>5.00
Cole Taylor Bank	306,333	8.74	>140,232	>4.00	>175,290	>5.00

Our regulatory capital ratios declined at June 30, 2008 as compared to December 31, 2007 as a result of the following three factors:

•	We recognized a net loss for the first half of 2008,

•	total risk-weighted and average assets increased, and

•	a portion of our deferred tax asset was disallowed under regulatory capital rules.

At June 30, 2008, the portion of the deferred tax asset that was disallowed for regulatory capital purposes (but not for GAAP reporting purposes) was $16.0 million at the Bank and $21.3 million at the consolidated level.

On June 27, 2008, the Company contributed $10.0 million in capital to the Bank. On July 18, 2008, the Company contributed an additional $12.0 million in capital to the Bank. The Bank’s total risk-based capital ratio on July 31, 2008 was 10.17%.

The Bank did not pay any dividends to the Company during the first half of 2008. The Bank is subject to dividend restrictions established by regulatory authorities. As of June 30, 2008, the Bank could declare and pay to the Company, without the approval of regulatory authorities, $4.0 million in dividends.

On July 29, 2008, we announced that we had signed a non-binding letter of intent and exclusivity agreement with Harrison I. Steans and Jennifer W. Steans for a proposed private placement to accredited investors led by them of $50.0 million of convertible preferred stock. We also announced a concurrent private placement of $50.0 million of subordinated debt by the Bank. If completed, we anticipate that the proceeds from the preferred stock offering and the subordinated debt would be used to strengthen our balance sheet to help fund our growth strategy. The consummation of the preferred stock sale is subject to a number of conditions, including further due diligence and the negotiation and execution of mutually acceptable investment documents. This transaction also will require Federal and State regulatory approval prior to closing. We can provide no assurances that such approvals will be obtained, or that the transaction will be consummated on the terms described above, or at all.

During the first quarter of 2008, we declared common stock dividends of $0.10 per share, totaling $1.1 million. We did not declare a dividend during the second quarter of 2008. Because of our expectations for future asset growth, we do not expect to declare common stock dividends for the remainder of 2008 or 2009.

In addition, our expected growth strategy in commercial and industrial lending is expected to require significant additional regulatory capital and is the primary driver behind our plans for a private placement of preferred stock and subordinated debt. If we are not successful in executing these private placements, we would be required to significantly reduce our earning asset growth in future periods.

LIQUIDITY

We increased our liquidity in 2008, primarily through a $346.4 million increase in deposit balances and $107.8 million of principal repayments from our investment portfolio. During the first half of 2008, cash balances were used to fund a $207.1 million increase in loan balances and reduce our borrowing balances.

Other borrowing balances decreased by $88.5 million and our notes payable and FHLB advances decreased by $58.0 million during the first six months of 2008.

In connection with our liquidity risk management, we evaluate and closely monitor significant customer deposit balances for stability and average life. In order to maintain sufficient liquidity to meet all of our loan and deposit customers’ withdrawal and funding demands, we routinely measure and monitor the volume of our liquid assets and available funding sources. Additional sources of liquidity for Cole Taylor Bank include Federal Home Loan Bank advances, the Federal Reserve Bank’s Borrower-in-Custody Program, federal funds borrowing lines from larger correspondent banks and pre-approved repurchase agreement availability with major brokers and banks.

At the holding company level, cash and cash equivalents totaled $17.7 million at June 30, 2008, as compared to $22.0 million at December 31, 2007. Cash outflows during the first half of 2008 included a $10.0 million capital contribution to the Bank, $3.6 million of interest paid on our junior subordinated debentures, and $2.1 million of dividends paid to our common shareholders, representing quarterly dividends declared in the fourth quarter of 2007 and the first quarter of 2008. Cash inflows during the first six months of 2008 primarily consisted of a $12.0 million draw on our $20 million revolving line of credit. On July 18, 2008, the Company used $12.0 million of its cash for a capital contribution to the Bank

Our adverse operating results and our reduced regulatory total risk-based capital ratio may place greater challenges on our ability to retain or acquire new deposits and borrowings. Some deposit sources utilize independent bank ratings to select where they maintain their deposits and our ratings from certain independent rating companies has declined in 2008. Some deposit sources monitor regulatory capital ratios in selecting where to place their deposits and our total risk-based capital ratios declined in 2008.

In addition, banks must obtain regulatory approval from the FDIC to utilize brokered deposits if they are not considered “well-capitalized” under the regulatory capital guidelines. Although we are well-capitalized at June 30, 2008, a reduction in our total capital ratio as a result of either future adverse operating results or asset growth could prevent us from utilizing the brokered deposit market if we could not obtain the FDIC’s approval. Banks less than well-capitalized may request a waiver from the FDIC to continue to utilize brokered deposits. However, deposit brokers may choose not to place deposits in less than well-capitalized institutions or may require significantly higher interest rates for those deposits. At June 30, 2008 we had $839.5 million of brokered deposits.

Additionally, our revolving credit facility at the holding company level requires the Bank be well-capitalized and the holding company be adequately capitalized.

Off-Balance Sheet Arrangements

Off-balance sheet arrangements include commitments to extend credit and financial guarantees. Commitments to extend credit and financial guarantees are used to meet the financial needs of our customers.

At June 30, 2008, we had $852 million of undrawn commitments to extend credit and $81 million of financial and performance standby letters of credit. In comparison, at December 31, 2007, we had $962 million of undrawn commitments to extend credit and $97 million of financial and performance standby letters of credit. We expect most of these letters of credit to expire undrawn. We have, however, established a $2.2 million liability for losses on unfunded commitments related to certain nonperforming loans.

Derivative Financial Instruments

The following table describes the derivative instruments outstanding at June 30, 2008:

Product	Notional Amount	Strike Rates	Wt. Avg. Maturity	Fair Value
	(dollars in thousands)
Cash flow hedging derivative instrument:
Interest Rate Swap – receive fixed/pay variable	$100,000	Receive 6.64% Pay 5.00%	3.0 yrs	$822
Non-hedging derivative instruments:
Interest Rate Swap – pay fixed/receive variable	23,980	Pay 5.92% Receive 3.61%	4.3 yrs	(660)
Interest Rate Swap – receive fixed/pay variable	23,980	Receive 5.92% Pay 3.61%	4.3 yrs	728

Total non-hedging derivative instrument	47,960

Total	$147,960

During the second quarter of 2008, we entered into a $100.0 million notional amount interest rate swap agreement that is designated as a cash flow hedge against interest receipts from prime-base loans. Under this agreement, we will receive payments at a fixed rate of 6.64%, computed on the notional amount, and pay a variable rate based upon the prime lending rate, computed on the notional amount. The fair value of cash flow hedging derivative instruments are recorded as an asset or liability with the effective portion of the corresponding unrealized gain or loss recorded in other comprehensive income in stockholders’ equity, net of tax. This cash flow hedge was highly effective during the second quarter of 2008.

As of June 30, 2008, we also had $48.0 million notional amount of interest rate swap agreements related to customer transactions. We have entered into interest rate swap agreements with our customers to accommodate their borrowing needs. At the same time, in order to offset our exposure and manage our own interest rate risk, we enter into an interest rate swap with a different counterparty with offsetting terms. These derivative instruments are not designated as accounting hedges and changes in fair value of these instruments, as well as any net cash settlements, are recognized in noninterest income as other derivative income or expense.

During March 2008, we terminated two interest rate floor agreements with a notional amount of $200.0 million. One of the floor agreements, with a notional amount of $100.0 million, was not designated as an accounting hedge. During the first quarter of 2008, other derivative income, reported in noninterest income, included $843,000 of income from changes in the fair value from this non-designated floor agreement. The other floor agreement, with a notional amount of $100.0 million was designated as a cash flow hedge. Upon termination, $1.1 million of unrealized gains that had been accumulated in other comprehensive income, which consisted of the increase in fair value since inception less the cumulative amortization of the floor premium, will be amortized over what would have been the remaining life of the floor agreement. This floor was scheduled to mature in July 2010.

For additional information concerning the accounting treatment for our derivative instruments, please see “Application of Critical Accounting Policies – Derivative Financial Instruments” and Note 10 to our consolidated financial statements included in this Quarterly Report on Form 10-Q.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

Interest rate risk is the most significant market risk affecting us. Other types of market risk, such as foreign currency risk and commodity price risk, do not arise in the normal course of our business activities. Interest rate risk can be defined as the exposure to a movement in interest rates that could have an adverse effect on our net interest income or the market value of our financial instruments. The ongoing monitoring and management of this risk is an important component of our asset and liability management process, which is governed by policies established by the Board of Directors and carried out by Cole Taylor Bank’s Asset/Liability Management Committee, or ALCO. ALCO’s objectives are to manage, to the degree prudently possible, our exposure to interest rate risk over both the one year planning cycle and the longer term strategic horizon and, at the same time, to provide a stable and steadily increasing flow of net interest income. Interest rate risk management activities include establishing guidelines for tenor and repricing characteristics of new business flow, the maturity ladder of wholesale funding and investment security purchase and sale strategies, as well as the use of derivative financial instruments.

We have used various interest rate contracts, including swaps, floors and collars, to manage interest rate and market risk. Our asset and liability management and investment policies do not allow the use of derivative financial instruments for trading purposes. Therefore, at inception, these contracts are designated as hedges of specific existing assets and liabilities.

Our primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The primary simulation model assumes a static balance sheet, a parallel interest rate rising or declining ramp and uses the balances, rates, maturities and repricing characteristics of all of our existing assets and liabilities, including derivative instruments. These models are built with the sole objective of measuring the volatility of the embedded interest rate risk as of the balance sheet date and, as such, do not provide for growth or changes in balance sheet composition. Projected net interest income is computed by the model assuming market rates remain unchanged and compares those results to other interest rate scenarios with changes in the magnitude, timing, and relationship between various interest rates. The impact of embedded options in products, such as callable agencies and mortgage-backed securities, real estate mortgage loans, and callable borrowings, are also considered. Changes in net interest income in the rising and declining rate scenarios are then measured against the net interest income in the rates unchanged scenario. ALCO utilizes the results of the model to quantify the estimated exposure of our net interest income to sustained interest rate changes.

Our simulation modeling of the June 30, 2008 balance sheet, using the market interest rates in effect at period-end (the “rates unchanged” scenario), indicated that our net interest margin would likely decline in the third quarter of 2008 if market interest rates remain unchanged. In response to uncertainty in the market place, we have maintained higher liquidity including prefunding certain term deposits that are expected to mature in the next six months. Maintaining higher liquidity targets generally places downward pressure on a net interest margin. Additional critical factors affecting our net interest margin that are not specifically measured as part of interest rate risk are the impact of competition on loan and deposit pricing as well as changes in our balance sheet such as the mix of our funding.

The following table indicates the estimated change in future net interest income from the rates unchanged simulation for the 12 months following the indicated dates, assuming a gradual shift up or down in market rates reflecting a parallel change in rates across the entire yield curve. In our modeling, we typically evaluate scenarios assuming a 200 basis point shift up or down in market interest rates. However, because of the relatively low level of market rates at June 30, 2008, a 100 basis point down scenario was used:

	Change in Future Net Interest Income from Rates Unchanged Simulation
	June 30, 2008		At December 31, 2007
	(dollars in thousands)
Change in interest rates	Dollar Change	Percentage Change	Dollar Change	Percentage Change
+200 basis points over one year	$6,344	6.75%	$2,433	2.36%
-100 basis points over one year	(3,141)	(3.34)%	—	—
-200 basis points over one year	—	—	(1,926)	(1.87)%

Our simulation modeling at June 30, 2008 indicated that future net interest income in a rising rate environment would be higher than that projected in a rates unchanged environment. Net interest income in year one in a 200 basis point rising rate scenario was calculated to be $6.3 million, or 6.8%, higher than net interest income in a rates unchanged scenario. That opportunity for increased net interest income would be diminished, however, if market forces negatively impacted our loan and deposit pricing and our funding mix were to change.

Conversely, our simulation modeling of a falling interest rate environment indicated that future net interest income would be lower than that projected in the rates unchanged environment. Our net interest income in year one in a 100 basis point falling rate scenario was calculated to be $3.1 million, or 3.3%, lower than in a rates unchanged scenario.

Computation of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including, among other factors, relative levels of market interest rates, product pricing, reinvestment strategies and customer behavior influencing loan and security prepayments and deposit decay and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions that we may take in response to changes in interest rates. We cannot assure you that our actual net interest income would increase or decrease by the amounts computed by the simulations.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will be effective 60 days following the Securities and Exchange Commission’s approval of amendments to certain Public Company Accounting Oversight Board standards. The hierarchical guidance provided by SFAS 162 will not have a significant impact on our financial statements.

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 will amend SFAS 133 and requires qualitative disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 will be effective for fiscal years beginning after November 15, 2008. While we have not completed our evaluation of SFAS 161, the adoption in 2009 is not expected to have a material impact on our consolidated financial statements.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Financial Statements” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, formerly referred to as minority interest, and provides guidance on accounting for changes in the parent’s ownership interest in a subsidiary. In addition, SFAS 160 establishes standards of accounting for the deconsolidation of a subsidiary due to loss of control. SFAS 160 will be effective for fiscal years beginning on or after December 15, 2008 and early adoption is prohibited. While we have not completed our evaluation of this Statement, the adoption of SFAS 160 in 2009 is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141R”). This statement revises and replaces SFAS No. 141 (“Business Combinations”), which was issued in June 2001. SFAS 141R establishes principles and requirements for how an acquirer in a business combination should recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, recognize and measure goodwill acquired, and determine what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted SFAS 159 on January 1, 2008 and did not elect the fair value option for any financial assets or liabilities as of that date.

The FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) in September 2006. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, and does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in generally accepted accounting principles. The Statement emphasizes that fair value is a market-based measurement, and not an entity-specific measurement, based on an exchange transaction between market participants in which an entity sells an asset or transfers a liability. SFAS 157 also establishes a fair value hierarchy from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 on January 1, 2008 did not have a material impact on our consolidated financial statements.

Quarterly Financial Information

The following table sets forth unaudited financial data regarding our operations for each of the last eight quarters. This information, in the opinion of management, includes all adjustments necessary to present fairly our results of operations for such periods, consisting only of normal recurring adjustments for the periods indicated. The operating results for any quarter are not necessarily indicative of results for any future period.

	2008 Quarter Ended		2007 Quarter Ended				2006 Quarter Ended
	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
	(in thousands, except per share data)
Interest income	$46,406	$52,654	$56,879	$57,483	$56,691	$56,006	$57,599	$57,393
Interest expense	24,841	28,180	31,392	31,176	30,235	29,551	29,970	29,305

Net interest income	21,565	24,474	25,487	26,307	26,456	26,455	27,629	28,088
Provision for loan losses	49,355	11,750	23,000	3,400	1,900	3,600	900	2,100
Noninterest income	3,965	3,215	3,612	5,404	4,065	3,238	4,745	3,666
Other derivative income (expense)	65	887	270	159	(61)	24	(42)	59
Noninterest expense	22,623	21,816	17,515	18,059	17,652	18,062	18,707	18,167
Goodwill impairment	—	—	23,237	—	—	—	—	—

Income(loss)before income taxes	(46,383)	(4,990)	(34,383)	10,411	10,908	8,055	12,725	11,546
Income taxes (benefit)	(21,067)	(1,150)	(5,118)	3,190	3,756	2,733	618	(7,347)

Net income (loss)	$(25,316)	$(3,840)	$(29,265)	$7,221	$7,152	$5,322	$12,107	$18,893

Earnings (loss) per share:
Basic	$(2.42)	$(0.37)	$(2.78)	$0.68	$0.65	$0.48	$1.10	$1.72
Diluted	(2.42)	(0.37)	(2.78)	0.67	0.65	0.48	1.09	1.70

PROXY

TAYLOR CAPITAL GROUP, INC.

ROSEMONT, ILLINOIS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of the common stock of Taylor Capital Group, Inc. ( the “Corporation”) acknowledges receipt of the proxy statement and Notice of Special Meeting of Stockholders, dated September 15, 2008, and hereby constitutes and appoints Bruce W. Taylor and Robin VanCastle, and each of them acting singly in the absence of the other, as Proxies and with full power of substitution, and hereby authorize(s) them to represent and to vote, in the manner indicated below and in such proxyholder’s or proxyholders’ sole discretion upon any other matter that may properly come before the meeting, or any postponements or adjournments thereof, all of the shares of common stock of the Corporation held of record by the undersigned as of the close of business on August 28, 2008, at the Special Meeting of Stockholders to be held at the Standard Club, 320 South Plymouth Court, Chicago, Illinois, 60604, at 9:00 a.m., central time, on Monday, September 29, 2008, and at any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposal 1, Proposal 2, Proposal 3 and Proposal 4 and, if other matters are presented at the meeting, or any postponements or adjournments thereof, in accordance with the best judgment of such proxyholder’s or proxyholders’ sole discretion on those matters.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to shares of common stock of the Corporation.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDERS MEETING TO BE HELD ON SEPTEMBER 29, 2008

The Company’s Proxy Statement for the Special Meeting of Stockholders to be held on September 29, 2008 is available at:

http://www.taylorcapitalgroup.com

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE PAID ENVELOPE.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote FOR each of the following Proposals:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

1. Proposal to approve the issuance of shares of Taylor Capital Group, Inc. 8.0%

3. Proposal to approve the Third non-cumulative convertible perpetual preferred stock, Series A (including the issuance Amended and Restated of the preferred stock to certain directors, officers and employees) and the issuance of Certificate of Incorporation of shares of Taylor Capital Group, Inc. common stock upon conversion of the preferred Taylor Capital Group, Inc. stock, and the related issuance to Financial Investments Corporation of a warrant to purchase up to 500,000 shares ( subject to adjustment as provided in the warrant) of such common stock and the issuance of those shares upon exercise of that warrant.

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

2. Proposal to approve the issuance of warrants to purchase up to 900,000 shares 4. Proposal to approve the Third (subject to adjustment as provided in the warrants) of Taylor Capital Group, Inc. Amended and Restated By-laws common stock (including the issuance of the warrants to certain directors and of Taylor Capital Group, Inc. executive officers) and the issuance of those shares upon exercise of the warrants.

In their discretion, the Proxies are authorized to vote upon any other matter as may properly come before the meeting or any adjournments or postponements thereof.

Signature Signature Date

Please sign exactly as your name appears on this form. When shares are held in more than one name, each joint owner should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 p.m., New York City time, on September 28, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET TELEPHONE http://www.proxyvoting.com/tayc 1-866-540-5760

Use the Internet to vote your proxy. OR Use any touch-tone telephone to Have your pr oxy card in hand vote your proxy. Have your proxy when you access the web site. card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.